As filed with the Securities and Exchange Commission on October 13, 2022
Registration No. 333-266167

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IMPAC MORTGAGE HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
Maryland (State or other jurisdiction of incorporation or organization)	6162 (Primary Standard Industrial Classification Code Number)	33-0675505 (I.R.S. Employer Identification Number)
19500 Jamboree Road
Irvine, California 92612
(949) 475-3600
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)
George A. Mangiaracina
Chief Executive Officer
19500 Jamboree Road
Irvine, California 92612
(949) 475-3600
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies of all communications to:
Craig D. Miller
Veronica Lah
Manatt, Phelps & Phillips, LLP
One Embarcadero Center
San Francisco, California 94111
(415) 291-7400
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer	☒ Smaller reporting company
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

The Company hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus/Consent Solicitation is not complete and may be changed. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission, of which this Prospectus/Consent Solicitation is a part, is effective. This Prospectus/Consent Solicitation is not an offer to sell securities nor does it seek an offer to buy those securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED OCTOBER 13, 2022
Prospectus/Consent Solicitation
IMPAC MORTGAGE HOLDINGS, INC.
OFFER TO EXCHANGE
and
CONSENT SOLICITATION
Impac Mortgage Holdings, Inc., a Maryland corporation (the “Company,” “our,” “we” or “us”), is offering, upon the terms and subject to the conditions set forth in this prospectus and the related Letter of Transmittal and Consent (as supplemented or amended, the “Letter of Transmittal”), to exchange any and all of the outstanding shares of the following series of its preferred stock for the consideration defined below (each an “Exchange Offer” and together, the “Exchange Offers”):
Security	CUSIP	Symbol	Shares Outstanding	Cash/8.25% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share (“New Preferred Stock”), Per Share	Common Securities Per Share
9.375% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”)	45254P300	IMPHP	665,592	$3.00 in cash or, if the Company is prohibited from paying cash as more fully described herein, thirty (30) shares of New Preferred Stock (the “Series B Cash/New Preferred Stock Portion”), as more fully described below.	13.33 shares of newly issued common stock, par value $0.01 per share (“Common Stock”), (the “Series B Common Stock Portion” and, together with the Series B Cash/New Preferred Stock Portion, the “Series B Consideration”), as more fully described below.
9.125% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”)	45254P409	IMPHO	1,405,086	$0.10 in cash or, if the Company is prohibited from paying cash as more fully described herein, one (1) share of New Preferred Stock (the “Series C Cash/New Preferred Stock Portion”), as more fully described below.	1.25 shares of newly issued Common Stock and 1.5 warrants to purchase 1.5 shares of Common Stock at an exercise price of $5.00 per share (collectively, the “Series C Common Stock Portion” and, together with the Series C Cash/New Preferred Stock Portion, the “Series C Consideration”), as more fully described below.
The shares of Series B Preferred Stock and Series C Preferred Stock are collectively referred to as the “Preferred Stock,” and the Series B Consideration and the Series C Consideration are collectively referred to as the “Preferred Stock Consideration.” We will have no obligation to pay or make allowance for, and will not make any other payment or allowance for, the liquidation preference of, or any accrued and unpaid dividends on, any shares of Preferred Stock (whether or not such dividends have accumulated and whether or not such dividends accrued before or after completion of the Exchange Offers) we acquire in the Exchange Offers as part of the Preferred Stock Consideration.
If, at the time that the Exchange Offers close, the payment of cash in exchange for all of the tendered shares of Series B Preferred Stock and Series C Preferred Stock would cause us to violate the Cash Consideration Restrictions described below, then, in lieu of the cash portion of the consideration payable in the Exchange Offers, each holder of Series B Preferred Stock will receive thirty (30) shares of New Preferred Stock for each share of Series B Preferred Stock and each holder of Series C Preferred Stock will receive one (1) share of New Preferred Stock for each share of Series C Preferred Stock. The Series B Cash/New Preferred Stock Portion and Series C Cash/New Preferred Stock Portion are collectively referred to as the “Cash/New Preferred Stock Portions,” and the Series B Common Stock Portion and Series C Common Stock Portion are collectively referred to as the “Common Stock Portions.”
A violation of the “Cash Consideration Restrictions” will occur if the occurrence of an action would cause (i) us to violate the restrictions on payment of distributions to stockholders under section 2-311 of the Maryland General Corporation Law, or the “MGCL,” (ii) any material breach of or default under the terms and conditions of any obligation of the Company, including any agreement relating to its indebtedness, or (iii) us to violate any restriction or prohibition of any law rule or regulation applicable to the Company or of any order, judgment or decree of any court or administrative agency. Under section 2-311 of the MGCL, a Maryland corporation generally cannot make any type of distribution to its stockholders, including a redemption or repurchase of stock in exchange for cash, other assets or indebtedness of the corporation, if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or if the corporation’s total assets would be less than the sum of the corporation’s total liabilities plus, unless its charter permits otherwise (which our charter does not), the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. Notwithstanding this restriction, a Maryland corporation may make a distribution from: (i) its net earnings for the fiscal year in which the distribution is made; (ii) its net earnings for the preceding fiscal year; or (iii) the sum of its net earnings for its preceding eight fiscal quarters even if, after such distribution, the corporation’s total assets would be less than its total liabilities, if, after giving effect to the distribution, the corporation would be able to pay its debts as they become due in the usual course of its business. The Company does not have net earnings during the current or preceding fiscal year, or over the prior eight fiscal quarters. As of June 30, 2022, the Company’s total assets, calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), exceeded its total liabilities by $3.452 million, following operating losses during the first and second quarters of 2022 of $26.3 million, or approximately $4.4 million per month. If all outstanding shares of Preferred Stock participate in the Exchange Offers, the total amount of cash payable in exchange for tendered shares of Preferred Stock would be approximately $2.14 million, and if the minimum two-thirds (2/3rds) of the outstanding shares of each series of Preferred Stock participate in the Exchange Offers, the total amount of cash payable in exchange for tendered shares of Preferred Stock would be approximately $1.43 million. On October 12, 2022, the Company’s Board of Directors (the “Board of Directors” or the “Board”) determined that, based on the value of the Company’s assets and liabilities and the Company’s financial condition, at the time of closing of the Exchange Offers, the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions and that we will issue shares of New Preferred Stock in lieu of cash in the Exchange Offers.
As further described in this Prospectus/Consent Solicitation, the Company initially proposed that the Series B Cash/New Preferred Stock Portion would consist of either $5 in cash or 50 shares of New Preferred Stock, and that the Series B Common Stock Portion would consist of 20 shares of Common Stock, subject to potential escrow or reduction to reflect the payment of any attorneys’ fees or costs pursuant to final determination of plaintiffs’ petitions in Curtis J. Timm, et al. v Impac Mortgage Holdings, Inc., et al. On July 22, 2022, as amended on August 8, 2022, the Circuit Court of Baltimore City (the “Circuit Court”) issued an Order Certifying Class and Providing for Class Notice and Final Hearing (“Class Certification Order”) in that action. Pursuant to the Class Certification Order, each of the plaintiffs filed petitions for a court award of attorney’s fees, expenses or other monetary award to be deducted and paid from the Company’s payment of any future distributions or other payments to the holders of the Company’s Series B Preferred Stock, including the consideration then anticipated to be payable pursuant to the then-proposed Exchange Offer for the Series B Preferred Stock (“Plaintiff Series B Award Motions”). Recognizing that the initially proposed amount of Series B Consideration constitutes a common fund that benefits members of the class of the holders of Series B Preferred Stock, the Circuit Court issued an Order to Segregate Funds and/or Stock (“Segregation Order”) on August 25, 2022 directing the Company as follows: if the Exchange Offer for the Series B Preferred Stock is completed, to deposit (1) $1,331,184 in cash with the registry of the Circuit Court or, if holders of Series B Preferred Stock do not receive cash in the Exchange Offer, (2) 13,311,840 shares of New Preferred Stock with a third-party custodian or escrow agent approved by class counsel, (3) plus, in either event, 4,437,280 shares of Common Stock (collectively, the “Series B Common Fund”) in the custody of a third party custodian or escrow agent approved by class counsel. Allocation of this Series B Common Fund will be made by Circuit Court upon final disposition of all outstanding matters in the case, including the Plaintiff Series B Award Motions, which will include disposition of any excess funds, described below. Once deposited, the Company will have no further right or obligation with respect to the Series B Common Fund, except as necessary to carry out the final orders of the Circuit Court.
The Series B Consideration described above represents the initially-proposed Series B Consideration reduced, on a pro rata per share basis, by the Series B Common Fund. If there are any funds remaining in the Series B Common Fund after final determination of the Plaintiff Series B Award Motions, such funds will be distributed, in accordance with the Segregation Order of the Circuit Court, to holders of Series B Preferred Stock as of the close of business on the Expiration Date, whether or not such holders of Series B Preferred Stock participate in the Exchange Offer. Based on the scheduling orders of the Circuit Court in the Class Certification Order, we currently anticipate that a hearing will be held on all Plaintiff Series B Award Motions and certain other matters on December 5, 2022, after which the Circuit Court will issue its final order disposing of all outstanding matters, including the Plaintiff Series B Award Motions. We expect that payment of any such awards and the distribution of any funds remaining from the Series B Common Fund (if any) to the holders of Series B Preferred Stock will occur promptly after the Circuit Court’s Final Judgment becomes effective, which will be 31 days after such order is docketed with no appeal having been taken, or the date on which all appeals have been resolved or exhausted.
If the Plaintiff Series B Award Motions are granted by the Circuit Court in full, no amounts will remain from the Series B Common Fund for distribution to former holders of Series B Preferred Stock. Holders of Series B Preferred Stock who participated in the Exchange Offer or whose shares have been redeemed pursuant to the redemption right created by the Series B Proposed Amendment as described below will only receive any amounts from the Series B Common Fund if and to the extent that the Circuit Court determines to reduce the amounts of any attorney’s fees and costs, or other monetary awards, requested in the Plaintiff Series B Award Motions. Holders of Series B Preferred Stock are not required to participate in the Exchange Offer to receive their pro rata share, if any, from the Series B Common Fund.
No fractional shares of Common Stock or New Preferred Stock will be issued in the Exchange Offers. In lieu of any fractional share of Common Stock or New Preferred Stock to be issued in the Exchange Offers, any fraction of a share of Common Stock will be rounded up to the next whole share of Common Stock or New Preferred Stock, as applicable. No fractional warrants will be issued in the Exchange Offer for Series C Preferred Stock. If a holder of Series C Preferred Stock would be entitled to receive a fractional warrant in the Exchange Offer for Series C Preferred Stock, the Company will round the warrant down to the nearest whole number of warrants to be issued.
Concurrently with and as an integral part of the Exchange Offers, pursuant to this Prospectus/Consent Solicitation, we are also soliciting consents (the “Consent Solicitation”) from holders of:
•
Series B Preferred Stock, to the Exchange Offer and an amendment (the “Series B Proposed Amendment”) to our charter (as amended and currently in effect, the “Charter”) to make all shares of Series B Preferred Stock that remain outstanding after the closing of the Exchange Offers redeemable for the same consideration as the Series B Consideration, as described herein (the “Series B Remainder Consideration”) and to permit the closing of the Exchange Offers (including the authorization, classification and issuance of New Preferred Stock without a separate vote of holders of Series B Preferred Stock) and the redemption of any shares of Series B Preferred Stock and Series C Preferred Stock that remain outstanding after the completion of the Exchange Offers in exchange for the applicable Remainder Consideration (as defined below), in each case, without payment of, or allowance for, any accrued and unpaid dividends on any shares of Series B Preferred Stock (whether or not such dividends have accumulated and whether or not such dividends accrued before or after completion of the Exchange Offers); and

•
Series C Preferred Stock, to the Exchange Offer and an amendment (the “Series C Proposed Amendment” and, together with the Series B Proposed Amendment, the “Proposed Amendments”) to our Charter to make all shares of Series C Preferred Stock that remain outstanding after the closing of the Exchange Offers redeemable for the same consideration as the Series C Consideration, as described herein (the “Series C Remainder Consideration” and, together with the Series B Remainder Consideration, the “Remainder Consideration”) and to permit the closing of the Exchange Offers (including the authorization, classification and issuance of New Preferred Stock without a separate vote of the holders of Series C Preferred Stock) and the redemption of any shares of Series B Preferred Stock and Series C Preferred Stock that remain outstanding after the completion of the Exchange Offers in exchange for the applicable Remainder Consideration, in each case, without payment of, or allowance for, any accrued and unpaid dividends on any shares of Series C Preferred Stock (whether or not such dividends have accumulated and whether or not such dividends accrued before or after completion of the Exchange Offers).

In order to validly tender your shares of Preferred Stock in the Exchange Offers, you must follow the procedures described in this Prospectus/Consent Solicitation and the Letter of Transmittal and consent to the Proposed Amendments applicable to the series of Preferred Stock that you hold.
If you tender your shares of Preferred Stock in the Exchange Offers, you will receive only the applicable Preferred Stock Consideration, as described herein, or, if you do not tender your shares and the Proposed Amendments become effective, upon the Special Redemption of any shares of Preferred Stock that remain outstanding after completion of the Exchange Offers, you will receive only the applicable Remainder Consideration. In either case, you will not be entitled to any other payment with respect to the liquidation preference of, or any accrued and unpaid dividends on, any shares of Preferred Stock (whether or not such dividends have accumulated and whether or not such dividends accrued before or after completion of the Exchange Offers), other than the rights of holders of Series B Preferred Stock, if any, to receive amounts in connection with the matter Curtis J. Timm, et al. v Impac Mortgage Holdings, Inc., et al., from the Series B Common Fund or, as further described in this Prospectus/Consent Solicitation, with respect to an amount equal to three quarters of dividends in the second, third and fourth quarters of 2009, or approximately $1.76 per share of Series B Preferred Stock (“2009 Dividend Amount”), based upon final determinations as to entitlement to such amounts by the Circuit Court.
Among other conditions, consummation of the Exchange Offer for any series of Preferred Stock is conditioned on the holders of at least 66 2∕3% of the outstanding shares of each series of Preferred Stock consenting to the Exchange Offer and the Proposed Amendment relating to that series of Preferred Stock (the “Individual Series Minimum Condition”). As of September 6, 2022, holders of 68.0% of our outstanding Series B Preferred Stock and holders of 64.6% of our outstanding Series C Preferred Stock have entered into voting agreements agreeing to consent to the Proposed Amendments. The Exchange Offer for each series of Preferred Stock is also conditioned on the approval by holders of Common Stock of the Proposed Amendments and the issuance of shares of Common Stock in the Exchange Offers, which, in the aggregate, will constitute more than 20% of the outstanding shares of the Company’s Common Stock, in accordance with Maryland law, our Charter, our bylaws (“Bylaws”) and the rules of the NYSE American. Approval of the Proposed Amendments by holders of our Common Stock requires the affirmative vote of a majority of the votes entitled to be cast on the matter. Approval of the issuance of shares of Common Stock in the Exchange Offer requires a majority of the votes cast on the matter. As of September 6, 2022, holders of 47.6% of our outstanding Common Stock have entered into voting agreements agreeing to vote to approve the Proposed Amendments and the issuance of Common Stock in the Exchange Offers. The Company may close the Exchange Offer for any series of Preferred Stock only if the Exchange Offer for the other series of Preferred Stock also meets its Individual Series Minimum Condition and the Proposed Amendments become effective.
You must validly tender all shares that you own of a series of Preferred Stock and deliver your consent to the applicable Exchange Offer and Proposed Amendment in order to participate in the Exchange Offer with respect to that series of Preferred Stock. No partial tenders within a series of Preferred Stock will be accepted. If you own more than one series of Preferred Stock, you can tender all shares that you own of one series of Preferred Stock without tendering any of the shares that you own of another series of Preferred Stock.
As of close of business on September 9, 2022, 21,500,935 shares of our Common Stock were outstanding. The Common Stock is listed on the NYSE American under the symbol “IMH.” On September 9, 2022, the last reported sales price of the Common Stock on the NYSE American was $0.45 per share, the last reported sales price of the Series B Preferred Stock on the OTC Pink was $9.55 per share and the last reported sales price of the Series C Preferred Stock on the OTC Pink was $1.06 per share.
Each of the Exchange Offers and the Consent Solicitation will expire at 11:59 p.m., New York City time, on October 20, 2022 (the “Expiration Date”), unless extended or terminated by us, in which case the term “Expiration Date” with respect to any Exchange Offer means the latest time and date on which the Exchange Offer and the Consent Solicitation for such series of Preferred Stock, as so extended or terminated, expires.
The Board of Directors has authorized and approved the Exchange Offers and the Consent Solicitation, has declared the Proposed Amendments to be advisable and has recommended that the stockholders of the Company approve the Proposed Amendments and that the holders of Preferred Stock approve the Exchange Offers. None of the Board of Directors, our officers and employees, D.F. King & Co., Inc., as the information agent and solicitation agent (“Exchange Agent”), or American Stock Transfer & Trust Company, as the exchange agent, is making a recommendation to any holder of Preferred Stock as to whether such holder should tender shares in the Exchange Offers. You must make your own investment decision regarding the Exchange Offers based upon your own assessment of the value of the Preferred Stock, the likely value of the Preferred Stock Consideration you may receive in the Exchange Offers, the effect of holding shares of Preferred Stock upon the approval of the Proposed Amendments, your liquidity needs, your investment objectives and any other factors you deem relevant.
Our Exchange Offers and the Consent Solicitation are subject to the conditions listed under “The Exchange Offers and the Consent Solicitation — Conditions of the Exchange Offers.” There are multiple conditions to the closing of the Exchange Offers that are beyond our control, and we cannot provide you any assurance that these conditions will be satisfied or that the Exchange Offers will close.
Exchanging your Preferred Stock for an investment in the Preferred Stock Consideration involves risks. See “Risk Factors” beginning on page 33 of this document for a discussion of factors that you should consider in connection with the Exchange Offers and the Consent Solicitation.
If you wish to tender shares of Preferred Stock in one or more of the Exchange Offers and deliver your consent in the Consent Solicitation, you should follow the instructions beginning on page 77 of this document and the Letter of Transmittal. If you wish to withdraw your tender and consent, you may do so by following the instructions set forth in this document and the Letter of Transmittal.
We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.
Neither the Securities and Exchange Commission nor any state securities authority has approved or disapproved this transaction or these securities or determined the fairness or merits of this transaction or Prospectus/Consent Solicitation, or determined if this Prospectus/Consent Solicitation is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus/Consent Solicitation is October 13, 2022.

ADDITIONAL INFORMATION
We engaged D.F. King & Co., Inc. to act as the information agent and solicitation agent in connection with the Exchange Offers and the Consent Solicitation. Requests for assistance or additional copies of this document should be delivered to imh@dfking.com. Questions may be directed to D.F. King & Co., Inc. at (212) 269-5550 for banks and brokers, and at (888) 280-6942 for all other callers (toll-free).

i

ANNEX A-1 ARTICLES OF AMENDMENT — 9.375% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK	A-1-1
ANNEX A-2 ARTICLES OF AMENDMENT — 9.125% SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK	A-2-1
ANNEX A-3 ARTICLES SUPPLEMENTARY — 8.25% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK	A-3-1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Throughout this Prospectus/Consent Solicitation, we make forward-looking statements that are subject to risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” or other similar words or expressions. Additionally, statements regarding the following subjects are forward-looking by their nature:
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the impact of coronavirus (COVID-19) and various strains of pandemic disease;

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our business and investment strategy;

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our ability to complete the Exchange Offers and/or receive approval for the Proposed Amendments on the terms described herein;

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our projected operating results;

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completion of any pending transactions;

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our ability to obtain future financing arrangements or restructure existing indebtedness;

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our understanding of our competition;

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market trends; and

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the impact of technology on our operations and business.

Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider this risk when you make an investment decision concerning our securities. Additionally, the following factors could cause actual results to vary from our forward-looking statements:
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factors discussed herein under the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “Properties”;

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successful development, marketing, sale and financing of new and existing financial products;

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expansion of non-qualified mortgage (“NonQM”) loan originations and conventional and government-insured loan programs;

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local, national and international economic conditions, and geo-political events, including inflation, interest rate movement and the impact of the COVID-19 pandemic on the economy and demand for our products;

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ability to successfully diversify our loan products;

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ability to successfully sell loans to third-party investors;

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volatility in the mortgage industry;

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our ability to retain key executives and employees;

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unexpected interest rate fluctuations and margin compression;

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performance of third-party sub-servicers;

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our ability to manage personnel expenses in relation to mortgage production levels;

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our ability to successfully use warehousing capacity and satisfy financial covenant requirements;

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increased competition in the mortgage lending industry by larger or more efficient companies;

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issues and system risks related to our technology;

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ability to successfully create cost and product efficiencies through new technology;

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more than expected increases in default rates or loss severities and mortgage related losses;

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ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;

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our ability to maintain adequate cash flow and liquidity to manage our operations;

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the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing;

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increase in loan repurchase requests and ability to adequately settle repurchase obligations;

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failure to create brand awareness;

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the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies;

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our compliance with applicable local, state and federal laws and regulations; and

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other general market and economic conditions.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Prospectus/Consent Solicitation could cause our actual results and performance to differ significantly from those contained in our forward-looking statements. Additionally, many of these risks and uncertainties are currently amplified by and will continue to be amplified by, or in the future may be amplified by, the COVID-19 pandemic. The extent to which COVID-19 impacts us will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. Accordingly, we cannot guarantee future results or performance. You are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our views as of the date of this Prospectus/Consent Solicitation. Furthermore, we do not intend to update any of our forward-looking statements after the date of this Prospectus/Consent Solicitation to conform these statements to actual results and performance, except as may be required by applicable law.

HOW TO OBTAIN ADDITIONAL INFORMATION
This Prospectus/Consent Solicitation contains certain business and financial information about the Company that is not included in or delivered with this document. We maintain a website at www.impaccompanies.com. On our website, we make available free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with the Securities and Exchange Commission (the “SEC”). In addition, our Code of Business Conduct and Ethics, Corporate Governance Guidelines and Board Committee Charters are also available free-of-charge on our website or can be made available in print free upon request by contacting the Company’s General Counsel at 19500 Jamboree Road, Irvine, California 92612 or calling (949) 475-6523. To receive the information in a timely manner prior to expiration of the Exchange Offers, you should request such information no later than October 10, 2022. The information contained on our website is expressly not incorporated by reference into this Prospectus/Consent Solicitation.
All reports filed with the SEC may also be obtained at the SEC’s website at www.sec.gov.
If you would like additional copies of this Prospectus/Consent Solicitation, or if you have questions about the Exchange Offers or the Consent Solicitation, you should contact:
D.F. King & Co., Inc.
48 Wall Street, 22 Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (888) 280-6942
Email: imh@dfking.com
We have not authorized anyone to give any information or make any representation about our Exchange Offers or the Consent Solicitation that is different from, or in addition to, that contained in this Prospectus/Consent Solicitation or in any of the materials that we have incorporated into this Prospectus/Consent Solicitation. Therefore, if anyone gives you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the Exchange Offers and the Consent Solicitation presented in this document do not extend to you. We are not aware, however, of any jurisdiction in which the transactions of this type would be unlawful.

QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFERS AND THE CONSENT SOLICITATION
Q:
WHY IS THE COMPANY OFFERING TO EXCHANGE THE PREFERRED STOCK?

A:
The Exchange Offers are part of our proposed recapitalization to improve our capital structure in light of the Company’s large and growing financial obligation to holders of its Series B Preferred Stock and the preferential liquidation preference of holders of the Series B Preferred Stock and the Series C Preferred Stock, which the Company believes impede its growth and reduce strategic opportunities available to it. The Series B Preferred Stock bears an annual cumulative dividend equivalent to 9.375% of its liquidation preference of $25.00 per share and the Series C Preferred Stock bears a noncumulative annual dividend equivalent to 9.125% of its liquidation preference of $25.00 per share. In addition, each of the Series B Preferred Stock and Series C Preferred Stock has a liquidation preference of $25.00 per share plus, in the case of the Series B Preferred Stock, accumulated and unpaid dividends. As a result, as of June 30, 2022, the Company has cumulative undeclared dividends in arrears of approximately $19.9 million, or approximately $29.88 per outstanding share of Series B Preferred Stock, thereby increasing the liquidation value of the Series B Preferred Stock to approximately $54.88 per share. Every quarter, the amount of cumulative undeclared dividends in arrears increases by $0.5859 per share of Series B Preferred Stock, or approximately $390,000 in the aggregate.

We have not paid dividends on any series of Preferred Stock since 2008, and we do not expect to pay dividends on any series of Preferred Stock for the foreseeable future. Further, as of June 30, 2022, the aggregate liquidation value of all series of Preferred Stock, including the accumulated and unpaid dividends on the Series B Preferred Stock, is approximately $71.7 million, which amount increases by approximately $390,000 in the aggregate every quarter, compared to the aggregate market value of all series of Preferred Stock of approximately $7.85 million, based on the last reported sales prices of each series of Preferred Stock on September 9, 2022. All accumulated and unpaid dividends on our Series B Preferred Stock must be paid prior to any payments of dividends or other distributions on our common stock, par value $0.01 per share (the “Common Stock”). The proposed recapitalization would have the result of removing this dividend priority and eliminating the Preferred Stock (including all accumulated and unpaid dividends) for shares that are tendered in the Exchange Offers and, for any remaining shares of Preferred Stock which are not tendered in the Exchange Offers, upon redemption of such shares, which we intend to complete no sooner than eleven (11) business days after the closing of the Exchange Offers and as soon as practicable thereafter. If the Exchange Offers are consummated, assuming all shares of Preferred Stock participate, approximately $19.9 million in accumulated and unpaid dividends on the Series B Preferred Stock (through June 30, 2022) will not be paid, no further dividends on the Preferred Stock will accumulate or be paid, and the Preferred Stock will be eliminated, including its liquidation preferences. As further described below, the exchange of the Series B Preferred Stock as contemplated by the Exchange Offers will not prejudice any person’s rights, if any, to receive amounts in connection with the matter Curtis J. Timm, et al. v Impac Mortgage Holdings, Inc., et al (the “Maryland Action”). On October 12, 2022, the Board of Directors determined that the Company will issue shares of 8.25% Series D Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “New Preferred Stock”), in lieu of cash as part of the Exchange Offers on the terms described herein. The dividend rate and liquidation preference of such New Preferred Stock will be substantially less than the dividend rate and liquidation preferences of our Series B Preferred Stock and Series C Preferred Stock as further described herein. See “Description of Securities — Common Stock,” “Description of Securities — New Preferred Stock” and “The Exchange Offers and the Consent Solicitation — Comparison of Rights Between the Preferred Stock, the Common Stock and the New Preferred Stock.”
Q:
IF I PARTICIPATE, WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES OF PREFERRED STOCK?

A:
For each share of Preferred Stock validly tendered and not properly withdrawn by you, you will receive the Preferred Stock Consideration identified below, subject to adjustment for any fractional warrants and fractional shares, described in this Prospectus/Consent Solicitation and the Letter of Transmittal:

Security	Cash/New Preferred Stock Per Share	Common Securities Per Share
Series B Preferred Stock	$3.00 in cash or, if the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions described below, thirty (30) shares of New Preferred Stock (the “Series B Cash/New Preferred Stock Portion”), as more fully described below.	13.33 shares of Common Stock (the “Series B Common Stock Portion” and together with the Series Cash/New Preferred Stock Portion, the “Series B Consideration”), as more fully described below.
Series C Preferred Stock	$0.10 in cash or, if the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions described below, one (1) share of New Preferred Stock (the “Series C Cash/New Preferred Stock Portion”), as more fully described below.	1.25 shares of Common Stock and 1.5 warrants to purchase 1.5 shares of Common Stock at an exercise price of $5.00 per share (collectively, the “Series C Common Stock Portion” and, together with the Series C Cash/New Preferred Stock Portion, the “Series C Consideration”), as more fully described below.
The shares of Series B Preferred Stock and Series C Preferred Stock are collectively referred to as the “Preferred Stock,” and the Series B Consideration and the Series C Consideration are collectively referred to as the “Preferred Stock Consideration.”
A violation of the “Cash Consideration Restrictions” will occur if the occurrence of an action would cause (i) us to violate the restrictions on payment of distributions to stockholders under section 2-311 of the Maryland General Corporation Law, or the “MGCL,” (ii) any material breach of or default under the terms and conditions of any obligation of the Company, including any agreement relating to its indebtedness, or (iii) us to violate any restriction or prohibition of any law rule or regulation applicable to the Company or of any order, judgment or decree of any court or administrative agency.
Under section 2-311 of the MGCL, a Maryland corporation generally cannot make any type of distribution to its stockholders, including a redemption or repurchase of stock in exchange for cash, other assets or indebtedness of the corporation, if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or if the corporation’s total assets would be less than the sum of the corporation’s total liabilities plus, unless its charter permits otherwise (which our charter does not), the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. Notwithstanding this restriction, a Maryland corporation may make a distribution from: (i) its net earnings for the fiscal year in which the distribution is made; (ii) its net earnings for the preceding fiscal year; or (iii) the sum of its net earnings for its preceding eight fiscal quarters even if, after such distribution, the corporation’s total assets would be less than its total liabilities, if, after giving effect to the distribution, the corporation would be able to pay its debts as they become due in the usual course of its business. The Company does not have net earnings during the current or preceding fiscal year, or over the prior eight fiscal quarters. As of June 30, 2022, the Company’s total assets, calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), exceeded its total liabilities by $3.452 million, following operating losses during the first and second quarters of 2022 of $26.3 million, or approximately $4.4 million per month. If all outstanding shares of Preferred Stock participate in the Exchange Offers, the total amount of cash payable in exchange for tendered shares of Preferred Stock would be approximately $2.14 million, and if the minimum two-thirds (2/3rds) of the outstanding shares of each series of Preferred Stock participate in the Exchange Offers, the total amount of cash payable in exchange for tendered shares of Preferred Stock would be approximately $1.43 million. On October 12, 2022, the Board of Directors determined that, based on the value of the Company’s assets and liabilities and the Company’s financial condition, at the time of closing of the Exchange Offers, the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions and that we will issue shares of New Preferred Stock in lieu of cash in the Exchange Offers.
No fractional shares of Common Stock or New Preferred Stock will be issued in the Exchange Offers. In lieu of any fractional share of Common Stock or New Preferred Stock to be issued in the Exchange Offers, any fraction of a share of Common Stock or New Preferred Stock will be rounded up to the next whole share of Common Stock or New Preferred Stock, as applicable. No fractional warrants will be issued in the Exchange Offer. If a holder of Series C Preferred Stock would be entitled to receive a fractional warrant in the Exchange Offer, the Company will round the warrant down to the nearest whole number of warrants to be issued.
Holders of shares of Preferred Stock exchanged in the Exchange Offers will receive only the applicable Preferred Stock Consideration. We will have no obligation to pay or make allowance for, and will not make any other payment of or allowance for, the liquidation preference of, or any accrued and unpaid dividends on, any shares of Preferred Stock (whether or not such dividends have accumulated and whether or not such dividends accrued before or after the Exchange Offers) in connection with the repurchase of any shares of Preferred Stock pursuant to the Exchange Offers. As further described below, the exchange of the Series B Preferred Stock as contemplated by the Exchange Offers will not prejudice any person’s rights, if any, to receive amounts in connection with the Maryland Action.
On September 9, 2022, the last reported sales price of the Common Stock on the NYSE American was $0.45 per share, the last reported sales price of the Series B Preferred Stock on the OTC Pink was $9.55 per share and the last reported sales price of the Series C Preferred Stock on the OTC Pink was $1.06 per share.
Your right to receive the Preferred Stock Consideration in the Exchange Offers is subject to all the conditions set forth herein and the related Letter of Transmittal.
Q:
WHEN AND HOW WILL YOU PAY ME FOR THE SHARES OF PREFERRED STOCK I TENDER?

A:
On October 12, 2022, the Board of Directors determined that, based on the value of the Company’s assets and liabilities and the Company’s financial condition, at the time of closing of the Exchange Offers, the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions and that we will issue shares of New Preferred Stock in lieu of cash in the Exchange Offers. In addition, we will announce the preliminary results of the Exchange Offers on the business day following the Expiration Date. We will pay for the shares of Preferred Stock accepted for purchase by depositing the aggregate Preferred Stock Consideration with the Exchange Agent, within four (4) business days after the Expiration Date. For more information, see the sections entitled “Exchange of Shares; Offer Consideration” and “Acceptance of Shares of Preferred Stock for Exchange; Delivery of Preferred Stock Consideration.”

Q:
WHY IS THE COMPANY SOLICITING CONSENT FROM THE PREFERRED HOLDERS?

A:
As part of the Exchange Offers, we are soliciting consent from the holders of Series B Preferred Stock and the holders of Series C Preferred Stock (collectively, the “Preferred Holders”) to the Exchange Offers and the Proposed Amendments to our Charter to modify the terms of each series of Preferred Stock. Consent to the Exchange Offer and the Series B Proposed Amendment must be received from holders of at least 66 2∕3% of the outstanding shares of Series B Preferred Stock, and consent to the Exchange Offer and the Series C Proposed Amendment must be received from holders of at least 66 2∕3% of the outstanding shares of Series C Preferred Stock, for the Proposed Amendments to be effective and to permit us to effect the Exchange Offers. In addition, the Proposed Amendments and the issuance of shares of Common Stock in the Exchange Offers, which will constitute more than 20% of the outstanding shares of Common Stock, must be approved by the holders of Common Stock, and we are holding a special meeting of stockholders (the “Special Meeting”) for the holders of our Common Stock to approve the Proposed Amendments, as well as to approve the issuance of shares of Common

Stock in the Exchange Offers, as required by Maryland law, our Charter, our bylaws (the “Bylaws”) and the rules of the NYSE American.
The following is a summary of the Proposed Amendments and is qualified in its entirety by reference to the Charter and the amended text of the affected provisions of our Charter reflecting the Proposed Amendments, set forth in Annex A-1 and Annex A-2. The Proposed Amendments, if approved by our stockholders, would:
1.
permit the closing of the Exchange Offers without payment of, or allowance for, any accrued and unpaid dividends on any shares of Preferred Stock (whether or not such dividends have accumulated and whether or not such dividends accrued before or after the completion of the Exchange Offers), including the authorization, classification and issuance of the New Preferred Stock without a separate vote of the holders of Series B Preferred Stock or Series C Preferred Stock, as the case may be;

2.
make all shares of Series B Preferred Stock that remain outstanding after the Exchange Offer closes redeemable by the Company in whole, and not in part, into the same Series B Consideration that holders of Series B Preferred Stock that participate in the Exchange Offer received, which is equal to (a) $3.00 in cash or, if payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions, thirty (30) shares of New Preferred Stock and (b) 13.33 shares of the Company’s Common Stock, (collectively, the “Series B Remainder Consideration”) by the date that is two (2) years after the date on which the articles of amendment effecting the Series B Proposed Amendment (the “Series B Articles of Amendment”) are accepted for filing by the State Department of Assessments and Taxation of Maryland (the “SDAT”) (such acceptance date, the “Series B Amendment Effective Date”);

3.
make all shares of Series C Preferred Stock that remain outstanding after the Exchange Offer closes redeemable by the Company in whole, and not in part, into the same Series C Consideration that holders of Series C Preferred Stock that participate in the Exchange Offer received, which is equal to (a) $0.10 in cash or, if payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions, one (1) share of New Preferred Stock, (b) 1.25 shares of the Company’s Common Stock and (c) 1.5 warrants to purchase 1.5 shares of the Company’s Common Stock, subject to adjustment as described below to prevent the issuance of any fractional shares or warrants (collectively, the “Series C Remainder Consideration” and with the Series B Remainder Consideration, the “Preferred Stock Remainder Consideration”) by the date that is two (2) years after the date on which the articles of amendment effecting the Series C Proposed Amendment (the “Series C Articles of Amendment” and, together with the Series B Articles of Amendment, the “Articles of Amendment”) are accepted for filing by the SDAT (such acceptance date, the “Series C Amendment Effective Date” and together with the Series B Amendment Effective Date, the “Amendment Effective Dates”); and

4.
if the Company has not exercised its right to redeem the Series B Preferred Stock or Series C Preferred Stock by the date that is sixty-five (65) days after the applicable Amendment Effective Date, as the case may be, require the Company, upon request of any holder of Series B Preferred Stock or Series C Preferred Stock within two (2) years after the applicable Amendment Effective Date, to redeem all of the outstanding shares of such series of Preferred Stock for the applicable Preferred Stock Remainder Consideration on the date fixed by the Company within ninety (90) days of such request, subject to any delay required by the Company to comply with applicable Maryland law relating to limitations on payment of the Preferred Stock Remainder Consideration. We refer to any such redemption as contemplated by the Proposed Amendments as a “Special Redemption”. If any shares of Series B Preferred Stock or Series C Preferred Stock (not otherwise participating in the Exchange Offers) have still not been redeemed by the second (2nd) anniversary of the Amendment Effective Date, such shares will remain outstanding with all of their current rights, preferences and privileges.

If the holders of 66 2∕3% of the outstanding shares of each series of Preferred Stock have consented to the Exchange Offers and the Proposed Amendments and the holders of our Common Stock approve the Proposed Amendments and the issuance of shares of Common Stock in the Exchange Offers at the

Special Meeting in accordance with Maryland law, our Charter, our Bylaws and the rules of the NYSE American, we will file the Series B Articles of Amendment and the Series C Articles of Amendment with the SDAT to effect the Proposed Amendments promptly after the expiration of the Exchange Offer. The Company intends to complete the Special Redemption of any shares of Series B Preferred Stock and Series C Preferred Stock that remain outstanding after completion of the Exchange Offers no sooner than eleven (11) business days after the closing of the Exchange Offer relating to any such series of Preferred Stock and as soon as practicable thereafter.
See “The Exchange Offers and the Consent Solicitation — Consent Solicitation Provisions.” We urge you to review these sections closely.
Q:
IF I DO NOT PARTICIPATE BUT THE EXCHANGE OFFER IS COMPLETED, WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES OF PREFERRED STOCK?

A:
For each share of Preferred Stock that is not validly tendered, or that is validly tendered but is later properly withdrawn, you may receive the applicable Preferred Stock Remainder Consideration specified herein if the Company exercises its Special Redemption right by the date that is two (2) years after the applicable Amendment Effective Date or, alternatively, if, beginning sixty-five (65) days after the applicable Amendment Effective Date, upon request of any holder of Series B Preferred Stock or Series C Preferred Stock, the Company redeems all outstanding shares of such series of Preferred Stock for the applicable Preferred Stock Remainder Consideration on the date fixed by the Company within ninety (90) days of such request, subject to any delay required by the Company to comply with applicable Maryland law relating to limitations on payment of the applicable Preferred Stock Remainder Consideration. The Company intends to redeem all of the shares of Series B Preferred Stock and Series C Preferred Stock that remain outstanding after the completion of the Exchange Offers pursuant to its Special Redemption right no sooner than eleven (11) business days after the closing of the Exchange Offer and as soon as practicable thereafter. The Company does not have net earnings during the current or preceding fiscal year, or over the prior eight fiscal quarters. On October 12, 2022, the Board of Directors determined that, based on the value of the Company’s assets and liabilities and the Company’s financial condition, at the time of closing of the Exchange Offers, the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions and that we will issue shares of New Preferred Stock in lieu of cash in the Exchange Offers and as any Preferred Stock Remainder Consideration.

No fractional shares of Common Stock or New Preferred Stock will be issued upon the Special Redemption of any shares of Preferred Stock. In lieu of any fractional share of Common Stock or New Preferred Stock to be issued upon the Special Redemption of any shares Preferred Stock, any fraction of a share of Common Stock or New Preferred Stock will be rounded up to the next whole share of Common Stock or New Preferred Stock, as applicable. No fractional warrants will be issued upon the Special Redemption of any shares of Series C Preferred Stock. If a holder of Series C Preferred Stock would be entitled to receive a fractional warrant upon the Special Redemption of any shares of Series C Preferred Stock, the Company will round the warrant down to the nearest whole number of warrants to be issued.
Holders of shares of Preferred Stock redeemed pursuant to a Special Redemption will receive only the applicable Remainder Consideration. We will have no obligation to pay or make allowance for, and we will not make any payment of or allowance for, the liquidation preference of, or any accrued and unpaid dividends on, any shares of Preferred Stock (whether or not such dividends have accumulated and whether or not such dividends accrued before or after the completion of the Exchange Offers) in connection with the repurchase of any shares of Preferred Stock in the Exchange Offers or the Special Redemption of any shares of Preferred Stock. As further described below, the Special Redemption of the Series B Preferred Stock will not prejudice any person’s rights, if any, to receive amounts in connection with the Maryland Action.
See “The Exchange Offers and the Consent Solicitation — Consent Solicitation Provisions.” We urge you to review these sections closely.
Q:
WILL I RECEIVE ANY AMOUNTS WITH RESPECT TO MY SERIES B PREFERRED STOCK IN CONNECTION WITH THE MARYLAND ACTION?

A:
Pursuant to its Judgment Order, dated July 16, 2018, as amended by Order of July 24, 2018, in the Maryland Action, the Circuit Court for Baltimore City (the “Circuit Court”), ordered that holders of Series B Preferred Stock are entitled to receive an amount equal to three quarters of dividends in the second, third and fourth quarters of 2009, or approximately $1.76 per share of Series B Preferred Stock (“2009 Dividend Amount”). On July 22, 2022, as amended on August 8, 2022, the Circuit Court issued an Order Certifying and Class and Providing for Class Notice and Final Hearing (“Class Certification Order”), making a preliminary determination that holders of shares of Series B Preferred Stock as of August 15, 2022 are entitled to receive the 2009 Dividend Amount, subject to final determination after notice to class members and the opportunity to object before the Final Hearing on December 5, 2022. As required by the Class Certification Order, on August 12, 2022, each of the plaintiffs filed petitions for a court award of attorney’s fees, expenses or other monetary awards to be deducted and paid from the Company’s payment of any future distributions or other payments to the holders of the Company’s Series B Preferred Stock, including the 2009 Dividend Amount and the Series B Consideration (“Plaintiff Series B Award Motions”). On August 18, 2022, as required by the Class Certification Order, the Company deposited $1,169,985.94, representing the full amount of the 2009 Dividend Amount, to the registry of the Circuit Court. Pursuant to the Class Certification Order, the Company has no further right or obligation with respect to the 2009 Dividend Amount, except as necessary to carry out the final orders of the Circuit Court. The Plaintiff Series B Award Motions seek an aggregate of $905,291.11 from the 2009 Dividend Amount. If the Plaintiff Series B Award Motions are granted in full, after notice to class members in the manner approved by the Court and opportunity to object before the Final Hearing, we anticipate that approximately $0.40 per share would remain available for distribution to holders of Series B Preferred Stock from the 2009 Dividend Amount upon final determination by the Circuit Court. Distribution of the portion of the 2009 Dividend Amount that remains after final decision on the Plaintiff Series B Award Motions is subject to final judgment by the Circuit Court.

On August 25, 2022, the Circuit Court issued an Order to Segregate Funds and/or Stock (“Segregation Order”), directing the Company, if the Exchange Offer for the Series B Preferred Stock is completed prior to December 5, 2022, to deposit $1,331,184 in cash with the registry of the Circuit Court or, if holders of Series B Preferred Stock do not receive cash in the Exchange Offers, 13,311,840 shares of New Preferred Stock, plus, in either event, 4,437,280 shares of Common Stock (collectively, the “Series B Common Fund”) in the custody of a third party custodian or escrow agent approved by class counsel. Allocation of this Series B Common Fund will be made by Circuit Court upon final disposition of the Plaintiff Series B Award Motions, which will include disposition of any excess funds not awarded to the plaintiffs and plantiffs’ counsel. Once deposited, the Company will have no further right or obligation with respect to the Plaintiff Series B Common Fund, except as necessary to carry out the final orders of the Circuit Court. The Plaintiff Series B Award Motions seek awards out of the Series B Consideration in excess of the amount of the Series B Common Fund. If all Plaintiff Series B Award Motions are granted by the Circuit Court in full, after notice to class members in the manner approved by the Circuit Court and opportunity to object before the Final Hearing, no amounts will remain from the Series B Common Fund for distribution to former holders of Series B Preferred Stock. Holders of Series B Preferred Stock who participate in the Exchange Offer or whose shares are redeemed pursuant to the Special Redemption will only receive any amounts from the Series B Common Fund if and to the extent that the Circuit Court determines to reduce the amounts requested in the Plaintiff Series B Award Motions, and then only if they held shares of Series B Preferred Stock as of the Expiration Date or such other date determined by the Circuit Court. Distribution of the portion, if any, that may remain from the Series B Common Fund after final decision on the Plaintiff Series B Award Motions is subject compliance with all applicable laws.
We expect that payment of any monetary awards pursuant to the Plaintiff Series B Award Motions, and the distribution of funds from the 2009 Dividend Amount and any funds from the Series B Common Fund to the holders of Series B Preferred Stock will occur promptly after the Final Judgment Order becomes effective, which will be 31 days after such order is docketed with no appeal having been taken, or the date on which all appeals have been resolved or exhausted. Based on the Circuit Court’s Class Certification Order, we currently anticipate that a hearing will be held on December 5, 2022, after which the Circuit Court will issue its final order disposing of all outstanding matters, including

(i) final determination of the holdersof Series B Preferred Stock entitled to distribution of the amount of the 2009 Dividend Amount, (ii) awards pursuant to the Plaintiff Series B Award Motions, and (iii) disposition of any funds remaining in the Series B Common Fund (if any) after such awards.
The tender of your shares of Series B Preferred Stock in the Exchange Offer, or the subsequent Special Redemption of your shares of Series B Preferred Stock, will not impair any rights that you may have as a holder of Series B Preferred Stock to receive amounts the Circuit Court may order be distributed in the Maryland Action, from the Series B Common Fund or the 2009 Dividend Amount. Holders of Series B Preferred Stock are not required to participate in the Exchange Offer to receive their share, if any, from the 2009 Dividend Amount or, assuming the Exchange Offer closes, from the Series B Common Fund so long as they held Series B Preferred Stock as of the dates set forth by the Circuit Court.
Q:
IF THE EXCHANGE OFFERS AND THE CONSENT SOLICITATION ARE NOT SUCCESSFULLY COMPLETED, WHAT WILL BE THE CONSEQUENCES TO THE COMPANY?

A.
We believe that there could be significant adverse consequences to the Company if the contemplated Exchange Offers and the related Special Redemptions of our Series B Preferred Stock and Series C Preferred Stock are not successfully completed. If the required approvals from holders of both the Series B Preferred Stock and Series C Preferred Stock, as well as the Common Stock, are not received, and/or we are not able to otherwise complete the Exchange Offers and the related Special Redemptions, then we may not be able to meet our financial or business objectives. In light of the continuing turmoil in the mortgage market and rising interest rates, our ability to continue our operations is dependent upon our ability to raise capital, successfully implement our strategic initiatives and engage in operations that contribute sufficient additional cash flow to enable us to meet our current and future expenses. Our future financial performance and success are dependent in large part upon our ability to implement our contemplated strategies successfully. Our ability to raise future capital may be dependent on third parties who, in the past, have either been hesitant to lend or invest in the Company due to the capital structure of the Company, including the Series B Preferred Stock and Series C Preferred Stock, or have offered terms which our Board of Directors has determined are not in our best interests. To the extent the Exchange Offers and the related Special Redemptions are not successful in eliminating our outstanding Preferred Stock, we may be unable to raise the additional capital required to permit us to implement our strategic initiatives and continue our operations as planned, thereby requiring us to further reduce our operating costs and expenses so that our income can cover those costs and expenses. If we are not able to complete the Exchange Offers and the related Special Redemptions and improve our near-term liquidity, we also will need to consider other restructuring alternatives available to us at that time. Those alternatives may include, but are not limited to, (i) the transfer of certain of our assets to our lenders to fulfill our obligations, (ii) the sale of profitable assets or of the Company, (iii) a distribution or spin-off of profitable assets, (iv) liquidation or distribution of our assets, (v) alternative offers to exchange our outstanding securities and debt obligations, (vi) the incurrence of additional debt, (vii) obtaining additional equity capital on terms that may be onerous or highly dilutive and/or (viii) joint ventures.

In addition, the holders of our outstanding $15 million in convertible promissory notes (the “Convertible Debt”) have extended the maturity date of the Convertible Debt until May 9, 2025 (with three principal payments of $5 million on each of May 9, 2023, May 9, 2024 and May 9, 2025), conditioned on our completion of the Exchange Offers and providing notice of redemption of the remaining Preferred Stock by October 31, 2022. If we do not complete the Exchange Offers and provide such notice, the Convertible Debt will be due on November 9, 2022, which also could have a material adverse effect on our business and financial position.
See “Risk Factors — Risks Related to the Exchange Offers and the Consent Solicitation.”

Q:
DOES THE BOARD OF DIRECTORS RECOMMEND THAT I PARTICIPATE IN THE EXCHANGE OFFERS AND THE CONSENT SOLICITATION?

A:
The Board of Directors has authorized and approved the Exchange Offers and the Consent Solicitation, has declared the Proposed Amendments to be advisable and has recommended that the stockholders of the Company approve the Proposed Amendments and that the holders of Preferred Stock approve the Exchange Offers. None of the Board of Directors, our officers and employees, the Information Agent or the Exchange Agent is making a recommendation to any holder of Preferred Stock as to whether you should tender shares. You must make your own investment decision regarding the Exchange Offers based upon your own assessment of the market value of the Preferred Stock, the likely value of the applicable Preferred Stock Consideration you may receive in the Exchange Offers, the effect of holding shares of Preferred Stock upon the approval of the Proposed Amendments, your liquidity needs, your investment objectives and any other factors you deem relevant.

Q:
HOW DO I PARTICIPATE IN THE EXCHANGE OFFERS?

A:
In order to validly tender your shares of Preferred Stock, you must also consent to the Exchange Offers and the Proposed Amendments in the Consent Solicitation. To tender your shares of Preferred Stock and to consent to the Exchange Offers and the Proposed Amendments in the Consent Solicitation, you should follow the instructions in the Letter of Transmittal. If your shares are held directly, you should execute, return and follow the instructions set forth in the Letter of Transmittal. If your shares of Preferred Stock are held in book-entry through The Depository Trust Company (“DTC”), you must follow the procedures established by DTC for tendering such shares of Preferred Stock and consenting to the Exchange Offers and the Proposed Amendments in the Consent Solicitation. DTC participants may tender shares of Preferred Stock by following the Automated Tender Offer Program ( “ATOP”) procedures, which require that (i) the Exchange Agent receive, prior to the Expiration Date of the Exchange Offers, a computer generated message known as an “agent’s message” that is transmitted through ATOP, and (ii) DTC has received (a) your instructions to exchange your shares of Preferred Stock, and (b) your agreement to be bound by the terms of the accompanying Letter of Transmittal and to consent to the Exchange Offers and the Proposed Amendments in the Consent Solicitation. If you elect to tender your shares of Preferred Stock through DTC’s ATOP, you will automatically consent to the Exchange Offers and the Proposed Amendments in the Consent Solicitation and you do not need to separately submit the Letter of Transmittal.

If your shares of Preferred Stock are held in the name of your broker, dealer, commercial bank, trust company or other nominee or custodian, and you wish to tender in the Exchange Offers and consent to the Exchange Offers and the Proposed Amendments in the Consent Solicitation, you should promptly contact the person in whose name your shares of Preferred Stock are held and instruct that person to tender your shares of Preferred Stock on your behalf and consent to the Exchange Offers and the Proposed Amendments in the Consent Solicitation on your behalf. Preferred Holders should be aware that their broker, dealer, commercial bank, trust company or other nominee or custodian may establish their own earlier deadlines for participation in the Exchange Offers and Consent Solicitation. Accordingly, Preferred Holders wishing to participate in the Exchange Offers and Consent Solicitation should contact their broker, dealer, commercial bank, trust company or other nominee or custodian as soon as possible in order to determine the times by which such Preferred Holders must take action in order to participate in the Exchange Offers and Consent Solicitation.
For more information on how to tender your shares, see “The Exchange Offers and the Consent Solicitation — Procedures for Tendering Shares of Preferred Stock.”
Q:
MAY I MAKE ONE ELECTION TO RECEIVE CONSIDERATION FOR ONE SERIES OF PREFERRED STOCK AND NOT MAKE AN ELECTION FOR ANOTHER SERIES OF PREFERRED STOCK?

A:
Yes. You may choose to receive Preferred Stock Consideration for your shares of one series of Preferred Stock and not make an election for another series of Preferred Stock. For example, if you hold shares of both Series B Preferred Stock and Series C Preferred Stock, you can choose to receive the Series B Consideration for all of your shares of Series B Preferred Stock but not make an election for your shares of Series C Preferred Stock.

Q:
CAN I TENDER ONLY SOME OF MY PREFERRED STOCK?

A:
No. You must validly tender all shares that you own of a series of Preferred Stock and deliver your consent to the Exchange Offers and the applicable Proposed Amendment in order to participate in the Exchange Offer for that series of Preferred Stock and the Consent Solicitation. No partial tenders within a series of Preferred Stock will be accepted.

If you own more than one series of Preferred Stock, you can tender all shares that you own in one series of Preferred Stock without tendering any of the shares that you own in another series of Preferred Stock.
Q:
CAN I TENDER MY SHARES WITHOUT CONSENTING TO THE EXCHANGE OFFERS AND THE PROPOSED AMENDMENTS?

A:
No. In addition to the other procedures and conditions described in the Letter of Transmittal, you must deliver your consent to the Exchange Offers and the Proposed Amendments in order for you to validly tender your shares in the Exchange Offers.

Q:
CAN I DELIVER A CONSENT TO ONLY SOME OF THE PROPOSED AMENDMENTS?

A:
No. You must consent to the Exchange Offers and all of the Proposed Amendments affecting all of the classes of Preferred Stock that you wish to validly tender into the Exchange Offers. See “The Exchange Offers and the Consent Solicitation — Consent Solicitation Provisions.” If you own shares of both series of Preferred Stock, you may tender shares and consent to the Exchange Offer and the Proposed Amendment relating to only one series of Preferred Stock, however, you may not validly tender shares of any series of Preferred Stock unless you also consent to the Exchange Offer and the Proposed Amendment affecting that series. As of September 6, 2022, holders of 68.0% of our outstanding Series B Preferred Stock and holders of 64.6% of our outstanding Series C Preferred Stock have entered into voting agreements requiring them to consent to the Proposed Amendments.

Q:
WHEN AND HOW CAN I WITHDRAW TENDERED SHARES?

A:
Shares of Preferred Stock tendered pursuant to the Exchange Offers and the Consent Solicitation may be withdrawn (a) at any time prior to the Expiration Date or (b) if the shares of Preferred Stock have not been accepted for payment, at any time beginning forty (40) business days after the commencement of the Exchange Offers. A withdrawal of your tender in the Exchange Offer will automatically revoke the related consent to the Consent Solicitation.

You should review the instructions in the Letter of Transmittal. For a withdrawal to be effective, the Exchange Agent must receive a withdrawal notice that complies with the procedures set forth in this Prospectus and the Letter of Transmittal prior to the Expiration Date. If you hold shares through DTC, then you may withdraw your shares of Preferred Stock through DTC’s Automated Tender Offer Program (ATOP) prior to the Expiration Date. For a withdrawal to be effective, your transmission notice of withdrawal of Preferred Stock must be effected prior to the Expiration Date by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must (a) specify the name of the participant in DTC whose name appears on the security position listing as the owner of such shares of Preferred Stock, (b) include a statement that the holder is withdrawing its election to have its Preferred Stock exchanged and contain the description of the Preferred Stock to be withdrawn, and (c) be signed by such participant in the same manner as the DTC participant’s name is listed in the applicable Agent’s Message.
If you are a beneficial owner of shares of Preferred Stock that are held by or registered in the name of a bank, broker, dealer, custodian or other nominee, and you wish to withdraw your shares from the Exchange Offers, you must promptly contact your bank, broker, dealer, custodian or other nominee prior to the Expiration Date to instruct it to withdraw your shares of Preferred Stock. You are urged to instruct your bank, broker, dealer, custodian or other nominee as soon as possible in order to determine the times by which you must take action in order to withdraw your shares from the Exchange Offers. Withdrawals not received by the Exchange Agent prior to the Expiration Date or as described above and in the Letter of Transmittal will be disregarded and have no effect.

See “The Exchange Offers and the Consent Solicitation — Withdrawal Rights and Revocation of Consents.”
Q:
WHAT ARE THE CONDITIONS TO THE EXCHANGE OFFERS?

A:
The Exchange Offers are subject to several conditions. The most significant conditions include:

•
satisfaction of each Individual Series Minimum Condition;

•
approval of each of the Proposed Amendments by the holders of Common Stock entitled to cast a majority of the votes entitled to be cast on the matter at the Special Meeting;

•
approval of the issuance of shares of Common Stock in the Exchange Offers by the holders of Common Stock by a majority of the votes cast on the proposal at the Special Meeting;

•
the effectiveness of the Registration Statement of which the Prospectus/Consent Solicitation is a part;

•
the effectiveness of the Proposed Amendments; and

•
if we issue New Preferred Stock in lieu of cash, the effectiveness of Articles Supplementary setting forth the terms of the New Preferred Stock.

The Exchange Offer for each series of Preferred Stock is conditioned on satisfaction of the Individual Series Minimum Condition for the other series of Preferred Stock being achieved, and the Company may close the Exchange Offer for any series for which the Individual Series Minimum Condition is satisfied only if the Exchange Offer for the other series also satisfies its Individual Series Minimum Condition.
We will, subject to the rules and regulations of the SEC, in our reasonable judgment, determine whether any of the conditions to an Exchange Offer and the Consent Solicitation have been satisfied and whether to waive any conditions that have not been satisfied. See “The Exchange Offers and the Consent Solicitation — Conditions of the Exchange Offers,” “The Exchange Offers and the Consent Solicitation — Extension, Termination and Amendment,” and “The Exchange Offers and the Consent Solicitation — Waiver of Conditions.”
Q:
CAN THE CONDITIONS TO THE EXCHANGE OFFERS BE WAIVED BY THE COMPANY?

A:
Yes. We reserve the right (but are not obligated), subject to the rules and regulations of the SEC, to waive on or before the Expiration Date any of the conditions of the Exchange Offers for any or all series of Preferred Stock, other than the condition regarding the effectiveness of the Registration Statement.

If any of the waivable conditions are not satisfied prior to the Expiration Date for any or all series of Preferred Stock, we may, subject to applicable law:
•
terminate the Exchange Offer and the Consent Solicitation for any or all series of Preferred Stock and return all shares of Preferred Stock to tendering holders;

•
extend the Exchange Offer and the Consent Solicitation for any or all series of Preferred Stock, and for one but not the other, and retain all tendered Preferred Stock until the extended Expiration Date;

•
amend the terms of the Exchange Offer or Consent Solicitation for any or all series of Preferred Stock, and for one but not the other, or modify the consideration to be paid by us pursuant to the Exchange Offers; or

•
waive the unsatisfied conditions with respect to the Exchange Offer and the Consent Solicitation for any or all series of Preferred Stock, and for one but not the other, and accept all Preferred Stock tendered pursuant to the Exchange Offers and the Consent Solicitation.

If we elect to amend any of the material terms of any Exchange Offer and Consent Solicitation or we elect to waive any unsatisfied conditions with regard to any Exchange Offer and Consent Solicitation, we will extend the impacted Exchange Offer(s) and the Consent Solicitation for a period of at least five (5) business days, or any longer period of time, that we determine, in accordance with applicable law, depending upon the significance of the amendment, the manner of disclosure and the Expiration Date of the impacted Exchange Offer(s).

Q:
IF I DECIDE TO TENDER MY SHARES OF PREFERRED STOCK, HOW WILL MY RIGHTS BE AFFECTED?

A:
If you decide to tender your shares of Preferred Stock and we complete the Exchange Offers and the Consent Solicitation, you will receive the Preferred Stock Consideration which consists of cash (or shares of New Preferred Stock) and shares of Common Stock, and, in the case of holders of Series C Preferred Stock, warrants to purchase additional shares of our Common Stock. Any New Preferred Stock and Common Stock that you receive will have different rights than those you currently have as a holder of Preferred Stock, including:

•
the New Preferred Stock will rank senior to the Series B Preferred Stock and Series C Preferred Stock as to dividend rights and liquidation preferences;

•
the New Preferred Stock has a liquidation preference of $0.10 per share as compared to $25.00 per share of Series B Preferred Stock and Series C Preferred Stock;

•
the New Preferred Stock will bear cumulative cash dividends from and including the original issue date at a fixed rate equal to 8.25% per annum, as compared to 9.375% per annum for the Series B Preferred Stock and 9.125% per annum for the Series C Preferred Stock;

•
the New Preferred Stock will be mandatorily redeemable by us upon the satisfaction of certain conditions;

•
the Common Stock has no liquidation preference or preferential dividend rights, including, in the case of the Series B Preferred Stock, cumulative dividend rights; and

•
the Common Stock is not redeemable by us.

See “The Exchange Offers and the Consent Solicitation — Terms of the Exchange Offers and the Consent Solicitation,” “Description of Securities — Common Stock,” “Description of Securities — New Preferred Stock,” and“The Exchange Offers and the Consent Solicitation — Comparison of Rights Between the Preferred Stock, the Common Stock and the New Preferred Stock.”
Q:
WILL THE COMMON STOCK TO BE ISSUED IN THE EXCHANGE OFFERS BE FREELY TRADABLE AND LISTED ON THE NYSE AMERICAN?

A:
Yes. Except for certain holders of Preferred Stock who have entered into voting agreements agreeing to limit the aggregate amount of shares of Common Stock they can transfer over the three (3) year period following consummation of the Exchange Offers, the Common Stock will be freely tradeable provided that you are not an affiliate of the Company and did not acquire your Preferred Stock from an affiliate of the Company. To the extent our Common Stock is then listed on the NYSE American (or another exchange), the Common Stock will trade on such exchange.

Q:
WHAT ARE THE TERMS OF THE NEW PREFERRED STOCK I MAY RECEIVE IN THE EXCHANGE OFFERS?

A:
If you are a holder of Series B Preferred Stock or Series C Preferred Stock and participate in the Exchange Offers, you may receive New Preferred Stock in lieu of cash if paying cash would cause us to violate the Cash Consideration Restrictions. On October 12, 2022, the Board of Directors determined, that, based on the value of the Company’s assets and liabilities and the Company’s financial condition, at the time of closing of the Exchange Offers, the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions and that we will issue shares of New Preferred Stock in lieu of cash in the Exchange Offers. The New Preferred Stock will (w) rank senior to the Series B Preferred Stock and Series C Preferred Stock as to dividends and upon liquidation; (x) be non-participating, and bear cumulative cash dividends from and including the original issue date at a fixed rate equal to 8.25% per annum (equivalent to a fixed annual amount of $.00825 per share of the New Preferred Stock); (y) bear a liquidation preference of $0.10 per share and (z) be mandatorily redeemable by us on (A) the 60th day, or such earlier date as we may fix, after the date of any public announcement by us of annual or quarterly financial statements that indicate that payment of the redemption price would not cause us to violate the restrictions on payment of distributions to stockholders under section 2-311 of the MGCL unless, before such redemption date, our Board of Directors determines in good faith that the payment by us of the redemption price for the New Preferred Stock and for any stock ranking on parity with the New Preferred Stock with respect to redemption and which have become redeemable as of the applicable redemption date would cause us to violate the Cash Consideration Restrictions, or (B) any date we fix not more than sixty (60) days after any determination by our Board of Directors (which the Board, or a committee thereof, is obligated to undertake after the release of annual and quarterly financial statements and upon any capital raise) in good faith that the payment by us of the redemption price for the New Preferred Stock and any stock ranking on parity with the New Preferred Stock with respect to redemption rights that have become redeemable as of such redemption date would not cause us to violate the Cash Consideration Restrictions. We currently intend to redeem the New Preferred Stock for cash promptly when we are legally and contractually permitted to do so, but if we are unable to raise additional capital, we may be unable to redeem the New Preferred Stock. See “Description of Securities — New Preferred Stock.”
Q:
WILL THE WARRANTS AND THE NEW PREFERRED STOCK WHICH MAY BE ISSUED IN THE EXCHANGE OFFERS BE FREELY TRADABLE AND LISTED ON THE NYSE AMERICAN?

A:
The warrants and the New Preferred Stock will be freely tradeable (except by those who are affiliates of the Company) but will not be listed on any exchange and there will be no active secondary market for such securities.

Q:
WHAT ARE THE TERMS OF THE WARRANTS I WILL RECEIVE IN THE EXCHANGE OFFER FOR SERIES C PREFERRED STOCK?

A:
If you are a holder of Series C Preferred Stock and participate in the Exchange Offer, for every share of Series C Preferred Stock you will receive 1.5 warrants to acquire 1.5 shares of our Common Stock. The warrants will be exercisable beginning three (3) years from the date of consummation of the Exchange Offer for the Series C Preferred Stock and will expire ten (10) years from the date of consummation of the Exchange Offer for the Series C Preferred Stock. The warrants will have an exercise price of $5.00 per share of Common Stock. Warrants may be exercised only for a whole number of shares of Common Stock. No fractional warrants will be issued. If a holder of Series C Preferred Stock would be entitled to receive a fractional warrant, the Company will round the warrant down to the nearest whole number of warrants to be issued. The warrants will not be listed on any exchange and there will be no active secondary market for such securities.See “Description of Securities — Warrants.”

Q:
DO I HAVE ANY APPRAISAL RIGHTS IN CONNECTION WITH THE EXCHANGE OFFERS AND THE CONSENT SOLICITATION?

A:
No. You will not have appraisal rights, rights of an objecting stockholder or any contract right to petition for fair value in connection with the Exchange Offers, the Consent Solicitation or the Proposed Amendments. We will not independently provide such a right. Under section 3-202(a)(4) of the MGCL, stockholders generally have the right to petition for fair value when the charter is amended in a way that substantially affects the stockholders’ rights and alters the contract rights as expressly set forth in the charter. However, section 3-202(a)(4) of the MGCL provides an exception from this general rule for situations where the charter reserves the power to amend the charter to alter contract rights, including amendments that substantially adversely affect stockholders’ rights, which our Charter does.

Q:
WHAT VOTE IS REQUIRED TO APPROVE THE EXCHANGE OFFERS AND THE PROPOSED AMENDMENTS?

A:
Under Maryland law and the Charter, the holders of at least 66 2∕3% of the outstanding shares of each series of Preferred Stock as of the record date, with the holders of each series of Preferred Stock voting as a separate class, must approve the Exchange Offer and the Proposed Amendment applicable to such series of Preferred Stock. The record date for the Consent Solicitation is the Expiration Date. The Preferred Holders will consent to the Exchange Offers and the Proposed Amendments by validly tendering (without later withdrawing) their shares of Preferred Stock, including delivery of consent in the Consent Solicitation.

The Proposed Amendments and the issuance of Common Stock in the Exchange Offers, which will constitute more than 20% of the outstanding shares of the Company’s Common Stock, must also be approved by holders of our Common Stock as required by Maryland law, our Charter and our Bylaws and the rules of the NYSE American. We are holding the Special Meeting to obtain the approval of the Proposed Amendments and the issuance of Common Stock in the Exchange Offers by the holders of our Common Stock. Approval of the Proposed Amendments by holders of our Common Stock requires the affirmative vote of a majority of the votes entitled to be cast on the matter at the Special Meeting. Approval of the issuance of shares of Common Stock in the Exchange Offer at the Special Meeting requires approval by a majority of the votes cast on the proposal at the Special Meeting.
As of September 6, 2022, holders of 68.0% of our outstanding Series B Preferred Stock and 64.6% of our outstanding Series C Preferred Stock as well as 47.6% of our outstanding Common Stock have entered into voting agreements agreeing to consent to or vote in favor of the Exchange Offers and the Proposed Amendments. We will only file the Articles of Amendment to effect the Proposed Amendments if the requisite consents from the holders of both series of Preferred Stock and the requisite approval of the holders of our Common Stock have been received.
See “The Exchange Offers and the Consent Solicitation — Consent Solicitation Provisions.”
Q:
WHAT WILL HAPPEN IF THE REQUISITE CONSENTS TO THE EXCHANGE OFFERS AND THE PROPOSED AMENDMENTS FROM ONE SERIES OF PREFERRED STOCK, BUT NOT THE OTHER SERIES, ARE RECEIVED?

A:
If we receive the requisite consent from holders of one series of Preferred Stock but not the other series of Preferred Stock, we will not complete the Exchange Offers and the Consent Solicitation, including for the series of Preferred Stock where the requisite consent has been received.

Q:
HOW DO I DELIVER MY CONSENT TO THE EXCHANGE OFFERS AND THE PROPOSED AMENDMENTS?

A:
By validly tendering (without later withdrawing) your shares of Preferred Stock, you will also be consenting to the Exchange Offer and the Proposed Amendment for each series of Preferred Stock tendered. If you hold your shares of Preferred Stock in street name (i.e., through a broker, dealer or other nominee), you should instruct your broker, dealer or other nominee to tender your shares of Preferred Stock and consent to the Exchange Offers and the Proposed Amendments on your behalf. See “The Exchange Offers and the Consent Solicitation — Effects of Tenders and Consents.”

Q:
WHEN WILL THE PROPOSED AMENDMENTS BECOME EFFECTIVE?

A:
If we receive the requisite consents of holders of each series of Preferred Stock and the requisite approval of the holders of Common Stock at the Special Meeting, the Proposed Amendments for each series will become effective upon the filing by the Company of Articles of Amendment setting forth the Proposed Amendments with the SDAT, or at a later date and time specified in the Articles of Amendment that is not more than thirty (30) days after the acceptance for record of the Articles of Amendment by the SDAT. The Proposed Amendments must become effective before the closing of the Exchange Offer. The Company intends to file the Articles of Amendment effecting the Proposed Amendment for each series of Preferred Stock promptly after the expiration of the Exchange Offer for the applicable series of Preferred Stock if (i) at least 66 2∕3% of the outstanding shares of each series of Preferred Stock have consented to the Exchange Offers and the Proposed Amendments and (ii) the holders of Common Stock have approved of the Proposed Amendments and the issuance of shares of Common Stock in the Exchange Offers at the Special Meeting. The Board of Directors reserves the right not to make one or more of the Proposed Amendments, even if all Proposed Amendments are approved by our stockholders.

See “The Exchange Offers and the Consent Solicitation — Consent Solicitation Provisions.”
Q:
WHAT HAPPENS IF SOME OR ALL OF MY SHARES OF PREFERRED STOCK ARE NOT ACCEPTED FOR EXCHANGE?

A:
If we decide not to accept your shares of Series B Preferred Stock and/or Series C Preferred Stock because of an invalid tender, the occurrence of the other events set forth in this Prospectus/Consent

Solicitation or otherwise, the shares not accepted by us will be returned to you, at our expense, promptly after the expiration or termination of the Exchange Offers by book-entry transfer to your account at DTC, as applicable.
Q:
WHO CAN I CONTACT WITH QUESTIONS ABOUT THE EXCHANGE OFFERS OR THE CONSENT SOLICITATION OR TO REQUEST ANOTHER COPY OF THE PROSPECTUS/ CONSENT SOLICITATION?

A:
You can contact the Information Agent engaged for Exchange Offers and the Consent Solicitation at:

D.F. King & Co., Inc.
48 Wall Street, 22 Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (888) 280-6942
Email: imh@dfking.com

THE EXCHANGE OFFERS AND THE CONSENT SOLICITATION SUMMARY
This summary highlights the material information contained in this Prospectus/Consent Solicitation, but may not include all of the information that you, as a holder of Preferred Stock, would like to know. To fully understand the Exchange Offers and the Consent Solicitation, and for a more complete description of the legal terms of the Exchange Offers and the Consent Solicitation, you should carefully read this entire document, including the other documents we refer to in this document.
The Company
Impac Mortgage Holdings, Inc.
The Address and Phone Number of the Company’s Principal Executive Offices
19500 Jamboree Road
Irvine, California 92612
(949) 475-3600
The Company’s Business
Impac Mortgage Holdings, Inc. (the “Company,” “our,” “we” or “us”) was founded in 1995 and is an established nationwide independent residential mortgage lender which originates, sells and services residential mortgage loans. We originate non-qualified mortgages (“NonQM”), conventional mortgage loans, which are intended to be eligible for sale to U.S. government-sponsored enterprises, (“GSEs”), including the Federal National Mortgage Association (“Fannie Mae”), the Federal Home Loan Mortgage Corporation (“Freddie Mac”) (conventional loans), and government-insured mortgage loans eligible for government securities issued through the Government National Mortgage Association (“Ginnie Mae” or “government loans”).
Preferred Stock Subject to the Exchange Offers and the Consent Solicitation
All of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock are subject to the Exchange Offers and are entitled to vote in the Consent Solicitation.
Exchange Offers
We are offering to exchange each outstanding share of the following series of Preferred Stock for the consideration identified below subject to the conditions set forth herein and the accompanying Letter of Transmittal.
Security	Cash/New Preferred Stock Per Share	Common Securities Per Share
Series B Preferred Stock	$3.00 in cash or, if payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions described below, thirty (30) shares of New Preferred Stock, as more fully described below.	13.33 shares of the Company’s Common Stock, as more fully described below.

Security	Cash/New Preferred Stock Per Share	Common Securities Per Share
Series C Preferred Stock	$0.10 in cash or, if payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions described below, one (1) share of New Preferred Stock, as more fully described below.	1.25 shares of Common Stock and 1.5 warrants to purchase 1.5 shares of Common Stock at an exercise price of $5.00 per share, as more fully described below.
A violation of the Cash Consideration Restrictions will occur if the occurrence of an action would cause (i) us to violate the restrictions on payment of distributions to stockholders under section 2-311 of the MGCL, (ii) any material breach of or default under the terms and conditions of any obligation of the Company, including any agreement relating to its indebtedness, or (iii) us to violate any restriction or prohibition of any law rule or regulation applicable to the Company or of any order, judgment or decree of any court or administrative agency. On October 12, 2022, the Board of Directors determined that, based on the value of the Company’s assets and liabilities and the Company’s financial condition, at the time of closing of the Exchange Offers, the payment of cash consideration in the Exchange Offers would cause us to violate the Cash Consideration Restrictions and that we will issue shares of New Preferred Stock in lieu of cash in the Exchange Offers.
No fractional shares of Common Stock or New Preferred Stock will be issued in the Exchange Offers. In lieu of any fractional share of Common Stock or New Preferred Stock to be issued in the Exchange Offers, any fraction of a share of Common Stock or New Preferred Stock will be rounded up to the next whole share of Common Stock or New Preferred Stock, as applicable. No fractional warrants will be issued in the Exchange Offers. If a holder of Series C Preferred Stock would be entitled to receive a fractional warrant in the Exchange Offers, the Company will round the warrant down to the nearest whole number of warrants to be issued.
Holders of shares of Preferred Stock exchanged in the Exchange Offers will receive only the applicable Preferred Stock Consideration. We will have no obligation to pay or make allowance for, and will not make any other payment or allowance for, the liquidation preference of, or any accrued and unpaid dividends on, any shares of Preferred Stock (whether or not such dividends have accumulated and whether or not such dividends accrued before or after the Exchange Offer) in connection with the repurchase of any shares of Preferred Stock pursuant to the Exchange Offers. The exchange of the Series B Preferred Stock as contemplated by the Exchange Offers will not prejudice any person’s rights, if any, to receive amounts in connection with the Maryland Action.
See “The Exchange Offers and the Consent Solicitation — General” and “The Exchange Offers and the Consent Solicitation — Exchange Offers Consideration Explanation and Examples.”
Common Stock Outstanding Before the Exchange Offers
As of September 9, 2022, the Company had 21,500,935 shares of Common Stock outstanding.
Common Stock Outstanding After the Exchange Offers
Assuming that 100% of the shares of Preferred Stock are accepted for exchange in the Exchange Offers, we will issue approximately 10,630,918 shares of our Common Stock and warrants to purchase an additional 2,107,629 shares of our Common Stock, subject to adjustment described herein. We will also issue approximately 4,437,280 shares of our Common Stock pursuant to the Segregation Order to constitute a portion of the Series B Common Fund.
Warrants Outstanding After the Exchange Offers
Warrants to purchase approximately 2,107,629 shares of our Common Stock.
New Preferred Stock Outstanding After the Exchange Offers
Assuming that 100% of the shares of Preferred Stock are accepted for exchange in the Exchange Offers and paying cash would cause us to violate the Cash Consideration Restrictions, we will issue approximately 21,372,846 shares of New Preferred Stock, subject to adjustment as described herein. In that case, we will also issue approximately 13,311,840 shares of New Preferred Stock pursuant to the Segregation Order to constitute a portion of the Series B Common Fund.
Outstanding Shares of Preferred Stock Prior to the Exchange Offers
Series B Preferred Stock: 665,592 shares
Series C Preferred Stock: 1,405,086 shares
Consent Solicitation
As part of the Exchange Offers, we are soliciting consent from the holders of each series of Preferred Stock to the Exchange Offer and the Proposed Amendment applicable to that series of Preferred Stock. Consent to the Exchange Offer and the Proposed Amendment applicable to each series of Preferred Stock must be received from holders of at least 66 2∕3% of the outstanding shares of each series of Preferred Stock. We will only file the Proposed Amendments if the requisite consents from the holders of both series of Preferred Stock (and the holders of our Common Stock) have been received. The Proposed Amendments and the issuance of Common Stock in the Exchange Offers, which will constitute more than 20% of the outstanding shares of the Company’s Common Stock, must also be approved by holders of our Common Stock as required by Maryland law, our Charter and our Bylaws and the rules of the NYSE American. We are holding the Special Meeting to obtain the approval of the Proposed Amendments and the issuance of Common Stock in the Exchange Offers by the holders of our Common Stock. Approval of the Proposed Amendments by holders of our Common Stock requires the affirmative vote of a majority of the votes entitled to be cast on the matter at the Special Meeting. Approval of the issuance of shares of Common Stock in the Exchange Offer at the Special Meeting requires a majority of the votes cast on the proposal at the Special Meeting.
The following is a summary of the Proposed Amendments and is qualified in its entirety by reference to the Charter and the amended text of the affected provisions of the Charter reflecting the Proposed Amendments, set forth in Annex A-1 and Annex A-2. The Proposed Amendments, if approved by our stockholders, would:
1.
permit the closing of the Exchange Offers without payment of, or allowance for, any accrued and unpaid dividends on any shares of Preferred Stock (whether or not such dividends have accumulated and whether or not such dividends accrued before or after the completion of the Exchange Offers), including the authorization, classification and issuance of the New Preferred Stock without a separate vote of the holders of Series B Preferred Stock or Series C Preferred Stock, as the case may be;

2.
make all shares of Series B Preferred Stock that remain outstanding after the Exchange Offer closes redeemable by the Company in whole, and not in part, into the Series B Remainder Consideration, which is equal to (a) $3.00 in cash or, if payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions, thirty (30) shares of New Preferred Stock and (b) 13.33 shares of the Company’s Common Stock by the date that is two (2) years after the Series B Amendment Effective Date;

3.
make all shares of Series C Preferred Stock that remain outstanding after the Exchange Offer closes redeemable by the Company in whole, and not in part, into the Series C Remainder Consideration, which is equal to (a) $0.10 in cash or, if payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions, one (1) share of New Preferred Stock, (b) 1.25 shares of the Company’s Common Stock and (c) 1.5 warrants to purchase 1.5 shares of the Company’s Common Stock, subject to adjustment as described below to prevent the issuance of any fractional shares or warrants by the date that is two (2) year anniversary of the Series C Amendment Effective Date; and
4.
if the Company has not exercised its right to redeem the Series B Preferred Stock or Series C Preferred Stock by the date that is sixty-five (65) days after the applicable Amendment Effective Date, as the case may be, require the Company, upon request of any holder of Series B Preferred Stock or Series C Preferred Stock within two (2) years after the applicable Amendment Effective Date, to redeem all of the outstanding shares of such series of Preferred Stock for the applicable Preferred Stock Remainder Consideration on the date fixed by the Company within ninety (90) days of such request, subject to any delay required by the Company to comply with applicable Maryland law relating to limitations on payment of the Preferred Stock Remainder Consideration.

We refer to any such redemption as contemplated by the Proposed Amendments as the Special Redemption). If any shares of Series B Preferred Stock or Series C Preferred Stock (not otherwise participating in the Exchange Offers) have still not been redeemed by the second (2nd) anniversary of the Amendment Effective Date, such shares will remain outstanding with all of their current rights, preferences and privileges.
On October 12, 2022, the Board of Directors determined that, based on the value of the Company’s assets and liabilities and the Company’s financial condition, at the time of closing of the Exchange Offers, the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions and that we will issue shares of New Preferred Stock in lieu of cash as any Preferred Stock Remainder Consideration.
No fractional shares of Common Stock or New Preferred Stock will be issued upon Special Redemption of any shares of Preferred Stock. In lieu of any fractional share of Common Stock or New Preferred Stock to be issued upon Special Redemption of any shares of Preferred Stock, any fraction of a share of Common Stock or New Preferred Stock will be rounded up to the next whole share of Common Stock or New Preferred Stock, as applicable. No fractional warrants will be issued upon the Special Redemption of any shares of Series C Preferred Stock. If a holder of Series C Preferred Stock would be entitled to receive a fractional warrant upon the Special Redemption of any shares of Series C

Preferred Stock, the Company will round the warrant down to the nearest whole number of warrants to be issued.
Holders of shares of Preferred Stock redeemed pursuant to the Special Redemption will receive only the applicable Preferred Stock Remainder Consideration. We will have no obligation to pay or make allowance for, and we will not make any payment of or allowance for, the liquidation preference of, or any accrued and unpaid dividends on, any shares of Preferred Stock (whether or not such dividends have accumulated and whether or not such dividends accrued before or after the completion of the Exchange Offers) in connection with the repurchase of any shares of Preferred Stock in the Exchange Offers or the Special Redemption of any shares of Preferred Stock. The Special Redemption will not prejudice any person’s rights, if any, to receive amounts in connection with the Maryland Action.
If the holders of 66 2∕3% of the outstanding shares of each series of Preferred Stock have consented to the Exchange Offers and the Proposed Amendments and the holders of our Common Stock approve the Proposed Amendments and the issuance of shares of Common Stock in the Exchange Offers at the Special Meeting in accordance with Maryland law, our Charter, our Bylaws and the rules of the NYSE American, we will file the Series B Articles of Amendment and the Series C Articles of Amendment with the SDAT to effect the Proposed Amendments promptly after the expiration of the Exchange Offer. The Company intends to complete the Special Redemption of any shares of Series B Preferred and Series C Preferred that remain outstanding after completion of the Exchange Offers no sooner than eleven (11) business days after the closing of the Exchange Offer relating to any such series of Preferred Stock and as soon as practicable thereafter.
For additional information regarding the Consent Solicitation, see “The Exchange Offers and the Consent Solicitation — Consent Solicitation Provisions.”
Reasons for the Exchange Offers
The Exchange Offers are being conducted in order to improve our capital structure and eliminate our large and growing financial obligation to holders of our Series B Preferred Stock and the liquidation preference of the holders of Preferred Stock, which we believe impede the growth and reduce strategic opportunities available to the Company.
Offer Consideration
The total consideration offered in the aggregate to all series of Preferred Stock is approximately (i) $2,137,285 in cash or approximately 21,372,846 shares of New Preferred Stock with an aggregate liquidation preference of $2,137,285 (exclusive of accumulated dividends) if paying cash would cause us to violate the Cash

Consideration Restrictions, (ii) 10,630,918 newly issued shares of Common Stock, and (iii) for holders of Series C Preferred Stock, warrants to purchase an additional 2,107,629 shares of Common Stock (the “Preferred Stock Consideration”) at a purchase price of $5.00 per share of Common Stock, in each case subject to adjustment for fractional shares. In addition, we expect to (i) pay approximately $1,331,184 in cash or issue approximately 13,311,840 shares of New Preferred Stock with an aggregate liquidation preference of $1,331,184 (exclusive of accumulated dividends) if paying cash would cause us to violate the Cash Consideration Restrictions, and (ii) issue 4,437,280 newly issued shares of Common Stock to constitute the Series B Common Fund pursuant to the Segregation Order.
On October 12, 2022, the Board of Directors determined that, based on the value of the Company’s assets and liabilities and the Company’s financial condition, at the time of closing of the Exchange Offers, the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions and that we will issue shares of New Preferred Stock in lieu of cash in the Exchange Offers.
Trading and Related Matters
We intend to list the Common Stock issuable in the Exchange Offers or upon Special Redemption of any Preferred Stock on the NYSE American. Neither the New Preferred Stock nor the warrants will be listed on any exchange and there will be no active secondary market for such securities.
Differences in Rights of Our Common Stock, Preferred Stock and New Preferred
Stock
The Preferred Stock, New Preferred Stock and Common Stock have different rights. For more information about these differences, see “The Exchange Offers and the Consent Solicitation — Comparison of Rights Between the Preferred Stock, the Common Stock and the New Preferred Stock.”
Terms of the New Preferred Stock
If we issue New Preferred Stock in lieu of cash as a component of the Preferred Stock Consideration, the New Preferred Stock will (w) rank senior to the Series B Preferred Stock and Series C Preferred Stock as to dividends and upon liquidation; (x) be non-participating, and bear cumulative cash dividends from and including the original issue date at a fixed rate equal to 8.25% per annum; (y) bear a liquidation preference of $0.10 per share; and (z) be mandatorily redeemable by us on (A) the 60th day, or such earlier date we may fix, after the date of any public announcement by us of annual or quarterly financial statements that indicate that payment of the redemption price would not cause us to violate the restrictions on payment of distributions to stockholders under section 2-311 of the MGCL unless, before such redemption date, our Board of Directors determines in good faith that our payment of the redemption price for the New Preferred Stock and for any stock ranking on parity with the New Preferred Stock with respect to redemption and which have become redeemable as of the applicable redemption date would cause us to violate the Cash Consideration Restrictions or (B) any date we fix not more than sixty (60) days after any determination by our Board of Directors (which the Board, or a committee thereof, is obligated to undertake after the release of annual and quarterly financial statements and upon any capital raise) in good faith that our payment of the redemption price for the New Preferred Stock and any stock ranking on parity with the New Preferred Stock with respect to redemption rights that have become redeemable as of such redemption date would not cause us to violate the Cash Consideration Restrictions. The New Preferred Stock will not be listed on any exchange. On October 12, 2022, the Board of Directors determined that, based on the value of the Company’s assets and liabilities and the Company’s financial condition, at the time of closing of the Exchange Offers, the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions and that we will issue shares of New Preferred Stock in lieu of cash in the Exchange Offers and as any Preferred Stock Remainder Consideration. See “Description of Securities — New Preferred Stock.”
Terms of the Warrants
Each warrant will be exercisable at an exercise price of $5.00 per share of Common Stock beginning three (3) years from date of consummation of the Exchange Offer for the Series C Preferred Stock.
The warrants will expire at 5:00 p.m., New York time ten (10) years after the date of consummation of the Exchange Offer for the Series C Preferred Stock. Warrants may be exercised only for a whole number of shares of Common Stock. We are not under any obligation to register the Common Stock issuable upon exercise of the warrants. If the Common Stock issuable upon exercise of the warrants is not registered at the time of exercise, holders of the warrants will be required to exercise the warrants on a “cashless basis,” by exchanging the warrants (in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (a) the product of (1) the number of shares of Common Stock underlying the warrants and (2) the excess of the fair market value of our Common Stock over the warrant exercise price by (b) the fair market value of our Common Stock, as determined in accordance with the warrant. If our shares of Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under

Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act. See “Description of Securities — Warrants.”
Market Price Information
On September 9, 2022, the last reported sales price of our Common Stock on the NYSE American was $0.45 per share, the last reported sales price of the Series B Preferred Stock on the OTC Pink was $9.55 per share and the last reported sales price of the Series C Preferred Stock on the OTC Pink was $1.06 per share.
Expiration Date
Each of the Exchange Offers and the Consent Solicitation will expire at 11:59 p.m., New York City time, on October 20, 2022, unless extended or terminated by us, in which case the term “Expiration Date” with respect to any Exchange Offer means the latest time and date on which the Exchange Offer and the Consent Solicitation for such series of Preferred Stock, as so extended, expires.
Settlement Date
The settlement date in respect of Preferred Stock validly surrendered and accepted for exchange in the Exchange Offers will occur at closing of the Exchange Offers. We expect the closing to be at least three (3) business days after the Expiration Date.
Effective Date of Consents to the Exchange Offers and Proposed Amendments
Notwithstanding the date on which your consent to the Exchange Offer and the Proposed Amendment applicable to your series of Preferred Stock is received, a consent will not become effective until the Expiration Date.
Book-Entry and Form
The New Preferred Stock will be issued and maintained in book-entry form registered in the name of DTC.
How to Tender Preferred Stock for Exchange and Deliver Consents to the
Amendments
You should review the Letter of Transmittal closely to determine how to tender your shares. In order to validly tender your shares, you must also consent to the Exchange Offers and the Proposed Amendments in the Consent Solicitation. If your shares of Preferred Stock are held in book-entry through DTC, you should follow the procedures established by DTC and tender your shares of Preferred Stock and consent to the Exchange Offers and the Proposed Amendments in the Consent Solicitation through DTC’s ATOP. If your shares of Preferred Stock are held in the name of your broker, dealer, commercial bank, trust company or other nominee or custodian, and you wish to tender in the Exchange Offers, you should promptly contact the person in whose name your shares of Preferred Stock are held and instruct that person to tender your shares of Preferred Stock and consent to the Exchange Offers and the Proposed Amendments on your behalf. Preferred Holders should be aware that their broker, dealer, commercial bank, trust company or other nominee or custodian may establish their own earlier deadlines for participation in the Exchange Offers and Consent Solicitation. Accordingly, Preferred Holders wishing to participate in the Exchange Offers and Consent Solicitation should contact their broker, dealer, commercial bank, trust company or other nominee or custodian as soon as possible in order to determine the times by which such Preferred Holders must take action in order to participate in the Exchange Offers and Consent Solicitation. See “The Exchange Offers and the Consent Solicitation —  Procedures for Tendering Shares of Preferred Stock.”
Fractional Shares and Warrants
Fractional shares of our Common Stock or New Preferred Stock will not be distributed in the Exchange Offers. Instead, your fraction will be rounded up to the next whole share of Common Stock or New Preferred Stock, as applicable. No fractional warrants will be issued to the holders of Series C Preferred Stock. If a holder of Series C Preferred Stock would be entitled to receive a fractional warrant, the Company will round down to the nearest whole number of the number of warrants to be issued to a holder of Series C Preferred Stock.
Partial Tenders
You must validly tender all shares that you own of a series of Preferred Stock and deliver your consent to the Exchange Offer and the applicable Proposed Amendment in order to participate in the Exchange Offer for that series of Preferred Stock and the Consent Solicitation. No partial tenders within a series of Preferred Stock will be accepted. If you own more than one series of Preferred Stock, you can tender all shares that you own in one series of Preferred Stock and consent to the Exchange Offers and the Proposed Amendment applicable to that series of Preferred Stock without tendering all of the shares that you own in another series of Preferred Stock and consenting to the Proposed Amendment applicable to that series of Preferred Stock.
Withdrawal Rights and Revocation of Consents
Your tender of shares of Preferred Stock pursuant to the Exchange Offers and the Consent Solicitation is irrevocable, except that shares of Preferred Stock tendered pursuant to the Exchange Offers and the Consent Solicitation may be withdrawn at any time prior to the Expiration Date, and after December 19, 2022 (the fortieth (40th) business day after the commencement of the Exchange Offers), for any tendered shares of Preferred Stock not yet accepted for payments by that date, in accordance with the procedures described herein and in the Letter of Transmittal.
For a withdrawal to be effective that was tendered through ATOP, your transmission notice of withdrawal of Preferred Stock must be effected prior to the Expiration Date by a properly transmitted “Request Message” through ATOP. Any such notice of withdrawal must (a) specify the name of the participant in DTC whose name appears on the security position listing as the owner of such shares of Preferred Stock, (b) include a statement that the holder is withdrawing its election to have its Preferred Stock exchanged and contain the description of the Preferred Stock to be withdrawn, (c) be signed by such participant in the same manner as the DTC participant’s name is listed in the applicable Agent’s Message. Withdrawal of your tender before the expiration of the Exchange Offer and Consent Solicitation through DTC’s ATOP will automatically revoke your consent in the Consent Solicitation.
See “The Exchange Offers and the Consent Solicitation —  Withdrawal Rights and Revocation of Consents.”
Conditions Precedent to the Exchange
Offers
Our obligation to accept shares for exchange in each Exchange Offer is conditioned upon, among other things:
•
each Individual Series Minimum Condition;

•
approval of each of the Proposed Amendments by the holders of Common Stock entitled to cast a majority of the votes entitled to be cast on the matter at the Special Meeting;

•
approval of the issuance of shares of Common Stock in the Exchange Offers by the holders of Common Stock by a majority of the votes cast on the proposal at the Special Meeting;

•
the effectiveness of the Registration Statement of which the Prospectus/Consent Solicitation is a part;

•
the effectiveness of the Proposed Amendments; and

•
if we issue New Preferred Stock in lieu of cash, the effectiveness of Articles Supplementary setting forth the terms of the New Preferred Stock.

The Exchange Offer for each series of Preferred Stock is conditioned on the Individual Series Minimum Condition for the other series of Preferred Stock being achieved, and the Company may close the Exchange Offer for any series for which the Individual Series Minimum Condition is satisfied only if the Exchange Offer for the other series also meets the Individual Series Minimum Condition. We will, subject to the rules and regulations of the SEC, in our reasonable judgment, determine whether any of the conditions to an Exchange Offer and the Consent Solicitation have been satisfied and whether to waive any conditions that have not been satisfied. We reserve the right to amend the Exchange Offer for any series of Preferred Stock for any reason in accordance with applicable law. We may terminate the Exchange Offer for any series of Preferred Stock for which any of the conditions have not been satisfied or waived. See “The Exchange Offers and the Consent Solicitation —

Conditions of the Exchange Offers,” “The Exchange Offers and the Consent Solicitation —  Extension, Termination and Amendment,” and “The Exchange Offers and the Consent Solicitation — Waiver of Conditions.”
Consequences of Failure to Exchange Outstanding Preferred Stock
Each Exchange Offer will not be consummated unless, among other things, holders of at least 66 2∕3% of the outstanding shares of each series of Preferred Stock consent to the Exchange Offer and the Proposed Amendment applicable to that series of Preferred Stock.
If the Exchange Offers for the Series B Preferred Stock and Series C Preferred Stock close, all shares of Preferred Stock that are not tendered in the Exchange Offers may be redeemed by the Company pursuant to the Special Redemption right for the Preferred Stock Remainder Consideration applicable to that series of Preferred Stock for a period of two (2) years after the applicable Amendment Effective Date. The Company intends to redeem the Preferred Stock pursuant to the Special Redemption right and pay the applicable Preferred Stock Remainder Consideration to the applicable non-tendering Preferred Holders as soon as reasonably practicable, but no sooner than eleven (11) business days, after the closing of the Exchange Offers. If the Company has not redeemed all of the outstanding shares of Series B Preferred Stock or Series C Preferred Stock for the Series B Remainder Consideration or the Series C Remainder Consideration, as the case may be, pursuant to the Special Redemption right within sixty-five (65) days after the Amendment Effective Date, upon the written request of any holder of any outstanding share of Series B Preferred Stock or Series C Preferred Stock, as the case may be, which is made within two (2) years after the Amendment Effective Date, the Company must effect the Special Redemption for the applicable Preferred Stock Remainder Consideration of all outstanding shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, on the date fixed by the Company within ninety (90) days of such request, subject to any delay required by the Company to comply with applicable Maryland law relating to limitations on payment of any cash portion of the Preferred Stock Remainder Consideration. If any shares of Series B Preferred Stock or Series C Preferred Stock (not otherwise participating in the Exchange Offers) have still not been redeemed by the second (2nd) anniversary of the Amendment Effective Date, such shares will remain outstanding with all of their current rights, preferences and privileges.
If holders of at least 66 2∕3% of each series of Preferred Stock do not consent to the Exchange Offers and the Proposed Amendments and the Company is not able to complete the Exchange Offers and the Consent Solicitation, we believe that there could be significant adverse consequences to the Company if the contemplated Exchange Offers and the related Special Redemptions of our Series B Preferred Stock and Series C Preferred Stock are not successfully completed. If the required approvals from holders of both the Series B Preferred Stock and Series C Preferred Stock, as well as the Common Stock are not received, and/or we are not able to otherwise complete the Exchange Offers and the related Special Redemptions, then we may not be able to meet our financial or business objectives. In light of the continuing turmoil in the mortgage market and rising interest rates, our ability to continue our operations is dependent upon our ability to raise capital, successfully implement our strategic initiatives and engage in operations that contribute sufficient additional cash flow to enable us to meet our current and future expenses. Our future financial performance and success are dependent in large part upon our ability to implement our contemplated strategies successfully. Our ability to raise future capital may be dependent on third parties who, in the past, have either been hesitant to lend or invest in the Company due to the capital structure of the Company, including the Series B Preferred Stock and Series C Preferred Stock, or have offered terms which our Board of Directors has determined are not in our best interests. To the extent the Exchange Offers and the related Special Redemptions are not successful in eliminating our outstanding Preferred Stock, we may be unable to raise the additional capital required to permit us to implement our strategic initiatives and continue our operations as planned, thereby requiring us to further reduce our operating costs and expenses so that our income can cover those costs and expenses. If we are not able to complete the Exchange Offers and the related Special Redemptions and improve our near-term liquidity, we also will need to consider other restructuring alternatives available to us at that time. Those alternatives may include, but are not limited to, (i) the transfer of certain of our assets to our lenders to fulfill our obligations, (ii) the sale of profitable assets or of the Company, (iii) a distribution or spin-off of profitable assets, (iv) liquidation or distribution of our assets, (v) alternative offers to exchange our outstanding securities and debt obligations, (vi) the incurrence of additional debt, (vii) obtaining additional equity capital on terms that may be onerous or highly dilutive and/or (viii) joint ventures.
In addition, the holders of our outstanding $15 million in Convertible Debt have extended the maturity date of the Convertible Debt until May 9, 2025 (with three (3) principal payments of $5 million on each of May 9, 2023, May 9, 2024 and May 9, 2025), conditioned on our completion of the Exchange Offers and providing notice of redemption of the remaining Preferred Stock by October 31, 2022. If we do not complete the Exchange Offers and provide such notice, the Convertible Debt will be due on November 9, 2022, which also could have a material adverse effect on our business and financial position.
For a more complete description of the risks relating to our failure to complete the Exchange Offers, see “Risk Factors — Risks Related to the Exchange Offers and the Consent Solicitation.”
Material U.S. Federal Income Tax Considerations
Please see the section titled “Material U.S. Federal Income Tax Considerations” below. You are urged to consult your own tax advisors for a full understanding of the tax considerations of participating in the Exchange Offers in light of your own particular circumstances.
Plans and Proposals
We expect to fund the cash portion of the Cash/New Preferred Stock Portions in the Exchange Offers and the cash portion of the Preferred Stock Remainder Consideration (if we pay cash as part of the Exchange Offers) with cash on hand. In addition, the holders of our outstanding $15 million in Convertible Debt have extended the maturity date of the Convertible Debt until May 9, 2025 (with three (3) principal payments of $5 million on each of May 9, 2023, May 9, 2024 and May 9, 2025), conditioned on our completion of the Exchange Offers and providing notice of redemption of the remaining Preferred Stock by October 31, 2022. If we do not complete the Exchange Offers and provide such notice, the Convertible Debt will be due on November 9, 2022.
We do not otherwise, with the exception of the Exchange Offers and the extension of the maturity date on our Convertible Debt, have any plans, proposals or negotiations that would result in any material change in our corporate structure or business. We do not have any plans, proposals or negotiations which would relate to or result in our Common Stock becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act.
Exchange Agent
American Stock Transfer & Trust Company
Transfer Agent and Warrant Agent
American Stock Transfer & Trust Company
Information Agent and Solicitation Agent
D.F. King & Co., Inc.
Regulatory Approvals
We are not aware of any other material regulatory approvals necessary to complete the Exchange Offers, other than the obligation to comply with applicable securities laws.
Appraisal Rights and Right to Petition for Fair Value
The Preferred Holders will not have appraisal rights, rights of objecting stockholders or any contract right to petition for fair value, in the Exchange Offers, the Consent Solicitation or the Proposed Amendments. The

Company will not independently provide such a right. Under section 3-202(a)(4) of the MGCL, stockholders generally have the right to petition for fair value when the charter is amended in a way that substantially affects the stockholders’ rights and alters the contract rights as expressly set forth in the charter. However, section 3-202(a)(4) of the MGCL provides an exception from this general rule for situations where the Charter reserves the power to amend the charter to alter contract rights, including amendments that substantially adversely affect stockholders’ rights. Article VIII of our current Charter expressly reserves the power to amend the Charter to alter the contract rights of our existing stockholders.
Further Information
If you have questions regarding the Exchange Offers or the Consent Solicitation or the procedures for exchanging your Preferred Stock in the Exchange Offers in accordance with the Letter of Transmittal, or if you require additional Exchange Offers materials, please contact:
D.F. King & Co., Inc.
48 Wall Street, 22 Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (888) 280-6942

RISK FACTORS
In deciding whether to tender your shares of Preferred Stock pursuant to the Exchange Offers and the Consent Solicitation, you should read carefully this Prospectus/Consent Solicitation and the documents to which we refer you. You should also carefully consider the following factors.
Summary of Risk Factors
Risks Related to the Exchange Offers and Consent Solicitation
•
Consideration of other restructuring alternatives which may be less favorable to holders of Preferred Stock;

•
Our Common Stock is subordinate to our indebtedness and Preferred Stock;

•
Compliance with Maryland law;

•
No benefit to us or our stockholders;

•
Conditions to the Exchange Offers may be waived;

•
The Exchange Offers may be terminated, cancelled or delayed;

•
Shares of Preferred Stock may remain outstanding;

•
Tendering stockholders may be required to return their consideration;

•
The Series B Consideration may be reduced;

•
Value received in the Exchange Offers may be lower than value of Preferred Stock;

•
No market for the warrants;

•
No registration of Common Stock underlying the warrants;

•
No Board of Directors recommendation regarding Exchange Offers; and

•
Need to follow procedures in Exchange Offers.

Risks Related to Our Business
•
Need to increase profitability of mortgage operations;

•
Ongoing obligation to satisfy our debt obligations;

•
COVID-19 and continuing impact of the pandemic;

•
Use of financial leverage and alternative exit strategies;

•
Ability to implement technological changes;

•
Impact of parties which service or sub-service our mortgage loans;

•
Higher delinquencies in our NonQM product offerings;

•
Cybersecurity risks;

•
Ability to complete securitizations;

•
Ability to access financing sources;

•
Loss of key executives;

•
Legal proceedings;

•
Ineffectiveness of hedging strategies;

•
Ability to use NOLs;

•
Accuracy of information provided by our customers and counterparties;

•
Representations and warranties in our agreements;

•
Geographic concentration of our mortgages;

•
Creditors rank ahead of equity holders in liquidations; and

•
Effectiveness of our risk management policies and internal controls.

Risks Related to Our Industry
•
Interest rate risk;

•
Borrower risk;

•
Decline in real estate values;

•
Changes in the economy;

•
Replacement of LIBOR benchmark; and

•
Litigation.

Risks Related to Regulation
•
Loss or suspension of approvals from GSE’s;

•
Effect of local, state and federal laws and regulation; and

•
Regulatory proceedings.

Risks Related to Our Common Stock
•
Continued satisfaction of NYSE American listing standards;

•
Volatile share price and limited trading volume;

•
Dilution and lower market-price from issuance of additional shares of Common Stock or other securities;

•
No expectation of dividends;

•
Concentration of share ownership; and

•
Antitakeover provisions in our Charter, Maryland law and our NOL Rights Plan.

Risks Related to the Exchange Offers and the Consent Solicitation
If we are unable to consummate the Exchange Offers and the related Special Redemption of our outstanding Preferred Stock, we may need to consider other restructuring alternatives available to us at that time, which could materially adversely affect our business and financial position.
We believe that there could be significant adverse consequences to the Company if the contemplated Exchange Offers and the related Special Redemptions of our Series B Preferred Stock and Series C Preferred Stock are not successfully completed. If the required approvals from holders of both the Series B Preferred Stock and Series C Preferred Stock, as well as the Common Stock, are not received, and/or we are not able to otherwise complete the Exchange Offers and the related Special Redemptions, then we may not be able to meet our financial or business objectives. This could result in a material adverse effect on the Company. In light of the continuing turmoil in the mortgage market and rising interest rates, our ability to continue our operations is dependent upon our ability to raise capital, successfully implement our strategic initiatives and engage in operations that contribute sufficient additional cash flow to enable us to meet our current and future expenses. Our future financial performance and success are dependent in large part upon our ability to implement our contemplated strategies successfully. Our ability to raise future capital may be dependent on third parties who, in the past, have either been hesitant to lend or invest in the Company due to the capital structure of the Company, including the Series B Preferred Stock and Series C Preferred Stock, or have offered terms which our Board of Directors has determined are not in our best interests. To the extent the

Exchange Offers and the related Special Redemptions are not successful in eliminating our outstanding Preferred Stock, we may be unable to raise the additional capital required to permit us to implement our strategic initiatives and continue our operations as planned, thereby requiring us to further reduce our operating costs and expenses so that our income can cover those costs and expenses. This could result in a material adverse effect on the Company. If we are not able to complete the Exchange Offers and the related Special Redemptions and improve our near-term liquidity, we also will need to consider other restructuring alternatives available to us at that time. Those alternatives may include, but are not limited to, (i) the transfer of certain of our assets to our lenders to fulfill our obligations, (ii) the sale of profitable assets or of the Company, (iii) a distribution or spin-off of profitable assets, (iv) liquidation or distribution of our assets, (v) alternative offers to exchange our outstanding securities and debt obligations, (vi) the incurrence of additional debt, (vii) obtaining additional equity capital on terms that may be onerous or highly dilutive and/or (viii) joint ventures.
In addition, the holders of our outstanding $15 million in Convertible Debt have extended the maturity date of the Convertible Debt until May 9, 2025 (with three principal payments of $5 million on each of May 9, 2023, May 9, 2024 and May 9, 2025), conditioned on our completing the Exchange Offers and providing notice of redemption of the remaining Preferred Stock by October 31, 2022. If we do not complete the Exchange Offers and provide such notice, the Convertible Debt will be due on November 9, 2022, which also could have a material adverse effect on our business and financial position.
Any alternative restructuring could be on terms less favorable to the Preferred Holders than the terms of the Exchange Offers and the Consent Solicitation.
Any alternative restructuring that we may pursue in the event that the Exchange Offers are not completed could be on terms that are less favorable to the Preferred Holders than the terms of the Exchange Offers and the Consent Solicitation, and Preferred Holders could receive little or no consideration for their shares of Preferred Stock. In the event that both of the Exchange Offers are not approved, the Preferred Holders for each series of Preferred Stock will retain their existing rights, including their liquidation and dividend rights (if any), and there can be no assurance that the Preferred Holders will receive the value associated with those rights in one or more of alternative restructuring options that the Company will pursue in the event that the Exchange Offers are not approved. There are no restrictive covenants or other obligations under the Articles Supplementary for each series of Preferred Stock that limit the Company’s ability to complete a transfer, sale, distribution or spin-off of profitable assets. Moreover, in any such alternative there can be no assurance that Preferred Holders will be offered the right to exchange their Preferred Stock or would be entitled to a vote in respect of any such alternative.
Our Common Stock is equity and therefore is subordinate to our indebtedness and Preferred Stock.
Our Common Stock constitutes equity interests and does not constitute indebtedness. As such, Common Stock will rank junior to all current and future indebtedness and other non-equity claims on us with respect to assets available to satisfy claims against us, including in the event of our liquidation. We may, and our other subsidiaries may also, incur additional indebtedness from time to time and may increase our aggregate level of outstanding indebtedness. As of June 30, 2022, we had outstanding (i) $15.0 million of Convertible Debt; (ii) Junior Subordinated Notes with an outstanding principal balance of $62.0 million and (iii) warehouse facilities with third-party lenders which are secured by and used to fund residential mortgage loans until such loans are sold. Additionally, holders of Common Stock are subject to the prior dividend and liquidation rights of any holders of our Preferred Stock that may be outstanding from time to time. The Board of Directors is authorized to cause us to issue additional classes or series of preferred stock without any action on the part of our stockholders. If we issue preferred shares in the future that have a preference over our Common Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred shares with voting rights that dilute the voting power of the Common Stock, then the rights of holders of our Common Stock or the market price of our Common Stock could be adversely affected.
We may not be able to pay cash upon completion of the Exchange Offers or the Special Redemption, and we will not be able to pay dividends on or redeem the New Preferred Stock, if we do not meet the applicable requirements under Maryland law for a distribution.
Under section 2-311 of the MGCL, a Maryland corporation generally cannot pay a dividend or make any other distribution to its stockholders, including a redemption or repurchase of shares of stock in exchange for cash, other assets or indebtedness of the corporation, if, after giving effect to the dividend or other distribution: (a) the corporation would not be able to pay its debts as they become due in the usual course of business; or (b) the corporation’s total assets would be less than the sum of the corporation’s total liabilities plus, unless its charter permits otherwise (which our Charter does not), the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. Notwithstanding this restriction, a Maryland corporation may make a distribution from: (i) its net earnings for the fiscal year in which the distribution is made; (ii) its net earnings for the preceding fiscal year; or (iii) the sum of its net earnings for its preceding eight fiscal quarters even if, after such distribution, the corporation’s total assets would be less than its total liabilities, if, after giving effect to the distribution, the corporation would be able to pay its debts as they become due in the usual course of its business. The Company does not have net earnings during the current or preceding fiscal year, or over the prior eight fiscal quarters. As of June 30, 2022, the Company’s total assets, calculated in accordance with GAAP, exceeded its total liabilities by $3.452 million, following operating losses during the first and second quarters of 2022 of $26.3 million, or approximately $4.4 million per month. If all outstanding shares of Preferred Stock participate in the Exchange Offers, the total amount of cash payable in exchange for tendered shares of Preferred Stock would be approximately $2.14 million, and if the minimum two-thirds (2/3rds) of the outstanding shares of each series of Preferred Stock participate in the Exchange Offers, the total amount of cash payable in exchange for tendered shares of Preferred Stock would be approximately $1.43 million. On October 12, 2022, the Board of Directors determined that, based on the value of the Company’s assets and liabilities and the Company’s financial condition, at the time of closing of the Exchange Offers, the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions and that we will issue shares of New Preferred Stock in lieu of cash in the Exchange Offers. Further, we may not pay dividends on, or redeem, any shares of New Preferred Stock issued in the Exchange Offers or upon the redemption of any shares of Series B Preferred Stock or Series C Preferred Stock that remain outstanding after the completion of the Exchange Offers until such time as such payment or redemption would not violate the restrictions under section 2-311 of the MGCL on payment of distributions to our stockholders, as well as our contractual obligations and requirements of other laws. As a result, we may never be able to pay dividends on, or redeem, any shares of New Preferred Stock that you receive in the Exchange Offers or subsequent redemption of your shares of Series B Preferred Stock or Series C Preferred Stock.
The Exchange Offers may not benefit us or our stockholders.
The Exchange Offers may not enhance stockholder value or improve the liquidity and marketability of our Common Stock. As of September 9, 2022, there were 21,500,935 outstanding shares of Common Stock and 2,070,678 outstanding shares of Preferred Stock. This recapitalization will significantly increase the number of outstanding shares of Common Stock. If all of the outstanding Common Stock available for issuance under the Exchange Offers are issued, including the shares underlying the warrants issued to former holders of Series C Preferred Stock and the shares of Common Stock issuable to the Series B Common Fund, there will be approximately 17,175,827 new shares of Common Stock outstanding in addition to the Common Stock that was outstanding prior to the Exchange Offers.
As a result, the Exchange Offers may result in an immediate decrease in the market value of the Common Stock. In addition, factors unrelated to our stock or our business, such as the general perception of the Exchange Offers and the Consent Solicitation by the investment community, may cause a decrease in the value of the Common Stock and impair its liquidity and marketability. Prior performance of the Common Stock may not be indicative of the performance of the Common Stock after the Exchange Offers. Stock market volatility, as well as general economic, market or political conditions, could cause a reduction in the market price and liquidity of the Common Stock following the Exchange Offers and the Consent Solicitation, particularly if the Exchange Offers and the Consent Solicitation are not viewed favorably by the investment community.
If completion of our Exchange Offers does not qualify as a reorganization under the Internal Revenue Code of 1986, as amended (the “Code”), you may be taxed on the full amount of the consideration you receive from us.
We believe that the exchange of Common Stock, cash (if applicable), New Preferred Stock (if applicable) and warrants, if any, for all of a holder’s Preferred Stock pursuant to the Exchange Offers should be treated for U.S. federal income tax purposes as a recapitalization within the meaning of section 368 of the Code. In such case, Preferred Holders who participate in the Exchange Offers will generally not recognize loss and will recognize gain only to the extent they receive cash, New Preferred Stock, and/or warrants in the Exchange Offers. The U.S. federal income tax treatment described above, however, is not free from doubt. If we complete our Exchange Offers in a manner in which the Exchange Offers do not qualify for the U.S. federal income tax treatment described above, you may be taxed on any gain you realize up to the full Preferred Stock Consideration.
We may choose to waive any of the conditions of the Exchange Offers that we are permitted by law to waive.
The consummation of the Exchange Offer for each series of Preferred Stock is subject to, and conditioned upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and the Consent Solicitation — Conditions of the Exchange Offers”. These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offers regardless of the circumstances, including any action or inaction by us, giving rise to the condition. These conditions may be waived by us in whole or in part at any time or from time to time in our sole discretion, in accordance with law. Accordingly, we may elect to waive certain conditions to allow an Exchange Offer to close, notwithstanding the fact that one or more condition may not have been satisfied.
The Exchange Offers may be terminated, cancelled or delayed.
Consummation of the Exchange Offers is subject to a number of conditions described in this Prospectus/Consent Solicitation. We reserve the right to amend the Exchange Offer for any series of Preferred Stock for any reason in accordance with applicable law. We may terminate the Exchange Offer for any series of Preferred Stock for which any of the conditions have not been satisfied or waived. In addition, even if any or all of the Exchange Offers are completed, each of the Exchange Offers may not be completed on the schedule described in this Prospectus/Consent Solicitation. The Exchange Offers may be delayed by a waiver of any of the conditions of the Exchange Offers. Accordingly, Preferred Holders participating in the Exchange Offers may have to wait longer than expected to receive their consideration.
Shares of Preferred Stock may remain outstanding and continue to have dividend and liquidation rights that are senior to our Common Stock.
If all of the shares of Preferred Stock do not participate in the Exchange Offers, shares of our Series B Preferred Stock and Series C Preferred Stock will remain outstanding after the Exchange Offers are consummated. However, upon the effectiveness of the Proposed Amendments, we will have the right to redeem all remaining outstanding shares of Preferred Stock (and the Preferred Stock will be subject to redemption on notice by the holders thereof) pursuant to the Special Redemption right for the Preferred Stock Remainder Consideration for up to two (2) years from the Amendment Effective Date. If we have not redeemed all the shares of a series of Preferred Stock, shares of our Preferred Stock for that affected series will remain outstanding. Holders of our Preferred Stock have certain rights that holders of our Common Stock do not. These include rights to dividends in priority to dividends on our Common Stock (including, in the case of Series B Preferred Stock, a cumulative dividend) and a right to receive, upon a liquidation of our company, a preference amount out of the assets available for distribution to stockholders before any distribution can be made to holders of our Common Stock. If we were to file for bankruptcy, holders of our shares of Preferred Stock that remain outstanding would have a claim in bankruptcy that is senior to any claim holders of our Common Stock would have. In addition, if shares of our Preferred Stock remain outstanding after the Exchange Offers close, we may determine in the future to offer to exchange or repurchase shares of our then outstanding Preferred Stock on terms that are more favorable than the terms of the Exchange Offers.
Tendering stockholders may be required to return their consideration if a court were to determine that the Exchange Offers constituted a fraudulent transfer under federal or state laws or, with respect to the cash portion of the Cash/New Preferred Stock Portions, an unlawful distribution under the MGCL.
A payment or transfer of property can subsequently be voided if a court finds that the payment or transfer constituted a “fraudulent” transfer. There are generally two standards used by courts to determine whether a transfer was fraudulent under federal or state law.

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First, a transfer will be deemed fraudulent if it was made with the actual intent to hinder, delay or defraud current or future creditors.

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Second, a transfer will be considered fraudulent if the transferor received less than reasonably equivalent value in exchange for the payment or transfer of property and either (a) was insolvent at the time of the transaction, (b) was rendered insolvent as a result of the transaction, (c) was engaged, or about to engage, in a business or transaction for which its assets were unreasonably small, or (d) intended to incur, or believed, or should have believed, it would incur, debts beyond its ability to pay as such debts mature.

Litigation seeking to void the Exchange Offers as fraudulent transfers would have to be commenced by our creditors or someone acting on their behalf, such as a bankruptcy trustee. If such litigation is instituted, we cannot assure you as to what standard a court would apply in order to determine whether we were “insolvent” as of the date the Exchange Offers was closed, or that a court would not determine that we were insolvent on the date of closing of the Exchange Offers. We can also not assure you that a court would not determine that the Exchange Offers constituted fraudulent transfers on another ground.
The definition of “insolvent” will vary depending upon the law of the jurisdiction which is being applied. Under the Bankruptcy Code, we would be considered insolvent if the sum of all our liabilities is greater than the value of all our property at a fair valuation. However, under state law courts sometimes consider whether an entity is able to pay its debts as they become due. The foregoing standards are applied on a case-by-case basis to determine the insolvency of a particular entity. Because there can be no assurance which jurisdiction’s fraudulent transfer law would be applied by a court, there can be no assurance as to what standard a court would apply in order to determine insolvency.
If a court determines the Exchange Offers constituted fraudulent transfers, the Exchange Offers could be voided. If the Exchange Offers are deemed a fraudulent transfer, holders of the Preferred Stock that successfully tender their shares may be required to return the consideration received for their Preferred Stock, and such holders would be returned to their original position as a holder of Preferred Stock.
Under the MGCL, the payment of the cash portion of the Cash/New Preferred Stock Portions would be considered an unlawful distribution if, as of the date the cash consideration is transferred to the tendering Preferred Holders and after giving effect to the payment, the Company would not be able to pay its indebtedness as such indebtedness becomes due in the usual course of the business or its liabilities would exceed its assets.
The aggregate value participants in the Exchange Offers and Consent Solicitation receive may be lower than the value of their Preferred Stock.
The sum of the market value of the Common Stock, warrants and the cash or, if payment of cash would cause us to violate the Cash Consideration Restrictions, New Preferred Stock being offered per share of Preferred Stock in the Exchange Offers and the Consent Solicitation is lower than the liquidation preference per share of the Preferred Stock. The shares of Series B Preferred Stock have a liquidation preference of $25 per share plus accumulated cash dividends of $29.88 per share as of June 30, 2022, which cumulative dividend increases by $0.5859 per share of Series B Preferred Stock every quarter. The holders of the Series B Preferred Stock are being offered $3.00 in cash, or thirty (30) shares of New Preferred Stock if payment of cash would cause us to violate the Cash Consideration Restrictions, and 13.33 shares of Common Stock. The shares of Series C Preferred Stock have a liquidation preference of $25 per share plus any unpaid dividends. The holders of the Series C Preferred Stock are being offered per share of Series C Preferred Stock $0.10 in cash, or one (1) share of New Preferred Stock if payment of cash would cause us to violate the Cash Consideration Restrictions, 1.25 shares of Common Stock and 1.5 warrants to purchase an additional 1.5 shares of Common Stock at an exercise price of $5.00 per share. During the last twenty (20) trading days ending on September 9, 2022 the Common Stock has traded in a range of $0.40 to $0.54 per share and we can provide no assurance that the value of our Common Stock will increase after the Exchange Offers are completed. The aggregate value of the consideration per share in the Exchange Offers and the Consent Solicitation is lower than the liquidation preference per share of the Series B Preferred Stock and the Series C Preferred Stock. If the Exchange Offers are consummated, assuming all shares of Preferred Stock participate, approximately $19.9 million in accumulated and unpaid dividends on the Series B Preferred

Stock (through June 30, 2022) will not be paid, no further dividends on the Series B Preferred Stock will accumulate, and the Preferred Stock will be eliminated, including its liquidation preference. In connection with the Exchange Offers and the Special Redemption of any Preferred Stock that remains outstanding after the Exchange Offers are consummated, the Company will have no obligation to pay or make allowance for the liquidation preference of, or any accrued or unpaid dividends on, any shares of Preferred Stock (whether or not such dividends have accumulated and whether or not such dividends accrued before or after the Amendment Effective Date) as part of the Preferred Stock Consideration or the Preferred Stock Remainder Consideration. The exchange of the Series B Preferred Stock as contemplated by the Exchange Offers will not prejudice any person’s rights, if any, to receive amounts in connection with the Maryland Action.
The New Preferred Stock is subordinate to our debt, and your interests could be diluted by the issuance of additional shares of preferred stock, including additional shares of New Preferred Stock, and by other transactions.
As of June 30, 2022, our total indebtedness was approximately $130.2 million, and we may incur significant additional debt in the future. The New Preferred Stock is subordinate to all of our existing and future debt. Our existing debt restricts, and our future debt may include restrictions on, our ability to pay dividends to preferred stockholders in the event of a default under the debt facilities.
Other than the limited voting rights as described under “Description of New Preferred Stock — Limited Voting Rights” below, none of the provisions relating to the New Preferred Stock relate to or limit our indebtedness or afford the holders of the New Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of the New Preferred Stock.
The New Preferred Stock has no maturity date or sinking fund.
The New Preferred Stock has no maturity date. Accordingly, unless we meet the requirements for mandatory redemption of the New Preferred Stock, the New Preferred Stock will remain outstanding indefinitely. The New Preferred Stock is not subject to any sinking fund.
As a holder of New Preferred Stock you have extremely limited voting rights.
Your voting rights as a holder of New Preferred Stock will be extremely limited. Our common stock is the only class or series of our stock carrying full voting rights. Voting rights for holders of New Preferred Stock exist primarily with respect to material and adverse changes in the terms of such New Preferred Stock and the authorization, creation or issuance of other classes or series of preferred stock ranking senior to the New Preferred. See “Description of New Preferred Stock — Limited Voting Rights” in this prospectus/consent solicitation.
We may not have sufficient earnings and profits in order for distributions on the New Preferred Stock to be treated as dividends.
The dividends payable by us on the New Preferred Stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes, at the time of payment. If that were to occur, it would result in the amount of dividends that exceed our earnings and profits being treated first as a return of capital to the extent of the holder’s adjusted tax basis in the New Preferred Stock and then, to the extent of any excess over such adjusted tax basis, as capital gain. See “Material U.S. Federal Income Tax Considerations” in this prospectus/consent solicitation.
There will be no market for the New Preferred Stock.
The New Preferred Stock is a new issue of securities and we will not list the New Preferred Stock on the NYSE American or any other securities exchange and there will be no active secondary market for the New Preferred Stock.
The New Preferred Stock bears a risk of redemption by us.
We will be required to redeem all outstanding shares of New Preferred Stock, in whole, but not in part, for cash, at a redemption price of $0.10 per share, plus any accrued and unpaid dividends (whether or not declared) on such shares of New Preferred Stock to, but not including, the redemption date (other than any dividend with a dividend record date before the applicable redemption date and a dividend payment date after the applicable redemption date, which will be paid on the dividend payment date notwithstanding prior redemption of such shares), on (A) the 60th day, or such earlier date we may fix, after the date of any public announcement by us of annual or quarterly financial statements that indicate that payment of the redemption price would not cause us to violate the restrictions on payment of distributions to stockholders under section 2-311 of the MGCL unless, prior to such redemption date, our Board of Directors determines in good faith that the payment by us of the redemption price for the New Preferred Stock and for any stock ranking on parity with the New Preferred Stock with respect to redemption and which have become redeemable as of the applicable redemption date would cause us to violate the Cash Consideration Restrictions, or (B) any date we fix not more than sixty (60) days after any determination by our Board of Directors (which the Board, or a committee thereof, is obligated to undertake after the release of annual and quarterly financial statements and upon any capital raise) in good faith that the payment by us of the redemption price for the New Preferred Stock and any stock ranking on parity with the New Preferred Stock with respect to redemption rights that have become redeemable as of such redemption date would not cause us to violate the Cash Consideration Restrictions. We currently intend to redeem the New Preferred Stock for cash promptly when we are legally and contractually permitted to do so. Any such redemption may occur at a time that is unfavorable to holders of the New Preferred Stock.
The number of shares of our preferred stock outstanding may increase as a result of the Exchange Offers, which could adversely affect our business, financial condition and results of operations if we are unable to redeem shares of our New Preferred Stock.
While we are required to redeem the New Preferred Stock as soon as we meet the conditions set forth in our Charter, there can be no assurance we will be able to pursue such redemption because of the Cash Consideration Restrictions. Until such time as the New Preferred Stock has been redeemed, our number of shares of preferred stock outstanding will increase as a result of this issuance of New Preferred Stock.
The issuance of additional shares of New Preferred Stock could have significant consequences on our future operations, including:
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reducing the availability of our cash flow for general corporate purposes, and limiting our ability to obtain additional financing for these purposes; and

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limiting our flexibility in planning for, or reacting to, and increasing our vulnerability to, changes in our business, and adverse changes in the industry in which we operate and the general economy.

Any of the above-listed factors could have an adverse effect on our business, financial condition and results of operations.
There will be no market for the warrants.
The warrants will be exercisable for shares of our Common Stock three (3) years after consummation of the Exchange Offer for the Series C Preferred Stock. The warrants will not be listed on the NYSE American or any other securities exchange and there will be no active secondary market for such warrants.
We are not registering the Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise its warrants except on a cashless basis and potentially causing such warrants to expire worthless.
We are not registering the Common Stock issuable upon exercise of the warrants under the Securities Act or any state securities laws at this time. Under the terms of the warrant agreement, we may, but are not required to, file a registration statement under the Securities Act covering such shares. We cannot assure you that we will file such a registration statement or maintain the effectiveness of a registration statement if, for example, any facts or events arise which represent a fundamental change in the information set forth in the registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the Common Stock issuable upon exercise of the warrants is not registered at the time of exercise, holders of the warrants will be required to exercise the warrants on a “cashless basis,” by exchanging the warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (a) the product of (1) the number of shares of Common Stock underlying the warrants and (2) the excess of the fair market value of our Common Stock over the warrant exercise price by (b) the fair market value of our Common Stock, as determined in accordance with the Warrant Agreement. If our shares of Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act. In no event will we be required to net cash settle any warrant, or issue securities or other compensation in exchange for the warrants in the event that we are unable to register or qualify the shares underlying the warrants under applicable state securities laws and no exemption is available. If the issuance of the shares upon exercise of the warrants is not so registered or qualified or exempt from registration or qualification, the holder of such warrant shall not be entitled to exercise such warrant and such warrant may have no value and expire worthless.
We may amend the terms of the warrants in a manner that may be adverse to holders of public warrants with the approval by the holders of a majority of the then outstanding warrants.
Our warrants will be issued in registered form under a warrant agreement between American Stock Transfer & Trust Company as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants. Accordingly, we may amend the terms of the public warrants in a manner adverse to a holder if holders of a majority of the then outstanding public warrants approve of such amendment. Although our ability to amend the terms of the public warrants with the consent of a majority of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, shorten the exercise period or decrease the number of ordinary shares purchasable upon exercise of a warrant.
Our Board of Directors is not making a recommendation as to whether you should tender your shares in the Exchange Offers and we have not obtained a third-party determination that the Exchange Offers and the Consent Solicitation are fair to holders of Preferred Stock.
We are not making a recommendation as to whether holders of Preferred Stock should exchange their shares in the Exchange Offers. We have not retained, and do not intend to retain, any unaffiliated representative to act solely on behalf of the holders of Preferred Stock for purposes of negotiating the Exchange Offers and the Consent Solicitation or preparing a report concerning the fairness of the Exchange Offers and the Consent Solicitation. The value of the cash and securities to be issued in the Exchange Offers and the Consent Solicitation may not equal or exceed the value of the Preferred Stock tendered. You must make your own independent decision regarding your participation in the Exchange Offers and the Consent Solicitation.
You may not receive your Preferred Stock Consideration in the Exchange Offers if you do not properly follow the Exchange Offers procedures.
We will issue your Preferred Stock Consideration in exchange for your shares of Preferred Stock only if you properly tender the shares of Preferred Stock before expiration of the Exchange Offers. Neither we nor the Exchange Agent are required to tell you of any defects or irregularities with respect to your tender of shares of Preferred Stock. If you are the beneficial holder of shares of Preferred Stock that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such shares of Preferred Stock in the Exchange Offers, you should promptly contact the person through whom your shares of Preferred Stock are held and instruct that person to tender on your behalf in accordance with the procedures described in this Prospectus/Consent Solicitation and the accompanying Letter of Transmittal.
Risks Related to Our Business
Our long-term success is primarily dependent on our ability to increase the profitability of our mortgage originations.
We believe that a key driver for our Company will be increasing the profitability of our mortgage lending operations. Our success is dependent on many factors such as the documentation and data capture technology we employ, increasing our loan origination operational capacities, increasing our mortgage origination efficiencies, attracting qualified employees, ability to maintain our approvals and sell or securitize loans eligible for sale to Fannie Mae, Freddie Mac, Ginnie Mae and other investors, ability to increase our mortgage servicing portfolio, the ability to obtain adequate warehouse borrowing capacity, the ability to adequately maintain loan quality and manage the risk of losses from loan repurchases, the changing regulatory environment for mortgage lending and the ability to fund our originations.
If we are unable to generate sufficient net earnings from our mortgage lending operations, we may be unable to satisfy our future operating costs and liabilities, including repayment of our debt obligations, which may materially and adversely affect our financial condition and results of operations.
If we are unable to satisfy our debt obligations or to meet or maintain the requisite financial covenant requirements with our lenders, our financial condition and results of operations may be materially and adversely effected.
We have significant debt obligations including:
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$15 million remaining of Convertible Debt;

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Junior Subordinated Notes with an outstanding principal balance of $62.0 million at June 30, 2022 and due March 2034; and

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Warehouse facilities with third-party lenders which are secured by and used to fund residential mortgage loans until such loans are sold.

Our ability to make scheduled payments on our debt obligations depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flow from operations in the future sufficient to service our debt. If we are unable to generate cash flow from operations, we may be required to pursue one or more alternatives, including, but not limited to, monetizing certain assets, restructuring debt and/or pursuing actions to reorganize the capital structure or obtaining additional equity capital on terms that may be unfavorable to us or, highly dilutive to our stockholders and other stakeholders. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could have a material adverse effect on our financial condition and results of operations. Additionally, if we are unable to sell loans timely to repay our warehouse lenders, our liquidity may be adversely affected.
In addition, our credit and warehouse facilities contain covenants, including requirements to maintain a certain minimum net worth, liquidity, litigation judgment thresholds, debt ratios, profitability levels and other customary debt covenants. A breach of the covenants can result in an event of default under our facilities and as such allows the lender to pursue certain remedies, including foreclosure on our assets. Furthermore, a breach under one facility may constitute a cross default under other agreements which would allow counterparties to pursue additional remedies against us. At June 30, 2022, we were not in compliance with certain financial covenants under our warehouse facilities and received the necessary waivers. In the event we are in noncompliance with our debt obligations, we cannot provide any assurance that we will be able to obtain waivers in the event of future noncompliance of our debt obligations.
Further spread of COVID-19 or any mutations thereof could negatively impact the availability of key personnel necessary to conduct our business.
The continued effects of the pandemic could adversely impact our financial condition and results of operations due to interrupted service and availability of personnel, including our executive officers and other employees that are part of our management team and an inability to recruit, attract and retain skilled personnel. To the extent our management or personnel are impacted in significant numbers by the outbreak of pandemic or epidemic disease and are not available or allowed to conduct work, our business and operating results may be negatively impacted. Additionally, the pandemic could negatively impact our ability to ensure operational continuity in the event our business continuity plan is not effective or ineffectively implemented or deployed during a disruption.

The continued impact of the COVID-19 pandemic could negatively impact the availability of key third party service providers necessary to conduct our business and the ability of counterparties to meet contractual obligations to us.
Our financial results and results of operations could be negatively impacted by the inability of third-party vendors to provide services we rely on to conduct our business and operate effectively, including vendors that provide IT services, mortgage origination support services, corporate support services, government services or other operational support services. Further, an inability of our counterparties to make or satisfy the conditions or representations and warranties in agreements they have entered into with us could also have a material adverse effect on our financial condition, results of operations and cash flows.
Our use of financial leverage exposes us to increased risks, including breaches and additional potential breaches of the financial covenants under our borrowing facilities, which could result in our being required to immediately repay all outstanding amounts borrowed under these facilities and these facilities being unavailable to use for future financing needs, as well as triggering cross-defaults under other debt agreements.
Significant and widespread decreases in the fair values of our assets have caused and could continue to cause us to breach financial covenants under our borrowing facilities related to profitability, net worth and leverage. Such covenants, if breached, can result in our being required to immediately repay all outstanding amounts borrowed under these facilities and these facilities being unavailable to use for future financing needs, as well as triggering cross-defaults under other debt agreements. During the second and fourth quarters of 2021, as well as the first quarter of 2022, we breached such financial covenants in certain borrowing agreements with our financing counterparties and were able to obtain waivers. We regularly engage in discussions with our financing counterparties in regards to such financial covenants; however, we cannot be certain whether we will be able to remain in compliance with these financial covenants, or whether our financing counterparties will negotiate terms or amendments in respect of these financial covenants, the timing of any such negotiations or amendments or the terms thereof. Even if we continue to obtain temporary or permanent amendments or waivers from financing counterparties to amend and or waive financial covenants, there is no certainty that we will be able to remain in compliance with such amended covenants and or receive waivers in the event we breach a covenant. If any of our counterparties elected not to renew our borrowing facility, we may not be able to find a replacement counterparty, which could have a material adverse effect on our financial condition, results of operations and cash flows.
The use of alternative exit strategies subjects us to risk associated with the potential limitation or elimination of delivery options to counterparties which has had and could continue to have a material adverse effect on our financial condition, results of operations and cash flows.
It is important for us to sell or securitize the loans we originate. Prepayment speeds on loans generated through our retail direct channel have been a concern for some investors dating back to 2016, which has resulted and could further result in adverse pricing or delays in our ability to sell or securitize loans and related mortgage servicing rights (“MSR”) on a timely and profitable basis. The use of alternative exit strategies has resulted in and could further result in adverse pricing, delays in our ability to sell timely as a result of due diligence, investor overlays, and increased staffing. In addition, reliance on these investors subjects us to changes in risk, collateral, and counterparty eligibility requirements which may affect our ability to deliver and securitize loans. If we are unable to meet all required eligibility criteria, which may be amended and/or implemented without notice, it could impact the volume, products, pricing, and servicing options for originated loans which could have a material adverse impact on overall operations, profitability and cash flows. Additionally, there can be no assurance that investors will continue to purchase our collateral at favorable terms, or at all.
The success and growth of our business will depend upon our ability to adapt to and implement technological changes.
We operate in an industry experiencing rapid technological change and frequent product introductions. We rely on our technology to make our platform available to clients, evaluate loan applicants and service loans. In addition, we may increasingly rely on technological innovation as we introduce new products, expand our current products into new markets and continue to streamline various loan-related and lending processes. The process of integrating new technologies and products is complex, and if we are unable to successfully innovate and continue to deliver a superior client experience, the demand for our products and services may decrease and our growth and operations may be harmed.
The origination process is increasingly dependent on technology, and our business relies on our continued ability to process loan applications over the internet, accept electronic signatures, and provide instant process status updates and other client- and loan applicant-expected conveniences. Maintaining and improving this technology will require significant capital expenditures.
The implementation of new technologies, including migrating to new technology solutions such as loan origination systems (“LOS”) or point of sale systems (“POS”) requires significant financial and personnel resources. To the extent we are dependent on any particular technology or technological solution, we may be harmed if such technology or technological solution becomes non-compliant with existing industry standards, fails to meet or exceed the capabilities of our competitors’ equivalent technologies or technological solutions, becomes increasingly expensive to service, retain and update or malfunctions or functions in a way we did not anticipate that results in loan defects potentially requiring repurchase. Additionally, new technologies and technological solutions are continually being released. As such, it is difficult to predict the problems we may encounter in improving our technologies’ functionality.
To operate our LOS, POS and websites and provide our loan products and services, we use software packages from a variety of third parties, which are customized and integrated with code that we have developed ourselves. We rely on third-party software products and services related to automated underwriting functions and loan document production. If we are unable to integrate this software in a fully functional manner, we may experience increased costs and difficulties that could delay or prevent the successful development, introduction or marketing of new products and services.
There is no assurance that we will be able to successfully adopt new technology as critical systems and applications become obsolete and better ones become available. Additionally, if we fail to implement and maintain technologies to respond to technological developments and changing client and loan applicant needs in a cost-effective manner, or fail to acquire or integrate our third-party technologies effectively, we may experience disruptions in our operations, lose market share or incur substantial costs.
Our performance may be adversely affected by the performance of parties who service or sub-service our mortgage loans.
We contract with third parties for the servicing of our mortgage loans in our long-term mortgage portfolio, for which we are the master servicer, and the servicing portfolio in our mortgage lending operations. Although we use third-party servicers, we retain primary responsibility to ensure the serviced loans meet contractual and regulatory requirements. Our operations, performance and liabilities are subject to risks associated with inadequate or untimely servicing. If a servicer defaults or fails to perform to certain standards then this can be deemed to be a default or failure by us to perform those duties or functions. If we, or our sub-servicers, commit a material breach of our obligations as a servicer or master servicer, we may be subject to damages or termination if the breach is not cured within a specified period of time following notice, causing us to lose servicing rights income. In addition, we may be required to indemnify the investor or securitization trustee against losses from any failure by us, as master servicer or on behalf of the sub-servicer, to perform the servicing obligations properly. If, as a result of a servicer or sub-servicer’s failure to perform adequately, we were terminated as servicer by an investor, trustee or master servicer, the value of any servicing or master servicing rights held by us could be adversely affected. Also, this could affect the cash flow generated by our servicing rights portfolio.
Poor performance by a sub-servicer may result in greater than expected delinquencies and foreclosures and losses on our mortgage loans or, in the case of our long-term mortgage portfolio, in our resulting exposure to investors, bond holders, bond insurers or others to whom we are responsible for the performance of our loan sub-servicers. As master servicer in our securitizations we are responsible for the duties, responsibilities and actions of the subservicers. Their actions, or lack thereof, may impose liability upon us from third party claims. A substantial increase in our delinquency or foreclosure rate could adversely affect our ability to access the capital and secondary markets for our financing needs. With respect to our long-term mortgage portfolio, greater delinquencies would adversely affect our cash flows and the value of our residual interests, if any, we hold in connection with that securitization.
The value of mortgage servicing rights are dependent upon various factors, including, but not limited to, the adequate performance of the servicing function by our sub-servicer, the responsibilities imposed on us by the investors of our loans for which we hold the servicing rights, interest rates, the cost of our sub-servicers, loan prepayments and delinquencies. As these factors and others vary, the value of our mortgage servicing rights may fluctuate which may affect our ability to meet financial covenants, maintain credit facilities, expand our operations and generate income from our operations.
Our NonQM product offerings may expose us to a higher risk of delinquencies, regulatory risks, foreclosures, counterparty risk and losses adversely affecting our earnings and financial condition.
We originate and acquire various types of residential mortgage products, which include NonQM and non-conforming loan products. Unlike qualified mortgages, NonQM loans do not benefit from a presumption that the borrower has the ability to repay the loan. In the event that these NonQM mortgages begin to experience a significant rate of default, we could be subject to statutory claims for violations of the ability to repay standard. Any such claims could materially and adversely affect our ability to underwrite these loans, our business, and results of operations or financial condition.
While we undertake initiatives to mitigate any exposure and use our commercially reasonable efforts to ensure that we have made a reasonable determination that the borrowers will have the ability to repay a loan, this type of product has increased risk and exposure to litigation and claims of borrowers. If, however, we were to make a loan which does not satisfy the regulatory standards for ascertaining the borrower’s ability to repay the loan, the consequences could include giving the borrower a defense to repayment of the loan, which may prevent us from collecting interest and principal on that loan.
NonQM loans are mortgages that generally did not qualify for purchase by government-sponsored entities such as Fannie Mae and Freddie Mac. Credit risks associated with all these mortgages may be greater than those associated with conforming mortgages. Mortgages made to these borrowers may entail a higher risk of delinquency and higher losses than mortgages made to borrowers who utilize conventional mortgage sources. Delinquency, foreclosures and losses generally increase during economic slowdowns or recessions. The actual risk of delinquencies, foreclosures and losses on mortgages made to these borrowers may be higher to the extent the economy enters a recession. The combination of different underwriting criteria and higher rates of interest can adversely affect our business and financial condition from higher prepayment rates and higher delinquency rates and/or credit losses. Additionally, during periods of market dislocation, similar to what occurred during the first and second quarters of 2020, liquidity for NonQM and non-conforming loan products suffer more acute pressure which creates a substantial widening of credit spreads on these assets, causing a severe decline in the values assigned by investors and counterparties for NonQM and non-conforming assets. These periods of market dislocation have adversely affected the values assigned to our NonQM and non-conforming assets. Further periods of economic dislocation caused by the pandemic or other factors may adversely affect the liquidity for our products and may have a material adverse effect on our business, financial condition and results of operations.
Cybersecurity risks, data privacy breaches, cyber incidents and technology failures may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships, all of which could negatively impact our financial results.
A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of our information resources. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems for purposes of theft of certain personally identifiable information of consumers, misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to our business relationships.
As our reliance on rapidly changing technology has increased, so have the risks posed to its information systems, both proprietary and those provided to us by third-party service providers. System disruptions and failures caused by fire, power loss, telecommunications outages, unauthorized intrusion, unintended employee actions, computer viruses and disabling devices, natural disasters and other similar events may interrupt or delay our ability to provide services to our customers or result in the unintended disclosure of consumer information.
Despite our efforts to ensure the integrity of our systems, our investment in significant physical and technological security measures, employee training, contractual precautions and business continuity plans, and our implementation of policies and procedures designed to help mitigate cybersecurity risks and cyber intrusions, there can be no assurance that any such cyber intrusions or data privacy breaches will not occur or, if they do occur, that they will be adequately addressed. We also may not be able to anticipate or implement effective preventive measures against all security breaches, especially because the methods of attack change frequently or may not be recognized until after such attack has been launched, and because security attacks can originate from a wide variety of sources, including third parties such as persons involved with organized crime or associated with external service providers. We are also held accountable for the actions and inactions of our third-party vendors regarding cybersecurity, data privacy breaches and other consumer-related matters.
Any of the foregoing events could result in violations of applicable privacy and other laws, financial loss to us or to our customers, loss of confidence in our security measures, customer dissatisfaction, additional regulatory scrutiny, governmental enforcement actions, significant litigation exposure and harm to our reputation, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations.
Inability to successfully complete securitizations, or delayed mortgage loan sales or securitization closings, could result in a liquidity shortage which would adversely affect our operating results.
We are exploring utilizing securitizations as an additional exit strategy to generate cash proceeds to repay borrowings and replenish our borrowing capacity. If there is a delay in mortgage loan sales or securitization closing or any reduction in our ability to complete mortgage loan sales or securitizations, we may be required to utilize other sources of financing, which, may not be available on favorable terms or at all. In addition, delays in closing mortgage sales or securitizations of our mortgages exposes us to additional credit and interest rate risk up to the closing of the transaction. Several factors could affect our ability to complete securitizations of our mortgages or mortgage loan sales, including:
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conditions in the securities and secondary markets;

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credit quality of the mortgages acquired or originated through our mortgage operations;

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volume of our mortgage loan acquisitions and originations;

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operational inefficiencies causing delay in settlement;

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our ability to obtain credit enhancements; and

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lack of investors purchasing higher risk components of the securities.

If we are unable to sell a sufficient number of mortgages at a premium or profitably securitize a significant number of our mortgages in a particular financial reporting period, or if we experience a delay in mortgage loan sales or securities closings, then we could experience a liquidity shortage leading to lower net earnings or a loss for that period. We cannot assure you that we will be able to continue to profitably securitize or sell our loans on a whole loan basis, or at all.
We may not be able to access financing sources on favorable terms, or at all, which could adversely affect our ability to implement and operate our business as planned.
Future financing sources may include borrowings in the form of credit facilities (including term loans and revolving facilities), repurchase agreements, warehouse facilities, structured financing arrangements, public and private equity and debt issuances and derivative instruments, in addition to transactions or asset specific funding arrangements. Our access to sources of financing depends upon a number of factors some of which we have little or no control over, including general market conditions, resources and policies or lenders. In addition, if regulatory capital requirements imposed on our private lenders change, they may be required to limit, or increase the cost of, financing they provide to us. This could potentially increase our financing costs and reduce our liquidity as well as limit our ability to expand our mortgage operations. Depending on market conditions at the relevant time, we may have to rely more heavily on additional equity issuances, which may be dilutive to our stockholders, or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations and future business opportunities. We cannot assure you that we will have access to such equity or debt capital on favorable terms (including, without limitation, cost and term) at the desired times, or at all, which could negatively affect our results of operations. If our access to such funds are restricted or are on terms that are materially changed, we may not be able to continue those operations which may affect our income and loan origination volumes.
Loss of our current executive officers or other key management could significantly harm our business.
We depend on the diligence, skill and experience of our senior executives. We believe that our future results will also depend in part upon our attracting and retaining highly skilled and qualified management. We seek to compensate our executive officers, as well as other employees, through competitive salaries, bonuses and other incentive plans, but there can be no assurance that these programs will allow us to retain key management executives or hire new key employees. The loss of our senior executive officers and key management could have a material adverse effect on our operations because other officers may not have the experience and expertise to readily replace these individuals. Competition for such personnel is intense, and we cannot assure you that we will be successful in attracting or retaining such personnel. The loss of, and changes in, key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition and results of operations.
We may become, and in some cases are, a defendant in lawsuits, some of which may be class action matters, and we may not prevail in these matters.
Individual and class action lawsuits and regulatory actions alleging improper marketing practices, abusive loan terms and fees, disclosure violations and other matters are risks faced by all mortgage originators. We are a defendant in purported class actions pending in different states and could be named in other matters. We will incur defense costs and other expenses in connection with the lawsuits, and we cannot assure you that the ultimate outcome of these or other actions will not have a material adverse effect on our financial condition or results of operations. In addition to the expense and burden incurred in defending any of these actions and any damages that we may suffer, our management’s efforts and attention may be diverted from the ordinary business operations in order to address these claims. Plus, we may be deemed in default of our warehouse lines if a judgment for money that exceeds specified thresholds is rendered against us. If the final resolution is unfavorable to us in any of these actions, our financial condition, results of operations and cash flows might be materially adversely affected. For additional information regarding ongoing litigation, refer to Note 13. “Commitments and Contingencies” in the notes to the consolidated financial statements.
Our hedging strategies implemented by our mortgage lending operations may not be successful in mitigating our risks associated with the market movement of interest rates.
We use various derivative financial instruments to provide a level of protection against interest rate risks in our mortgage lending operations, but no hedging strategy can protect us completely. When interest rates change, we expect to record a gain or loss on derivatives which would be offset by an inverse change in the value of mortgage loans held-for-sale, our held mortgage servicing rights, forward sale and interest rate lock commitments. We cannot assure you, however, that our use of derivatives will offset the risks related to changes in interest rates. There have been periods, and it is likely that there will be periods in the future, during which we will not have offsetting gains or losses in mortgage loans, forward sale and interest rate lock commitment values after accounting for our derivative financial instruments. The derivative financial instruments we select may not have the effect of reducing our interest rate risk. In addition, the nature and timing of hedging transactions may influence the effectiveness of these strategies. Poorly designed strategies, improperly executed and recorded transactions or inaccurate assumptions could actually increase our risk and losses. In addition, hedging strategies involve transaction and other costs. We cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses.
The New Preferred Stock may be recharacterized as debt, rather than equity, for U.S. federal income tax purposes, the tax treatment of which may materially adversely affect holders of New Preferred Stock.
The characterization of an instrument as debt or equity for federal income tax purposes is dependent upon the analysis of all of the facts and circumstances. As discussed more fully in the section titled “Material U.S. Federal Income Tax Considerations” below, based on the terms of the New Preferred Stock and our current financial position, we believe that it is likely the New Preferred Stock will be treated as equity for U.S. federal income tax purposes. However, no ruling is being obtained from the Internal Revenue Service (“IRS”) concerning the classification of the New Preferred Stock as debt or equity and there can be no assurance that the IRS will agree with our treatment of the New Preferred Stock as equity rather than debt for U.S. federal income tax purposes. Recharacterization of the New Preferred Stock as debt for U.S. federal income tax purposes may materially adversely affect holders of New Preferred Stock. Stockholders should consult with their own tax advisors regarding the effect on them, if any, of a potential recharacterization of the New Preferred Stock as debt.
Our ability to utilize our net operating losses and certain other tax attributes may be limited.
At the end of our 2021 taxable year, we had estimated federal and California net operating loss (“NOL”) carryforwards of approximately $623.5 million and $435.2 million, respectively. Federal NOLs begin to expire in 2027 and California NOLs begin to expire in 2028. We may not generate sufficient taxable income in future periods to be able to realize fully the tax benefits of our NOL carryforwards. Although, under existing tax rules, we are generally allowed to use those NOL carryforwards to offset taxable income in subsequent taxable years, our ability to use those NOL carryforwards to offset income may be severely limited to the extent that we experience an ownership change within the meaning of Section 382 of the Code. These provisions could also limit our ability to deduct certain losses (built-in losses) we recognize after an ownership change with respect to assets we own at the time of the ownership change. In general, an ownership change, as defined by Section 382 of the Code, results from transactions increasing ownership of certain stockholders or public groups in our stock by more than 50% over a three-year period. In addition, the generation of taxable income from cancellation of debt may further reduce the NOL. Any limitation on our NOL carryforwards that could be used to offset taxable income would adversely affect our liquidity and cash flow, as and when we become profitable. On October 23, 2019, our Board of Directors enacted the Tax Benefit Preservation Rights Agreement (“NOL rights plan”), which was approved at the Company’s 2020 annual meeting of stockholders, which is designed to mitigate the risk of losing NOL carryforwards and certain other tax attributes from being limited in reducing future income taxes. Although our NOL rights plan is intended to prevent an ownership change, we cannot provide any assurance that we will not experience an ownership change or that we will otherwise be able to use, in full or in part, our NOLs.
We depend on the accuracy and completeness of information provided by customers and counterparties.
In deciding whether to extend credit or enter into other transactions with customers and counterparties, we may rely on information furnished to us by, or on behalf of, customers and counterparties, including financial statements and other financial information. We also may rely on representations of customers and counterparties as to the accuracy and completeness of that information. In deciding whether to extend credit, we may rely upon our customers’ representations that their financial statements are accurate. We also may rely on customer representations and certifications, or other audit or accountants’ reports, with respect to the business and financial condition of our commercial clients. Our financial condition, results of operations, financial reporting and reputation could be materially adversely affected if we rely on materially misleading, false, inaccurate or fraudulent information.
Representations and warranties made by us in our loan sales, servicing rights sales and securitizations may subject us to liability.
In connection with our loan and/or servicing rights sales to third parties and our prior securitizations, we transferred mortgages and/or servicing rights to third parties or, to a lesser extent, into a trust in exchange for cash and, in the case of a securitized mortgage, residual certificates issued by the trust. The trustee, purchaser, bondholder, guarantor or other entities involved in the sales or issuance of the securities (which may include bond insurers) may have recourse to us with respect to the breach of the representations and warranties made by us at the time such mortgages and/or servicing rights are transferred or when the securities are sold. We attempt to mitigate the potential recourse from such purchasers by seeking remedies from correspondent sellers and wholesale brokers who originated the mortgages if we did not originate the loan. However, many of the entities we acquired loans from in the past are no longer in business or may not be able to financially cover the losses. Furthermore, if we discover, prior to the sale or transfer of a loan, that there is any fraud or misrepresentation with respect to the mortgage and the originator fails to repurchase the mortgage, then we may not be able to sell the mortgage or we may have to sell the mortgage at a discount. Changes in the timing, processes and procedures of our primary investors’ review of loans which they purchase from us may affect the number of loans that are rejected, the timing of our loan sales, or the frequency of repurchase demands issued to us. Also, similar changes by mortgage insurers who agree to insure loans may also affect the frequency and timing of our loan sales. As a result, the effectiveness of our loan sales, our repurchase reserves and our profitability may be adversely affected.
The geographic concentration of our mortgages increases our exposure to risks in those areas.
We do not set limitations on the percentage of mortgages composed of properties located in any one area (whether by state, zip code or other geographic measure). Concentration in any one area increases our exposure to the economic and natural hazard risks associated with that area. A majority of our mortgage acquisitions and originations and mortgages held in our long-term mortgage portfolio are secured by properties in California (approximately 77% of our mortgage originations were generated from California in 2021) and, to a lesser extent, Arizona, Florida and Nevada. These states have previously experienced, and may experience in the future, economic downturns and California and Florida have also suffered the effects of certain natural hazards. During past economic downturns, real estate values in California and Florida have decreased drastically, which could have a material adverse effect on our results of operations or financial condition. In addition, Florida is among several states with higher than average costs for investors in circumstances of mortgage default and foreclosure, since the foreclosure process takes significantly longer than average. Accordingly, to the extent the mortgages we originate or are held in our long-term mortgage portfolio experience defaults or foreclosures in that area, we may be exposed to higher losses.
Furthermore, if borrowers are not insured for natural disasters, which are typically not covered by standard hazard insurance policies, then they may not be able to repair the property or may stop paying their mortgages if the property is damaged. This would cause increased foreclosures and decrease our ability to recover losses on properties affected by such disasters. This would have a material adverse effect on our results of operations or financial condition.
Our vendor relationships subject us to a variety of risks.
We have significant vendors that, among other things, provide us with financial, technology and other services to support our mortgage loan servicing and origination businesses. Some of these outsourced services, such as technology, could have a material effect on our business and operations if our third party provider was unable to, or failed to, properly provide such services. With respect to vendors engaged to perform activities required by servicing criteria, we have elected to take responsibility for assessing compliance with the applicable servicing criteria for the applicable vendor and are required to have procedures in place to provide reasonable assurance that the vendor’s activities comply in all material respects with servicing criteria applicable to the vendor, including but not limited to, monitoring compliance with our predetermined policies and procedures and monitoring the status of payment processing operations. In the event that a vendor’s activities do not comply with the servicing criteria, it could negatively impact our servicing agreements. In addition, if our current vendors were to stop providing services to us on acceptable terms, including as a result of one or more vendor bankruptcies due to poor economic conditions, we may be unable to procure alternatives from other vendors in a timely and efficient manner and on acceptable terms, or at all. Further, we may incur significant costs to resolve any such disruptions in service and this could adversely affect our business, financial condition and results of operations. Additionally, the Consumer Financial Protection Bureau (the “CFPB”) has stated that supervised banks and non-banks could be held liable for actions of their service providers. As a result, we could be exposed to liability, CFPB enforcement actions or other administrative penalties if the vendors with whom we do business violate consumer protection laws.
If we are forced to liquidate, we may have few unpledged assets for distribution to unsecured creditors or equity holders.
In the event we were forced to liquidate and distribute our assets, our common stockholders would share in our assets only after we satisfy any amounts we owe to our creditors and preferred equity holders. Similarly, our preferred equity holders would share in our assets only after we satisfy any amounts owed to our creditors. The majority of our assets are either collateral for specific borrowings or pledged as collateral for secured liabilities. Additionally, there is volatility and significant judgement with respect to the valuation of a significant portion our assets and liabilities. If our liquidation or dissolution were attributable to our inability to profitably operate our business, then it is likely that we would have material liabilities at the time of liquidation or dissolution. Accordingly, we cannot provide any assurance that sufficient assets will remain available after the payment of our creditors to enable preferred equity holders and/or common stockholders to receive any liquidation distribution with respect to any preferred equity or common stock, as applicable.
Our risk management policies and procedures may not be effective.
Our risk management framework seeks to mitigate risk and appropriately balance risk and return. We have established policies and procedures intended to identify, monitor and manage the types of risk to which we are subject, including credit risk, market and interest rate risk, liquidity risk, cyber risk, regulatory, legal and reputational risk. Although we have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future, these policies and procedures, as well as our risk management techniques such as our hedging strategies, may not be fully effective. There may also be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated. As regulations and markets in which we operate continue to evolve, our risk management framework may not always keep sufficient pace with those changes. If our risk management framework does not effectively identify or mitigate our risks, we could suffer unexpected losses and could be materially adversely affected.
If we fail to maintain effective systems of internal control over financial reporting and disclosure controls and procedures, we may not be able to report our financial results accurately or prevent fraud, which could cause current and potential stockholders to lose confidence in our financial reporting, adversely affect the trading price of our securities or harm our operating results.
Effective internal control over financial reporting and disclosure controls and procedures are necessary for us to provide reliable financial reports and effectively prevent fraud and operate successfully as a public company. We cannot be certain that our efforts to improve or maintain our internal control over financial reporting and disclosure controls and procedures will be successful or that we will be able to maintain adequate controls over our financial processes and reporting in the future. Any failure to develop or maintain effective controls or difficulties encountered in their implementation or other effective improvement of our internal control over financial reporting and disclosure controls and procedures could harm our operating results, or cause us to fail to meet our reporting obligations. In the past, we have reported, and may discover in the future, material weaknesses in our internal control over financial reporting.
Ineffective internal control over financial reporting and disclosure controls and procedures could cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our securities or affect our ability to access the capital markets and could result in regulatory proceedings against us by, among others, the SEC. In addition, a material weakness in internal control over financial reporting, which may lead to deficiencies in the preparation of financial statements, could lead to litigation claims against us. The defense of any such claims may cause the diversion of management’s attention and resources, and we may be required to pay damages if any such claims or proceedings are not resolved in our favor. Any litigation, even if resolved in our favor, could cause us to incur significant legal and other expenses or cause delays in our public reporting. Such events could harm our business, affect our ability to raise capital and adversely affect the trading price of our securities.

Risks Related to Our Industry
Our earnings may decrease, or losses increase, because of changes in prevailing interest rates.
Our profitability is directly affected by changes in prevailing interest rates over which we have no control. The following are certain material risks we face related to changes in interest rates:
Originations:
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an increase in interest rates could adversely affect our loan originations volume because refinancing an existing loan would be less attractive for homeowners and qualifying for a purchase money loan may be more difficult for consumers;

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an increase in interest rates could also adversely affect our production margins due to increased competition among originators;

Servicing:
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a decrease in interest rates may increase prepayment speeds which may lead to (i) increased MSR amortization; (ii) decrease in servicing fees; and (iii) decrease in the value of our MSRs; and

Debt:
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an increase in interest rates would increase the cost of servicing our outstanding debt or the costs associated with financing new debt, including our ability to finance loan originations.

Any of the foregoing could materially and adversely affect our business, consolidated financial condition and results of operations.
The COVID-19 pandemic has impaired and may continue to impair the ability of borrowers to repay outstanding loans or other obligations, resulting in increases in forbearances and/or delinquencies, which could negatively impact our business.
Borrowers that have been negatively impacted by the COVID-19 pandemic may not remit payments of principal and interest relating to their mortgage loans on a timely basis, or at all. This could be due to an inability to make such payments, an unwillingness to make such payments, or a temporary or permanent waiver of the requirement to make such payments, including under the terms of any applicable forbearance, modification, or maturity extension agreement or program. On March 27, 2020, the CARES Act was enacted to provide financial assistance to individuals and businesses affected by the COVID-19 pandemic. The CARES Act provided certain measures to support individuals in maintaining solvency through monetary relief, including in the form of loan forgiveness/forbearance. The CARES Act, among other things, provided any homeowner with a federally-backed mortgage who is experiencing financial hardship the option of up to six (6) months of forbearance on their mortgage payments, with a potential to extend that forbearance for another six months. During the forbearance period, no additional fees, penalties or interest can accrue on the homeowner’s account. The CARES Act also established a temporary moratorium on foreclosures. Transactions we entered into to finance loans with warehouse counterparties and to sell whole loans to third parties, may have been and may continue to be negatively impacted by the COVID-19 pandemic related payment forbearances, waiver, or other payment deferral program, including but not limited to, reducing proceeds from these transactions, require us to repurchase impacted loans and reduce proceeds or incur losses on loans sold that are within forbearance or other deferred payment programs. Federal, state, and local executive, legislative and regulatory responses to the COVID-19 pandemic are continually evolving, not consistent in scope or application, and subject to change without advance notice. Any additional legal or regulatory responses to the COVID-19 pandemic may unfavorably restrict our business operations, alter our established business practices, and otherwise raise our compliance costs and may have a material adverse effect on our financial condition, results of operations and cash flows.
A decline in real estate values may have a material adverse effect on our financial condition and results of operation.
If there is a decline in real estate values, borrowers may default on our residential loans. A reduction in real estate values reduces a borrower’s equity in their home which generally increases the underlying loan to value ratio and leads to a corresponding risk of default. If a borrower defaults and we have sold the loan or the servicing of the loan, we may violate our representations and warranties from the sale and be obligated to repurchase the loan.
Our business is affected by changes in the state of the general economy and the financial markets, and a slowdown or downturn in the general economy or the financial markets could adversely affect our results of operations.
Our customer activity is intrinsically linked to the health of the economy generally and of the financial markets specifically. In addition to the economic factors, a downturn in the real estate or commercial markets generally could cause our customers and potential customers to exit the market for loans. As a result, we believe that fluctuations, disruptions, instability or downturns in the general economy and the financial markets could disproportionately affect demand for our lending products. In addition, the spread of the COVID-19 virus has caused economic disruption worldwide, the effect of which may be over an extended period of time and may have a material adverse effect on our financial condition or results of operations. If such conditions occur and persist, our business and financial results, including our liquidity and our ability to fulfill our debt obligations, could be materially adversely affected.
Replacement of the LIBOR benchmark interest rate may have an adverse impact on our business, financial condition or results of operations.
On July 27, 2017, the Financial Conduct Authority (“FCA”), a regulator of financial services firms in the United Kingdom, announced that it intends to stop persuading or compelling banks to submit London Interbank Offered Rate (“LIBOR”) rates after 2021. The Alternative Reference Rates Committee (“ARRC”), a group of private-market participants convened by the Federal Reserve Board and the Federal Reserve Bank of New York to help ensure a successful transition from U.S. dollar LIBOR (“USD-LIBOR”) to a more robust reference rate, proposed that the Secured Overnight Financing Rate (“SOFR”) represents the best alternative to USD-LIBOR for use in derivatives and other financial contracts that are currently indexed to USD-LIBOR. ARRC has proposed a transition plan with specific steps and timelines designed to encourage the adoption of SOFR and guide the transition to SOFR from USD-LIBOR. The FCA in the United Kingdom and other regulatory bodies have issued statements encouraging cessation of new transactions referencing USD LIBOR after December 31, 2021, while supporting extension of the publication of major USD-LIBOR tenors to mid-2023, to allow additional legacy contracts to mature on their existing terms. Announcements by government-sponsored entities such as Fannie Mae and Freddie Mac, suggest that the SOFR will become the LIBOR replacement for the industry.
While regulators and market participants continue to promote the creation and functioning of post-LIBOR indices (SOFR in particular), the impact of the discontinuance and replacement of LIBOR is uncertain. It is not currently possible to know with certainty what rate or rates may become accepted alternatives to LIBOR, or what the effect of any such changes in views and alternatives may have on the financial markets for LIBOR-linked financial instruments for the periods preceding and following LIBOR’s cessation. Differences in contractual provisions of certain legacy assets and liabilities and other factors may cause the consequences of the discontinuance of LIBOR to vary by instrument. While enacted and pending legislation is intended to address issues with respect to legacy LIBOR-linked assets and liabilities, it is unclear whether they will completely address the issues associated with legacy transactions. We are evaluating the potential impact of the possible SOFR replacement of the LIBOR benchmark interest rate, but are not able to predict what the impact of such a transition will have on our business, financial condition, or results of operations at this time. The market transition away from LIBOR to an alternative reference rate is complex and could have a range of adverse effects on our business, financial condition and results of operations. In particular any such transition could:
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adversely affect the interest rates paid or received on, the revenue and expenses associate with, and the value of our floating-rate obligations, loans, derivatives, and other financial instruments tied to LIBOR rates, or other securities or financial arrangements given LIBOR’s role in determining market interest rates globally;

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legal and execution risks, relating to documentation changes for the transition of legacy contracts to alternate benchmark rates; and/or

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require the transition to or development of appropriate systems and analytics to effectively transition our risk management processes from LIBOR-based products to those based on the applicable alternative pricing benchmark.

While cessation timelines have been agreed by the industry and regulatory authorities, we continue to assess how the discontinuation of existing benchmark rates could materially affect our business, financial condition and results of operations.
Litigation in the mortgage industry related to securitizations against issuers, sellers, servicers, originators, underwriters and others may adversely affect our business operations.
As defaults, delinquencies, foreclosures, and losses in the real estate market occur, there have been lawsuits by various investors, insurers, underwriters and others against various participants in securitizations, such as sponsors, depositors, underwriters, servicers and loan sellers. Some lawsuits have alleged that the mortgage loans had origination defects, that there were misrepresentations made about the mortgage loans and that the parties failed to properly disclose the quality of the mortgage loans or repurchase defective loans wherein servicing standards were not maintained or that there were other misrepresentations or false representations. Historically, we both securitized and sold mortgage loans to third parties that may have been deposited or included in pools for securitizations. As a result, we may incur significant legal and other expenses in defending against claims and litigation and we may be required to pay settlement costs, damages, penalties or other charges which could adversely affect our financial condition and results of operations.
Risks Related to Regulation
Loss or suspension of our approvals, or limitations placed on our delivery volume, or the potential limitation or wind-down of, the role Fannie Mae, Freddie Mac and Ginnie Mae play in the residential mortgage-backed security (“MBS”) market have had, and could continue to have, an adverse effect on our business, operations and financial condition.
We originate loans which are intended to be eligible for sale to Fannie Mae, Freddie Mac, government insured or guaranteed loans, such as FHA, VA and USDA loans, and loans eligible for Ginnie Mae securities issuance (collectively, the “Agencies”), in addition to other investors and counterparties (collectively, the “Counterparties”). We also have serviced loans sold to the GSEs, as well as securitized with the Agencies and other Counterparties. The role of the GSEs, Agencies, and Counterparties may become limited over time in their ability to guarantee mortgages or purchase mortgage loans. Conversely, the GSEs, Agencies, and Counterparties may propose to implement reforms relating to borrowers, lenders, and investors in the mortgage market, including reducing the maximum size of a purchasable loan, phasing-in a minimum down payment requirement for borrowers, changing underwriting standards, and increasing accountability and transparency in the securitization process. The GSEs, Agencies, and Counterparties may also limit the amount of loans a company can sell to them based upon the company’s net worth or the performance of loans sold to them. These limitations and reforms could negatively impact our financial condition, net earnings and growth.
We have historically serviced loans on behalf of Fannie Mae and Freddie Mac, as well as loans that have been delivered into securitization programs sponsored by Ginnie Mae and other Counterparties in connection with the issuance of agency guaranteed mortgage-backed securities and other non-agency securitizations. These entities establish the base service fee to compensate us for servicing loans as well as the assessment of fines and penalties that may be imposed upon us for failing to meet servicing standards.
The extent and timing of any regulatory reform regarding the GSEs, Agencies, Counterparties and the home mortgage market, as well as any effect on the Company’s business operations and financial results, are uncertain. It is important for us to sell or securitize the loans we originate and, when doing so, maintain the option to also sell the related MSR’s associated with these loans. Prepayment speeds on loans generated through our retail direct channel have been a concern for some investors dating back to 2016, which has resulted and could further result in adverse pricing or delays in our ability to sell or securitize loans and related MSRs on a timely and profitable basis. During the fourth quarter of 2017, Fannie Mae sufficiently limited the manner and volume for our deliveries of eligible loans such that we elected to cease deliveries to them and we expanded our whole loan investor base for these loans. In 2019, with the creation of the uniform mortgage-backed securities (“UMBS”) market, which was intended to improve liquidity and align prepayment speeds across Fannie Mae and Freddie Mac securities, Freddie Mac raised concerns about the high prepayment speeds of our loans generated through our retail direct channel. We have continued to expand our investor base and complete servicing released loan sales to non-GSE whole loan investors and expect to continue to utilize these alternative exit strategies for Fannie Mae and Freddie Mac eligible loans. In July 2020, we received notification from Freddie Mac that our eligibility to sell whole loans to Freddie Mac was suspended, without cause. While we believe that the overall volume delivered under purchase commitments to the GSEs was immaterial prior to the notification, we are committed to operating actively and in good standing with our broad range of capital markets counterparties. We continue to take steps to manage our prepayment speeds to be more consistent with our industry comparables and to reestablish the full confidence and delivery mechanisms to our investor base, but we cannot provide any assurance that our eligibility to sell whole loans to Freddie Mac will be restored.
Substantive changes to risk-based and collateral eligibility requirements by any of the GSEs, Agencies or Counterparties may affect our ability to originate, deliver or securitize loans. These changes may also be implemented by a GSE, Agency or Counterparty without advance notice. If the GSEs, Agencies or Counterparties cease to exist, wind down, or otherwise significantly change their business operations or if we lose our approved seller/servicer or approved counterparty status with the GSEs, Agencies or Counterparties, or if one of these parties materially limits the amount of loans we can sell to them, or we are otherwise unable to sell loans to them there could be a material adverse effect on our mortgage lending operations, financial condition, results of operations, and cash flows.
Regulatory laws affecting our operations, or interpretations of them, may affect our mortgage lending operations.
Existing laws, regulations, or regulatory policies and changes thereto or to the way they are interpreted can affect whether and to what extent we may be able to expand our mortgage lending activities and compliance with such requirements could expose us to fines, penalties or licensing restrictions that could affect our operations. Many states and local governments and the Federal government have enacted or may enact laws or regulations that restrict or prohibit some provisions in some programs or businesses that we currently participate in or plan to participate in the future. As such, we cannot be sure that in the future we will be able to engage in activities that were similar to those we engaged or participated in in the past thereby limiting our ability to commence new operations. As a result, we might be at a competitive disadvantage which would affect our operations and profitability.
We are subject to federal, state and local laws and regulations related to the mortgage industry that generally regulate interest rates and other charges, require certain disclosures, and require applicable licensing. In addition, other state and local laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of our loans. Violations of certain provisions of these federal and state laws and regulations may limit our ability to collect all or part of the principal of or interest on the loans and in addition could subject us to damages and additional lawsuits, could result in the mortgagors rescinding the loans whether held by us or subsequent holders of the loans, or could cause us to repurchase the loan and thereby suffer a loss on the transaction. In addition, such violations could subject us to fines and penalties imposed by state and federal regulators and cause us to be in default under our credit and repurchase lines and could result in the loss of licenses held by us including the ability to expand or continue lending in certain areas.
The regulatory changes in loan originator compensation, qualified mortgage requirements and other regulatory restrictions may put us at a competitive disadvantage to our competitors. Since some banks and financial institutions are not subject to the same regulatory changes as mortgage lenders, they could have an advantage over independent mortgage lenders. As a result of the nature of our operations, our capital, costs, source of funds and other similar factors may affect our ability to maintain and grow lending.
The CFPB has implemented rules and interpretations with strict residential mortgage loan compliance and underwriting standards as called for in the Dodd — Frank Wall Street Reform and Consumer Protection

Act (the “Dodd-Frank Act”). The Dodd-Frank Act imposes significant liability for violation of those underwriting standards, and offers certain protection from that liability only for loans that comply with tight limitations and that do not contain certain alternative features (like balloon payments or interest only provisions). Those requirements and subsequent changes may affect our ability to originate residential mortgage loans or the profitability of those operations.
The CFPB continues to be active in its monitoring of the loan origination and servicing sectors, and its rules increase our regulatory compliance burden and associated costs.
We are subject to the regulatory, supervisory and examination authority of the CFPB, which has oversight of federal and state non-depository lending and servicing institutions, including residential mortgage originators and loan servicers. The CFPB has rulemaking authority with respect to many of the federal consumer protection laws applicable to mortgage lenders and servicers, including the Federal Truth-in-Lending Act (the “TILA”) and the Real Estate Settlement Procedures Act (the “RESPA”) and the Fair Debt Collections Practices Act (the “FDCPA”). The CFPB has issued a number of regulations under the Dodd-Frank Act relating to loan origination and servicing activities, including ability-to-repay and “Qualified Mortgage” standards and other origination standards and practices as well as servicing requirements that address, among other things, periodic billing statements, certain notices and acknowledgements, prompt crediting of borrowers’ accounts for payments received, additional notice, review and timing requirements with respect to delinquent borrowers, loss mitigation, prompt investigation of complaints by borrowers, and lender-placed insurance notices. The CFPB has also amended provisions of Home Ownership and Equity Protection Act regarding the determination of high-cost mortgages, and of Regulation B, to implement additional requirements under the Equal Credit Opportunity Act with respect to valuations, including appraisals and automated valuation models. The CFPB has also issued guidance to loan servicers to address potential risks to borrowers that may arise in connection with transfers of servicing. Additionally, the CFPB has increased the focus on lender liability and vendor management across the mortgage servicing and settlement services industries, which may vary depending on the services being performed.
The CFPB’s examinations have increased, and will likely continue to increase, our administrative and compliance costs. They could also greatly influence the availability and cost of residential mortgage credit and increase servicing costs and risks. These increased costs of compliance, the effect of these rules on the lending industry and loan servicing, and any failure in our ability to comply with the new rules by their effective dates, could be detrimental to our business. The CFPB also issued guidelines on sending examiners to banks and other institutions that service and/or originate mortgages to assess whether consumers’ interests are protected. The CFPB has conducted routine examinations of our business and will conduct future examinations.
The CFPB also has broad enforcement powers, and can order, among other things, rescission or reformation of contracts, the refund of moneys or the return of real property, restitution, disgorgement or compensation for unjust enrichment, the payment of damages or other monetary relief, public notifications regarding violations, limits on activities or functions, remediation of practices, external compliance monitoring and civil money penalties. The CFPB has been active in investigations and enforcement actions and, when necessary, has issued civil money penalties to parties the CFPB determines have violated the laws and regulations it enforces. We anticipate an increase in regulatory enforcement activity by the CFPB under the new Biden administration. Our failure to comply with the federal consumer protection laws, rules and regulations to which we are subject, whether actual or alleged, could expose us to enforcement actions or potential litigation liabilities.
In addition, the occurrence of one or more of the foregoing events or a determination by any court or regulatory agency that our policies and procedures do not comply with applicable law could impact our business operations. For example, if the violation is related to our servicing operations it could lead to downgrades by one or more rating agencies, a transfer of our servicing responsibilities, increased delinquencies on mortgage loans we service or any combination of these events. Such a determination could also require us to modify our servicing standards. The expense of complying with new or modified servicing standards may be substantial. Any such changes or revisions may have a material impact on our servicing operations, which could be detrimental to our business.

Regulatory proceedings and related matters could adversely affect us.
We have been, and may in the future become, involved in regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial cost and management diversion in such litigation and proceedings, and any adverse determination could have a material adverse effect on our business, reputation, or our financial condition and results of our operations.
Additional Risks Related to Our Common Stock
If we do not continue to satisfy the NYSE American continued listing requirements, our Common Stock could be delisted from the NYSE American.
The listing of our Common Stock on the NYSE American is contingent on our compliance with the NYSE American’s conditions for continued listing, including requirements relating to maintaining minimum stockholders’ equity. We cannot assure you that we will be able to meet those listing conditions and anticipate receiving a notice of noncompliance from the NYSE American following the reporting of our financial results for the quarter ended June 30, 2022, which will require us to timely submit an acceptable compliance plan with the NYSE American in order to maintain the continued listing of our Common Stock. If the NYSE American delists our Common Stock from trading on its exchange due to our failure to meet the NYSE American’s listing conditions, we and our security holders could face significant material adverse consequences, including:
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a limited availability of market quotations for our securities;

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a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

On August 26, 2022, the Company received a notification (the “Deficiency Letter”) from the NYSE American stating that the Company was not in compliance with a certain NYSE American continued listing standard relating to stockholders’ equity. Specifically, the Deficiency Letter stated that the Company is not in compliance with Sections 1003(a)(i) and 1003(a)(iii) of the NYSE American Company Guide, which requires an issuer to have, respectively, stockholder’s equity of $4 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years and stockholders’ equity of $6.0 million or more if it has reported losses from continuing operations and/or net losses in its five most recent fiscal years. The Deficiency Letter noted that Company had stockholders’ equity of $3.5 million as of June 30, 2022, and has reported net losses from continuing operations in its five most recent fiscal years ended December 31, 2021.
The Company is required to submit a plan to the NYSE American by September 26, 2022 advising of actions it has taken or will take to regain compliance with the continued listing standards by February 26, 2024. The Company intends to submit a plan by the deadline. If the Company fails to submit a plan or if the Company’s plan is not accepted, or if the Company does not make progress consistent with the plan, or if the Company fails to regain compliance by the deadline, the NYSE American may commence delisting procedures.
The Company’s Common Stock will continue to be listed on the NYSE American while it attempts to regain compliance with the listing standard noted, subject to the Company’s compliance with other continued listing requirements. The Common Stock will continue to trade under the symbol “IMH,” but will have an added designation of “.BC” to indicate that the Company is not in compliance with the NYSE American’s listing standards. The NYSE American notification does not affect the Company’s business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company’s material agreements.

Our share price has been and may continue to be volatile and the trading of our shares may be limited.
The market price of our securities has been volatile. We cannot guarantee that a consistently active trading market for our Common Stock will continue. In addition, there can be no assurances that such markets will continue or that any shares which may be purchased may be sold without incurring a loss. Any such market price variation of our shares may not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value, and may not be indicative of the market price for the shares in the future. The market price of our Common Stock is likely to continue to be highly volatile and could be significantly affected by factors including:
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unanticipated fluctuations in our operating results;

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general market and mortgage industry conditions;

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mortgage and real estate fees;

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delinquencies and defaults on outstanding mortgages;

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loss severities on loans and real estate owned (REO);

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prepayments on mortgages;

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the regulatory environment and results of our mortgage originations;

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mark to market adjustments related to the fair value of loans held-for-sale, mortgage servicing rights, long-term debt and derivatives;

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interest rates; and

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litigation.

In addition, significant price and volume fluctuations in the stock market have particularly affected the market prices for the securities of mortgage companies such as ours. Furthermore, general conditions in the mortgage industry may adversely affect the market price of our securities. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our securities. If our results of operations fail to meet the expectations of security analysts or investors in a future quarter, the market price of our securities could also be materially adversely affected and we may experience difficulty in raising capital.
Issuances of additional shares of our Common Stock or other securities may adversely affect the market price of our Common Stock and significantly dilute stockholders.
In order to support our business objectives, we may raise capital through the sale of equity or convertible securities. The issuance or sale, or the proposed sale, of substantial amounts of our Common Stock or other securities in the public market or in private transactions could materially adversely affect the market price of our Common Stock or other outstanding securities and dilute our book value per share.
We do not expect to pay dividends in the foreseeable future and we may be restricted in paying dividends on our Common Stock.
We do not anticipate paying any dividends on our Common Stock in the foreseeable future as we intend to retain any future earnings for funding growth. In addition, our existing and any future warehouse facilities or other contracts may contain covenants prohibiting dividend payments upon an occurrence of a default or otherwise. We also are prohibited from paying dividends on our Common Stock until our preferred stock dividends are paid under the terms of our Series B Preferred Stock and, if shares of New Preferred Stock are issued in connection with the Exchange Offers, on our New Preferred Stock, and until the payment of dividends to our stockholders would be permitted under section 2-311 of the MGCL. As a result, as of June 30, 2022, the Company has cumulative undeclared dividends in arrears of approximately $19.9 million, or approximately $29.88 per outstanding share of Series B Preferred Stock, thereby increasing the liquidation value to approximately $54.88 per share. Every quarter the amount of cumulative undeclared dividends in arrears increases by $0.5859 per share of Series B Preferred Stock, or approximately $390,000.

As a result, you should not rely on an investment in our stock if you require dividend income. Capital appreciation, if any, of our stock may be your sole source of gain for the foreseeable future.
Our principal stockholders beneficially own a large portion of our stock, and accordingly, may have control over stockholder matters and sales may adversely affect the market price of our Common Stock.
As of September 6, 2022, Todd M. Pickup and Richard H. Pickup, and their respective affiliates beneficially owned approximately 13.1% and 30.4%, respectively, of our outstanding Common Stock. Their beneficial ownership includes 296,512 shares and 401,163 shares of our Common Stock that Todd Pickup and Richard Pickup, respectively, has the right to acquire at any time by converting the outstanding $15.0 million in principal balance of Convertible Debt at the initial conversion price of $21.50 per share. Additionally, their beneficial ownership also includes 85,060 and 116,957 warrants that Todd Pickup and Richard Pickup, respectively, has the right to acquire at any time by converting the warrants that expire April 15, 2025, at a cash exercise price of $2.97 per share. These stockholders could exercise significant influence over our Company. Such ownership may have the effect of control over substantially all matters requiring stockholder approval, including the election of directors. Furthermore, such ownership and control may have the effect of delaying or preventing a change in control of our Company, impeding a merger, consolidation, takeover or other business combination involving our Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of our Company. We do not expect that these stockholders will vote together as a group. In addition, sales of significant amounts of shares held by these stockholders, or the prospect of these sales, could adversely affect the market price of our Common Stock.
Provisions in our Charter documents and Maryland law, as well as our NOL Rights Plan, impose limitations that may delay or prevent our acquisition by a third party.
Our Charter and Bylaws contain provisions that may make it more difficult for a third party to acquire control of us without the approval of our Board of Directors. These provisions include, among other things, advance notice for raising business issues or making nominations at meetings and blank check preferred stock that allows our Board of Directors, without stockholder approval, to designate and issue additional series of preferred stock with rights and terms as our Board of Directors may determine, including rights to dividends and proceeds in a liquidation that are senior to our Common Stock.
We are also subject to certain provisions of the MGCL, which could delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other transaction that might otherwise result in our stockholders receiving a premium over the price for their Common Stock or may otherwise be in the best interests of our stockholders. This includes the “business combinations” statute that prohibits transactions between a Maryland corporation and “interested stockholders,” which is any person who beneficially owns 10% or more of the voting power of our then-outstanding voting stock for a period of five (5) years unless the board of directors approved the transaction prior to the party’s becoming an interested stockholder. The five (5) year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a super majority stockholder vote for such transactions after the end of the five (5) year period.
Maryland law also provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds (2/3rds) of the shares eligible to vote. The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders’ best interests.
We have also adopted an NOL rights plan, pursuant to which each share of Common Stock also has a “right” attached to it. Although the NOL rights plan was adopted to help preserve the value of certain deferred tax benefits, including those generated by net operating losses, it also has the effect of deterring or delaying an acquisition of our Company by a third party. The rights are not exercisable except upon the occurrence of certain takeover-related events — most importantly, the acquisition by a third party (the “Acquiring Person”) of more than 4.99% of our outstanding voting shares. Once triggered, the rights entitle the stockholders, other than the Acquiring Person, to certain “flip-in,” “flip-over” and exchange rights.

The effect of triggering the rights is to expose the Acquiring Person to severe dilution of its ownership interest, as the shares of our Common Stock (or any surviving corporation) are offered to all of the stockholders other than the Acquiring Person at a steep discount to their market value. We have in the past, and may in the future, grant waivers to the limitations imposed by our NOL rights plan. This may affect the holdings of those stockholders who obtained the waivers and may affect the protection of, and hence the ability to make use of, our NOLs.

BACKGROUND OF THE EXCHANGE OFFERS AND THE CONSENT SOLICITATION
Impac Mortgage Holdings, Inc. is a Maryland corporation incorporated in August 1995, which currently operates primarily through its subsidiary — Impac Mortgage Corp. — as a mortgage originator. The mortgage origination business is a scalable business that requires extensive capital to grow. As described below, the Company has been able to weather significant disruptions in the mortgage industry over the last 15 years, including the housing market crash of 2007, followed by the widespread financial crisis of 2008 and the COVID-19 pandemic of 2020. The Company is now faced with a high inflation rate economy and the highest mortgage interest rate environment since 2008, which has depressed the market for mortgage purchase loans and refinancings. The Company’s most important strategic objectives at this time are to raise new capital and/or explore strategic alternatives (such as mergers, acquisitions and joint ventures and may include a sale of some or all of the assets or equity of the Company). The Company believes that realigning its equity capital structure as proposed in these Exchange Offers and Consent Solicitation is essential in order to best position itself to achieve these objectives.
Origins of the Series B Preferred Stock and Series C Preferred Stock
In 2004, the Company operated as a real estate investment trust, or REIT. That year, the Company issued two series of Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, which were listed for trading on the New York Stock Exchange, or NYSE. In May 2004, the Company sold 2.0 million shares of Series B Preferred Stock with a $25 per share liquidation preference and cumulative preferential quarterly dividend at the annual rate of 9.375%, and, in November 2004, sold 4.0 million shares of Series C Preferred Stock with a $25 per share liquidation preference and cumulative preferential quarterly dividend at the annual rate of 9.125%. The Company’s underwriters exercised their option to purchase another 300,000 shares of Series C Preferred Stock in December 2004, for a total issuance of 4.3 million shares of Series C Preferred Stock. The full terms related to the Series B Preferred Stock and Series C Preferred Stock were contained in separate Articles Supplementary (the “2004 Series B Articles Supplementary” and the “2004 Series C Articles Supplementary”, and together the “2004 Articles Supplementary”)
Housing Market Crash of 2007 and Ensuing Financial Crisis
The historic and unprecedented housing market crash of 2007, which escalated into a global financial crisis, presented significant challenges for the Company. The Company faced increases in delinquencies, foreclosures and credit-related losses; declines in originations, tightening of warehouse credit and the virtual elimination of any market for loan securitizations. To stem mounting losses, the Company acted to preserve capital, including by terminating its election to be taxed as a REIT (which had required it to distribute 90% of its annual profits to stockholders), discontinuing certain operations, resolving repurchase lines, settling $28.5 million of outstanding trust preferred securities for $4.3 million, exchanging another $51.3 million in trust preferred securities for $62.0 million in longer term junior subordinated notes, and reducing operating costs and other liabilities. In November 2008, the NYSE delisted the Common Stock and the Preferred Stock for failure to meet the required minimum trading price. The Company’s net earnings from continuing operations for 2008 declined to $4.7 million. The Company determined that it could no longer afford to pay the $14.9 million per year in cumulative dividends on its Series B Preferred Stock and Series C Preferred Stock. To preserve cash, the Company elected not to pay dividends on the Preferred Stock for the fourth quarter of 2008 and first quarter of 2009, and announced, in its annual report in March 2009, that it did not intend to pay dividends on the Preferred Stock for the foreseeable future.
The 2009 Offer
The Company sought to align its costs of operations with its cash flows by taking the actions noted above, and, in 2009, the Company sought to restructure its capitalization by reducing or eliminating the outstanding Series B Preferred Stock and Series C Preferred Stock, which would reduce or eliminate its dividend obligations and other restrictive terms. In May 2009, the Company announced a tender offer for the Series B Preferred Stock and Series C Preferred Stock in which it offered to purchase the Series B Preferred Stock for $0.29297 per share and the Series C Preferred Stock for $0.28516 per share, plus certain accrued and unpaid dividends, subject to closing conditions (“2009 Offer”). One of the closing conditions was that all holders of Preferred Stock who tendered their shares for purchase in response to the 2009 Offer also were required to consent to certain amendments to the 2004 Articles Supplementary that would eliminate certain Preferred Stock rights (the “2009 Article Amendments”) with respect to shares of Preferred Stock that remained outstanding after the 2009 Offer closed.
Specifically, the Company proposed the 2009 Article Amendments with respect to both the Series B Preferred Stock and Series C Preferred Stock, which would: (1) make future dividends on the Preferred Stock non-cumulative; (2) eliminate the provisions prohibiting the payment of dividends on junior stock and prohibiting the purchase or redemption of junior or parity stock if full cumulative dividends for all past dividend periods have not been paid or declared and set apart for payment; (3) eliminate any accrued and unpaid dividends payable upon the liquidation, dissolution or winding up of the Company; (4) eliminate the provision prohibiting the Company from electing to redeem Preferred Stock prior to the fifth year anniversary of the issuance of such Preferred Stock; (5) eliminate the provision prohibiting the Company from redeeming less than all of the outstanding Preferred Stock if full cumulative dividends for all past dividend periods have not been paid or declared and set apart for payment; (6) eliminate the right of holders of Preferred Stock to elect two directors if dividends have been in arrears for six quarterly periods; and (7) eliminate the right of holders of Preferred Stock to consent to or approve the authorization or issuance of preferred stock senior to the Preferred Stock. In addition to making future dividends non-cumulative, the 2009 Article Amendments were intended to eliminate any accumulated and unpaid dividends on the Preferred Stock.
The Company was advised that, in order for the 2009 Article Amendments to become effective, the existing 2004 Articles Supplementary required approval of the 2009 Article Amendments by at least 66 2∕3% of the outstanding Series B Preferred Stock and Series C Preferred Stock, voting together as a single class. As of the expiration of the 2009 Offer on June 29, 2009, holders of Series B Preferred Stock and Series C Preferred Stock, counted together as single class, had tendered an aggregate of approximately 67.7% of the Preferred Stock and consented to the 2009 Article Amendments.
On June 29, 2009, the Company amended the 2004 Articles Supplementary for the Series B Preferred Stock and Series C Preferred Stock and purchased the validly tendered and accepted shares. In addition, the Company paid all holders of Preferred Stock (whether the shares were tendered or not) dividends of $1.17 per share of Series B Preferred Stock and $1.14 per share of Series C Preferred Stock, which represented the accrued and unpaid dividends for the quarters ending December 31, 2008 and March 31, 2009.
Litigation Related to 2009 Offer
On December 7, 2011, the Maryland Action, a purported class action, was filed in the Circuit Court, on behalf of holders of the Company’s Series B Preferred Stock and Series C Preferred Stock who did not tender their stock in the 2009 Offer, challenging the validity of the transaction. The Maryland Action asserted claims aiming to invalidate the 2009 Offer transaction, including that the Company failed to receive the requisite number of votes to amend the 2004 Series B Articles Supplementary, that the consents of the holders of Series B Preferred Stock and Series C Preferred Stock to amend the 2004 Articles Supplementary were not effective, and that the Company’s Board of Directors breached their fiduciary duties by recommending and approving the 2009 Offer. The Maryland Action sought a judicial declaration that the 2009 Article Amendments were ineffective, reinstatement of cumulative dividends on the Series B Preferred Stock and Series C Preferred Stock, payment of additional dividends that would have been required if the 2004 Articles Supplementary had remained in effect after June 29, 2009 (due to the Company’s purchase of certain Preferred Stock before year end 2009), the election of two directors by the holders of Series B Preferred Stock and Series C Preferred Stock, punitive damages and legal expenses.
In 2013, the Company and the individual defendants prevailed on a motion to dismiss all claims, except the claim that the Company had failed to receive the requisite number of votes to amend the 2004 Series B Articles Supplementary and related remedies. All claims made on behalf of the holders of Series C Preferred Stock and all claims against individual defendants were dismissed. The case proceeded to discovery and cross-motions for summary judgment on the remaining primary dispute as to whether the 2004 Series B Articles Supplementary required the approval of the holders of two-thirds (2/3rds) of the Series B Preferred Stock, voting as a separate class, in order to make the 2009 Article Amendments to the 2004 Series B Articles

Supplementary, which was the plaintiff’s position, or required the approval of the holders of two-thirds of the Series B Preferred Stock and Series C Preferred Stock, voting together as a single class, which was the Company’s position.
The Circuit Court entered a Judgment Order (“Judgment Order”) on July 16, 2018 (amended on July 24, 2018), whereby it entered a partial final judgment: (1) in favor of the Company and all other defendants on all claims on behalf of the holders of Series C Preferred Stock and all claims against all individual defendants, thereby affirming the validity of the 2009 Article Amendments to the 2004 Series C Articles Supplementary; (2) declaring its interpretation of the voting provision language in the 2004 Series B Articles Supplementary to mean that consent of the holders of two-thirds (2/3rds) of the Series B Preferred Stock, voting as a separate class, was required to approve and amend the 2009 Article Amendments to the 2004 Series B Articles Supplementary, which was not obtained, thus rendering the amendments invalid and leaving the 2004 Series B Articles Supplementary continuously in effect; (3) ordering the Company to hold a special election within sixty (60) days for the holders of Series B Preferred Stock to elect two directors to the Board of Directors pursuant to the 2004 Series B Articles Supplementary (who would remain on the Board until all accumulated dividends on the Series B Preferred Stock have been paid or set aside for payment); and (4) declaring that the Company is required to pay three quarters of dividends on the Series B Preferred Stock under the 2004 Series B Articles Supplementary (approximately $1.2 million), but did not order the Company to make any payment at that time (the “Outstanding 2009 Dividends”). The Circuit Court declined to certify any class pending the outcome of appeals and certified its partial Judgment Order for immediate appeal.
Following this Judgment Order, in the third quarter of 2018, the Company reported in its financial statements the approximately $1.2 million accrual for the Outstanding 2009 Dividends and the undeclared Series B Preferred Stock dividends in arrears, which, at approximately $390,000 per quarter since 2009, total $19.9 million as of June 30, 2022.
The Company appealed from the Judgment Order and co-Plaintiff Curtis Timm (“Timm”) cross-appealed to the Court of Special Appeals (“CSA”). After briefing and argument, the CSA issued an opinion on April 1, 2020, affirming the Circuit Court’s judgments. Specifically, the CSA affirmed judgment in favor of the Company and other defendants on all claims involving Series C Preferred Stock and affirmed judgment in favor of plaintiffs on the Series B Preferred Stock voting rights interpretation, finding that the voting rights language in the 2004 Series B Articles Supplementary required consent of the holders of two-thirds (2∕3rds) of the Series B Preferred Stock, voting as a separate class, to amend the 2004 Series B Articles Supplementary in 2009.
The Company filed a petition for a writ of certiorari to the Maryland Court of Appeals (“Court of Appeals”) seeking review of the voting rights decision, which was granted. Neither of the two co-Plaintiffs sought further review. The Court of Appeals issued its decision on July 15, 2021, affirming the decisions of the Circuit Court and the Court of Special Appeals granting summary judgment in favor of the plaintiffs on the Series B Preferred Stock voting rights language interpretation. Accordingly, the 2009 Article Amendments to the 2004 Series B Articles Supplementary were not validly adopted and the 2004 Series B Articles Supplementary remained in effect.
On August 17, 2021, the Court of Appeals issued its mandate returning the case to the Circuit Court for final proceedings on certain open issues, discussed below. On October 25, 2021, the case was assigned to a judge of the Circuit Court to oversee final disposition of outstanding issues.
On remand, the Circuit Court directed the parties to submit briefs on any outstanding issues. The two co-Plaintiffs filed motions taking differing positions regarding certification of a Series B Preferred Stock class (the “Class”), appointment of a Class representative and Class counsel, notice to the Class regarding payment of the Outstanding 2009 Dividends and any award of attorney’s fees to Plaintiffs’ counsel from future dividends. After a hearing on February 18, 2022, the Circuit Court took all such matters under submission.
On July 22, 2022, as amended on August 8, 2022, the Circuit Court issued the Class Certification Order, accompanied by a Memorandum Opinion explaining the Circuit Court’s rulings on the matters under submission. The Circuit Court denied plaintiff Curtis Timm’s Motion for Class Certification and

Other Relief and granted plaintiff Camac Fund LP’s Motion to Certify Class, Appoint Class Representative and Lead Counsel, Preliminarily Determine Right to Receive Dividends, and Set Final Judgment Hearing. The Circuit Court certified a non-opt out class of owners of Series B Preferred Stock from the close of the tender offer on June 29, 2009 to the date of the class certification order, appointed plaintiff Camac Fund as Lead Class Plaintiff and its counsel, Tydings & Rosenberg LLP, as Lead Class Counsel, ordered the co-plaintiffs to file any petitions for award of attorneys’ fees and expenses or other form of monetary award no later than August 12, 2022, and directed Impac to provide shareholder information to the parties’ class notice administrator by August 12, 2022.
In addition, the Circuit Court made a preliminary determination that the Outstanding 2009 Dividends should be paid to current holders of Series B Preferred Stock, as of a record date to be established. The Circuit Court stated that it anticipates entering final injunctive relief, prior to a final class hearing date, directing the Company to declare a record date for payment to then current holders of Series B Preferred Stock of the dividends previously determined to be due for three quarters in 2009 and to deposit such funds in escrow until after the proper recipients of the funds are determined following the final hearing. The Circuit Court specified the method by which the Company and the notice administrator are to give notice to the Class of the final hearing date and the opportunity to file objections to the proposed final injunctive relief and to the petitions for attorney’s fees and awards. Any awards of attorney’s fees and other monetary awards would be withheld from payment of the Outstanding 2009 Dividends and potentially withheld or deducted from future distributions to the Preferred B holders, including in connection with the Company’s recently filed Form S-4 for an Exchange Offer and Consent Solicitation, and distributed in accordance with the final rulings of the court.
The Circuit Court held a further conference on July 27, 2022, during which the parties discussed proposed revisions to the Class definition to include all holders of Series B Preferred Stock through the date of finality of final orders to be issued in the case, the method for the establishing a record date for the Company’s satisfaction of its obligations to distribute the adjudicated amount of the Outstanding 2009 Dividends, the final hearing date and other matters. The Circuit Court took the matters under further submission. On August 8, 2022, the Circuit Court issued an Amended Class Certification Order, which amends the definition of the class to include all holders of Series B Preferred Stock through the date of finality of final orders to be issued in the case, directs the Company to establish a record date of August 15, 2022 for distribution of the Outstanding 2009 Dividends in the amount of $1.2 million, and to pay that amount into the registry of the Circuit Court no later than August 19, 2022, to be held pending final resolution of all issues and final determination by the Court of the appropriate distribution of those funds. The Amended Class Certification Order states that the Company shall have no further right or obligation with respect to the funds deposited in the registry, except as necessary to effectual the final determination of the Court. The Company can take no action with respect to the Outstanding 2009 Dividends until the Circuit Court makes further orders.
On August 12, 2022, the plaintiffs filed the Plaintiff Series B Award Motions for a court award of attorney’s fees, expenses or other monetary awards to be deducted and paid from the Company’s payment of any future distributions or other payments to the holders of the Company’s Series B Preferred Stock, including the 2009 Dividend Amount and the Series B Consideration.
On August 15, 2022 the Company filed a request for an Order regarding its obligations with respect to any hold back of the amounts requested from consideration paid in the Exchange Offer and subsequent Special Redemption.
On August 25, 2022 the Circuit Court issued the Segregation Order directing the Company to establish the Series B Common Fund, in the custody of a third party custodian or escrow agent approved by Class Counsel.
Settlement Discussions Related to Maryland Action
During the course of the Maryland Action, which commenced in 2011 and still has not been brought to final conclusion eleven (11) years later, there have been a number of unsuccessful attempts by the parties to settle the dispute consensually, including redemption or exchange of the Preferred Stock for cash, securities or a combination of cash and securities. Large holders of Series C Preferred Stock have also been involved in some of these discussions. No consensus was ever reached among the parties or other large holders of Series B Preferred Stock to settle the Maryland Action.
Pre- and Post-Onset of COVID-19 Pandemic
The Company faced new operational and financial headwinds in 2018, recording a net loss of $145.4 million, primarily due to the write-down of the entire goodwill of its retail origination unit, CashCall Mortgage. The Company took actions that improved its financial position and, by the end of 2019, just prior to the outbreak of the COVID-19 pandemic, recorded an annual net loss of $8.0 million. During 2019, the Company originated $4.5 billion in loans, and by the end of the year held $4.9 billion in its mortgage-servicing portfolio and had $25 million in unrestricted cash on its balance sheet.
The Company entered 2020 building on the strong momentum gained over the prior year repositioning the Company, which quickly reversed course following the outbreak of the COVID-19 pandemic and stay-at-home orders in March 2020. The Company decided to temporarily cease all lending operations and furloughed the majority of its workforce. Given the significant market dislocation caused by the COVID-19 pandemic, the Company initiated the following actions to successfully deleverage the consolidated balance sheet and reduce our risk profile, while prioritizing the preservation of liquidity and long-term value for our capital partners and stakeholders:
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Entered into amendments with the holders of its Convertible Debt, originally due May 8, 2020 in the original aggregate principal amount of $25 million, to extend the term by an additional six months to November 9, 2020 and reduce the interest rate from 7.5% to 7%.

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Completed the sale of $4.2 billion in unpaid principal balance of Freddie Mac mortgage servicing rights.

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Satisfied all margin calls due under its To Be Announced hedging agreements, and its warehouse lending and repurchase facilities.

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Satisfied all obligations under its warehouse lending and repurchase facilities, reduced capacity from $1.7 billion to $600.0 million and reduced warehouse counterparties from six to three.

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Materially reduced exposure to warehouse borrowings and the Company’s corresponding loans held for sale (“LHFS”). By May 31, 2020, the Company reduced its warehouse balance to approximately $10.0 million, down from $701.6 million at 2019 year-end, and reduced LHFS to $30.8 million, down from $782.1 million at 2019 year-end.

In June 2020, the Company began originating loans again through its retail-lending channel and, in the fourth quarter, began originating loans through its wholesale channel. In the fourth quarter of 2020, in an effort to preserve much-needed capital, the Company entered into an amendment with the holders of its Convertible Debt to pay down the principal balance from $25 million to $20 million in exchange for extending the maturity date on the remaining balance an additional eighteen (18) months, until May 9, 2022. For fiscal year 2020, the Company reported a net loss of $88 million with $54 million in unrestricted cash on its balance sheet.
In 2021, the second year of the COVID-19 pandemic, the Company successfully expanded its recently re-launched wholesale lending channel, increasing originations to $262 million in the fourth quarter of 2021, from approximately $57 million in the fourth quarter of 2020. The successful expansion of the wholesale lending channel helped to offset the decline seen within the retail channel, where originations declined to $497 million in the fourth quarter of 2021, from $753 million in the fourth quarter of 2020, brought about as the Company managed to the risks inherent in an aggregated distribution model.
As a result of the financial performance and significant challenges the Company endured during the preceding two (2) years, in 2021 the Company accelerated its initiatives to explore strategic alternatives, including potential mergers and acquisitions, the sale of some or all of the assets or equity of the Company and capital raises from debt and equity. The Company engaged an investment banker to assist in these efforts, which contacted approximately twenty (20) prospective counterparties, including mortgage companies, REITs, investors, and private equity firms, with limited interest due, in part, to the Company’s existing capital structure. With respect to a capital raise, the Company received a couple of indications of interest, which included terms with significant interest rates on debt investments coupled with highly dilutive equity demands, however no final proposals were received. In regards to merger activity, the efforts did result in a nonbinding term sheet from a potential acquirer, which the Board of Directors approved on July 19, 2021. However, one of the acquirer’s primary conditions to close the transaction was elimination of the Preferred Stock, with a cap on how much cash from its balance sheet the Company could use to accomplish this closing condition. The Company re-engaged in conversations with holders of the Series B Preferred Stock, but it was evident early on that the amount of cash available would not meet their demands. These efforts failed and no further action was taken with respect to the potential acquisition past the non-binding term sheet stage.
The final decision by Court of Appeals in August 2021, while disappointing to the Company, gave some certainty regarding the Company’s capital structure and the position of the Series B Preferred. It had become clear to the Company in its unsuccessful efforts to pursue a sale, merger or other strategic transaction, or a capital raise, that the Preferred Stock was a significant impediment to the Company’s ability to move forward with efforts to grow the business and regain profitability or complete a sale or strategic transaction. The Company arranged a meeting with significant holders of Common Stock, Preferred Stock and the Convertible Debt in mid-November 2021 to discuss the Company’s current financial status, its projected status given current market conditions and also the efforts made to raise capital or seek a buyer or strategic transaction partner, which were prohibitive due to the existence of the Preferred Stock. As a condition to attend the meeting, each party was required to execute a non-disclosure agreement with the Company. Although constructive conversations were had during and following this meeting, efforts failed and discussions ended in late November 2021.
Despite these disappointments, the Company was able to take advantage of historically low interest rates and the growth in the wholesale channel to close fiscal year 2021 with approximately $3.9 million in net losses, albeit with only $30 million in unrestricted cash.
Developments in 2022
Mortgage interest rates, which had been at historical lows since the second quarter of 2020, began to increase rapidly at the beginning of 2022, presenting new challenges to the Company’s lending operations. The Company shifted its focus on monetizing assets by selling its residual interests in its long-term mortgage portfolio to generate operating capital. The Company successfully negotiated a sale of those interests for $37.5 million, which was finalized and received in March 2022. As a result, the Company ended the first half of 2022 with unrestricted cash of $61.2 million, notwithstanding an operating loss for the same period of approximately $26.3 million.
During the first quarter of 2022, major holders of the Series B Preferred Stock initiated communications with both the Company and with major holders of Common Stock and Convertible Debt to re-open discussions regarding resolution of the Company’s Preferred Stock in its capital structure. Management informed the Board of Directors at its February 14, 2022 meeting, which authorized management to pursue the discussion with holders of Series B Preferred Stock and Series C Preferred Stock.
Meetings and discussions among several parties began in late February 2022, including major holders of Common Stock and Preferred Stock and the holders of Convertible Debt. Management provided a further update to the Board of Directors on March 1, 2022, that an agreement on terms of a proposed resolution could be possible in the coming weeks. Discussions continued, focusing on restructuring terms that would involve an exchange and subsequent redemption of Preferred Stock for Common Stock, payment of some cash consideration and an extension of the $20 million of Convertible Debt, which at that time was due to mature in full on May 9, 2022. Management provided updated proposed restructuring terms to the Board of Directors on March 22, 2022, which authorized management to seek terms to finalize an agreement. On April 18, 2022, management presented the proposed final terms, which were approved by the Board of Directors and documented in a non-binding term sheet executed by the Company and major holders of Preferred Stock on April 18, 2022. This term sheet contemplated that the Company would conduct an exchange offer for outstanding shares of Preferred Stock in exchange for cash, shares of Common Stock and, in the case of Series C Preferred Stock, warrants, and amend the terms of the Preferred Stock to permit the redemption of any shares of Preferred Stock that did not participate in the exchange offer for the consideration paid to participants in the exchange offer, and that major holders of Preferred Stock and holders of the Convertible Debt agreed to vote in favor of such amendments.
Thereafter, in negotiation with major holders of Preferred Stock and their legal counsel, work began to prepare binding transaction documents, including a Voting Agreement and amendments to the Convertible Debt. On April 28, 2022, the Board of Directors approved the terms of a binding Voting Agreement and amendments to the Convertible Debt, which were executed by the relevant parties. The amendments to the Convertible Debt would require the Company to pay $5 million on May 9, 2022 (in lieu of the $20 million payment which would have been due), reducing the outstanding principal balance to $15 million, and extending the payment dates for the remaining balance over three years, with $5 million payments due each May 9th. The extended payment schedule is conditioned, however, upon satisfaction of certain conditions related to the Exchange Offers and Consent Solicitation by October 31, 2022, otherwise, the full outstanding balance of $15 million will become due and payable on November 9, 2022.
In mid-May 2022, the Company re-engaged with the parties who had executed the Voting Agreements to discuss an amendment that would permit the contemplated exchange offer and related proposed redemption to close in the event the Company were to be barred under Maryland law from paying the cash portion of the proposed consideration, assuming all other prior conditions to close were met. Following weeks of discussion among the parties and their legal counsel, on June 21, 2022, management presented to the Board of Directors a proposed final amendment of the Voting Agreement, outlining the structure of the Exchange Offers and Consent Solicitation and the Proposed Amendments, which was approved by the Board of Directors. The Company and certain parties to the existing Voting Agreements executed amendments to the Voting Agreements that same day. The terms of the original Voting Agreements and the amendments thereto are fully described elsewhere in this Prospectus/Consent Solicitation.
As of September 6, 2022, holders of 68.0% of our outstanding Series B Preferred Stock, holders of 64.6% of our outstanding Series C Preferred Stock and holders of 47.6% of our outstanding Common Stock have entered into voting agreements agreeing to consent to the Proposed Amendments and certain matters relating to the Exchange Offers.
On September 13, 2022, after considering the effect of the Segregation Order on the consideration payable to holders of Series B Preferred Stock in the Exchange Offers, the Board of Directors approved the terms of the Exchange Offers and the filing of this Prospectus/Consent Solicitation and corresponding Proxy Statement.
On October 12, 2022, the Board of Directors determined that, based on the value of the Company’s assets and liabilities and the Company’s financial condition, at the time of closing of the Exchange Offers, the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions and that we will issue shares of New Preferred Stock in lieu of cash in the Exchange Offers and as any Preferred Stock Remainder Consideration.
Board’s View of Negative Effect on Business if the Exchange Offers and Consent Solicitation are not Completed
If the Exchange Offers and Consent Solicitation are not successfully completed, we believe that there may be near-term and long-term negative effects on our business, results of operations, and financial position, including the potential inability to satisfy our liabilities and the long-term dividend-related cash requirements of our Preferred Stock and obligations pursuant to the terms of our junior subordinated notes.
In addition, if the Exchange Offers and Consent Solicitation are not successfully completed, the Preferred Stock will remain issued and outstanding, and entitled to all of the preferential rights associated with the Preferred Stock as further described in this Prospectus under “Description of Securities —  Series B Preferred Stock and Series C Preferred Stock.” The holders of the Series B Preferred Stock will continue to be entitled to the applicable cumulative dividend and the holders of Series B Preferred Stock and Series C Preferred Stock will be entitled to liquidation preferences. Given our current financial condition, we currently do not intend to pay future dividends on the Preferred Stock and, as a result of our failure to pay dividends on the Series B Preferred Stock for six (6) or more consecutive quarters, the Series B Preferred Stock is entitled to elect two directors to our Board of Directors.

The Preferred Stock is entitled to receive $25.00 per share (before any payments are made to the holders of our Common Stock and any other junior stock) upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs and, upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the Series B Preferred Stock is entitled to any accumulated and unpaid dividends (whether or not declared), which continue to accumulate. Any liquidating distributions to capital stock are subject to payments on outstanding indebtedness. If our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and any other parity stock, then the holders of the Preferred Stock and any other parity stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. The aggregate liquidation value of the Preferred Stock is approximately $71.7 million, including $19.9 in accumulated and unpaid dividends on the outstanding shares of Series B Preferred Stock as of June 30, 2022.
As of June 30, 2022, the Company had stockholders’ equity of $3.452 million, with an aggregate of $130.2 million of total liabilities. If the Exchange Offers and subsequent Special Redemption of the Series B Preferred Stock are consummated, approximately $19.9 million in accumulated and unpaid dividends on the Preferred Stock (through June 30, 2022) will not be paid, no further dividends on the Series B Preferred Stock will accumulate, and, assuming that we complete the Special Redemptions of any remaining Preferred Stock after the consummation of the Exchange Offers, the Preferred Stock will be eliminated, including its liquidation preference.
The exchange of the Series B Preferred Stock as contemplated by the Exchange Offers will not prejudice any person’s rights, if any, to receive amounts in connection with the Maryland Action.
If the Exchange Offers and Consent Solicitation, and subsequent Special Redemptions of any remaining Preferred Stock, are not successfully completed, the Preferred Stock will continue to rank senior to our Common Stock with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up and be entitled to a larger amount of our assets. and the undeclared dividends on the Series B Preferred Stock will continue to accumulate quarterly unless and until declared and set aside or paid, in whole or in part, by the Board of Directors. Unless full cumulative dividends are paid on the Series B Preferred Stock, no dividends (other than in shares of Common Stock) or distributions can be paid and shares of Common Stock nor can any shares of Preferred Stock be redeemed, purchased or otherwise acquired. If the Exchange Offers and Consent Solicitation, and subsequent Special Redemptions of any remaining Preferred Stock, are not successfully completed, our ability to make distributions to holders of Common Stock will remain limited.
We currently do not have the financial resources to pay the accrued and unpaid dividends on our outstanding Series B Preferred Stock. While accrued dividends remain outstanding and unpaid on the Series B Preferred Stock, and in light of the liquidation preference of the outstanding Preferred Stock, we have not been able to, and may not in the future be able to, raise additional capital on terms, including interest rate and potential dilution, that our Board of Directors believes are in the best interests of our Company, attract additional investors or satisfy our outstanding obligations.
Although the New Preferred Stock, if issued, also will rank senior to our Common Stock with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution and winding up, the aggregate liquidation preference of the New Preferred Stock, if issued, will not exceed approximately $3.5 million at the time of issuance, and will increase by approximately $286,000 per year if we do not pay dividends on the New Preferred Stock. We believe that replacing the approximately $71.7 million aggregate liquidation value of the Series B Preferred Stock and Series C Preferred Stock with the cash or New Preferred Stock, as applicable, Common Stock and warrants payable in connection with the Exchange Offers, and subsequent Special Redemptions of any remaining shares of Preferred Stock for the same consideration paid in the Exchange Offers, will allow us to attract additional investors on more favorable terms than we have been able to obtain.
As a result, we believe that there could be significant adverse consequences to the Company if the contemplated Exchange Offers and the related Special Redemptions of our Series B Preferred Stock and Series C Preferred Stock are not successfully completed. If the required approvals from holders of both the Series B Preferred Stock and Series C Preferred Stock, as well as the Common Stock, are not received, and/or we are not able to otherwise complete the Exchange Offers and the related Special Redemptions, then we may not be able to meet our financial or business objectives. In light of the continuing turmoil in the mortgage market and rising interest rates, our ability to continue our operations is dependent upon our ability to raise capital, successfully implement our strategic initiatives and engage in operations that contribute sufficient additional cash flow to enable us to meet our current and future expenses. Our future financial performance and success are dependent in large part upon our ability to implement our contemplated strategies successfully. Our ability to raise future capital may be dependent on third parties who, in the past, have either been hesitant to lend or invest in the Company due to the capital structure of the Company, including the Series B Preferred Stock and Series C Preferred Stock, or have offered terms which our Board of Directors has determined are not in our best interests. To the extent the Exchange Offers and the related Special Redemptions are not successful in eliminating our outstanding Preferred Stock, we may be unable to raise the additional capital required to permit us to implement our strategic initiatives and continue our operations as planned, thereby requiring us to further reduce our operating costs and expenses so that our income can cover those costs and expenses. If we are not able to complete the Exchange Offers and the related Special Redemptions and improve our near-term liquidity, we also will need to consider other restructuring alternatives available to us at that time. Those alternatives may include, but are not limited to, (i) the transfer of certain of our assets to our lenders to fulfill our obligations, (ii) the sale of profitable assets or of the Company, (iii) a distribution or spin-off of profitable assets, (iv) liquidation or distribution of our assets, (v) alternative offers to exchange our outstanding securities and debt obligations, (vi) the incurrence of additional debt, (vii) obtaining additional equity capital on terms that may be onerous or highly dilutive and/or (viii) joint ventures.
In addition, the holders of our outstanding $15 million in Convertible Debt have extended the maturity date of the Convertible Debt until May 9, 2025 (with three principal payments of $5 million on each of May 9, 2023, May 9, 2024 and May 9, 2025), conditioned on our completion of the Exchange Offers and providing notice of redemption of the remaining Preferred Stock by October 31, 2022. If we do not complete the Exchange Offers and provide such notice, the Convertible Debt will be due on November 9, 2022, which also could have a material adverse effect on our business and financial position. We additionally believe that with an improved capital structure there are multiple business opportunities we can pursue to enhance stockholder value that have not previously been feasible due to our ongoing obligations under our debt instruments and our Preferred Stock.
Value of Purchase Price for Exchange Offers and Approvals
We have not undertaken a valuation with respect to the purchase price for the Exchange Offers. Our Board of Directors has made no determination that the purchase price represents a fair valuation of the Preferred Stock. We did not retain any independent representative or consultant to render a fairness opinion or to provide any analysis of fairness in connection with the approval of the Exchange Offers and Consent Solicitation. We cannot assure you that if you tender your Preferred Stock you will receive the same or greater value than if you choose to keep them. As discussed above, the terms of the Exchange Offers and the Proposed Amendments were the result of negotiations with holders of Series B Preferred Stock and Series C Preferred Stock.
Among other conditions, consummation of the Exchange Offer for each series of Preferred Stock is conditioned on at least 66 2∕3% of the outstanding shares of both series of Preferred Stock consenting to the Exchange Offers and the Proposed Amendments. All of the outstanding shares of Series B Preferred Stock and Series C Preferred Stock are entitled to vote in the Consent Solicitation. As of September 6, 2022, holders of 68.0% of our outstanding Series B Preferred Stock and holders of 64.6% of our outstanding Series C Preferred Stock have entered into voting agreements agreeing to vote their shares in favor of the Proposed Amendments. The Exchange Offer for each series of Preferred Stock is also conditioned on the minimum participation level for the other series of Preferred Stock being achieved, and the Company may close the Exchange Offer for each series for which the Individual Series Minimum Condition is satisfied only if the Exchange Offer for the other series also meets the Individual Series Minimum Condition.
Completion of each of the Exchange Offers also requires the approval by holders of Common Stock entitled to cast a majority of all the votes entitled to be cast on the proposal to approve the Proposed Amendments, and the approval by holders of our Common Stock of the issuance of shares of Common Stock in the Exchange Offers, which, in the aggregate, will constitute more than 20% of the outstanding shares of our Common Stock, by a majority of the votes cast on the proposal, as required by Maryland law, our Charter, our Bylaws, and the rules of the NYSE American (which we are seeking concurrently with the Exchange Offers and Consent Solicitation).
Although our officers, directors and employees are authorized to solicit tenders and answer inquiries from holders of our Preferred Stock, none of our officers, employees, the Board of Directors, the Information Agent or the Exchange Agent is making a recommendation to any holder of Preferred Stock as to whether you should tender shares in the Exchange Offers. You must make your own decision regarding the Exchange Offers based upon your own assessment of the market value of the Preferred Stock and our Common Stock, the effect of holding shares of Preferred Stock upon the approval of the Proposed Amendments, your liquidity needs, your investment objectives and any other factors you deem relevant.
The following provides a summary of the future dividends scheduled to accumulate on the currently outstanding Series B Preferred Stock over the next five years, assuming no cash dividend payments are made thereunder after the date of this Prospectus/Consent Solicitation and the Exchange Offers are not completed.
Dividend Entitlements of Series B Preferred Stock:
(in millions)	2022	2023	2024	2025	2026
Balance, January 1	$19.1	$20.7	$22.3	$23.9	$25.5
Accumulated and unpaid Preferred Stock dividends	$1.6	$1.6	$1.6	$1.6	$1.6
Balance, December 31	$20.7	$22.3	$23.9	$25.5	$27.1
Certain Considerations by the Board of Directors
Generally, in considering, and reviewing the terms of, the Exchange Offers and the Consent Solicitation, the Board of Directors considered the following factors among others:
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The magnitude of the Company’s existing accumulated and unpaid dividends on the Series B Preferred Stock; the magnitude of the future dividend entitlements on the Series B Preferred Stock and the rate at which unpaid dividends would accumulate over the coming years;

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The expectation that the Company’s cash flow is unlikely to allow the Company to pay accumulated and accumulating dividends to the holders of Series B Preferred Stock in the foreseeable future;

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The existing and accumulating dividends, as well as the liquidation preferences associated with the Preferred Stock, has and is expected to continue to impede the Company’s ability to pursue strategic opportunities, and, if not resolved, will likely prevent the Company from raising additional capital in the future on terms that the Company’s Board of Directors believes to be in the best interests of the Company;

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Based on information provided to the Board of Directors by management, the Board of Directors believed the value of the consideration offered to the holders of the Preferred Stock would initially be less than the liquidation preference and accumulated and unpaid dividends associated with the Preferred Stock, which, with respect to the Series B Preferred Stock, was an aggregate of approximately $36.5 million, and with respect to the Series C Preferred Stock was an aggregate of approximately $35.1 million, as of June 30, 2022;

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The value of the consideration offered to the holders of Preferred Stock;

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If the Exchange Offers and the Consent Solicitation are not successful, the Company may not be able to meet its financial obligations, and that could result in a material adverse effect on the Company;

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The overall financial condition of the Company and the impact of the Exchange Offers and the Consent Solicitation, which transactions should increase the value to all stockholders, including those who were holders of Preferred Stock at the time of the Exchange Offers and the Consent Solicitation, over time;

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The Exchange Offers and the Consent Solicitation will be accretive to our earnings per share, the book value per share of our Common Stock, as well as the liquidation value per share of our Common Stock, which will be beneficial to the holders of Common Stock, including those who were holders of Preferred Stock at the time of the Exchange Offers and the Consent Solicitation;

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The holders of Preferred Stock will forfeit all rights to receive accumulated and unpaid dividends and the liquidation preference on the Preferred Stock, though the Board of Directors discussed that it is unlikely that these amounts will be paid regardless of whether the Company consummates the Exchange Offers and the Consent Solicitation;

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The amounts that holders of Preferred Stock would receive if we were to liquidate as of June 30, 2022, compared to the liquidation preferences of the Preferred Stock;

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The holders of at least 66 2∕3% of the outstanding shares of each series of Preferred Stock, or holders of at least 443,728 shares of Series B Preferred Stock and 936,724 shares of Series C Preferred Stock must each consent to the Exchange Offer and the Proposed Amendment for their series of Preferred Stock to be exchanged;

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The holders of a majority of the outstanding shares of Common Stock must approve the Proposed Amendments, and the issuance of shares of Common Stock in the Exchange Offers must be approved by holders of our Common Stock by a majority of the votes cast on the proposal;

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The Company has not undertaken a valuation with respect to the purchase price for the Exchange Offers; the Board of Directors has made no determination that the purchase price represents a fair valuation of the Preferred Stock and the Company did not retain any independent representative or consultant to render a fairness opinion or to provide any analysis of fairness in connection with the approval of the Exchange Offers and Consent Solicitation;

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The terms of the Exchange Offer were the result of negotiations with holders of both series of Preferred Stock;

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Neither the Company nor the Board of Directors, our officers or our employees will make any recommendations to the holders of Preferred Stock to tender their Preferred Stock shares in the Exchange Offers and each holder of Preferred Stock must make an independent investment decision if that holder wants to participate in the Exchange Offers and the Consent Solicitation;

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Holders of Preferred Stock who elect not to tender their shares of Preferred Stock into the Exchange Offer for their series of Preferred Stock would have their shares redeemable by the Company into the Series B Remainder Consideration and the Series C Remainder Consideration if the Exchange Offer for their series of Preferred Stock is consummated;

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The terms of the New Preferred Stock, if issued, including the liquidation preference and dividend rate of the New Preferred Stock and that it will rank senior to our Common Stock with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution and winding up;

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The Exchange Offers and the Consent Solicitation were approved unanimously by all of the members of the Board of Directors of the Company;

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An unaffiliated representative was not engaged by the Board of Directors to act solely on behalf of the holders of Preferred Stock or Common Stock for purposes of negotiating the terms of the Exchange Offers and the Consent Solicitation;

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The uncertainty of the current- and post-COVID-19 business environment; the broad range of adjusted EBITDA outcomes in the near term; and the lack of clarity with respect to the period of time it would likely take for the mortgage industry in general, and the Company’s operations in particular, to return to pre-crisis occupancy and cash flow levels;

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The Company’s current forward cash projection;

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The fact that the holders of Series B Preferred Stock are entitled to elect two directors to our Board of Directors so long as we are not current on dividends on our Series B Preferred Stock for six or more consecutive quarters;

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The extent of dilution of existing holders of Common Stock implicated by the Exchange Offers and the Consent Solicitation, both in the short term and over a period of years;

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The extent to which a larger Common Stock public equity float could facilitate the raising of capital in the future and benefit the future growth of the Company; and

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That holders of the Preferred Stock had a priority over the holders of Common Stock as to dividends (and as to any distribution or liquidation), and if this priority were eliminated through a recapitalization transaction, that holders of the Preferred Stock would need to receive some compensation in order to participate in the Exchange Offers and the Consent Solicitation.

The Board of Directors considered the facts above, and weighed the costs and risks, including the transaction costs associated with the Exchange Offers and the Consent Solicitation, as well as the risks of not completing the Exchange Offers and the Consent Solicitation.
Conclusion of the Board of Directors
After reviewing the above circumstances and factors relating to the Exchange Offer and Consent Solicitation with management, and with advice from legal counsel, the Board of Directors concluded at the July 13, 2022, meeting that the potential advantages and gains of conducting the Exchange Offers and Consent Solicitation outweigh the possible disadvantages and costs. The Board of Directors also unanimously concluded that the Exchange Offers are advisable and in the best interests of the Company.
The foregoing summary of the review by the Board of Directors is not intended to be exhaustive but, rather, includes material factors considered by the Board of Directors. In reaching its decision to approve the Exchange Offers and the Consent Solicitation, the Board of Directors did not attempt to quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Board of Directors considered all factors as a whole, and, overall, considered them to be favorable to, and to support, the determination to approve the proposed Exchange Offers and the Consent Solicitation. The Board of Directors does not make any recommendation to the Preferred Holders as to whether or not they should, individually or in the aggregate, participate in the Exchange Offers.
Interests of Certain Stockholders
As of September 6, 2022, Todd M. Pickup and Richard H. Pickup, and their respective affiliates (collectively, the “Pickups”) beneficially owned approximately 13.1% and 30.4%, respectively, of our outstanding Common Stock. Their beneficial ownership includes 296,512 shares and 401,163 shares of our Common Stock that Todd Pickup and Richard Pickup, respectively, has the right to acquire at any time by converting the outstanding $15 million in principal balance of Convertible Debt at the initial conversion price of $21.50 per share. Additionally, their beneficial ownership also includes 85,060 and 116,957 warrants that Todd Pickup and Richard Pickup, respectively, has the right to acquire at any time by converting the warrants that expire April 15, 2025, at a cash exercise price of $2.97 per share. The Pickups, as the holders of our outstanding $15 million in Convertible Debt, have agreed to extend the maturity date of the Convertible Debt until May 9, 2025 (with three principal payments of $5 million on each of May 9, 2023, May 9, 2024 and May 9, 2025) conditioned upon our completion of the Exchange Offers and providing notice of redemption of the remaining Preferred Stock by October 31, 2022. If we do not complete the Exchange Offers and provide such notice, the Convertible Debt owed to the Pickups will be due on November 9, 2022. To our knowledge, none of our directors, executive officers or greater than five percent (5%) holders of our Common Stock hold any shares of our Preferred Stock.
Other Plans
If we are able under applicable law and the terms of our other obligations to pay cash as part of the Cash/New Preferred Stock Consideration of the Exchange Offers we would fund such cash (and the cash component of the Preferred Stock Remainder Consideration) with cash on hand.
We do not otherwise, with the exception of the Exchange Offers and the amendment to extend the maturity of our Convertible Debt, have any current plans, proposals or negotiations that would result in any material change in our corporate structure or business. We do not have any plans, proposals or negotiations which would relate to or result in our Common Stock becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act. We do not otherwise, except as otherwise disclosed in this Prospectus/Consent Solicitation, have any plans, proposals or negotiations underway that relate to or would result in:
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any extraordinary transaction, such as a merger, reorganization or liquidation, involving our company;

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any purchase, sale or transfer of a material amount of our assets;

•
any material change in our present indebtedness or capitalization;

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any change in our present Board of Directors or management;

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any other material change in our business;

•
any class of our equity securities becoming eligible to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by a national securities association;

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any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

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the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;

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the acquisition by any person of any material amount of additional securities of our Company, or the disposition of any material amount of securities of our company; or

•
any changes to our Charter.

Notwithstanding the foregoing, we reserve the right to change our plans and intentions at any time, as we deem appropriate.

THE EXCHANGE OFFERS AND THE CONSENT SOLICITATION
General
We hereby offer, upon the terms and subject to the conditions of the Exchange Offers described in this Prospectus/Consent Solicitation, to exchange each outstanding share of the following series of Preferred Stock for the consideration defined below:
Security	CUSIP	Symbol	Shares Outstanding	Cash/New Preferred Stock Per Share	Common Securities Per Share
9.375% Series B Cumulative Redeemable Preferred Stock, par value $0.01 per share	45254P300	IMPHP	665,592	$3.00 in cash or, if payment of cash would cause us to violate the Cash Consideration Restrictions described below, thirty (30) shares of New Preferred Stock, as more fully described below.	13.33 shares of newly issued Common Stock, as more fully described below.
9.125% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share	45254P409	IMPHO	1,405,086	$0.10 in cash or, if payment of cash would cause us to violate the Cash Consideration Restrictions described below, one (1) share of New Preferred Stock, as more fully described below.	1.25 shares of newly issued Common Stock and 1.5 warrants to purchase 1.5 shares of Common Stock at an exercise price of $5.00 per share, as more fully described below.
A violation of the “Cash Consideration Restrictions” would occur upon the closing of the Exchange Offers if the payment of the cash consideration described above in exchange for all of the shares of Series B Preferred Stock and Series C Preferred Stock tendered in the Exchange Offers would cause (a) the Company to violate the restrictions on payment of distributions to stockholders under section 2-311 of the MGCL, (b) any material breach of or default under the terms and conditions of any obligation of the Company, including any agreement relating to its indebtedness, or (c) the Company to violate any restriction or prohibition of any law rule or regulation applicable to the Company or of any order, judgment or decree of any court or administrative agency.
Under section 2-311 of the MGCL, a Maryland corporation generally cannot make any type of distribution to its stockholders, including a redemption or repurchase of stock in exchange for cash, other assets or indebtedness of the corporation, if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or if the corporation’s total assets would be less than the sum of the corporation’s total liabilities plus, unless its charter permits otherwise (which our charter does not), the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. Notwithstanding this restriction, a Maryland corporation may make a distribution from: (i) its net earnings for the fiscal year in which the distribution is made; (ii) its net earnings for the preceding fiscal year; or (iii) the sum of its net earnings for its preceding eight fiscal quarters even if, after such distribution, the corporation’s total assets would be less than its total liabilities, if, after giving effect to the distribution, the corporation would be able to pay its debts as they become due in the usual course of its business. The Company does not have net earnings during the current or preceding fiscal year, or over the prior eight fiscal quarters. As of June 30, 2022, the Company’s total assets, calculated in accordance with GAAP, exceeded its total liabilities by $3.452 million, following operating losses during the first and second quarters of 2022 of $26.3 million, or approximately $4.4 million per month. If all outstanding shares of Preferred Stock participate in the Exchange Offers, the total amount of cash payable in exchange for tendered shares of Preferred Stock would be approximately $2.14 million, and if the minimum two-thirds (2∕3rds) of the outstanding shares of each series of Preferred Stock participate in the Exchange Offers, the total amount of cash payable in exchange for tendered shares of Preferred Stock would be approximately $1.43 million. On October 12, 2022, the Board of Directors determined that, based on the value of the Company’s assets and liabilities and the Company’s financial condition, at the time of closing of the Exchange Offers, the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions and that we will issue New Preferred Stock in lieu of cash in the Exchange Offers.

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), which contains additional information with respect to the Exchange Offers. In addition, we will file an amendment to the Schedule TO report any material changes in the terms of the Exchange Offers and to report the final results of the Exchange Offers as required by Exchange Act Rule 13e-4(c)(3) and 13e-4(c)(4), respectively.
The Company initially proposed that the Series B Cash/New Preferred Stock Portion would consist of either $5 in cash or 50 shares of New Preferred Stock, and that the Series B Common Stock Portion would consist of 20 shares of Common Stock, subject to potential escrow or reduction to reflect the payment of any attorneys’ fees or costs pursuant to final determination of plaintiffs’ petitions in the Maryland Action. On July 22, 2022, as amended on August 8, 2022, the Circuit Court issued the Class Certification Order in that action. Pursuant to the Class Certification Order, each of the plaintiffs filed a Plaintiff Series B Award Motion. Recognizing that the initially proposed amount of Series B Consideration constitutes a common fund that benefits members of the Class of the holders of Series B Preferred Stock, the Circuit Court issued the Segregation Order on August 25, 2022 directing the Company as follows: if the Exchange Offer for the Series B Preferred Stock is completed, to establish the Series B Common Fund in the custody of a third party custodian or escrow agent approved by class counsel. Allocation of this Series B Common Fund will be made by Circuit Court upon final disposition of all outstanding matters in the case, including the Plaintiff Series B Award Motions, which will include disposition of any excess funds, described below. Once deposited, the Company will have no further right or obligation with respect to the Series B Common Fund, except as necessary to carry out the final orders of the Circuit Court.
The Series B Consideration described above represents the initially-proposed Series B Consideration reduced, on a pro rata per share basis, by the Series B Common Fund. If there are any funds remaining in the Series B Common Fund after final determination of the Plaintiff Series B Award Motions, such funds will be distributed, in accordance with the Segregation Order of the Circuit Court, to holders of Series B Preferred Stock as of the close of business on the Expiration Date, or such other date determined by the Circuit Court, whether or not such holders of Series B Preferred Stock participate in the Exchange Offer. Based on the scheduling orders of the Circuit Court in the Class Certification Order, we currently anticipate that a hearing will be held on all Plaintiff Series B Award Motions and certain other matters on December 5, 2022, after which the Circuit Court will issue its final order disposing of all outstanding matters, including the Plaintiff Series B Award Motions. We expect that payment of any such awards and the distribution of any funds remaining from the Series B Common Fund (if any) to the holders of Series B Preferred Stock as of the close of business on the Expiration Date will occur promptly after the Circuit Court’s Final Judgment becomes effective, which will be 31 days after such order is docketed with no appeal having been taken, or the date on which all appeals have been resolved or exhausted.
If the Plaintiff Series B Award Motions are granted by the Circuit Court in full, no amounts will remain from the Series B Common Fund for distribution to former holders of Series B Preferred Stock. Holders of Series B Preferred Stock who participated in the Exchange Offer or whose shares have been redeemed pursuant to the redemption right created by the Series B Proposed Amendment as described below will only receive any amounts from the Series B Common Fund if and to the extent that the Circuit Court determines to reduce the amounts of any attorney’s fees and costs, or other monetary awards, requested in the Plaintiff Series B Award Motions, and then only if they held shares of Series B Preferred Stock as of the close of business on the Expiration Date or such other date determined by the Circuit Court. Holders of Series B Preferred Stock are not required to participate in the Exchange Offer to receive their pro rata share, if any, from the Series B Common Fund.
No fractional shares of Common Stock or New Preferred Stock will be issued in the Exchange Offers. In lieu of any fractional share of Common Stock or New Preferred Stock to be issued in the Exchange Offers, any fraction of a share of Common Stock or New Preferred Stock will be rounded up to the next whole share of Common Stock or New Preferred Stock, as applicable. No fractional warrants will be issued in the Exchange Offer. If a holder of Series C Preferred Stock would be entitled to receive a fractional warrant in the Exchange Offer, the Company will round the warrant down to the nearest whole number of warrants to be issued.
Holders of shares of Preferred Stock exchanged in the Exchange Offers will receive only the applicable Preferred Stock Consideration. We will have no obligation to pay or make allowance for, and will not make any other payment or allowance for, the liquidation preference of, or any accrued and unpaid dividends on, any shares of Preferred Stock (whether or not such dividends have accumulated and whether or not such dividends accrued before or after the Exchange Offer) in connection with the repurchase of any shares of Preferred Stock pursuant to the Exchange Offers. The exchange of the Series B Preferred Stock as contemplated by the Exchange Offers will not prejudice any person’s rights, if any, to receive amounts in connection with the Maryland Action.
The total aggregate consideration offered under the Exchange Offers is approximately (i) $2,137,285 in cash, or, if payment of cash would cause us to violate the Cash Consideration Restrictions, 21,372,846 shares of New Preferred Stock, which bear a cumulative dividend rate of 8.25% per annum (equivalent to a fixed annual amount of $.00825 per share of the New Preferred Stock) and a liquidation preference of $0.10 per share, (ii) 10,630,918 newly issued shares of Common Stock and (iii) an additional 2,107,629 shares of Common Stock subject to issuance upon exercise of the warrants being issued to former holders of Series C Preferred Stock, in each case, subject to adjustment for fractional shares. In addition, we expect to issue approximately (i) $1,331,184 in cash or 13,311,840 shares of New Preferred Stock with an aggregate liquidation preference of $1,331,184 (exclusive of accumulated dividends) if paying cash would cause us to violate the Cash Consideration Restrictions, and (ii) 4,437,280 newly issued shares of Common Stock to the Series B Common Fund. The warrants will be exercisable three (3) years from date of consummation of the Exchange Offer for our Series C Preferred Stock at an exercise price of $5.00 per share of Common Stock. The warrants will expire at 5:00 p.m. New York time ten (10) years from date of consummation of the Exchange Offer for the Series C Preferred Stock.
The Common Stock offered as part of the Exchange Offers, including the shares of Common Stock issuable upon exercise of the warrants, when issued in accordance with the terms of the Warrant Agreement, will be freely tradeable (except by those who are affiliates of the Company). The Company intends to apply to list the shares of Common Stock issuable upon closing of the Exchange Offers on the NYSE American under the symbol “IMH.” The warrants and New Preferred Stock will be freely tradeable (except by those who are affiliates of the Company) but will not be listed on any exchange and there will be no active secondary market for such securities.
As part of the Exchange Offers and pursuant to this Prospectus/Consent Solicitation, we are soliciting consent from the holders of Series B Preferred Stock and the holders of Series C Preferred Stock to the Exchange Offers and the Proposed Amendments to our Charter to modify the terms of each series of Preferred Stock. Consent to the Exchange Offer for the Series B Preferred Stock and the Series B Proposed Amendment must be received from holders of at least 66 2∕3% of the outstanding shares of Series B Preferred Stock, and consent to the Exchange Offer for the Series C Preferred Stock and the Series C Proposed Amendment must be received from holders of at least 66 2∕3% of the outstanding shares of Series C Preferred Stock for the Proposed Amendments to be effective and to permit us to effect the Exchange Offers (including the authorization, classification and issuance of the New Preferred Stock without a separate vote of the holders of Series B Preferred Stock and Series C Preferred Stock, as the case may be). In addition, the Proposed Amendments and the issuance of shares of Common Stock in the Exchange Offers must be approved by the holders of our Common Stock, and we are holding the Special Meeting to approve the Proposed Amendments and the issuance of shares of Common Stock in the Exchange Offers, as required by Maryland law, our Charter and our Bylaws and the rules of the NYSE American.
If approved by holders of our Common Stock and the requisite consent is received from the Preferred Holders of each series of Preferred Stock, the Proposed Amendments would amend the Charter as set forth in Annex A-1 and Annex A-2. For a discussion of the changes to the terms of the Preferred Stock that will come into effect if the Proposed Amendments are adopted, see “The Exchange Offers and the Consent Solicitation — Consent Solicitation Provisions.” The following discussion of the changes to the Preferred Stock, and the discussion contained in “The Exchange Offers and the Consent Solicitation — Consent Solicitation Provisions,” is a summary of the Proposed Amendments and is qualified in its entirety by reference to the amended text of the affected provisions of the Charter reflecting the Proposed Amendments set forth in Annex A-1 and Annex A-2.
We reserve the right to amend the Exchange Offer for any series of Preferred Stock or the Consent Solicitation, including the composition or amount of the Preferred Stock Consideration, for any reason. If we so amend any or all of the Exchange Offers or the Consent Solicitation, we will extend the impacted Exchange

Offer(s) and the Consent Solicitation for a period of at least five (5) business days, or any longer period of time, that we determine, in accordance with applicable law, depending upon the significance of the amendment, the manner of disclosure and the Expiration Dates of the impacted Exchange Offer(s).
Each of the Exchange Offers and the Consent Solicitation will expire at 11:59 p.m., New York City time, on October 20, 2022 (the “Expiration Date”), unless extended or terminated by us, in which case the term “Expiration Date” with respect to any Exchange Offer means the latest time and date on which the Exchange Offer and the Consent Solicitation for such series of Preferred Stock, as so extended, expires. See “The Exchange Offers and the Consent Solicitation — Extension, Termination and Amendment” and “The Exchange Offers and the Consent Solicitation — Conditions of the Exchange Offers.”
Tendering Preferred Holders will not be obligated to pay any brokerage commissions. Transfer taxes on the exchange of Preferred Stock pursuant to the Exchange Offers and the Consent Solicitation will be paid by or on behalf of the Company.
Our obligation to exchange the Preferred Stock Consideration for each series of Preferred Stock pursuant to the Exchange Offers and the Consent Solicitation is subject to a number of conditions referred to below under “The Exchange Offers and the Consent Solicitation — Conditions of the Exchange Offers.”
If by 11:59 p.m., New York City time, on October 20, 2022, or any later time to which the Expiration Date of any Exchange Offers and the Consent Solicitation have been extended, all of the conditions to the Consent Solicitation and the Exchange Offer for each series of Preferred Stock have not been satisfied or waived, we may elect either to:
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extend the Expiration Date for the Consent Solicitation and the Exchange Offer for any series of Preferred Stock for which the conditions are not satisfied or waived, and retain all shares of Preferred Stock theretofore tendered, until the expiration of the Consent Solicitation and the applicable Exchange Offers, as extended, subject to the right of a tendering stockholder to withdraw his, her or its Preferred Stock;

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waive the remaining conditions for any series of Preferred Stock for which the conditions are not satisfied or waived (other than the effectiveness of the Registration Statement of which this Prospectus/Consent Solicitation is a part) and thereafter exchange all tendered shares of Preferred Stock for the applicable series of Preferred Stock for which the conditions are not satisfied or waived; or

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terminate the Consent Solicitation and the Exchange Offer for any series of Preferred Stock for which the conditions are not satisfied or waived and exchange none of the Preferred Stock of the applicable series and return all tendered shares of Preferred Stock of the applicable series.

We will not accept for exchange any shares of Preferred Stock pursuant to the Exchange Offers and the Consent Solicitation until such time as the Registration Statement has become effective. See “The Exchange Offers and the Consent Solicitation — Exchange of Shares; Offer Consideration” and “The Exchange Offers and the Consent Solicitation — Conditions of the Exchange Offers — Effective Registration Statement.”
We also expect that the Consent Solicitation and the Exchange Offer for each series of Preferred Stock will close once all of the conditions applicable to each series of Preferred Stock have been satisfied (or waived) and after approval of the Proposed Amendments and the issuance of Common Stock in the Exchange Offers at the Special Meeting, assuming such approval is received. Thus, we expect to pay the Preferred Stock Consideration for the tendered Preferred Stock accepted for payment by the Company at the closing of the Exchange Offer for each series of Preferred Stock, which we expect will occur at least three (3) business days after the Expiration Date for such Exchange Offer, assuming that the Proposed Amendments and the issuance of Common Stock in the Exchange Offers are approved at the Special Meeting and the other conditions to closing are met. We expect to hold the Special Meeting at which the Proposed Amendments and the issuance of Common Stock in the Exchange Offers will be considered by the holders of Common Stock in advance of the Expiration Date at a time and date determined by the Board of Directors. The Special Meeting will not be delayed if the Expiration Date is extended, although it may be adjourned, if necessary, to solicit additional votes in favor of approval of the Proposed Amendments and the issuance of Common Stock in the Exchange Offers.

If the Exchange Offers close, any shares of a series of Preferred Stock that are not tendered and accepted for exchange will be subject to redemption in whole, but not in part, by the Company into the applicable Preferred Stock Remainder Consideration for up to two (2) years following the Amendment Effective Date pursuant to the Special Redemption right. The Company intends to redeem, pursuant to the Special Redemption right, any shares of Series B Preferred Stock and Series C Preferred Stock that remain outstanding after completion of the Exchange Offers no sooner than eleven (11) business days after the closing of the Exchange Offer relating to any such series of Preferred Stock and as soon as practicable thereafter.
In addition, the holders of our outstanding $15 million in Convertible Debt have extended the maturity date of the Convertible Debt until May 9, 2025 (with three principal payments of $5 million on each of May 9, 2023, May 9, 2024 and May 9, 2025), conditioned on our completion of the Exchange Offers and providing notice of redemption of the remaining Preferred Stock by October 31, 2022. If we do not complete the Exchange Offers and provide such notice the Convertible Debt will be due on November 9, 2022.
We will reimburse banks, brokerage firms, other custodians, nominees and fiduciaries for reasonable expenses incurred in sending this Prospectus/Consent Solicitation to beneficial owners of our Preferred Stock.
Consent Solicitation Provisions
As part of the Exchange Offers and pursuant to this Prospectus/Consent Solicitation, the Company is soliciting consent of the Preferred Holders to approve the Exchange Offers and the Proposed Amendments. The record date for the Consent Solicitation is the Expiration Date. If consented to by the holders of at least 66 2∕3% of the outstanding shares of each series of Preferred Stock and approved by the holders of Common Stock at the Company’s Special Meeting, the Proposed Amendments would amend the Charter to modify the terms of the applicable series of Preferred Stock as follows:
1.
permit the closing of the Exchange Offers without payment of, or allowance for, any accrued and unpaid dividends on any shares of Preferred Stock (whether or not such dividends have accumulated and whether or not such dividends accrued before or after the completion of the Exchange Offers), including the authorization, classification and issuance of New Preferred Stock without a separate vote of the holders of Series B Preferred Stock and Series C Preferred Stock, as the case may be;

2.
make all shares of Series B Preferred Stock that remain outstanding after the Exchange Offer closes redeemable by the Company in whole, and not in part, into the Series B Remainder Consideration, which is equal to (a) $3.00 in cash or, if payment of cash in the Exchange Offers in exchange for all of the shares of Series B Preferred Stock and Series C Preferred Stock properly tendered in the Exchange Offers and not withdrawn would cause us to violate the Cash Consideration Restrictions, thirty (30) shares of New Preferred Stock with an initial aggregate liquidation preference of $5.00 and (b) 13.33 shares of the Company’s Common Stock, by the date that is two (2) years after the Series B Amendment Effective Date;

3.
make all shares of Series C Preferred Stock that remain outstanding after the Exchange Offer closes redeemable by the Company in whole, and not in part, into the Series C Remainder Consideration, which is equal to (a) $0.10 in cash, or, if payment of cash in the Exchange Offers in exchange for all of the shares of Series B Preferred Stock and Series C Preferred Stock properly tendered in the Exchange Offers and not withdrawn would cause us to violate the Cash Consideration Restrictions, one (1) share of New Preferred Stock with an initial aggregate liquidation preference of $0.10, (b) 1.25 shares of the Company’s Common Stock and (c) 1.5 warrants to purchase 1.5 shares of the Company’s Common Stock, subject to adjustment as described below to prevent the issuance of any fractional shares or warrants by the date that is two (2) years after the Series C Amendment Effective Date; and

4.
if the Company has not exercised its right to redeem the Series B Preferred Stock or Series C Preferred Stock by the date that is sixty-five (65) days after the applicable Amendment Effective Date, as the case may be, require the Company, upon request of any holder of Series B Preferred

Stock or Series C Preferred Stock within two (2) years after the applicable Amendment Effective Date, to redeem all of the outstanding shares of such series of Preferred Stock for the applicable Preferred Stock Remainder Consideration on the date fixed by the Company within ninety (90) days of such request, subject to any delay required by the Company to comply with applicable Maryland law relating to limitations on payment of the Preferred Stock Remainder Consideration. We refer to any such redemption as contemplated by the Proposed Amendments as the Special Redemption. If any shares of Series B Preferred Stock or Series C Preferred Stock (not otherwise participating in the Exchange Offers) have still not been redeemed pursuant to the Special Redemption by the second (2nd) anniversary of the Amendment Effective Date, such shares will remain outstanding with all of their current rights, preferences and privileges.
On October 12, 2022, the Board of Directors determined that, based on the value of the Company’s assets and liabilities and the Company’s financial condition, at the time of closing of the Exchange Offers, the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions and that we will issue shares of New Preferred Stock in lieu of cash in the Exchange Offers.
No fractional shares of Common Stock or New Preferred Stock will be issued upon the Special Redemption of any shares of Preferred Stock. In lieu of any fractional share of Common Stock or New Preferred Stock to be issued in the Special Redemption of any shares of Preferred Stock, any fraction of a share of Common Stock or New Preferred Stock will be rounded up to the next whole share of Common Stock or New Preferred Stock, as applicable. No fractional warrants will be issued upon the Special Redemption of any shares of Series C Preferred Stock. If a holder of Series C Preferred Stock would be entitled to receive a fractional warrant upon the Special Redemption of any shares of Series C Preferred Stock, the Company will round the warrant down to the nearest whole number of warrants to be issued.
Holders of shares of Preferred Stock redeemed pursuant to the Special Redemption will receive only the applicable Remainder Consideration. We will have no obligation to pay or make allowance for, and we will not make any payment of or allowance for, the liquidation preference of, or any accrued and unpaid dividends on, any shares of Preferred Stock (whether or not such dividends have accumulated and whether or not such dividends accrued before or after the completion of the Exchange Offers) in connection with the repurchase of any shares of Preferred Stock in the Exchange Offers or the Special Redemption of any shares of Preferred Stock. The Special Redemption will not prejudice any person’s rights, if any, to receive amounts in connection with the Maryland Action.
If notice of Special Redemption has been given by the Company and if the cash funds (or New Preferred Stock) and other Preferred Stock Remainder Consideration have been set aside by the Company for the benefit of the holders of Series B Preferred Stock and/or Series C Preferred Stock, as the case may be, then, from and after the date of such redemption, the shares of Series B Preferred Stock or Series C Preferred Stock will no longer be deemed to be outstanding, dividends will cease to accrue on such shares, and all rights of the holders thereof will terminate except for the right to receive the applicable Preferred Stock Remainder Consideration. We will have no obligation to pay or make allowance for, and will not make any payment or allowance for, any accrued and unpaid dividends on any shares of Preferred Stock which are redeemed (whether or not such dividends have accumulated and whether or not such dividends accrued before or after the Amendment Effective Date).
Approval of the Proposed Amendments requires the affirmative vote of the holders of at least 66 2∕3% of the outstanding shares of each series of Preferred Stock, with the holders of each series of Preferred Stock voting as a separate class. In addition, the terms of each series of Preferred Stock provide that we may not enter into, approve or otherwise facilitate, among other transactions, a share exchange that materially and adversely affects any preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the series of Preferred Stock without the affirmative vote or consent of the holders of at least two-thirds (2∕3rds) of the shares of the series of Preferred Stock outstanding at the time. Accordingly, we are seeking consent of the holders of at least 66 2∕3% of the outstanding shares of each series of Preferred Stock to complete the Exchange Offer for that series of Preferred Stock. Holders of Preferred Stock will consent to the Exchange Offers and the Proposed Amendments by validly tendering (without later withdrawing) shares of Preferred Stock.

The Proposed Amendments and the issuance of Common Stock in the Exchange Offers, which will constitute more than 20% of the outstanding shares of the Company’s Common Stock, must also be approved by holders of our Common Stock as required by Maryland law, our Charter and our Bylaws and the rules of the NYSE American. We are holding the Special Meeting to obtain the approval of the Proposed Amendments and the issuance of Common Stock in the Exchange Offers by the holders of our Common Stock. The Proposed Amendments and the issuance of shares of Common Stock in the Exchange Offers must be approved by the holders of Common Stock.
If the holders of at least 66 2∕3% of the outstanding shares of each series of Preferred Stock have consented to the Exchange Offers and the Proposed Amendments and the Proposed Amendments and the issuance of Common Stock in the Exchange Offers are approved by holders of our Common Stock at the Special Meeting, we will file the Series B Articles of Amendment and the Series C Articles of Amendment with the SDAT to effect the Proposed Amendments promptly after the expiration of the Exchange Offer. The Board of Directors reserves the right not to make one or more of the Proposed Amendments, even if all Proposed Amendments are approved by our stockholders; however, we cannot complete the Exchange Offer unless both of the Proposed Amendments are approved by our stockholders. At any time before or after our stockholders approve the Proposed Amendments, the Board of Directors may determine that we will make less than all of the proposed modifications under the Proposed Amendments, extend the deadline for the consent by the Preferred Holders of the Proposed Amendments, change the date of the Special Meeting, change the terms of the Exchange Offers and the Consent Solicitation, or undertake a combination of the foregoing.
After the completion of the Exchange Offers for all series of Preferred Stock and the filing of the Articles of Amendment, assuming we subsequently redeem any shares of Series B Preferred Stock or Series C Preferred Stock which remain outstanding after the Exchange Offers are completed pursuant to the Special Redemption right, and subject to the rights of holders of any outstanding shares of New Preferred Stock, we would be allowed to declare and pay dividends on shares of Common Stock, or redeem, repurchase or otherwise acquire shares of any class or series of our capital stock, including Common Stock, without paying or setting apart for payment any dividends on shares of any series of Preferred Stock.
For more complete information, we urge you to review the terms of the Charter, including the Articles of Amendment which would affect the Proposed Amendments, which are filed as exhibits to this Registration Statement, and the amended text of the affected provisions of our Charter, which is attached to this Prospectus/Consent Solicitation as Annex A-1 and Annex A-2. See also “Description of Securities — New Preferred Stock,” and “Comparison of Rights Between the Preferred Stock and, the Common Stock and the New Preferred Stock.”
Holders who validly tender (without later withdrawing) their shares of Preferred Stock on or prior to the Expiration Date will also be consenting to the Exchange Offers and all of the Proposed Amendments to the terms of each series of Preferred Stock for which they tendered their shares. Holders who hold their shares of Preferred Stock in street name (i.e., through a broker, dealer or other nominee) should instruct their broker, dealer or other nominee to tender their shares of Preferred Stock and consent to the Exchange Offers and the Proposed Amendments on such holders’ behalf. Holders of shares of Preferred Stock may not tender shares in the Exchange Offers and the Consent Solicitation without delivering their consent to the Exchange Offers and the Proposed Amendments.
Owners holding certificated shares of Preferred Stock who tender their shares directly to the Exchange Agent will not have to pay any fees or commissions. Holders who tender their shares of Preferred Stock through a broker, dealer or other nominee may be charged a fee by their broker, dealer or other nominee for doing so. Such holders should consult their broker, dealer or other nominee to determine whether any charges will apply.
If each of the Exchange Offers and the Consent Solicitation are not earlier extended, amended or terminated and if all conditions to each of the Exchange Offers and the Consent Solicitation have either been satisfied or waived, promptly after the expiration of the Exchange Offers and the Consent Solicitation, we will file the Articles of Amendment for each series of Preferred Stock. The Proposed Amendments will become effective upon filing with the SDAT or at a later date and time specified in the Articles of Amendment that is not more than thirty (30) days after the acceptance for record of the Articles of Amendment by the

SDAT. We will then file Articles Supplementary setting forth the terms of the New Preferred Stock, which similarly will become effective upon filing with the SDAT or at a later date and time specified in the Articles Supplementary that is not more than thirty (30) days after the acceptance for record of the Articles of Amendment by the SDAT. We will issue the shares of New Preferred Stock, Common Stock and/or warrants to be issued in the Exchange Offers that have closed, promptly after the expiration of such Exchange Offers and the Consent Solicitation (or, in the case of Preferred Stock tendered pursuant to the guaranteed delivery procedures, promptly after the third NYSE American trading day following the Expiration Date).
Each of the Exchange Offers and the Consent Solicitation will expire at 11:59 p.m., New York City time, on October 20, 2022, unless extended or terminated by us, in which case the term “Expiration Date” with respect to any Exchange Offer means the latest time and date on which the Exchange Offer and the Consent Solicitation for such series of Preferred Stock, as so extended, expires.
If any of the Exchange Offers and the Consent Solicitation expire or terminate for a series of Preferred Stock without any shares of Preferred Stock of such series being validly tendered and not validly withdrawn being accepted for exchange by us following the expiration or termination of the Exchange Offers and the Consent Solicitation, you will continue to hold your shares of such series of Preferred Stock.
The Board of Directors has authorized and approved the Exchange Offers and the Consent Solicitation. None of the Board of Directors, our officers and employees, the Information Agent or the Exchange Agent is making a recommendation to any holder of Preferred Stock as to whether you should tender shares in the Exchange Offers. You must make your own investment decision regarding the Exchange Offers and the Consent Solicitation based upon your own assessment of the market value of the Preferred Stock, the likely value of the Common Stock you may receive in the Exchange Offers and the Consent Solicitation, the effect of holding shares of Preferred Stock upon the approval of the Proposed Amendments, your liquidity needs, your investment objectives and any other factors you deem relevant.
Comparison of Rights Between the Preferred Stock, the Common Stock and the New Preferred Stock
The following briefly summarizes the material differences between the rights of holders of shares of Series B Preferred Stock and Series C Preferred Stock as presently in effect (prior to the effectiveness of the Proposed Amendments), the rights of holders of Preferred Stock after the effectiveness of the Proposed Amendments, the rights of holders of the Common Stock to be issued in the Exchange Offer and Consent Solicitation, and the rights of holders of any New Preferred Stock issued in the Exchange Offer and Consent Solicitation or upon redemption of any shares of Preferred Stock not tendered in the Exchange Offer. See “Description of Securities — Preferred Stock” and “Description of Securities — Common Stock” for more information on the rights under the current Charter of the Preferred Stock and the Common Stock, respectively. For a discussion of the changes that will come into effect if the Proposed Amendments are adopted, see “The Exchange Offers and Consent Solicitation — Consent Solicitation Provisions.” See “Description of Securities — New Preferred Stock” for more information on the rights of the New Preferred Stock. The discussion below, and the discussions of our capital stock and the Proposed Amendments contained elsewhere, are summaries, and are qualified in their entirety by reference to the Charter (including the articles supplementary establishing each series of Preferred Stock and the text of the Proposed Amendments set forth in Annex A-1 and Annex A-2), the Bylaws, the text of the proposed articles supplementary to establish the New Preferred Stock set forth in Annex A-3, Maryland law and other documents referred to herein. We urge you to read these documents for a more complete understanding of the differences between the Preferred Stock, the Common Stock and the New Preferred Stock.
Governing Documents
Preferred Stock:   The rights of holders of a series of Preferred Stock are currently set forth in the Charter (including the articles supplementary establishing each series of Preferred Stock, and, in the case of the Series C Preferred Stock, articles of amendment modifying the original articles supplementary), the Bylaws and Maryland law. Certain provisions of the articles supplementary establishing each series of Preferred Stock are proposed to be amended by the Proposed Amendments. See “The Exchange Offer and the Consent Solicitation — Consent Solicitation Provisions” for more information about the Proposed Amendments.

Common Stock:   The rights of holders of Common Stock are set forth in the Charter, the Bylaws and Maryland law.
New Preferred Stock:   The rights of holders of New Preferred Stock will be set forth in the Charter (including, upon filing with and acceptance for record by, the SDAT, the articles supplementary set forth in Annex A-3), the Bylaws and Maryland law.
Ranking
Preferred Stock:   Each series of Preferred Stock currently ranks senior with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company to the Common Stock and the Series A-1 Junior Participating Preferred Stock (the “Series A-1 Preferred Stock”). Each series of Preferred Stock is equal in right of payment with the other outstanding series of Preferred Stock. The Preferred Stock ranks junior in right of payment to all of our existing and future indebtedness.
Common Stock:   The Common Stock currently ranks junior with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company to all series of Preferred Stock and the Series A-1 Preferred Stock.
New Preferred Stock:   The New Preferred Stock will rank, with respect to dividend rights and rights upon liquidation, dissolution or our winding up: (1) senior to all classes or series of our Common Stock, our Series A-1 Preferred Stock, our Series B Preferred Stock, our Series C Preferred Stock and any other class or series of our capital stock expressly designated as ranking junior to the New Preferred Stock, (2) on parity with any future class or series of our capital stock expressly designated as ranking on parity with the New Preferred Stock; and (3) junior to any other class or series of our capital stock expressly designated as ranking senior to the New Preferred Stock, none of which exists on the date hereof. The New Preferred Stock will also rank junior in right of payment to our existing and future debt obligations.
Dividends
Series B Preferred Stock:   Subject to the preferential rights of holders of any other class or series of our stock, including any outstanding shares of New Preferred Stock, holders of outstanding shares of Series B Preferred Stock are entitled to cumulative dividends payable quarterly in cash when, as and if authorized by the Board of Directors and declared by us at a rate of 9.375% of the $25.00 liquidation preference per share of Series B Preferred Stock, per annum. As a result, as of June 30, 2022, the Company has cumulative undeclared dividends in arrears of approximately $19.9 million, or approximately $29.88 per outstanding share of Series B Preferred Stock, thereby increasing the liquidation value to approximately $54.88 per share. Every quarter, the amount of cumulative undeclared dividends in arrears increases by $0.5859 per share of Series B Preferred Stock, or approximately $390,000.
Series C Preferred Stock:   Subject to the preferential rights of holders of any other class or series of our stock, including any outstanding shares of New Preferred Stock, holders of outstanding shares of Series C Preferred Stock are entitled to non-cumulative dividends payable quarterly in cash when, as and if authorized by the Board of Directors and declared by us at a rate of 9.125% of the $25.00 liquidation preference per share of Series C Preferred Stock, per annum. Dividends on the Series C Preferred Stock are not cumulative.
The terms of each series of Preferred Stock provide that no dividends may be declared or paid on such series of Preferred Stock if the terms and provisions of any agreement of the Company prohibit such declaration or payment, or if payment would constitute a breach or default under any agreement of the Company, or if such declaration or payment is restricted or prohibited by law. Under section 2-311 of the MGCL, a Maryland corporation generally cannot pay a dividend or make any other distribution to its stockholders if, after giving effect to the dividend or other distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of the corporation’s total liabilities plus, unless its charter permits otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. Notwithstanding this restriction, a Maryland corporation may make a distribution from: (i) its net earnings for the fiscal year in which the distribution is made; (ii) its net earnings for the preceding fiscal year; or (iii) the sum of its net earnings for its preceding eight fiscal quarters even if, after such distribution, the corporation’s total assets would be less than its total liabilities, if, after giving effect to the distribution, the corporation would be able to pay its debts as they become due in the usual course of its business. The restrictions on payment of distributions contained in section 2-311 of the MGCL currently prevent us from declaring or paying any dividends on either series of Preferred Stock, and we do not anticipate that any dividends will be declared or paid on any shares of Preferred Stock in the foreseeable future.
Common Stock:   Subject to the preferential rights of any other class or series of capital stock, including any outstanding shares of Preferred Stock or New Preferred Stock, holders of Common Stock are entitled to receive such dividends when, as and if authorized by the Board of Directors and declared by the Company, out of legally available funds. The payment of dividends on our Common Stock is at the discretion of our Board of Directors. No dividends may be paid on any of our Common Stock until all cumulative dividends on our Preferred Stock are paid in full. We do not anticipate that any dividends will be declared or paid on shares of Common Stock in the foreseeable future.
New Preferred Stock:   Holders of shares of New Preferred Stock will be entitled to receive, when, as and if authorized by the Board of Directors and declared by us, preferential cumulative cash dividends at the rate of 8.25% per annum of the $0.10 liquidation preference per share of the New Preferred Stock (equivalent to a fixed annual amount of $.00825 per share of the New Preferred Stock). Dividends on the New Preferred Stock will accrue and be cumulative from and including the date of original issue, or if later, the most recent dividend payment date on which dividends have been paid in full, and will be payable to holders annually in arrears on or about the 31st day of December of each year, beginning on December 31, 2022. Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the date designated by the Board of Directors as the record date for the payment of dividends that is not more than ninety (90) and not fewer than ten (10) days prior to the scheduled dividend payment date.
The terms of the New Preferred Stock provide that no dividends may be declared or paid on the New Preferred Stock if the terms and provisions of any agreement of the Company prohibit such declaration or payment, or if payment would constitute a breach or default under any agreement of the Company, or if such declaration or payment is restricted or prohibited by law. The restrictions on payment of distributions contained in section 2-311 of the MGCL described above currently prevent us from declaring or paying any dividends on the New Preferred Stock, and we do not anticipate that any dividends will be declared or paid on any shares of New Preferred Stock before the redemption of such shares.
Voting Rights
Series B Preferred Stock:   When dividends on outstanding shares of Series B Preferred Stock are in arrears for six or more quarterly periods (whether or not consecutive), the holders of Series B Preferred Stock (voting as a separate class) are entitled to elect a total of two additional directors to the Board of Directors until all dividends accumulated on the Series B Preferred Stock for all past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. The Company may not, without the affirmative vote or consent of the holders of at least two-thirds (2∕3rds) of the shares of the Series B Preferred Stock outstanding at the time, in person or by proxy, either in writing or at a meeting (voting as a separate class):
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authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company or reclassify any authorized equity securities of the Company into any such senior equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities;

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amend, alter or repeal any provision of the Charter so as to materially and adversely affect any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions qualifications or terms or conditions of redemption of the Series B Preferred Stock

(except that an increase or decrease in the number of shares of preferred stock (including Series B Preferred Stock) that the Company is authorized to issue, the issuance of additional shares of Series B Preferred Stock, or the creation or issuance of parity preferred stock will not materially and adversely affect the Series B Preferred Stock); or
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enter into, approve or otherwise facilitate a share exchange or reclassification that materially and adversely affects any preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Series B Preferred Stock, or a consolidation, merger or similar transaction unless the Series B Preferred Stock remains outstanding with such terms materially unchanged or the Series B Preferred Stock is converted into or exchanged for preference securities having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption which are not materially less favorable to the holders of Series B Preferred Stock.

Series B Preferred Stock, as amended:   Holders of shares of Series B Preferred Stock, if and as amended by the applicable Proposed Amendment, will not be entitled to vote on, or consent to, the authorization, classification, reclassification, creation or issuance of the New Preferred Stock.
Series C Preferred Stock:
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The Company may not, without the affirmative vote or consent of the holders of at least two-thirds (2∕3rds) of the shares of the Series C Preferred Stock outstanding at the time, in person or by proxy, either in writing or at a meeting (voting separately as a class with all series of parity preferred stock upon which like voting rights have been conferred and are exercisable): amend, alter or repeal any provision of the Charter so as to materially and adversely affect any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock (except that an increase or decrease in the number of shares of preferred stock (including Series C Preferred Stock) that the Company is authorized to issue, the issuance of additional shares of Series C Preferred Stock, or the creation or issuance of parity preferred stock will not materially and adversely affect the Series C Preferred Stock); or

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enter into, approve or otherwise facilitate a share exchange or reclassification that materially and adversely affects any preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Series C Preferred Stock, or a consolidation, merger or similar transaction unless the Series C Preferred Stock remains outstanding with such terms materially unchanged or the Series C Preferred Stock is converted into or exchanged for preference securities having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption which are not materially less favorable to the holders of Series C Preferred Stock.

Series C Preferred Stock, as amended:   Holders of shares of Series C Preferred Stock, if and as amended by the applicable Proposed Amendment, will not be entitled to vote on, or consent to, the authorization, classification, reclassification, creation or issuance of the New Preferred Stock.
Common Stock:   Except as may be provided with respect to any other class or series of the Company’s stock, holders of shares of Common Stock are entitled to one vote per share on all matters brought before the stockholders.
New Preferred Stock:   So long as any shares of New Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds (2∕3rds) of the outstanding shares of New Preferred Stock and of each other class or series of preferred stock ranking on parity with New Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up and upon which like voting rights have been conferred (voting together as a single class), authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to or on parity with the New Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such capital stock, or amend, alter or repeal the provisions of the Charter, including the terms of the New Preferred Stock, whether by merger, consolidation, conversion or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the New Preferred Stock, except that, if the New Preferred Stock remains outstanding after the occurrence of any of merger, consolidation, conversion or a sale or lease of all or substantially all of the Company’s assets with the terms of the New Preferred Stock materially unchanged or, if the Company is not the surviving entity, is converted into or exchanged for shares of, or options, warrants or rights to purchase or subscribe for shares of, capital stock or other securities having rights, preferences, privileges and voting powers substantially similar, taken as a whole, to those of the New Preferred Stock, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the New Preferred Stock; and any increase in the amount of, or the creation or issuance, or increase in the amounts authorized, of any classes or series of stock ranking junior to the New Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the New Preferred Stock.
Redemption
Series B Preferred Stock:   The Company, at its option, upon giving notice to the holders of shares of Series B Preferred Stock, may redeem the Series B Preferred Stock, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends thereon to the date of redemption.
Series B Preferred Stock, as amended:   After the effectiveness of the Proposed Amendments, the Series B Preferred Stock will also be redeemable by the Company for the Series B Remainder Consideration, and the Company will make no payment or allowance for accrued and unpaid dividends on any share of Series B Preferred Stock outstanding.
After the effectiveness of the Proposed Amendments, the Company may redeem the outstanding shares of Series B Preferred Stock, in whole but not in part, on a date fixed by the Company on or prior to the date that is two (2) years after the Series B Amendment Effective Date. If the Company has not provided written notice of its election to redeem the Series B Preferred Stock by the date that is sixty-five (65) days after the Series B Amendment Effective Date, then, upon the written request of any holder of Series B Preferred Stock on or prior to the date that is two (2) years after the Series B Amendment Effective Date, the Company will redeem the outstanding shares of Series B Preferred Stock on a date fixed by the Company within ninety (90) days of receipt by the Company of such stockholder request. The Company may delay the closing of such redemption if the Company would be prohibited from paying the Series B Remainder Consideration under section 2-311 of the MGCL, until such time determined in good faith by the Board of Directors that the Company would be permitted to pay the Series B Remainder Consideration. The Special Redemption will not prejudice any person’s rights, if any, to receive amounts in connection with the Maryland Action.
If the payment of cash in exchange for all of the shares of Series B Preferred Stock and Series C Preferred Stock tendered in the Exchange Offers would cause us to violate any of the Cash Consideration Restrictions, then, in lieu of the cash portion of the Series B Remainder Consideration, holders of shares of Series B Preferred Stock will receive thirty (30) shares of New Preferred Stock upon redemption of each share of Series B Preferred Stock.
After the effectiveness of the Proposed Amendments, we will have no obligation to pay or make allowance for, and will make no payment or allowance for, accrued and unpaid dividends on any share of Series B Preferred Stock outstanding (whether or not any such dividends have accumulated and whether or not such dividends accrued before or after the effective date of the Proposed Amendments) in connection with the repurchase of any shares of Series B Preferred Stock or Series C Preferred Stock in the Exchange Offer or the redemption of any shares of Series B Preferred Stock or Series C Preferred Stock that remain outstanding after completion of the Exchange Offer in exchange for the applicable Remainder Consideration in accordance with the terms of the Proposed Amendments.

Series C Preferred Stock:   The Company, at its option, upon giving notice to holders of Series C Preferred Stock, may redeem the Series C Preferred Stock, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share.
Series C Preferred Stock, as amended:   After the effectiveness of the Proposed Amendments, the Series C Preferred Stock will also be redeemable by the Company for the Series C Remainder Consideration, and the Company will make no payment or allowance for accrued and unpaid dividends on any share of Series C Preferred Stock outstanding.
After the effectiveness of the Proposed Amendments, the Company may redeem the outstanding shares of Series C Preferred Stock, in whole but not in part, on a date fixed by the Company on or prior to the date that is two years after the Series C Amendment Effective Date. If the Company has not provided written notice of its election to redeem the Series B Preferred Stock by the date that is 65 days after the Series C Amendment Effective Date, then, upon the written request of any holder of Series C Preferred Stock on or prior to the date that is two years after the Series C Amendment Effective Date, the Company will redeem the outstanding shares of Series C Preferred Stock on a date fixed by the Company within 90 days of receipt by the Company of such stockholder request. The Company may delay the closing of such redemption if the Company would be prohibited from paying the Series C Remainder Consideration under section 2-311 of the MGCL, until such time determined in good faith by the Board of Directors that the Company would be permitted to pay the Series C Remainder Consideration.
If the payment of cash in exchange for all of the shares of Series B Preferred Stock and Series C Preferred Stock tendered in the Exchange Offers would cause us to violate any of the Cash Consideration Restrictions, then, in lieu of the cash portion of the Series C Remainder Consideration, holders of shares of Series C Preferred Stock will receive one share of New Preferred Stock upon redemption of each share of Series C Preferred Stock.
Common Stock:   The Company has no obligation or right to redeem our Common Stock. The Common Stock is not redeemable at the option of the holder thereof.
New Preferred Stock:   The Company has the right and obligation to redeem all outstanding shares of New Preferred Stock, in whole, but not in part, for cash, at a redemption price of $0.10 per share, plus any accrued and unpaid dividends (whether or not declared) on such shares of New Preferred Stock to, but not including, the redemption date (other than any dividend with a dividend record date before the applicable redemption date and a dividend payment date after the applicable redemption date, which shall be paid on the dividend payment date notwithstanding prior redemption of such shares), on:
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the 60th day, or such earlier date the Company may fix, after the date of any public announcement of annual or quarterly financial statements that indicate that payment of the redemption price would not cause us to violate the restrictions on payment of distributions to stockholders under section 2-311 of the MGCL unless, before the applicable redemption date, the Board of Directors determines in good faith that the our payment of the redemption price for the New Preferred Stock and for any stock ranking on parity with the New Preferred Stock with respect to redemption and which have become redeemable as of the applicable redemption date would cause us to violate the Cash Consideration Restrictions; or

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any date we fix not more than sixty (60) days after any determination by the Board of Directors in good faith that our payment of the redemption price for the New Preferred Stock and any stock ranking on parity with the New Preferred Stock with respect to redemption rights that have become redeemable as of such redemption date would not cause us to violate the Cash Consideration Restrictions.

The Board of Directors, or a duly-authorized committee thereof, must, within thirty (30) days after the public announcement of each annual or quarterly financial statements of the Company, and within ten (10) days after the issuance by the Company of any capital stock in exchange for cash or other consideration (other than in connection with any stock dividend or stock split or pursuant to any equity incentive plan maintained by the Company), evaluate, in good faith, whether the redemption of the New Preferred Stock would be permitted in light of the Cash Consideration Restrictions.

The Company may, on notice to the holders of outstanding shares of New Preferred Stock, defer the redemption date for any shares of New Preferred Stock called for redemption until such time as the Board of Directors determines that the payment of the redemption price would not cause the Company to violate the restrictions on payment of distributions to stockholders pursuant to section 2-311 of the MGCL. The restrictions on payment of distributions contained in section 2-311 of the MGCL currently prevent us from redeeming or declaring or paying any dividends on the New Preferred Stock, and we do not anticipate that any dividends will be declared or paid on any shares of New Preferred Stock before the redemption of such shares.
Conversion Rights
Preferred Stock:   Holders of the Preferred Stock do not have conversion rights.
Common Stock:   Holders of Common Stock do not have conversion rights.
New Preferred Stock:   Holders of the New Preferred Stock will not have conversion rights.
Liquidation
Series B Preferred Stock:   In the event of the Company’s liquidation, dissolution or winding-up, holders of outstanding shares of Series B Preferred Stock will be entitled to receive out of the assets of the Company legally available for distribution to stockholders an amount equal to $25.00 per share, plus any accumulated and unpaid dividends thereon to the date of payment (whether or not declared) before any distribution of assets is made to holders of Common Stock and any other equity securities of the Company that rank junior to the Series B Preferred Stock as to liquidation rights. As of June 30, 2022, the liquidation value of the Series B Preferred Stock was $54.88 per share.
Series C Preferred Stock:   In the event of the Company’s liquidation, dissolution or winding-up, holders of outstanding shares of Series C Preferred Stock will be entitled to receive out of the assets of the Company legally available for distribution to stockholders an amount equal to $25.00 per share before any distribution of assets is made to holders of Common Stock and any other shares of equity securities of the Company that rank junior to the Series B Preferred Stock as to liquidation rights. As of June 30, 2022, the aggregate liquidation value of the Series C Preferred Stock was $25.00 per share.
Common Stock:   In the event of the Company’s liquidation, dissolution or winding-up, holders of shares of Common Stock will share ratably in all of our assets remaining after the payment of all of our debts and other liabilities and the payment of all liquidation and other preference amounts to any holders of outstanding shares of Preferred Stock or New Preferred Stock.
New Preferred Stock:   In the event of the Company’s liquidation, dissolution or winding up, holders of New Preferred Stock will be entitled to receive, in preference to any outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Common Stock or any other junior securities, an amount equal to $0.10 per share plus all accrued and unpaid dividends (whether or not declared) thereon to (but not including) the date of payment.
Listing
Preferred Stock:   Neither series of Preferred Stock is listed on an exchange, and both trade on OTC Pink.
Common Stock:   The Common Stock is listed for trading on the NYSE American.
New Preferred Stock:   The issuance of the New Preferred Stock will be registered with the Securities and Exchange Commission, but the New Preferred Stock will not be listed on any exchange and there will be no active secondary market for the New Preferred Stock.
Warrants
In connection with the Exchange Offer for our Series C Preferred Stock, for each share of Series C Preferred Stock we will issue 1.5 warrants to acquire 1.5 shares of our Common Stock (the “Warrant

Shares”) at an exercise price of $5.00 per share. No fractional warrants will be issued to the holders of Series C Preferred Stock. If a holder of Series C Preferred Stock is otherwise entitled to receive a fractional warrant, the Company will round down to the nearest whole number of warrants to be issued to a holder of Series C Preferred Stock. The warrants will become exercisable three (3) years from the date of closing of the Exchange Offer for our Series C Preferred Stock. The warrants will expire ten (10) years from the closing of the Exchange Offer for the Series C Preferred Stock, at 5:00 p.m., New York City time.
We will not be obligated to deliver any Warrant Shares and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Common Stock underlying the warrants is then effective and a prospectus relating thereto is current or a valid exemption therefrom is available, subject to our satisfying our obligations described below with respect to exercising warrants on a “cashless basis.” No warrants will be exercisable, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered, qualified or deemed exempt from registration under the securities laws of the state of the exercising holder. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.
The warrants will not be listed on any exchange and there will be no active secondary market for such securities. We may, but are under no obligation to, file with the SEC a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the warrants. If the Common Stock issuable upon exercise of the warrants is not registered at the time of exercise, holders of the warrants will be required to exercise the warrants on a “cashless basis,” by exchanging the warrants (in accordance with section 3(a)(9) of the Securities Act or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (a) the product of (1) the number of shares of Common Stock underlying the warrants and (2) the excess of the fair market value of our Common Stock over the warrant exercise price by (b) the fair market value of our Common Stock, as determined in accordance with the warrant. Additionally, if our shares of Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with section 3(a)(9) of the Securities Act. No fractional shares of Common Stock will be issued upon the exercise of the warrants on a “cashless basis.” If, by reason of any exercise of warrants on a “cashless basis,” the holder of any warrant would otherwise be entitled to a fractional share of Common Stock, the Company will round down to the nearest whole number of shares of Common Stock.
In case of any capital reorganization of the capital stock of the Company, or any merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the assets of the Company (a “Business Combination”) then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the holder of each warrant will thereafter be entitled to receive upon exercise of the warrant, during the exercise period and upon payment of the exercise price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the Warrant Shares deliverable upon exercise of the warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if the warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in the warrant. If the per-share consideration payable to the warrant holder for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration will be determined in good faith by the Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Board of Directors) will be made in the application of the provisions of the warrant with respect to the rights and interests of the holder after the transaction, to the end that the provisions of the warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of the warrant. In the event of any Business Combination, at the Company’s option, the warrants will convert into the number of shares of Common Stock, common stock of the successor or acquiring person, and/or other property that a holder immediately prior to such event of the number of shares of Common Stock for which such warrants are exercisable would have owned or received immediately after and as a result of such event.

If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in Common Stock, or by a stock split or other similar event, then, on the effective date of such share dividend, stock split or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Common Stock.
If the number of outstanding shares of Common Stock is decreased by a combination, reverse share split or reclassification of Common Stock or other similar event, then, on the effective date of such combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
The warrants will be issued in registered form under a warrant agreement to be entered into before the completion of the Exchange Offers between American Stock Transfer & Co., as warrant agent, and us. You should review a copy of the form of warrant agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus/Consent Solicitation is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct or supplement any defective provision or to change any other provisions as the Company and the warrant agent deem necessary or desirable and that such parties deem not to adversely affect the interests of the warrant holders, but requires the approval, by vote or written consent by the holders of a majority of the then outstanding warrants to make any other change.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Warrants may be exercised only for a whole number of shares of Common Stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock.
Fractional Shares and Warrants
Fractional shares of our Common Stock and New Preferred Stock will not be distributed to the holders of Preferred Stock in the Exchange Offers. Instead, the Company will round up each fraction to the next whole share of Common Stock or New Preferred Stock. Fractional warrants will not be distributed to the holders of Series C Preferred Stock in the Exchange Offers. Instead, the Company will round down to the nearest whole number of warrants to be issued to a holder of Series C Preferred Stock.
Partial Tenders
You must validly tender all shares that you own of a series of Preferred Stock and deliver your consent to the Exchange Offers and the Proposed Amendments in order to participate in the Exchange Offers and the Consent Solicitation. No partial tenders within a series of Preferred Stock will be accepted. If you own more than one series of Preferred Stock, you can tender all shares that you own in one series of Preferred Stock without tendering all of the shares that you own in another series of Preferred Stock.

Extension, Termination and Amendment
We expressly reserve the right, in our sole discretion, at any time on or prior to the Expiration Date, to extend the period of time during which the Exchange Offers and the Consent Solicitation are to remain open for any or all series of Preferred Stock by giving written notice of such extension to the holders of Preferred Stock for the series we elect to extend. There can be no assurance that we will exercise our rights to extend the Expiration Date and the Exchange Offers for any or all series of Preferred Stock and the Consent Solicitation.
If we amend the terms of the Exchange Offers for any or all of the series of Preferred Stock in a manner we determine constitutes a material change, we will promptly disclose the amendment in an amendment to this Registration Statement or in a prospectus supplement that we will distribute to the registered holders of the Preferred Stock. In the event of a material change the Exchange Offers for any or all of the series of Preferred Stock, including the waiver of a material condition to such Exchange Offers, we will extend the Expiration Date of the impacted Exchange Offers, if necessary, so that a period of at least five (5) business days remains in the Exchange Offers following notice of the material change or, for such longer period of time, that we determine, in accordance with applicable law, depending upon the significance of the amendment, the manner of disclosure and the Expiration Date(s) of the impacted Exchange Offer(s). During any such extension, all shares of Preferred Stock previously tendered and not withdrawn will remain subject to the Exchange Offers and the Consent Solicitation, subject to the right of a tendering stockholder to withdraw his, her or its Preferred Stock. See “The Exchange Offers and the Consent Solicitation — Withdrawal Rights and Consent Revocation.”
We also expressly reserve the right to amend the Exchange Offers and the Consent Solicitation for any reason, or terminate the Exchange Offers and the Consent Solicitation (and not exchange or accept for exchange any shares of Preferred Stock not theretofore exchanged, or accepted for exchange), upon the failure of any of the conditions of the Exchange Offers and the Consent Solicitation to be satisfied or waived on or before the Expiration Date. Any such extension, termination, amendment or delay will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make such public announcement, we will not, unless otherwise required by rules of the SEC, have any obligation to make any such public announcement other than by making a release through PR Newswire or other national distribution wire service.
If, prior to the Expiration Date, we increase the consideration offered to holders of a series of Preferred Stock, such increase will be applicable to all Preferred Holders of such series whose shares of Preferred Stock are accepted for exchange pursuant to the Exchange Offer, and if, at the time notice of such increase is first published, sent or given to Preferred Holders, the Exchange Offer for the series of Preferred Stock and the Consent Solicitation are scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from and including the date that such notice is first so published, sent or given, the Exchange Offer for the series of Preferred Stock and the Consent Solicitation will be extended until the expiration of such period of ten business days. For purposes of the Exchange Offers and the Consent Solicitation, a “business day” means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:00 midnight through 11:59 p.m., Eastern Time.
Exchange of Shares; Offer Consideration
As soon as practicable after tender, the holders of any tendered Preferred Stock that the Company deems not accepted for payment, whether for improper tender procedure or otherwise, will be notified. All properly-tendered shares of Preferred Stock for which such notification is not provided within four (4) business days after the Expiration Date will be deemed accepted for payment, subject only to the closing conditions of the Exchange Offers, including stockholder approval of the Proposed Amendments.
If any tendered shares of a series of Preferred Stock are not accepted for exchange pursuant to the terms and conditions of the Exchange Offers and the Consent Solicitation for any reason, such unexchanged shares of Preferred Stock will be returned by book-entry transfer to the tendering stockholder’s account at DTC, as applicable, promptly following the Expiration Date.

Upon the terms and subject to the conditions of the Exchange Offer, the exchange of the outstanding shares of Preferred Stock validly tendered, accepted for payment and not withdrawn will be made at the closing of the Exchange Offer for each series of Preferred Stock.
On October 12, 2022, the Board of Directors determined that, based on the value of the Company’s assets and liabilities and the Company’s financial condition, at the time of closing of the Exchange Offers, the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions and that we will issue shares of New Preferred Stock in lieu of cash in the Exchange Offers.
The closing of the Exchange Offers are expected to occur at least three (3) business days after the Expiration Date for the Exchange Offer of each series of Preferred Stock. Delivery of the Preferred Stock Consideration in exchange for Preferred Stock pursuant to the Exchange Offers and the Consent Solicitation will be made by us at the closing of the Exchange Offer for each series of Preferred Stock. Under no circumstances will interest be paid by us by reason of any delay in making such exchange.
Consequences for Failure to Participate
If the Exchange Offers for the Preferred Stock close, all shares of Preferred Stock that are not tendered in the Exchange Offers may be redeemed by the Company for the applicable Preferred Stock Remainder Consideration for a period of two (2) years after the Amendment Effective Date pursuant to the Special Redemption right. The Company intends to redeem the Preferred Stock pursuant to the Special Redemption right and pay the applicable Preferred Stock Remainder Consideration to the applicable non-tendering Preferred Holders as soon as reasonably practicable, but no sooner than eleven (11) business days, after the closing of the Exchange Offers. If the Company has not redeemed all of the outstanding shares of Series B Preferred Stock or Series C Preferred Stock for the Series B Remainder Consideration or the Series C Remainder Consideration, as the case may be, within sixty-five (65) days after the Amendment Effective Date, then, upon the written request of any holder of any outstanding share of Series B Preferred Stock or Series C Preferred Stock made within two (2) years after the Amendment Effective Date, the Company must effect the redemption for the applicable Preferred Stock Remainder Consideration for all outstanding shares of Series B Preferred Stock or Series C Preferred Stock, as applicable, on the date fixed by the Company within ninety (90) days of such request, subject to any delay required by the Company to comply with applicable Maryland law relating to limitations on payment of any cash portion of the Preferred Stock Remainder Consideration. If any shares of Series B Preferred Stock or Series C Preferred Stock (not otherwise participating in the Exchange Offers) have still not been redeemed by the second (2nd) anniversary of the Amendment Effective Date, such shares will remain outstanding with all of their current rights, preferences and privileges.
The Preferred Stock Remainder Consideration will be delivered to the applicable non-tendering former Preferred Holders as soon as practicable, but no sooner than eleven (11) business days after the closing of the Exchange Offers.
If holders of at least 66 2∕3% of each series of Preferred Stock do not consent to the Exchange Offers and the Proposed Amendments, and the Company is not able to complete the Exchange Offers and the Consent Solicitation, there could be significant adverse consequences to the Company.
If the Exchange Offers and Consent Solicitation, and subsequent Special Redemption of any remaining Preferred Stock, are not successfully completed, the Preferred Stock will also continue to rank senior to our Common Stock with respect to the payment of distributions and the distribution of assets upon liquidation, dissolution or winding up and be entitled to a larger amount of our assets and the accumulated and unpaid dividends on the Series B Preferred Stock will continue to accumulate quarterly unless and until declared and set aside or paid, in whole or in part. Unless full cumulative dividends are paid on the Series B Preferred Stock, no dividends (other than in shares of Common Stock) or distributions can be paid on shares of Common Stock nor can any shares of Preferred Stock be redeemed, purchased or otherwise acquired. If the Exchange Offers and Consent Solicitation, and subsequent Special Redemption of any remaining Preferred Stock, are not successfully completed, our ability to make distributions to holders of Common Stock will remain limited.
We currently do not have the financial resources to pay the accrued and unpaid dividends on our outstanding Series B Preferred Stock. While accrued dividends remain outstanding and unpaid on the

Series B Preferred Stock, and in light of the liquidation preference of the outstanding Preferred Stock, we have not been able to, and may not in the future be able to, raise additional capital on terms, including interest rate and potential dilution, that our Board of Directors believes are in the best interests of our Company, attract additional investors or satisfy our outstanding obligations.
As a result, we believe that there could be significant adverse consequences to the Company if the contemplated Exchange Offers and the related Special Redemptions of our Series B Preferred Stock and Series C Preferred Stock are not successfully completed. If the required approvals from holders of both the Series B Preferred Stock and Series C Preferred Stock, as well as the Common Stock, are not received, and/or we are not able to otherwise complete the Exchange Offers and the related Special Redemptions, then we may not be able to meet our financial or business objectives. In light of the continuing turmoil in the mortgage market and rising interest rates, our ability to continue our operations is dependent upon our ability to raise capital, successfully implement our strategic initiatives and engage in operations that contribute sufficient additional cash flow to enable us to meet our current and future expenses. Our future financial performance and success are dependent in large part upon our ability to implement our contemplated strategies successfully. Our ability to raise future capital may be dependent on third parties who, in the past, have either been hesitant to lend or invest in the Company due to the capital structure of the Company, including the Series B Preferred Stock and Series C Preferred Stock, or have offered terms which our Board of Directors has determined are not in our best interests. To the extent the Exchange Offers and the related Special Redemptions are not successful in eliminating our outstanding Preferred Stock, we may be unable to raise the additional capital required to permit us to implement our strategic initiatives and continue our operations as planned, thereby requiring us to further reduce our operating costs and expenses so that our income can cover those costs and expenses. If we are not able to complete the Exchange Offers and the related Special Redemptions and improve our near-term liquidity, we also will need to consider other restructuring alternatives available to us at that time. Those alternatives may include, but are not limited to, (i) the transfer of certain of our assets to our lenders to fulfill our obligations, (ii) the sale of profitable assets or of the Company, (iii) a distribution or spin-off of profitable assets, (iv) liquidation or distribution of our assets, (v) alternative offers to exchange our outstanding securities and debt obligations, (vi) the incurrence of additional debt, (vii) obtaining additional equity capital on terms that may be onerous or highly dilutive and/or (viii) joint ventures.
In addition, the holders of our outstanding $15 million in Convertible Debt have extended the maturity date of the Convertible Debt until May 9, 2025 (with three principal payments of $5 million on each of May 9, 2023, May 9, 2024 and May 9, 2025), conditioned upon our completion of the Exchange Offers and providing notice of redemption of the remaining Preferred Stock by October 31, 2022. If we do not complete the Exchange Offers and provide such notice, the Convertible Debt will be due on November 9, 2022, which also could have a material adverse effect on our business and financial position.
For a more complete description of the risks relating to our failure to complete the Exchange Offers, see “Risk Factors — Risks Related to the Exchange Offers and the Consent Solicitation.”
Procedures for Tendering Shares of Preferred Stock
We have forwarded to you, along with this Prospectus/Consent Solicitation, the Letters of Transmittal relating to the Exchange Offers. In addition to the other procedures and conditions described in the Letter of Transmittal, you must deliver your consent to the Exchange Offers and Proposed Amendments in order for you to validly tender your shares in the Exchange Offers.
If your shares are held directly, you should follow the instructions in the Letter of Transmittal, including executing the written consent to the Consent Solicitation included therein. If your shares of Preferred Stock are held in the name of your broker, dealer, commercial bank, trust company or other nominee or custodian, and you wish to tender your shares in the Exchange Offer, you should promptly contact the person in whose name your shares of Preferred Stock are held and instruct that person tender your shares, consent in the Consent Solicitation and deliver the Letter of Transmittal on your behalf. Preferred Holders should be aware that their broker, dealer, commercial bank, trust company or other nominee or custodian may establish their own earlier deadlines for participation in the Exchange Offers and Consent Solicitation. Accordingly, Preferred Holders wishing to participate in the Exchange Offers and Consent Solicitation should contact their broker, dealer, commercial bank, trust company or other nominee or custodian as soon as possible in order to determine the times by which such Preferred Holders must take action in order to participate in the Exchange Offers and Consent Solicitation.
A Preferred Holder that holds share certificates evidencing their Preferred Stock or that tenders shares of Preferred Stock by book-entry transfer to the account of the Exchange Agent at DTC must submit a Letter of Transmittal for each series of Preferred Stock held and following the other procedures set forth in the Letter of Transmittal; provided, that a holder need not submit the Letter of Transmittal if the holder tenders shares of Preferred Stock in accordance with the procedures mandated by DTC’s ATOP. For additional information on tendering in the Exchange Offer through book-entry procedures and through ATOP, see “— The Depository Trust Company Book-Entry Transfer Procedures” below.
In order for shares of Preferred Stock to be properly tendered for exchange pursuant to the Exchange Offers using a Letter of Transmittal, the registered holder of the shares of Preferred Stock being tendered must ensure that the Exchange Agent receives the following: (i) a properly completed and duly executed Letter of Transmittal for each series of Preferred Stock held, in accordance with the instructions of the applicable Letter of Transmittal (including any required signature guarantees); (ii) delivery of the shares of Preferred Stock by book-entry transfer to the exchange agent’s account at DTC (or delivery of the stock certificates if share certificates are held); and (iii) any other documents required by the applicable Letter of Transmittal.
In the Letter of Transmittal and Consent, the tendering registered Preferred Stock holder must set forth: (i) its name and address; (ii) the number of shares of Preferred Stock being tendered by the holder for exchange; and (iii) certain other information specified in the applicable form of Letter of Transmittal and Consent. In certain cases, all signatures on the Letter of Transmittal must be guaranteed by an “Eligible Institution.” See the applicable Letter of Transmittal related to your series of Preferred Stock for more information.
Notwithstanding the date on which your tender and grant of authorization to consent is received, it shall not become effective until the Expiration Date.
If you need help in tendering your shares of Preferred Stock and consenting to the Exchange Offers and the Proposed Amendments, please contact the Exchange Agent, whose address and telephone number are listed on the back cover of this Prospectus/Consent Solicitation.
The Depository Trust Company Book-Entry Transfer and Consent Procedures
The Exchange Agent will establish accounts with respect to the shares of Preferred Stock at DTC for purposes of the Exchange Offer within two (2) business days after the date of the Exchange Offer. Holders who tender (and do not validly withdraw) their shares of Preferred Stock to the Exchange Agent and consent to the Exchange Offers and the Proposed Amendments in the Consent Solicitation prior to the Expiration Date will be entitled to receive the applicable Preferred Stock Consideration on the settlement date, provided that the remaining conditions to the Exchange Offers have been satisfied or waived. It is your responsibility to validly tender your shares of Preferred Stock and consent to the Exchange Offers and the Proposed Amendments in the Consent Solicitation. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender. It is expected that the settlement date will be at least three (3) business days after the Expiration Date.
As of the date hereof, all of the shares of Preferred Stock are held in book-entry form and are represented by one or more global certificates registered in the name of a nominee of DTC. In order for shares of Preferred Stock to be validly tendered by book-entry transfer, the Exchange Agent must receive the following prior to the Expiration Date, except as otherwise permitted by use of the procedures for guaranteed delivery as described below:
(i)
timely confirmation of the transfer of such shares of Series B Preferred Stock into the Exchange Agent’s account at DTC (a “Book-Entry Confirmation”);

(ii)
either a properly completed and duly executed Letter of Transmittal and Consent, or a properly transmitted “Agent’s Message” if the tendering holder has not delivered a Letter of Transmittal and Consent; and

(iii)
any other documents required by the applicable Letter of Transmittal and Consent.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a Book-Entry Confirmation, which states that DTC has received and agrees to be bound by the terms of the Exchange Offers, including consenting to the Exchange Offers and the Proposed Amendments in the Consent Solicitation, and that the Company may enforce such agreement against the participant. If you are tendering by book-entry transfer, you must expressly acknowledge that you have received and agree to be bound by the Letter of Transmittal and Consent and that the Letter of Transmittal and Consent may be enforced against you.
Delivery of a Letter of Transmittal and Consent to the Company, the Information Agent or DTC will not constitute valid delivery to the Exchange Agent. No Letter of Transmittal and Consent should be sent to the Company, the Information Agent or DTC.
Any financial institution that is a participant in DTC’s system may make book-entry delivery of the shares of Preferred Stock by causing DTC to transfer such shares of Preferred Stock into the Exchange Agent’s account in accordance with ATOP. By using the ATOP procedures to tender shares of Preferred Stock and consent to the Exchange Offers and the Proposed Amendments in the Consent Solicitation, you will not be required to deliver the Letter of Transmittal to the Exchange Agent. However, you will be bound by the terms of the Letter of Transmittal just as if you had signed it and as if you had executed a consent to the Exchange Offers and the Proposed Amendments in the Consent Solicitation. You must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC to tender your shares of Preferred Stock or follow the procedures described under “—Guaranteed Delivery Procedures” below.
Guaranteed Delivery Procedures
If a holder of Preferred Stock desires to tender its shares of Preferred Stock for exchange pursuant to the Exchange Offers, but (i) the procedure for book-entry transfer cannot be completed on a timely basis or (ii) time will not permit all required documents to reach the Exchange Agent prior to the Expiration Date, the holder can still tender its shares of Preferred Stock if all the following conditions are met:
•
the tender is made by or through a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act (an “Eligible Institution”);

•
the Exchange Agent receives by hand, mail, or overnight courier, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form attached as an exhibit to the Registration Statement of which this Prospectus/Consent Solicitation is a part, with signatures guaranteed by an Eligible Institution; and

•
a confirmation of a book-entry transfer into the Exchange Agent’s account at DTC of all shares of Preferred Stock delivered electronically, together with a properly completed and duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message in accordance with ATOP), and any other documents required by the Letter of Transmittal, must be received by the Exchange Agent within two days that the NYSE American is open for trading after the date the Exchange Agent receives such Notice of Guaranteed Delivery.

In any case where the guaranteed delivery procedure is utilized for the tender of shares of Preferred Stock pursuant to the Exchange Offer, the issuance of the applicable Cash Consideration and the Stock Consideration in exchange for those shares of Preferred Stock accepted for exchange pursuant to the Exchange Offer will be made only if the Exchange Agent has timely received the applicable foregoing items.
Withdrawal Rights and Revocation of Consents
You may withdraw your tender of shares of Preferred Stock and revoke your consent to the Consent Solicitation at any time before the Expiration Date. A valid withdrawal of tendered shares of Preferred Stock before the Expiration Date will be deemed to be a concurrent revocation of the related consent to the Consent Solicitation.

Shares of Preferred Stock may only be withdrawn from the Exchange Offers if the applicable Preferred Holder also validly withdraws their tender of all other shares of the same series of Preferred Stock tendered by such Preferred Holder pursuant to the Exchange Offers. In addition, if not previously returned, you may withdraw shares of Preferred Stock that you tender that are not accepted by us for exchange after expiration of forty (40) business days from the commencement of the Exchange Offers.
For a withdrawal of shares tendered directly to the Exchange Agent to be effective, a written and signed notice of withdrawal must be timely received by the Exchange Agent at its address identified in this Prospectus/Consent Solicitation. Any notice of withdrawal must specify the name of the person who tendered the shares for which tenders are to be withdrawn and the number of shares to be withdrawn. In addition, such notice must specify the name of the registered holder (if different from that of the tendering holder). All signatures on a notice of withdrawal must be guaranteed by an Eligible Institution.
For a withdrawal of shares tendered through DTC’s book-entry procedures to be effective, the Exchange Agent must receive (i) a computer-generated notice of withdrawal, transmitted by DTC on behalf of the holder in accordance with the standard operating procedure of DTC, or (ii) a written notice of withdrawal, sent by mail or by hand, receipt confirmed by telephone, or letter, before the expiration of the Exchange Offer. Any notice of withdrawal must:
•
specify the name of the person that tendered the shares of Preferred Stock to be withdrawn;

•
identify the shares of Preferred Stock to be withdrawn;

•
specify the number of shares of Preferred Stock to be withdrawn;

•
include a statement that the holder is withdrawing its election to have the shares of Preferred Stock exchanged;

•
be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which the shares of Preferred Stock were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the transfer agent register the transfer of such shares of Preferred Stock into the name of the person withdrawing the tender; and

•
specify the name in which any shares of Preferred Stock are to be registered, if different from that of the person that tendered the shares of Preferred Stock.

Any notice of withdrawal of shares tendered through ATOP may only be withdrawn by complying with the appropriate procedures of DTC’s ATOP, and not by hard copy delivery of withdrawal instructions, and must specify the name and number of the account at DTC to be credited with the withdrawn shares of Preferred Stock or otherwise comply with DTC’s procedures.
If your shares of Preferred Stock are held in the name of your broker, dealer, commercial bank, trust company or other nominee or custodian, and you wish to withdraw your tender in the Exchange Offers and consent to the Exchange Offers and the Proposed Amendments in the Consent Solicitation, you should promptly contact the person in whose name your shares of Preferred Stock are held and instruct that person to withdraw the tender of your shares of Preferred Stock and the consent to the Exchange Offers and the Proposed Amendments in the Consent Solicitation on your behalf.
A withdrawal may not be cancelled, and shares for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offers and Consent Solicitation. Properly withdrawn shares of Preferred Stock may be re-tendered by following one of the procedures described under “—Procedures for Tendering Shares of Preferred Stock” above at any time on or before the applicable Expiration Date.
Any shares of Preferred Stock withdrawn will not have been properly tendered for exchange for purposes of the Exchange Offer. Any shares of Preferred Stock that have been tendered for exchange through ATOP but which are not accepted for exchange for any reason will be credited to an account with DTC specified by the holder, promptly after withdrawal, rejection of tender or termination of the Exchange Offer. None of the Company, the Exchange Agent, the Information Agent, or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Acceptance of Shares of Preferred Stock for Exchange; Delivery of Preferred Stock Consideration
Upon satisfaction or waiver of all of the conditions to the Exchange Offers, we will promptly accept the shares of Preferred Stock properly tendered that have not been validly withdrawn pursuant to the Exchange Offer and will pay the Preferred Stock Consideration in exchange for such shares of Preferred Stock promptly after acceptance. See “—Conditions of the Exchange Offer” below. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered shares of Preferred Stock for exchange when we give notice of acceptance to the Exchange Agent.
In all cases, we will pay the Preferred Stock Consideration in exchange for shares of Preferred Stock that are accepted for exchange pursuant to the Exchange Offers only after the Exchange Agent timely receives a book-entry confirmation of the transfer of the shares of Preferred Stock into the Exchange Agent’s account at DTC, and a properly completed and duly executed Letter of Transmittal and all other required documents or a properly transmitted agent’s message.
We will not be liable for any interest as a result of a delay by the Exchange Agent or DTC in distributing the Preferred Stock Consideration in the Exchange Offer.
Conditions of the Exchange Offers
Notwithstanding any other provision of this Prospectus/Consent Solicitation Statement to the contrary, we will not be required to accept for exchange shares of Preferred Stock tendered pursuant to the Exchange Offers and may terminate or amend the Exchange Offers if any condition to the Exchange Offers are not satisfied. We may also, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of shares of Preferred Stock properly tendered (and not validly withdrawn) prior to the Expiration Date, if any one of the following conditions has occurred, and the occurrence thereof has not been waived by us.
Effective registration statement:   The Exchange Offer for each series of Preferred Stock is conditioned upon the Registration Statement, of which this Prospectus/Consent Solicitation is a part, becoming effective. This is a non-waivable condition of the Exchange Offers and the Consent Solicitation.
Consent of Preferred Holders to the Exchange Offers and the Proposed Amendments.   The Exchange Offer for each series of Preferred Stock is conditioned upon the consent to the Exchange Offer and the Proposed Amendment applicable to each series of Preferred Stock by the holders of at least 66 2∕3% of the outstanding shares of Preferred Stock of such series.
Approval of the Proposed Amendments by Holders of Common Stock.   The Exchange Offer for each series of Preferred Stock is conditioned upon the approval of each of the Proposed Amendments by the holders of Common Stock entitled to cast a majority of the votes entitled to be cast thereon at the Special Meeting.
Approval of the Issuance of More than 20% of Our Common Stock.   The Exchange Offer for each series of Preferred Stock is conditioned upon the approval of the issuance of shares of Common Stock in each of the Exchange Offers, which, in the aggregate, will constitute more than 20% of the outstanding shares of the Company’s Common Stock, by a majority of the votes cast on the matter at the Special Meeting.
Filing of Articles of Amendment.   Articles of Amendment setting forth the Proposed Amendments for each series of Preferred Stock must be filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland and have become effective.
Filing of Articles of Supplementary.   If the Cash/New Preferred Stock Portion of the consideration to be paid in the Exchange Offer will consist of shares of New Preferred Stock, Articles of Supplementary setting forth the terms of the New Preferred Stock must be filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland and have become effective.
In addition, we will not be required to accept for exchange or, subject to any applicable rules or regulations of the SEC, exchange any Preferred Stock tendered for exchange and may postpone the acceptance for exchange of any Preferred Stock tendered for exchange, and may terminate or amend the

Exchange Offers and the Consent Solicitation as provided in this document if at any time on or after the date of this Exchange Offers and the Consent Solicitation and before the Expiration Date, any of the following conditions have occurred:
An Adverse Proceeding.   There shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Exchange Offer for each series of Preferred Stock or the Consent Solicitation that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects.
A Material Adverse Development in Proceedings.   There shall have occurred any material adverse development, in our reasonable judgment, with respect to any action or proceeding concerning us.
An Adverse Order or Law.   An order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued or promulgated by any court or administrative agency or instrumentality that, in our reasonable judgment, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer for each series of Preferred Stock or the Consent Solicitation that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects.
A Suspension of Trading, the Commencement of Hostilities, or Other Serious Event.   There shall have occurred:
•
any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets,

•
any extraordinary or material adverse change in U.S. financial markets generally, including, without limitation, a decline of at least 15% in either the Dow Jones Industrial Average or the S&P 500 from the closing level established as of the close of trading on the trading day immediately prior to the commencement of the Exchange Offers;

•
any material adverse change in the trading price of the Preferred Stock or the Common Stock or in the United States securities or financial markets;

•
a material impairment in the trading market for securities;

•
a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

•
any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions;

•
a commencement of a war or armed hostilities or other national or international calamity or pandemic directly or indirectly involving the United States;

•
any imposition of a general suspension or limitation of trading on the NYSE American; or

•
in the case of any of the foregoing that exist on the date of this document, a material acceleration or worsening of such event.

The foregoing conditions are for our sole benefit and may be asserted by us on or before the Expiration Date regardless of the circumstances giving rise to any such conditions or may be waived on or before the Expiration Date by us in whole or in part, except to the extent that any such conditions arise out of any action or inaction by us or any of our affiliates.
Waiver of Conditions
We reserve the right (but are not obligated), subject to the rules and regulations of the SEC, to waive on or before the Expiration Date any of the conditions of the Exchange Offers, for any or all series of Preferred Stock, other than the condition regarding the effectiveness of the Registration Statement.

If any of the waivable conditions are not satisfied prior to the Expiration Date for any or all series of Preferred Stock, we may, subject to applicable law:
•
terminate the Exchange Offers and the Consent Solicitation for any or all series of Preferred Stock and return all shares of Preferred Stock of such series to tendering holders;

•
extend the Exchange Offers and the Consent Solicitation for any or all series of Preferred Stock, and for one but not the other, and retain all tendered Preferred Stock of such series until the extended Expiration Date;

•
amend the terms of the Exchange Offers or Consent Solicitation for any or all series of Preferred Stock, and for one but not the other, or modify the consideration to be paid by us pursuant to the Exchange Offers; or

•
waive the unsatisfied conditions with respect to the Exchange Offers and the Consent Solicitation for any or all series of Preferred Stock, and for one but not the other, and accept all Preferred Stock tendered pursuant to the Exchange Offers and the Consent Solicitation.

If we elect to amend any of the material terms of any Exchange Offer or we elect to waive any unsatisfied conditions with regards to any Exchange Offer, we will extend the impacted Exchange Offer(s) and the Consent Solicitation for a period of at least five business days, or any longer period of time, that we determine, in accordance with applicable law, depending upon the significance of the amendment, the manner of disclosure and the Expiration Date(s) of the impacted Exchange Offer(s).
Source of Funds
We expect to fund any cash portion of the Cash/New Preferred Stock Portions in the Exchange Offers and any cash portion of the Preferred Stock Remainder Consideration (if payment of cash as part of the Exchange Offers would not cause us to violate the Cash Consideration Restrictions) with cash on hand.
Fees and Expenses
The Company will pay all expenses of the Exchange Offers including, but not limited to, the following estimated fees incurred or to be incurred in the transaction:
Filing Fees	$75,000
Legal Fees	$1,250,000
Accounting Fees	$30,000
Soliciting Expenses	$0
Printing Costs	$150,000
Estimated Fees Total	$1,505,000
The Company has not made any provision to grant unaffiliated security holders of the Company access to the corporate files of the Company or to obtain counsel or appraisal services at the expense of the Company.
Brokers, dealers, commercial banks and trust companies will be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding material to their customers.
Recommendations of the Directors, Executive Officers and Affiliates
None of the directors, executive officers or affiliates of the Company have made any recommendations in support of or opposed to participation in the Exchange Offers.
Voting Agreements
Among other conditions, consummation of the Exchange Offer for each series of Preferred Stock is conditioned on at least 66 2∕3% of the outstanding shares of such series of Preferred Stock consenting to the Exchange Offers and the Proposed Amendments. As of September 6, 2022, holders of 68.0% of our outstanding Series B Preferred Stock and holders of 64.6% of our outstanding Series C Preferred Stock have entered into voting agreements agreeing to vote their shares in favor of the Exchange Offers and the Proposed Amendments and not to transfer their shares of Preferred Stock (or Common Stock) prior to the Closing Time, or, if earlier, the date the voting agreement has been validly terminated.
In addition, holders of 59.3% our outstanding Series B Preferred Stock and 37.9% of our outstanding Series C Preferred Stock have agreed, as part of the voting agreements, that, with respect to shares of Preferred Stock or Common Stock over which they are the beneficial owner or have discretionary voting authority over (including shares of Common Stock acquired upon consummation of the Exchange Offers or by redemption) (collectively, “Covered Shares”), that, without the prior written consent of the Company and except for certain permissible transfers, they will not transfer or otherwise sell any Covered Shares except, beginning on the date that is six (6) months after the first date after which both the Exchange Offers have closed and the Proposed Amendments have been filed with the SDAT (the “Closing Time”) and ending on the date that is the third annual anniversary of the first date on which the Closing Time occurs (the “Selling Period”), such shareholder may transfer on any day during an ADTV Period, as defined below, a number of Covered Shares that does not exceed the greater of (i) 50,000 Covered Shares and (ii) ten percent (10%) of the most recently determined ADTV (as defined below); provided, however, that the maximum number of Covered Shares that may be transferred by such holder during any particular ADTV Period pursuant to clause (ii) may not exceed, in the aggregate, the product of (X) ten percent (10%) of the most recently determined ADTV and (y) the number of actual trading days during such ADTV Period.
For purposes of the voting agreement, “ADTV” means, as of any date, the average daily trading volume of the Common Stock on the principal exchange on which our Common Stock is then listed or admitted for trading during the 3-month period ending on the trading date immediately preceding the date on which ADTV is calculated, and “ADTV Period” means the period beginning on the most recent date on which ADTV has been calculated and ending on the day before the next date on which ADTV will be calculated.
Appraisal Rights and the Right to Petition for Fair Value
The Preferred Holders will not have appraisal rights, rights of objecting stockholders or any contract right to petition for fair value, in connection with the Exchange Offers, the Consent Solicitation or the Proposed Amendments. The Company will not independently provide such a right. Under section 3-202(a)(4) of the MGCL, stockholders generally have the right to petition for fair value when the charter is amended in a way that substantially affects the stockholders’ rights and alters the contract rights as expressly set forth in the charter. However, section 3-202(a)(4) of the MGCL provides an exception from this general rule for when the charter reserves the power to amend the charter to alter contract rights. Article VIII of the Company’s current Charter expressly reserves the power to amend the Charter to alter the contract rights of existing stockholders, including amendments that are substantially adverse to stockholder rights.
Exchange Agent and Warrant Agent
We have engaged American Stock Transfer & Trust Company to act as the Exchange Agent for the Exchange Offers and the Consent Solicitation and as our Warrant Agent for the warrants.
Information Agent and Solicitation Agent
We engaged D.F. King & Co., Inc. to act as the information agent and solicitation agent in connection with the Exchange Offers and the Consent Solicitation. Requests for assistance or additional copies of this document should be delivered to imh@dfking.com. Questions may be directed to D.F. King & Co., Inc. at (212) 269-5550 for banks and brokers, and at (888) 280-6942 for all other callers (toll-free).

CAPITALIZATION
The following table sets forth our capitalization as of June 30, 2022 (in thousands except shares):
•
on an actual basis;

•
on an as adjusted basis to give effect to the Exchange Offers and the issuance of shares of Common Stock pursuant to the Segregation Order to constitute a portion of the Series B Common Fund (in each case, assuming all of the Preferred Stock is exchanged for the Preferred Stock Consideration where the Company issues only cash for the Cash/New Preferred Stock Portions and pursuant to the Segregation Order to constitute a portion of the Series B Common Fund); and

•
on an as adjusted basis to give effect to the Exchange Offers and the issuance of shares of Common Stock pursuant to the Segregation Order to constitute a portion of the Series B Common Fund (in each case, assuming all of the Preferred Stock is exchanged for the Preferred Stock Consideration where the Company issues only New Preferred Stock for the Cash/ New Preferred Stock Portions and pursuant to the Segregation Order to constitute a portion of the Series B Common Fund).

You should read this information together with our financial statements and the notes to those statements appearing elsewhere in this Prospectus/Consent Solicitation.
	Actual June 30, 2022	As Adjusted June 30, 2022 (assuming cash issued to satisfy Cash/New Preferred Stock Portion)	As Adjusted June 30, 2022 (assuming New Preferred issued to satisfy Cash/New Preferred Stock Portion)
Cash and cash equivalents	$61,173	$57,705	$61,173
STOCKHOLDERS’ EQUITY
Series A-1 Junior Participating Preferred Stock, $0.01 par value per share; 2,500,000 shares authorized; none, none and none issued or outstanding as of June 30, 2022	—	—	—
Series B 9.375% Redeemable Preferred Stock, $0.01 par value per share; aggregate liquidation value and accumulated and unpaid dividends $36,530; 2,000,000 shares authorized, 665,592, none and none issued or outstanding as of June 30, 2022	7	—	—
Series C 9.125% Redeemable Preferred Stock, $0.01 par value per share; aggregate liquidation value $35,127; 5,500,000 shares authorized; 1,405,086, none and none issued or outstanding as of June 30, 2022	14	—	—
Series D 8.25% Cumulative Perpetual Preferred Stock; $0.01 par value per share; aggregate liquidation value $3,468, as adjusted; none, none and 34,684,686 shares issued and outstanding as of June 30, 2022	—	—	35
Common Stock, $0.01 par value per share; 200,000,000 shares authorized; 21,500,935, 36,569,133 and 36,569,133 shares issued and outstanding as of June 30, 2022	215	366	366
Additional paid-in capital	1,238,383	1,238,253	1,238,218
Accumulated other comprehensive earnings, net of tax	29,812	29,812	29,812
Total accumulated deficit:
Cumulative dividends declared	(822,520)	(825,988)	(822,520)
Accumulated deficit	(442,459)	(442,459)	(442,459)

	Actual June 30, 2022	As Adjusted June 30, 2022 (assuming cash issued to satisfy Cash/New Preferred Stock Portion)	As Adjusted June 30, 2022 (assuming New Preferred issued to satisfy Cash/New Preferred Stock Portion)
Total accumulated deficit	(1,264,979)	(1,268,447)	(1,264,979)
Total stockholders’ equity	3,452	(16)	3,452
Total liabilities and stockholders’ equity	$133,658	$130,190	$133,658
Shares outstanding	21,501	36,569	36,569
Book Value per Share	0.16	(0.00)	0.09
Tangible Book Value	0.16	(0.00)	0.09
Common Book Value per Share	(2.25)	(0.00)	(0.00)
Common Book Value per Share inclusive of dividends in arrears*	(3.17)	(0.00)	(0.00)

*
Dividends on New Preferred Stock, if issued, would amount to approximately $72 thousand per quarter and if not paid, will accumulate as dividends in arrears, which will affect the common book value per share.

Under section 2-311 of the MGCL, a Maryland corporation generally cannot pay a dividend or make any other type of distribution to its stockholders, including a redemption or repurchase of stock in exchange for cash, other assets or indebtedness of the corporation, if, after giving effect to the dividend or other distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation’s total assets would be less than the sum of the corporation’s total liabilities plus, unless its charter permits otherwise (which our Charter does not), the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. Notwithstanding this restriction, a Maryland corporation may make a distribution from: (i) its net earnings for the fiscal year in which the distribution is made; (ii) its net earnings for the preceding fiscal year; or (iii) the sum of its net earnings for its preceding eight fiscal quarters even if, after such distribution, the corporation’s total assets would be less than its total liabilities, if, after giving effect to the distribution, the corporation would be able to pay its debts as they become due in the usual course of its business. The restrictions on payment of distributions contained in section 2-311 of the MGCL currently prevent us from paying cash to repurchase or redeem or declaring or paying any cash dividends on either series of Preferred Stock.

MARKET PRICE FOR THE COMMON STOCK AND PREFERRED STOCK
Common Stock
Our Common Stock trades on the NYSE American under the symbol “IMH.” On September 9, 2022, the closing price of our Common Stock as traded on the NYSE American was $0.45 per share.
As of September 9, 2022, there were approximately 221 holders of record of our Common Stock, including holders who are nominees for an undetermined number of beneficial owners, of our Common Stock.
Series B Preferred Stock
Our Series B Preferred Stock trades on the OTC Pink under the symbol “IMPHP.” Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.
On September 9, 2022, the closing price of our Series B Preferred Stock as traded on the OTC Pink was $9.55 per share. As of September 9, 2022, there was one (1) holder of record of our Series B Preferred Stock, including holders who are nominees for an undetermined number of beneficial owners, of our Series B Preferred Stock.
Series C Preferred Stock
Our Series C Preferred Stock trades on the OTC Pink under the symbol “IMPHO.” Any over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.
On September 9, 2022, the closing price of our Series C Preferred Stock as traded on the OTC Pink was $1.06 per share. As of September 9, 2022, there was one (1) holder of record of our Series C Preferred Stock, including holders who are nominees for an undetermined number of beneficial owners, of our Series C Preferred Stock.

DIVIDEND POLICY AND DIVIDENDS PAID ON OUR COMMON STOCK AND PREFERRED STOCK
Our Board of Directors may authorize in its discretion the payment of cash dividends on our Common Stock, subject to an ongoing review of our profitability, liquidity and future operating cash requirements. We and some of our subsidiaries are subject to restrictions under our warehouse borrowings and long-term debt agreements on our ability to pay dividends if there is an event of default or otherwise. In addition, certain debt arrangements require the maintenance of ratios and contain restrictive financial covenants that could limit our ability, and the ability of our subsidiaries, to pay dividends. Furthermore, we will be prohibited from paying dividends on our Common Stock until we satisfy all of the outstanding dividends owed on our Preferred Stock and, if we issue any shares of New Preferred Stock, payment of all accrued but unpaid dividends on outstanding shares of New Preferred Stock. As a result, as of June 30, 2022, the Company has cumulative undeclared dividends in arrears of approximately $19.9 million, or approximately $29.88 per outstanding share of Series B Preferred Stock, thereby increasing the liquidation value to approximately $54.88 per share. Every quarter the cumulative undeclared dividends in arrears increases by $0.5859 per share of Series B Preferred Stock, or approximately $390,000. We have not paid dividends on any series of Preferred Stock since 2008.
The Company will not pay any accrued or unpaid dividends on any shares of Preferred Stock as part of the Preferred Stock Consideration in the Exchange Offers. The Board of Directors did not declare cash dividends on our Common Stock during the quarters ended March 31, 2022 and June 30, 2022 or the years ended December 31, 2021 and 2020.
We also do not expect to declare or pay any cash dividends on our Common Stock in the foreseeable future. Dividends on any New Preferred Stock we issue in connection with the Exchange Offers and the related Special Redemption of Series B Preferred Stock and Series C Preferred Stock will accrue at the rate of 8.25% per annum (equivalent to a fixed annual amount of $.00825 per share of the New Preferred Stock).
Under section 2-311 of the MGCL, a Maryland corporation generally cannot make any type of distribution to its stockholders, including a dividend or other distribution, if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or if the corporation’s total assets would be less than the sum of the corporation’s total liabilities plus, unless its charter permits otherwise (which our charter does not), the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution. Notwithstanding this restriction, a Maryland corporation may make a distribution from: (i) its net earnings for the fiscal year in which the distribution is made; (ii) its net earnings for the preceding fiscal year; or (iii) the sum of its net earnings for its preceding eight fiscal quarters even if, after such distribution, the corporation’s total assets would be less than its total liabilities, if, after giving effect to the distribution, the corporation would be able to pay its debts as they become due in the usual course of its business. On October 12, 2022, the Board of Directors determined that the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions and that we will issue shares of New Preferred Stock in lieu of cash in the Exchange Offers.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis relates to our financial condition and results of operations for the relevant periods and is based on, and should be read in conjunction with, our financial statements appearing elsewhere in this Prospectus/Consent Solicitation. The following discussion and analysis contains forward looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under “Risk Factors.” See “Cautionary Note Regarding Forward-Looking Statements” for cautionary statements concerning forward-looking statements.
Market Conditions
The U.S. economy continued its recovery during 2021 despite concerns over rising inflation and a surge in COVID-19 cases in the second half of the year. As previously discussed, the COVID-19 pandemic has resulted in disruption to business and economic activity as well as to the capital markets. COVID-19’s effects in the U.S. and globally have been extreme, and the duration of the pandemic and its ultimate repercussions continue to remain unclear. Unprecedented government economic intervention, including additional government support enacted during the first quarter of 2021, has likely dampened the pandemic’s effects, but at uncertain long-term cost. However, these government support measures combined with progress on vaccinations along with the easing and removal of many restrictions by states, have helped speed the economic recovery along considerably. These actions as well as several other factors, including supply chain breakdowns and labor shortages, have contributed to higher inflation, which rose above the Federal Reserve Board’s (the “FRB”) target inflation rate in 2021. U.S. Gross Domestic Product grew at an estimated annual rate of 5.7% in 2021, while the U.S. economy added over 1.7 million jobs during 2021 and the total unemployment rate fell to 3.9% at December 2021 as compared with 6.7% at December 2020. In December 2021, the FRB decided to hold short-term interest rates steady (at near zero while announcing it will accelerate the reduction of its monthly bond buying program, which will bring the program to an end in early 2022. It is expected the FRB will start increasing short-term interest rates in 2022 after the completion of its bond buying program.
Although the U.S. economy continued to improve during 2021, the impact of the COVID-19 pandemic, including the emergence of new variants, and higher inflation on economic conditions both in the United States and abroad continues to create global uncertainty about the future economic environment, including the pace and extent of the economic recovery. Concerns over interest rate levels, energy prices, domestic and global policy issues, trade policy in the U.S. and geopolitical events as well as the implications of those events on the markets in general further add to the global uncertainty. Interest rate levels and energy prices, in combination with global economic conditions, fiscal and monetary policy and the level of regulatory and government scrutiny of financial institutions will continue to impact our results in 2022 and beyond.
The Mortgage Industry and Discussion of Relevant Fiscal Periods
The second quarter of 2022 saw trends which began in the fourth quarter of 2021, accelerate with a dramatic rise in forward interest rates and a widening of credit spreads. Due to significant inflationary pressures, the U.S. Federal Reserve raised the federal funds rate by 225 basis points through July 2022, representing the fastest pace of credit tightening since the 1980’s, and is expected to continue to raise interest rates into 2023 as well as reduce the federal government’s overall portfolio of Treasury and mortgage-backed securities. As a result, the Mortgage Bankers Association is forecasting mortgage originations for purchases to grow 1% in 2022 to $1.7 trillion and are predicting refinance originations to slow in 2022, decreasing by 70% to $0.7 trillion from $2.3 trillion in 2021. The sharp decline in originations reflects the intense pressure on mortgage originations due to the dramatic collapse of the mortgage refinance market and the weakening mortgage purchase market, which has suffered from a lack of housing inventory and increasing affordability issues. We expect the housing inventory, affordability and intense competition in the mortgage market to continue to put pressure on originations, gain on sale margins and profitability going forward. We have and expect to continue to reduce business expenses to align with the lower projected originations for the remainder of the year.

The mortgage industry is subject to current events that occur in the financial services industry including changes to regulations and compliance requirements that result in uncertainty surrounding the actions of states, municipalities and government agencies, including the Consumer Financial Protection Bureau (CFPB) and Federal Housing Finance Agency (FHFA). These events can also include changes in economic indicators, interest rates, price competition, geographic shifts, disposable income, housing prices, market liquidity, market anticipation, environmental conditions, such as hurricanes, fires and floods, and customer perception, as well as others. The factors that affect the industry change rapidly and can be unforeseeable making it difficult to predict and manage an operation in the financial services industry.
Current events can diminish the relevance of “quarter over quarter” and “year-to-date over year-to-date” comparisons of financial information. In such instances, we attempt to present financial information in Management’s Discussion and Analysis of Financial Condition and Results of Operations that is the most relevant to our financial information.
Selected Financial Results
	For the Three Months Ended			For the Six Months Ended
(in thousands, except per share data)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenues:
Gain on sale of loans, net	$179	$5,955	$10,693	$6,134	$30,824
Servicing income (expense), net	7	(12)	(150)	(5)	(269)
Gain (loss) on mortgage servicing rights, net	45	111	(37)	155	1
Real estate services fees, net	257	185	478	442	688
Other	7	951	(4)	959	320
Total revenues, net	495	7,190	10,980	7,685	31,564
Expenses:
Personnel expense	8,024	11,921	11,964	19,945	26,888
Business promotion	1,319	2,301	1,770	3,620	2,963
General, administrative and other	5,323	5,135	5,882	10,458	11,063
Total expenses	14,666	19,357	19,616	34,023	40,914
Operating loss:	(14,171)	(12,167)	(8,636)	(26,338)	(9,350)
Other income (expense):
Net interest (expense) income	(1,260)	116	558	(1,144)	1,218
Change in fair value of long-term debt	1,980	1,642	1,417	3,622	2,442
Change in fair value of net trust assets	—	9,248	(2,141)	9,248	(3,814)
Total other income (loss), net	720	11,006	(166)	11,726	(154)
Loss before income taxes	(13,451)	(1,161)	(8,802)	(14,612)	(9,504)
Income tax expense	16	23	62	39	43
Net loss	$(13,467)	$(1,184)	$(8,864)	$(14,651)	$(9,547)
Other comprehensive loss:
Change in fair value of instrument specific credit risk	10,037	(2,269)	(538)	7,768	(2,205)
Total comprehensive loss	$(3,430)	$(3,453)	$(9,402)	$(6,883)	$(11,752)
Diluted weighted average common shares	21,509	21,417	21,344	21,463	21,319
Diluted loss per share	$(0.64)	$(0.07)	$(0.42)	$(0.72)	$(0.45)

Status of Operations
Key Metrics — Second quarter 2022
•
At June 30, 2022, unrestricted cash was $61.2 million as compared to $29.6 million at December 31, 2021.

•
For the three months ended June 30, 2022, total originations were $128.1 million as compared to $482.1 million for the three months ended March 31, 2022 and $611.5 million for the three months ended June 30, 2021.

•
For the three months ended June 30, 2022, non-qualified mortgage (NonQM) origination volumes were $80.2 million as compared to $314.3 million for the three months ended March 31, 2022 and $100.6 million for the three months ended June 30, 2021.

•
Gain on sale of loans, net was $179,000 for the three months ended June 30, 2022 as compared to $6.0 million for the three months ended March 31, 2022 and $10.7 million for the three months ended June 30, 2021.

•
Operating expenses (personnel, business promotion and general, administrative and other) for the three months ended June 30, 2022 decreased to $14.7 million from $19.4 million for the three months ended March 31, 2022 and $19.6 million for the three months ended June 30, 2021.

For the three months ended June 30, 2022, we reported a net loss of $13.5 million, or $0.64 per diluted common share, as compared to a net loss of $8.9 million, or $0.42 per diluted common share, for the three months ended June 30, 2021. For the three months ended June 30, 2022, adjusted loss before tax (as defined below in Non-GAAP Financial Measures) was $15.4 million, or $0.71 per diluted common share, as compared to an adjusted loss before tax of $6.9 million, or $0.32 per diluted common share, for the three months ended June 30, 2021.
For the six months ended June 30, 2022, we reported a net loss of $14.7 million, or $0.72 per diluted common share, as compared to a net loss of $9.5 million, or $0.45 per diluted common share, for the six months ended June 30, 2021. For the six months ended June 30, 2022, adjusted loss before tax (as defined below in Non-GAAP Financial Measures) was $28.4 million, or $1.32 per diluted common share, as compared to an adjusted loss before tax of $7.2 million, or $0.34 per diluted common share, for the six months ended June 30, 2021.
Net loss for the three months ended June 30, 2022, increased to $13.5 million as compared to $8.9 million for the three months ended June 30, 2021. The quarter over quarter increase in net loss was primarily due to a $10.5 million decrease in gain on sale of loans, net, partially offset by a $5.0 million decrease in operating expenses and an $886,000 increase in other income. The sharp and unexpected decline in gain on sale of loans, net reflects the intense pressure on mortgage originations due to the dramatic collapse of the mortgage refinance market and the weakening mortgage purchase market, which has suffered from a lack of housing inventory and significant increase in mortgage interest rates resulting in customer affordability issues. As previously discussed, the increase in interest rates which began in the fourth quarter of 2021, caused a significant increase in credit spreads, which accelerated into the second quarter of 2022, resulting in a substantial over supply of low coupon originations causing a severe decline in margins and diminishing capital market distribution exits for originators reliant upon an aggregation execution model. To mitigate the risks associated with reduced distribution exits and extended settlement timelines, we began to pull back on production, significantly increasing the pricing on our loan products as well as completely shifting to best-efforts delivery for non-agency production in the first quarter of 2022. As a result, origination volumes decreased significantly during the second quarter of 2022. For the three months ended June 30, 2022, we originated and sold $128.1 million and $248.2 million of mortgage loans, respectively, as compared to $611.5 million and $667.8 million of loans originated and sold, respectively, during the same period in 2021. During the three months ended June 30, 2022, margins were 14 bps as compared to 175 bps during the same period in 2021.
Offsetting the increase in net loss was an increase in other income of $886,000 as a result of a $2.1 million reduction in trust losses as a result of the sale of the legacy securitization portfolio during the first quarter of 2022 and a $563,000 increase in fair value of our long-term debt partially offset by a $1.8 million reduction in net interest income as a result of the aforementioned sale of the legacy securitization portfolio during the first quarter of 2022. Additionally, operating expenses were lower during the second quarter of 2022 due to a reduction in variable compensation commensurate with reduced originations as well as a reduction in headcount to support reduced volume.
Non-GAAP Financial Measures
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted loss before tax and diluted adjusted loss per common share before tax. Adjusted loss and diluted adjusted loss per common share are financial measurements calculated by adjusting GAAP net loss before tax to exclude certain non-cash items, such as fair value adjustments and mark-to-market of mortgage servicing rights (“MSRs”), and legacy non-recurring expenses. We believe adjusted loss provides useful information to investors regarding our results of operations as it assists both investors and management in analyzing and benchmarking the performance and value of our core business of mortgage lending over multiple periods. Adjusted loss facilitates company-to-company operating performance comparisons by backing out potential non-cash differences caused by variations in hedging strategies and changes in valuations for long-term debt and net trust assets, which may vary for different companies for reasons unrelated to operating performance, as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP financial measures are not intended to be considered in isolation and should not be a substitute for net (loss) earnings before income taxes, net (loss) earnings or diluted (loss) earnings per common share (EPS) or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. The tables below provide a reconciliation of net loss before tax and diluted loss per common share to non-GAAP adjusted loss before tax and non-GAAP diluted adjusted loss per common share before tax:
	For the Three Months Ended			For the Six Months Ended
(in thousands, except per share data)	June 30, 2022	March 31, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Loss before income taxes:	$(13,451)	$(1,161)	$(8,802)	$(14,612)	$(9,504)
Change in fair value of mortgage servicing rights	(89)	(143)	11	(231)	(39)
Change in fair value of long-term debt	(1,980)	(1,642)	(1,417)	(3,622)	(2,442)
Change in fair value of net trust assets, including trust REO gains (losses)	—	(9,248)	2,141	(9,248)	3,814
Legal settlements and professional fees, for legacy matters(1)	—	—	1,000	—	1,000
Legacy corporate-owned life insurance(2)	157	(816)	160	(659)	2
Adjusted loss before tax	$(15,363)	$(13,010)	$(6,907)	$(28,372)	$(7,169)
Diluted weighted average common shares	21,509	21,417	21,344	21,463	21,319
Diluted adjusted loss per common share before tax	$(0.71)	$(0.61)	$(0.32)	$(1.32)	$(0.34)
Diluted loss per common share	$(0.64)	$(0.07)	$(0.42)	$(0.72)	$(0.45)
Adjustments:
Cumulative non-declared dividends on preferred stock	0.02	0.02	—	0.04	—
Change in fair value of mortgage servicing rights	(0.01)	(0.01)	—	(0.01)	—
Change in fair value of long-term debt	(0.09)	(0.08)	(0.07)	(0.17)	(0.11)
Change in fair value of net trust assets, including trust REO gains (losses)	—	(0.43)	0.11	(0.43)	0.17
Legal settlements and professional fees, for legacy matters	—	—	0.05	—	0.05
Legacy corporate-owned life insurance	0.01	(0.04)	0.01	(0.03)	—
Diluted adjusted loss per common share before tax	$(0.71)	$(0.61)	$(0.32)	$(1.32)	$(0.34)

(1)
Included in general, administrative and other expense in the accompanying consolidated statements of operations and comprehensive loss.

(2)
Amounts included in other revenues, general, administrative and other expense and net interest income for amounts associated with the cash surrender value of corporate-owned life insurance trusts, premiums associated with the corporate-owned life insurance trusts liabilities, and interest expense on the corporate-owned life insurance trusts, respectively, in the accompanying consolidated statements of operations and comprehensive loss.

Originations by Channel:
	For the Three Months Ended
(in millions)	June 30, 2022	March 31, 2022	% Change	June 30, 2021	% Change
Retail	$93.0	$288.9	(68)%	$514.2	(82)%
Wholesale	35.1	193.2	(82)	97.3	(64)
Total originations	$128.1	$482.1	(73)%	$611.5	(79)%
During the second quarter of 2022, total originations were $128.1 million as compared to $482.1 million in the first quarter of 2022 and $611.5 million in the second quarter of 2021. The decrease in originations as compared to the first quarter of 2022, was due to the significant increase in interest rates which began in the fourth quarter of 2021, resulting in a reduction in purchase loans due to a decrease in home purchase affordability and in refinance volume due to the number of loans that had previously refinanced during the preceding historically low interest rate environment. While we began to shift our origination focus away from more rate and margin sensitive conventional originations during the first quarter of 2021, the increase in interest rates which began in the fourth quarter of 2021 and has accelerated through the second quarter of 2022, caused a significant increase in credit spreads, resulting in a substantial over supply of low coupon originations causing a severe decline in margins and diminished capital market distribution exits for originators reliant upon an aggregation execution model. To mitigate the risks associated with reduced distribution exits and extended settlement timelines, we began to pull back on production, significantly increasing the pricing on our loan products as well as completely shifting to a best-efforts delivery for non-agency production in the first quarter of 2022, which significantly reduced our origination volumes during the second quarter of 2022 as compared to the second quarter of 2021. We continue to manage our headcount, pipeline and capacity to balance the risks inherent in an aggregation execution model.
Our loan products primarily include conventional loans eligible for sale to Fannie Mae and Freddie Mac, NonQM mortgages and loans eligible for government insurance (government loans) by the Federal Housing Administration (FHA), Veterans Affairs (VA) and United States Department of Agriculture (USDA).
Originations by Loan Type:
	For the Three Months Ended June 30,			For the Six Months Ended June 30,
(in millions)	2022	2021	% Change	2022	2021	% Change
Conventional	$40.6	$500.1	(92)%	$198.7	$1,279.1	(84)%
NonQM	80.2	100.6	(20)	394.5	115.3	242
Jumbo	0.9	3.8	(76)	5.5	51.2	(89)
Government(1)	6.4	7.0	(9)	11.5	15.8	(27)
Total originations	$128.1	$611.5	(79)%	$610.2	$1,461.4	(58)%

(1)
Includes all government-insured loans including FHA, VA and USDA.

We continue to believe there is an underserved mortgage market for borrowers with strong credit who may not meet the qualified mortgage (QM) guidelines set out by the Consumer Financial Protection Bureau.

During the fourth quarter of 2021, we originated $382.1 million in NonQM loans and were on pace to exceed our fourth quarter 2021 NonQM originations during the first quarter of 2022, prior to the recent dislocation in NonQM pricing as a result of widening credit spreads. As described above, as a result of the market dislocation we have further backed off NonQM production during the second quarter of 2022 with NonQM originations decreasing to $80.2 million from $314.3 million during the first quarter of 2022, and down from $100.6 million during the second quarter of 2021. During the second quarter of 2022, NonQM originations represented 63% of our total originations, which was a decrease over the first quarter of 2022 which represented 65% of our total originations but up from only 16% of our total originations during the second quarter of 2021.
In the second quarter of 2022, our NonQM originations had a weighted average Fair Isaac Company credit score (FICO) of 735 and a weighted average LTV ratio of 67%. For the year ended December 31, 2021, our NonQM originations had a weighted average FICO of 747 and a weighted average LTV of 65%.
Originations by Purpose:
	For the Three Months Ended June 30,				For the Six Months Ended June 30,
(in millions)	2022	%	2021	%	2022	%	2021	%
Refinance	$78.4	61%	$559.7	92%	$456.4	75%	$1,385.6	95%
Purchase	49.7	39	51.8	8	153.8	25	75.8	5
Total originations	$128.1	100%	$611.5	100%	$610.2	100%	$1,461.4	100%
During the second quarter of 2022, refinance volume decreased 92% to $78.4 million as compared to $559.7 million in the second quarter of 2021. The decrease in originations was due to the aforementioned significant increase in interest rates as compared to the second quarter of 2021. We continue to manage our headcount, pipeline and capacity to balance the risks inherent in an aggregation execution model.
Mortgage Servicing Portfolio:
(Unpaid principal balance (UPB), in millions)	June 30, 2022	December 31, 2021	% Change	June 30, 2021	% Change
Mortgage servicing portfolio	$71.4	$71.8	(0.6)%	$48.6	47%
The mortgage servicing portfolio decreased to $71.4 million at June 30, 2022 as compared to $71.8 million at December 31, 2021 and $48.6 million at June 30, 2021. We continue to sell whole loans on a servicing released basis to investors and selectively retain GNMA mortgage servicing. The servicing portfolio generated net servicing income of $7,000 in the second quarter of 2022, as compared to net servicing expense of $150,000 in the second quarter of 2021. We will continue to recognize an immaterial amount of net servicing fees or a net servicing expense related to interim subservicing and other servicing costs related to the small UPB of remaining servicing portfolio.
The following table includes information about our mortgage servicing portfolio:
(in millions)	At June 30, 2022	% 60+ days delinquent(1)	At December 31, 2021	% 60+ days delinquent(1)
Ginnie Mae	$71.4	1.49%	$71.8	2.00%
Freddie Mac	—	—	—	—
Fannie Mae	—	—	—	—
Total servicing portfolio	$71.4	1.49%	$71.8	2.00%

(1)
Based on loan count.

For the second quarter of 2022, real estate services fees, net were $257,000 as compared to $185,000 in the first quarter of 2022 and $478,000 in the second quarter of 2021. Real estate services fees, net is generated from our former long-term mortgage portfolio which continued to decline in size. Additionally, as previously noted, in March 2022, we sold our residual interest certificates, and assigned certain optional termination and loan purchase rights which entails the entire legacy securitization portfolio within our long-term mortgage portfolio. As a result, it is our expectation that the real estate services fees, net generated from the long-term mortgage portfolio will decline in future periods as the securitizations are called or collapsed by the purchaser.
As previously noted, in the first quarter of 2022, we sold the legacy securitization portfolio which, in accordance with FASB ASC 810-10-25, resulted in deconsolidation of the securitized mortgage trust assets totaling approximately $1.6 billion and trust liabilities of $1.6 billion as of the sale date as we were no longer the primary beneficiary of the consolidated securitization trusts. We will remain as the master servicer with respect to all of the securitizations until such time that the deals are collapsed or payoff. Prior to the aforementioned sale and transfer of the legacy securitization portfolio in March 2022, the residual interests generated cash flows of $1.1 million in the first quarter of 2022 as compared to $1.9 million for the first six months of 2021.
For additional information regarding the long-term mortgage portfolio, refer to “— Financial Condition and Results of Operations” below.
Liquidity and Capital Resources
During the six months ended June 30, 2022, we funded our operations primarily from the sale of our legacy securitization portfolio, mortgage lending revenues and, to a lesser extent, real estate services fees and cash flows from our residual interests in securitizations. Mortgage lending revenues include gain on sale of loans, net and other mortgage related income. We funded mortgage loan originations using warehouse facilities, which are repaid once the loan is sold. We may also seek to raise capital by issuing debt or equity securities.
Our results of operations and liquidity are materially affected by conditions in the markets for mortgages and mortgage-related assets, as well as the broader financial markets and the general economy. Concerns over economic recession, geopolitical issues, inflation and interest rates, unemployment, the availability and cost of financing, the mortgage market and real estate market conditions contribute to increased volatility and diminished expectations for the economy and markets. Volatility and uncertainty in the marketplace may make it more difficult for us to obtain financing or raise capital on favorable terms or at all. Our operations and profitability may be adversely affected if we are unable to obtain cost-effective financing and profitable and stable capital market distribution exits.
As previously discussed, the sharp and unexpected decline in gain on sale of loans, net reflects the intense pressure on mortgage originations due to the dramatic collapse of the mortgage refinance market and the weakening mortgage purchase market, which has suffered from a lack of housing inventory and a significant increase in mortgage interest rates resulting in customer home purchase affordability issues. The increase in interest rates which began in the fourth quarter of 2021, caused a significant increase in credit spreads which accelerated into the second quarter of 2022, resulting in a substantial over supply of low coupon originations causing a severe decline in margins and diminishing capital market distribution exits for originators reliant upon an aggregation execution model. To mitigate the risks associated with reduced distribution exits and extended settlement timelines, we began to pull back on production, significantly increasing the pricing on our loan products as well as completely shifting to a best-efforts delivery for non-agency production in the first quarter of 2022.
During the six months ended June 30, 2022, we have reduced our warehouse lending capacity to $550.0 million from $615.0 at December 31, 2021 as we did not renew the facility that expired in May 2022. In July, 2022 we further reduced our warehouse lending capacity to $400.0 million, reducing the $200.0 million funding facility to $50.0 million and do not anticipate renewing the facility in September 2022 upon expiration of the line. As of June 30, 2022, we were not in compliance with certain warehouse lending related covenants, and received the necessary waivers.
In March 2022, we sold our residual interest certificates, and assigned certain optional termination and loan purchase rights relating to 37 securitizations that closed between 2000 and 2007, which entailed the entire legacy securitization portfolio within our long-term mortgage portfolio. Pursuant to the terms of the Sale Agreement, the purchaser paid the Company an aggregate cash purchase price of $37.5 million. In

March 2022, we recorded a $9.2 million increase in fair value, net of $277,000 in transaction costs related to the transfer of the legacy securitization portfolio.
On April 29, 2022, we entered into an agreement to repay $5.0 million of our outstanding convertible promissory notes (the Notes) on May 9, 2022, the date of maturity of such Notes, and extend the maturity date of the Notes upon conclusion of the term on May 9, 2022. We decreased the aggregate principal amount of the new Notes to $15.0 million, following the pay-down of $5.0 million in principal of the Notes on May 9, 2022 (Third Amendment). The new Notes shall be due and payable in three equal installments of $5.0 million on each of May 9, 2023, May 9, 2024 and the Stated Maturity Date of May 9, 2025, provided we complete the contemplated Exchange Offer and provide notice of redemption of our remaining outstanding Series B Preferred Stock and Series C Preferred Stock by October 31, 2022, as described below. If we are not able to complete the Exchange Offer, then the Stated Maturity Date of the Notes shall mean November 9, 2022. The interest rate on the Notes remains at 7.0% per annum.
We originate loans which are intended to be eligible for sale to Fannie Mae, Freddie Mac, (together, the GSEs), government insured or guaranteed loans, such as FHA, VA and USDA loans, and loans eligible for Ginnie Mae securities issuance (collectively, the Agencies), in addition to other investors and counterparties (collectively, the Counterparties). It is important for us to sell or securitize the loans we originate and, when doing so, maintain the option to also sell the related MSRs associated with these loans. Prepayment speeds on loans generated through our retail direct channel have been a concern for some investors dating back to 2016 which has resulted and could further result in adverse pricing or delays in our ability to sell or securitize loans and related MSRs on a timely and profitable basis. During the fourth quarter of 2017, Fannie Mae sufficiently limited the manner and volume for our deliveries of eligible loans such that we elected to cease deliveries to them and we expanded our whole loan investor base for these loans. In 2019, with the creation of the uniform mortgage-backed securities (UMBS) market, which was intended to improve liquidity and align prepayment speeds across Fannie Mae and Freddie Mac securities, Freddie Mac raised concerns about the high prepayment speeds of our loans generated through our retail direct channel. We have continued to expand our investor base and complete servicing released loan sales to non-GSE whole loan investors and expect to continue to utilize these alternative exit strategies for Fannie Mae and Freddie Mac eligible loans. In July 2020, we received notification from Freddie Mac that our eligibility to sell whole loans to Freddie Mac was suspended, without cause. While we believe that the overall volume delivered under purchase commitments to the GSEs was immaterial prior to the notification, we are committed to operating actively and in good standing with our broad range of capital markets counterparties. We continue to take steps to manage our prepayment speeds to be more consistent with our industry peers and to reestablish the full confidence and delivery mechanisms to our investor base. We seek to satisfy the requirements as outlined by Freddie Mac to achieve reinstatement, while we continue to satisfy our obligations on a timely basis to our other counterparties, as we have done without exception. Despite being in a suspended status with Freddie Mac, we remain an approved originator and/or seller/servicer with the GSEs, Agencies and Counterparties for agency, non-agency, and government insured or guaranteed loan programs.
As discussed within Note 11. — Commitments and Contingencies in the Notes to Unaudited Consolidated Financial Statements, the Maryland Court of Appeals issued its decision affirming the decisions of the Maryland Circuit Court and the Court of Special Appeals granting summary judgment in favor of the plaintiffs on the Series B Preferred Stock voting rights language interpretation. Accordingly, the 2009 Article Amendments to the 2004 Series B Articles Supplementary were not validly adopted and the 2004 Series B Articles Supplementary remained in effect.
As a result, as of June 30, 2022, the Company has cumulative undeclared dividends in arrears of approximately $19.9 million, or approximately $29.88 per outstanding share of Series B Preferred Stock, thereby increasing the liquidation value to approximately $54.88 per share. Additionally, every quarter the cumulative undeclared dividends in arrears will increase by $0.5859 per share of Series B Preferred Stock, or approximately $390,000. The accrued and unpaid dividends on the Series B Preferred Stock are payable only upon declaration by the Board of Directors, and the liquidation preference, inclusive of Series B Preferred Stock cumulative undeclared dividends in arrears, is only payable upon voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs. In addition, once the Circuit Court determines basis for an appropriate record date, the Company will be required to pay an amount equal to three quarters of dividends on the Series B Preferred Stock under the 2004 Preferred B Articles Supplementary (approximately $1.2 million, which had been previously accrued for).

At June 30, 2022, the Company had $71.7 million in outstanding liquidation preference of Series B Preferred Stock and Series C Preferred Stock (including cumulative unpaid dividends in the case of the Series B Preferred Stock). The holders of each series of Preferred Stock, which carry limited voting rights and are redeemable at the option of the Company, retain the right to a $25.00 per share liquidation preference (plus cumulative unpaid dividends in the case of the Series B Preferred Stock) in the event of a liquidation of the Company and the right to receive dividends on the Preferred Stock if any such dividends are declared (and, in the case of the Series B Preferred Stock, before any dividends or other distributions are made to holders of junior stock, including the Company’s Common Stock).
On April 29, 2022, the Company entered into voting agreements (the Voting Agreements), with certain holders of outstanding shares of Series B Preferred Stock, Series C Preferred Stock and Common Stock, which were subsequently amended on or after June 21, 2022, requiring parties to the Voting Agreements to vote in favor of the Proposed Amendments to the provisions of the Company’s Charter setting forth the terms of the Series B Preferred Stock and Series C Preferred Stock to (1) permit closing of the Exchange Offers, without payment of any accrued or accumulated dividends on any outstanding shares of Series B Preferred Stock or Series C Preferred Stock, and (2) provide that, following the effectiveness of the Proposed Amendments and the Exchange Offers, the remaining outstanding shares of Series B Preferred Stock and Series C Preferred Stock would be subject to redemption at the election of the Company or the holders of any outstanding shares of Series B Preferred Stock or Series C Preferred Stock, as the case may be, for the following redemption consideration: (i) for each outstanding share of Series B Preferred Stock, subject to potential reduction as a result of any attorneys’ fees or costs that are the subject of any petition therefore filed by any attorneys representing holders of Series B Preferred Stock or any order entered by a court in respect of any such petition, (a) cash in the amount of $5.00 or, if the payment of cash in the Exchange Offer would cause the Company to violate the Cash Consideration Restrictions described below, fifty (50) shares of New Preferred Stock and (b) twenty (20) shares of Common Stock and (ii) for each outstanding share of Series C Preferred Stock, (a) cash in the amount of $0.10 or, if the payment of cash in the Exchange Offer would cause the Company to violate the Cash Consideration Restrictions, one (1) share of New Preferred Stock; (b) 1.25 shares of Common Stock and (c) a warrant to purchase 1.5 shares of Common Stock at a purchase price of $5.00 per share of Common Stock.
A violation of the Cash Consideration Restrictions will occur if the occurrence of an action would cause (i) the Company to violate the restrictions on payment of distributions to stockholders under section 2-311 of the MGCL, (ii) any material breach of or default under the terms and conditions of any obligation of the Company, including any agreement relating to its indebtedness, or (iii) the Company to violate any restriction or prohibition of any law rule or regulation applicable to the Company or of any order, judgment or decree of any court or administrative agency.
The New Preferred Stock will (w) rank senior to the Series B Preferred Stock and the Series C Preferred Stock as to dividends and upon liquidation; (x) be non-participating, and bear cumulative cash dividends from and including the original issue date at a fixed rate equal to 8.25% per annum (equivalent to a fixed annual amount of $.00825 per share of New Preferred Stock); (y) bear a liquidation preference of $0.10 per share; and (z) be mandatorily redeemable by the Company on (A) the 60th day, or such earlier date as the Company may fix, after the date of any public announcement by the Company of annual or quarterly financial statements that indicate that payment of the redemption price would not cause the Company to violate the restrictions on payment of distributions to stockholders under section 2-311 of the MGCL unless, before such redemption date, the Company’s Board of Directors determines in good faith that the payment by the Company of the redemption price for the New Preferred Stock and for any stock ranking on parity with the New Preferred Stock with respect to redemption and which have become redeemable as of the applicable redemption date would cause the Company to violate the Cash Consideration Restrictions, or (B) any date fixed by the Company not more than sixty (60) days after any determination by the Company’s Board of Directors (which the Board of Directors, or a committee thereof, is obligated to undertake after the release of annual and quarterly financial statements and upon any capital raise) in good faith that the payment by the Company of the redemption price for the New Preferred Stock and any stock ranking on parity with the New Preferred Stock with respect to redemption rights which have become redeemable as of such redemption date would not cause us to violate the Cash Consideration Restrictions. The Company currently intends to redeem the New Preferred Stock for cash promptly when it is legally and contractually permitted to do so, but if the Company is unable to raise additional capital, it may be unable to redeem the New Preferred Stock.
In the proposed Exchange Offer, the Company currently intends to offer to repurchase each outstanding share of Series B Preferred Stock and each outstanding share of Series C Preferred Stock in exchange for the corresponding redemption consideration described above, subject to potential reduction as a result of any attorneys’ fees or costs ordered or that may be ordered to be paid to the attorneys representing holders of Series B Preferred Stock or any order entered by a court in respect of such petition. Closing of the Exchange Offers, if effected by the Company, is expected to be contingent upon, among other conditions, the approval of the Proposed Amendments by the stockholders of the Company, which will require the affirmative vote of holders of at least each of 66 2∕3% of the outstanding shares of Series B Preferred Stock, 66 2∕3% of the outstanding shares of Series C Preferred Stock and shares of Common Stock entitled to cast a majority of votes entitled to be cast, and acceptance for record of the Proposed Amendments by the State Department of Assessments and Taxation of Maryland. The Voting Agreements also limit transferability of the shares of Series B Preferred Stock, Series C Preferred Stock and Common Stock during the term of the Voting Agreement and certain holders of Series B Preferred Stock and Series C Preferred Stock have also agreed, as part of the Voting Agreements, to trading limitations in connection with any Common Stock they receive in the Exchange Offer or as part of the redemption.
We believe the mortgage and real estate services market is volatile, highly competitive and subject to increased regulation. Competition in mortgage lending comes primarily from mortgage bankers, commercial banks, credit unions and other finance companies which operate in our market area as well as throughout the United States. We compete for loans principally on the basis of the interest rates and loan fees we charge, the types of loans we originate and the quality of services we provide to borrowers, brokers and sellers.
We believe that current cash balances, cash flows from our mortgage lending operations, real estate services fees generated from our former long-term mortgage portfolio and availability on our warehouse lines of credit are adequate for our current operating needs based on the current operating environment. While we continue to pay our obligations as they become due, the ability to continue to meet our current and long-term obligations is dependent upon our ability to successfully operate our mortgage lending and real estate services segment. Our future financial performance and profitability are dependent in large part upon the ability to expand our mortgage lending platform successfully.
Critical Accounting Policies
We define critical accounting policies as those that are important to the portrayal of our financial condition and results of operations. Our critical accounting policies require management to make difficult and complex judgments that rely on estimates about the effect of matters that are inherently uncertain due to the effect of changing market conditions and/or consumer behavior. In determining which accounting policies meet this definition, we considered our policies with respect to the valuation of our assets and liabilities and estimates and assumptions used in determining those valuations. We believe the most critical accounting issues that require the most complex and difficult judgments and that are particularly susceptible to significant change to our financial condition and results of operations include those issues included in Management’s Discussion and Analysis of Results of Operations in the Company’s report on Form 10-K for the year ended December 31, 2021. There have been no material changes to the information on critical accounting estimates described in our Annual Report on Form 10-K for the year ended December 31, 2021, except those described below.
Variable Interest Entities and Transfers of Financial Assets and Liabilities
Historically, we securitized mortgages in the form of collateralized mortgage obligations (CMO) and real estate mortgage investment conduits (REMICs), (collectively, securitizations), which were either consolidated or unconsolidated depending on the design of the securitization structure. These securitizations were evaluated for consolidation in accordance with the variable interest model of FASB ASC 810-10-25. A variable interest entity (VIE) is consolidated in the financial statements if the Company has the power to direct activities that most significantly impact the economic performance of the VIE and has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. We consolidated certain VIEs where we are both the primary beneficiary of the residual interests in the securitization trusts as well as the master servicer. Being the master servicer provides control over the collateral through the ability to direct the servicers to take specific loss mitigation efforts. As noted below, in the first quarter of 2022, we sold the legacy securitization portfolio. Prior to the sale of the legacy securitization portfolio, the assets and liabilities that were included in the consolidated VIEs included the mortgage loans and real estate owned collateralizing the debt securities which were included in securitized mortgage trust assets on our consolidated balance sheets and the debt securities payable to investors which were included in securitized mortgage trust liabilities on our accompanying consolidated balance sheets.
In March 2022, we sold our residual interest certificates, and assigned certain optional termination and loan purchase rights which entailed the entire legacy securitization portfolio within our long-term mortgage portfolio. As a result of the sale, in accordance with FASB ASC 810-10-25, we deconsolidated the securitized mortgage trust assets totaling approximately $1.6 billion and trust liabilities of $1.6 billion as of the sale date as the Company was no longer the primary beneficiary of the consolidated securitization trusts. The Company shall remain the master servicer with respect to all of the securitizations until such time that the securitization trusts are collapsed or payoff.
Financial Condition and Results of Operations
Financial Condition
As of June 30, 2022 compared to December 31, 2021
The following table shows the condensed consolidated balance sheets for the following periods:
(in thousands, except per share data)	June 30, 2022	December 31, 2021	$ Change	% Change
ASSETS
Cash	$61,173	$29,555	$31,618	107%
Restricted cash	5,196	5,657	(461)	(8)
Mortgage loans held-for-sale	37,035	308,477	(271,442)	(88)
Mortgage servicing rights	850	749	101	13
Securitized mortgage trust assets	—	1,642,730	(1,642,730)	(100)
Other assets	29,404	35,603	(6,199)	(17)
Total assets	$133,658	$2,022,771	$(1,889,113)	(93)%
LIABILITIES & EQUITY
Warehouse borrowings	$37,795	$285,539	$(247,744)	(87)%
Convertible notes	15,000	20,000	(5,000)	(25)
Long-term debt (Par value; $62,000)	35,889	46,536	(10,647)	(23)
Securitized mortgage trust liabilities	—	1,614,862	(1,614,862)	(100)
Repurchase reserve	5,999	4,744	1,255	26
Other liabilities	35,523	41,154	(5,631)	(14)
Total liabilities	130,206	2,012,835	(1,882,629)	(94)
Total equity	3,452	9,936	(6,484)	(65)
Total liabilities and stockholders’ equity	$133,658	$2,022,771	$(1,889,113)	(93)%
Book and tangible book value per share	$0.16	$0.47	$(0.31)	(66)%
At June 30, 2022, cash increased $31.6 million to $61.2 million from $29.6 million at December 31, 2021. Cash balances increased primarily due to the aforementioned $37.5 million sale and transfer of the legacy securitization portfolio during the first quarter of 2022.
LHFS decreased $271.5 million to $37.0 million at June 30, 2022 as compared to $308.5 million at December 31, 2021. During the six months ended June 30, 2022, we had originations of $610.2 million offset by $867.7 million in loan sales. As a normal course of our origination and sales cycle, loans held-for-sale at the end of any period are generally sold within one or two subsequent months.
Mortgage servicing rights increased to $850,000 at June 30, 2022 as compared to $749,000 at December 31, 2021. The increase was due to additions of $46,000 from servicing retained loan sales of $4.5 million in UPB as well as a mark-to-market increase in fair value of $55,000. At June 30, 2022 and December 31, 2021, we serviced $71.4 million and $71.8 million, respectively, in UPB for others.
Warehouse borrowings decreased $247.7 million to $37.8 million at June 30, 2022 as compared to $285.5 million at December 31, 2021. The decrease was due to a $271.5 million decreased in LHFS at June 30, 2022. As of June 30, 2022, our total warehouse lending capacity was $550.0 million spread amongst three warehouse counterparties. In July, 2022 we further reduced our warehouse lending capacity to $400.0 million, reducing a $200.0 million funding facility to $50.0 million and do not anticipate renewing the facility in September 2022 upon expiration of the line. As of June 30, 2022, we were not in compliance with certain warehouse lending related covenants, and received the necessary waivers.
Repurchase reserve increased $1.3 million to $6.0 million at June 30, 2022 as compared to $4.7 million at December 31, 2021. The increase was due to a $2.4 million provision for repurchases as a result of an increase in expected future losses on repurchase requests during the second quarter of 2022 partially offset by $1.2 million in settlements primarily related to repurchased loans as well as refunds of premiums to investors for early payoffs on loans sold.
Book value per share decreased 66%, or $0.31, to $0.16 at June 30, 2022 as compared to $0.47 at December 31, 2021. Book value per common share decreased 15% to ($2.25) as of June 30, 2022, as compared to ($1.96) as of December 31, 2021 (inclusive of the remaining $51.8 million of liquidation preference on our preferred stock). Inclusive of the Series B Preferred Stock cumulative undeclared dividends in arrears of $19.9 million (as discussed further in Note 11 — Commitments and Contingencies of the “Notes to Unaudited Consolidated Financial Statements”), book value per common share was ($3.17) at June 30, 2022.
As previously disclosed, in March 2022, we sold our residual interest certificates, and assigned certain optional termination and loan purchase rights relating to 37 securitizations that closed between 2000 and 2007, which entailed the entire legacy securitization portfolio within our long-term mortgage portfolio. As a result of the sale, in accordance with FASB ASC 810-10-25, we deconsolidated the securitized mortgage trust assets totaling approximately $1.6 billion and trust liabilities of $1.6 billion as of the sale date as the Company was no longer the primary beneficiary of the consolidated securitization trusts. We will remain as the master servicer with respect to all of the securitizations until such time that the deals are collapsed or payoff.
The change in our trust assets and trust liabilities is summarized below.
	June 30, 2022	December 31, 2021	$ Change	% Change
Securitized mortgage collateral	$—	$1,639,251	$(1,639,251)	(100)%
Real estate owned (REO)	—	3,479	(3,479)	(100)
Total trust assets(1)	—	1,642,730	(1,642,730)	(100)
Securitized mortgage borrowings	$—	$1,614,862	$(1,614,862)	(100)%
Total trust liabilities(1)	—	1,614,862	(1,614,862)	(100)
Residual interests in securitizations	$—	$27,868	$(27,868)	(100)%

(1)
At December 31, 2021, the UPB of trust assets and trust liabilities was approximately $1.8 billion and $1.7 billion, respectively.

Prior to the sale of the legacy securitization trusts, we estimated fair value of the assets and liabilities within the securitization trusts each reporting period, management used an industry standard valuation and analytical model that was updated monthly with current collateral, real estate, derivative, bond and cost (servicer, trustee, etc.) information for each securitization trust. We employed an internal process to validate the accuracy of the model as well as the data within this model. We used the valuation model to generate the expected cash flows to be collected from the trust assets and the expected required bondholder distribution (trust liabilities). To the extent that the trusts were over collateralized, we may have received the excess interest as the holder of the residual interest. The information above provided us with the future expected cash flows for the securitized mortgage collateral, real estate owned, securitized mortgage borrowings and the residual interests.
To determine the discount rates applied to these cash flows, we gathered information from the bond pricing services and other market participants regarding estimated investor required yields for each bond tranche. Based on that information and the collateral type and vintage, we determined an acceptable range of expected yields an investor would require including an appropriate risk premium for each bond tranche. We used the blended yield of the bond tranches together with the residual interests to determine an appropriate yield for the securitized mortgage collateral in each securitization.
The following table presents changes in the trust assets and trust liabilities for the six months ended June 30, 2022:
	TRUST ASSETS			TRUST LIABILITIES
	Level 3 Recurring Fair Value Measurement	NRV		Level 3 Recurring Fair Value Measurement
	Securitized mortgage collateral	Real estate owned	Total trust assets	Securitized mortgage borrowings	Net trust assets
Recorded fair value at December 31, 2021	$1,639,251	$3,479	$1,642,730	$(1,614,862)	$27,868
Total gains/(losses) included in earnings:
Interest income	2,019	—	2,019	—	2,019
Interest expense	—	—	—	(7,564)	(7,564)
Change in FV of net trust assets, excluding REO(1)	9,248	—	9,248	—	9,248
Total gains (losses) included in earnings	11,267	—	11,267	(7,564)	3,703
Transfers in and/or out of level 3	—	—	—	—	—
Purchases, issuances and settlements	(1,650,518)	(3,479)	(1,653,997)	1,622,426	(31,571)
Recorded fair value at June 30, 2022	$—	$—	$—	$—	$—

(1)
Represents change in fair value of net trust assets, including trust REO gains in the consolidated statements of operations and comprehensive loss for the six months ended June 30, 2022.

Total trust assets above reflect a net gain of $9.2 million as a result of an increase in fair value related to the sale of our legacy securitization portfolio for the six months ended June 30, 2022.
The table below reflects the net trust assets for the periods indicated as a percentage of total trust assets (residual interests in securitizations):
	June 30, 2022	December 31, 2021
Net trust assets	$—	$27,868
Total trust assets	—	1,642,730
Net trust assets as a percentage of total trust assets	—%	1.70%

The following tables present the estimated fair value of our residual interests, by securitization vintage year, and other related assumptions used to derive these values at June 30, 2022 and December 31, 2021:
	Estimated Fair Value of Residual Interests by Vintage Year at June 30, 2022			Estimated Fair Value of Residual Interests by Vintage Year at December 31, 2021
Origination Year	SF	MF	Total	SF	MF	Total
2002 – 2003(1)	$—	$—	$—	$13,167	$722	$13,889
2004	—	—	—	7,661	736	8,397
2005	—	—	—	851	442	1,293
2006	—	—	—	—	4,289	4,289
Total	$—	$—	$—	$21,679	$6,189	$27,868
Weighted avg. prepayment rate	—%	—%	—%	15.4%	15.3%	15.4%
Weighted avg. discount rate	—%	—%	—%	11.8%	11.6%	11.7%

(1)
2002 – 2003 vintage year includes CMO 2007-A, since the majority of the mortgages collateralized in this securitization were originated during this period.

Prior to the sale of the legacy securitization trusts, we utilized a number of assumptions to value securitized mortgage collateral, securitized mortgage borrowings and residual interests. These assumptions included estimated collateral default rates and loss severities (credit losses), collateral prepayment rates, forward interest rates and investor yields (discount rates). We used the same collateral assumptions for securitized mortgage collateral and securitized mortgage borrowings as the collateral assumptions to determine collateral cash flows which were used to pay interest and principal for securitized mortgage borrowings and excess spread, if any, to the residual interests. However, we used different investor yield (discount rate) assumptions for securitized mortgage collateral and securitized mortgage borrowings and the discount rate used for residual interests based on underlying collateral characteristics, vintage year, assumed risk and market participant assumptions.
Long-Term Mortgage Portfolio Credit Quality
Despite the sale of the legacy securitization portfolio in March 2022, we will remain as the master servicer with respect to all of the securitizations until such time that the deals are collapsed or payoff.
We use the Mortgage Bankers Association (MBA) method to define delinquency as a contractually required payment being 30 or more days past due. We measure delinquencies from the date of the last payment due date in which a payment was received. Delinquencies for loans 60 days delinquent or greater, foreclosures, delinquent bankruptcies and REO were $306.0 million, or 19.3%, of the long-term mortgage portfolio, at June 30, 2022 as compared to $310.5 million or 17.3% at December 31, 2021.
The following table summarizes the gross UPB of loans in our master servicing portfolio, that were 60 or more days delinquent (utilizing the MBA method) as of the periods indicated:
Securitized mortgage collateral	June 30, 2022	Total Collateral	December 31, 2021	Total Collateral
60 – 89 days delinquent	$26,057	1.6%	$21,086	1.2%
90 or more days delinquent	104,335	6.6	147,387	8.2
Foreclosures(1)	99,873	6.3	89,181	5.0
Delinquent bankruptcies(2)	50,053	3.2	52,854	2.9
REO(3)	25,696	1.6	—	—
Total 60 or more days delinquent and REO	$306,014	19.3%	$310,508	17.3%
Total collateral	$1,584,438	100.0%	$1,798,079	100.0%

(1)
Represents properties in the process of foreclosure.

(2)
Represents bankruptcies that are 30 days or more delinquent.

(3)
Prior to the sale of the legacy securitization trusts in March 2022, REO was included in the consolidated trusts and was accounted for at NRV on the consolidated balance sheets.

At June 30, 2022, mortgage loans 60 or more days delinquent, including REO at June 30, 2022, (whether or not subject to forbearance) decreased $4.5 million as compared to December 31, 2021. As a result of the sale of the legacy securitization trusts and related deconsolidation of the trusts, including REO, we disclosed the REO within the master servicing portfolio at its UPB at June 30, 2022.
The following table summarizes the master servicing portfolio and REO at NRV (prior to the sale), that were non-performing as of the dates indicated (excludes 60-89 days delinquent):
	June 30, 2022	Total Collateral %	December 31, 2021	Total Collateral %
90 or more days delinquent (including forbearances), REO, foreclosures and delinquent bankruptcies	$279,957	17.7%	$289,422	16.1%
Real estate owned inside trusts at NRV	—	—	3,479	0.2
Total non-performing assets	$279,957	17.7%	$292,901	16.3%
Non-performing assets consist of non-performing loans (mortgages that are 90 or more days delinquent, including loans in foreclosure and delinquent bankruptcies plus REO). It is our policy to place a mortgage loan on nonaccrual status when it becomes 90 days delinquent and to reverse from revenue any accrued interest, except for interest income on securitized mortgage collateral when the scheduled payment is received from the servicer. The servicers are required to advance principal and interest on loans within the securitization trusts to the extent the advances are considered recoverable. IFC, a subsidiary of the Company and master servicer, may be required to advance funds, or in most cases cause the loan servicers to advance funds, to cover principal and interest payments not received from borrowers depending on the status of their mortgages.
Prior to the sale of the legacy securitization trusts, REO, which consisted of residential real estate acquired in satisfaction of loans, was carried at the lower of cost or net realizable value less estimated selling costs. Adjustments to the loan carrying value required at the time of foreclosure were included in the change in the fair value of net trust assets prior to the sale of the portfolio. Changes in our estimates of net realizable value subsequent to the time of foreclosure and through the time of ultimate disposition were recorded as change in fair value of net trust assets including trust REO gains in the consolidated statements of operations and comprehensive loss prior to the sale of the portfolio.
For the three months ended June 30, 2022, no REO entries were recorded as the REO was a component of the sale of the legacy portfolio in March 2022. For the three and six months ended June 30, 2021, we recorded a decrease of $313,000 and an increase of $1.6 million in net realizable value of REO, respectively. Increases and decrease of the net realizable value reflect the change in value of the REO subsequent to foreclosure date, but prior to the date of sale.
The following table presents the balances of REO:
	June 30, 2022	December 31, 2021
REO	$—	$10,335
Impairment(1)	—	(6,856)
Ending balance	$—	$3,479
REO inside trusts	$—	$3,479
REO outside trusts	—	—
Total	$—	$3,479

(1)
Impairment represents the cumulative write-downs of net realizable value subsequent to foreclosure.

Prior to the sale of the legacy securitization trusts, we calculated the cash flows to assess the fair value of the securitized mortgage collateral, we estimated the future losses embedded in our loan portfolio. In evaluating the adequacy of these losses, management took many factors into consideration. For instance, a detailed analysis of historical loan performance data was accumulated and reviewed. This data was analyzed for loss performance and prepayment performance by product type, origination year and securitization issuance. The data was also broken down by collection status. Our estimated losses for these loans was developed by estimating both the rate of default of the loans and the amount of loss severity in the event of default. The rate of default was assigned to the loans based on their attributes (e.g., original loan-to-value, borrower credit score, documentation type, geographic location, etc.) and collection status. The rate of default was based on analysis of migration of loans from each aging category. The loss severity was determined by estimating the net proceeds from the ultimate sale of the foreclosed property. The results of that analysis were then applied to the current mortgage portfolio and an estimate was created. We believe that pooling of mortgages with similar characteristics was an appropriate methodology in which to evaluate the future loan losses.
Management recognizes that there are qualitative factors that must be taken into consideration when evaluating and measuring losses in the loan portfolios. These items include, but are not limited to, economic indicators that may affect the borrower’s ability to pay, changes in value of collateral, political factors, employment and market conditions, competitor’s performance, market perception, historical losses, and industry statistics. The assessment for losses was based on delinquency trends and prior loss experience and management’s judgment and assumptions regarding various matters, including general economic conditions and loan portfolio composition. Management continually evaluated these assumptions and various relevant factors affecting credit quality and inherent losses.
Results of Operations
For the Six Months Ended June 30, 2022 compared to the Six Months Ended June 30, 2021
	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
Revenues	$7,685	$31,564	$(23,879)	(76)%
Expenses	(34,023)	(40,914)	6,891	17
Net interest (expense) income	(1,144)	1,218	(2,362)	(194)
Change in fair value of long-term debt	3,622	2,442	1,180	48
Change in fair value of net trust assets, including trust REO losses	9,248	(3,814)	13,062	342
Income tax expense	(39)	(43)	4	9
Net loss	$(14,651)	$(9,547)	$(5,104)	(53)%
Loss per share available to common stockholders – basic	$(0.72)	$(0.45)	$(0.27)	(61)%
Loss per share available to common stockholders – diluted	$(0.72)	$(0.45)	$(0.27)	(61)%

Revenues
For the Six Months Ended June 30, 2022 compared to the Six Months Ended June 30, 2021
	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
Gain on sale of loans, net	$6,134	$30,824	$(24,690)	(80)%
Servicing expense, net	(5)	(269)	264	98
Real estate services fees, net	442	688	(246)	(36)
Gain on mortgage servicing rights, net	155	1	154	15400
Other revenues	959	320	639	200
Total revenues	$7,685	$31,564	$(23,879)	(76)%
Gain on sale of loans, net.   For the six months ended June 30, 2022, gain on sale of loans, net was a gain of $6.1 million compared to a gain of $30.8 million in the comparable 2021 period. The decrease in gain on sale of loans, net was most notably due to a $22.5 million decrease in gain on sale of loans, a $6.9 million increase in mark-to-market losses on LHFS, a $2.6 million increase in provision for repurchases and a $167,000 decrease in premiums from servicing retained loan sales. Partially offsetting these decreases in gain on sale of loans, net was a $3.9 million decrease in direct origination expenses and a $3.6 million increase in realized and unrealized net gains on derivative financial instruments.
As previously discussed, the increase in interest rates which began in the fourth quarter of 2021, caused a significant increase in credit spreads which accelerated into the second quarter of 2022, resulting in a substantial over supply of low coupon originations causing a severe decline in margins and diminishing capital market distribution exits for originators reliant upon an aggregation execution model. To mitigate the risks associated with reduced distribution exits and extended settlement timelines, we began to pull back on production, significantly increasing the pricing on our loan products as well as completely shifting to a best-efforts delivery for non-agency production in the first quarter of 2022. As a result, origination volumes decreased significantly during the first six months of 2022. For the six months ended June 30, 2022, we originated and sold $610.2 million and $867.7 million of mortgage loans, respectively, as compared to $1.5 billion and $1.5 billion of loans originated and sold, respectively, during the same period in 2021. During the six months ended June 30, 2022, margins were 101 bps as compared to 211 bps during the same period in 2021.
Servicing expenses, net.   For the six months ended June 30, 2022, servicing expenses, net were $5,000 compared to $269,000 in the comparable 2021 period. The reduction in servicing expenses, net was due to the increase in the average size of our mortgage servicing portfolio resulting in increased servicing fees as compared to the same period in 2021. As a result, the servicing portfolio average balance increased 76% to $73.7 million for the six months ended June 30, 2022 as compared to an average balance of $41.8 million for the comparable period in 2021. While we continue to selectively retain mortgage servicing, we will continue to recognize servicing expense related to interim subservicing and other servicing costs related to the small UPB of remaining servicing portfolio. During the six months ended June 30, 2022, we had $4.5 million in servicing retained loan sales.

Gain on mortgage servicing rights, net
	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
Gain on sale of mortgage servicing rights	$100	$—	$100	n/a%
Changes in fair value:
Due to changes in valuation market rates, inputs or assumptions	131	39	92	236
Other changes in fair value:
Scheduled principal prepayments	(26)	(25)	(1)	(4)
Voluntary prepayments	(50)	(13)	(37)	(285)
Total changes in fair value	$55	$1	$54	5400
Gain on mortgage servicing rights, net	$155	$1	$154	15400%
For the six months ended June 30, 2022, gain on MSRs, net was a net gain of $155,000 compared to a net gain of $1,000 in the comparable 2021 period. For the six months ended June 30, 2022, we recorded a $131,000 gain from a change in fair value of MSRs primarily due to changes in fair value associated with changes in market rates, inputs and assumptions partially offset by scheduled and voluntary prepayments. For the six months ended June 30, 2021, we recorded a $39,000 gain from a change in fair value of MSRs primarily due to changes in fair value associated with changes in market interest rates, inputs and assumptions partially offset by voluntary and scheduled prepayments. Additionally, during the six months ended June 30, 2022, we recorded $100,000 gain on sale of mortgage servicing rights, net as a result of the collection of holdbacks in excess of previously reserved for amounts on prior period mortgage servicing sales.
Real estate services fees, net.   For the six months ended June 30, 2022, real estate services fees, net were $442,000 as compared to $688,000 in the comparable 2021 period. The real estate service fees decreased for the six months ended June 30, 2022 as compared to the same period in 2021, and will decline over time as a result of a decrease in transactions related to the decline in the number of loans and the UPB of the long-term mortgage portfolio. Additionally, as previously noted, in March 2022, we sold our residual interest certificates, and assigned certain optional termination and loan purchase rights which entailed the entire legacy securitization portfolio within our long-term mortgage portfolio. As a result, it is our expectation that the real estate services fees generated from the long-term mortgage portfolio will continue to decline in future periods as the securitization trusts are called or collapsed by the purchaser.
Other revenues.   For the six months ended June 30, 2022, other revenues were $959,000 as compared to $320,000 in the comparable 2021 period. The $639,000 increase was primarily the result of an increase in the cash surrender value of the corporate-owned life insurance trusts during the first quarter of 2022, as a result of the application of prior year investment gains which get applied at the annual renewal date in the first quarter of each fiscal year.
Expenses
For the six months ended June 30, 2022 compared to the six months ended June 30, 2021
	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
Personnel expense	$19,945	$26,888	$(6,943)	(26)%
General, administrative and other	10,458	11,063	(605)	(5)
Business promotion	3,620	2,963	657	22
Total expenses	$34,023	$40,914	$(6,891)	(17)%
Total expenses decreased by $6.9 million, or 17%, to $34.0 million for the six months ended June 30, 2022, compared to $40.9 million for the comparable period in 2021. Personnel expense decreased $6.9 to

$19.9 million for the six months ended June 30, 2022 as compared to the same period in 2021. The decrease in personnel expense was primarily related to a reduction in variable compensation commensurate with reduced originations for the six months ended June 30, 2022 as well as a reduction in headcount to support reduced volume as compared to the same period in 2021. As a result, average headcount decreased 20% for the six months ended June 30, 2022 as compared to the same period in 2021.
General, administrative and other expenses decreased $605,000 to $10.5 million for the six months ended June 30, 2022, as compared to $11.1 million for the same period in 2021. The $605,000 decrease in general, administrative and other expenses was the result of a $577,000 decrease in data processing, and general administrative and other expense all related to a reduction in fundings during the period. Additionally, legal fees decreased $382,000 associated with a decrease in litigation and related expenses. Partially offsetting the decline in general, administrative and other expenses was a $159,000 increase in CAM expense related to a true up of prior and current year maintenance for the corporate headquarters, $123,000 increase within occupancy expense as we recognized right of use (ROU) asset impairment related to the sublease of approximately 29,000 square feet of a floor within our corporate office.
Business promotion expense increased $657,000 to $3.6 million for the six months ended June 30, 2022 as compared to $3.0 million for the same period in the prior year. Business promotion previously remained low as a result of prior quarters’ more favorable interest rate environment requiring significantly less business promotion to source leads. Beginning in second quarter of 2021, we began to increase our marketing expenditures in an effort to more directly target NonQM production in the retail channel, expand production expansion outside of California and maintain our lead volume as competition increased. As a result of the recent dislocation within the NonQM market as a result of the significant increase in interest rates, starting in the second quarter of 2022, we reduced our marketing spend as we pulled back on our origination volumes to mitigate the aforementioned risks associated with the current environment. Although we continue to source leads through digital campaigns, which allows for a more cost effective approach, the recent competitiveness among other lenders for NonQM production within the California market has driven up advertising costs.
Net Interest (Expense) Income
We earn net interest income primarily from mortgage assets, which include securitized mortgage collateral (prior to the sale in March 2022) and loans held-for-sale, or collectively, “mortgage assets,” and, to a lesser extent, interest income earned on cash and cash equivalents. Interest expense is primarily interest paid on borrowings secured by mortgage assets, which include securitized mortgage borrowings (prior to the sale in March 2022) and warehouse borrowings and to a lesser extent, interest expense paid on long-term debt, Convertible Notes and corporate-owned life insurance trusts. Interest income and interest expense during the period primarily represents the effective yield, based on the fair value of the trust assets and liabilities.

The following table summarizes average balance, interest and weighted average yield on interest-earning assets and interest-bearing liabilities, for the periods indicated.
	For the Six Months Ended June 30,
	2022			2021
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
ASSETS
Securitized mortgage collateral	$686,343	$10,772	3.14%	$1,999,048	$29,700	2.97%
Mortgage loans held-for-sale	142,989	3,192	4.46	168,589	2,526	3.00
Other(1)	51,273	84	0.33	51,983	5	0.02
Total interest-earning assets	$880,605	$14,048	3.19%	$2,219,620	$32,231	2.90%
LIABILITIES
Securitized mortgage borrowings	$676,011	$9,575	2.83%	$1,987,330	$25,394	2.56%
Warehouse borrowings	135,151	2,624	3.88	162,638	2,729	3.36
Long-term debt	43,325	2,108	9.73	44,892	1,965	8.75
Convertible notes	18,536	650	7.01	20,000	700	7.00
Other(2)	13,125	235	3.58	12,663	225	3.55
Total interest-bearing liabilities	$886,148	$15,192	3.43%	$2,227,523	$31,013	2.78%
Net interest spread(3)		$(1,144)	(0.24)%		$1,218	0.12%
Net interest margin(4)			(0.26)%			0.11%

(1)
Included in other assets is cash and cash equivalents.

(2)
Included in other liabilities is the corporate owned life insurance trust liability.

(3)
Net interest spread is calculated by subtracting the weighted average yield on interest-bearing liabilities from the weighted average yield on interest-earning assets.

(4)
Net interest margin is calculated by dividing net interest spread by total average interest-earning assets.

Net interest spread income decreased $2.4 million for the six months ended June 30, 2022 primarily attributable to a decrease in the net interest spread income on the securitized mortgage collateral and securitized mortgage borrowings, an increase in interest expense on the long-term debt and an increase in interest expense on the corporate-owned life insurance trusts (within other liabilities). Offsetting the decrease in net interest spread income was an increase in the net interest spread income between loans held-for-sale and their related warehouse borrowings (a positive spread of 58 bps for the six months ended June 30, 2022 as compared to a negative spread of 36 bps for the same period in the prior year), a reduction in interest expense on the convertible notes as well as an increase in interest income on cash deposits. As a result, the net interest margin decreased to (0.26)% for the six months ended June 30, 2022 from 0.11% for the six months ended June 30, 2021.
Due to the aforementioned sale and transfer of the legacy securitization portfolio during the first quarter of 2022, we deconsolidated the securitized mortgage trust assets and liabilities as of the sale date as we were no longer the primary beneficiary of the residual interests in the securitization trusts. As a result, we will no longer recognize interest income or expense related to the legacy securitization portfolio. The sale and transfer of the legacy securitization portfolio resulted in a $3.1 million reduction in net interest income for the six months ended 2022 as compared to the same period in 2021. During the six months ended June 30, 2022, the yield on interest-earning assets increased to 3.19% from 2.90% in the comparable 2021 period. The yield on interest-bearing liabilities increased to 3.43% for the six months ended June 30, 2022 from 2.78% for the comparable 2021 period. In connection with the fair value accounting for securitized mortgage collateral and borrowings and long-term debt, interest income and interest expense are recognized using effective yields based on estimated fair values for these instruments.

Change in the fair value of long-term debt.
Long-term debt (consisting of junior subordinated notes) is measured based upon an internal analysis, which considers our own credit risk and discounted cash flow analyses. Improvements in our financial results and financial condition in the future could result in additional increases in the estimated fair value of the long-term debt, while deterioration in financial results and financial condition could result in a decrease in the estimated fair value of the long-term debt.
During the six months ended June 30, 2022, the fair value of long-term debt decreased by $10.6 million to $35.9 million from $46.5 million at December 31, 2021. The decrease in estimated fair value was the result of a $7.8 million change in the instrument specific credit risk primarily the result of an increase in the discount rate associated with the Company’s risk profile, a $3.6 million change in the market specific credit risk as a result of an increase in the forward LIBOR curve during 2022, partially offset by a $743,000 increase due to accretion.
During the six months ended June 30, 2021, the fair value of long-term debt increased by $487,000 to $44.9 million from $44.4 million at December 31, 2020. The increase in estimated fair value was the result of a $2.2 million change in the instrument specific credit risk and a $724,000 increase due to accretion, partially offset by a $2.4 million change in the market specific credit risk as a result of an increase in the forward LIBOR curve as compared to the fourth quarter of 2020.
Change in fair value of net trust assets, including trust REO gains (losses)
	For the Six Months Ended June 30,
	2022	2021
Change in fair value of net trust assets, excluding REO	$9,248	$(5,373)
Gains (losses) from REO	—	1,559
Change in fair value of net trust assets, including trust REO gains (losses)	$9,248	$(3,814)
The change in fair value related to our net trust assets (residual interests in securitizations) was a gain of $9.2 million for the six months ended June 30, 2022. As previously noted, in March 2022, we sold our residual interest certificates, and assigned certain optional termination and loan purchase rights which entails the entire legacy securitization portfolio within our long-term mortgage portfolio. As a result, in March 2022, we recorded a $9.2 million increase in fair value, net of $277,000 in transaction costs related to the transfer of the legacy securitization portfolio.
The change in fair value related to our net trust assets (residual interests in securitizations) was a loss of $3.8 million for the six months ended June 30, 2021. The change in fair value of net trust assets, excluding REO was due to $5.4 million in losses from changes in fair value of securitized mortgage borrowings and securitized mortgage collateral as a result of cash received during the period and an increase in forward LIBOR offset by a decrease in loss assumptions for certain trusts. The NRV of REO increased $1.6 million during the period which partially offset the change in fair value of the net trust assets, excluding REO. The increase in NRV of REO was attributed to lower expected loss severities on properties within certain states held in the long-term mortgage portfolio during the period.
Income Taxes
For the six months ended June 30, 2022, we recorded income tax expense of approximately $39,000, which was the result of state income taxes from states where the Company does not have net operating loss (NOL) carryforwards or state minimum taxes. For the six months ended June 30, 2021, the Company recorded income tax expense of approximately $43,000, which was the result of applying 1) the calculated annual effective tax rate (ETR) against the year to date net loss, and 2) the discrete method in jurisdictions where the Company meets an exception to using ETR. The net deferred tax assets (DTA) were fully reserved for at June 30, 2022, consistent with December 31, 2021.
As of December 31, 2021, we had estimated NOL carryforwards of approximately $623.5 million. Federal NOL carryforwards begin to expire in 2027. Included in the estimated NOL carryforward is

$65.9 million of NOLs with an indefinite carryover period. As of December 31, 2021, we had estimated California NOL carryforwards of approximately $435.2 million, which begin to expire in 2028. We may not be able to realize the maximum benefit due to the nature and tax entities that hold the NOL.
Results of Operations by Business Segment
We have three primary operating segments: Mortgage Lending, Long-Term Mortgage Portfolio and Real Estate Services. Unallocated corporate and other administrative costs, including the cost associated with being a public company, are presented in Corporate. Segment operating results are as follows:
Mortgage Lending
	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
Gain on sale of loans, net	$6,134	$30,824	$(24,690)	(80)%
Servicing expenses, net	(5)	(269)	264	98
Gain on mortgage servicing rights, net	155	1	154	15400
Total revenues	6,284	30,556	(24,272)	(79)
Other income (expense)	652	(175)	827	473
Personnel expense	(16,763)	(23,662)	6,899	29
Business promotion	(3,617)	(2,957)	(660)	(22)
General, administrative and other	(3,499)	(4,898)	1,399	29
Loss before income taxes	$(16,943)	$(1,136)	$(15,807)	1,391%
For the six months ended June 30, 2022, gain on sale of loans, net was a gain of $6.1 million compared to a gain of $30.8 million in the comparable 2021 period. The decrease in gain on sale of loans, net was most notably due to a $22.5 million decrease in gain on sale of loans, a $6.9 million increase in mark-to-market losses on LHFS, a $2.6 million increase in provision for repurchases and a $167,000 decrease in premiums from servicing retained loan sales. Partially offsetting the decrease in gain on sale of loans, net was a $3.9 million decrease in direct origination expenses and a $3.6 million increase in realized and unrealized net losses on derivative financial instruments.
As previously discussed, the increase in interest rates which began in the fourth quarter of 2021, caused a significant increase in credit spreads which accelerated into the second quarter of 2022, resulting in a substantial over supply of low coupon originations causing a severe decline in margins and diminishing capital market distribution exits for originators reliant upon an aggregation execution model. To mitigate the risks associated with reduced distribution exits and extended settlement timelines, we began to pull back on production, significantly increasing the pricing on our loan products as well as completely shifting to a best-efforts delivery for non-agency production in the first quarter of 2022. As a result, origination volumes decreased significantly during the first six months of 2022. For the six months ended June 30, 2022, we originated and sold $610.2 million and $867.7 million of mortgage loans, respectively, as compared to $1.5 billion and $1.5 billion of loans originated and sold, respectively, during the same period in 2021. During the six months ended June 30, 2022, margins were 101 bps as compared to 211 bps during the same period in 2021.
For the six months ended June 30, 2022, servicing expenses, net were $5,000 compared to $269,000 in the comparable 2021 period. The reduction in servicing expenses, net was due to the increase in the average size of our mortgage servicing portfolio resulting in increased servicing fees as compared to the same period in 2021, as a result of sale of servicing retained loan sales of $36.9 million since the end of the second quarter of 2021. As a result, the servicing portfolio average balance increased 76% to $73.7 million for the six months ended June 30, 2022 as compared to an average balance of $41.8 million for the comparable period in 2021. While we continue to selectively retain mortgage servicing, we will continue to recognize servicing expense related to interim subservicing and other servicing costs related to the small UPB of remaining servicing portfolio as of June 30, 2022. During the six months ended June 30, 2022, we had $4.5 million in servicing retained loan sales.
For the six months ended June 30, 2022, gain on MSRs, net was a net gain of $155,000 compared to a net gain of $1,000 in the comparable 2021 period. For the six months ended June 30, 2022, we recorded a $131,000 gain from a change in fair value of MSRs primarily due to changes in fair value associated with changes in market interest rates, inputs and assumptions partially offset by scheduled and voluntary prepayments. For the six months ended June 30, 2021, we recorded a $39,000 gain from a change in fair value of MSRs primarily due to changes in fair value associated with changes in market rates, inputs and assumptions partially offset by voluntary and scheduled prepayments. Additionally, during the six months ended June 30, 2022, we recorded $100,000 gain on sale of mortgage servicing rights, net as a result of the collection of holdbacks in excess of previously reserved for amounts on prior period mortgage servicing sales.
For the six months ended June 30, 2022, other income (expense) increased to income of $652,000 as compared to expense of $175,000 in the comparable 2021 period. The $827,000 increase in other income was primarily due to a $771,000 increase net interest spread between loans held-for-sale and their related warehouse borrowings during the six months ended June 30, 2022 as compared to the comparable period in 2021. As a result of the increase in interest rates which began in the fourth quarter of 2021, as well as our efforts to increase the weighted average coupon on our production, we have positive net interest carry on our originations as the note rates on the underlying mortgage loans financed in most instances is greater than the financing rates on our warehouse lines of credit financing the originations. Additionally, for the six months ended June 30, 2022, interest income on cash deposits increased $79,000 as compared to the same period in the prior year, due to the recent increases in interest rates.
Personnel expense decreased $6.9 million to $16.8 million for the six months ended June 30, 2022 as compared to the same period in 2021. The decrease in personnel expense is primarily related to a reduction in variable compensation commensurate with reduced originations during the first six months of 2022 as well as a reduction in headcount to support reduced origination volume as compared to 2021. As a result, average headcount decreased 25% in the mortgage lending segment for the six months ended June 30, 2022 as compared to the same period in 2021. Although personnel expense decreased in the mortgage lending segment during the first months of 2022, it increased to 275 bps of fundings as compared to 162 bps for the comparable 2021 period.
Business promotion expense increased $660,000 to $3.6 million for the six months ended June 30, 2022 as compared to $3.0 million for the same period in the prior year. Business promotion previously remained low as a result of prior quarters’ more favorable interest rate environment requiring significantly less business promotion to source leads. Beginning in second quarter of 2021, we began to increase our marketing expenditures in an effort to more directly target NonQM production in the retail channel, expand production expansion outside of California and maintain our lead volume as competition increased. As a result of the recent dislocation within the NonQM market as a result of the significant increase in interest rates, starting in the second quarter of 2022, we reduced our marketing spend as we pulled back on our origination volumes to mitigate the aforementioned risks associated with the current environment. Although we continue to source leads through digital campaigns, which allows for a more cost effective approach, the recent competitiveness among other lenders for NonQM production within the California market has driven up advertising costs.
General, administrative and other expenses decreased $1.4 million to $3.5 million for the six months ended June 30, 2022, as compared to $4.9 million for the same period in 2021. During the six months ended June 30, 2022, general, administrative and other expenses decreased by $1.4 million primarily due to a $978,000 decrease in legal fees associated with a decrease in litigation and related expenses. Additionally, general, administrative and other expenses decreased $743,000 due to a decrease in occupancy, data processing, and other expense all related to a reduction in loan fundings during the period. Partially offsetting the reduction in general, administrative and other expenses was a $323,000 increase in professional fees associated with preparation and planning for a loan origination system consolidation and implementation during the first quarter of 2022.

Long-Term Mortgage Portfolio
As previously noted above, in March 2022, we sold our residual interest certificates, and assigned certain optional termination and loan purchase rights relating to 37 securitizations that closed between 2000 and 2007, which entailed the entire legacy securitization portfolio within our long-term mortgage portfolio. As a result of the sale, in accordance with FASB ASC 810-10-25, we deconsolidated the securitized mortgage trust assets totaling approximately $1.6 billion and trust liabilities of $1.6 billion as of the sale date as the Company was no longer the primary beneficiary of the consolidated securitization trusts. We will remain as the master servicer with respect to all of the securitizations until such time that the securitization trusts are collapsed or payoff.
	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
Other revenue	$43	$69	$(26)	(38)%
Personnel expense	(50)	(55)	5	9
General, administrative and other	(91)	(201)	110	55
Total expenses	(141)	(256)	115	45
Net interest (expense) income	(911)	2,341	(3,252)	(139)
Change in fair value of long-term debt	3,622	2,442	1,180	48
Change in fair value of net trust assets, including trust REO gains (losses)	9,248	(3,814)	13,062	342
Total other income	11,959	969	10,990	1134
Earnings before income taxes	$11,861	$782	$11,079	1417%
For the six months ended June 30, 2022, net interest (expense) income was an expense of $911,000 as compared to income of $2.3 million for the same period in 2021. Net interest income decreased $3.3 million for the six months ended June 30, 2022 primarily attributable to a $3.1 million decrease as a result of the sale of the legacy portfolio in March 2022 as well as a reduction in net interest spread on the long-term mortgage portfolio prior to the sale. Additionally, interest expense on the long-term debt increased $143,000 as a result of an increase in 3-month LIBOR as well as an increase in accretion.
During the six months ended June 30, 2022, the fair value of long-term debt decreased by $10.6 million to $35.9 million from $46.5 million at December 31, 2021. The decrease in estimated fair value was the result of a $7.8 million change in the instrument specific credit risk primarily the result of an increase in the discount rate associated with the Company’s risk profile, a $3.6 million change in the market specific credit risk as a result of an increase in the forward LIBOR curve during 2022, partially offset by a $743,000 increase due to accretion.
The change in fair value related to our net trust assets (residual interests in securitizations) was a gain of $9.2 million for the six months ended June 30, 2022. As previously noted, in March 2022, we sold our residual interest certificates, and assigned certain optional termination and loan purchase rights which entailed the entire legacy securitization portfolio within our long-term mortgage portfolio. As a result, in March 2022, we recorded a $9.2 million increase in fair value, net of $277,000 in transaction costs related to the transfer of the legacy securitization portfolio.
Real Estate Services
	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
Real estate services fees, net	$442	$688	$(246)	(36)%
Personnel expense	(609)	(597)	(12)	(2)
General, administrative and other	(109)	(128)	19	15
Loss before income taxes	$(276)	$(37)	$(239)	(646)%

For the six months ended June 30, 2022, real estate services fees, net were $442,000 compared to $688,000 in the comparable 2021 period. The $246,000 decrease in real estate services fees, net was primarily the result of a $139,000 decrease in loss mitigation fees and a $107,000 decrease in real estate service fees. Additionally, as previously noted, in March 2022, we sold our residual interest certificates, and assigned certain optional termination and loan purchase rights which entailed the entire legacy securitization portfolio within the long-term mortgage portfolio. As a result, it is our expectation that the real estate services fees generated from the long-term mortgage portfolio will continue to decline in future periods as the securitization trusts are called or collapsed by the purchaser.
Corporate
The corporate segment includes all compensation applicable to the corporate services groups, public company costs as well as debt expense related to the Convertible Notes and capital leases. This corporate services group supports all operating segments. A portion of the corporate services costs is allocated to the operating segments. The costs associated with being a public company as well as the interest expense related to the Convertible Notes and capital leases are not allocated to our other segments and remain in this segment.
	For the Six Months Ended June 30,
	2022	2021	$ Change	% Change
Interest expense	$(882)	$(924)	$42	5%
Other expenses	(8,372)	(8,189)	(183)	(2)
Loss before income taxes	$(9,254)	$(9,113)	$(141)	(2)%
For the six months ended June 30, 2022, interest expense decreased to $882,000 as compared to $924,000 in the comparable 2021 period. The decrease was primarily due to a $50,000 decrease in interest expense attributable to the $5.0 million pay down of the convertible notes in May 2022, partially offset by an $8 thousand increase in interest expense associated with the premium financing associated with the corporate-owned life insurance trusts liability.
For the six months ended June 30, 2022, other expenses increased to $8.4 million as compared to $8.2 million for the comparable 2021 period. During the six months ended June 30, 2022, the primary increase in other expense was a $474,000 increase in legal and professional fees associated with the aforementioned preferred equity exchange offer, a $367 thousand increase in occupancy expense primarily attributable to ROU asset impairment of $123,000 related to the sublease of approximately 29,000 square feet of a floor within our corporate office and a $142,000 increase in CAM expense related to a true up of prior and current year maintenance for the building. Partially offsetting the increase in other expenses was a $662,000 increase in the cash surrender value of the corporate-owned life insurance trusts for the six months ended June 30, 2022, as a result of the application of prior year investment gains which get applied at the annual renewal date in the first quarter of each fiscal year, as well as a $117 decrease in general, administrative and other expenses.

Selected Financial Results for 2021 and 2020
	For the Three Months Ended			For the Year Ended
(in thousands, except per share data)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenues:
Gain on sale of loans, net	$14,861	$19,608	$21,455	$65,294	$14,004
Servicing (expense) fees, net	(39)	(124)	(131)	(432)	3,603
(Loss) gain on mortgage servicing rights, net	(68)	101	(1,624)	34	(28,509)
Real estate services fees, net	212	244	294	1,144	1,312
Other	(29)	(11)	3	279	1,498
Total revenues, net	14,937	19,818	19,997	66,319	(8,092)
Expenses:
Personnel expense	13,204	12,685	13,255	52,778	52,880
Business promotion	2,249	2,185	552	7,395	3,859
General, administrative and other	5,040	4,927	6,116	21,031	24,534
Total expenses	20,493	19,797	19,923	81,204	81,273
Operating (loss) earnings:	(5,556)	21	74	(14,885)	(89,365)
Other income (expense):
Net interest income	403	777	708	2,398	5,137
Change in fair value of long-term debt	1,459	(1,803)	(1,802)	2,098	1,899
Change in fair value of net trust assets	7,284	3,112	(1,092)	6,582	(5,688)
Total other income (expense)	9,146	2,086	(2,186)	11,078	1,348
Earnings (loss) before income taxes	3,590	2,107	(2,112)	(3,807)	(88,017)
Income tax expense	8	21	78	71	133
Net earnings (loss)	$3,582	$2,086	$(2,190)	$(3,878)	$(88,150)
Other comprehensive earnings (loss):
Change in fair value of instrument specific credit risk	(1,148)	631	505	(2,722)	(20)
Total comprehensive earnings (loss)	$2,434	$2,717	$(1,685)	$(6,600)	$(88,170)
Diluted weighted average common shares	21,359	21,345	21,255	21,332	21,251
Diluted earnings (loss) per share	$0.15	$0.08	$(0.10)	$(0.22)	$(4.15)
Status of Operations
For the year ended December 31, 2021, net loss was $3.9 million, or $0.22 per diluted common share, as compared to net loss of $88.2 million, or $4.15 per diluted common share in 2020. For the quarter ended December 31, 2021, net earnings were $3.6 million, or $0.15 per diluted common share, as compared to net loss of $2.2 million, or $0.10 per diluted common share in the fourth quarter of 2020, and net earnings of $2.1 million, or $0.08 per diluted common share, in the third quarter of 2021.
Net loss for the year ended December 31, 2021 decreased to $3.9 million as compared to $88.2 million for the year ended December 31, 2021. The year over year decrease in net loss was primarily due to a

$51.3 million increase in gain on sale of loans, net, a $28.5 million decrease in loss on sale of mortgage servicing rights, net, as well as a $9.7 million increase in other income. The increase in gain on sale of loans, net for 2021 was due to origination volumes increasing to $2.9 billion, with margins of 225 basis points (bps), as compared to $2.7 billion in originations in 2020, with margins of approximately 51 bps. Margins increased year over year primarily due to the aforementioned temporary suspension of lending in 2020, as well as an increase in NonQM production. The decrease in loss on sale of mortgage servicing rights, net was due to a $28.5 million reduction as a result of the sale of $4.2 billion in unpaid principal balance (“UPB”) of Freddie Mac and GNMA MSRs in the second and third quarters of 2020 resulting in losses of $6.5 million, as well as losses of $22.0 million resulting from changes in fair value of MSRs as a result of prepayments and prepayment assumptions during 2020. Additionally, other income increased $9.7 million year over year primarily due to a decrease in residual discount rates on the long-term mortgage portfolio.
Non-GAAP Financial Measures
For the year ended December 31, 2021, adjusted before tax (as defined below) was $12.4 million, or $0.58 per diluted common share, as compared to adjusted loss before tax of $58.7 million, or $2.76 per diluted common share, in 2020. For the quarter ended December 31, 2021, adjusted loss before tax was $5.0 million, or $0.23 per diluted common share, as compared to adjusted earnings before tax of $3.3 million, or $0.16 per diluted common share, for the fourth quarter of 2020, and adjusted earnings before tax of $810,000 or $0.04 per diluted common share, for the third quarter of 2021.
To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted (loss) earnings before tax and diluted adjusted (loss) earnings per share before tax. Adjusted (loss) earnings and diluted adjusted (loss) earnings per share are financial measurements calculated by adjusting GAAP net (loss) earnings before tax to exclude certain non-cash items, such as fair value adjustments and mark-to-market of MSRs, and legacy non-recurring expenses. We believe adjusted (loss) earnings provides useful information to investors regarding our results of operations as it assists both investors and management in analyzing and benchmarking the performance and value of our core business of mortgage lending over multiple periods. Adjusted (loss) earnings facilitates company-to- company operating performance comparisons by backing out potential non-cash differences caused by variations in hedging strategies and changes in valuations for long-term debt and net trust assets, which may vary for different companies for reasons unrelated to operating performance, as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. These non-GAAP financial measures are not intended to be considered in isolation and should not be a substitute for net (loss) earnings before income taxes, net (loss) earnings or diluted (loss) EPS or any other operating performance measure calculated in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. The tables below provide a reconciliation of net (loss) earnings before tax and diluted (loss) earnings per share to non-GAAP adjusted (loss) earnings before tax and per share non-GAAP adjusted (loss) earnings before tax.

	For the Three Months Ended			For the Year Ended
(in thousands, except per share data)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net earnings (loss) before tax:	$3,590	$2,107	$(2,112)	$(3,807)	$(88,017)
Change in fair value of mortgage servicing rights	(32)	(150)	1,621	(221)	24,229
Change in fair value of long-term debt	(1,459)	1,803	1,802	(2,098)	(1,899)
Change in fair value of net trust assets, including trust REO gains	(7,284)	(3,112)	1,092	(6,582)	5,688
Legal settlements and professional fees, for legacy matters	—	—	750	—	750
Legacy corporate-owned life insurance	166	162	150	330	577
Adjusted (loss) earnings before tax	$(5,019)	$810	$3,303	$(12,378)	$(58,672)
Diluted weighted average common shares	21,359	21,345	21,255	21,332	21,251
Diluted adjusted (loss) earnings per common share before tax	$(0.23)	$0.04	$0.16	$(0.58)	$(2.76)
Diluted earnings (loss) per common share	$0.15	$0.08	$(0.10)	$(0.22)	$(4.15)
Adjustments:
Income tax benefit	—	—	—	—	0.01
Cumulative non-declared dividends on preferred stock	0.02	0.02	—	0.04	—
Change in fair value of mortgage servicing rights	—	(0.01)	0.08	(0.01)	1.14
Change in fair value of long-term debt	(0.07)	0.08	0.08	(0.10)	(0.09)
Change in fair value of net trust assets, including trust REO gains	(0.34)	(0.14)	0.05	(0.31)	0.26
Legal settlements and professional fees, for legacy matters	—	—	0.04	—	0.04
Legacy corporate-owned life insurance	0.01	0.01	0.01	0.02	0.03
Diluted adjusted (loss) earnings per common share before tax	$(0.23)	$0.04	$0.16	$(0.58)	$(2.76)
Key Metrics
•
Total mortgage originations volumes were $759.4 million in the fourth quarter of 2021 and $2.9 billion in 2021 as compared to $810.0 million in the fourth quarter of 2020 and $2.7 billion in 2020.

•
NonQM mortgage origination volumes increased to $382.1 million in the fourth quarter of 2021 and $683.6 million in 2021 as compared to $2.2 million in the fourth quarter of 2020 and $264.0 million in 2020.

•
Gain on sale of loans, net decreased to $14.9 million, with margins of approximately 196 bps in the fourth quarter of 2021 as compared to $21.5 million, with margins of approximately 265 bps in the fourth quarter of 2020. Gain on sale of loans, net increased to $65.3 million, with margins of approximately 225 bps for 2021 as compared to $14.0 million, with margins of approximately 51 bps for 2020.

•
Mortgage servicing portfolio increased to $71.8 million at December 31, 2021 as compared to $30.5 million at December 31, 2020.

•
Servicing (expense) fees, net was an expense of $39,000 in the fourth quarter of 2021 and expense of $432,000 in 2021, as compared to expense of $131,000 in the fourth quarter of 2020 and net servicing fees of $3.6 million in 2020.

•
Operating expenses (personnel, business promotion and general, administrative and other) remained relatively flat at $20.5 million in the fourth quarter of 2021 and $81.2 million in 2021 as compared to $19.9 million in the fourth quarter of 2020 and $81.3 million in 2020.

Mortgage Lending
During the year ended 2021, total originations increased 6% to $2.9 billion as compared to $2.7 billion in 2020. Retail originations represented the largest channel of originations with 80%, or $2.3 billion, of total originations in 2021, which was down from 90% of total originations, or $2.5 billion, in 2020. The reduction in retail originations was due to our pivot during the first quarter of 2021, to shift our origination focus to originate NonQM in both our Retail and third-party originator (“TPO”) channels. For the fourth quarter of 2021, our total originations decreased to $759.4 million, a 6% decrease, as compared to $810.0 million for the fourth quarter of 2020. The increase in originations as compared 2020, was the result of our temporary suspension of lending activities during 2020, due to uncertainty caused by the COVID-19 pandemic. We continue to manage our headcount, pipeline and capacity to balance the risks inherent in an aggregation execution model.
	For the year ended December 31,
(in millions)	2021	%	2020	%
Originations by Channel:
Retail	$2,318.3	80%	$2,477.5	90%
Wholesale	585.1	20	215.0	8
Correspondent	—	0	54.4	2
Total originations	$2,903.4	100%	$2,746.9	100%
Our loan products include conventional loans for Fannie Mae and Freddie Mac, NonQM, jumbo and government loans insured by FHA, VA and USDA.
Originations by Loan Type:
	For the Year Ended December 31,
(in millions)	2021	2020	% Change
Conventional	$2,096.9	$2,401.6	(13)%
NonQM	683.6	264.0	159
Jumbo	73.7	10.7	589
Government(1)	49.2	70.6	(30)
Total originations	$2,903.4	$2,746.9	6%
Weighted average FICO(2)	759	762
Weighted average LTV(3)	57.7%	60.5%
Weighted average coupon	3.14%	3.37%
Avg. loan size (in thousands)	$362.4	$367.9

(1)
Includes government-insured loans including FHA, VA and USDA.

(2)
FICO — Fair Isaac Corporation credit score.

(3)
LTV — loan to value — measures ratio of loan balance to estimated property value based upon third party appraisal.

We continue to believe there is an underserved mortgage market for borrowers with good credit who may not meet the qualified mortgage (QM) guidelines set out by the Consumer Financial Protection Bureau. During the first quarter of 2020, prior to the disruption caused by the pandemic, we originated $261.6 million in NonQM loans and were on pace to exceed our fourth quarter 2019 NonQM originations.

As financial markets became dislocated in March 2020, spreads widened substantially on credit assets due to COVID-19 pandemic related payment delinquencies and forbearances, causing a severe decline in the values assigned by investors and counterparties for NonQM assets. The dislocation in the NonQM market diminished capital market distribution exits, increased the cost and liquidity to finance the product and reduced the ability to finance additional NonQM loans. As a result, we paused NonQM originations in April 2020.
The third quarter of 2020 saw the re-emergence of the NonQM market including capital markets distribution exits for the product. We re-engaged lending in the NonQM market during the fourth quarter of 2020, and have continued throughout 2021 rebuilding our TPO NonQM origination team in anticipation of increasing mortgage interest rates and declining conventional margins. With the increase in mortgage interest rates and margin compression seen in conventional originations in the first quarter of 2021, we accelerated our pivot to NonQM in both our TPO and Retail channels. During the year ended December 31, 2021, NonQM originations increased to $683.6 million, or 24% of total originations, as compared to $264.0 million, or 10% of total originations, for the year ended December 31, 2020. In the fourth quarter of 2021, our NonQM originations exceeded conventional originations for the first time since the first quarter of 2019, which we expect to continue for the foreseeable future.
In 2021, our NonQM originations had a weighted average Fair Isaac Company credit score (“FICO”) of 747 and a weighted average LTV ratio of 65%. In 2020, our NonQM originations had a weighted average FICO of 730 and a weighted average LTV ratio of 68%. In 2021, the retail channel accounted for 28% of NonQM originations while the TPO channels accounted for 72% of NonQM production. In 2020, the retail channel accounted for 22% of NonQM originations while the TPO channels accounted for 78% of NonQM production.
We believe the quality, consistency and performance of our NonQM originations has been demonstrated through the previous issuance of 21 securitizations since 2018, whereby our originations were represented as the largest originator in over half of the deals and represented no less than the third largest originator in the other deals. Four of the 21 securitizations were 100% backed by Impac NonQM collateral with the senior tranches receiving AAA ratings.
For the year ended December 31, 2021, refinance volume was flat at $2.6 billion as compared to 2020. Our purchase money transactions increased 96% to $291.5 million for the year ended December 31, 2021, as compared to $148.4 million in 2020.
	For the Year Ended December 31,
(in millions)	2021	%	2020	%
Refinance	$2,611.9	90%	$2,598.5	95%
Purchase	291.5	10	148.4	5
Total originations	$2,903.4	100%	$2,746.9	100%
As of December 31, 2021, we have approximately 581 approved wholesale relationships with mortgage brokerage companies and are approved to lend in 47 states. While we currently have no approved correspondent relationships with banks, credit unions and mortgage companies, we are approved to lend in 50 states and anticipate reengaging correspondent lending in 2022, to further increase our NonQM footprint outside of California.

Mortgage Servicing
The following table includes information about our mortgage servicing portfolio:
(in millions)	At December 31, 2021	% 60+ days delinquent(1)	At December 31, 2020	% 60+ days delinquent(1)
Ginnie Mae	$71.8	0.74%	$30.5	2.00%
Freddie Mac	—	0.00	—	0.00
Fannie Mae	—	0.00	—	0.00
Total servicing portfolio	$71.8	0.74%	$30.5	2.00%
Number of loans	136		50
Weighted average coupon	2.55%		2.61%
Weighted average FICO	742		738
Weighted average LTV	82.1%		85.0%
Avg. portfolio balance (in millions)	$53.0		$1,633.0
Avg. loan size (in thousands)	$528.2		$610.5

(1)
Based on loan count.

At December 31 2021, the mortgage servicing portfolio increased to $71.8 million as compared to $30.5 million at December 31, 2020. We continue to sell whole loan sales on a servicing released basis to investors and selectively retain GNMA mortgage servicing. The servicing portfolio generated net servicing expense of $ (0.4) thousand for the year ended December 31, 2021, as compared to net servicing fees of $3.6 million for the year ended December 31, 2020, as a result of the previous servicing sales in the second and third quarters of 2020 as well as portfolio runoff caused by the decrease in mortgage interest rates. Despite the increase in UPB of the servicing portfolio during 2021, we continue to recognize a servicing expense related to interim subservicing and other servicing costs due to the small UPB of our servicing portfolio.
Delinquencies within the servicing portfolio were 0.74% for 60+ days delinquent as of December 31, 2021 as compared to 2.0% as of December 31, 2020. The decrease was the result of the small UPB of GNMA servicing we retained during the year ended December 31, 2021.
Real Estate Services
We provide portfolio loss mitigation and real estate services including real estate owned (REO) surveillance and disposition services, default surveillance and loss recovery services, short sale and real estate brokerage services, portfolio monitoring and reporting services. The source of revenue for this segment is primarily from the long-term mortgage portfolio, along with a small number of third party clients as well.
As the long-term mortgage portfolio continues to decline, we expect real estate services and the related revenues to decline. For the year ended December 31, 2021, the real estate services segment posted a net loss of $265,000 as compared to a net loss of $173,000 for the year ended December 31, 2020.
Long-Term Mortgage Portfolio
The long-term mortgage portfolio primarily includes (a) the residual interests in securitizations, (b) master servicing rights from the securitizations and (c) long-term debt.
Although we have seen some stabilization and improvement in defaults, the portfolio is expected to continue to suffer losses and may continue for the foreseeable future. Such losses have been included in estimating the fair value of the related securitized mortgage collateral and borrowings.
For the year ended December 31, 2021, our residual interest in securitizations (represented by the difference between total trust assets and total trust liabilities) generated cash flows of $3.1 million as compared to $2.1 million for the year ended December 31, 2020. The increase in cash flows from our residual interest in securitizations during 2021 was due to the historically low interest rate environment which has allowed for an increase in excess spread to be remitted to the residual holder and an increase in prepayments which have paid off older vintage bonds as well as cure over-collateralization deficiencies in certain trusts. At December 31, 2021, our residual interest in securitizations (represented by the difference between total trust assets and total trust liabilities) increased to $27.9 million compared to $16.7 million at December 31, 2020. The increase in residual fair value at December 31, 2021 was the result of a decrease in investor yield requirements for certain securitized mortgage collateral and borrowings, as well as residual discount rates, as estimated bond prices have continued to improve and corresponding yields have decreased.
For additional information regarding the long-term mortgage portfolio refer to Financial Condition and Results of Operations below.
Corporate
The corporate segment includes all corporate services groups, public company costs as well as debt expense related to the Convertible Notes and capital leases. This corporate services group supports all operating segments. A portion of the corporate services costs are allocated to the operating segments. The costs associated with being a public company, unused space for growth as well as the interest expense related to the Convertible Notes and capital leases is not allocated to our operating segments and remains in this segment.
For additional information regarding the corporate segment refer to Results of Operations by Business Segment below.
Critical Accounting Policies
We define critical accounting policies as those that are important to the portrayal of our financial condition and results of operations. Our critical accounting policies require management to make difficult and complex judgments that rely on estimates about the effect of matters that are inherently uncertain due to the effect of changing market conditions and/or consumer behavior. In determining which accounting policies meet this definition, we considered our policies with respect to the valuation of our assets and liabilities and estimates and assumptions used in determining those valuations. We believe the most critical accounting issues that require the most complex and difficult judgments and that are particularly susceptible to significant change to our financial condition and results of operations include the following:
•
fair value measurements;

•
variable interest entities and transfers of financial assets and liabilities;

•
repurchase reserve;

•
interest income and interest expense; and

•
income taxes.

Fair Value Measurements
Financial Accounting Standards Board — Accounting Standards Codification FASB ASC 820-10-35 defines fair value, establishes a framework for measuring fair value and outlines a fair value hierarchy based on the inputs to valuation techniques used to measure fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (also referred to as an exit price). Fair value measurements are categorized into a three-level hierarchy based on the extent to which the measurement relies on observable market inputs in measuring fair value. Level 1, which is the highest priority in the fair value hierarchy, is based on unadjusted quoted prices in active markets for identical assets or liabilities. Level 2 is based on observable market-based inputs, other than quoted prices, in active markets for similar assets or liabilities. Level 3, which is the lowest priority in the fair value hierarchy, is based on unobservable inputs. Assets and liabilities are classified within this hierarchy in their entirety based on the lowest level of any input that is significant to the fair value measurement.

The use of fair value to measure our financial instruments is fundamental to our financial statements and is a critical accounting estimate because a substantial portion of our assets and liabilities are recorded at estimated fair value. Financial instruments classified as Level 3 are generally based on unobservable inputs, and the process to determine fair value is generally more subjective and involves a high degree of management judgment and assumptions. These assumptions may have a significant effect on our estimates of fair value, and the use of different assumptions, as well as changes in market conditions and interest rates, could have a material effect on our results of operations or financial condition.
Mortgage loans held-for-sale — We elected to carry our mortgage loans held-for-sale originated or acquired from the mortgage lending operation at fair value. Fair value is based on quoted market prices, where available, prices for other traded mortgage loans with similar characteristics, and purchase commitments and bid information received from market participants.
Mortgage servicing rights — We elected to carry all of our mortgage servicing rights arising from our mortgage lending operation at fair value. The fair value of mortgage servicing rights is based upon a discounted cash flow model. The valuation model incorporates assumptions that market participants would use in estimating the fair value of servicing. These assumptions include estimates of prepayment speeds, discount rate, cost to service, escrow account earnings, contractual servicing fee income, prepayment and late fees, among other considerations.
Derivative financial instruments — We utilize certain derivative instruments in the ordinary course of our business to manage our exposure to changes in interest rates. These derivative instruments include to-be-announced MBS and forward loan sale commitments (TBA MBS or Hedging Instruments). We also issue interest rate lock commitments (“IRLCs”) to borrowers in connection with single family mortgage loan originations. We recognize all derivative instruments at fair value. The concept of fair value relating to IRLCs is no different than fair value for any other financial asset or liability: fair value is the price at which an orderly transaction to sell the asset or to transfer the liability would take place between market participants at the measurement date under current market conditions. Because IRLCs do not trade in the market, the Company determines the estimated fair value based on expectations of what an investor would pay to acquire the Company’s IRLCs, which utilizes current market information for secondary market prices for underlying loan types with similar characteristics using the TBA MBS market, which is actively quoted and easily validated through external sources. The data inputs used in this valuation include, but are not limited to, loan type, underlying loan amount, note rate, loan program, and expected sale date of the loan, adjusted for current market conditions. These valuations are adjusted at the loan level to consider the servicing release premium and loan pricing adjustments specific to each loan. For all IRLCs, the base value is then adjusted for the anticipated current secondary market prices for underlying loans and estimated servicing value with similar coupons, maturities and credit quality, subject to the anticipated loan funding probability (Pull through Rate). This value is adjusted for other costs that would be required by a market participant acquiring the IRLCs. The fair value of the Hedging Instruments is based on the actively quoted TBA MBS market using observable inputs related to characteristics of the underlying MBS stratified by product, coupon and settlement date and are recorded in other liabilities in the consolidated balance sheets. The initial and subsequent changes in value of IRLCs and forward sale commitments are a component of gain on sale of loans, net in the consolidated statements of operations and comprehensive loss.
Long-term debt — Long-term debt (consisting of junior subordinated notes) is reported at fair value within the long-term mortgage portfolio. These securities are measured based upon an analysis prepared by management, which utilizes a discounted cash flow analysis which takes into consideration our credit risk. Unrealized gains and losses are recognized in earnings in the accompanying consolidated statements of operations and comprehensive loss as change in fair value of long-term debt. Our estimate of the fair value of the long-term debt requires us to exercise significant judgment as to the timing and amount of the future obligation. Changes in assumptions resulting from changes in our credit risk profile will affect the estimated fair value of the long-term debt and those changes are recorded as a component of net earnings. A change in assumptions associated with the improvement in our credit risk profile could result in a significant increase in the estimated fair value of the long-term debt which would result in a significant charge to net earnings.

Variable Interest Entities and Transfers of Financial Assets and Liabilities
Historically, we securitized mortgages in the form of collateralized mortgage obligations (CMO) and real estate mortgage investment conduits (REMICs), (collectively, securitizations), which were either consolidated or unconsolidated depending on the design of the securitization structure. These securitizations are evaluated for consolidation in accordance with the variable interest model of FASB ASC 810-10-25. A variable interest entity (VIE) is consolidated in the financial statements if the Company has the power to direct activities that most significantly impact the economic performance of the VIE and has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. We consolidate certain VIEs where we are both the primary beneficiary of the residual interests in the securitization trusts as well as the master servicer. Being the master servicer provides control over the collateral through the ability to direct the servicers to take specific loss mitigation efforts. The assets and liabilities that are included in the consolidated VIEs include the mortgage loans and real estate owned collateralizing the debt securities which are included in securitized mortgage trust assets on our consolidated balance sheets and the debt securities payable to investors which are included in securitized mortgage trust liabilities on our accompanying consolidated balance sheets.
For consolidated securitizations that are structured as secured borrowings, we recognize interest income over the life of the securitized mortgage collateral and interest expense incurred for the securitized mortgage borrowings.
Investors in the securities issued by the securitization trust have no recourse to our non-securitized assets or to us and have no ability to require us to provide additional assets, but rather have recourse only to the assets transferred to the trust.
Repurchase Reserve
When we sell loans through whole loan sales we are required to make normal and customary representations and warranties about the loans to the purchaser. Our whole loan sale agreements generally require us to repurchase loans if we breach a representation or warranty given to the loan purchaser. In addition, we may be required to repurchase loans as a result of borrower fraud or if a payment default occurs on a mortgage loan shortly after its sale.
Investors may request us to repurchase loans or to indemnify them against losses on certain loans which the investors believe either do not comply with applicable representations or warranties or defaulted shortly after its purchase. Upon completion of our investigation regarding the investor claims, we may reject the investor claim, repurchase or provide indemnification on certain loans, as appropriate. We maintain a liability reserve for expected losses on dispositions of loans expected to be repurchased or on which indemnification is expected to be provided. We regularly evaluate the adequacy of this repurchase liability reserve based on trends in repurchase and indemnification requests, actual loss experience, settlement negotiations, and other relevant factors including economic conditions.
We record a provision for losses relating to such representations and warranties as part of each loan sale transaction. The method used to estimate the liability for representations and warranties is a function of the representations and warranties given and considers a combination of factors, including, but not limited to, estimated future defaults and loan repurchase rates and the potential severity of loss in the event of defaults and the probability of reimbursement by the correspondent loan seller. We establish a liability at the time loans are sold and continually update our estimated repurchase liability. The level of the repurchase liability for representations and warranties is difficult to estimate and requires considerable management judgment. The level of mortgage loan repurchase losses is dependent on economic factors, investor demand strategies, and other external conditions that may change over the lives of the underlying loans.
Interest Income and Interest Expense
Interest income on securitized mortgage collateral and interest expense on securitized mortgage borrowings are recorded using the effective interest method for the period based on the previous quarter-end’s estimated fair value. Interest expense on long-term debt is recorded using the effective interest method based on estimated future interest rates and cash flows.

Income Taxes
Provision for income taxes is calculated using the asset and liability method, which requires the recognition of deferred income taxes. Deferred tax assets and liabilities are recognized and reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and certain changes in the valuation allowance. Deferred tax assets are recognized subject to management’s judgment that realization is more likely than not. A valuation allowance is recognized for a deferred tax asset if, based on the weight of the available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. In making such judgments, significant weight is given to evidence that can be objectively verified. We provide a valuation allowance against deferred tax assets if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. In determining the adequacy of the valuation allowance, we consider all forms of evidence, including: (1) historic earnings or losses; (2) the ability to realize deferred tax assets through carry back to prior periods; (3) anticipated taxable income resulting from the reversal of taxable temporary differences; (4) tax planning strategies; and (5) anticipated future earnings exclusive of the reversal of taxable temporary differences.
Financial Condition and Results of Operations
Financial Condition
For the years ended December 31, 2021 and 2020
The following table shows the condensed consolidated balance sheets for the following periods:
(in thousands, except per share data)	December 31, 2021	December 31, 2020	$ Change	% Change
ASSETS
Cash	$29,555	$54,150	$(24,595)	(45)%
Restricted cash	5,657	5,602	55	1
Mortgage loans held-for-sale	308,477	164,422	144,055	88
Mortgage servicing rights	749	339	410	121
Securitized mortgage trust assets	1,642,730	2,103,269	(460,539)	(22)
Other assets	35,603	41,524	(5,921)	(14)
Total assets	$2,022,771	$2,369,306	$(346,535)	(15)%
LIABILITIES & EQUITY
Warehouse borrowings	$285,539	$151,932	$133,607	88%
Convertible notes	20,000	20,000	—	—
Long-term debt (Par value; $62,000)	46,536	44,413	2,123	5
Securitized mortgage trust liabilities	1,614,862	2,086,557	(471,695)	(23)
Repurchase reserve	4,744	7,054	(2,310)	(33)
Other liabilities	41,154	43,699	(2,545)	(6)
Total liabilities	2,012,835	2,353,655	(340,820)	(14)
Total equity	9,936	15,651	(5,715)	(37)
Total liabilities and stockholders’ equity	$2,022,771	$2,369,306	$(346,535)	(15)%
Book and tangible book value per share	$0.47	$0.74	$(0.27)	(37)%
At December 31, 2021, cash decreased to $29.6 million from $54.2 million at December 31, 2020. Cash balances decreased primarily due to payment of operating expenses as well as an increase in warehouse line haircuts due to an increase in warehouse borrowings.
Mortgage loans held-for-sale increased $144.1 million to $308.5 million at December 31, 2021 as compared to $164.4 million at December 31, 2020. During the year ended December 31, 2021, we had originations of $2.9 billion offset by $2.8 billion in loan sales. As a normal course of our origination and sales cycle, loans held-for-sale at the end of any period are generally sold within one or two subsequent months.
Mortgage servicing rights increased $410,000 to $749,000 at December 31, 2021 as compared to $339,000 at December 31, 2020. The increase was due to additions of $536,000 from servicing retained loan sales of $51.7 million in UPB. At December 31, 2021, we serviced $71.8 million in UPB for others as compared to $30.5 million at December 31, 2020.
Warehouse borrowings increased $133.6 million to $285.5 million at December 31, 2021 as compared to $151.9 million at December 31, 2020. The increase was due to a $144.1 million increase in mortgage loans held-for-sale at December 31, 2021 as compared to December 31, 2020. During 2021, we increased our warehouse lending capacity by $65 million to $615.0 million and increased our warehouse counterparties from three to four as a result of the increase in NonQM origination volumes.
Repurchase reserve decreased $2.3 million to $4.7 million at December 31, 2021 as compared to $7.1 million at December 31, 2020. The decrease was due to $2.4 million in settlements primarily related to repurchased loans and indemnifications partially offset by $111,000 increase in provision for repurchases as a result of an increase in originations.
Book value per share decreased 37% to $0.47 at December 31, 2021 as compared to $0.74 at December 31, 2020. Book value per common share decreased 15% to ($1.96) as of December 31, 2021, as compared to ($1.70) as of December 31, 2020 (inclusive of the remaining $51.8 million of liquidation preference on our preferred stock). Inclusive of the Series B Preferred Stock cumulative undeclared dividends in arrears of $19.1 million (as discussed further in Note 13 — Commitments and Contingencies of the “Notes to Consolidated Financial Statements”), book value per common share was ($2.86) as of December 31, 2021.
The changes in our trust assets and trust liabilities as summarized below.
	December 31, 2021	December 31, 2020	$ Change	% Change
Securitized mortgage collateral	$1,639,251	$2,100,175	$(460,924)	(22)%
Real estate owned (REO)	3,479	3,094	385	12
Total trust assets(1)	1,642,730	2,103,269	(460,539)	(22)
Securitized mortgage borrowings	$1,614,862	$2,086,557	$(471,695)	(23)%
Total trust liabilities(1)	1,614,862	2,086,557	(471,695)	(23)
Residual interests in securitizations	$27,868	$16,712	$11,156	67%

(1)
At December 31, 2021, the UPB of trust assets and trust liabilities was approximately $1.8 billion and $1.7 billion, respectively. At December 31, 2020, the UPB of trust assets and trust liabilities was approximately $2.5 billion and $2.4 billion, respectively.

Since the consolidated securitization trusts are nonrecourse to us, trust assets and liabilities have been netted in the table above to present our interest in these trusts more simply, which are considered the residual interests in securitizations. The residual interests are represented by the fair value of securitized mortgage collateral and real estate owned, offset by the fair value of securitized mortgage borrowings. We receive cash flows from our residual interests in securitizations to the extent they are available after required distributions to bondholders and maintaining specified overcollateralization levels and other specified parameters (such as maximum delinquency and cumulative default) within the trusts. The estimated fair value of the residual interests, represented by the difference in the fair value of total trust assets and total trust liabilities, was $27.9 million at December 31, 2021 compared to $16.7 million at December 31, 2020. The increase in residual fair value at December 31, 2021 was the result of a decrease in investor yield requirements for certain securitized mortgage collateral and borrowings, as well as residual discount rates, as estimated bond prices have continued to improve and corresponding yields have decreased.
We update our collateral assumptions quarterly based on recent delinquency, default, prepayment and loss experience. Additionally, we update the forward interest rates and investor yield (discount rate)

assumptions based on information derived from market participants. During the year ended December 31, 2021, actual losses declined as compared to forecasted losses for the majority of trusts, including those with residual value. Principal payments, prepayments and liquidations of securitized mortgage collateral and securitized mortgage borrowings also contributed to the reduction in trust assets and liabilities.
•
The estimated fair value of securitized mortgage collateral decreased $460.9 million during 2021 primarily due to reductions in principal from borrower payments and transfers of loans to REO for single-family and multi-family collateral. Additionally, other trust assets increased $385,000 during the year ended December 31, 2021, primarily due to a $8.0 million increase in REO from foreclosures as well as a $111,000 increase in the net realizable value (NRV) of REO. Partially offsetting the increase in REO was a decrease of $7.7 million in REO from liquidations.

•
The estimated fair value of securitized mortgage borrowings decreased $471.7 million during 2021 primarily due to reductions in principal balances from principal payments during the period for single-family and multi-family collateral partially offset by an increase in loss assumptions.

Prior to 2008, we securitized mortgage loans by transferring originated and acquired residential single-family mortgage loans and multi-family commercial loans (the “transferred assets”) into non-recourse bankruptcy remote trusts which in turn issued tranches of bonds to investors supported only by the cash flows of the transferred assets. Because the assets and liabilities in the securitizations are nonrecourse to us, the bondholders cannot look to us for repayment of their bonds in the event of a shortfall. These securitizations were structured to include interest rate derivatives. We retained the residual interest in each trust, and in most cases would perform the master servicing function. A trustee and sub-servicer, unrelated to us, was utilized for each securitization. Cash flows from the loans (the loan payments as well as liquidation of foreclosed real estate properties) collected by the loan sub-servicer are remitted to us, the master servicer. The master servicer remits payments to the trustee who remits payments to the bondholders (investors). The sub-servicer collects loan payments and performs loss mitigation activities for defaulted loans. These activities include foreclosing on properties securing defaulted loans, which results in REO. Our real estate services segment also performs loss mitigation activities for loans within the portfolio.
For the trusts we consolidate, the loans are included in the consolidated balance sheets as “securitized mortgage trust assets,” the foreclosed loans are included in the consolidated balance sheets as “real estate owned” and the various bond tranches owned by investors are included in the consolidated balance sheets as “securitized mortgage trust liabilities.” To the extent there is excess overcollateralization (as defined in the securitization agreements) in these securitization trusts, we receive cash flows from the excess interest collected monthly from the residual interest we own. Because (i) we elected the fair value option on the securitized mortgage collateral, securitized mortgage borrowings, and (ii) real estate owned is reflected at NRV, which closely approximates fair market value, the net of the trust assets and trust liabilities represents the estimated fair value of the residual interests we own.
To estimate fair value of the assets and liabilities within the securitization trusts each reporting period, management uses an industry standard valuation and analytical model that is updated monthly with current collateral, real estate, derivative, bond and cost (servicer, trustee, etc.) information for each securitization trust. We employ an internal process to validate the accuracy of the model as well as the data within this model. Forecasted assumptions sometimes referred to as “curves,” for defaults, loss severity, interest rates (LIBOR, which is currently available for periods beyond 2021, however there is a likelihood that this information will be replaced with the Secured Overnight Financing Rate (SOFR) in the near future) and prepayments are input into the valuation model for each securitization trust. We hire third-party market participants to provide forecasted curves for the aforementioned assumptions for each of the securitizations. Management employs a process to qualitatively and quantitatively review the assumption curves for reasonableness using other information gathered from the mortgage and real estate market (i.e., third party home price indices, published industry reports discussing regional mortgage and commercial loan performance and delinquency) as well as actual default and foreclosure information for each trust from the respective trustees.
We use the valuation model to generate the expected cash flows to be collected from the trust assets and the expected required bondholder distribution (trust liabilities). To the extent that the trusts are over collateralized, we may receive the excess interest as the holder of the residual interest. The information above provides us with the future expected cash flows for the securitized mortgage collateral, real estate owned, securitized mortgage borrowings, and the residual interests.
To determine the discount rates to apply to these cash flows, we gather information from the bond pricing services and other market participants regarding estimated investor required yields for each bond tranche. Based on that information and the collateral type and vintage, we determine an acceptable range of expected yields an investor would require including an appropriate risk premium for each bond tranche. We use the blended yield of the bond tranches together with the residual interests to determine an appropriate yield for the securitized mortgage collateral in each securitization.
The following table presents changes in the trust assets and trust liabilities for the year ended December 31, 2021:
	TRUST ASSETS			TRUST LIABILITIES
	Level 3 Recurring Fair Value Measurement	NRV		Level 3 Recurring Fair Securitized Value Measurement
	Securitized mortgage collateral	Real estate owned	Total trust assets	Securitized mortgage borrowings	Net trust assets
Recorded fair value at December 31, 2020	$2,100,175	$3,094	$2,103,269	$(2,086,557)	$16,712
Total gains/(losses) included in earnings:
Interest income	(12,162)	—	(12,162)	—	(12,162)
Interest expense	—	—	—	(37,090)	(37,090)
Change in FV of net trust assets, excluding REO(1)	151,759	—	151,759	(145,288)	6,471
Gains from REO – not at FV but at NRV(2)	—	111	111	—	111
Total gains (losses) included in earnings	139,597	111	139,708	(182,378)	(42,670)
Transfers in and/or out of level 3	—	—	—	—	—
Purchases, issuances and settlements	(600,521)	274	(600,247)	654,073	53,826
Recorded fair value at December 31, 2021	$1,639,251	$3,479	$1,642,730	$(1,614,862)	$27,868

(1)
Represents change in fair value of net trust assets, including trust REO gains in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2021.

(2)
Accounted for at net realizable value.

Inclusive of gains from REO, total trust assets above reflect a net gain of $151.9 million as a result of an increase in fair value from securitized mortgage collateral of $151.8 million coupled with gains from REO of $111,000. Net losses on trust liabilities were $145.3 million as a result of the increase in fair value of securitized mortgage borrowings. As a result, other income, change in fair value of net trust assets, including trust REO gains (losses) increased by $6.6 million for the year ended December 31, 2021.
The table below reflects the net trust assets as a percentage of total trust assets (residual interests in securitizations):
	December 31, 2021	December 31, 2020
Net trust assets	$27,868	$16,712
Total trust assets	1,642,730	2,103,269
Net trust assets as a percentage of total trust assets	1.70%	0.79%
For the year ended December 31, 2021, the estimated fair value of the net trust assets increased as a percentage of total trust assets as result of decreased the investor yield requirements for certain securitized mortgage collateral and borrowings, as well as residual discount rates, as estimated bond prices have continued to improve and corresponding yields have decreased.
Since the consolidated securitization trusts are nonrecourse to us, our economic risk is limited to our residual interests in these securitization trusts. Therefore, in the following table we have netted trust assets and trust liabilities to present these residual interests more simply. Our residual interests in securitizations are segregated between our single-family (SF) residential and multi-family (MF) residential portfolios and are represented by the difference between trust assets and trust liabilities.
The following tables present the estimated fair value of our residual interests by securitization vintage year and other related assumptions used to derive these values at December 31, 2021 and December 31, 2020:
	Estimated Fair Value of Residual Interests by Vintage Year at December 31, 2021			Estimated Fair Value of Residual Interests by Vintage Year at December 31, 2020
Origination Year	SF	MF	Total	SF	MF	Total
2002 – 2003(1)	$13,167	$722	$13,889	$8,575	$524	$9,099
2004	7,661	736	8,397	2,654	775	3,429
2005	851	442	1,293	58	68	126
2006	—	4,289	4,289	—	4,058	4,058
Total	$21,679	$6,189	$27,868	$11,287	$5,425	$16,712
Weighted avg. prepayment rate	15.4%	15.3%	15.4%	10.1%	13.3%	10.3%
Weighted avg. discount rate	11.8%	11.6%	11.7%	17.4%	18.0%	17.6%

(1)
2002 – 2003 vintage year includes CMO 2007-A, since the majority of the mortgages collateralized in this securitization were originated during this period.

We utilize a number of assumptions to value securitized mortgage collateral, securitized mortgage borrowings and residual interests. These assumptions include estimated collateral default rates and loss severities (credit losses), collateral prepayment rates, forward interest rates and investor yields (discount rates). We use the same collateral assumptions for securitized mortgage collateral and securitized mortgage borrowings as the collateral assumptions determine collateral cash flows which are used to pay interest and principal for securitized mortgage borrowings and excess spread, if any, to the residual interests. However, we use different investor yields (discount rates) assumptions for securitized mortgage collateral and securitized mortgage borrowings and the discount rates used for residual interests based on underlying collateral characteristics, vintage year, assumed risk and market participant assumptions.
At December 31, 2021, total weighted averaged prepayment assumptions increased 50% to 15.4% from 10.3% at December 31, 2020, as a result of the historically low interest rate environment, which resulted in collateral runoff of 27% during the year. At December 31, 2021, total weighted average discount rate decreased 34% to 11.7% from 17.6% at December 31, 2020, as a result of continued improvement in bond prices resulting in a corresponding reduction in yields.
The table below reflects the estimated future credit losses and investor yield requirements for trust assets by product (SF and MF) and securitization vintage at December 31, 2021:
	Estimated Future Losses(1)		Investor Yield Requirement(2)
	SF	MF	SF	MF
2002 – 2003	5%	*%(3)	5%	8%
2004	8	*(3)	3	3
2005	8	*(3)	2	3
2006	9	*(3)	3	5
2007	3	*(3)	5	3

(1)
Estimated future losses derived by dividing future projected losses by unpaid principal balances at December 31, 2021.

(2)
Investor yield requirements represent our estimate of the yield third-party market participants would require to price our trust assets and liabilities given our prepayment, credit loss and forward interest rate assumptions.

(3)
Represents less than 1%.

Long-Term Mortgage Portfolio Credit Quality
We use the Mortgage Bankers Association (MBA) method to define delinquency as a contractually required payment being 30 or more days past due. We measure delinquencies from the date of the last payment due date in which a payment was received. Delinquencies for loans sixty (60) days late or greater, foreclosures and delinquent bankruptcies were $310.5 million or 17.3% of the long-term mortgage portfolio as of December 31, 2021, as compared to $514.0 million or 20.9% as of December 31, 2020.
The following table summarizes the unpaid principal balances of loans in our mortgage portfolio, included within securitized mortgage collateral, that were sixty (60) or more days delinquent (utilizing the MBA method) as of the periods indicated:
Securitized mortgage collateral	December 31, 2021	Total Collateral	December 31, 2020	Total Collateral
60 – 89 days delinquent	$21,086	1.2%	$47,483	1.9%
90 or more days delinquent	147,387	8.2	290,621	11.8
Foreclosures(1)	89,181	5.0	126,802	5.2
Delinquent bankruptcies(2)	52,854	2.9	49,069	2.0
Total 60 or more days delinquent	$310,508	17.3%	$513,975	20.9%
Total collateral	$1,798,079	100.0%	$2,454,657	100.0%

(1)
Represents properties in the process of foreclosure.

(2)
Represents bankruptcies that are 30 days or more delinquent.

At December 31, 2021, mortgage loans sixty (60) or more days delinquent (whether or not subject to forbearance) declined 40% as compared to December 31, 2020. Delinquency and forbearance are taken into account as part of our credit loss assumptions when determining the estimated fair value of our residual interests. At December 31, 2021, residential loss assumptions for certain trusts decreased as compared to December 31, 2020. To the extent delinquencies and loans in forbearance increase in deals with residual fair value, the estimated fair value of our residual interests may decrease due to a reduction or delay in the timing of estimated cash flows.
The following table summarizes the UPB of securitized mortgage collateral, mortgage loans held-for-sale and real estate owned, that were non-performing as of the dates indicated (excludes 60-89 days delinquent):
	December 31, 2021	Total Collateral %	December 31, 2020	Total Collateral %
90 or more days delinquent (including forbearances), foreclosures and delinquent bankruptcies	$289,422	16.1%	$466,492	19.0%
Real estate owned inside and outside trusts	3,479	0.2	3,173	0.1
Total non-performing assets	$292,901	16.3%	$469,665	19.1%
Non-performing assets consist of non-performing loans (mortgages that are ninety (90) or more days delinquent, including loans in foreclosure and delinquent bankruptcies plus REO). It is our policy to place a mortgage loan on nonaccrual status when it becomes ninety (90) days delinquent and to reverse from revenue any accrued interest, except for interest income on securitized mortgage collateral when the scheduled payment is received from the servicer. The servicers are required to advance principal and interest on loans within the securitization trusts to the extent the advances are considered recoverable. IFC, a subsidiary of IMH and master servicer, may be required to advance funds, or in most cases cause the loan servicers to advance funds, to cover principal and interest payments not received from borrowers depending on the status of their mortgages. As of December 31, 2021, non-performing assets as a percentage of the total collateral was 16.3%. At December 31, 2020, non-performing assets to total collateral was 19.1%. Non-performing assets decreased by approximately $176.8 million at December 31, 2021 as compared December 31, 2020. At December 31, 2021, the estimated fair value of non-performing assets was $101.7 million or 5.0% of total assets. At December 31, 2020, the estimated fair value of non-performing assets was $135.0 million or 5.7% of total assets.
REO, which consists of residential real estate acquired in satisfaction of loans, is carried at the lower of cost or net realizable value less estimated selling costs. Adjustments to the loan carrying value required at the time of foreclosure are included in the change in the fair value of net trust assets. Changes in our estimates of net realizable value subsequent to the time of foreclosure and through the time of ultimate disposition are recorded as gains or losses from real estate owned in the consolidated statements of operations and comprehensive loss.
For the year ended December 31, 2021, we recorded a $111,000 increase in net realizable value of the REO compared to an increase of $7.4 million for the comparable 2020 period. Increases and write-downs of the net realizable value reflect increases or declines in value of the REO subsequent to foreclosure date, but prior to the date of sale.
The following table presents the balances of the REO:
	December 31, 2021	December 31, 2020
REO	$10,335	$10,140
Impairment(1)	(6,856)	(6,967)
Ending balance	$3,479	$3,173
REO inside trusts	$3,479	$3,094
REO outside trusts	—	79
Total	$3,479	$3,173

(1)
Impairment represents the cumulative write-downs of net realizable value subsequent to foreclosure.

In calculating the cash flows to assess the fair value of the securitized mortgage collateral, we estimate the future losses embedded in our loan portfolio. In evaluating the adequacy of these losses, management takes many factors into consideration. For instance, a detailed analysis of historical loan performance data is accumulated and reviewed. This data is analyzed for loss performance and prepayment performance by product type, origination year and securitization issuance. The data is also broken down by collection status. Our estimate of losses for these loans is developed by estimating both the rate of default of the loans and the amount of loss severity in the event of default. The rate of default is assigned to the loans based on their attributes (e.g., original loan-to-value, borrower credit score, documentation type, geographic location, etc.) and collection status. The rate of default is based on analysis of migration of loans from each aging category. The loss severity is determined by estimating the net proceeds from the ultimate sale of the foreclosed property. The results of that analysis are then applied to the current mortgage portfolio and an estimate is created. We believe that pooling of mortgages with similar characteristics is an appropriate methodology in which to evaluate the future loan losses.
Management recognizes that there are qualitative factors that must be taken into consideration when evaluating and measuring losses in the loan portfolios. These items include, but are not limited to, economic indicators that may affect the borrower’s ability to pay, changes in value of collateral, political factors, employment and market conditions, competitor’s performance, market perception, historical losses,

COVID-19 pandemic and industry statistics. The assessment for losses is based on delinquency trends and prior loss experience and management’s judgment and assumptions regarding various matters, including general economic conditions and loan portfolio composition. Management continually evaluates these assumptions and various relevant factors affecting credit quality and inherent losses.
Results of Operations
For the year ended December 31, 2021 as compared to 2020
	For the Year Ended December 31,
	2021	2020	$ Change	% Change
Revenues (losses)	$66,319	$(8,092)	$74,411	920%
Expenses	(81,204)	(81,273)	69	0
Net interest income	2,398	5,137	(2,739)	(53)
Change in fair value of long-term debt	2,098	1,899	199	10
Change in fair value of net trust assets, including trust REO gains	6,582	(5,688)	12,270	216
Income tax expense	(71)	(133)	62	47
Net loss	$(3,878)	$(88,150)	$84,272	96%
Loss per share available to common stockholders – basic	$(0.22)	$(4.15)	$3.93	95%
Loss per share available to common stockholders – diluted	$(0.22)	$(4.15)	$3.93	95%
Revenues
	For the Year Ended December 31,
	2021	2020	$ Change	% Change
Gain on sale of loans, net	$65,294	$14,004	$51,290	366%
Servicing (expenses) fees, net	(432)	3,603	(4,035)	(112)
Real estate services fees, net	1,144	1,312	(168)	(13)
Gain (loss) on mortgage servicing rights, net	34	(28,509)	28,543	100
Other revenues	279	1,498	(1,219)	(81)
Total revenues (losses)	$66,319	$(8,092)	$74,411	920%
Gain on sale of loans, net.   For the year ended December 31, 2021, gain on sale of loans, net totaled $65.3 million compared to $14.0 million in the comparable 2020 period. The increase in gain on sale of loans, net was most notably due to a $22.0 million increase in gain on sale of loans, a $19.4 million increase in mark-to-market gains on LHFS, a $8.9 million decrease in realized and unrealized net losses on derivative financial instruments and a $5.1 million decrease in provision for repurchases. Partially offsetting the increase in gain on sale of loans, net was a $2.6 million increase in direct origination expenses and a $1.6 million decrease in premiums from servicing retained loan sales.
As previously discussed, for the year ended December 31, 2021, the increase in gain on sale of loans, net was the result of our temporary suspension of lending activities during the second quarter of 2020 due to the uncertainty caused by the pandemic. The uncertainty and corresponding temporary suspension of lending activities resulted in a substantial remarking of our NonQM loan portfolio held-for-sale as a result of credit spreads widening substantially due to potential pandemic related payment delinquencies and forbearances, which caused a severe decline in the values assigned by counterparties for NonQM assets. For the year ended December 31, 2021, we originated and sold $2.9 billion and $2.8 billion of loans, respectively, as compared to $2.7 billion and $3.3 billion of loans originated and sold, respectively, during the same period in 2020. During the year ended December 31, 2021, margins increased to approximately 225 bps as compared to 51 bps for the same period in 2020 as a result the aforementioned uncertainty caused by the pandemic.

Servicing (expenses) fees, net.   For the year ended December 31, 2021, servicing expenses was $(0.4) million compared to servicing fees, net of $3.6 million in the comparable 2020 period. The decrease in servicing fees, net was the result of the sale of $4.2 billion in UPB of Freddie Mac and GNMA MSRs, in the second and third quarters of 2020. In addition, the substantial decrease in mortgage interest rates during 2020 caused a significant increase in runoff of our mortgage servicing portfolio which combined with the servicing sales decreased the servicing portfolio average balance 97% to $51.2 million for the year ended December 31, 2021 as compared to an average balance of $1.6 billion for the comparable period in 2020. As a result of the servicing sales in the second and third quarters of 2020, we will continue to recognize a servicing expense related to interim subservicing and other servicing costs related to the small UPB of remaining servicing portfolio. For the years ended December 31, 2021 and 2020, we had $51.7 million and $223.7 million, respectively, in servicing retained loan sales.
Gain (loss) on mortgage servicing rights, net.
	For the Year Ended December 31,
	2021	2020	$ Change	% Change
Gain (loss) on sale of mortgage servicing rights	$160	$(6,547)	$6,707	102%
Changes in fair value:
Due to changes in valuation market rates, inputs or assumptions	61	(17,682)	17,743	100
Other changes in fair value:
Scheduled principal prepayments	(48)	(500)	452	90
Voluntary prepayments	(139)	(3,780)	3,641	96
Total changes in fair value	$(126)	$(21,962)	$21,836	99
Gain (loss) on mortgage servicing rights, net	$34	$(28,509)	$28,543	100%
The year over year reduction in loss on mortgage servicing rights, net was primarily due to the aforementioned servicing sales during the second and third quarters of 2020. For the year ended December 31, 2021, gain on MSRs, net was $34,000 compared to a loss of $28.5 million in the comparable 2020 period. For the year ended December 31, 2021, we recorded a $126,000 loss from change in fair value of MSRs due to voluntary and scheduled prepayments partially offset by an increase in fair value changes associated with changes in market interest rates, inputs and assumptions. For the year ended December 31, 2020, we recorded a $22.0 million loss from change in fair value of MSRs primarily due to prepayments, with $17.7 million due to an increase in prepayment speed assumptions and $3.8 million due to voluntary prepayments. Additionally, during the year ended December 31, 2021, we recorded a $160,000 gain on mortgage servicing rights, net as a result of the collection of holdbacks in excess of previously reserved for amounts on prior period mortgage servicing sales. During the year ended December 31, 2020, we recorded a net loss of $6.5 million on the aforementioned loan servicing sales.
Real estate services fees, net.   For the year ended December 31, 2021, real estate services fees, net were $1.1 million compared to $1.3 million in the comparable 2020 period. The $0.2 million decrease was primarily the result of a decrease in transactions related to the decline in the number of loans and the UPB of the long-term mortgage portfolio as compared to 2020. We expect the real estate services fee, net to continue to decline as the long-term mortgage portfolio declines in size.
Other revenues.   For the year ended December 31, 2021, other revenues were $280,000 as compared to $1.5 million in the comparable 2020 period. The $1.2 million decrease in other revenues was primarily the result of a decrease in the cash surrender value associated with the corporate-owned life insurance trusts as compared to 2020, as a result of the payment of premiums. In addition, other revenues declined $133,000 as a result of a reduction in contract underwriting which was performed during the second and third quarters of 2020 during our pause in lending.

Expenses
	For the Year Ended December 31,
	2021	2020	$ Change	% Change
Personnel expense	$52,778	$52,880	$(102)	(0)%
General, administrative and other	21,031	24,534	(3,503)	(14)
Business promotion	7,395	3,859	3,536	92
Total expenses	$81,204	$81,273	$(69)	(0)%
Total expenses decreased slightly to $81.2 million for the year ended December 31, 2021 compared to $81.3 million for the comparable period 2020. Personnel expense decreased $102,000 to $52.8 million for the year ended December 31, 2021 as compared to the same period in 2020. We continue to expand our NonQM platform as well as balance the industry wide escalation in cost of production and operational talent as we manage our headcount, pipeline and capacity to balance the risks inherent in an aggregation execution model. As a result, average headcount increased 1% for the year ended December 31, 2021 as compared to the same period in 2020. Personnel expense decreased to 182 bps of funding’s during the year ended December 31, 2021 as compared to 193 bps for the comparable 2020 period.
General, administrative and other expenses decreased to $21.0 million for the year ended December 31, 2021 compared to $24.5 million for the same period in 2020. The decrease in general, administrative and other expenses was primarily due to a $1.4 million decrease in premiums associated with the corporate-owned life insurance trusts liability, a $1.0 million decrease in other various general and administrative expenses, an $889,000 decrease in legal and professional fees, a $724,000 decrease in occupancy expense partially due to right of use (“ROU”) asset impairment during the first quarter of 2020 and a reduction in occupancy expense associated with the vacated space. Partially offsetting these decreases in general, administrative and other expenses was a $499,000 increase in insurance expense.
Business promotion increased $3.5 million to $7.4 million for the year ended December 31, 2021 compared to $3.9 million for the comparable period in 2020. Business promotion had remained low as a result of the interest rate environment which required significantly less business promotion to source leads. Beginning in second quarter of 2021, we began to increase our marketing expenditures in an effort to target NonQM production in the retail channel, continue to expand production outside of California and maintain our lead volume as competition increased. Although we continue to source leads through digital campaigns, which allows for a more cost effective approach, the competitiveness within the California market has driven up advertising costs.
Other Income
	For the Year Ended December 31,
	2021	2020
Interest income	$65,666	$118,908
Interest expense	(63,268)	(113,771)
Net interest income	2,398	5,137
Change in fair value of long-term debt	2,098	1,899
Change in fair value of net trust assets, including trust REO gains	6,582	(5,688)
Total other income	$11,078	$1,348
Net Interest Income
We earn net interest income primarily from mortgage assets which include securitized mortgage collateral and loans held-for-sale, or collectively, “mortgage assets,” and, to a lesser extent, interest income earned on cash and cash equivalents. Interest expense is primarily interest paid on borrowings secured by mortgage assets, which include securitized mortgage borrowings and warehouse borrowings and, to a lesser extent, interest expense paid on long-term debt, Convertible Notes, MSR Financing and corporate owned life insurance trusts. Interest income and interest expense during the period primarily represents the effective yield, based on the fair value of the trust assets and liabilities.
The following tables summarize average balance, interest and weighted average yield on interest-earning assets and interest-bearing liabilities, for the periods indicated.
	For the Year Ended December 31,
	2021			2020
	Average Balance	Interest	Yield	Average Balance	Interest	Yield
ASSETS
Securitized mortgage collateral	$1,872,153	$59,022	3.15%	$2,281,574	$106,959	4.69%
Mortgage loans held-for-sale	199,796	6,634	3.32	275,874	11,837	4.29
Other	44,376	10	0.02	51,243	112	0.22
Total interest-earning assets	$2,116,325	$65,666	3.10%	$2,608,691	$118,908	4.56%
LIABILITIES
Securitized mortgage borrowings	$1,856,869	$50,897	2.74%	$2,269,727	$98,030	4.32%
Warehouse borrowings	191,794	6,543	3.41	252,565	9,444	3.74
MSR financing facilities	—	—	—	3,014	119	3.95
Long-term debt	45,534	3,965	8.71	42,825	3,797	8.87
Convertible notes	20,000	1,404	7.02	24,241	1,982	8.18
Other	12,779	459	3.59	8,942	399	4.46
Total interest-bearing liabilities	$2,126,976	$63,268	2.97%	$2,601,314	$113,771	4.37%
Net interest spread(1)		$2,398	0.13%		$5,137	0.19%
Net interest margin(2)			0.11%			0.20%

(1)
Net interest spread is calculated by subtracting the weighted average yield on interest-bearing liabilities from the weighted average yield on interest-earning assets.

(2)
Net interest margin is calculated by dividing net interest spread by total average interest-earning assets.

Net interest spread decreased $2.7 million for the year ended December 31, 2021, primarily attributable to a decrease in the net interest spread between loans held-for-sale and their related warehouse borrowings (a negative spread of 9 bps for the years ended December 31, 2021 as compared to a positive spread of 55 bps for the same period in the prior year), an increase in interest expense on the corporate-owned life insurance trusts (within other liabilities), a decrease in the net interest spread income on the securitized mortgage collateral and securitized mortgage borrowings and an increase in interest expense on the long-term debt. Offsetting the decrease in net interest spread income was a decrease in interest expense on the Convertible Notes and MSR financing facilities. As a result, net interest margin decreased to 0.11% for the year ended December 31, 2021 as compared to 0.20% for the year ended December 31, 2020.
During the year ended December 31, 2021, the yield on interest-earning assets decreased to 3.10% from 4.56% in the comparable 2020 period. The yield on interest-bearing liabilities decreased to 2.97% for the year ended December 31, 2021 from 4.37% for the comparable 2020 period. In connection with the fair value accounting for securitized mortgage collateral, borrowings and long-term debt, interest income and interest expense are recognized using effective yields based on estimated fair values for these instruments. The decrease in yield for securitized mortgage collateral and securitized mortgage borrowings is primarily related to increased prices on mortgage-backed bonds which resulted in a decrease in yield as compared to the previous period.
Change in the fair value of long-term debt
Long-term debt (consisting of junior subordinated notes) is measured based upon an internal analysis which considers our own credit risk and discounted cash flow analyses. Improvements in our financial results and financial condition in the future could result in additional increases in the estimated fair value of the long-term debt, while deterioration in financial results and financial condition could result in a decrease in the estimated fair value of the long-term debt.
During 2021, the fair value of long-term debt increased by $2.1 million to $46.5 million from $44.4 million at December 31, 2020. The increase in estimated fair value was the result of a $2.7 million change in the instrument specific credit risk and a $1.5 million increase due to accretion, partially offset by a $2.1 million change in the market specific credit risk as a result of an increase in the risk free rate component of the discount rate as compared to 2020.
During 2020, the fair value of long-term debt decreased by $1.0 million to $44.4 million from $45.4 million at December 31, 2019. The decrease in estimated fair value was the result of a $1.9 million change in the market specific credit risk as a result of a decrease in the forward LIBOR partially offset by a $28,000 change in the instrument specific credit risk and a $850,000 increase due to accretion.
Change in fair value of net trust assets, including trust REO gains
	For the Year Ended December 31,
	2021	2020
Change in fair value of net trust assets, excluding REO	$6,471	$(13,081)
Gains from REO	111	7,393
Change in fair value of net trust assets, including trust REO gains	$6,582	$(5,688)
The change in fair value related to our net trust assets (residual interests in securitizations) was a gain of $6.6 million for the year ended December 31, 2021. The change in fair value of net trust assets, excluding trust REO was due to $6.5 million in gains from changes in fair value of securitized mortgage borrowings and securitized mortgage collateral as a result of a decrease in residual discount rates as estimated bond prices have continued to improve and corresponding yields have decreased. Additionally, the NRV of REO increased $111,000 during the period attributed to lower expected loss severities on properties within certain states held in the long-term mortgage portfolio during the period.
The change in fair value related to our net trust assets (residual interests in securitizations) was a loss of $5.7 million for the year ended December 31, 2020. The change in fair value of net trust assets, excluding trust REO was due to $13.1 million in losses from changes in fair value of securitized mortgage borrowings and securitized mortgage collateral as a result of increases in loss assumptions on certain trusts during the period partially offset by a decrease in LIBOR during 2020 as compared to 2019. These losses were partially offset by an increase in the NRV of REO of $7.4 million during the period attributed to lower expected loss severities on properties within certain states held in the long-term mortgage portfolio during the year ended December 31, 2020.
Income Taxes
We recorded income tax expense of $71,000 and $133,000 for the years ended December 31, 2021 and 2020, respectively. The income tax expense for the years ended December 31, 2021 and 2020, is primarily the result of state income taxes from states where we do not have net operating loss (NOL) carryforwards or state minimum taxes.
As of December 31, 2021, we had federal NOL carryforwards of $623.5 million. As of December 31, 2021, the estimated Federal NOL carryforward expiration schedule is as follows (in millions):

Tax Year Established	Amount	Expiration Date
12/31/2007	$166.9	12/31/2027
12/31/2008	3.6	12/31/2028
12/31/2009	101.6	12/31/2029
12/31/2010	89.7	12/31/2030
12/31/2011	44.1	12/31/2031
12/31/2012	—	12/31/2032
12/31/2013	28.5	12/31/2033
12/31/2014	—	12/31/2034
12/31/2015	30.5	12/31/2035
12/31/2016	55.0	12/31/2036
12/31/2017	37.7	12/31/2037
12/31/2018	—	n/a
12/31/2019	3.3	n/a
12/31/2020	47.8	n/a
12/31/2021(1)	14.8	n/a
Total Federal NOLs	$623.5

(1)
NOL amounts are estimates until the final tax returns are filed in October 2022. Additionally, any NOLs that are generated subsequent to the enactment of the Tax Act on January 1, 2018, have an indefinite life.

As of December 31, 2021, we had California NOL carryforwards of $435.2 million, which begin to expire in 2028. We may not be able to realize the maximum benefit due to the nature and tax entities that holds the NOL.
Our deferred tax assets are primarily the result of net operating losses and basis differences on mortgage securities. We have recorded a full valuation allowance against our deferred tax assets at December 31, 2021 as it is more likely than not that the deferred tax assets will not be realized. The valuation allowance is based on the management’s assessment that it is more likely than not that certain deferred tax assets, primarily net operating loss carryforwards, may not be realized in the foreseeable future due to objective negative evidence that we may not generate sufficient taxable income to realize the deferred tax assets.
A valuation allowance is recognized for a deferred tax asset if, based on the weight of the available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. In making such judgments, significant weight is given to evidence that can be objectively verified. In determining the adequacy of the valuation allowance, we consider all forms of evidence, including: (1) historic earnings or losses; (2) the ability to realize deferred tax assets through carry back to prior periods; (3) anticipated taxable income resulting from the reversal of taxable temporary differences; (4) tax planning strategies; and (5) anticipated future earnings exclusive of the reversal of taxable temporary differences.
We are subject to federal income taxes as a regular (Subchapter C) corporation and file a consolidated U.S. federal income tax return.
Results of Operations by Business Segment
We have three (3) primary operating segments: Mortgage Lending, Real Estate Services and Long-Term Mortgage Portfolio. Unallocated corporate and other administrative costs, including the cost associated with being a public company as well as the interest expense related to the Convertible Notes and capital leases, are presented in Corporate. Segment operating results are as follows:

Mortgage Lending
Condensed Statements of Operations Data
	For the Year Ended December 31,
	2021	2020	$ Change	% Change
Gain on sale of loans, net	$65,294	$14,004	$51,290	366%
Servicing (expenses) fees, net	(432)	3,603	(4,035)	(112)
Gain (loss) on mortgage servicing rights, net	34	(28,509)	28,543	100
Total revenues (expenses)	64,896	(10,902)	75,798	695
Other income	122	2,501	(2,379)	(95)
Personnel expense	(46,656)	(46,445)	(211)	(0)
Business promotion	(7,386)	(3,845)	(3,541)	(92)
General, administrative and other	(8,563)	(10,579)	2,016	19
Earnings (loss) before income taxes	$2,413	$(69,270)	$71,683	103%
For the year ended December 31, 2021, gain on sale of loans, net totaled $65.3 million compared to $14.0 million in the comparable 2020 period. The increase in gain on sale of loans, net was most notably due to a $22.0 million increase in gain on sale of loans, a $19.4 million increase in mark-to-market gains on LHFS, a $8.9 million decrease in realized and unrealized net losses on derivative financial instruments and a $5.1 million decrease in provision for repurchases. Partially offsetting the increase in gain on sale of loans, net was a $2.6 million increase in direct origination expenses and a $1.6 million decrease in premiums from servicing retained loan sales.
As previously discussed, for the year ended December 31, 2021, the increase in gain on sale of loans, net was the result of our temporary suspension of lending activities during the second quarter of 2020 due to the uncertainty caused by the pandemic. The uncertainty and corresponding temporary suspension of lending activities resulted in a substantial remarking of our NonQM loan portfolio held-for-sale as a result of credit spreads widening substantially due to potential pandemic related payment delinquencies and forbearances, which caused a severe decline in the values assigned by counterparties for NonQM assets. For the year ended December 31, 2021, we originated and sold $2.9 billion and $2.8 billion of loans, respectively, as compared to $2.7 billion and $3.3 billion of loans originated and sold, respectively, during the same period in 2020. During the year ended December 31, 2021, margins increased to approximately 225 bps as compared to 51 bps for the same period in 2020 as a result the aforementioned uncertainty caused by the pandemic.
For the year ended December 31, 2021, servicing expenses, net was $ (0.4) million compared to servicing fees, net of $3.6 million in the comparable 2020 period. The decrease in servicing fees, net was the result of the sale of $4.2 billion in UPB of Freddie Mac and GNMA MSRs, in the second and third quarters of 2020. In addition, the substantial decrease in mortgage interest rates during 2020 caused a significant increase in runoff of our mortgage servicing portfolio which combined with the servicing sales decreased the servicing portfolio average balance 97% to $51.2 million for the year ended December 31, 2021 as compared to an average balance of $1.6 billion for the comparable period in 2020. As a result of the servicing sales in the second and third quarters of 2020, we will continue to recognize a servicing expense related to interim subservicing and other servicing costs related to the small UPB of remaining servicing portfolio. For the years ended December 31, 2021 and 2020, we had $51.7 million and $223.7 million, respectively, in servicing retained loan sales.
The year over year reduction in loss on mortgage servicing rights, net was due to losses on the aforementioned servicing sales during the second and third quarters of 2020. For the year ended December 31, 2021, gain on MSRs, net was $34,000 compared to a loss of $28.5 million in the comparable 2020 period. For the year ended December 31, 2021, we recorded a $126,000 loss from change in fair value of MSRs due to voluntary and scheduled prepayments partially offset by an increase in fair value changes associated with changes in market interest rates, inputs and assumptions. For the year ended December 31,

2020, we recorded a $22.0 million loss from change in fair value of MSRs primarily due to prepayments, with $17.7 million due to an increase in prepayment speed assumptions and $3.8 million due to voluntary prepayments. Additionally, during the year ended December 31, 2021, we recorded a $160,000 gain on mortgage servicing rights, net as a result of the collection of holdbacks in excess of previously reserved for amounts on prior period mortgage servicing sales. During the year ended December 31, 2020, we recorded a net loss of $6.5 million on the aforementioned loan servicing sales.
For the year ended December 31, 2021, other income decreased to $122,000 as compared to $2.5 million in the comparable 2020 period. The $2.4 million decrease in other income was primarily due to a $2.3 million decrease in net interest spread between loans held-for-sale and their related warehouse borrowings during the year ended December 31, 2021 as compared to the comparable period in 2020. As a result of the low interest rate environment throughout 2021, the base interest rates for most of our warehouse lines of credit hit their floor, which was greater than the note rate on the underlying mortgage loan financed in most instances, resulting in negative spread on our financing for the majority of the year. In addition, other income also decreased a $133,000 due to a reduction in contract underwriting, which was performed during the second and third quarters of 2020 during our pause in lending. Partially offsetting the decrease in other income was a $119,000 decrease in interest expense related to MSR financing as a result of the aforementioned sale of our mortgage servicing portfolio in 2020.
Personnel expense decreased $211,000 to $46.7 million for the year ended December 31, 2021 as compared to the same period in 2020. We continue to expand our NonQM platform as well as balance the industry wide escalation in cost of production and operational talent as we manage our headcount, pipeline and capacity to balance the risks inherent in an aggregation execution model. As a result, average headcount increased 4% for the year ended December 31, 2021 as compared to the same period in 2020. Personnel expense decreased to 161 bps of funding’s during the year ended December 31, 2021 as compared to 169 bps for the comparable 2020 period.
Business promotion increased $3.5 million to $7.4 million for the year ended December 31, 2021 compared to $3.9 million for the comparable period in 2020. Business promotion had remained low as a result of the interest rate environment which required significantly less business promotion to source leads. Beginning in second quarter of 2021, we began to increase our marketing expenditures in an effort to target NonQM production in the retail channel, continue to expand production outside of California and maintain our lead volume as competition increased. Although we continue to source leads through digital campaigns, which allows for a more cost effective approach, the competitiveness within the California market has driven up advertising costs.
General, administrative and other expenses decreased to $8.6 million for the year ended December 31, 2021 compared to $10.6 million for the same period in 2020. The decrease in general, administrative and other expenses was primarily due to a $1.3 million decrease in occupancy expense partially due to right of use (ROU) asset impairment during the first quarter of 2020 as well as a reduction in occupancy expense associated with the vacated space and a $761,000 decrease in other various general and administrative expenses. Partially offsetting these decreases in general, administrative and other expenses was a $74,000 increase in legal and professional fees.

Long-Term Mortgage Portfolio
	For the Year Ended December 31,
	2021	2020	$ Change	% Change
Other revenue	$110	$143	$(33)	(23)%
Personnel expense	(108)	(131)	23	18
General, administrative and other	(670)	(502)	(168)	(33)
Total expenses	(778)	(633)	(145)	(23)
Net interest income	4,160	5,133	(973)	(19)
Change in fair value of long-term debt	2,098	1,899	199	10
Change in fair value of net trust assets, including trust REO gains	6,582	(5,688)	12,270	216
Total other income	12,840	1,344	11,496	855
Earnings before income taxes	$12,172	$854	$11,318	1325%
For the year ended December 31, 2021, net interest income totaled $4.2 million as compared to $5.1 million for the comparable 2020 period. Net interest income decreased $973,000 for the year ended December 31, 2021 primarily attributable to a $804,000 decrease in net interest spread on the long-term mortgage portfolio as previously discussed, and a $168,000 increase in interest expense on the long-term debt associated with an increase in interest expense accretion.
During 2021, the fair value of long-term debt increased by $2.1 million to $46.5 million from $44.4 million at December 31, 2020. The increase in estimated fair value was the result of a $2.7 million change in the instrument specific credit risk and a $1.5 million increase due to accretion, partially offset by a $2.1 million change in the market specific credit risk as a result of an increase in the risk free rate component of the discount rate as compared to 2020.
The change in fair value related to our net trust assets (residual interests in securitizations) was a gain of $6.6 million for the year ended December 31, 2021. The change in fair value of net trust assets, excluding trust REO was due to $6.5 million in gains from changes in fair value of securitized mortgage borrowings and securitized mortgage collateral as a result of a decrease in residual discount rates as estimated bond prices have continued to improve and corresponding yields have decreased. Additionally, the NRV of REO increased $111,000 during the period attributed to lower expected loss severities on properties within certain states held in the long-term mortgage portfolio during the period.
Real Estate Services
	For the Year Ended December 31,
	2021	2020	$ Change	% Change
Real estate services fees, net	$1,144	$1,312	$(168)	(13)%
Personnel expense	(1,170)	(1,151)	(19)	(2)
General, administrative and other	(239)	(334)	95	28
Loss before income taxes	$(265)	$(173)	$(92)	(53)%
For the year ended December 31, 2021, real estate services fees, net were $1.1 million compared to $1.3 million in the comparable 2020 period. The $168,000 decrease in real estate services fees, net was primarily the result of a $297,000 decrease in real estate service fees, partially offset by a $178,000 increase in loss mitigation fees. Real estate services fees, net have declined and will continue to decline over time as a result of the decline in the number of loans and the UPB of the long-term mortgage portfolio.

Corporate
	For the Year Ended December 31,
	2021	2020	$ Change	% Change
Interest expense	$(1,860)	$(2,362)	$502	21%
Other expenses	(16,267)	(17,066)	799	5
Loss before income taxes	$(18,127)	$(19,428)	$1,301	7%
For the year ended December 31, 2021, interest expense decreased to $1.9 million as compared to $2.4 million in the comparable 2020 period. The $502,000 decrease in interest expense was primarily a $578,000 decrease in interest expense attributable to the convertible note extension entered into in 2020, partially offset by a $59,000 increase in interest expense associated with the premium financing associated with the corporate-owned life insurance trusts liability.
For the year ended December 31, 2021, other expenses decreased to $16.3 million as compared to $17.1 million for the comparable 2020 period. During the year ended December 31, 2021, the primary decrease in other expenses was a $1.4 million decrease in premiums associated with the corporate-owned life insurance trusts liability as compared to the same period in 2020 and a $1.2 million decrease in legal and professional fees and a $310,000 decrease in personnel expense. Partially offsetting these decreases was a $1.1 million reduction due to a decrease in the cash surrender value associated with the corporate-owned life insurance trusts as compared to 2020 as a result of the payment of premiums, a $620,000 increase in occupancy expense, a $532,000 increase in insurance expense and a $197,000 decrease in various other general and administrative expenses.
Liquidity and Capital Resources
Our liquidity reflects our ability to meet our current obligations (including our operating expenses and, when applicable, the retirement of our debt and margin calls relating to our Hedging Instruments and warehouse lines), fund new originations and purchases, meet servicing and master servicing requirements, and make investments as we identify them. As of December 31, 2021, unrestricted cash and cash equivalents were $29.6 million and uncommitted capacity under our warehouse lines was $615.0 million of which $285.5 million was outstanding as of December 31, 2021. Although we currently forecast adequate liquidity to operate our business, in the event we have to repay the $20.0 million in principal amount of Convertible Notes at maturity with no additional added capital or liquidity, there would be a limited amount of liquidity to operate our business. We may seek to raise secured or unsecured debt, raise equity or working capital, monetize certain assets, including but not limited to our residual interests, retire or restructure the Convertible Notes which mature on May 9, 2022, pursue actions to reorganize the capital structure or redeploy the alternative liquidity to fund the future growth of our business.
Sources of Liquidity
During the year ended December 31, 2021, we funded our operations primarily from mortgage lending revenues and, to a lesser extent, cash flows from our residual interests in securitizations and real estate services fees. Mortgage lending revenues include gain on sale of loans, net, servicing (expenses) fees, net, and other mortgage related income. We funded mortgage loan originations using warehouse facilities, which are repaid once the loan is sold.
Cash flows from our mortgage lending operations.   We receive loan fees from loan originations. Fee income consists of application and underwriting fees and fees on cancelled loans. These loan fees are offset by the related direct loan origination costs including broker fees related to our wholesale and correspondent channels. In addition, we generally recognize net interest income on loans held-for-sale from the date of origination through the date of disposition. We sell or securitize substantially all of the loans we originate in the secondary mortgage market, with servicing rights released or retained. Loans are sold on a whole loan basis by entering into sales transactions with third-party investors in which we receive a premium for the loan and related servicing rights, if applicable. The mortgage lending operations sold $2.8 billion and $3.3 billion of mortgages through whole loan sales and securitizations during 2021 and 2020, respectively.

Additionally, the mortgage lending operations enter into IRLCs and utilize Hedging Instruments and forward delivery commitments to hedge interest rate risk. We may be subject to pair-off gains and losses associated with these instruments. Since we rely significantly upon loan sales to generate cash proceeds to repay warehouse borrowings and to create credit availability, any disruption in our ability to complete loan sales may require us to utilize other sources of financing, which, if available at all, may be on less favorable terms. In addition, delays in the disposition of our mortgage loans increase our risk by exposing us to credit and interest rate risk for this extended period of time.
In May 2020, we completed the sale of $4.1 billion in UPB of Freddie Mac MSRs for approximately $20.1 million, receiving $15.0 million in proceeds upon sale, with the remaining received upon transfer of the servicing and transfer of all trailing documents. The Company used the $15.0 million in proceeds from the MSR sale to pay off the MSR financing. In July 2020, we sold the majority of the GNMA mortgage servicing for approximately $225,000.
We receive servicing income net of subservicing cost and other related servicing expenses from our mortgage servicing portfolio. Servicing (expense) fees, net declined to an expense of $432,000 as a result of the servicing portfolio decreasing to an average balance of $51.2 million for the year ended December 31, 2021 as compared to an average balance of $1.6 billion for the comparable period in 2020. The decrease in servicing fees, net was the result of the sale of substantially all of our servicing portfolio, $4.2 billion in UPB of Freddie Mac and GNMA MSRs, in the second and third quarters of 2020. As a result of the servicing sales in the second and third quarters of 2020, we will continue to recognize a servicing expense related to interim subservicing and other servicing costs related to the small UPB of remaining servicing portfolio. For the years ended December 31, 2021 and 2020, we had $51.7 million and $223.7 million, respectively, in servicing retained loan sales.
Cash flows from our long-term mortgage portfolio (residual interests in securitizations).   We receive residual cash flows on mortgages held as securitized mortgage collateral after distributions are made to investors on securitized mortgage borrowings to the extent required credit enhancements are maintained and performance covenants are complied with for credit ratings on the securitized mortgage borrowings. For the year ended December 31, 2021 and 2020, our residual interests generated cash flows of $3.2 million and $2.1 million, respectively. These cash flows represent the difference between principal and interest payments on the underlying mortgages and are affected by the following:
•
servicing and master servicing fees paid;

•
premiums paid to mortgage insurers;

•
cash payments/receipts on derivatives;

•
interest paid on securitized mortgage borrowings;

•
principal payments and prepayments paid on securitized mortgage borrowings;

•
overcollateralization requirements;

•
actual losses, net of any gains incurred upon disposition of other real estate owned or acquired in settlement of defaulted mortgages;

•
unpaid interest shortfall; and

•
basis risk shortfall.

Additionally, we act as the master servicer for mortgages included in our long-term mortgage portfolio, which consists of CMO and REMIC securitizations. The master servicing fees we earn are generally 0.03% per annum (3 basis points) on the declining principal balances of these mortgages plus interest income on cash held in custodial accounts until remitted to investors, less any interest shortfall.
Fees from our real estate service business activities.   We earn fees from various real estate business activities, including loss mitigation, real estate disposition, monitoring and surveillance services and real estate brokerage. We provide services to investors, servicers and individual borrowers primarily by focusing on loss mitigation and performance of our long-term mortgage portfolio. Real estate services fees, net have declined and will continue to decline over time as a result of the decline in the number of loans and the UPB of the long-term mortgage portfolio.
Uses of Liquidity
Acquisition and origination of mortgage loans.   For the year ended December 31, 2021 and 2020, the mortgage lending operations originated or acquired $2.9 billion and $2.7 billion, respectively, of mortgage loans. When we originate mortgage loans and draw on the warehouse lines, we must pledge eligible loan collateral and make a capital investment, which is outstanding until we sell the loans. Initial capital invested in mortgage loans includes premiums paid when mortgages are acquired and originated and our capital investment, or “haircut,” required upon financing, which is generally determined by the type of collateral provided and the warehouse facility terms. The haircuts are normally recovered from sales proceeds.
Investment in mortgage servicing rights.   As part of our business plan, we have selectively invested in mortgage servicing rights through the sale of mortgage loans on a servicing retained basis and to a lesser extent the purchase of MSR pools. Beginning in 2020, we retained less servicing by doing more whole loan sales, servicing released. For the years ended December 31, 2021 and 2020, we capitalized $536,000 and $2.1 million in mortgage servicing rights, respectively, from selling $51.7 million and $223.7 million, respectively, in loans with servicing retained.
Cash flows from financing facilities and other lending relationships.   We primarily fund our mortgage originations on a short-term basis through warehouse facilities with third-party lenders which are primarily with national and regional banks. Our warehouse facilities are short-term borrowings which mature in less than one year. At December 31, 2021, the warehouse facilities borrowing capacity amounted to $615.0 million, of which $285.5 million was outstanding. The warehouse facilities are secured by and used to fund single-family residential mortgage loans until such loans are sold. Under the terms of these warehouse lines, the Company is required to maintain various financial and other covenants. These financial covenants include, but are not limited to, maintaining (i) minimum tangible net worth, (ii) minimum liquidity, (iii) a maximum leverage ratio and (iv) pre-tax net income requirements. As of December 31, 2021, we were not in compliance with certain warehouse lending related covenants, and received the necessary waivers. In order to mitigate the liquidity risk associated with warehouse borrowings, we attempt to sell or securitize our mortgage loans expeditiously.
Our ability to meet liquidity requirements and the financing needs of our customers is subject to the renewal of our warehouse facilities or obtaining other sources of financing, if required, including additional debt or equity from time to time. Any decision our lenders or investors make to provide available financing to us in the future will depend upon a number of factors, including:
•
our compliance with the terms of existing warehouse lines and credit arrangements, including any financial covenants;

•
the ability to obtain waivers upon any noncompliance;

•
our financial performance;

•
industry and market trends in our various businesses;

•
the general availability of, and rates applicable to, financing and investments;

•
our lenders or investors resources and policies concerning loans and investments; and

•
the relative attractiveness of alternative investment or lending opportunities.

Repurchase Reserve.   When we sell loans through whole loan sales we are required to make normal and customary representations and warranties about the loans to the purchaser. Our whole loan sale agreements generally require us to repurchase loans if we breach a representation or warranty given to the loan purchaser. In addition, we may be required to repurchase loans as a result of borrower fraud or if a payment default occurs on a mortgage loan shortly after its sale.
From time to time, investors have requested us to repurchase loans or to indemnify them against losses on certain loans which the investors believe either do not comply with applicable representations or warranties or defaulted shortly after its purchase. We record an estimated reserve for these losses at the time the loan is sold, and adjust the reserve to reflect the estimated loss.
Financing Activities
MSR Advance Financing.   In April 2020, Ginnie Mae announced they revised and expanded their issuer assistance program to provide financing to fund servicer advances through the PTAP. The PTAP funds advanced by Ginnie Mae bear interest at a fixed rate that will apply to a given months pass-through assistance and will be posted on Ginnie Mae’s website each month. The maturity date was the earlier of the seven months from the month the request and repayment agreement was approved, or July 30, 2021. In July 2020, the outstanding PTAP funds were repaid. At December 31, 2021 and 2020, the Company had no PTAP funds outstanding.
Long-term Debt (consisting of Junior Subordinated Notes).   The Junior Subordinated Notes are redeemable at par at any time with a stated maturity of March 2034 and require quarterly distributions at 3-month LIBOR plus 3.75% per annum. At December 31, 2021, the interest rate was 3.96%. We are current on all interest payments. At December 31, 2021, long-term debt had an outstanding principal balance of $62.0 million with an estimated fair value of $46.5 million and is reflected on our consolidated balance sheets as long-term debt.
Convertible Notes.   In May 2015, we issued $25.0 million Convertible Promissory Notes (Notes) to purchasers, some of which are related parties. The Notes were originally due to mature on or before May 9, 2020 and accrue interest at a rate of 7.5% per annum, paid quarterly.
Noteholders may convert all or a portion of the outstanding principal amount of the Notes into shares of the Company’s common stock (Conversion Shares) at a rate of $21.50 per share, subject to adjustment for stock splits and dividends (Conversion Price). The Company has the right to convert the entire outstanding principal of the Notes into Conversion Shares at the Conversion Price if the market price per share of the common stock, as measured by the average volume-weighted closing stock price per share of the common stock on the NYSE American (or any other U.S. national securities exchange then serving as the principal such exchange on which the shares of common stock are listed), reaches the level of $30.10 for any twenty (20) trading days in any period of thirty (30) consecutive trading days after the Closing Date (as defined in the Convertible Notes). Upon conversion of the Notes by the Company, the entire amount of accrued and unpaid interest (and all other amounts owing) under the Notes are immediately due and payable. To the extent the Company pays any cash dividends on its shares of common stock prior to conversion of the Notes, upon conversion of the Notes, the noteholders will also receive such dividends on an as-converted basis of the Notes less the amount of interest paid by the Company prior to such dividend.
On April 15, 2020, the Company amended and restated the outstanding Notes in the principal amount of $25.0 million originally issued in May 2015 pursuant to the terms of the Note Agreement between the Company and the noteholders of the Notes. The Notes were amended to extend the maturity date by six months (until November 9, 2020) and to reduce the interest rate on such Notes to 7.0% per annum. In connection with the issuance of the Amended Notes, the Company issued to the noteholders of the Notes, warrants to purchase up to an aggregate of 212,649 shares of the Company’s common stock at a cash exercise price of $2.97 per share. The relative fair value of the warrants were $244,000 and recorded as debt discounts, which are accreted over the term of the warrants (October 2020), using an effective interest rate of 8.9%. The warrants are exercisable commencing on October 16, 2020 and expire on April 15, 2025.
On October 28, 2020, the Company entered into agreements with certain holders of its Notes due November 9, 2020 in the aggregate principal amount of $25.0 million to further extend the maturity date of the Notes from November 9, 2020, by an additional 18-months to May 9, 2022 and to decrease the aggregate principal amount of the Notes to $20.0 million, following the pay-down of $5.0 million in principal of the Notes on November 9, 2020. The interest rate on the Notes remains at 7.0% per annum. We are currently evaluating various options as to the appropriate settlement of the Notes, which could include retiring or restructuring the Notes.
Operating activities.   Net cash (used in) provided by operating activities was $(104.5) million for 2021 as compared to $633.9 million for 2020, primarily due to the timing of originations and sales of loans held-for-sale between 2021 and 2020. During 2021 and 2020, the primary sources of cash in operating activities were cash received from fees generated by our mortgage and real estate service business activities, cash received from mortgage lending and excess cash flows from our residual interests in securitizations offset by operating expenses.
Investing activities.   Net cash provided by investing activities was $600.0 million for 2021 as compared to $460.3 million for 2020. For 2021 and 2020, the primary source of cash from investing activities was provided by principal repayments on our securitized mortgage collateral, the sale of mortgage servicing rights and proceeds from the liquidation of REO.
Financing activities.   Net cash used in financing activities was $520.0 million for 2021 as compared to $1.1 billion for 2020. For 2021, significant uses of cash in financing activities were primarily for principal repayments on securitized mortgage borrowings, partially offset by net borrowings against warehouse agreements. For 2020, significant uses of cash in financing activities were primarily for principal repayments on securitized mortgage borrowings as well as repayments of warehouse borrowings.
Inflation.   The consolidated financial statements and corresponding notes to the consolidated financial statements have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars without considering the changes in the relative purchasing power of money over time due to inflation. For the years ended December 31, 2021 and 2020, inflation had no significant impact on our revenues or net income. Almost all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates have a greater effect on our performance than do the effects of general levels of inflation. Inflation affects our operations primarily through its effect on interest rates, since interest rates normally increase during periods of high inflation and decrease during periods of low inflation.
Our results of operations and liquidity are materially affected by conditions in the markets for mortgages and mortgage-related assets, as well as the broader financial markets and the general economy. Concerns over economic recession, geopolitical issues, unemployment, the availability and cost of financing, the mortgage market and real estate market conditions contribute to increased volatility and diminished expectations for the economy and markets. Volatility and uncertainty in the marketplace may make it more difficult for us to obtain financing or raise capital on favorable terms or at all. Our operations and profitability may be adversely affected if we are unable to obtain cost-effective financing and profitable and stable capital market distribution exits.
We originate loans which are intended to be eligible for sale to Fannie Mae, Freddie Mac, (together, the GSEs), government insured or guaranteed loans, such as FHA, VA and USDA loans, and loans eligible for Ginnie Mae securities issuance (collectively, the Agencies), in addition to other investors and counterparties (collectively, the Counterparties). It is important for us to sell or securitize the loans we originate and, when doing so, maintain the option to also sell the related MSRs associated with these loans. Prepayment speeds on loans generated through our retail direct channel have been a concern for some investors dating back to 2016 which has resulted and could further result in adverse pricing or delays in our ability to sell or securitize loans and related MSRs on a timely and profitable basis. During the fourth quarter of 2017, Fannie Mae sufficiently limited the manner and volume for our deliveries of eligible loans such that we elected to cease deliveries to them and we expanded our whole loan investor base for these loans. In 2019, with the creation of the uniform mortgage-backed securities (UMBS) market, which was intended to improve liquidity and align prepayment speeds across Fannie Mae and Freddie Mac securities, Freddie Mac raised concerns about the high prepayment speeds of our loans generated through our retail direct channel. We have continued to expand our investor base and complete servicing released loan sales to non-GSE whole loan investors and expect to continue to utilize these alternative exit strategies for Fannie Mae and Freddie Mac eligible loans. In July 2020, we received notification from Freddie Mac that our eligibility to sell whole loans to Freddie Mac was suspended, without cause. While we believe that the overall volume delivered under purchase commitments to the GSEs was immaterial prior to the notification, we are committed to operating actively and in good standing with our broad range of capital markets counterparties. We continue to take steps to manage our prepayment speeds to be more consistent with our industry peers and to reestablish the full confidence and delivery mechanisms to our investor base. We seek to satisfy the requirements as outlined by Freddie Mac to achieve reinstatement, while we continue to satisfy our obligations on a timely basis to our other counterparties, as we have done without exception. Despite being in a suspended status with Freddie

Mac, we remain an approved originator and/or seller/servicer with the GSEs, Agencies and Counterparties for agency, non-agency, and government insured or guaranteed loan programs.
We believe that current cash balances, cash flows from our mortgage lending operations, real estate services fees generated from our long-term mortgage portfolio, availability on our warehouse lines of credit and residual interest cash flows from our long-term mortgage portfolio are adequate for our current operating needs based on the current operating environment. The holders of our Convertible Debt have extended the maturity date of the Convertible Debt until May 9, 2025 (with three principal payments of $5 million on each of May 9, 2023, May 9, 2024 and May 9, 2025), provided, however, if we do not complete the Exchange Offers and provide notice of redemption of the remaining Preferred Stock by October 31, 2022, the maturity date of the Convertible Debt will be accelerated to November 9, 2022. In such case, we would need to evaluate various options as to the appropriate settlement of the Convertible Debt. This could include extending or restructuring the Convertible Debt, raising secured or unsecured debt, raising equity or working capital, or monetizing certain assets, including but not limited to the residual interests, and retiring the Notes or redeploying the alternative liquidity to fund the future growth of our business.
We believe the mortgage and real estate services market is volatile, highly competitive and subject to increased regulation. Competition in mortgage lending comes primarily from mortgage bankers, commercial banks, credit unions and other finance companies which operate in our market area as well as throughout the United States. We compete for loans principally on the basis of the interest rates and loan fees we charge, the types of loans we originate and the quality of services we provide to borrowers, brokers and sellers. Additionally, performance of the long-term mortgage portfolio is subject to the current real estate market and economic conditions. Cash flows from our residual interests in securitizations are sensitive to delinquencies, defaults and credit losses associated with the securitized loans. Losses in excess of current estimates will reduce the residual interest cash receipts from our long-term mortgage portfolio.
While we continue to pay our obligations as they become due, the ability to continue to meet our current and long-term obligations is dependent upon many factors, particularly our ability to successfully operate our mortgage lending and real estate services segment and realize cash flows from the long-term mortgage portfolio. Our future financial performance and profitability are dependent in large part upon the ability to expand our mortgage lending platform successfully.
Operational and Market Risks
We are exposed to a variety of operation and market risks which include interest rate risk, credit risk, operational risk, real estate risk, prepayment risk, and liquidity risk.
Interest Rate Risk
Interest Rate Risk — Mortgage Lending.   We are exposed to interest rate risks relating to our ongoing mortgage lending operations. We use derivative instruments to manage some of our interest rate risk. However, we do not attempt to hedge interest rate risk completely. Our interest rate risk arises from the financial instruments and positions we hold. This includes mortgage loans held-for-sale, MSRs and derivative financial instruments. These risks are regularly monitored by executive management that identify and manage the sensitivity of earnings or capital to changing interest rates to achieve our overall financial objectives.
Our principal market exposure is to interest rate risk, specifically changes in long-term Treasury rates and mortgage interest rates due to their impact on mortgage-related assets and commitments. We are also exposed to changes in short-term interest rates, such as LIBOR, on certain variable rate borrowings including our term financing and mortgage warehouse borrowings. The withdrawal and replacement of LIBOR with an alternative benchmark rate may introduce a number of risks for our business and the financial services industry. While cessation timelines have been agreed by the industry and regulatory authorities, we continue to assess how the discontinuation of existing benchmark rates could materially affect our business, financial condition and results of operations. Refer to “Risk Factors” for additional discussion regarding risks associated with the replacement of LIBOR.
Our business is subject to variability in results of operations in both the mortgage origination and mortgage servicing activities due to fluctuations in interest rates. In a declining interest rate environment, we would expect our mortgage production activities’ results of operations to be positively impacted by higher loan origination volumes and gain on sale margins. Furthermore, with declining rates, we would expect the market value of our MSRs to decline due to higher actual and projected loan prepayments related to our loan servicing portfolio. Conversely, in a rising interest rate environment, we would expect a negative impact on the results of operations of our mortgage production activities but a positive impact on the market values of our MSRs. The interaction between the results of operations of our mortgage activities is a core component of our overall interest rate risk strategy.
We utilize a discounted cash flow analysis to determine the fair value of MSRs and the impact of parallel interest rate shifts on MSRs. The primary assumptions in this model are prepayment speeds, discount rates, costs of servicing and default rates. However, this analysis ignores the impact of interest rate changes on certain material variables, such as the benefit or detriment on the value of future loan originations, non-parallel shifts in the spread relationships between MBS, swaps and U.S. Treasury rates and changes in primary and secondary mortgage market spreads. We use a forward yield curve, which we believe better presents fair value of MSRs because the forward yield curve is the market’s expectation of future interest rates based on its expectation of inflation and other economic conditions.
Interest rate lock commitments (“IRLCs”) represent an agreement to extend credit to a mortgage loan applicant, or an agreement to purchase a loan from a third-party originator, whereby the interest rate on the loan is set prior to funding. Our mortgage loans held-for-sale, which are held in inventory awaiting sale into the secondary market, and our interest rate lock commitments, are subject to changes in mortgage interest rates from the date of the commitment through the sale of the loan into the secondary market. As such, we are exposed to interest rate risk and related price risk during the period from the date of the lock commitment through the earlier of (i) the lock commitment cancellation or expiration date; or (ii) the date of sale into the secondary mortgage market. Loan commitments generally range between 15 and 60 days; and our holding period of the mortgage loan from funding to sale is typically within 15 — 45 days for agency loans and 45 — 75 days for NonQM loans.
We manage the interest rate risk associated with our outstanding IRLCs and mortgage loans held-for-sale by entering into derivative loan instruments such as forward loan sales commitments or To-Be-Announced mortgage backed securities (TBA Forward Commitments). We expect these derivatives will experience changes in fair value opposite to changes in fair value of the derivative IRLCs and mortgage loans held-for-sale, thereby reducing earnings volatility. We take into account various factors and strategies in determining the portion of the mortgage pipeline (derivative loan commitments) and mortgage loans held-for-sale we want to economically hedge. Our expectation of how many of our IRLCs will ultimately close is a key factor in determining the notional amount of derivatives used in hedging the position.
Mortgage loans held-for-sale are financed by our warehouse lines of credit which generally carry variable rates. Mortgage loans held-for-sale are carried on our consolidated balance sheets on average for only 15 to 45 days after closing and prior to being sold. As a result, we believe that any negative impact related to our variable rate warehouse borrowings resulting from a shift in market interest rates would not be material to our consolidated financial statements.
Interest Rate Risk — Securitized Trusts and Long-term Debt.   Our earnings from the long-term mortgage portfolio depend largely on our interest rate spread, represented by the relationship between the yield on our interest-earning assets (primarily securitized mortgage collateral) and the cost of our interest-bearing liabilities (primarily securitized mortgage borrowings and long-term debt). Our interest rate spread is impacted by several factors, including general economic factors, forward interest rates and the credit quality of mortgage loans in the long-term mortgage portfolio.
The residual interests in our long-term mortgage portfolio are sensitive to changes in interest rates on securitized mortgage collateral and the related securitized mortgage borrowings as any reduction in interest rate spread could result in a reduction in residual cash flows received. Changes in interest rates can affect the cash flows and fair values of our trust assets and liabilities, as well as our earnings and stockholders’ equity.
We are also subject to interest rate risk on our long-term debt (consisting of junior subordinated notes). These interest bearing liabilities include adjustable rate periods based on three-month LIBOR plus a margin (junior subordinated notes). We do not currently hedge our exposure to the effect of changing interest rates related to these interest-bearing liabilities. Significant fluctuations in interest rates could have a material adverse effect on our business, financial condition, results of operations or liquidity.
Credit Risk
We are subject to credit risk in connection with our loan sale transactions. We provide representations and warranties to purchasers and insurers of the loans sold that typically are in place for the life of the loan. In the event of a breach of these representations and warranties, we may be required to repurchase a mortgage loan or indemnify the purchaser, and any subsequent loss on the mortgage loan may be borne by us unless we have recourse to our correspondent seller.
We maintain a reserve for losses on loans repurchased or indemnified as a result of breaches of representations and warranties on our sold loans. Our estimate is based on our most recent data regarding loan repurchases and indemnity payments, actual losses on repurchased loans, and recovery history, among other factors. Our assumptions are affected by factors both internal and external in nature. Internal factors include, among other things, level of loan sales, the expectation of credit loss on repurchases and indemnifications, our success rate at appealing repurchase demands and our ability to recover any losses from third parties. External factors that may affect our estimate includes, among other things, the overall economic condition in the housing market, the economic condition of borrowers, the political environment at investor agencies and the overall U.S. and world economy. Many of the factors are beyond our control and may lead to judgments that are susceptible to change.
Counterparty Credit Risk.   We are exposed to counterparty credit risk in the event of non-performance by counterparties to various agreements. In general, we manage such risk by selecting only counterparties that we believe to be financially strong and disperse risk among multiple counterparties when possible. We monitor our counterparties and currently do not anticipate losses due to counterparty non-performance. As of December 31, 2021, we believe there were no significant concentrations of credit risk related to our exposure with any individual counterparty.
Credit Risk-Securitized Trusts.   We manage credit risk by actively managing delinquencies and defaults through our servicers. Starting with the second half of 2007, we have not retained any additional mortgages in our long-term mortgage portfolio. Our securitized mortgage collateral primarily consists of non-conforming mortgages which when originated were generally within typical Fannie Mae and Freddie Mac guidelines but had loan characteristics, which may have included higher loan balances, higher loan-to-value ratios or lower documentation requirements (including stated-income loans), that made them non-conforming under those guidelines.
Using historical losses, current portfolio statistics and market conditions and available market data, we have estimated future loan losses on the long- term mortgage portfolio, which are included in the fair value adjustment to our securitized mortgage collateral. The credit performance for the loans has been clearly far worse than our initial expectations when the loans were originated. We have seen some restoration of real estate values, however the ultimate level of realized losses will largely be influenced by local real estate conditions in areas where underlying properties are located, including the recovery of the housing market and overall strength of the economy. If market conditions deteriorate in excess of our expectations, we may need to recognize additional fair value reductions to our securitized mortgage collateral, which may also affect the value of the related securitized mortgage borrowings and residual interests.
We monitor our servicers to attempt to ensure that they perform loss mitigation, foreclosure and collection functions according to their servicing practices and each securitization trust’s pooling and servicing agreement. We have met with the management of our servicers to assess our borrowers’ current ability to pay their mortgages and to make arrangements with selected delinquent borrowers which will result in the best interest of the trust and borrower, in an effort to minimize the number of mortgages which become seriously delinquent. When resolving delinquent mortgages, servicers are required to take timely action. The servicer is required to determine payment collection under various circumstances, which will result in the maximum financial benefit. This is accomplished by either working with the borrower to bring the mortgage current by modifying the loan with terms that will maximize the recovery or by foreclosing and liquidating the property. At a foreclosure sale, the trusts consolidated on our consolidated balance sheets generally acquire title to the property.
Operational Risk
Operational risk is inherent in our business practices and related support functions. Operational risk is the risk of loss resulting from inadequate or failed internal processes or systems, human factors or external events. Operational risk may occur in any of our business activities and can manifest itself in various ways including, but not limited to, errors resulting from business process failures, material disruption in business activities, system breaches and misuse of sensitive information and failures of outsourced business processes. These events could result in non-compliance with laws or regulations, regulatory fines and penalties, litigation or other financial losses, including potential losses resulting from lost client relationships.
Our business is subject to extensive regulation by federal, state and local government authorities, which require us to operate in accordance with various laws, regulations, and judicial and administrative decisions. While we are not a bank, our business subjects us to both direct and indirect banking supervision (including examinations by our clients’ regulators), and each client may require a unique compliance model. In recent years, there have been a number of developments in laws and regulations that have required, and will likely continue to require, widespread changes to our business. The frequent introduction of new rules, changes to the interpretation or application of existing rules, increased focus of regulators, and near-zero defect performance expectations have increased our operational risk related to compliance with laws and regulations.
Our operational risk includes managing risks relating to information systems and information security. As a service provider, we actively utilize technology and information systems to operate our business and support business development. We also must safeguard the confidential personal information of our customers, as well as the confidential personal information of the employees and customers of our clients. We consider industry best practices to manage our technology risk, and we continually develop and enhance the controls, processes and systems to protect our information systems and data from unauthorized access.
To monitor and control this risk, we have established policies, procedures and a controls framework that are designed to provide sound and consistent risk management processes and transparent operational risk reporting.
Real Estate Risk
Residential property values are subject to volatility and may be negatively affected by numerous factors, including, but not limited to, national, regional and local economic conditions such as unemployment and interest rate environment; local real estate conditions including housing inventory and foreclosures; and demographic factors. Decreases in property values reduce the value of the collateral securing and the potential proceeds available to a borrower to repay our loans, which could cause us to suffer losses.
Prepayment Risk
Prepayment speed is a measurement of how quickly UPB is reduced. Items reducing UPB include normal monthly loan principal payments, loan refinancing’s, voluntary property sales and involuntary property sales such as foreclosures or short sales. Prepayment speed impacts future servicing fees, fair value of mortgage servicing rights and float income. When prepayment speed increases, our servicing fees decrease faster than projected due to the shortened life of a portfolio. Faster prepayment speeds will cause our mortgage servicing rights fair value to decrease.
We historically used prepayment penalties as a method of partially mitigating prepayment risk for those borrowers that have the ability to refinance. The historically low interest rate environment, availability of credit and home price appreciation has increased borrower’s ability to refinance and has significantly increased prepayment speeds within the long-term mortgage portfolio. With the seasoning of the long-term mortgage portfolio, prepayment penalty terms have expired, thereby eliminating prepayment penalty income.

Liquidity Risk
We are exposed to liquidity risks relating to our ongoing mortgage lending operations. We primarily fund our mortgage lending originations through warehouse facilities with third-party lenders. Refer to “Liquidity and Capital Resources” for additional information regarding liquidity.
Off Balance Sheet Arrangements
When we sell or broker loans through whole-loan sales, we are required to make normal and customary representations and warranties to the loan originators or purchasers, including guarantees against early payment defaults typically 90 days, and fraudulent misrepresentations by the borrowers. Our agreements generally require us to repurchase loans if we breach a representation or warranty given to the loan purchaser. In addition, we may be required to repurchase loans as a result of borrower fraud or if a payment default occurs on a mortgage loan shortly after its sale. Because the loans are no longer on our consolidated balance sheets, the representations and warranties are considered a guarantee. During 2021 and 2020, we sold $2.8 billion and $3.3 billion, respectively, of loans subject to representations and warranties. At December 31, 2021, we had $4.7 million in repurchase reserve as compared to a reserve of $7.1 million as of December 31, 2020.
See disclosures in the notes to the consolidated financial statements under “Commitments and Contingencies” for other arrangements that qualify as off balance sheets arrangements.

DESCRIPTION OF BUSINESS
General
Our Company
We were founded in 1995 and are an established nationwide independent residential mortgage lender which originates, sells and services residential mortgage loans. We originate non-qualified mortgages (NonQM), conventional mortgage loans, which are intended to be eligible for sale to U.S. government-sponsored enterprises, (GSEs), including the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) (conventional loans), and government-insured mortgage loans eligible for government securities issued through the Government National Mortgage Association (Ginnie Mae or government loans).
Segments
Our business activities are organized and presented in three primary operating segments: Mortgage Lending, the Long-Term Mortgage Portfolio and Real Estate Services. Our mortgage lending segment provides mortgage lending products through three lending channels, retail, wholesale and correspondent and opportunistically retains mortgage servicing rights. Our long-term mortgage portfolio consists of residual interests in securitization trusts. Our real estate services segment performs master servicing and provides loss mitigation services for primarily our securitized long-term mortgage portfolio. A description of each operating segment is presented below with further details and discussions of each segment’s results of operations presented in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Results of Operations.”
In addition to the segments described above, we also have a corporate segment, which supports all of the operating segments. The corporate segment includes unallocated corporate and other administrative costs as described below.
Mortgage Lending
We are focused on expanding our mortgage lending platform which provides conventional and government-insured mortgage loans as well as providing innovative products to meet the needs of borrowers not met by traditional conventional and government products. Our mortgage lending operation generates origination and processing fees, net of origination costs, at the time of origination, interest income during the period from origination to sale of loan, as well as gains or unexpected losses when the loans are sold to third party investors, including Ginnie Mae. We opportunistically retain mortgage servicing rights from the sale of mortgage loans and earn servicing fees, net of sub-servicer costs, from our mortgage servicing portfolio. From time to time, we have sold mortgage servicing rights from our servicing portfolio.
NonQMs are generally loans that do not meet the qualified mortgage (QM) guidelines set out by the Consumer Financial Protection Bureau (CFPB). We continue to believe there is an underserved mortgage market for borrowers with good credit who may not meet the QM guidelines, for example self-employed borrowers. The third quarter of 2020 saw the re-emergence of the NonQM market including capital markets distribution exits for the product. In the fourth quarter of 2020, we re-engaged lending in the NonQM market.
The re-emergence of the NonQM market has been defined by products that fit within a much tighter credit box, which is where our NonQM originations have been historically. We believe the quality, consistency and performance of our NonQM originations has been demonstrated through the previous issuance of 21 securitizations since 2018, whereby our originations were represented as the largest originator in over half of the deals and represented no less than the third largest originator in the other deals. Four of the 21 securitizations were 100% backed by Impac NonQM collateral with the senior tranches receiving AAA ratings. As interest rates continue to rise, and the demand by consumers for the NonQM product grows, we expect the investor appetite will continue to increase for the NonQM mortgages. A NonQM borrower is generally less sensitive to interest rates and generally does not have the same income documentation that a conforming loan borrower does, nonetheless the borrower is still required to meet the “ability to repay” guidelines.

As a nationwide mortgage lender, our mortgage lending activities primarily consist of the origination, sale and servicing of conventional loans eligible for sale to Fannie Mae and Freddie Mac, NonQM and Jumbo mortgages and loans eligible for government insurance (government loans) by the Federal Housing Administration (FHA), Veterans Affairs (VA), and United States Department of Agriculture (USDA). We currently originate and fund mortgages through our wholly-owned subsidiary, IMC, which consist of three channels: Retail (consumer direct), Wholesale and Correspondent.
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Retail channel — CashCall Mortgage (CCM), operates as a centralized call center that utilizes a marketing platform to generate customer leads through the internet and call center loan agents. As a centralized retail call center, loan applications are received and taken by loan agents directly from consumers and through the Internet.

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Wholesale channel — Originates loans sourced through mortgage brokers.

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Correspondent channel — Acquires closed loans from approved correspondent sellers.

Our origination volumes increased 6% in 2021 to $2.9 billion as compared to $2.7 billion in 2020. Of the $2.9 billion in total originations in 2021, approximately $2.3 billion, or 80%, was originated through the retail channel. In contrast, during 2020, our retail originations contributed 90% to our total origination volume.
Each of our three origination channels, Retail, Wholesale and Correspondent, produces similar mortgage loan products and applies similar underwriting standards.
	For the year ended December 31,
(in millions)	2021	%	2020	%
Originations by Channel:
Retail	$2,318.3	80%	$2,477.5	90%
Wholesale	585.1	20	215.0	8
Correspondent	—	0	54.4	2
Total originations	$2,903.4	100%	$2,746.9	100%
Retail — Our call center based retail channel utilizes a high-volume, rapid response time funding model with a focus on providing exceptional customer service. The centralized retail call center is a compliment to IMC’s business-to-business origination channel and provides additional capacity to process increased origination volumes of expanded products including our NonQM loan programs and government insured Ginnie Mae programs, while having the ability to generate servicing assets for IMC.
When retail loans are originated, the origination documentation is completed inclusive of customer disclosures and other aspects of the lending process and funding of the transaction is completed internally. Our call center representatives contact borrowers through either inbound or outbound marketing campaigns sourced from our digital marketing campaigns, TV and radio ads, purchase-money and refinance mortgage leads, including leads sourced from customer referrals and retention of customers in the servicing portfolio that are seeking to refinance or purchase a property. For the year ended December 31, 2021, we closed $2.3 billion of loans in this origination channel, which equaled 80% of total originations, as compared to $2.5 billion or 90% of total originations during 2020.
Wholesale — In a wholesale transaction, our account executives work directly with mortgage brokers who originate and document loans for delivery to our operational center where we underwrite and fund the mortgage loan. Each loan is underwritten to our underwriting standards and, if approved, the borrower is sent new disclosures under our name and the loan is funded in the name of IMC.
Prior to accepting loans from mortgage brokers, each mortgage broker is required to meet our guidelines for minimum experience, credit score and net worth. We also obtain a third-party due diligence report for each prospective broker that verifies licensing and provides information on any industry sanctions that might exist. In addition, each mortgage broker is required to sign our broker agreement that contains certain representations and warranties from the brokers. For the year ended December 31, 2021, we closed loans totaling $585.1 million in this origination channel, which equaled 20% of total originations, as compared to $215.0 million, or 8%, of total originations during 2020.
Correspondent — Although we have not engaged in correspondent lending since the first quarter of 2020, we intend to begin lending through our correspondent division during the second quarter of 2022.
Correspondent originations represent mortgage loans acquired from our correspondent sellers, which we have historically targeted a market of small banks, credit unions and small mortgage banking firms. Prior to accepting loans from correspondent sellers, each seller is underwritten to determine if it meets our financial and other underwriting guidelines. Our review of each prospective seller includes obtaining a third party due diligence report that verifies licensing, insurance coverage, quality of recent Federal Housing Administration (FHA) originations and provides information on any industry sanctions that might exist. In addition, each seller is required to sign our correspondent seller agreement that contains certain representations and warranties from the seller allowing us to require the seller to repurchase a loan sold to us for various reasons including (i) ineligibility for sale to GSEs, (ii) early payment default, (iii) early pay-off or (iv) if the loan is uninsurable by a government agency.
In our correspondent channel, the correspondent seller originates and closes the loan. After the loan is originated, the correspondent seller submits the required documentation for us to review and make a determination if it meets our underwriting guidelines. The loan is acquired by us only after we approve it for purchase. We focus on customer service for our clients by facilitating prompt review by our due diligence team, providing bid pricing on both newly originated and seasoned portfolios, enabling clients to deliver one loan at a time on a flow basis and providing clients with expedited funding timelines. We purchase NonQM loans, conventional loans eligible for sale to the GSEs and government-insured loans eligible for Ginnie Mae securities. For the year ended December 31, 2021, we closed no loans in the correspondent origination channel as a result of the aforementioned closure during the first quarter of 2020 as a result of the COVID-19 pandemic, compared to $54.4 million of originations for the year ended December 31, 2020.
Since 2011, we have provided loans to customers predominantly in the Western U.S. with California, Arizona, Nevada and Washington comprising 85% of originations in 2021. Currently, we provide nationwide lending with our retail call center and mortgage brokers.
Loan Types
Our loan products primarily include conventional loans intended to be eligible for sale to Fannie Mae and Freddie Mac and loans eligible for government insurance by FHA, VA and USDA (the Agencies), NonQM and Jumbo. The FHA, VA and USDA loans are government-insured loans eligible for Ginnie Mae securities issuance. We have established strict lending guidelines, including determining the prospective borrowers’ ability to repay the mortgage, which we believe will keep delinquencies and foreclosures at acceptable levels. We continue to refine our guidelines to expand our reach to the underserved market of credit worthy borrowers who can fully document and substantiate an ability to repay mortgage loans, but unable to obtain financing through traditional programs, for example self-employed borrowers. In conjunction with establishing strict lending guidelines, we have also established investor relationships which provide us with an exit strategy for these NonQM loans. In the fourth quarter of 2020, we began originating conventional prime jumbo mortgages, which generally conform to the underwriting guidelines of the GSEs but exceed the maximum loan size allowed for single unit properties.
The following table indicates the breakdown of our originations by loan type for the periods indicated:
	For the year ended December 31,
(in millions)	2021	2020
Originations by Loan Type:
Conventional	$2,096.9	$2,401.6
NonQM	683.6	264.0
Jumbo	73.7	10.7
Government	49.2	70.6
Total originations	$2,903.4	$2,746.9

Loan Sales — Selling Loans to GSEs, Issuing Ginnie Mae Securities and Selling Loans on a Whole Loan Basis
We primarily sell our conventional, jumbo and NonQM loans on a servicing released whole loan basis to private investors and issue securities through Ginnie Mae for our government insured product. We securitize government-insured loans by issuing Ginnie Mae securities through a process whereby a pool of loans is transferred to Ginnie Mae as collateral for a government-insured mortgage-backed security. Prior to our suspension by Freddie Mac in July 2020, we would opportunistically sell loans on a servicing-retained basis where the loan is sold to an investor such as Freddie Mac, and we retain the right to service that loan, called mortgage servicing rights (MSRs). Traditionally, we have not sold a significant amount of residential mortgage loans on a whole loan basis where the investor also acquires the servicing rights. Throughout 2020 and 2021, we continued to selectively retain mortgage servicing as well as increase whole loan sales on a servicing released basis to investors. The largest seven investors accounted for 82% of the Company’s servicing released loan sales for the year ended December 31, 2021. No other investors accounted for more than 5% of the loan sales for the year ended December 31, 2021.
During the fourth quarter of 2017, Fannie Mae sufficiently limited the manner and volume for our deliveries of eligible loans such that we elected to cease deliveries to them and we expanded our whole loan investor base for these loans. In 2019, with the creation of the uniform mortgage-backed securities (UMBS) market, which was intended to improve liquidity and align prepayment speeds across Fannie Mae and Freddie Mac securities, Freddie Mac raised concerns about the high prepayment speeds of our loans generated through our retail direct channel. We have continued to expand our investor base and complete servicing released loan sales to non-GSE whole loan investors and expect to continue to utilize these alternative exit strategies for Fannie Mae and Freddie Mac eligible loans. The use of alternative exit strategies has resulted in, and could further result in, adverse pricing, delays in our ability to sell timely as a result of due diligence and investor overlays, and subjects us to changes in risk, collateral, and counterparty eligibility requirements. In July 2020, we received notification from Freddie Mac that our eligibility to sell whole loans to Freddie Mac was suspended, without cause. While we believe that the overall volume delivered under purchase commitments to the GSEs was immaterial prior to the notification, we are committed to operating actively and in good standing with our broad range of capital markets counterparties. We continue to take steps to manage our prepayment speeds to be more consistent with our industry peers and to reestablish the full confidence and delivery mechanisms to our investor base. We seek to satisfy the requirements as outlined by Freddie Mac to achieve reinstatement, while we continue to satisfy our obligations on a timely basis to our other counterparties, as we have done without exception. Despite being in a suspended status with Freddie Mac, we remain an approved originator and/or seller/servicer with the GSEs, Agencies and Counterparties for agency, non-agency, and government insured or guaranteed loan programs.
The following table indicates the breakdown of our loan sales to GSEs, issuance of Ginnie Mae securities and loans sold to investors on a whole loan servicing-released basis for the periods as indicated:
	For the year ended December 31,
(in millions)	2021	2020
Ginnie Mae	$52.2	$92.2
Freddie Mac	—	131.5
Fannie Mae	—	—
Total servicing retained sales	52.2	223.7
Other (servicing released)	2,707.5	3,095.7
Total loan sales	$2,759.7	$3,319.4
Mortgage Servicing
Upon our sale of loans to GSEs or the issuance of securities through Ginnie Mae, we generally retain the mortgage servicing rights with respect to the mortgage loans. We also sell loans on a servicing-released basis to secondary market investors where we do not retain the servicing rights. When we retain servicing rights, we are entitled to receive a servicing fee which is collected from interest payments made by the borrower and paid to us on a monthly basis equal to a specified percentage, typically between 0.25% and 0.44% per annum of the outstanding principal balance of the loans. We may also be entitled to receive additional servicing compensation, such as late payment fees and earn additional income through the use of non-interest bearing escrows. As a mortgage servicer, we are required to advance certain amounts to meet the contractual loan servicing requirements for certain investors. We may advance principal, interest, property taxes and insurance for borrowers that have become delinquent, plus any other costs to preserve the property. Also, we will advance funds to maintain, repair and market foreclosed real estate properties. Such advances are typically repaid when the loan becomes current or repaid from the proceeds generated from the sale of the property subsequent to foreclosure.
We have hired a nationally recognized residential servicer to sub-service the servicing portfolio. Although we use a sub-servicer to provide primary servicing and certain default servicing functions, our servicing surveillance team, which is experienced in loss mitigation and real estate recovery, monitors and surveys the performance of the loans and sub-servicer. We generally earn a servicing fee on each loan, but we also incur the cost of the sub-servicer as well as the internal servicing surveillance team. Incurring the cost of both a sub-servicer and an internal surveillance team reduces the net revenues we earn from the mortgage servicing portfolio; however, we believe it reduces our risk by minimizing delinquencies and repurchase risk.
In 2020, we sold approximately $4.2 billion in unpaid principal balance (UPB) of Freddie Mac and GNMA MSRs in the second and third quarters, which in conjunction with the historically low interest rate environment that increased significant voluntary prepayments, decreasing our mortgage servicing portfolio to $30.5 million at December 30, 2020. We have continued to selectively retain GNMA mortgage servicing in 2021, increasing our mortgage servicing portfolio to $71.8 million at December 21, 2021. The value of mortgage servicing rights are affected by increases and decreases in mortgage interest rates, and we expect continued volatility in the value of mortgage servicing rights going forward.
Risk Management
We are exposed to various business risks which may significantly impact our financial statements. Our risk management framework and governance structure is intended to provide oversight and ongoing management of the risks inherent in our business activities and create a culture of risk awareness. Our Compliance and Risk Management teams oversee governance processes and monitoring of these risks including the establishment of risk strategy and documentation of risk policies and controls. Compliance and Risk Management work in partnership with the business to provide oversight of enterprise risk management and controls. This includes establishing enterprise-level risk management policies, appropriate governance activities and creating risk transparency through risk reporting. For further discussion on operational and market risks, see Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operational and Market Risks.”
Underwriting
We primarily originate residential first mortgage loans for sale that conform to the respective underwriting guidelines established by Fannie Mae, Freddie Mac, FHA, VA and USDA. Our mortgage loans are underwritten individually on a loan-by-loan basis. Each mortgage loan originated from our retail and wholesale channel are underwritten by one of our underwriters or by a third party contract underwriter using our underwriting guidelines. When we originate loans from our correspondent channel, each mortgage loan is reviewed internally or by a third party underwriting company to determine if the borrower meets our underwriting guidelines.
Our criteria for underwriting generally include, but are not limited to, full documentation of borrower’s income, assets, other relevant financial information, the specific agency’s eligible loan-to-value (LTV), borrower’s debt-to-income ratio and full appraisals when required. Variances from any of these standards are permitted only to the extent allowable under the specific program requirements. Our underwriting procedures for all retail and wholesale loans require the use of a GSE automated underwriting system (AUS). Our underwriting procedures for all correspondent originated loans includes a file review verifying that the borrower’s credit and the collateral meet our applicable program guidelines and an appropriate AUS report has been completed. We also confirm the loan is compliant with regulatory guidelines. In addition, we perform quality control procedures on selected pools prior to our acquisition of the loan.
Quality Control
Prior to funding, retail and wholesale loans are reviewed internally by our quality control department to verify the loan conforms to our program guidelines and meets state and federal compliance guidelines. Prior to the acquisition of a correspondent loan, we perform quality control procedures on selected pools. Management reviews the reports prior to the acquisition of any correspondent loan. We also perform post origination quality controls procedures on at least 10% of all mortgage loans funded or acquired from third party originators. Additionally, we closely monitor the servicing performance of loans retained in our mortgage servicing portfolio to identify any opportunities to improve our underwriting process or procedures and identify any issues with mortgage brokers or correspondent sellers. Findings are summarized monthly and the appropriate changes are implemented.
Hedging
We are exposed to interest rate risks relating to our mortgage lending operations. We use derivative instruments to manage some of our interest rate risk; however, we do not attempt to hedge interest rate risk completely. For further discussion on interest rate risk and hedging, see Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Operation and Market Risks.”
Data Security
Sensitive borrower information, such as name, address and social security number is included in nearly all mortgage loan files. We seek to keep this information secure for every borrower. To do so, our policy requires all sensitive borrower data to be transmitted to us through our secure website portal which allows all of our customers, correspondent sellers, mortgage brokers and individual borrowers to send data to us securely in an encrypted manner. For a discussion of cybersecurity and data privacy risk see Item 1A. “Risk Factors — Cybersecurity risks, data privacy breaches, cyber incidents and technology failures may adversely affect our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships, all of which could negatively impact our financial results.”
Long-Term Mortgage Portfolio
The long-term mortgage portfolio primarily consists of residual interests in the securitization trusts reflected as trust assets and liabilities in our consolidated balance sheets that hold non-conforming mortgage loans originated between 2002 and 2007. Since we are no longer adding new mortgage loans to the long-term mortgage portfolio, the long-term mortgage portfolio continues to decrease and is a smaller component of our overall operating results.
Our long-term mortgage portfolio consists of our residual interests in securitizations represented on our consolidated balance sheets as the difference between total trust assets and total trust liabilities. Our long-term mortgage portfolio includes adjustable rate and, to a lesser extent, fixed rate Alt-A single-family residential mortgages and commercial (primarily multifamily residential loans) mortgages that were acquired and originated primarily by our discontinued, prior non-conforming mortgage lending operations and retained in our long-term portfolio before 2008. Alt-A mortgages are primarily first lien mortgages made to borrowers whose credit was generally within established Fannie Mae and Freddie Mac guidelines at origination date but have loan characteristics that make them non-conforming under those guidelines.
In previous years, we securitized mortgage loans by transferring originated residential single-family mortgage loans and multifamily commercial loans (the “transferred assets”) into non-recourse bankruptcy remote trusts which in turn issued tranches of bonds to investors supported only by the cash flows of the transferred assets. Because the assets and liabilities in the securitizations are nonrecourse to us, the bondholders cannot look to us for repayment of their bonds in the event of a shortfall. These securitizations were structured to include interest rate derivatives, which have since expired. We retained the residual interest in each trust, and in most cases are the master servicer. A trustee and servicer, unrelated to us, was named for each securitization. Cash flows from the loans (the loan payments and liquidation of foreclosed real estate properties) collected by the loan servicer are remitted to us, the master servicer. The master servicer remits payments to the trustee who remits payments to the bondholders (investors). The servicer collects loan payments and performs loss mitigation activities for defaulted loans. These activities include foreclosing on properties securing defaulted loans, which results in real estate owned (REO).
Commercial mortgages in our long-term mortgage portfolio are primarily adjustable rate mortgages with initial fixed interest rate periods of two, three, five, seven and ten years that subsequently convert to adjustable rate mortgages (hybrid ARMs), and are primarily secured with multi-family residential real estate. Commercial mortgages have provided greater asset diversification on our consolidated balance sheets as borrowers of commercial mortgages typically have higher credit scores and commercial mortgages typically have lower LTVs.
Before 2007, we securitized mortgage loans in the form of collateralized mortgage obligations, or CMOs, which were consolidated and accounted for as secured borrowings for financial statement purposes. Securitized mortgages in the form of real estate mortgage investment conduits, or REMICs, were either consolidated or unconsolidated depending on the design of the securitization structure. We consolidated the variable interest entity, or VIE, as the primary beneficiary of the sole residual interest in each securitization trust where we also performed the master servicing. Amounts consolidated were included in trust assets and liabilities as securitized mortgage collateral, real estate owned, derivative assets, securitized mortgage borrowings and derivative liabilities in the accompanying consolidated balance sheets. At December 31, 2021, our residual interests in securitizations (represented by the difference between total trust assets and total trust liabilities) increased to $27.9 million, compared to $16.7 million at December 31, 2020.
Since 2007, we have not added any mortgage loans to our long-term mortgage portfolio.
For additional information regarding the long-term mortgage portfolio refer to Item 7. “Management’s Discussion and Analysis of Financial Condition,” and Note 6. “Securitized Mortgage Trusts” in the notes to the consolidated financial statements.
Master Servicing
Until 2007, we were retaining master servicing rights on substantially all of our non-conforming single-family residential and commercial mortgage acquisitions and originations that were sold through securitizations. Since 2008, we have not retained any additional master servicing rights, but have continued to be the master servicer of previously retained master servicing rights.
The function of a master servicer includes collecting loan payments from loan servicers and remitting loan payments, less master servicing fees receivable and other fees, to a trustee or other purchaser for each series of mortgage-backed securities or mortgages master serviced. In addition, as master servicer, we monitor compliance with the servicing guidelines and perform or contract with third parties to perform all functions not adequately performed by any loan servicer. The master servicer is also required to advance funds, or cause the loan servicers to advance funds, to cover principal and interest payments not received from borrowers depending on the status of their mortgages, but only to the extent that it is determined that such advances are recoverable either from the borrower or from the liquidation of the property.
Master servicing fees are generally 0.03% per annum on the unpaid principal balance of the mortgages serviced. As a master servicer, we also earn income or incur expense on principal and interest payments received from borrowers until those payments are remitted to the investors of those mortgages. Fees from the master servicing portfolio have declined significantly due to a decrease in principal balances since the end of 2008, which in turn affects the amount we earn on balances held in custodial accounts. At December 31, 2021, we were the master servicer for approximately 9,000 mortgages with an UPB of approximately $2.0 billion, of which $389.6 million of those loans were 60 or more days delinquent. At December 31, 2021, we were also the master servicer for unconsolidated securitizations (included in the total master servicing portfolio above) totaling approximately $164.6 million in unpaid principal balance, of which $79.1 million of those loans were 60 or more days delinquent. Fees earned from master servicing are separate from those earned from mortgage servicing which are generated from servicing rights generated from loans sold servicing retained from new originations since 2011.

Real Estate Services
In 2008, we established our Real Estate Services segment to provide solutions to the distressed mortgage and real estate markets. We provide loss mitigation and real estate services primarily on our own long-term mortgage portfolio, including default surveillance, loan modification services, short sale services (where a lender agrees to take less than the balance owed from the borrower), REO surveillance and disposition services and monitoring, reconciling and reporting services for residential and multifamily mortgage portfolios. The activities and related revenues have declined in recent years, and we expect these revenues to gradually decline over time as our long-term mortgage portfolio declines. These operations are conducted by IMC. In the second quarter of 2020, CCC was created to, among other activities, assist with managing mortgage loans held-for-sale, and provide origination and servicing solutions focusing on loss mitigation strategies, including loan modifications and restructurings to assist borrowers.
Corporate
This segment includes all corporate services groups including information technology, human resources, legal, facilities, accounting, treasury and corporate administration. This corporate services group supports all operating segments. A portion of these costs are allocated to the operating segments based on certain allocation methods. These corporate services groups are centralized to be efficient and avoid any duplicate cost burdens. Specific costs associated with being a publicly traded company are not allocated and remain in this segment.
The corporate segment also includes debt expense related to the Convertible Notes which were extended in 2020 and due in 2022 as well as capital leases. Debt service expense is not allocated and remains in this segment. We have taken advantage of very low financing rates and entered into capital lease arrangements to finance the purchase of equipment, mostly computer equipment, used in all three segments. The interest expense associated with the capital leases is not allocated and remains in this segment.
Human Capital Management
The Company’s key human capital management objectives are to attract, retain and develop talent to deliver on the Company’s strategy. To support these objectives, the Company’s human resources programs are designed to: keep people safe and healthy; enhance the Company’s culture through efforts aimed at making the workplace more inclusive and free from discrimination or harassment on the basis of color, race, sex, national origin, ethnicity, religion, age, disability, sexual orientation, gender identification or expression or any other status protected by applicable law; acquire and retain diverse talent; reward and support employees through competitive pay and benefit programs; develop talent to prepare them for critical roles and leadership positions; and facilitate internal talent mobility to create a high-performing workforce.
The COVID-19 pandemic has had a significant impact on how we managed our human capital. Nearly all of our workforce began working remotely since March 2020, and we instituted safety protocols and procedures for the essential employees who returned to work on site.
As of December 31, 2021, we had a total of 326 employees, nearly all of whom are full-time. Management believes that relations with our employees are good. We are not a party to any collective bargaining agreements.
Regulation
The U.S. mortgage industry is heavily regulated. Our mortgage lending operations, as well as our real estate services, are subject to federal, state and local laws that regulate and restrict the manner in which we operate in the residential mortgage industry, including, but not limited to, laws and regulations which: regulate our business practices; limit the interest rates, finance charges and other fees we may charge or pay; impose underwriting requirements; regulate our marketing techniques and practices; mandate disclosures and notices to consumers; regulate our servicing practices; and impose licensing requirements and financial obligations on us. Plus, mortgage bankers and brokers in our wholesale production channel and correspondents from which we purchase loans are also subject to regulation, which may have an effect on our business and the mortgage loans we are able to fund or acquire. Compliance with regulations in the mortgage industry requires us to incur costs and expenses in our operations. To the extent we, or others with which we conduct business, do not comply with applicable laws and regulations, we may be subject to fines, reimbursements and other penalties which could include restrictions on our operations. Changes in these regulatory and legal requirements, including changes in their enforcement, could materially and adversely affect our business and our financial condition, liquidity and results of operations. The laws and regulations that we are subject to include (but are not limited to) the following:
•
the Bank Secrecy Act and the USA PATRIOT Act, as well as related regulations issued by the U.S. Department of the Treasury and federal banking regulators (collectively, AML laws) which require financial to implement an AML compliance program that is reasonably designed to prevent money laundering and the financing of terrorism;

•
the Federal Truth-in-Lending Act (known as TILA) and Regulation Z promulgated thereunder, which require certain disclosures to the borrowers regarding the terms of the loans, regulates the methods in which compensation can be paid to brokers and loan originators; and prohibits lenders from making residential mortgage loans unless a good faith determination is made of a borrower’s creditworthiness based on verified and documented information;

•
the Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act, in the extension of credit;

•
the Fair Housing Act, which prohibits discrimination in housing on the basis of race, color, national origin, religion, sex, familial status, or handicap, in housing-related transactions;

•
the Fair Credit Reporting Act, which regulates the use and reporting of information related to the borrower’s credit experience;

•
the Fair and Accurate Credit Transaction Act, which regulates credit reporting and use of credit information in making unsolicited offers of credit;

•
state and federal privacy regulations which include the Gramm-Leach-Bliley Act, which imposes requirements on all lenders with respect to their collection and use of nonpublic financial information and requires them to maintain the security of that information and the California Consumer Privacy Act (and comparable data privacy regulations in other states) which enhances privacy rights and consumer protections for California residents and property owners;

•
the Real Estate Settlement Procedures Act (known as RESPA) and Regulation X promulgated thereunder, outlaws kickbacks that increase the cost of settlement services;

•
the Home Mortgage Disclosure Act (known as HMDA) and Regulation C promulgated thereunder, which requires the reporting of public loan data;

•
the Telephone Consumer Protection Act and the CAN-SPAM Act, which regulate commercial solicitations via telephone, fax, and the Internet;

•
the Depository Institutions Deregulation and Monetary Control Act of 1980, which preempts certain state usury laws;

•
the Alternative Mortgage Transaction Parity Act of 1982, which preempts certain state lending laws which regulate alternative mortgage transactions;

•
the Fair Debt Collection Practices Act, which prohibits unfair debt collection practices;

•
the Secure and Fair Enforcement for Mortgage Licensing Act of 2008, which establishes national minimum standards for mortgage licensees;

•
regulations promulgated by the CFPB to help assure that consumers are provided with timely and understandable information about residential mortgage loans that protect them against Unfair, Deceptive or Abusive Acts or Practices;

•
interagency final rules required pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank) establishing minimum national underwriting guidelines for residential mortgages that lenders will be allowed to securitize without retaining any of the loans’ default risk; and

•
the Secure and Fair Enforcement for Mortgage Licensing Act, commonly known as the SAFE Act, which is designed to enhance consumer protection and reduce fraud by requiring states to establish minimum standards for the licensing and registration of state licensed mortgage loan originators.

Since its formation, the CFPB has taken a very active role in the mortgage industry. The CFPB has rulemaking authority with respect to many of the federal consumer protection laws applicable to mortgage lenders and servicers, and its rulemaking and regulatory agenda relating to loan servicing and origination continues to evolve. The CFPB also has broad supervisory and enforcement powers with regard to non-depository financial institutions that engage in the origination and servicing of mortgage loans. The CFPB has conducted routine examinations of our business and will conduct future examinations
As part of its enforcement authority, the CFPB can order, among other things, rescission or reformation of contracts, the refund of moneys or the return of real property, restitution, disgorgement or compensation for unjust enrichment, the payment of damages or other monetary relief, public notifications regarding violations, remediation of practices, external compliance monitoring and civil money penalties. The CFPB has been active in investigations and enforcement actions and has issued large civil money penalties since its inception to parties the CFPB determines violated the laws and regulations it enforces.
In addition, various federal, state and local laws have been enacted that are designed to discourage predatory lending and servicing practices. Some states have enacted, or may enact, similar laws or regulations, which in some cases impose restrictions and requirements greater than those in federal law. Also, under the anti-predatory lending laws of some states, the origination of certain residential loans, including loans that are not classified as “high cost” loans under applicable law, must satisfy a net tangible benefits test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine that a residential loan, for example, does not meet the test even if the related originator reasonably believed that the test was satisfied. Failure of residential loan originators or servicers to comply with these laws, to the extent any of their residential loans are or become part of our mortgaged-related assets, could subject us to monetary penalties and could result in the borrowers rescinding the affected residential loans.
Our mortgage lending operations is an approved Housing and Urban Development (“HUD”) lender, a Ginnie Mae approved issuer and servicer and an approved but inactive seller/servicer of Fannie Mae. As previously disclosed, on July 7, 2020 we were suspended by Freddie Mac and are working to satisfy the requirements outlined to achieve reinstatement. As such, we are required to submit annually to Fannie Mae, Freddie Mac (when an active seller/servicer), and HUD, as applicable, audited financial statements, or the equivalent, according to the financial reporting requirements of each regulatory entity for its sellers/servicers. Our lending activities are also subject to examination by Fannie Mae, Ginnie Mae, Freddie Mac, HUD, CFPB and state regulatory agencies including the California Department of Financial Protection and Innovation (f/k/a California Department of Business Oversight) at any time to assure compliance with applicable regulations, policies and procedures. Also refer to “Regulatory Risks” under Item 1A. Risk Factors for a further discussion of regulations that may affect us.
Competition
We operate in a highly competitive industry that could become even more competitive as a result of legislative, regulatory, economic, and technological changes, as well as continued consolidation or expansion. Our competitors include banks, thrifts, credit unions, real estate brokerage firms, mortgage brokers, fintech companies and mortgage banking companies. Competition is based on a number of factors including, among others, customer service, quality and range of products and services offered, price, reputation, interest rates, lending limits and customer convenience. To compete effectively, we must have a very high level of operational, technological, and managerial expertise, as well as access to capital at a competitive cost. Many of our competitors are larger than we are and have access to greater financial resources than we do, which can place us at a competitive disadvantage. In addition, many of our largest competitors are banks or affiliated with banking institutions, the advantages of which include, but are not limited to, the ability to hold new mortgage loan originations in an investment portfolio and having access to financing with more favorable terms than we do, including lower funding costs with bank deposits as a source of liquidity.

Our real estate services segment competes with firms that provide similar services, including loan modification companies, real estate asset management and disposition companies and real estate brokerage firms. Our competitors include large mortgage servicers, established subprime loan servicers, and newer entrants to the specialty servicing and recovery collections business. Efforts to market our ability to provide real estate services for others is more difficult than many of our competitors because we have not historically provided such services to unrelated third parties, and we are not a rated primary or special servicer of residential mortgage loans as designated by a rating agency.
Properties
Our primary executive and administrative offices are located at 19500 Jamboree Road, Irvine, California 92612 where we have a premises lease expiring in September 2024. The premises consist of four floors where we occupy approximately 119,600 square feet.
Legal Proceedings
Information with respect to this item may be found in Note 13 — Commitments and Contingencies and Note 11 — Commitments and Contingencies in the Consolidated Financial Statements included in this Prospectus/Consent Solicitation commencing on pages F-37 and F-66, respectively.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS
Information Concerning Directors
The persons listed below serve on the Company’s Board of Directors. Our directors stand for reelection at each annual stockholder meeting.
NAME	AGE	POSITION
George A. Mangiaracina	58	Chief Executive Officer, Chairman of the Board
Frank P. Filipps	75	Director
Katherine J. Blair	52	Director
Joseph A. Piscina	62	Director
Obi O. Nwokorie	56	Chief Investment Officer
George A. Mangiaracina has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since 2018. Mr. Mangiaracina joined the Company in 2015 to lead the capital raise activities, asset-liability management, strategic initiatives, and capital markets operations. Before joining the Company, Mr. Mangiaracina spent over two decades in the securities industry as a Managing Director at UBS and Deutsche Bank, with revenue and risk responsibility for proprietary trading, lending, and structured finance across an array of asset classes. Mr. Mangiaracina began his career within the financial services industry group at Arthur Andersen & Co. He earned his Bachelor of Science in Accounting and Finance from Fordham University’s College of Business Administration. The Company believes Mr. Mangiaracina has the financial and business experience, past senior executive positions, and operating experience within the real estate and financial sectors to give him the qualifications and necessary skills to serve as a director.
Katherine J. Blair was appointed to the Board of Directors in December 2019. She is currently a partner at Manatt, Phelps & Phillips, LLP in Los Angeles and has practiced law for over 25 years specializing in corporate, securities and transactional matters and advising executive officers, general counsel and directors on corporate governance, SEC reporting and compliance, public and private securities offerings, as well as mergers and acquisitions. Ms. Blair is also a member of the board of directors of Skechers U.S.A., Inc. (NYSE: SKX), which designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. Ms. Blair currently serves as an officer of the Board of Governors of the USC Institute of Corporate Counsel and she previously served as the Chair of the Business Law Section of the Los Angeles County Bar Association and as an officer of the Corporations Committee of the Business Law Section of the California Lawyers Association. Ms. Blair holds an undergraduate degree from the University of California, San Diego and a J.D., cum laude from Pepperdine University School of Law. The Company believes that Ms. Blair’s experience working with and advising public companies, including corporate, governance and transactional matters, provides her with the qualifications and skills to serve as a director.
Frank P. Filipps has been a director of IMH since August 1995. From April 2005 to July 2008, Mr. Filipps was Chairman and Chief Executive Officer of Clayton Holdings, Inc., a mortgage services company. From June 1999 to April 2005, Mr. Filipps was Chairman and Chief Executive Officer of Radian Group, Inc. (NYSE: RDN) and its principal subsidiary, Radian Guaranty, Inc., which were formed through a merger of Amerin and Commonwealth Mortgage Assurance Company. Since February 2013, Mr. Filipps has served as a director of Orchid Island Capital (NYSE: ORC), a specialty finance company that invests in residential mortgage-backed securities, and since 2014, he has served as a director of Ready Capital Corporation (formerly, Sutherland Asset Management) (NYSE: RC). Mr. Filipps was previously, from September 2004 to December 2014, a director of Primus Guaranty, Ltd. (NYSE: PRS), a holding company primarily engaged in selling credit protection against investment grade credit obligations of corporate and sovereign entities, and, from December 2010 to December 2014, a director of Fortegra Financial Corp (NYSE: FRF), an insurance services company. Mr. Filipps received a B.A. in Economics in 1969 from Rutgers University and a Master’s degree in Corporate Finance and International Business in 1972 from New York University. The Company believes that Mr. Filipps’s financial and business expertise, including a diversified background of managing companies and his past senior executive positions and operating experience with real estate-related and mortgage services companies, give him the qualifications and skills to serve as a director.

Obi O. Nwokorie was appointed to the Board of Directors on September 17, 2021. He currently serves as Executive Vice President, Alternative Credit Products and Chief Investment Officer of IMH, a position he has held since June 2021. Previously, Mr. Nwokorie served as Managing Director of mortgage trading at Seer Capital Management LP from October 2012 to May 2021 where he was responsible for bulk whole loan acquisition and securitization of Non-QM, NPL and Fix and Flip mortgages. Prior to Seer Capital, Mr. Nwokorie served in various roles at both Credit Suisse Securities (USA) LLC and UBS Securities LLC, including subprime and second lien whole loan trading, head of the asset finance structuring team and on the new issue syndicate desk. Mr. Nwokorie holds an MBA degree from University of Baltimore and a B.Sc Finance at Abia (formerly Imo) State University, Nigeria. The Company believes that Mr. Nwokorie’s financial and business experience, including a long track record within capital markets and mortgage loan trading, gives him the qualifications and skills to serve as a director.
Joseph A. Piscina was appointed to the Board of Directors on September 17, 2021. Mr. Piscina currently serves as Chief Operating Officer and partner of The Versant Group, whose funds focus on building and acquiring investment management businesses that are scalable through market cycles, a position he has held since May 2017. Mr. Piscina previously held positions with Ellington Management Company as Managing Director — Head of Special Situations from May 2014 to April 2017, Monday Capital Partners as Senior Partner from January 2013 to December 2013, and Five Mile Capital Partners as Partner — Portfolio Manager from June 2007 to December 2012. In addition, Mr. Piscina has worked for Paine Webber, Kidder Peabody and Drexel Burnham during his career. Mr. Piscina holds a J.D. from Villanova School of Law and a B.A from Columbia College. The Company believes that Mr. Piscina’s financial and business experience, including his past senior management positions and operating experience, gives him the qualifications and skills to serve as a director.
Executive Officers The following table provides certain information regarding our executive officers who are not currently directors of the Company:
NAME	AGE	POSITION
Tiffany M. Entsminger	39	Chief Operating Officer
Joseph O. Joffrion	53	Senior Vice President, General Counsel
Justin R. Moisio	40	Chief Administrative Officer, Corporate Secretary
Information about George A. Mangiaracina, our Chief Executive Officer, and Obi Nwokorie, our Chief Investment Officer and Executive Vice President, Alternative Credit Products, is set forth above under “Information Concerning Directors.”
Tiffany M. Entsminger was appointed Chief Operating Officer (“COO”) of the Company on November 5, 2020. Ms. Entsminger previously served as the Company’s Chief Risk Officer and Head of Operations from 2019 until prior to her appointment as COO, and has held previous roles with the Company since 2018. Ms. Entsminger has more than 20 years of experience in financial services, specializing in operational and credit risk. She previously held a number of operations and risk management leadership roles, including SVP, Direct Operations for loanDepot.com, LLC. During her time with the national lender, from 2014 to 2018, she oversaw underwriting, closing and funding, quality control, and collateral valuations. Prior to that, Ms. Entsminger held a risk management position with Nationstar Mortgage. In addition to her mortgage expertise, Ms. Entsminger is a licensed attorney.
Joseph O. Joffrion was appointed Senior Vice President and General Counsel of the Company on September 28, 2020. Prior to joining Impac, Mr. Joffrion spent the previous 22 years as in-house counsel to several companies. From 2007 to 2019, Mr. Joffrion served in various roles within Auction.com, LLC, a distressed residential and commercial real estate auction company. Such roles included Associate General Counsel, EVP — Strategic Development and Chief Legal Officer. From 2006 to 2007, Mr. Joffrion was EVP & Chief Legal Officer at NRP Holdings, Inc., a land acquisition and disposition company. Prior to that, from 1997 to 2006, Mr. Joffrion served as General Counsel for St. John Knits International, Inc., a designer, manufacturer and retailer of women’s apparel and accessories. Mr. Joffrion holds a Juris Doctorate from Western State College of Law and earned a Bachelor of Science in Mechanical Engineering from Washington University in St. Louis, MO.

Justin R. Moisio was appointed Chief Administrative Officer of the Company on August 1, 2019 and Corporate Secretary on July 29, 2020. Mr. Moisio has more than 17 years of experience in the publicly traded financial services sector. Since 2004, Mr. Moisio has held numerous leadership positions within Impac Mortgage Holdings, Inc., including investor relations, correspondent and consumer direct lending, public relations, marketing, project management and business development. In addition, Mr. Moisio served as President of the National Investor Relations Institute of Orange County, from 2012-2014. Mr. Moisio earned his Bachelor of Arts in Political Science and History from Miami University.
Key Employee
Mr. Jon Gloeckner, Senior Vice President Treasury and Financial Reporting, 44, has been with the Company since 2004, serving in a variety of capacities, including treasury, financial reporting, accounting, and warehousing. Since April 1, 2021, Mr. Gloeckner has been performing the duties of principal financial officer and principal accounting officer until a permanent replacement for Chief Financial Officer is found. Mr. Gloeckner earned his M.B.A. in Finance and B.S. in Business Administration, Finance both from California State University, Hayward.

BENEFICIAL OWNERSHIP
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of September 9, 2022 by (i) each director, (ii) each Named Executive Officer, (iii) each person known to us to beneficially own more than five percent of our common stock, and (iv) all directors and current executive officers as a group.
As of September 9, 2022, there were 21,500,935 shares of common stock outstanding. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to securities held by that person that are currently exercisable or become exercisable, or convertible or become convertible, within sixty (60) days of September 9, 2022 are deemed outstanding even if they have not actually been exercised or converted. Those shares, however, are not deemed outstanding for the purpose of computing the ownership percentage of any other person. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders (Other than Directors)
Richard H. Pickup(2)	6,663,120	30.4%
Todd M. Pickup(3)	2,855,367	13.1%
Named Executive Officers and Directors
George A. Mangiaracina(4)	437,368	2.0
Tiffany M. Entsminger(4)	30,376	*
Justin R. Moisio(4)	40,674	*
Katherine J. Blair(4)	16,667	*
Frank P. Filipps(4)	87,477	*
Joseph A. Piscina(4)	—	*
Obi O. Nwokorie(4)	—	*
Joseph O. Joffrion	—	*
Directors and current executive officers as a group (8 persons)(4)	612,562	2.8%

*
Indicates less than 1%.

(1)
Except as otherwise noted, all named beneficial owners can be contacted at 19500 Jamboree Road, Irvine, California 92612.

(2)
According to Schedule 13D/A filed on November 24, 2021 and information known to the Company, the share amount consists of the following: (i) 120,000 shares owned by Mr. Pickup and held in an individual retirement account; (ii) 3,625,000 shares owned directly by RHP Trust, dated May 31, 2011 (the “Trust”), over which Mr. Pickup exercises sole investment and voting power; (iii) 401,163 shares underlying Convertible Promissory Notes Due 2020 issued to the Trust, at the initial conversion price of $21.50 per share, over which Mr. Pickup exercises sole investment and voting power; (iv) 116,956.95 shares that the Trust may acquire at any time after October 15, 2020 upon exercise (at an exercise price of $2.97 per share) of a Warrant to Purchase Common Stock owned directly by the Trust; (v) 1,400,000 shares are owned directly by Dito Caree LP, over all of which shares Gamebusters, Inc., acting through Richard H. Pickup, its sole officer and director, exercises sole investment and voting power; and (vi) 1,000,000 shares owned directly by Dito Devcar LP, over all of which shares Gamebusters, Inc., acting through Richard H. Pickup, its sole officer and director, exercises sole investment and voting power. The stockholder’s and the Trust’s address is 2532 Dupont Drive, Irvine, California 92612.

(3)
According to a Schedule 13G filed on February 11, 2021 and information known to the Company, the share amount consists of (A) (i) 100,000 shares owned directly by Mr. Pickup; (ii) 300,000 shares owned by Pickup Grandchildren’s Trust; (iii) 100,000 shares owned directly by Pickup Living Trust; (iv) 1,793,796 shares owned directly by Vintage Trust II, dated July 19, 2007, (the “Vintage Trust”); (v) 296,512 shares that the Vintage Trust has the right to acquire at any time by converting into such shares the outstanding principal balance of Convertible Promissory Notes Due 2020 issued to the Vintage Trust, at the initial conversion price of $21.50 per share, and Mr. Pickup exercises sole investment and voting power over all such shares; and (vi) 85,059.6 shares that the Vintage Trust may acquire at any time after October 15, 2020 upon exercise (at an exercise price of $2.97 per share) of a Warrant to Purchase Common Stock owned directly by the Vintage Trust and (B) 100,000 shares owned directly by Plus Four Equity Partners, L.P. and 80,000 shares owned directly by Vintage Trust, dated October 28, 1993, over which Mr. Pickup shares investment and voting power. The stockholder’s address is 2532 Dupont Drive, Irvine, California 92612.

(4)
Includes the following: George Mangiaracina — 309,000 shares underlying options; Tiffany Entsminger — 22,589 shares underlying options; Frank Filipps — 27,500 shares underlying options, 39,500 shares underlying vested DSUs and 16,667 underlying vested RSUs; Katherine Blair — 11,667 shares underlying vested RSUs; and Justin Moisio — 33,349 shares underlying options.

Beneficial Ownership of Preferred Stock by Executive Officers, Directors and Large Stockholders
Series B Preferred Stock
No executive officer or director of the Company holds any shares of our Series B Preferred Stock. Based on information available to the Company, the following table sets forth, as of September 9, 2022, the names and beneficial ownership of those who hold more than 5% of the outstanding shares of our Series B Preferred Stock.
	Beneficial Ownership of Series B Preferred Stock
Name of Beneficial Owner	Shares	Percent
Camac Fund LP	246,110	37%
Series C Preferred Stock
No executive officer or director of the Company holds any shares of our Series C Preferred Stock. Based on information available to the Company, the following table sets forth, as of September 9, 2022, the names and beneficial ownership of those who hold more than 5% of the outstanding shares of our Series C Preferred Stock.
	Beneficial Ownership of Series C Preferred Stock
Name of Beneficial Owner	Shares	Percent
Dennis Hesse	275,170	19.6%
Joseph Waske	180,018	12.8%
David P. Sims	126,298	9.0%

CORPORATE GOVERNANCE AND DIRECTOR COMPENSATION
Family Relationships
There are no family relationships between any of the directors or executive officers of the Company.
Corporate Governance and Board Matters
Vacancies
All directors are elected at each annual meeting of stockholders for a term of one year and hold office until their successors are elected and qualify. Any vacancy on the Board of Directors for any cause, other than an increase in the number of directors, may be filled by a majority vote of the remaining directors, although such majority is less than a quorum. Replacements for vacancies occurring among the unaffiliated directors will be elected by a majority vote of the remaining directors, including a majority of the unaffiliated directors. Any vacancy in the number of directors created by an increase in the number of directors may be filled by a majority vote of the entire Board of Directors. As noted above, the holders of the Company’s Series B Preferred Stock are also entitled to elect, as a separate class, two (2) additional directors (which right continues until such time as all accumulated dividends on the Series B Preferred Stock have been paid or set aside for payment). As of the date hereof, the holders of Series B Preferred Stock have not elected any directors.
Board Member Independence
We are listed on the NYSE American and accordingly, we have applied the listing standards of the NYSE American in determining the “independence” of the members of our Board of Directors. Based on the listing standards of the NYSE American and after reviewing the relationships with members of our Board of Directors, our Board of Directors has determined, with the assistance of the Governance and Nomination Committee, that Frank P. Filipps, Katherine J. Blair, and Joseph A. Piscina qualify as independent directors. The Governance and Nomination Committee reviews with the Board at least annually the qualifications of new and existing Board members, considering the level of independence of individual members, together with such other factors as the Board may deem appropriate, including overall skills and experience. The Governance and Nomination Committee also evaluates the composition of the Board as a whole and each of its committees to ensure the Company’s on-going compliance with the independence standards of the NYSE American.
Board Attendance, Committees and Corporate Governance
Our Board of Directors met sixteen (16) times during 2021. During the period for which a person served as a director, each director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by those committees of the Board of Directors on which such director served. We encourage all directors to virtually attend the annual meeting of stockholders. In 2022, all of our directors attended the virtual annual meeting of stockholders.
The current standing committees of our Board of Directors are the Audit Committee, the Compensation Committee, and the Governance and Nomination Committee. Each of these committees has a written charter approved by our Board of Directors. The members of the committees and a description of the principal responsibilities of each committee are described below.
Our Board of Directors has adopted Corporate Governance Guidelines. The Corporate Governance Guidelines include items such as criteria for director qualifications, director responsibilities, committees of the Board, director access to officers and employees, director compensation, evaluation of the CEO, annual performance evaluation and management succession. The Board of Directors has chosen not to impose term limits or mandatory retirement age with regard to service on the Board in the belief that continuity of service and the past contributions of the Board members who have developed an in-depth understanding of the Company and its business over time bring a seasoned approach to the Company’s governance. Each director is to act on a good faith basis and informed business judgment in a manner such director reasonably believes to be in the best interest of the Company.

A copy of each committee charter and our Corporate Governance Guidelines can be found on our website at www.impaccompanies.com by clicking “Investor — Corporate Governance — Governance Documents,” and is available in print upon request to the Corporate Secretary of Impac Mortgage Holdings, Inc., 19500 Jamboree Road, Irvine, California 92612.
The Audit Committee
The Audit Committee of the Board of Directors consists of two (2) directors, who are independent pursuant to the Director Independence Standards of the NYSE American and other SEC rules and regulations applicable to audit committees. The following directors are currently members of the Audit Committee: Frank P. Filipps, who serves as the chairman, and Joseph A. Piscina. The Board of Directors has determined that Frank P. Filipps (Chairman) and Joseph A. Piscina each qualify as an audit committee financial expert, as such term is defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act. During 2021, the Audit Committee held seven (7) meetings.
The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s financial statements and financial reporting process and its system of internal accounting and financial controls, (ii) the performance of the independent auditors, which would include an evaluation of the independent auditor’s qualifications and independence, (iii) the Company’s compliance with legal and regulatory requirements, including disclosure controls and procedures, and (iv) the preparation of an Audit Committee report to be included in the Company’s annual proxy statement. The Audit Committee is authorized to retain independent legal, accounting or other advisors.
The Compensation Committee
The Compensation Committee is responsible for (1) reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO, evaluating the CEO’s performance in light of those goals and objectives and determining and approving the CEO’s compensation level, (2) recommending to our Board of Directors the cash and non-cash compensation of our executive officers as defined in the rules promulgated under Section 16 of the Exchange Act, (3) evaluating the performance of our executive officers, (4) recommending to our Board of Directors the cash and non-cash compensation policies for our non-employee directors, (5) making recommendations to our Board of Directors with respect to incentive compensation and equity-based plans that are subject to Board of Directors approval, (6) recommending to the Board of Directors on whether the compensation discussion and analysis should be included in the proxy or Form 10-K, and (7) assisting our Board of Directors in evaluating potential candidates for executive officer positions with the Company. The Compensation Committee may consult with the CEO in determining the executive compensation for any executive officer other than the CEO. The Compensation Committee is authorized to retain or to obtain the advice of independent counsel or other advisors. The Compensation Committee currently consists of Katherine J. Blair (Chairman) and Frank P. Filipps. The Compensation Committee held four (4) meetings during 2021.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee were officers or employees of the Company during 2021 nor did they have any relationship with us requiring disclosure under Item 404 of Regulation S-K. None of our current executive officers served as a member of the board of directors or the compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
The Governance and Nomination Committee
The Governance and Nomination Committee assists the Board of Directors in (1) identifying qualified individuals to become members of the Board of Directors, (2) determining the composition of the Board of Directors and its committees, (3) selecting, or recommending that the Board select, the director nominees for the next annual meeting of stockholders, (4) monitoring a process to assess board, committee and management effectiveness, (5) aiding and monitoring management succession planning and (6) developing, recommending to the Board, implementing and monitoring policies and processes related to our corporate governance. The Governance and Nomination Committee has the authority to retain any search firm engaged to assist in identifying director candidates, and to retain outside counsel and any other advisors. The Governance and Nomination Committee currently consists of Joseph A. Piscina (Chairman) and Katherine J. Blair. The Governance and Nomination Committee held two (2) meetings during 2021.
Board Leadership Structure and Role in Risk Oversight
The Board of Directors does not have a policy regarding the separation of the roles of CEO and Chairman of the Board of Directors as the Board of Directors believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board of Directors. Historically, the Board of Directors has determined that having the Company’s CEO serve as Chairman is in the best interest of the Company’s stockholders at this time. This structure has made the best use of the CEO’s extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company’s management and the Board.
Frank P. Filipps serves as the Company’s Lead Independent Director. The Lead Independent Director advises the Chairman of the Board of Directors or otherwise undertakes the following:
(a)
assesses the quality, quantity and timeliness of the flow of information from management as necessary for the independent directors to perform their duties effectively and responsibly, including requesting that certain material be included in materials prepared for the Board of Directors by management; and

(b)
moderates executive sessions of the Board of Directors’ independent directors and acts as a liaison between the independent directors and the Chairman of the Board of Directors and/or CEO on appropriate issues.

Cyber security incidents compromising non-public personal financial information may produce material adverse effects to the Company’s business, including but not limited to, reputational harm, loss of intellectual property, disruption of key business operations, governmental fines/penalties, and litigation/remediation costs. Under the direction of its Chief Information Security Officer (“CISO”) or designated individual, the Company maintains a formal information security management program to address cyber security risks. The program leverages industry frameworks and standards with the goal of ensuring appropriate controls are established and are frequently assessed for adequacy. Major components of the program include safeguarding customer information, third party vendor oversight and incident response.
The Board of Directors receives reports and briefings from the CISO or designated individual, via its Chief Technology Officer (“CTO”) relating to a full range of cyber security issues, the Company’s risk posture to protect against cyber security threats, and policies that are intended to adequately implement the program. The CTO and CISO or designated individual periodically keep the Board of Directors abreast of efforts relating to compliance, risk assessments, results of audits, examinations, penetration and vulnerability testing, security breaches or violations and recommended changes to the Company’s information security program. The Company has also increased its cyber security insurance policy coverage three-fold in an attempt to adequately protect the Company from exposure in the event of a cyber security breach.
The Director Nomination Process
The Governance and Nomination Committee considers nominees from all sources, including stockholders. The Governance and Nomination Committee has the authority to lead the search for individuals qualified to become members of the Company’s Board of Directors and to select or recommend to the Board of Directors director nominees to be presented for stockholder approval. The Governance and Nomination Committee may use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.
The Board of Directors will consist of a majority of directors who (i) qualify as “independent” directors within the meaning of the listing standards of the NYSE American, as the same may be amended from time to time; (ii) meet the applicable requirements to be “unaffiliated” as defined in the Company’s Bylaws, as may be amended from time to time; and (iii) are affirmatively determined by the Board of Directors to have no material relationship with the Company, its parents or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, its parents or its subsidiaries). The Governance and Nomination Committee reviews with the Board of Directors at least annually the qualifications of new and existing Board of Directors members, considering the level of independence of individual members, together with such other factors as the Board of Directors may deem appropriate, including overall skills and experience. Our Board of Directors has determined not to establish term limits with regard to service on the Board of Directors in the belief that continuity of service and the past contributions of Board of Directors members who have developed an in-depth understanding of the Company and its business over time bring a seasoned approach to the Company’s governance. The Governance and Nomination Committee will select individuals who have high personal and professional integrity, have demonstrated ability and sound judgment, and are effective, in conjunction with other director nominees, in collectively serving the long-term interests of our stockholders, together with such other factors as the Board of Directors may deem appropriate, including overall skills and experience.
Although the Company does not have a policy regarding diversity, the value of diversity on the Board of Directors is considered and the particular or unique needs of the Company shall be taken into account at the time a nominee is being considered. The Governance and Nomination Committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of directors and prospective nominees to the Board of Directors. The Governance and Nomination Committee will recommend to the Board of Directors nominees as appropriate based on these principles.
Director Nominees by Stockholders.   Director nominees provided by stockholders to the Governance and Nomination Committee are evaluated by the same criteria used to evaluate potential nominees from other sources. When making a recommendation for a Board nominee to be evaluated by the Governance and Nomination Committee, stockholders should include all information about the candidate that is required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Exchange Act. The written recommendation should be sent to the Corporate Secretary of the Company accompanied by the candidate’s written consent to be named in a proxy statement as a nominee, if recommended by the Governance and Nomination Committee and nominated by the Board, and to serve as a director if appointed or elected. Additional information about the candidate may be requested by the Governance and Nomination Committee from time to time, either from the recommended person or from the recommending stockholder.
Submission for Consideration at Annual Meeting.   The Company’s Bylaws provide that stockholders may nominate directors for consideration at an annual meeting provided they comply with the notice procedures set forth in the bylaws, which are further described in this proxy statement under “Stockholder Proposals — Proposals to be Submitted for Annual Meeting” and “Mailing Instructions.” The stockholder nominating a director must be a stockholder of record at the time of giving the notice and entitled to vote at the meeting. If the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by us at least seventy (70) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s nomination will be deemed timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary not later than the close of business on the tenth (10th) day following the day on which public announcement is first made by us. Any notice shall include the information regarding the stockholder making the nomination and the nominee as required by the Company’s Bylaws. Nominations made by stockholders in this manner are eligible to be presented by the stockholder at the meeting, but such nominees will not have been considered by the Governance and Nomination Committee as a nominee to be potentially supported by the Company.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics. This code of ethics applies to our directors, executive officers and employees. This code of ethics is publicly available in the corporate governance section of the stockholder relations page of our website located at www.impaccompanies.com and in print upon request to the Corporate Secretary at Impac Mortgage Holdings, Inc., 19500 Jamboree Road, Irvine, California, 92612. If we make amendments to the code of ethics or grant any waiver that the SEC requires us to disclose, we will disclose the nature of such amendment or waiver on our website.

Policy Prohibiting Hedging and Limiting Pledging of Company Stock
Our Board of Directors has adopted an “Insider Trading Policy” governing transactions in the Company’s equity securities by the Company’s executive officers, directors, employees, and the family members of, and entities controlled by, each of the foregoing persons (collectively, the “subject persons”). In addition to the policy’s general prohibitions on insider trading in violation of applicable federal law, the policy contains a more specific set of restrictions which apply to the subject persons due to their positions with the Company or their access to material non-public information regarding the Company. Under this policy, our subject persons are prohibited from engaging in specified types of transactions involving the Company’s equity securities, including (i) holding securities of the Company in a margin account or otherwise pledging the Company’s securities as collateral for a loan, (ii) short-selling. (iii) buying or selling options (including the trading of puts, calls or other market derivatives) and (iv) engaging in hedging or other forms of monetization transactions, such as equity swaps, collars, exchange funds and prepaid variable forward contracts, which would allow the subject person to continue to own the affected securities of the Company, but without the full risks and rewards of outright ownership. The policy also requires the subject persons to advise the Company’s Chief Trading Officer before effecting any transaction in the Company’s securities. Pre-planned stock trading programs that otherwise satisfy the requirements of Securities and Exchange Commission Rule 10b5-1 and the terms of our policy, however, are generally permitted.
Stockholder Communication with Our Board of Directors
Stockholders who wish to contact any of our directors either individually or as a group may do so by writing them c/o Corporate Secretary, Impac Mortgage Holdings, Inc., 19500 Jamboree Road, Irvine, California 92612, by telephone at (949) 475-3600 or by email to generalcounsel@impacmail.com, specifying whether the communication is directed to the entire Board of Directors or to a particular director. Stockholder letters are screened, which includes filtering out improper or irrelevant topics.
Compensation of Board Members
The compensation of the Company’s non-employee directors is described below.
Board Fees.   Prior to September 2021, non-employee directors were paid $30,000 per quarter, which included up to thirty-five (35) meetings per year and constitutes all fees for board and committee meetings, chairmanships, lead director roles and any other special meetings. If there were more than thirty-five (35) meetings during a year, then additional compensation would be awarded as determined by the Compensation Committee.
In September 2021, the Board of Directors approved amendments to its compensation arrangements for non-employee directors. Effective as of September 16, 2021, non-employee directors receive an annual retainer fee in the amount of $75,000. In addition, non-employee directors receive $35,000 for each Board of Directors committee in which such director is chairperson, and $10,000 for each Board of Directors committee for which such director is a member.
Equity Awards.   Non-employee directors typically receive an annual equity award of options to purchase shares of the Company’s common stock (the “Director Stock Options”), or instead, at the election of the individual director, a number of restricted stock units (which may be taken as deferred stock units, as described below) equal in value to the number of Director Stock Options (based on the binomial value of the Director Stock Options) not taken by such director. Director Stock Options and any substitute restricted units typically vest in three equal annual installments beginning on the first anniversary of the date of grant.
Deferred Stock Unit Awards.   The Company also permits grants of deferred stock units (“DSUs”) to non-employee directors. Each DSU grant vests in substantially equal annual installments over three years, commencing with the first anniversary of the date of grant, subject to the director’s continued service on the Board of Directors. Upon vesting, the DSUs continue to be held in the director’s stock account until payment becomes due after termination of service on the Board of Directors. When a director ceases to be a member of the Board of Directors, all DSUs that remain unvested terminate and are forfeited. Dividends and other distributions on DSUs are credited to the director’s stock account as if such DSUs were actual shares of common stock issued and outstanding. No interest is credited on stock amounts. Dividends and distributions are converted, based on fair market value of the common stock, into DSUs and credited to the director’s stock account. The Board of Directors, in its sole discretion, may waive vesting and forfeiture of DSUs. In the event of a change in control, all outstanding DSUs are fully vested. Directors receive a distribution of stock within thirty (30) days after the date the director no longer serves on the Board of Directors. The distribution will consist of one share of common stock for each DSU. Any shares of common stock issued as DSUs are issued under the Company’s equity incentive plans.
Special Services.   From time to time, the Company’s non-employee directors may be asked to engage in special director services, whether or not a committee of the Board of Directors has been formed for such purpose. Such services have included and may include strategic reviews, strategic transaction oversight, independent major litigation oversight and like matters involving substantially greater commitments of time from the relevant directors. In such circumstances, the directors engaged in such efforts may receive additional fees for the duration of such service. Fees related to a special committee may be paid whether or not the matter concludes in a transaction or other specific result and may be adjusted upward or downward based on the amount of work required and any other criteria the committee and Board of Directors deem appropriate.
Set forth below is the compensation earned by our non-employee directors during 2021.
Director Compensation For 2021
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Total ($)
Katherine J. Blair	$120,000	65,800	—	$185,800
Frank P. Filipps	$120,000	65,800	—	$185,800
Stewart B. Koenigsberg	$120,000	65,800	—	$185,800
Joseph A. Piscina(2)	$21,667	—	—	$21,667

(1)
The table below sets forth the number of option and stock awards held by each director who served on the Board of Directors during 2021 as of December 31, 2021. The amounts disclosed above reflect the full grant date fair values in accordance with FASB ASC Topic 718. See “Note 17 — Share Based Payments and Employee Benefit Plans” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(2)
Mr. Piscina was elected to serve on the Board of Directors on September 17, 2021.

Name	Option Awards: Number of Securities Underlying Options (#)	Stock Awards: Number of Securities Underlying Stock Awards (#)
Katherine J. Blair	—	30,000
Frank P. Filipps	27,500	74,500
Stewart B. Koenigsberg	—	50,000
Joseph A. Piscina	—	—

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table presents compensation earned by our named executive officers for the years set forth below (the “Named Executive Officers”).
SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
George A. Mangiaracina Chief Executive Officer and Chairman	2021	750,000	750,000	332,803	—	—	9,975	1,842,778
	2020	750,000	400,000	750,000(4)	—	—	9,975	1,909,976
	2019	750,000	—	187,500	369,800	750,000	5,758	2,063,058
Tiffany M. Entsminger Chief Operating Officer	2021	400,000	275,000(5)	51,110	15,223	—	9,975	751,308
	2020	400,000	161,250	37,500	—	—	9,975	608,726
Justin R. Moisio Chief Administrative Officer	2021	360,000	250,000(6)	46,356	13,808	—	9,975	680,139
	2020	312,500	146,250	37,500	—	—	9,975	468,725

(1)
Salary is based on employment arrangements for each Named Executive Officer.

(2)
The amounts disclosed reflect the full grant date fair values in accordance with FASB ASC Topic 718. For assumptions used in calculation of the option awards, see “Note 17 — Share Based Payments and Employee Benefit Plans” to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(3)
All other compensation for each of the named executive officers includes matching contributions under the Company’s 401(k) plan.

(4)
This amount represents a discretionary grant of RSUs representing 140,397 shares of common stock granted to Mr. Mangiaracina in February 2020 in lieu of receiving a 2019 cash bonus payment and as an incentive for future services.

(5)
Ms. Entsminger received 75% of her discretionary annual bonus amount on March 7, 2022, and the remaining 25% is to be paid on February 22, 2023, subject to Ms. Entsminger still being employed as of such date. Such deferred amount would also be payable if the Company terminated Ms. Entsminger’s employment without cause prior to February 22, 2023.

(6)
Mr. Moisio received 75% of his discretionary annual bonus amount on March 7, 2022, and the remaining 25% is to be paid on February 22, 2023, subject to Mr. Moisio still being employed as of such date. Such deferred amount would also be payable if the Company terminated Mr. Moisio’s employment without cause prior to February 22, 2023.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021
The following table provides information with respect to equity awards held by the Named Executive Officers as of December 31, 2021.
		OPTION AWARDS			STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)(1)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
George A. Mangiaracina	35,000	—	10.00	2/25/2025	16,666	$18,499
	25,000	—	20.50	7/21/2025	93,598	$103,894
	25,000	—	17.40	7/19/2026	101,156	$112,283
	24,000	—	13.72	8/30/2027
	133,334	66,666	3.75	2/26/2029
Tiffany M. Entsminger	10,000	—	9.85	7/17/2028	4,680	$5,195
	6,667	3,333	3.59	2/21/2029	15,535	$17,244
	—	7,767	3.29	2/17/2031
Justin R. Moisio	1,000	—	10.65	7/23/2023	4,680	$7,792
	1,666	—	5.39	7/22/2024	14,090	$15,640
	5,000	—	20.5	7/21/2025
	4,000	—	17.4	7/19/2026
	4,000	—	13.72	8/30/2027
	6,667	3,333	3.59	2/21/2029
	—	7,045	3.29	2/21/2031

(1)
The options reported above that are not yet exercisable and restricted stock unit awards that have not yet vested are scheduled to become exercisable and vest as set forth below:

The unexercisable option award granted to Mr. Mangiaracina for 66,666 nonqualified stock options vests in full on February 26, 2022. The unexercisable option award granted to Ms. Entsminger for 3,333 nonqualified stock options vests in full on February 21, 2022, and the unexercisable option award granted to Ms. Entsminger for 7,767 nonqualified stock options vests one-third per year for three years beginning on February 17, 2022. The unexercisable option award granted to Mr. Moisio for 3,333 nonqualified stock options vests in full on February 21, 2022, and the unexercisable option award granted to Mr. Moisio for 7,045 nonqualified stock options vests one-third per year for three years, beginning on February 17, 2022.
The unvested stock award granted to Mr. Mangiaracina for 16,666 restricted stock units vests in full on February 26, 2022. The unvested stock award granted to Mr. Mangiaracina for 93,598 restricted stock units vests one-half per year for two years beginning on February 12, 2022. The unvested stock award granted to Mr. Mangiaracina for 101,156 restricted stock units vests one-third per year for three years beginning on February 17, 2022. The unvested stock award granted to Ms. Entsminger for 4,680 restricted stock units vests one-half per year for two years beginning on February 12, 2022, and the unvested stock award granted to Ms. Entsminger for 15,535 restricted stock units vests one-third per year for three years beginning on February 17, 2022. The unvested stock award granted to Mr. Moisio for 4,680 restricted stock units vests one-half per year for two years beginning on February 12, 2022, and the unvested stock award granted to Mr. Moisio for 14,090 restricted stock units vests one-third per year for three years beginning on February 17, 2022.

Employment Arrangements
George A. Mangiaracina, Chief Executive Officer
On March 14, 2018, Mr. Mangiaracina and the Company executed an employment agreement, which had a term effective as of January 1, 2018 and ending on December 31, 2019. For 2021, the Company and Mr. Mangiaracina continued to materially operate under the terms of such employment agreement. The following summarizes the terms of Mr. Mangiaracina’s employment agreement.
Base Salary, Annual Bonus and Other Compensation.   Pursuant to such agreement, for 2021, Mr. Mangiaracina was entitled to receive a base annual salary of $750,000, a fixed bonus payment of $750,000 on December 1, 2021 (“executive bonus”) and an annual discretionary bonus at the sole discretion of the Board of Directors. The executive bonus payment date was moved to February 2022 by mutual agreement between the Company and Mr. Mangiaracina to align with the time when other executives and employees of the Company received their annual bonuses. Based primarily upon the overall performance of the Company during 2021 in relation to the total compensation Mr. Mangiaracina previously received for his efforts during the course of the year, the Board of Directors determined an additional discretionary bonus would not be provided. For 2022, the Company and Mr. Mangiaracina continue to materially operate under the terms of the prior employment agreement with respect to base salary, the executive bonus and the annual discretionary bonus. To receive an annual discretionary bonus, Mr. Mangiaracina must be actively employed by the Company on December 31 of the applicable year, and any such bonus is paid in a combination of cash and RSUs in conformity with the terms of the prior employment agreement, unless otherwise agreed to between Mr. Mangiaracina and the Board of Directors.
Severance Compensation.   If (A) Mr. Mangiaracina is terminated by the Company without cause or (B) any of the following actions are taken: (i) there is a substantial diminution of his duties, authority, pay or responsibilities without performance or market justification, or (ii) in the event of a sale of all or substantially all of the Company’s or change of control, and Mr. Mangiaracina has provided the Company 30 days’ written notice of such giving the Company the opportunity to cure such circumstances in all material respects, then he will receive, after signing a general release, the following:
(i)
the pro-rata remainder of his base salary from the date of termination to the end of the contract term, if any;

(ii)
any unpaid executive bonus;

(iii)
a severance payment of $750,000;

(iv)
any unpaid amounts of accrued salary, vacation time and benefits through the date of termination;

(v)
six months of COBRA family insurance coverage; and

(vi)
any unvested restricted stock will continue to vest over the remaining vesting schedule.

If the Company terminates Mr. Mangiaracina for cause by providing written notice and a 30-day period for Mr. Mangiaracina to cure such circumstances, then he will receive all accrued salary, vacation time and benefits through the date of termination. Pursuant to the employment agreement, “cause” generally means the existence of any of the following, as determined by an affirmative majority vote of the Board of Directors: (a) conviction of, or entry of plea of nolo contendere to, a crime of dishonesty or a felony leading to incarceration of more than 90 days or a penalty or fine of $100,000 or more, (b) material and substantial failure to perform duties after 30 days’ written notice (and given a reasonable time to correct any failures, if possible), (c) willful misconduct or gross negligence that causes material harm, (d) material breach by the employee of the terms of the employment agreement or any other obligation, or (e) employee is declared legally incompetent or has a mental or physical condition that can reasonably be expected to prevent him from carrying out his essential duties for more than 90 days.
Upon the death or disability of Mr. Mangiaracina, he or his estate will receive all accrued salary, vacation time and benefits through the date of termination, a pro rata portion of any unpaid executive bonus, and any unpaid annual bonus if declared and not yet paid. If Mr. Mangiaracina voluntarily resigns, he will receive all accrued salary and vacation time through the date of his departure.

Tiffany M. Entsminger, Chief Operating Officer
On October 7, 2020, Tiffany M. Entsminger entered into a compensation summary memorandum with the Company. The memorandum provides that in the event of termination of Ms. Entsminger in connection with a change of control of the Company, Ms. Entsminger was entitled to receive 12 months base salary and 12 months COBRA coverage (where “change of control” generally means an acquiring entity purchases more than 50% of the common stock of the Company and her position is eliminated within 12 months thereafter). Upon termination without cause, Ms. Entsminger is entitled to receive 6-12 months base salary at the Company’s discretion and matching period for COBRA coverage.
Ms. Entsminger’s compensation is determined at the discretion of the Compensation Committee. For 2021, Ms. Entsminger received an annual base salary of $400,000. In addition, Ms. Entsminger was eligible to receive a discretionary annual bonus. On March 4, 2022, Ms. Entsminger received a discretionary annual bonus in the amount of $275,000, of which 75% was paid on March 7, 2022 and the remaining 25% is to be paid on February 22, 2023, subject to Ms. Entsminger still being employed as of such date. Such deferred amount would also be payable if the Company terminated Ms. Entsminger’s employment without cause.
Justin R. Moisio, Chief Administrative Officer
On October 7, 2020, Mr. Moisio entered into a compensation summary memorandum with the Company. The compensation memorandum provides that in the event of termination of Mr. Moisio in connection with a change of control, Mr. Moisio is entitled to receive 12 months base salary and 12 months COBRA coverage (where “change of control” generally means an acquiring entity purchases more than 50% of the common stock of the Company and his position is eliminated within 12 months thereafter). Upon termination without cause, Mr. Moisio is entitled to receive 6-12 months base salary at the Company’s discretion and matching period for COBRA coverage.
Mr. Moisio’s compensation is determined at the discretion of the Compensation Committee. For 2021, Mr. Moisio received an annual base salary of $360,000. In addition, Mr. Moisio was eligible for a discretionary annual bonus. On March 4, 2022, Mr. Moisio received a discretionary annual bonus in the amount of $250,000, of which 75% was paid on March 7, 2022 and the remaining 25% is to be paid on February 22, 2023, subject to Mr. Moisio still being employed as of such date. Such deferred amount would also be payable if the Company terminated Mr. Moisio’s employment without cause prior to February 22, 2023. In addition, Mr. Moisio received a salary increase to $400,000, effective April 1, 2022.
Equity Compensation Plan Information
Our current stock plan is the Company’s 2020 Equity Incentive Plan, referred to herein as the “2020 Plan,” which was approved by our stockholders and became effective as of the date of Board adoption April 8, 2020 (the “Plan Adoption Date” and expires in April 8, 2030. The 2020 Plan is administered by the Compensation Committee of the Company’s Board of Directors, with participation and approval of the Board of Directors. Awards under the 2020 Plan may include incentive stock options, nonqualified stock options, stock appreciation rights, restricted shares of common stock, restricted stock units, performance share or unit awards, other stock-based awards and cash-based incentive awards.
As a result of the approval of the 2020 Plan by the Company’s stockholders, the Company’s 2010 Omnibus Incentive Plan (“2010 Plan”) was frozen and no further grants will be made under the 2010 Plan, but shares may continue to be issued under the 2010 Plan pursuant to grants made prior to Plan Adoption Date, which issuances of shares will not reduce the number of shares available for issuance under the 2020 Plan. The maximum number of shares of our common stock available for issuance under the 2020 Plan is 2,000,000 shares.
Shares issued with respect to restricted stock awards, RSUs and other “full value” awards granted under the 2020 Plan are counted against the 2020 Plan’s maximum share limit as two shares for every one share actually issued in connection with the award. Shares issued with respect to stock options and stock appreciation rights are counted as one share against the maximum share limit. For example, if 100 shares of restricted stock are granted under the 2020 Plan, 200 shares will be counted against the 2020 Plan’s maximum share limit for that award.

401(k) Plan
We maintain the Impac Mortgage Corp. 401(k) Savings Plan (“401(k) Plan”) for all full time employees, which is designed to be tax deferred in accordance with the provisions of Section 401(k) of the Internal Revenue Code. The 401(k) Plan provides that each participant may contribute up to 100% of their salary pursuant to certain restrictions or up to IRS limitations, which was $19,500 annually for 2021. We will contribute to the participant’s plan account at the end of each quarter 100% of the first 1% of salary, and 50% of the next 5% contributed by a participant, for a total matching contribution up to 3.5%. Under the 401(k) Plan, employees may elect to enroll immediately after hire once they receive their auto enroll letter. The 401(k) Plan has a two year graded vesting schedule whereby an employee’s match is vested 50% after their first year of employment and 100% vested after completing their second year of employment. We recorded approximately $1,045,000 for matching contributions and no discretionary contributions during 2021.
Grants of Plan-Based Awards
The following table provides information as of December 31, 2021 regarding securities issued under our equity compensation plans that were in effect during fiscal 2021.
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,022,557	$6.35	1,477,760
Equity compensation plans not approved by security holders	—	—	—
Total	1,022,557	6.35	1,477,760
DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership of such securities with the SEC. Directors, executive officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on review of the copies of such reports furnished to us during the fiscal year ended December 31, 2021, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% stockholders were satisfied by such persons.
Mr. Gloeckner did not timely file Form 3 after he became an insider on April 1, 2021, however, the Form 3 was subsequently filed January 19, 2022.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
No director, executive officer, stockholder holding at least 5% of shares of our common stock, or any immediate family member thereof, has or had any material interest, direct or indirect, in any transaction, or proposed transaction since the beginning of our last fiscal year, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years, except as described below.
On April 15, 2020, the Company amended and restated those certain outstanding convertible promissory notes (the “Original Notes”) in the principal amount of  $25 million originally issued on May 8, 2015 relating to the Convertible Debt pursuant to the terms of that certain Note Purchase Agreement between the Company and the holders (“Noteholders”) of the Original Notes (the “Note Purchase Agreement”). The Original Notes were amended to extend the maturity date by six months (until November 9, 2020) and to reduce the interest rate on such notes to 7.0% per annum (the “Amended Notes”). The Amended Notes otherwise contained the same terms and conditions as the Original Notes. In connection with the issuance of the Amended Notes, the Company issued to the holders of the Amended Notes, warrants to purchase up to an aggregate of 212,649 shares of the Company’s Common Stock at a cash exercise price of  $2.97 per share. On November 9, 2020, the maturity date of  $20 million of the Amended Notes were further extended to May 9, 2022 (and the remaining $5 million in principal of Amended Notes was paid off). Mr. Todd Pickup and his affiliated entities (a greater than 5% stockholder), then held $8.5 million in principal amount of Amended Notes and received warrants to purchase an aggregate of 85,059 shares of the Company’s Common Stock. Mr. Richard Pickup and his affiliated entities (a greater than 5% stockholder), then held $11,500,000 million in principal amount of Amended Notes and received warrants to purchase an aggregate of 116,956 shares of Common Stock.
On May 9, 2022, the Company made a principal payment of $5 million to the holders of the Convertible Debt (leaving an aggregate principal balance of $15 million) and the maturity date of the Convertible Debt was extended to May 9, 2025 (with annual principal payments of $5 million on each of May 9, 2023, May 9, 2024 and May 9, 2025) provided, however, if the Company is not able to consummate the Exchange Offers and provide notice of redemption of the remaining Preferred Stock by October 31, 2022, the maturity date of the Convertible Debt shall be accelerated to November 9, 2022.
Policies and Procedures
Pursuant to our Code of Business Conduct and Ethics, directors and officers must notify the General Counsel or the Chairman of our Audit Committee of the existence of any actual or potential conflict of interest. The Audit Committee, as described in its charter, reviews reports and disclosures of insider and affiliated party transactions or other conflicts of interest.
CHANGE IN COMPANY’S CERTIFIED PUBLIC ACCOUNTANT
On November 1, 2020, the Company was notified that Squar Milner, the Company’s prior independent registered public accounting firm, was combined with Baker Tilly in a transaction pursuant to which Squar Milner combined its operations with Baker Tilly and certain of the professional staff and partners of Squar Milner joined Baker Tilly either as employees or partners. On November 1, 2020, Squar Milner resigned as the auditors of the Company and with the approval of the Audit Committee, Baker Tilly was engaged as the Company’s independent registered public accounting firm.
Prior to engaging Baker Tilly, the Company did not consult with Baker Tilly regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by Baker Tilly on the Company’s financial statements, and Baker Tilly did not provide any written or oral advice that was an important factor considered by the Company in reaching a decision as to any such accounting, auditing or financial reporting issue.
The reports of independent registered public accounting firm of Squar Milner regarding the Company’s financial statements for the fiscal years ended December 31, 2019 and 2018 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the years ended December 31, 2019 and 2018, and during the interim period from the end of the 2019 fiscal year through November 1, 2020, the date of resignation, there were no disagreements with Squar Milner on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Squar Milner would have caused it to make reference to such disagreement in its reports.

DESCRIPTION OF SECURITIES
The following description summarizes the material terms and provisions of our Common Stock and preferred stock purchase rights, as well as our Series B Preferred Stock, Series C Preferred Stock, New Preferred Stock and the Warrants. This description is not complete and is qualified in its entirety by reference to the provisions of our Charter (including the articles supplementary) and Bylaws, each of which is incorporated herein by reference as an exhibit to the Registration Statement on Form S-4 of which this Prospectus/Consent Solicitation is a part, and the applicable provisions of the Maryland General Corporation Law. If we issue New Preferred Stock in the Exchange Offers, we will file the form of articles supplementary, which is attached hereto as Annex A-3 and incorporated herein by reference. The description of New Preferred Stock is qualified in its entirety by reference to Annex A-3.
Authorized Capitalization
We have 210,000,000 shares of capital stock authorized under our Charter, consisting of 200,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, of which 2,500,000 have been designated as Series A-1 junior participating preferred stock, par value $0.01 per share (“Series A-1 Preferred Stock”), 2,000,000 have been designated as Series B Preferred Stock and 5,500,000 have been designated as Series C Preferred Stock. As of September 9, 2022, there were 21,500,935 shares of Common Stock outstanding, 665,592 shares of Series B Preferred Stock outstanding and 1,405,086 shares of Series C Preferred Stock outstanding. If payment of cash as part of the Exchange Offers would cause us to violate the Cash Consideration Restrictions as described herein, we intend to issue shares of our New Preferred Stock, of which there are no shares outstanding as of the date hereof. In order to issue the New Preferred Stock, we intend to reclassify 35,000,000 shares of our Common Stock as shares of New Preferred Stock, resulting in authorized Common Stock of 165,000,000 under our Charter.
Common Stock
Subject to the preferential rights of any other class or series of stock, including the preferred stock, and to the provisions of the Charter regarding the restrictions on transfer of stock, holders of shares of our common stock are entitled to receive dividends on such stock when, as and if authorized by our Board of Directors out of funds legally available therefor and declared by us and to share ratably in the assets of the Company legally available for distribution to our common stockholders in the event of our liquidation, dissolution or winding up after payment of or adequate provision for all known debts and liabilities of the Company, including the preferential rights on dissolution of any class or classes of preferred stock, including the Preferred Stock.
Each share of common stock is entitled to one vote and will be fully paid and nonassessable upon issuance. Shares of common stock have no preference, conversion, exchange, redemption, appraisal, sinking fund, preemptive or cumulative voting rights. Our authorized stock may be increased and altered from time to time in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter. Our Charter authorizes our Board of Directors to reclassify any unissued shares of common stock in one or more classes or series of stock, including preferred stock.
Series B Preferred Stock and Series C Preferred Stock
The rights of holders of Series B Preferred Stock are currently set forth in the Charter (including the articles supplementary establishing the Series B Preferred Stock filed with and accepted for record by the SDAT on May 26, 2004), the Bylaws and Maryland law. Certain provisions of the articles supplementary establishing the Series B Preferred Stock are proposed to be amended by the Series B Proposed Amendment.
The rights of holders of Series C Preferred Stock are currently set forth in the Charter (including the articles supplementary establishing the Series C Preferred Stock filed with and accepted for record by the SDAT on November 18, 2004, and Articles of Amendment amending and restating the terms of the Series C Preferred Stock filed with and accepted for record by the SDAT on June 29, 2009 (the “Amended Articles”)), the Bylaws and Maryland law. Certain provisions of the articles supplementary establishing the Series C Preferred Stock are proposed to be amended by the Series C Proposed Amendment.

The Series B Preferred Stock and Series C Preferred Stock currently ranks senior with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company to the Common Stock and the Series A-1 Preferred Stock. Each of the Series B Preferred Stock and Series C Preferred Stock are equal in right of payment with the other outstanding series of Preferred Stock. The Series B Preferred Stock and Series C Preferred Stock rank junior in right of payment to all of our existing and future indebtedness.
Subject to the preferential rights of holders of any other class or series of our stock, including any outstanding shares of New Preferred Stock, holders of outstanding shares of Series B Preferred Stock are entitled to cumulative dividends payable quarterly in cash when, as and if authorized by the Board of Directors and declared by us at a rate of 9.375% of the $25.00 liquidation preference per share of Series B Preferred Stock, per annum.
Subject to the preferential rights of holders of any other class or series of our stock, including any outstanding shares of New Preferred Stock, holders of outstanding shares of Series C Preferred Stock are entitled to non-cumulative dividends payable quarterly in cash when, as and if authorized by the Board of Directors and declared by us at a rate of 9.125% of the $25.00 liquidation preference per share of Series C Preferred Stock, per annum. Dividends on the Series C Preferred Stock are not cumulative. The terms of each series of Preferred Stock provide that no dividends may be declared or paid on such series of Preferred Stock if the terms and provisions of any agreement of the Company prohibit such declaration or payment, or if payment would constitute a breach or default under any agreement of the Company, or if such declaration or payment is restricted or prohibited by law.
When dividends on outstanding shares of Series B Preferred Stock are in arrears for six (6) or more quarterly periods (whether or not consecutive), the holders of Series B Preferred Stock (voting as a separate class) are entitled to elect a total of two additional directors to the Board of Directors until all dividends accumulated on the Series B Preferred Stock for all past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.
The Company may not, without the affirmative vote or consent of the holders of at least two-thirds (2/3rds) of the shares of the Series B Preferred Stock outstanding at the time, in person or by proxy, either in writing or at a meeting (voting as a separate class):
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authorize, create or increase the authorized or issued amount of any class or series of equity securities ranking senior to the Series B Preferred Stock with respect to the payment of dividends or the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Company or reclassify any authorized equity securities of the Company into any such senior equity securities, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior equity securities;

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amend, alter or repeal any provision of the Charter so as to materially and adversely affect any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions qualifications or terms or conditions of redemption of the Series B Preferred Stock (except that an increase or decrease in the number of shares of preferred stock (including Series B Preferred Stock) that the Company is authorized to issue, the issuance of additional shares of Series B Preferred Stock, or the creation or issuance of parity preferred stock will not materially and adversely affect the Series B Preferred Stock); or

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enter into, approve or otherwise facilitate a share exchange or reclassification that materially and adversely affects any preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Series B Preferred Stock, or a consolidation, merger or similar transaction unless the Series B Preferred Stock remains outstanding with such terms materially unchanged or the Series B Preferred Stock is converted into or exchanged for preference securities having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption which are not materially less favorable to the holders of Series B Preferred Stock.

The Company may not, without the affirmative vote or consent of the holders of at least two-thirds (2/3rds) of the shares of the Series C Preferred Stock outstanding at the time, in person or by proxy, either in writing or at a meeting (voting separately as a class with all series of parity preferred stock upon which like voting rights have been conferred and are exercisable):
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amend, alter or repeal any provision of the Charter so as to materially and adversely affect any preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Series C Preferred Stock (except that an increase or decrease in the number of shares of preferred stock (including Series C Preferred Stock) that the Company is authorized to issue, the issuance of additional shares of Series C Preferred Stock, or the creation or issuance of parity preferred stock will not materially and adversely affect the Series C Preferred Stock); or

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enter into, approve or otherwise facilitate a share exchange or reclassification that materially and adversely affects any preference, conversion or other right, voting power, restriction, limitation as to dividends or other distributions, qualification or term or condition of redemption of the Series C Preferred Stock, or a consolidation, merger or similar transaction unless the Series C Preferred Stock remains outstanding with such terms materially unchanged or the Series C Preferred Stock is converted into or exchanged for preference securities having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption which are not materially less favorable to the holders of Series C Preferred Stock.

The Company, at its option, upon giving notice to the holders of shares of Series B Preferred Stock, may redeem the Series B Preferred Stock, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid dividends thereon to the date of redemption. The Company, at its option, upon giving notice to holders of Series C Preferred Stock, may redeem the Series C Preferred Stock, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share. Holders of the Series B Preferred Stock and Series C Preferred Stock do not have conversion rights.
In the event of the Company’s liquidation, dissolution or winding-up, holders of outstanding shares of Series B Preferred Stock will be entitled to receive out of the assets of the Company legally available for distribution to stockholders an amount equal to $25.00 per share, plus any accumulated and unpaid dividends thereon to the date of payment (whether or not declared) before any distribution of assets is made to holders of Common Stock and any other equity securities of the Company that rank junior to the Series B Preferred Stock as to liquidation rights. In the event of the Company’s liquidation, dissolution or winding-up, holders of outstanding shares of Series C Preferred Stock will be entitled to receive out of the assets of the Company legally available for distribution to stockholders an amount equal to $25.00 per share before any distribution of assets is made to holders of Common Stock and any other shares of equity securities of the Company that rank junior to the Series B Preferred Stock as to liquidation rights.
As of June 30, 2022, the Company has cumulative undeclared dividends in arrears of approximately $19.9 million, or approximately $29.88 per outstanding share of Series B Preferred Stock, thereby increasing the liquidation value to approximately $54.88 per share. Additionally, every quarter the cumulative undeclared dividends in arrears will increase by $0.5859 per share of Series B Preferred Stock, or approximately $390,000. The liquidation preference, inclusive of Series B Preferred Stock cumulative undeclared dividends in arrears, is only payable upon voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs. In addition, pursuant to Order Number 5 in the Judgment Order by the Circuit Court for Baltimore City, dated July 16, 2018, and as amended by Order of July 24, 2018, in the Maryland Action, the Company is required to pay the three quarters of dividends on the Series B Preferred Stock, and the holders of Series B Preferred Stock are entitled to call a special meeting for the election of two additional directors.
After the effectiveness of the Proposed Amendments, each of the Series B Preferred Stock and the Series C Preferred Stock will become redeemable for the Series B Remainder Consideration and the Series C Remainder Consideration, respectively (the “Special Redemption”). The Special Redemption Right may be exercised by the Company until the date that is two (2) years after the applicable Amendment Effective Date. If the Company has not exercised its Special Redemption right to redeem the Series B Preferred Stock or

Series C Preferred Stock by the date that is sixty-five (65) days after the applicable Amendment Effective Date, each Articles of Amendment provide that, upon request of any holder of Series B Preferred Stock or Series C Preferred Stock, as applicable, within two (2) years after the applicable Amendment Effective Date, the Company shall redeem all outstanding shares of Series B Preferred Stock or Series C Preferred Stock, as applicable for the applicable Preferred Stock Remainder Consideration on the date fixed by the Company within ninety (90) days of such request, subject to any delay required by the Company to comply with applicable Maryland law relating to limitations on payment of the Preferred Stock Remainder Consideration. If any shares of Series B Preferred Stock or Series C Preferred Stock (not otherwise participating in the Exchange Offers) have still not been redeemed by the second (2nd) anniversary of the applicable Amendment Effective Date, such shares will remain outstanding with all of their current rights, preferences and privileges.
The Proposed Amendments provide that the Company’s right and obligation to effect the Special Redemption is without regard to or compliance with any other provisions set forth in the 2004 Series B Articles Supplementary, with regard to the Series B Preferred Stock, or the Amended Articles, with regard to the Series C Preferred Stock, including the existing provisions relating to dividends and redemption.
If notice of redemption has been given by the Company and if the cash funds and other Preferred Stock Remainder Consideration have been set aside by the Company for the benefit of the holders of Series B Preferred Stock and/or Series C Preferred Stock, as the case may be, then from and after the date of redemption, the shares of Series B Preferred Stock or Series C Preferred Stock will no longer be deemed to be outstanding, dividends will cease to accrue on such shares, and all rights of the holders thereof will terminate except for the right to receive the applicable Preferred Stock Remainder Consideration. We will have no obligation to pay or make allowance for, and will not make any other payment or allowance for, the liquidation preference of, or any accrued and unpaid dividends on, any shares of Preferred Stock which are redeemed (whether or not such dividends have accumulated and whether or not such dividends accrued before or after the Amendment Effective Date).
If the Company elects to effect the Special Redemption or is required to effect the Special Redemption, with regard to either Series B Preferred Stock or Series C Preferred Stock, the Company will deposit the required funds and any other Series B Remainder Consideration or Series C Remainder Consideration, as applicable, with a bank or trust company for the purpose of redeeming Series B Preferred Stock or Series C Preferred Stock, as applicable, which deposit will be irrevocable except that (a) the Company will be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings, and (b) any balance of funds and any other Series B Remainder Consideration or Series C Remainder Consideration, as applicable, so deposited by the Company and unclaimed by the holders of the Series B Preferred Stock or Series C Preferred Stock, as applicable, entitled thereto at the expiration of two years from the applicable redemption date shall be repaid, together with any interest or other earnings thereon, to the Company, and after any such repayment, the holders of the shares entitled to the funds and any other Series B Remainder Consideration or Series C Remainder Consideration, as applicable, so repaid to the Company shall look only to the Company for payment without interest or other earnings.
Neither the exchange of the Series B Preferred Stock as contemplated by the Exchange Offers nor the Special Redemption will prejudice any person’s rights, if any, to receive amounts in connection with the Maryland Action.
New Preferred Stock
General
If, at the time that the Exchange Offers close, the payment of cash in exchange for all of the tendered shares of Series B Preferred Stock and Series C Preferred Stock, would cause us to violate any of the Cash Consideration Restrictions, then, in lieu of the cash portion of the consideration payable in the Exchange Offer(s), each holder of Series B Preferred Stock will receive thirty (30) shares of New Preferred Stock for each share of Series B Preferred Stock, and each holder of Series C Preferred Stock will receive one (1) share of New Preferred Stock for each share of Series C Preferred Stock. Similarly, holders of Series B Preferred Stock and Series C Preferred Stock who do not participate in the Exchange Offers, will receive the same number of shares of New Preferred Stock as part of the applicable Preferred Stock Remainder

Consideration. On October 12, 2022, the Board of Directors determined that, based on the value of the Company’s assets and liabilities and the Company’s financial condition, at the time of closing of the Exchange Offers, the payment of cash in the Exchange Offers would cause us to violate the Cash Consideration Restrictions, and that we will issue New Preferred Stock in lieu of cash in the Exchange Offers and as Preferred Stock Remainder Consideration. Please see Annex A-3 for the complete terms of the New Preferred Stock.
Ranking
The New Preferred Stock will rank, with respect to dividend rights and rights upon liquidation, dissolution or our winding up:
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senior to all classes or series of our common stock, our Series A-1 Preferred Stock, our Series B Preferred Stock, our Series C Preferred Stock and any other class or series of our capital stock expressly designated as ranking junior to the New Preferred Stock;

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on parity with any future class or series of our capital stock expressly designated as ranking on parity with the New Preferred Stock; and

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junior to any other class or series of our capital stock expressly designated as ranking senior to the New Preferred Stock, none of which exists on the date hereof.

The New Preferred Stock will also rank junior in right of payment to our existing and future debt obligations.
Dividends
Holders of shares of New Preferred Stock will be entitled to receive, when, as and if authorized by our Board of Directors and declared by us, preferential cumulative cash dividends at the rate of 8.25% per annum of the $0.10 liquidation preference per share of the New Preferred Stock (equivalent to a fixed annual amount of $.00825 per share of the New Preferred Stock).
Dividends on the New Preferred Stock will accrue and be cumulative from and including the date of original issue, or if later, the most recent dividend payment date on which dividends have been paid in full, and will be payable to holders annually in arrears on or about the 31st day of December of each year, beginning on December 31, 2022.
Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the date designated by our Board of Directors as the record date for the payment of dividends that is not more than ninety (90) and not fewer than ten (10) days prior to the scheduled dividend payment date.
Dividends on the New Preferred Stock will accrue whether or not:
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we have earnings;

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there are funds legally available for the payment of those dividends; or

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those dividends are authorized or declared.

No dividends on the New Preferred Stock will be authorized by the Board of Directors, declared, paid or set apart for payment at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration, payment or setting apart shall be restricted or prohibited by law.
Except as described in the next two paragraphs, unless full cumulative dividends on the New Preferred Stock shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof in cash is set apart for payment, we will not:

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declare and pay or declare and set apart for payment of dividends, and we will not declare and make any other distribution of cash or other property, directly or indirectly, on or with respect to any shares of our common stock or shares of any other class or series of our capital stock ranking, as to dividends, on parity with or junior to the New Preferred Stock, for any period; or

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redeem, purchase or otherwise acquire for any consideration, or make any other distribution of cash or other property, directly or indirectly, on or with respect to, or pay or make available any monies for a sinking fund for the redemption of, any common stock or shares of any other class or series of our capital stock ranking, as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, on parity with or junior to the New Preferred Stock.

The foregoing sentence, however, will not prohibit:
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dividends payable solely in capital stock ranking, as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, junior to the New Preferred Stock;

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the conversion into or exchange for other shares of any class or series of capital stock ranking, as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, junior to the New Preferred Stock; or

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our purchase of shares of any other class or series of capital stock ranking on parity with the New Preferred Stock as to payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of New Preferred Stock.

When we do not pay dividends in full (and do not set apart a sum sufficient to pay them in full) on the New Preferred Stock and the shares of any other class or series of capital stock ranking, as to dividends, on parity with the New Preferred Stock, we will declare any dividends upon the New Preferred Stock and each such other class or series of capital stock ranking, as to dividends, on parity with the New Preferred Stock pro rata, so that the amount of dividends declared per share of New Preferred Stock and such other class or series of capital stock will in all cases bear to each other the same ratio that accrued dividends per share on the New Preferred Stock and such other class or series of capital stock (which will not include any accrual in respect of unpaid dividends on such other class or series of capital stock for prior dividend periods if such other class or series of capital stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the New Preferred Stock which may be in arrears.
Holders of shares of New Preferred Stock are not entitled to any dividend, whether payable in cash, property or shares of capital stock, in excess of full cumulative dividends on the New Preferred Stock as described above. Any dividend payment made on the New Preferred Stock will first be credited against the earliest accrued but unpaid dividends due with respect to those shares which remain payable. Accrued but unpaid dividends on the New Preferred Stock will accumulate as of the dividend payment date on which they first become payable.
We do not intend to declare dividends on the New Preferred Stock, or pay or set apart for payment dividends on the New Preferred Stock, if the terms of any of our agreements, including any agreements relating to our indebtedness, prohibit such a declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach of or default under such an agreement. Likewise, no dividends will be authorized by our Board of Directors and declared by us or paid or set apart for payment if such authorization, declaration, payment or setting apart for payment is restricted or prohibited by law.
Liquidation Preference
Upon our liquidation, dissolution or winding up, before any distribution or payment may be made to holders of shares of our common stock, or any other class or series of our capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, junior to the New Preferred Stock, holders of shares of New Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment of or provision for our debts and other liabilities, a liquidation preference of $0.10 per share of New Preferred Stock, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to but not including the date of payment, but without interest. If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of New Preferred Stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to rights upon our liquidation, dissolution or winding up, on parity with the New Preferred Stock in the distribution of assets, then holders of shares of New Preferred Stock and each such other class or series of capital stock ranking, as to rights upon any voluntary or involuntary liquidation, dissolution or winding up, on parity with the New Preferred Stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Holders of shares of New Preferred Stock will be entitled to written notice of any distribution in connection with any voluntary or involuntary liquidation, dissolution or winding up of our affairs not less than ten (10) days and not more than sixty (60) days before the distribution payment date. After payment of the full amount of the liquidating distributions to which they are entitled, holders of shares of New Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, or the voluntary sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of our affairs.
Redemption
We will have the right and obligation to redeem all outstanding shares of New Preferred Stock, in whole, but not in part, for cash, at a redemption price of $0.10 per share, plus any accrued and unpaid dividends (whether or not declared) on such shares of New Preferred Stock to, but not including, the redemption date (other than any dividend with a dividend record date before the applicable redemption date and a dividend payment date after the applicable redemption date, which shall be paid on the dividend payment date notwithstanding prior redemption of such shares), on:
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the 60th day, or such earlier date we may fix, after the date of our public announcement of annual or quarterly financial statements that indicate that payment of the redemption price would not cause us to violate the restrictions on payment of distributions to stockholders under section 2-311 of the MGCL unless, prior to such redemption date, the Board of Directors determines in good faith that the payment of the redemption price for the New Preferred Stock and for any stock ranking on parity with the New Preferred Stock with respect to redemption and which have become redeemable as of the applicable redemption date would cause us to violate the Cash Consideration Restrictions; or

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any date we fix not more than sixty (60) days after any determination by the Board of Directors in good faith that our payment of the redemption price for the New Preferred Stock and any stock ranking on parity with the New Preferred Stock with respect to redemption rights that have become redeemable as of such redemption date would not cause us to violate the Cash Consideration Restrictions.

A violation of the Cash Consideration Restrictions will occur if the occurrence of an action would cause (i) us to violate the restrictions on payment of distributions to stockholders under section 2-311 of the MGCL (ii) any material breach of or default under the terms and conditions of any obligation of the Company, including any agreement relating to its indebtedness, or (iii) us to violate any restriction or prohibition of any law rule or regulation applicable to the Company or of any order, judgment or decree of any court or administrative agency. We expect that, upon completion of the Exchange Offer, we will be prohibited from redeeming any shares of New Preferred Stock.
The Board of Directors, or a duly-authorized committee thereof, must, within thirty (30) days after the public announcement of each of our annual or quarterly financial statements of the Company, and within ten (10) days after the issuance by the Company of any capital stock in exchange for cash or other consideration (other than in connection with any stock dividend or stock split or pursuant to any equity incentive plan we maintain), evaluate, in good faith, whether the redemption of the New Preferred Stock and any stock ranking on parity with the New Preferred Stock with respect to redemption rights would be permitted in light of the Cash Consideration Restrictions.

Unless full cumulative dividends on all outstanding shares of New Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart, we may not purchase or otherwise acquire directly or indirectly for any consideration, nor may any monies be paid to or be made available for a sinking fund for the redemption of, any shares of New Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, stock ranking junior to the New Preferred Stock with respect to redemption rights); except that the foregoing will not prevent the purchase or acquisition of shares of New Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of New Preferred Stock.
Notice of redemption must be mailed, postage prepaid, not less than ten (10) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the New Preferred Stock to be redeemed at their respective addresses as they appear on our stock transfer records as maintained by the transfer agent named in “— Transfer Agent” below, substantially in accordance with the applicable procedures of DTC. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of New Preferred Stock except as to the holder to whom notice was defective or not given. Any notice of redemption may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a securities offering or other corporate transaction. Holders of New Preferred Stock to be redeemed must comply with the applicable procedures of DTC in connection with surrendering their shares for payment of the redemption price. We may delay the closing of any redemption of New Preferred Stock if we would be prohibited from paying the redemption price under section 2-311 of the MGCL until such time determined in good faith by the Board of Directors that we would be permitted to pay such redemption price.
All shares of New Preferred Stock that we redeem or repurchase will return to the status of authorized but unissued shares of Common Stock, without designation as to series or class.
Subject to applicable law and the limitation on purchases when dividends on the New Preferred Stock are in arrears, we may, at any time and from time to time, purchase New Preferred Stock in the open market, by tender or by private agreement.
Future debt instruments may prohibit us, from redeeming or otherwise repurchasing any shares of our capital stock, including the New Preferred Stock, except in limited circumstances.
Conversion Rights
The New Preferred Stock is not convertible into or exchangeable for any other securities or property.
No Maturity or Sinking Fund
The New Preferred Stock has no maturity date. Accordingly, the New Preferred Stock will remain outstanding indefinitely until we are required to redeem the New Preferred Stock on the terms set forth above. The New Preferred Stock is not subject to any sinking fund.
Limited Voting Rights
Holders of shares of the New Preferred Stock generally do not have any voting rights, except as set forth below.
So long as any shares of New Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds (2/3rds) of the outstanding shares of New Preferred Stock and each other class or series of preferred stock ranking on parity with New Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up and upon which like voting rights have been conferred (voting together as a single class):
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authorize, create or issue, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to or on parity with the New Preferred Stock with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or reclassify any of our authorized capital stock into such capital stock, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase such capital stock; or

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amend, alter or repeal the provisions of our Charter, including the terms of the New Preferred Stock, whether by merger, consolidation, conversion or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the New Preferred Stock, except that if the New Preferred Stock remains outstanding after the occurrence of any of merger, consolidation, conversion or a sale or lease of all or substantially all of our assets with the terms of the New Preferred Stock materially unchanged or, if we are not the surviving entity, is converted into or exchanged for shares of, or options, warrants or rights to purchase or subscribe for shares of, capital stock or other securities having rights, preferences, privileges and voting powers substantially similar, taken as a whole, to those of the New Preferred Stock, the occurrence of such event will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the New Preferred Stock; and any increase in the amount of, or the creation or issuance, or increase in the amounts authorized, of any classes or series of stock ranking junior to the New Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up will not be deemed to materially and adversely affect the rights, preferences, privileges or voting power of the New Preferred Stock.

Holders of shares of New Preferred Stock will not have any voting rights with respect to, and the consent of the holders of shares of New Preferred Stock is not required for, the taking of any corporate action, including any merger or consolidation involving us or a sale of all or substantially all of our assets, regardless of the effect that such merger, consolidation or sale may have upon the powers, preferences, voting power or other rights or privileges of the New Preferred Stock, except as set forth above.
In addition, the voting provisions above will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required would occur, we have redeemed all outstanding shares of New Preferred Stock.
The Exchange Offers and Redemption
We will have the right and obligation to redeem our outstanding shares of Series B Preferred Stock and Series C Preferred Stock in the Exchange Offers and the right and obligation to redeem any outstanding shares of Series B Preferred Stock and Series C Preferred Stock that remain outstanding after the Exchange Offers on the terms and conditions set forth in our Charter, pursuant to the Special Redemption right, as amended and in effect from time to time, and as described in this Prospectus/Consent Solicitation, without regard to or compliance with any term of the New Preferred Stock. In connection therewith, we will have no obligation to pay or make allowance for, and will make no payment or allowance for, accrued and unpaid dividends on any New Preferred Stock outstanding (whether or not such dividends have accumulated) in connection with any such redemption of Preferred Stock.
Listing
The issuance of the New Preferred Stock will be registered with the SEC, but the New Preferred Stock will not be listed on any securities exchange and is expected to be illiquid.
Transfer Agent
The transfer agent, registrar and dividend disbursing agent for the New Preferred Stock is American Stock Transfer & Trust Company, New York, New York.
Book-Entry Procedures
The New Preferred Stock will be issued in global form. DTC or its nominee will be the sole registered holder of the New Preferred Stock. Ownership of beneficial interests in the New Preferred Stock in global form will be limited to DTC participants or persons who hold interests through such participants. Ownership of beneficial interests in the New Preferred Stock in global form will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).
So long as DTC, or its nominee, is the registered owner or holder of a global certificate representing the shares of the New Preferred Stock, DTC or such nominee, as the case may be, will be considered the sole holder of the shares of the New Preferred Stock represented by such global certificate for all purposes. No beneficial owner of an interest in the shares of the New Preferred Stock in global form will be able to transfer that interest except in accordance with the applicable procedures of DTC in addition to those provided for under our Charter.
Payments of dividends on the global certificate representing the shares of the New Preferred Stock will be made to DTC or its nominee, as the case may be, as the registered holder thereof. None of us, the transfer agent, registrar or dividend disbursing agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global certificate representing the shares of the New Preferred Stock or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
We expect that DTC or its nominee, upon receipt of any payment of dividends in respect of a global certificate representing the shares of the New Preferred Stock, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the aggregate liquidation preference of such global certificate representing the shares of the New Preferred Stock as shown on the records of DTC or its nominee, as the case may be. We also expect that payments by participants to owners of beneficial interests in such global certificate representing the shares of the New Preferred Stock held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.
Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.
We understand that DTC is:
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a limited purpose trust company organized under the laws of the State of New York;

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a “banking organization” within the meaning of New York Banking Law;

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a member of the Federal Reserve System;

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a “clearing corporation” within the meaning of the Uniform Commercial Code; and

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a “Clearing Agency” registered pursuant to the provisions of section 17A of the Exchange Act.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates.
Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among its participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the Exchange Agent, or the Information Agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.
Warrants
In connection with the Exchange Offer for our Series C Preferred Stock, for each share of Series C Preferred Stock we will issue 1.5 warrants to acquire 1.5 shares of our Common Stock (the “Warrant Shares”) at an exercise price of $5.00 per share. No fractional warrants will be issued to the holders of Series C Preferred Stock. If a holder of Series C Preferred Stock is otherwise entitled to receive a fractional warrant, the Company will round down to the nearest whole number of warrants to be issued to a holder of Series C Preferred Stock. The warrants will become exercisable three (3) years from the date of closing of the Exchange Offer for our Series C Preferred Stock. The warrants will expire ten (10) years from the closing of the Exchange Offer for the Series C Preferred Stock, at 5:00 p.m., New York City time.

We will not be obligated to deliver any Warrant Shares and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Common Stock underlying the warrants is then effective and a prospectus relating thereto is current or a valid exemption therefrom is available, subject to our satisfying our obligations described below with respect to exercising warrants on a “cashless basis.” No warrants will be exercisable, and we will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered, qualified or deemed exempt from registration under the securities laws of the state of the exercising holder. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless.
The warrants will not be listed on any exchange and there will be no active secondary market for such securities. We have agreed that we may, but are under no obligation to, file with the SEC a registration statement for the registration, under the Securities Act, of the Common Stock issuable upon exercise of the warrants. If the Common Stock issuable upon exercise of the warrants is not registered at the time of exercise, holders of the warrants will be required to exercise the warrants on a “cashless basis,” by exchanging the warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (a) the product of (1) the number of shares of Common Stock underlying the warrants and (2) the excess of the fair market value of our Common Stock over the warrant exercise price by (b) the fair market value of our Common Stock, as determined in accordance with the warrant. Additionally, if our shares of Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act. No fractional shares of Common Stock will be issued upon the exercise of the warrants on a “cashless basis.” If, by reason of any exercise of Warrants on a “cashless basis”, the holder of any Warrant would otherwise be entitled to a fraction share of Common Stock, the Company will round down to the nearest whole number of shares of Common Stock.
In case of any capital reorganization of the capital stock of the Company, or any merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the assets of the Company (a “Business Combination”) then, and in each such case, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provision shall be made so that the holder of each warrant will thereafter be entitled to receive upon exercise of the warrant, during the exercise period and upon payment of the exercise price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the Warrant Shares deliverable upon exercise of the warrant would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if the warrant had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in the warrant. If the per-share consideration payable to the warrant holder for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration will be determined in good faith by the Company’s Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company’s Board of Directors) will be made in the application of the provisions of the warrant with respect to the rights and interests of the holder after the transaction, to the end that the provisions of the warrant shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable after that event upon exercise of the warrant. In the event of any Business Combination, at the Company’s option, the warrants will convert into the number of shares of Common Stock, common stock of the successor or acquiring person, and/or other property that a holder immediately prior to such event of the number of shares of Common Stock for which such warrants are exercisable would have owned or received immediately after and as a result of such event.
If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in Common Stock, or by a stock split or other similar event, then, on the effective date of such share dividend, stock split or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding Common Stock.
If the number of outstanding shares of Common Stock is decreased by a, combination, reverse share split or reclassification of Common Stock or other similar event, then, on the effective date of such combination, reverse share split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Common Stock.
Whenever the number of shares of Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.
The warrants will be issued in registered form under a warrant agreement to be entered into before the completion of the Exchange Offers between American Stock Transfer & Co., as warrant agent, and us. You should review a copy of the form of warrant agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus/Consent Solicitation is a part, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct or supplement any defective provision or to change any other provisions as the Company and the warrant agent deem necessary or desirable and that such parties deem not to adversely affect the interests of the warrant holders, but requires the approval, by vote or written consent by the holders of a majority of the then outstanding warrants to make any other change.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Common Stock and any voting rights until they exercise their warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
Warrants may be exercised only for a whole number of shares of Common Stock. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of Common Stock.
Tax Benefits Preservation Rights Agreement
On October 23, 2019, the Board of Directors of the Company adopted a Tax Benefits Preservation Rights Agreement between American Stock Transfer & Trust Company, LLC (the ‘‘Rights Agent’’) and the Company (the ‘‘Rights Agreement’’), authorized and declared a dividend distribution of one right (a “Right”) for each outstanding share of common stock of the Company to stockholders of record as of the close of business on November 5, 2019 and authorized the issuance of one Right for each share of Common Stock issued thereafter until the earlier of the Distribution Date or the Expiration Date, as defined therein. On August 26, 2022, our Board of Directors amended the Rights Agreement to extend the expiration date and change the exercise price. Each Right currently entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A-1 Preferred Stock, of the Company at an exercise price of $2.30 per one one-thousandth of a share of Series A-1 Preferred Stock, subject to adjustment (the “Purchase Price”). The complete terms of the Rights are set forth in Rights Agreement, as amended. The Final Expiration Date (as defined in the Rights Agreement) is October 22, 2025, unless otherwise extended or terminated earlier as described below.
By adopting the Rights Agreement, the Board of Directors is helping to preserve the value of certain deferred tax benefits, including those generated by net operating losses (collectively, the “Tax Benefits”). In general, the Company may “carry forward” net operating losses in certain circumstances to offset current and future taxable income, which will reduce federal and state income tax liability, subject to certain requirements and restrictions. The Rights Agreement also has certain ancillary anti-takeover effects.

The Tax Benefits can be valuable to the Company. However, the Company’s ability to use these Tax Benefits would be substantially limited and impaired if it were to experience an “ownership change” for purposes of Section 382 of the Code and the Treasury Regulations promulgated thereunder. Generally, the Company will experience an “ownership change” if the percentage of the shares of common stock owned by one or more “five-percent stockholders” increases by more than 50 percentage points over the lowest percentage of shares of common stock owned by such stockholder at any time during the prior three year on a rolling basis. The Rights Agreement reduces the likelihood that changes in the Company’s investor base have the unintended effect of limiting the Company’s use of its Tax Benefits. As such, the Rights Agreement has a 4.99% “trigger” threshold that is intended to act as a deterrent to any person or entity seeking to acquire 4.99% or more of the outstanding common stock without the prior approval of the Board of Directors. This would protect the Tax Benefits because changes in ownership by a person owning less than 4.99% of the Company’s stock are not included in the calculation of “ownership change” for purposes of Section 382 of the Code. The Board of Directors has established procedures to consider requests to exempt certain acquisitions of the Company’s securities from the Rights Agreement if the Board of Directors determines that doing so would not limit or impair the availability of the Tax Benefits or is otherwise in the best interests of the Company.
Issuance and Transfer of Rights; Rights Certificates
The Board of Directors declared a dividend of one Right for each outstanding share of common stock. Until the Distribution Date (as defined below):
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the Rights will be evidenced by and trade with the certificates for shares of common stock (or, with respect to any uncertificated shares of common stock registered in book entry form, by notation in book entry), and no separate rights certificates will be distributed;

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new common stock certificates issued after the Record Date will contain a legend incorporating the Rights Agreement by reference (for uncertificated shares of common stock registered in book entry form, this legend will be contained in a notation in book entry); and

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the surrender for transfer of any certificates for shares of common stock (or the surrender for transfer of any uncertificated common stock registered in book entry form) will also constitute the transfer of the Rights associated with such common stock.

Distribution Date; Separation of Rights
Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the common stock and become separately tradable and exercisable only upon the earlier of: (i) ten (10) business days (or such later day as the Board of Directors may determine) following a public announcement that a person or group of affiliated or associated persons (collectively, an “Acquiring Person”) has acquired beneficial ownership of 4.99% or more of the outstanding common stock; or (ii) ten (10) business days (or such later day as the Board of Directors may determine) following the announcement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person.
The date on which the Rights separate from the common stock and become exercisable is referred to as the “Distribution Date.” As soon as practicable after the Distribution Date, the Company will mail Rights certificates to the Company’s stockholders as of the close of business on the Distribution Date and the Rights will become transferable apart from the common stock. Thereafter, such Rights certificates alone will represent the Rights.
The Rights Agreement includes a procedure whereby the Board of Directors will consider requests to exempt certain acquisitions of common stock from the applicable ownership trigger if the Board of Directors determines that the requested acquisition will not adversely impact in any material respect the time period in which the Company could use the Tax Benefits or limit or impair the availability to the Company of the Tax Benefits, or is in the best interests of the Company despite the fact it may adversely impact in a material respect the time period in which the Company could use the Tax Benefits or limit or impair the availability of the Tax Benefits.

Until a Right is exercised, the holder of such Right will have no rights as a stockholder of the Company (beyond those possessed as an existing stockholder), including, without limitation, the right to vote or to receive dividends with respect to the Right.
The Rights Agreement provides that any person or entity who otherwise would be an Acquiring Person on the date the Rights Agreement was adopted (each, an “Existing Holder”) will not be deemed to be an “Acquiring Person” for purposes of the Rights Agreement unless such Existing Holder increases its beneficial ownership over such Existing Holder’s lowest percentage of ownership of the common stock after the adoption of the Rights Agreement, subject to specified exceptions.
Shares of Series A-1 Preferred Stock Purchasable Upon Exercise of Right
After the Distribution Date, each Right will entitle the holder to purchase, for $2.30 (the “Purchase Price”), one one-thousandth of a share of Series A-1 Preferred Stock having economic and other terms similar to that of one share of common stock. This portion of a share of Series A-1 Preferred Stock is intended to give the stockholder approximately the same dividend, voting and liquidation rights as would one share of common stock, and should approximate the value of one share of common stock.
More specifically, each one one-thousandth of a share of Series A-1 Preferred Stock issued, will:
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not be redeemable;

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entitle holders to quarterly dividend payments of $0.00001 per share, or an amount equal to the dividend paid on one share of common stock, whichever is greater;

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entitle holders upon liquidation either to receive $1.00 per share or an amount equal to the payment made on one share of common stock, whichever is greater;

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have the same voting power as one share of common stock; and

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entitle holders to a per share payment equal to the payment made on one share of common stock if the common stock is exchanged via merger, consolidation or a similar transaction.

“Flip-in” Rights
At any time after a Distribution Date has occurred, each holder of a Right, other than the Acquiring Person, will thereafter have the right to receive, upon paying the Purchase Price and in lieu of a number of one one-thousandths of a share of Series A-1 Preferred Stock, common stock (or, in certain circumstances, cash or other of our securities) having a market value equal to two times the Purchase Price of the Right. However, the Rights are not exercisable following the occurrence of the foregoing event until such time as the Rights are no longer redeemable by the Company, as further described below. Following the occurrence of an event set forth above, all Rights that are or, under certain circumstances specified in the Rights Agreement, were beneficially owned by an Acquiring Person or certain of its transferees will be null and void.
“Flip-over” Rights
In the event any person or group becomes an Acquiring Person and the Company merges into or engages in certain other business combinations with an Acquiring Person, or 50% or more of the Company’s consolidated assets or earning power are sold to an Acquiring Person, each holder of a Right (other than void Rights owned by an Acquiring Person) will thereafter have the right to receive, upon payment of the Purchase Price, common stock of the acquiring company that at the time of such transaction will have a market value equal to two times the Purchase Price of the Right.
Exchange of Rights
At any time after a person becomes an Acquiring Person, in lieu of allowing the “flip-in” to occur, the Board of Directors may exchange the Rights (other than void Rights owned by an Acquiring Person), in whole or in part, at an exchange ratio of one share of the common stock (or, under certain circumstances, cash, property or other securities of the Company, including fractions of a share of Series A-1 Preferred Stock) per Right (subject to adjustment). Notwithstanding the foregoing, the Board of Directors may not conduct such an exchange at any time any person (other than the Company or certain entities affiliated with the Company) together with such person’s affiliates or associates becomes the beneficial owner of 50% or more of the common stock.
Redemption of Rights
At any time prior to a Distribution Date, the Board of Directors may redeem the Rights in whole, but not in part, at a price of $0.001 per Right and on such terms and conditions as the Board of Directors may establish. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the redemption price. The redemption price will be adjusted if the Company undertakes a stock dividend or a stock split.
Expiration Date of the Rights
The Rights will expire on the earliest of:
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October 22, 2025, unless extended;

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the final adjournment or postponement of the Company’s 2023 annual meeting of stockholders if the stockholders fail to approve the amendment to the Rights Agreement extending the expiration date and adjusting the Purchase Price;

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the time at which the Rights are redeemed or exchanged under the Rights Agreement;

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the repeal of Code Section 382 or any successor statute, if the Board of Directors determines that the Plan is no longer necessary for the preservation of Tax Benefits;

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the beginning of a taxable year with respect to which the Board of Directors determines that no Tax Benefits may be carried forward; or

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such time when the Board of Directors determines that a limitation on the use of Tax Benefits under Section 382 would no longer be material to the Company.

Amendment of Rights
The terms of the Rights may be amended by a resolution of the Board of Directors without the consent of the holders of the Rights prior to the Distribution Date. Thereafter, the terms of the Rights and the Rights Agreement may be amended without the consent of the holders of Rights in order to (i) cure any ambiguities, (ii) shorten or lengthen any time period pursuant to the Rights Agreement or (iii) make changes that do not adversely affect the interests of holders of the Rights.
Anti-Dilution Provisions
The Board of Directors may adjust the Purchase Price, the number of shares of Series A-1 Preferred Stock issuable and the number of outstanding Rights to prevent dilution that may occur from a stock dividend, a stock split or a reclassification of the Series A-1 Preferred Stock or common stock. With certain exceptions, no adjustments to the Purchase Price will be made until the cumulative adjustments amount to at least 1% of the Purchase Price. No fractional shares of Series A-1 Preferred Stock will be issued and, in lieu thereof, an adjustment in cash will be made based on the current market price of the Series A-1 Preferred Stock.
Terms of the Series A-1 Preferred Stock
In connection with the Rights Agreement, the Board of Directors designated 2,500,000 shares of the Series A-1 Preferred Stock, as set forth in the Articles Supplementary for Series A-1 Junior Participating Preferred Stock filed with the SDAT on September 4, 2013.
Board of Directors Determination of Acquiring Person Status
Pursuant to the Rights Agreement, and as set forth in more detail above under the heading “The Exchange Offers and Consent Solicitation — Distribution Date; Separation of Rights,” any stockholder who acquires 4.99% or more of the outstanding shares of Common Stock is generally considered a “Acquiring Person” for the purposes of the Rights Agreement. However, the Rights Agreement also provides that the Board of Directors can affirmatively determine, in light of the intent and purposes of the Rights Agreement or other circumstances facing us, that any person who otherwise might become an Acquiring Person will not be deemed an Acquiring Person, for so long as such person complies with any limitations or conditions required by the Board of Directors in making such determination. In connection with the Exchange Offer, the Board of Directors has determined that no stockholder who receives shares of Common Stock in the Exchange Offer or, for shares not tendered in the Exchange Offer, who receives shares of Common Stock upon redemption of such shares (together, the “Transaction Common Shares”), such that such stockholder’s ownership of Transaction Common Shares, when combined with any shares of Common Stock owned by such stockholder before the close of the Exchange Offer, would equal or be greater than 4.99% of the outstanding shares of Common Stock (each, an “Exempted Stockholder”), will be considered an “Acquiring Person” for the purposes of the Rights Agreement (the “Exemption”), provided that (a) such stockholder was not considered an “Acquiring Person” for the purposes of the Rights Agreement prior to the closing of the Exchange Offer and (b) such Exemption will terminate automatically upon any further acquisition by any such Exempted Stockholder of additional shares of Common Stock.

CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS
The following description summarizes certain provisions of Maryland law, our Charter and Bylaws which may have an antitakeover effect. This description is not complete and is qualified in its entirety by reference to the provisions of our Charter and Bylaws, each of which is incorporated herein by reference as an exhibit to this Registration Statement on Form S-4, and the applicable provisions of the MGCL. See also “Description of Securities — Tax Benefits Preservation Rights Agreement.”
Removal of Directors
Our Charter provides that a director may be removed from the Board of Directors only by the affirmative vote of at least two-thirds (2/3rds) of the votes entitled to be cast in the election of directors.
Nominations and Stockholder Business.
Our Bylaws provide that nominations of persons for election to the Board of Directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to our notice of meeting, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who complied with the notice procedures set forth in the Bylaws.
For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary.
To be timely, a stockholder’s notice shall be delivered to the secretary at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than sixty (60) days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (iii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (x) the name and address of such stockholder, as they appear on our books, and of such beneficial owner and (y) the number of shares of each class of stock of ours which are owned beneficially and of record by such stockholder and such beneficial owner.
Notwithstanding anything set forth above to the contrary, in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by us at least seventy (70) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 12(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at our principal executive offices not later than the close of business on the tenth day following the day on which such public announcement is first made by us.
Special Meetings of Stockholders
The president, chief executive officer; two-thirds (2/3rds) of the entire Board of Directors or a majority of the Unaffiliated Directors (as defined in the Bylaws) may call special meetings of the stockholders. Special meetings of stockholders may also be called by the secretary of the Corporation upon the written request of the holders of shares entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. Such request shall state the purpose of such meeting and the matters proposed to be acted on at such meeting and must otherwise comply with the provisions of the Bylaws.
Extraordinary Transactions
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, convert, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders holding at least two thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our Charter provides that these matters (except for amendments to the Charter provision relating to the removal of directors, which must be approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter) may be approved by a majority of all of the votes entitled to be cast on the matter.
Limitation of Liability
The MGCL permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except to the extent that (1) it is proved that the person actually received an improper benefit or profit in money, property or services or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Charter provides for elimination of the personal liability of our directors and officers to us or our stockholders for money damages to the maximum extent permitted by Maryland law, as amended from time to time.
Maryland Business Combination Statute
The MGCL establishes special requirements for certain “business combinations” between a Maryland corporation and “interested stockholders” unless exemptions are applicable. “Business combinations” include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is any person who beneficially owns 10% or more of the voting power of the outstanding voting stock or is an affiliate or associate of the corporation who, at any time within the two-year period prior to the date on which interested stockholder status is determined, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock. Among other things, the law prohibits any business combination between us and an interested stockholder or an affiliate of an interested stockholder for a period of five years after the most recent date on which the interested stockholder became an interested stockholder unless the Board of Directors approved in advance the transaction in which the person became an interested stockholder. The Board of Directors may provide that its approval is subject to compliance with any terms and conditions determined by the Board of Directors.
The business combination statute requires payment of a fair price to stockholders to be determined as set forth in the statute or a supermajority stockholder approval of any transactions between us and an interested stockholder after the end of the five-year period. This approval means that the transaction must be recommended by the Board of Directors and approved by at least:
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80% of the votes entitled to be cast by holders of outstanding voting shares; and

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66 2∕3% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

The business combination statute restricts the ability of third parties who acquire, or seek to acquire, control of us to complete mergers and other business combinations without the approval of the Board of Directors even if such a transaction would be beneficial to stockholder.

The Board of Directors has exempted any business combination with any person from the business combination statute, so long as the Board of Directors first approves such business combination.
Maryland Control Share Acquisition Statute
The MGCL provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by 66 2∕3% of the votes entitled to be cast on the matter. The acquiring person, officers, and directors who are also employees are not entitled to vote on the matter. “Control shares” are shares of stock that, taken together with all other shares of stock owned by the acquiring person or in respect of which the acquiring person is entitled to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors in one of the following ranges: 10% or more but less than 33 1∕3%; 33 1∕3% or more but less than 50%; or 50% or more. Control shares do not include shares of stock that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
A person who has made (or proposes to make) a control share acquisition and who satisfies certain conditions (including agreeing to pay the expenses of the meeting) may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of the demand to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any stockholders’ meeting.
If voting rights are not approved at a meeting of stockholders or if the acquiring person does not deliver an acquiring person statement as required by the statute, then we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to the absence of voting rights, as of the date of either:
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the last control share acquisition by the acquiring person; or

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any meeting where stockholders considered and did not approve voting rights of the control shares.

If voting rights for control shares are approved at a stockholders’ meeting and the acquiring person becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. This means that stockholders would be able to require us to redeem shares of our stock from them for fair value. For this purpose, the fair value may not be less than the highest price per share paid by the acquiring person in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of appraisal rights would not apply in the context of a control share acquisition.
The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction or acquisitions of shares approved or exempted by the Charter or the Bylaws.
The Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that the Board of Directors will not amend or eliminate this provision in the future. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders’ best interests.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes certain material U.S. federal income tax considerations to holders of our Preferred Stock that participate in an Exchange Offer and of acquiring, holding, and disposing of Common Stock, New Preferred Stock, and warrants received in the Exchange Offer. This discussion is based upon the Code, its legislative history, the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change at any time or subject to different interpretations (possibly with retroactive effect). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a stockholder’s decision to participate in an Exchange Offer in light of their personal circumstances or to certain types of stockholders that may be subject to special tax treatment, such as, but not limited to, banks and other financial institutions, retirement plans, employee stock ownership plans, regulated investment companies or REITs, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), tax-exempt entities or organizations, United States expatriates, persons that have a principal place of business or “tax home” outside of the United States, persons subject to special rules under Section 892 of the Code, persons who receive our securities through the exercise of employee stock options or otherwise as compensation, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, “S” corporations, dealers in securities and foreign currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities, brokers, persons who hold our securities as part of a hedge, straddle, conversion, integrated, or other risk reduction or constructive sale transaction, persons required to report income no later than when such income is reported on an “applicable financial statement,” “U.S. holders” (as defined below) whose functional currency is not U.S. dollars, U.S. holders that hold our stock through non-U.S. brokers or other non-U.S. intermediaries, or persons subject to the alternative minimum tax. Unless otherwise expressly noted below in “Taxation of Tax-Exempt Holders of Common Stock,” this discussion addresses only stockholders who are U.S. holders and non-U.S. holders (as defined below). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular stockholder and does not consider any aspects of U.S. federal tax law other than income taxation (such as estate and gift tax or Medicare contribution tax laws). In addition, this discussion is limited to persons who hold our Preferred Stock, Common Stock, New Preferred Stock, and/or warrants, as applicable, as a “capital asset” (generally, property held for investment) within the meaning of section 1221 of the Code.
As used herein, the term “U.S. holder” means a beneficial owner of Preferred Stock, Common Stock, New Preferred Stock, or warrants that is, for U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;

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a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

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an estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, the term “non-U.S. holder” means a beneficial owner of Preferred Stock, Common Stock, New Preferred Stock, or warrants that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.
If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Preferred Stock, Common Stock, New Preferred Stock, or warrants, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the Exchange Offers.
Stockholders are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift or other rules or under the laws of any state, local or foreign taxing jurisdiction or under any applicable tax treaty.

This discussion is not binding on the IRS. Except as discussed herein, we have not sought, and will not seek, any ruling from the IRS or an opinion from counsel with respect to the statements made in the following discussion. Accordingly, there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained by a court. Stockholders are urged to consult with their own tax advisors to determine the specific consequences of participating in the Exchange Offers and of acquiring, holding, and disposing of stock or warrants in the Company.
Tax Classification of the New Preferred Stock
Treatment of the New Preferred Stock as Debt or Equity.   The characterization of an instrument as debt or equity for federal income tax purposes is dependent upon the analysis of all of the facts and circumstances. No single fact or criteria is determinative of the issue. Among the factors which courts have analyzed in considering the characterization of an instrument are the following: (i) the name given to the documents evidencing the instrument; (ii) the existence of a fixed and reasonably proximate maturity date; (iii) the existence of a fixed or determinable rate of interest, the payment of which is not dependent upon the profits of the issuer; (iv) the existence of adequate remedies in favor of the holder in the event of a default in the payment; (v) the subordination of the payment of the instrument in question to the claims of other creditors; (vi) the participation in the management or control of the business of the issuer by the holder; (vii) the state law characterization of the instrument and its treatment by the parties; (viii) the intent of the parties; (ix) whether the issuer is inadequately capitalized; (x) the existence of security for the instrument which is reasonably expected to provide a source of its repayment in whole or in part, and the ability of the issuer to comply with the payment terms of the instrument; (xi) the existence of guarantees or other similar arrangements provided by shareholders or other related persons; (xii) the history of payment on the obligation and the practices of the holder in enforcing remedies on default; (xiii) the intended use by the issuer of the funds received in exchange for issuing the instrument; and (xiv) the existence of a bona-fide business purpose in issuing the instrument.
Based on the terms of the New Preferred Stock and our current financial position, we believe that it is likely the New Preferred Stock will be treated as equity for U.S. federal income tax purposes. However, no ruling is being obtained from the IRS concerning the classification of the New Preferred Stock as debt or equity. The following discussion assumes that the New Preferred Stock will be treated as equity for U.S. federal income tax purposes. Recharacterization of the New Preferred Stock as debt for U.S. federal income tax purposes may materially adversely affect holders of New Preferred Stock. Stockholders should consult with their own tax advisors regarding the effect on them, if any, of a potential recharacterization of the New Preferred Stock as debt.
Treatment of the New Preferred Stock as Nonqualified Preferred Stock.   The material U.S. federal income tax consequences of the receipt of the New Preferred Stock by holders of Preferred Stock depends, amongst other factors, on whether the New Preferred Stock is “nonqualified preferred stock” for U.S. federal income tax purposes. The receipt of nonqualified preferred stock in exchange for “qualified preferred stock” in a recapitalization that otherwise qualifies as a tax-free reorganization for U.S. federal income tax purposes will generally be taxable to the recipient. Based on the terms of the Preferred Stock and the New Preferred Stock, we believe that it is likely that (i) the Preferred Stock will be treated as qualified preferred stock for U.S. federal income tax purposes; and (ii) the New Preferred Stock will be treated as nonqualified preferred stock for U.S. federal income tax purposes. However, no ruling is being obtained from the IRS concerning the classification of the New Preferred Stock as nonqualified preferred stock. The following discussion assumes that the New Preferred Stock will be treated as nonqualified preferred stock for U.S. federal income tax purposes.
Tax Consequences to Tendering U.S. Holders in an Exchange Offer
Receipt of a Combination of Common Stock, New Preferred Stock, Cash, and/or Warrants in an Exchange Offer.   If a U.S. holder receives a combination of Common Stock, New Preferred Stock, cash and/or warrants, as applicable, in exchange for Preferred Stock in an Exchange Offer, the U.S. holder generally will be treated as having exchanged Preferred Stock for Common Stock, New Preferred Stock (if applicable), cash (if applicable), and, in the case of a U.S. holder of Series C Preferred Stock, warrants, in a “recapitalization” pursuant to Section 368(a)(1)(E) of the Code and the U.S. holder generally will not recognize loss for U.S. federal income tax purposes. However, a U.S. holder will be required to recognize gain, if any, equal to the lesser of (i) the amount of cash and the fair market value of the New Preferred Stock and warrants that the U.S. holder receives; and (ii) the amount of gain that the U.S. holder “realizes” in the exchange. The amount of gain that a U.S. holder “realizes” will equal the amount by which (a) the cash plus the fair market value of the Common Stock, New Preferred Stock (if applicable), and warrants that the U.S. holder receives, exceeds (b) the U.S. holder’s adjusted tax basis in the Preferred Stock that the U.S. holder tenders. If none of the “dividend non-equivalence tests” described below are satisfied, any gain that a U.S. holder recognizes generally will be treated as dividend income (to the extent of earnings and profits) for U.S. federal income tax purposes.
Conversely, if any of the “dividend non-equivalence tests” described below are satisfied, any gain that a U.S. holder recognizes generally will be treated as capital gain for U.S. federal income tax purposes. In either case, a U.S. holder’s tax basis in the Common Stock that it receives will be the same as its adjusted tax basis in the Preferred Stock that it tenders, increased by the amount of gain, if any, that it recognizes and reduced by the amount of cash and the fair market value of the New Preferred Stock and warrants that it receives and its holding period for the Common Stock that it receives will include the holding period during which it held the Preferred Stock that it tendered. A U.S. holder’s tax basis in any New Preferred Stock shall equal the fair market value of the New Preferred Stock that it receives and its holding period for the New Preferred Stock that it receives will start on the day after receipt of the New Preferred Stock. A U.S. holder’s tax basis in any warrants shall equal the fair market value of the warrants that it receives and its holding period for the warrants that it receives will start on the day after receipt of the warrants. If a U.S. holder tenders more than one “block” of Preferred Stock (that is, groups of Preferred Stock that the U.S. holder purchased at different times or at different prices), the U.S. holder must calculate its recognized gain separately with respect to each block, and the results for each block may not be netted in determining the U.S. holder’s overall recognized gain. Instead, the U.S. holder will recognize gain on those shares on which gain is realized. If a U.S. holder intends to tender more than one block of Preferred Stock, such U.S. holder is urged to consult its own tax advisor.
Dividend Non-Equivalence Tests.   If a U.S. holder receives a combination of Common Stock, New Preferred Stock, warrants and/or cash in exchange for Preferred Stock in an Exchange Offer, the cash and the fair market value of the New Preferred Stock and warrants that the U.S. holder receives, or the gain that the U.S. holder is required to recognize, as the case may be, generally will be treated either as dividend income or capital gain for U.S. federal income tax purposes, depending on a determination of whether the exchange is considered to have the effect of a dividend distribution for U.S. federal income tax purposes.
In order to make this determination, if the U.S. holder receives a combination of Common Stock, New Preferred Stock, warrants and/or cash in exchange for Preferred Stock in an Exchange Offer, the U.S. holder will be treated as if (i) the U.S. holder had not participated in the Exchange Offer and instead exchanged all of its Preferred Stock for shares of Common Stock, and (ii) immediately thereafter, the Company redeemed a portion of the U.S. holder’s Common Stock in exchange for New Preferred Stock (in an amount equal to the fair market value of the New Preferred Stock received in the Exchange Offer), warrants (in an amount equal to the fair market value of the warrants received in the Exchange Offers) and/or cash. If the deemed redemption meets any of the “dividend non-equivalence tests” described below, the U.S. holder’s recognized gain will be treated as capital gain for U.S. federal income tax purposes. If the deemed redemption does not meet any of the “dividend non-equivalence tests” described below, the U.S. holder’s recognized gain will be treated as a dividend (to the extent of earning and profits) for U.S. federal income tax purposes.
The “dividend non-equivalence tests” are as follows:
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the U.S. holder’s percentage of our total outstanding voting shares that it actually and constructively owns immediately following the Exchange Offer is less than 80% of the percentage of our total outstanding voting shares that it actually and constructively owns immediately before the Exchange Offer and the U.S. holder has a similar reduction in its percentage ownership of our total outstanding Common Stock;

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as a result of the Exchange Offer, the U.S. holder no longer actually or constructively owns any of our outstanding shares of stock; or

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the Exchange Offer results in a meaningful reduction of the U.S. holder’s proportionate interest in our stock (which is determined based on the U.S. holder’s particular facts and circumstances; however, in certain circumstances, in the case of a stockholder holding a small minority (e.g., less than 1%) of our stock, even a small reduction of a U.S. holder’s proportionate interest in our stock may satisfy this test).

In determining whether one of the “dividend non-equivalence tests” is satisfied, a U.S. holder must take into account not only shares of our stock that such U.S. holder actually owns, but also shares of our stock that such U.S. holder constructively owns, including shares of our stock actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the U.S. holder has an interest, or that have an interest in the U.S. holder. Contemporaneous dispositions or acquisitions of shares by a U.S. holder (or persons or entities related to such U.S. holder) may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the “dividend non-equivalence tests” have been satisfied with respect to Preferred Stock exchanged pursuant to an Exchange Offer. For example, if a U.S. holder sells shares of Preferred Stock to persons other than us at or about the time the U.S. holder participates in an Exchange Offer, and these transactions are part of an overall plan to reduce or terminate such U.S. holder’s proportionate interest in our stock, then the sales to persons other than us may, for U.S. federal income tax purposes, be integrated with the U.S. holder’s exchange of shares of Preferred Stock pursuant to an Exchange Offer and, if integrated, should be taken into account in determining whether a U.S. holder satisfies any of the “dividend non-equivalence tests” described above. If a stockholder is contemplating participating in an Exchange Offer, we urge such stockholder to consult its own tax advisors regarding the “dividend non-equivalence tests” described above, including the effect of the attribution rules and the possibility that a substantially contemporaneous sale of Preferred Stock to persons other than us may assist in satisfying one or more of the “dividend non-equivalence tests.”
Amounts Treated as Capital Gain; No Loss.   Any amounts that are treated pursuant to the discussion above as capital gain generally will be treated as long-term capital gain if the U.S. holder’s holding period is greater than one year at the time of the exchange. Capital gain that a U.S. holder recognizes generally will be treated as a U.S.-source capital gain for U.S. foreign tax credit purposes. If the U.S. holder would have a loss on the exchange, such loss generally will not be recognized.
Amounts Treated as Dividend Income.   Any amounts that are treated pursuant to the discussion above as dividend income generally will be taxable to a U.S. holder at long-term capital gains rates as such amounts should constitute “qualified dividend income” subject to such favorable rates.
Treatment of Accrued and Unpaid Dividends on Preferred Stock.   As noted above, the receipt of Common Stock and New Preferred Stock, warrants and/or cash in exchange for Preferred Stock in an Exchange Offer generally will be treated as a “recapitalization” for U.S. federal income tax purposes. At the time of the exchange, the Preferred Stock may have accrued but unpaid dividends (a “dividend arrearage”). Applicable U.S. Treasury Regulations provide that, even if the exchange is a “recapitalization,” it may nonetheless result in a deemed distribution if (i) the “recapitalization” is conducted pursuant to a plan to periodically increase a stockholder’s proportionate interest in our assets or earnings and profits or (ii) a stockholder owning Preferred Stock with dividends in arrears exchanges the Preferred Stock for other stock in a “recapitalization” and the exchange results in a proportionate increase in the exchanging Preferred Stock holders’ interest in our assets or earnings and profits. With respect to (ii), under applicable U.S. Treasury Regulations, such proportionate increase occurs where either the fair market value or liquidation preference of the stock received exceeds the issue price of the Preferred Stock surrendered. If either of the circumstances described above were satisfied, a U.S. holder may be treated as having received a deemed distribution that would be treated as a dividend for U.S. federal income tax purposes, regardless of whether such U.S. holder received any cash, warrants, or New Preferred Stock. Each stockholder is urged to consult its own tax advisor concerning the application of these rules.
Certain Reporting Requirements.   If a U.S. holder tenders Preferred Stock and receives Common Stock, New Preferred Stock, warrants and/or cash in exchange therefor, the U.S. holder may be required to retain in its records, and file with its U.S. federal income tax return for the taxable year in which the exchange takes place, a statement setting forth all of the relevant facts in respect of the non-recognition of gain or loss upon such exchange, including: (a) tax basis in the Preferred Stock tendered in the exchange; and (b) the fair market value of the Common Stock, New Preferred Stock, and warrants received in the exchange as of the effective time of the exchange and the amount of any cash received in the exchange. Each stockholder is urged to consult its own tax advisor concerning any information reporting requirements applicable to the Exchange Offers.
U.S. holders are urged to consult with their own tax advisors regarding the tax consequences to them of participating in an Exchange Offer.
Tax Consequences to Tendering Non-U.S. Holders in an Exchange Offer
The following discussion applies only to non-U.S. holders. Subject to the discussion below concerning FIRPTA (as defined below), if a non-U.S. holder tenders Preferred Stock in an Exchange Offer, the exchange will be treated in the same manner as if such person was a U.S. holder as described above, provided, that:
Any amounts that are treated pursuant to the discussion above as dividend income generally will be subject to U.S. income tax withholding at the rate of 30% on the gross amount of any such amount unless either:
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a lower treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate to the applicable withholding agent; or

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the non-U.S. holder furnishes an IRS Form W-8ECI to the applicable withholding agent claiming that such amount is effectively connected income.

If an amount treated as dividend income pursuant to the discussion above is also treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax on such amount at graduated rates, in the same manner as U.S. holders are taxed with respect to such amounts. A non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax with respect to such an amount that is treated as effectively connected with its conduct of a U.S. trade or business, unless reduced or eliminated by a tax treaty.
An amount that is treated as capital gain pursuant to the discussion above generally will not be subject to U.S. federal income tax or withholding tax; unless one of the following tests is satisfied:
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the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if the non-U.S. holder is entitled to the benefits of an applicable income tax treaty with the United States with respect to that gain, that gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) (the “ECI Test”); or

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the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met (the “183 Day Test”).

If the non-U.S. holder satisfies the ECI Test, any income or gain that is taxable as a result generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If a non-U.S. holder is a corporation, its earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
If the non-U.S. holder satisfies the 183 Day Test, any gain that is taxable (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Non-U.S. holders are urged to consult with their own tax advisors regarding the tax consequences to them of participating in an Exchange Offer.
Tax Consequences to Non-Tendering Holders of Preferred Stock in the Exchange Offers
Non-tendering holders of Preferred Stock generally will not recognize any income, gain, or loss for U.S. federal income tax purposes in connection with the Exchange Offers. Such holder’s adjusted tax basis and holding period in its Preferred Stock will remain unchanged unless and until such shares of Preferred Stock are subsequently redeemed as described herein.
Tax Consequences to the Company of the Exchange Offers
Loss and Credit Carryforwards.   Federal and state tax laws impose restrictions on the utilization of net operating loss, capital loss and tax credit carryforwards in the event of an “ownership change” for U.S. federal income tax purposes as defined by Section 382 of the Code. Under Section 382 of the Code, if we undergo an “ownership change” (generally defined as greater than 50% increase (by value) in the stock ownership of 5-percent stockholders (which may include groups of stockholders) over a three year period), our ability to use our pre-change loss carryforwards, recognized built-in losses and other pre-change tax attributes to offset our post-change income may be severely limited. The Exchange Offers may result in an ownership change.
However, we have not yet completed a study to assess whether an ownership change has occurred as a result of the Exchange Offers due to the significant complexity and costs associated with such study
Taxation of U.S. Holders of Common Stock and New Preferred Stock
Taxation of Distributions.   The tax treatment of distributions received by a U.S. holder will depend on (i) whether the distribution is received on the U.S. holder’s Common Stock or New Preferred Stock and (ii) whether the distribution is treated as an amount received from the sale or exchange of Common Stock or New Preferred Stock, as applicable, or as an ordinary corporate dividend on such Common Stock or New Preferred Stock, as applicable. A distribution is treated as an amount received from the sale or exchange of Common Stock or New Preferred Stock, as applicable, if any of the “dividend non-equivalence tests” described above are satisfied. If any such test is satisfied, any gain that a U.S. holder recognizes in connection with receipt of the distribution generally will be treated as capital gain for U.S. federal income tax purposes.
If none of the “dividend non-equivalence tests” described above are satisfied, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends paid to a U.S. holder that is a taxable corporation generally may qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends paid to a non-corporate U.S. holder generally will constitute “qualified dividends” that should be subject to tax at the tax rate accorded to long-term capital gains.
Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in the Common Stock or New Preferred Stock, as applicable. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock or New Preferred Stock, as applicable.
Disposition (Other than a Redemption) of Common Stock or New Preferred Stock.   In general, upon a disposition (other than a redemption) of Common Stock or New Preferred Stock a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis in such Common Stock or New Preferred Stock, as applicable. A U.S. holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost. As discussed above, a U.S. holder’s tax basis in the Common Stock it receives pursuant to the Exchange Offers will be the same as its adjusted tax basis in the Preferred Stock that it tenders, increased by the amount of gain, if any, that it recognizes and reduced by the amount of cash and the fair market value of the New Preferred Stock and warrants that it receives and its holding period for the Common Stock that it receives will include the holding period during which it held the Preferred Stock that it tendered. A U.S. holder’s tax basis in any New Preferred Stock shall equal the fair market value of the New Preferred Stock that it receives and its holding period for the New Preferred Stock that it receives will start on the day after receipt of the New Preferred Stock.
Gain or loss on the disposition of Common Stock and New Preferred Stock, if any, will be long-term capital gain or loss if the U.S. holder has held the stock for more than one year (including, with respect to

Common Stock, any tacked holding period from prior ownership of Preferred Stock exchanged in the Exchange Offers) and otherwise as short-term capital gain or loss. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of the stock may be disallowed if the U.S. holder purchases the same type of stock within 30 days before or after the disposition.
Redemption of Common Stock or New Preferred Stock.   In general, upon a redemption of Common Stock or New Preferred Stock, the treatment of the transaction for U.S. federal income tax purposes will depend on whether any of the “dividend non-equivalence tests” described above are satisfied with respect to the redemption. If any such test is satisfied, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis in such Common Stock or New Preferred Stock, as applicable. A U.S. holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost. As discussed above, a U.S. holder’s tax basis in the Common Stock it receives pursuant to the Exchange Offers will be the same as its adjusted tax basis in the Preferred Stock that it tenders, increased by the amount of gain, if any, that it recognizes and reduced by the amount of cash and the fair market value of the New Preferred Stock and warrants that it receives and its holding period for the Common Stock that it receives will include the holding period during which it held the Preferred Stock that it tendered. A U.S. holder’s tax basis in any New Preferred Stock shall equal the fair market value of the New Preferred Stock that it receives and its holding period for the New Preferred Stock that it receives will start on the day after receipt of the New Preferred Stock. Any gain or loss that a U.S. holder recognizes in connection with receipt of the redemption generally will be long-term capital gain or loss if the U.S. holder has held the stock for more than one year (including, with respect to Common Stock, any tacked holding period from prior ownership of Preferred Stock exchanged in the Exchange Offers) and otherwise as short-term capital gain or loss. All or a portion of any loss that a U.S. holder realizes upon a taxable redemption of the stock may be disallowed if the U.S. holder purchases the same type of stock within 30 days before or after the redemption.
If none of the “dividend non-equivalence tests” described above are satisfied, the redemption proceeds generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends paid to a U.S. holder that is a taxable corporation generally may qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends paid to a non-corporate U.S. holder generally will constitute “qualified dividends” that should be subject to tax at the tax rate accorded to long-term capital gains.
Redemption proceeds in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in the Common Stock or New Preferred Stock, as applicable. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock or New Preferred Stock, as applicable.
Taxation of U.S. Holders of Warrants
Sale or Disposition of Warrants (Other than by Exercise).   Upon the sale or other taxable disposition of the warrants (other than by exercise) received in the Exchange Offers, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. holder’s adjusted tax basis in the warrants. A U.S. holder’s tax basis in any warrants shall equal the fair market value of the warrants that it receives measured at the time of receipt and its holding period for the warrants that it receives will start on the day after receipt of the warrants. This capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period in such warrants is more than one year at the time of the sale or other taxable disposition. The deductibility of capital losses is subject to certain limitations (discussed below — see “Tax Rates”).
Exercise of Warrants.   A U.S. holder will generally not be required to recognize income, gain or loss upon exercise of warrants received in the Exchange Offers. A U.S. holder’s tax basis in Common Stock received upon exercise of the warrants for cash will be equal to the sum of (1) the U.S. holder’s adjusted tax basis in the warrants exchanged therefor (generally, the fair market value of the warrants at the time of the Exchange Offer) and (2) the exercise price of such warrants. A U.S. holder’s holding period in the

Common Stock received upon exercise will commence on the day after such U.S. holder exercises the warrant. Once exercised, the U.S. holders will be subject to tax consequences with respect to their ownership of Common Stock acquired via the warrants as discussed above under “Taxation of U.S. Holders of Common Stock and New Preferred Stock”.
In certain circumstances, the warrants may be exercisable on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of the warrants on a cashless basis, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the Common Stock received.
If a warrant expires without being exercised, a U.S. holder should recognize a capital loss in an amount equal to such holder’s adjusted tax basis in the warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. holder’s holding period in such warrant is more than one year. The deductibility of capital losses is subject to certain limitations (discussed below — see “Tax Rates”).
Tax Rates.   In general, the maximum U.S. federal income tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of capital assets held for more than one year. Short-term capital gain (i.e., the gain on capital assets held for one year or less) of non-corporate taxpayers is subject to tax at the same U.S. federal income tax rates as ordinary income. The maximum U.S. federal income tax rate on ordinary income for non-corporate taxpayers with income exceeding certain thresholds is currently 37%. All income and gain of corporate taxpayers is subject to tax at the same U.S. federal income tax rate (currently, 21%). In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.
Medicare Tax.   A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold. For individuals, the threshold amount is $200,000 for single filers, and $250,000 for married taxpayers filing joint returns ($125,000 for married individuals filing separate returns), which amounts are not indexed for inflation. Net investment income generally includes dividend income and net gains from the disposition of stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust, is urged to consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our Common Stock and New Preferred Stock, if applicable.
Taxation of Tax-Exempt Holders of Common Stock and New Preferred Stock
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to U.S. federal income taxation on their unrelated business taxable income (“UBTI”). Dividend income from us and gain arising upon a sale of shares of our Common Stock and New Preferred Stock, if applicable, generally should not UBTI to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder. Furthermore, certain entities that are exempt from taxation under special provisions of the U.S. federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI.
Taxation of Non-U.S. Holders of Common Stock and New Preferred Stock
Taxation of Distributions.   The tax treatment of distributions received by a non-U.S. holder will depend on (i) whether the distribution is received on the non-U.S. holder’s Common Stock or New Preferred

Stock and (ii) whether the distribution is treated as an amount received from the sale or exchange of Common Stock or New Preferred Stock, as applicable, or as an ordinary corporate dividend. A distribution is treated as an amount received from the sale or exchange of Common Stock or New Preferred Stock if any of the “dividend non-equivalence tests” described above are satisfied. If any such test is satisfied, then, subject to the discussion below concerning FIRPTA (as defined below), any gain that a non-U.S. holder recognizes in connection with receipt of the distribution generally will not be subject to U.S. federal income tax or withholding tax; unless the ECI Test or the 183 Day Test is satisfied.
If the non-U.S. holder satisfies the ECI Test, any income or gain that is taxable as a result generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If a non-U.S. holder is a corporation, its earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
If the non-U.S. holder satisfies the 183 Day Test, any gain that is taxable (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
If none of the “dividend non-equivalence tests” described above are satisfied, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. In such event, subject to the discussion below concerning FIRPTA (as defined below), such amounts generally will be subject to U.S. income tax withholding at the rate of 30% on the gross amount of any such amount unless either:
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a lower treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate to the applicable withholding agent; or

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the non-U.S. holder furnishes an IRS Form W-8ECI to the applicable withholding agent claiming that such amount is effectively connected income.

If an amount treated as dividend income is also treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax on such amount at graduated rates, in the same manner as U.S. holders are taxed with respect to such amounts. A non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax with respect to such an amount that is treated as effectively connected with its conduct of a U.S. trade or business, unless reduced or eliminated by a tax treaty.
Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in the Common Stock or New Preferred Stock, as applicable. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock or New Preferred Stock, as applicable.
Disposition of Common Stock or New Preferred Stock.   In general, upon a disposition of Common Stock or New Preferred Stock, as applicable, a non-U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the non-U.S. holder’s adjusted tax basis in such Common Stock or New Preferred Stock, as applicable. A non-U.S. holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost. As discussed above, a non-U.S. holder’s tax basis in the Common Stock that it receives pursuant to the Exchange Offer will be the same as its adjusted tax basis in the Preferred Stock that it tenders, increased by the amount of gain, if any, that it recognizes and reduced by the amount of cash and the fair market value of the New Preferred Stock and warrants that it receives and its holding period for the Common Stock that it receives will include the holding period during which it held the Preferred Stock that it tendered. A non-U.S. holder’s tax basis in any New Preferred Stock shall equal the fair market value of the New Preferred Stock that it receives and its holding period for the New Preferred Stock that it receives will start on the day after receipt of the New Preferred Stock. Generally, subject to the discussion below concerning FIRPTA (as defined below), a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax; unless the ECI Test or the 183 Day Test is satisfied.

If the non-U.S. holder satisfies the ECI Test, any income or gain that is taxable as a result generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If a non-U.S. holder is a corporation, its earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
If the non-U.S. holder satisfies the 183 Day Test, any gain that is taxable (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Non-U.S. holders are urged to consult with their own tax advisors regarding the tax consequences to them of holding Common Stock and New Preferred Stock.
Taxation of Non-U.S. Holders of Warrants
Sale or Disposition of Warrants (Other than by Exercise).   Upon the sale or other taxable disposition of any warrants (other than by exercise) received in the Exchange Offers, a non-U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the non-U.S. holder’s adjusted tax basis in the warrants. Subject to the discussion below concerning FIRPTA (as defined below), such non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax; unless the ECI Test or the 183 Day Test is satisfied.
If the non-U.S. holder satisfies the ECI Test, any income or gain that is taxable as a result generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If a non-U.S. holder is a corporation, its earnings and profits that are attributable to the effectively connected income (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
If the non-U.S. holder satisfies the 183 Day Test, any gain that is taxable (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Exercise of Warrants.   A non-U.S. holder will generally not be required to recognize income, gain or loss upon exercise of warrants received in the Exchange Offers. A non-U.S. holder’s tax basis in Common Stock received upon exercise of the warrants for cash will be equal to the sum of (1) the U.S. holder’s adjusted tax basis in the warrants exchanged therefor (generally, the fair market value of the warrants at the time of the Exchange Offers) and (2) the exercise price of such warrants. A non-U.S. holder’s holding period in the Common Stock received upon exercise will commence on the day after such non-U.S. holder exercises the warrants.
In certain circumstances, the warrants will be exercisable on a cashless basis. The U.S. federal income tax treatment of an exercise of a warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. Non-U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a warrant on a cashless basis, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the Common Stock received. Once exercised, the non-U.S. holders will be subject to tax consequences with respect to their ownership of Common Stock acquired via the warrants as discussed above under “Taxation of Non-U.S. Holders of Common Stock and New Preferred Stock”.
Non-U.S. holders are urged to consult with their own tax advisors regarding the tax consequences to them of holding warrants.
Backup Withholding and Information Reporting
Generally, information reporting will apply with respect to cash, warrants, and New Preferred Stock received in an Exchange Offer, and backup withholding may apply.
U.S. Holders.   A U.S. holder may be subject to backup withholding at the rate of 24% unless such holder comes within certain exempt categories and, when required, demonstrates this fact, or provides to the applicable withholding agent a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder who does not provide the applicable withholding agent with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability, provided the required information is timely furnished to the IRS.
Non-U.S. Holders.   A non-U.S. holder may be subject to backup withholding unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption. The payment of the proceeds from the disposition of our stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. holder of our stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for federal income tax purposes or a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. holder’s foreign status and has no actual knowledge to the contrary. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder’s federal income tax liability (which might entitle such non-U.S. holder to a refund), provided that the required information is timely furnished to the IRS. Applicable Treasury Regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.
Each stockholder is urged to consult its own tax advisor regarding the information reporting and backup requirements applicable to it.
Foreign Account Tax Compliance Act Withholding
The “Foreign Account Tax Compliance Act” or “FATCA” (as set forth in Sections 1471 to 1474 of the Code and the Treasury Regulations thereunder, including any successor provisions, subsequent amendments and administrative guidance promulgated thereunder) generally imposes a withholding tax of 30% on “withholdable payments” made to a “foreign financial institution” unless the foreign financial institution enters into an agreement with the IRS to collect and provide to the IRS on an annual basis substantial information regarding its U.S. account holders or an exception applies. If a foreign financial institution enters into such an agreement but is unable to obtain the relevant information from its direct and indirect account holders or owners on an annual basis, the foreign financial institution will be required to withhold 30% of any withholdable payment allocable to such account holders, and there is a risk that the IRS may determine that the foreign financial institution is not in compliance with its agreement, resulting in the foreign financial institution becoming subject to the 30% withholding tax on all of the withholdable payments made to it. The term “withholdable payment” generally includes any payment of fixed or determinable, annual or periodic income received from U.S. sources, including U.S. source dividends and interest to the extent not effectively connected with the conduct of a U.S. trade or business, and may include the gross proceeds of a disposition of stock or of debt instruments and “foreign pass-thru payments,” in each case with respect to any U.S. investment. The legislation also generally imposes a withholding tax of 30% on withholdable payments made to a non-U.S. entity that is not a foreign financial institution unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which are generally defined as any U.S. persons who directly or indirectly own more than 10% of the entity, or unless an exception applies. We generally will be required to withhold 30% of withholdable payments made to any non-U.S. holder that is a foreign financial institution or other non-U.S. entity unless such stockholder complies with the applicable requirements discussed above. Accordingly, the stockholders may be required to provide certain information to us in order to avoid the imposition of the 30% withholding tax on any withholdable payments made by us. We will not pay additional amounts in respect of amounts withheld.

The foregoing is only a general summary of certain provisions of FATCA. Non-U.S. holders are urged to consult with their own tax advisors regarding the application of FATCA to their investment in our Common Stock and New Preferred Stock, if applicable.
Foreign Investment in Real Property Tax Act (“FIRPTA”)
A non-U.S. holder’s gain from the disposition of a United States Real Property Interest (“USRPI”) is generally subject to U.S. federal income tax, withholding and filing requirements and is generally not exempted under applicable income tax treaties. A USRPI generally includes shares in corporations organized in the U.S., the fair market value of whose interests in real property located in the U.S., at any time in a five year testing period, equals or exceeds 50% of the fair market value of the sum of its interests in real property located in the U.S., its interests in real property located outside the U.S., and its other assets used or held for use in a trade or business. Such gain on the disposition of a USRPI recognized by a non-U.S. holder is treated as income that is effectively connected with the conduct of a U.S. trade or business and the taxable amount is subject to U.S. federal income tax at graduated rates (“FIRPTA Tax”).
Dispositions that give rise to gains that may be subject to FIRPTA Tax may require that such FIRPTA Tax be collected by U.S. federal income tax withholding on the part of the purchaser or disposing partnership, as the case may be (“Section 1445 Withholdings”). Section 1445 Withholdings are required at a rate of 15% of the amount realized on the sale or exchange of the shares of the USRPI to the extent allocable to non-U.S. holders. Section 1445 Withholdings are not required if (a) the applicable shares are regularly traded on an established securities market and (b) the non-U.S. shareholder did not, at any time during a specified testing period, hold more than 5% of the stock of such corporation.
Accordingly, if our stock constitutes a USRPI, the disposition of Common Stock, New Preferred Stock, or warrants (or the deemed disposition of Common Stock, New Preferred Stock, or warrants) by a non-U.S. holder may attract FIRPTA Tax for such non-U.S. holder and such dispositions may give rise to Section 1445 Withholdings. In addition, such non-U.S. holder might be required to file a U.S. federal income tax return for the year in which such disposition is made. We do not expect our shares to constitute USRPIs.
Other Tax Consequences
State or local taxation may apply to the Company and its stockholders in various state or local jurisdictions, including those in which the Company or its stockholders transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, stockholders are urged to consult their own tax advisors regarding the effect of state and local tax laws on the Exchange Offers and on an investment in the Company. In addition, a stockholder may be subject to taxation and reporting requirements outside of the United States in respect of the Exchange Offers and its investment in the Company. Investors are urged to consult their own tax advisors as to state, local, foreign, and other tax consequences of the Exchange Offers and of holding stock in the Company. THE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE CONSIDERED TO DESCRIBE FULLY THE TAX CONSEQUENCES OF THE EXCHANGE OFFERS OR AN INVESTMENT IN THE COMPANY. INVESTORS ARE STRONGLY URGED TO CONSULT, AND MUST RELY ON, THEIR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE OFFERS AND OF HOLDING STOCK IN THE COMPANY, INCLUDING WITHOUT LIMITATION, THE EFFECT OF U.S. FEDERAL TAXES (INCLUDING TAXES OTHER THAN INCOME TAXES) AND STATE, LOCAL AND FOREIGN TAX CONSIDERATIONS, AS WELL AS THE POTENTIAL CONSEQUENCES OF ANY CHANGES THERETO MADE BY FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL DEVELOPMENTS (WHICH MAY HAVE RETROACTIVE EFFECT).

LEGAL MATTERS
The legality of the Common Stock and New Preferred Stock offered by this Prospectus/Consent Solicitation will be passed upon for us by Venable LLP. The legality of the warrants offered by this Prospectus/Consent Solicitation will be passed upon for us by Manatt, Phelps & Phillips, LLP.
EXPERTS
The consolidated financial statements of Impac Mortgage Holdings, Inc. as of December 31, 2021 and 2020, and for each of the two years in the period ended December 31, 2021, included in this prospectus/consent solicitation have been so included in reliance on the report of Baker Tilly US, LLP an independent registered public accounting firm, appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and the Board of Directors of Impac Mortgage Holdings, Inc.
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Impac Mortgage Holdings, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.
Fair Value Measurements of Level 3 Assets and Liabilities
Critical Audit Matter Description:
As described in Note 9 to the consolidated financial statements, at December 31, 2021, approximately 83% of the Company’s consolidated assets and approximately 84% of the Company’s consolidated liabilities are measured at fair value on a recurring basis utilizing models and unobservable inputs. Unlike the fair value of Level 1 financial assets and liabilities which are readily observable, these financial assets and liabilities are not actively traded, and fair value is determined based on valuation methodologies, valuation models, and unobservable inputs to those models, supplemented with third party pricing data and investor bids, where applicable.
We identified the valuation of Level 3 financial assets and liabilities as a critical audit matter because of the significance of Level 3 financial assets and liabilities to the total consolidated assets and liabilities of the

Company, and the unobservable inputs, complexity of models and methodologies used by management to estimate fair value for these Level 3 financial assets and liabilities. The valuations involve a high degree of auditor judgment and increased efforts, including the involvement of a valuation specialist who possesses significant quantitative analysis and modeling experience, to assist with the audit and evaluation of the appropriateness of the models utilized and the evaluation of the appropriateness of unobservable inputs used by management. The unobservable inputs used by management to estimate the fair value of Level 3 financial assets and liabilities include, among others, prepayment speeds, default rates, discount rates and yields, loss severities and pull-through rates.
How We Addressed the Matter in Our Audit:
The primary procedures we performed to address this critical audit matter included, among others:
•
Evaluating the design effectiveness of the Company’s valuation controls, including:

•
Independent price verification controls to determine yields, where applicable.

•
Data validation controls (data inputs to models).

•
Management review of reasonableness of underlying assumptions.

•
Evaluating the reasonableness of management’s valuation methodologies and estimates:

•
Testing the mathematical accuracy of the valuation models utilized by the Company and agreeing the resulting values in the models to the Company’s books and records.

•
Evaluating the valuation methodologies utilized by the Company by comparing the methodologies to those utilized by other companies holding similar financial instruments.

•
Where applicable, developing valuation estimates using valuation models created by our valuation specialist and inputting the underlying loan-level data and assumptions inputs from the Company into our models and comparing the results against the results of the Company.

•
Evaluating the reasonableness of significant unobservable inputs by comparing management’s inputs with inputs from external sources and available economic forecasts and data. Additionally, evaluating the competency and objectivity of third-party specialists engaged by the Company to assist in developing management’s inputs.

•
Comparing actual cash flows to management’s projections.

We evaluated management’s ability to estimate fair value by 1) comparing management’s historical projected prepayment and loss curves to actual results, where applicable and 2) comparing management’s valuation estimates to subsequent transactions with a reconciliation of subsequent market events, when available.
BAKER TILLY US, LLP
We have served as the Company’s auditor since 2008.
Irvine, California
March 11, 2022

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	December 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$29,555	$54,150
Restricted cash	5,657	5,602
Mortgage loans held-for-sale	308,477	164,422
Mortgage servicing rights	749	339
Securitized mortgage trust assets	1,642,730	2,103,269
Other assets	35,603	41,524
Total assets	$2,022,771	$2,369,306
LIABILITIES
Warehouse borrowings	$285,539	$151,932
Convertible notes, net	20,000	20,000
Long-term debt	46,536	44,413
Securitized mortgage trust liabilities	1,614,862	2,086,557
Other liabilities	45,898	50,753
Total liabilities	2,012,835	2,353,655
Commitments and contingencies (See Note 13)
STOCKHOLDERS’ EQUITY
Series A-1 junior participating preferred stock, $0.01 par value; 2,500,000 shares authorized; none issued or outstanding	—	—
Series B 9.375% redeemable preferred stock, $0.01 par value; liquidation value $35,750; 2,000,000 shares authorized, 665,592 cumulative shares issued and outstanding as of December 31, 2021 and December 31, 2020 (See Note 8)	7	7
Series C 9.125% redeemable preferred stock, $0.01 par value; liquidation value $35,127; 5,500,000 shares authorized; 1,405,086 cumulative shares issued and outstanding as of December 31, 2021 and December 31, 2020 (See Note 8)	14	14
Common stock, $0.01 par value; 200,000,000 shares authorized; 21,332,684 and 21,238,191 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	213	212
Additional paid-in capital	1,237,986	1,237,102
Accumulated other comprehensive earnings, net of tax	22,044	24,766
Total accumulated deficit:
Cumulative dividends declared	(822,520)	(822,520)
Accumulated deficit	(427,808)	(423,930)
Total accumulated deficit	(1,250,328)	(1,246,450)
Total stockholders’ equity	9,936	15,651
Total liabilities and stockholders’ equity	$2,022,771	$2,369,306
See accompanying notes to consolidated financial statements.

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share data)
	For the Year Ended December 31,
	2021	2020
Revenues
Gain on sale of loans, net	$65,294	$14,004
Real estate services fees, net	1,144	1,312
Gain (loss) on mortgage servicing rights, net	34	(28,509)
Servicing (expense) fees, net	(432)	3,603
Other	279	1,498
Total revenues, net	66,319	(8,092)
Expenses
Personnel	52,778	52,880
General, administrative and other	21,031	24,534
Business promotion	7,395	3,859
Total expenses	81,204	81,273
Operating loss	(14,885)	(89,365)
Other income (expense)
Interest income	65,666	118,908
Interest expense	(63,268)	(113,771)
Change in fair value of long-term debt	2,098	1,899
Change in fair value of net trust assets, including trust REO gains	6,582	(5,688)
Total other income, net	11,078	1,348
Loss before income taxes	(3,807)	(88,017)
Income tax expense	71	133
Net loss	$(3,878)	$(88,150)
Other comprehensive loss
Change in fair value of instrument specific credit risk of long-term debt	(2,722)	(20)
Total comprehensive loss	$(6,600)	$(88,170)
Net loss per common share:
Basic	$(0.22)	$(4.15)
Diluted	$(0.22)	$(4.15)
See accompanying notes to consolidated financial statements.

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except share data)
	Preferred Shares Outstanding	Preferred Stock	Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Cumulative Dividends Declared	Accumulated Deficit	Accumulated Other Comprehensive Earnings, net of tax	Total Stockholders’ Equity
Balance, December 31, 2019	2,070,678	$21	21,255,426	$212	$1,236,237	$(822,520)	$(334,499)	$24,786	$104,237
Proceeds from exercise of stock options	—	—	9,500	—	46	—	—	—	46
Stock based compensation	—	—	—	—	702	—	—	—	702
Retirement of restricted stock	—	—	(35,069)	—	(125)	—	—	—	(125)
Issuance of restricted stock units	—	—	8,334	—	—	—	—	—	—
Issuance of warrants in connection with debt financing	—	—	—	—	242	—	—	—	242
Other comprehensive loss	—	—	—	—	—	—	—	(20)	(20)
Consolidation of corporate-owned life insurance trusts	—	—	—	—	—	—	(1,281)	—	(1,281)
Net loss	—	—	—	—	—	—	(88,150)	—	(88,150)
Balance, December 31, 2020	2,070,678	$21	21,238,191	$212	$1,237,102	$(822,520)	$(423,930)	$24,766	$15,651
Issuance of restricted stock units	—	—	94,493	1	—	—	—	—	1
Stock based compensation	—	—	—	—	884	—	—	—	884
Other comprehensive loss	—	—	—	—	—	—	—	(2,722)	(2,722)
Net loss	—	—	—	—	—	—	(3,878)	—	(3,878)
Balance, December 31, 2021	2,070,678	$21	21,332,684	$213	$1,237,986	$(822,520)	$(427,808)	$22,044	$9,936
See accompanying notes to consolidated financial statements.

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	For the Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(3,878)	$(88,150)
(Gain) loss on sale of mortgage servicing rights	(160)	6,547
Change in fair value of mortgage servicing rights	126	21,962
Gain on sale of mortgage loans	(66,086)	(35,193)
Change in fair value of mortgage loans held-for-sale	(3,395)	15,955
Change in fair value of derivatives lending, net	4,076	7
Change in provision for repurchases	111	5,227
Origination of mortgage loans held-for-sale	(2,903,454)	(2,746,893)
Sale and principal reduction on mortgage loans held-for-sale	2,828,344	3,381,758
Gain from trust REO	(111)	(7,393)
Change in fair value of net trust assets, excluding trust REO	(6,471)	13,081
Change in fair value of long-term debt	(2,098)	(1,899)
Accretion of interest income and expense	50,751	65,524
Amortization of debt issuance costs and discount on note payable	—	4
Stock-based compensation	884	702
Accretion of interest expense on corporate debt	—	242
Loss on disposal of premises and equipment	99	—
Net change in other assets	2,307	18,289
Net change in other liabilities	(5,559)	(15,918)
Net cash (used in) provided by operating activities	(104,514)	633,852
CASH FLOWS FROM INVESTING ACTIVITIES
Net change in securitized mortgage collateral	592,545	425,152
Proceeds from the sale of mortgage servicing rights	160	14,716
Investment in corporate-owned life insurance	(129)	(1,183)
Purchase of premises and equipment	(298)	(402)
Proceeds from the sale of trust REO	7,703	21,977
Net cash provided by investing activities	599,981	460,260
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of MSR financing	—	(15,448)
Borrowings under MSR financing	—	15,448
Repayment of warehouse borrowings	(2,640,818)	(3,200,268)
Borrowings under warehouse agreements	2,774,425	2,650,637
Repayment of securitized mortgage borrowings	(654,073)	(518,594)
Net change in liabilities related to corporate-owned life insurance	458	1,812
Repayment of convertible notes	—	(5,000)
Issuance of restricted stock	1	—
Retirement of restricted stock	—	(125)
Proceeds from exercise of stock options	—	46
Net cash used in financing activities	(520,007)	(1,071,492)
Net change in cash, cash equivalents and restricted cash	(24,540)	22,620
Cash, cash equivalents and restricted cash at beginning of year	59,752	37,132
Cash, cash equivalents and restricted cash at end of year	$35,212	$59,752
SUPPLEMENTARY INFORMATION
Interest paid	$25,719	$50,647
Taxes (paid) refunded, net	(41)	370
NON-CASH TRANSACTIONS
Transfer of securitized mortgage collateral to trust REO	$7,976	$10,922
Mortgage servicing rights retained from issuance of mortgage backed securities and loan sales	536	2,094
Recognition of corporate-owned life insurance cash surrender value (included in Other assets)	—	9,476
Recognition of corporate-owned life insurance trusts (included in Other liabilities)	—	10,757
Issuance of warrants	—	242
Recognition of operating lease right of use assets	—	125
Recognition of operating lease liabilities	—	125
See accompanying notes to consolidated financial statements.

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share data or as otherwise indicated)
Note 1. — Summary of Business and Financial Statement Presentation including Significant Accounting Policies
Business Summary
Impac Mortgage Holdings, Inc. (the Company or IMH) is a financial services company incorporated in Maryland with the following direct and indirect wholly-owned operating subsidiaries: Integrated Real Estate Service Corporation (IRES), Impac Mortgage Corp. (IMC), IMH Assets Corp. (IMH Assets), Impac Funding Corporation (IFC) and Copperfield Capital Corporation (CCC). The Company’s operations include the mortgage lending operations and real estate services conducted by IRES, IMC and CCC and the long-term mortgage portfolio (residual interests in securitizations reflected as securitized mortgage trust assets and liabilities in the consolidated balance sheets) conducted by IMH. IMC’s mortgage lending operations include the activities of its division, CashCall Mortgage.
Financial Statement Presentation
Basis of Presentation
The accompanying consolidated financial statements of IMH and its subsidiaries (as defined above) have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). All significant inter-company balances and transactions have been eliminated in consolidation. In addition, certain immaterial amounts in the prior periods’ consolidated financial statements have been reclassified to conform to the current year presentation.
Management has made a number of material estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with GAAP. Additionally, other items affected by such estimates and assumptions include the valuation of trust assets and trust liabilities, contingencies, the estimated obligation of repurchase liabilities related to sold loans, the valuation of long-term debt, mortgage servicing rights (MSRs), mortgage loans held-for-sale (LHFS) and derivative instruments, including interest rate lock commitments (IRLCs). Actual results could differ from those estimates and assumptions.
Principles of Consolidation
The accompanying consolidated financial statements include accounts of IMH and its wholly-owned subsidiaries. The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist in entities, such as variable interest entities (VIEs), through arrangements that do not involve voting interests.
The VIE framework requires a variable interest holder (counterparty to a VIE) to consolidate the VIE if that party has the power to direct activities of the VIE that most significantly impact the entity’s economic performance, will absorb a majority of the expected losses of the VIE, will receive a majority of the residual returns of the VIE, or both, and directs the significant activities of the entity. This party is considered the primary beneficiary of the entity. The determination of whether the Company meets the criteria to be considered the primary beneficiary of a VIE requires an evaluation of all transactions (such as investments, liquidity commitments, derivatives and fee arrangements) with the entity. The assessment of whether or not the Company is the primary beneficiary of the VIE is performed on an ongoing basis.
Significant Accounting Policies
Fair Value and the Fair Value Option
Fair value is a market-based measurement, not an entity-specific measurement. For some assets and liabilities, observable market transactions or market information might be available. For other assets and liabilities, observable market transactions and market information might not be available. However, the objective of a fair value measurement in both cases is the same — to estimate the price at which an orderly transaction to sell the asset or to transfer the liability would take place between market participants at the measurement date under current market conditions (that is, an exit price at the measurement date from the perspective of a market participant that holds the asset or owes the liability).
The fair value option permits entities to choose, at specified election dates, to measure eligible financial assets and financial liabilities at fair value. The decision to elect the fair value option is applied on an instrument by instrument basis, is irrevocable unless a new election date occurs, and is applied to an entire instrument. The Company has elected the fair value option for mortgage servicing rights, mortgage loans held-for-sale, long-term debt and its consolidated non-recourse securitizations (securitized mortgage collateral and securitized mortgage borrowings). Elections were made to mitigate income statement volatility caused by differences in the measurement basis of elected instruments.
Cash and Cash Equivalents and Restricted Cash
Cash and cash equivalents consist of cash and highly liquid investments with maturities of three months or less at the date of acquisition. The carrying amount of cash and cash equivalents approximates fair value.
Cash balances that have restrictions as to the Company’s ability to withdraw funds are considered restricted cash. At December 31, 2021 and 2020, restricted cash totaled $5.7 million and $5.6 million, respectively. The restricted cash is the result of the terms of the Company’s warehouse borrowing agreements as well as collateral against letter of credit financing associated with corporate-owned life insurance (See Note 13. — Commitments and Contingencies). In accordance with the terms of the Master Repurchase Agreements related to the warehouse borrowings, the Company is required to maintain cash balances with the lender as additional collateral for the borrowings (See Note 5. — Debt).
Mortgage Loans Held-for-Sale
Mortgage LHFS are accounted for using the fair value option, with changes in fair value recorded in gain on sale of loans, net in the accompanying consolidated statements of operations and comprehensive loss. In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 825, Financial Instruments, loan origination fees and expenses are recognized in earnings as incurred and not deferred.
Revenue derived from the Company’s mortgage lending activities includes loan fees collected at the time of origination and gain or loss from the sale of LHFS. Loan fees consist of fee income earned on all loan originations, including loans closed and held-for-sale. Loan fees are recognized as earned and consist of amounts collected for application and underwriting fees, fees on cancelled loans and discount points. The related direct loan origination costs are recognized when incurred and consists of broker fees and commissions. Gain or loss from the sale and mark-to-market adjustments of LHFS includes both realized and unrealized gains and losses and are included in gain on sale of loans, net in the accompanying consolidated statements of operations and comprehensive loss. The valuation of LHFS approximates a whole-loan price, which includes the value of the related mortgage servicing rights.
The Company primarily sells its LHFS to investors and government sponsored entities (GSEs). The Company evaluates its loan sales for sales treatment. To the extent the transfer of loans qualifies as a sale, the Company derecognizes the loans and records a realized gain or loss on the sale date. In the event the Company determines that the transfer of loans does not qualify as a sale, the transfer would be treated as a secured borrowing. Interest on loans is recorded as income when earned and deemed collectible. LHFS are placed on nonaccrual status when any portion of the principal or interest is 90 days past due or earlier if factors indicate that the ultimate collectability of the principal or interest is not probable. Interest received from loans on nonaccrual status is recorded as income when collected. Loans return to accrual status when the principal and interest become current and it is probable that the amounts are fully collectible.
Mortgage Servicing Rights
The Company accounts for mortgage loan sales in accordance with FASB ASC 860, Transfers and Servicing. Upon sale of mortgage loans on a service-retained basis, the LHFS are removed from the consolidated balance sheets and mortgage servicing rights (MSRs) are recorded as an asset for servicing rights retained. The Company elects to measure MSRs at fair value as prescribed by FASB ASC 860-50-35, and as such, servicing assets or liabilities are valued using discounted cash flow modeling techniques using assumptions regarding future net servicing cash flow, including prepayment rates, discount rates, servicing cost and other factors. Changes in estimated fair value are reported in the accompanying consolidated statements of operations and comprehensive loss within loss on mortgage servicing rights, net.
When the Company sells mortgage servicing rights, the Company records a gain or loss on such sale based on the selling price of the mortgage servicing rights less the carrying value and transaction costs. Gains and losses are reported in the accompanying consolidated statements of operations and comprehensive loss within loss on mortgage servicing rights, net.
Consolidated Non-recourse Securitizations
Securitized Mortgage Collateral
The Company’s long-term mortgage portfolio primarily includes adjustable rate and, to a lesser extent, fixed rate non-conforming mortgages and commercial mortgages that were acquired and originated by the Company’s mortgage and commercial operations prior to 2008.
Historically, the Company securitized mortgages in the form of collateralized mortgage obligations (CMO) or real estate mortgage investment conduits (REMICs). These securitizations are evaluated for consolidation based on the provisions of FASB ASC 810-10-25. Amounts consolidated are included in trust assets and liabilities as securitized mortgage collateral, real estate owned (REO) and securitized mortgage borrowings in the accompanying consolidated balance sheets. The Company also retained the master servicing rights associated with these securitizations which pays the Company approximately 3 basis points on the outstanding unpaid principal balance (UPB) of each securitization trust. The retention of the master servicing rights or the retained economic subordinated residual interests provide the Company with clean up call rights on these securitizations.
The Company accounts for securitized mortgage collateral at fair value, with changes in fair value during the period reflected in earnings. Fair value measurements are based on the Company’s estimated cash flow models, which incorporate assumptions, inputs of other market participants and quoted prices for the underlying bonds. The Company’s assumptions include its expectations of inputs that other market participants would use. These assumptions include judgments about the underlying collateral, prepayment speeds, credit losses, investor yield requirements, forward interest rates and certain other factors.
Interest income on securitized mortgage collateral is recorded using the effective yield for the period based on the previous quarter-end’s estimated fair value. Securitized mortgage collateral is generally not placed on nonaccrual status as the servicer advances the interest payments to the trust regardless of the delinquency status of the underlying mortgage loan, until it becomes apparent to the servicer that the advance is not collectible.
Real Estate Owned
Real estate owned on the consolidated balance sheets are primarily assets within the securitized trusts but are recorded as a separate asset for accounting and reporting purposes and are within the long-term mortgage portfolio. REO, which consists of residential real estate acquired in satisfaction of loans, is carried at net realizable value, which includes the estimated fair value of the residential real estate less estimated selling and holding costs. Adjustments to the loan carrying value required at the time of foreclosure affect the carrying amount of REO. Subsequent write-downs in the net realizable value of REO are included in change in fair value of net trust assets, including trust REO gains (losses) in the consolidated statements of operations and comprehensive loss.
Securitized Mortgage Borrowings
The Company records securitized mortgage borrowings in the accompanying consolidated balance sheets for the consolidated CMO and REMIC securitized trusts within the long-term mortgage portfolio.

The debt from each issuance of a securitized mortgage borrowing is payable from the principal and interest payments on the underlying mortgages collateralizing such debt, as well as the proceeds from liquidations of REO. If the principal and interest payments are insufficient to repay the debt, the shortfall is allocated first to the residual interest holders (generally owned by the Company) then, if necessary, to the certificate holders (e.g. third party investors in the securitized mortgage borrowings) in accordance with the specific terms of the various respective indentures. Securitized mortgage borrowings typically are structured as one-month London Interbank Offered Rate (LIBOR) “floaters” and fixed rate securities with interest payable to certificate holders monthly. The maturity of each class of securitized mortgage borrowing is directly affected by the amount of net interest spread, overcollateralization and the rate of principal prepayments and defaults on the related securitized mortgage collateral. The actual maturity of any class of a securitized mortgage borrowing can occur later than the stated maturities of the underlying mortgages.
When the Company issued securitized mortgage borrowings, the Company generally sought an investment grade rating for the Company’s securitized mortgages by nationally recognized rating agencies. To secure such ratings, it was often necessary to incorporate certain structural features that provide for credit enhancement. This generally included the pledge of collateral in excess of the principal amount of the securities to be issued, a bond guaranty insurance policy for some or all of the issued securities, or additional forms of mortgage insurance. These securitization transactions are non-recourse to the Company and the total loss exposure is limited to the Company’s initial net economic investment in each trust, which is referred to as a residual interest.
The Company accounts for securitized mortgage borrowings at fair value, with changes in fair value during the period reflected in earnings. Fair value measurements are based on the Company’s estimated cash flow models, which incorporate assumptions, inputs of other market participants and quoted prices for the underlying bonds. The Company’s assumptions include its expectations of inputs that other market participants would use. These assumptions include judgments about the underlying collateral, prepayment speeds, credit losses, investor yield requirements, forward interest rates and certain other factors. Interest expense on securitized mortgage borrowings are recorded quarterly using the effective yield for the period based on the previous quarter-end’s estimated fair value.
Leases
The Company has three operating leases for office space expiring at various dates through 2024 and one financing lease which concludes in 2023. The Company determines if a contract is a lease at the inception of the arrangement and reviews all options to extend, terminate, or purchase its right of use (ROU) assets at the inception of the lease and accounts for these options when they are reasonably certain of being exercised. Regarding the discount rate, Accounting Standards Update (ASU) 2016-02, “Leases (Topic 842)”, requires the use of the rate implicit in the lease whenever this rate is readily determinable. When the Company cannot readily determine the rate implicit in the lease, the Company determines its incremental borrowing rate by using the rate of interest that it would have to pay to borrow on a collateralized basis over a similar term. As a practical expedient permitted under Topic 842, the Company elected to account for the lease and non-lease components as a single lease component for all leases of which it is the lessee. Leases with an initial term of 12 months or less are not recorded in the consolidated balance sheets and lease expense for these leases is recognized on a straight-line basis over the lease term.
Derivative Instruments
In accordance with FASB ASC 815-10 Derivatives and Hedging — Overview, the Company records all derivative instruments at fair value. The Company has accounted for all its derivatives as non-designated hedge instruments or free-standing derivatives.
The mortgage lending operation enters into IRLCs with consumers to originate mortgage loans at a specified interest rate. These IRLCs are accounted for as derivative instruments and reported at fair value. The concept of fair value relating to IRLCs is no different than fair value for any other financial asset or liability: fair value is the price at which an orderly transaction to sell the asset or to transfer the liability would take place between market participants at the measurement date under current market conditions. Because IRLCs do not trade in the market, the Company determines the estimated fair value based on expectations of what an investor would pay to acquire the Company’s IRLCs, which utilizes current market information for secondary market prices for underlying loans and estimated servicing value with similar coupons, maturities and credit quality, subject to the anticipated loan funding probability (pull-through rate). This value is adjusted for other costs that would be required by a market participant acquiring the IRLCs. The fair value of IRLCs is subject to change primarily due to changes in interest rates and the estimated pull-through rate. The Company reports IRLCs within other assets and other liabilities at fair value with changes in fair value being recorded in the accompanying consolidated statements of operations and comprehensive loss within gain on sale of loans, net.
The Company hedges the changes in fair value associated with changes in interest rates related to IRLCs and uncommitted LHFS by using forward delivery commitments on mortgage-backed securities, including Federal National Mortgage Association (Fannie Mae or FNMA) and Government National Mortgage Association (Ginnie Mae or GNMA) mortgage-backed securities known as to-be-announced mortgage-backed securities (TBA MBS or Hedging Instruments) as well as forward delivery commitments on whole loans. The Hedging Instruments and forward delivery loan commitments are used to fix the forward sales price that will be realized upon the sale of mortgage loans into the secondary market and are accounted for as derivative instruments. The fair value of Hedging Instruments and forward delivery loan commitments are subject to change primarily due to changes in interest rates. The Company reports Hedging Instruments and forward delivery loan commitments within other assets and other liabilities at fair value with changes in fair value being recorded in the accompanying consolidated statements of operations and comprehensive loss within gain on sale of loans, net.
The fair value of IRLCs and Hedging Instruments are represented as derivative assets, lending, net and derivative liabilities, lending, net in Note 9. — Fair Value of Financial Instruments.
Long-term Debt
Long-term debt (junior subordinated notes) is reported at fair value. These securities are measured based upon an analysis prepared by management, which considers the Company’s own credit risk and discounted cash flow analysis. With the adoption of FASB ASU 2016-01 in 2018, which applies when the Company elects the fair value election on its own debt, the Company effectively bifurcates the market and instrument specific credit risk components of changes in long-term debt. The market portion continues to be a component of net loss as the change in fair value of long-term debt, but the instrument specific credit risk portion is a component of accumulated other comprehensive loss in the accompanying consolidated statements of operations and comprehensive loss.
Repurchase Reserve
The Company sells mortgage loans in the secondary market, including U.S. GSEs, and issues mortgage-backed securities through Ginnie Mae and Fannie Mae. When the Company sells or issues securities, it makes customary representations and warranties to the purchasers about various characteristics of each loan such as the origination and underwriting guidelines, including but not limited to the validity of the lien securing the loan, property eligibility, borrower credit, income and asset requirements, and compliance with applicable federal, state and local laws. In the event of a breach of its representations and warranties, the Company may be required to either repurchase the mortgage loans with the identified defects or indemnify the investor or insurer for any loss. In addition, the Company may be required to repurchase loans as a result of borrower fraud or if a payment default occurs on a mortgage loan shortly after its sale. The Company’s loss may be reduced by proceeds from the sale or liquidation of the repurchased loan. Also, the Company’s loss may be reduced by any recourse it has to correspondent lenders that, in turn, had sold such mortgage loans to the Company and breached similar or other representations and warranties. In such event, the Company has the right to seek a recovery of related repurchase losses from that correspondent lender.
The Company records a provision for losses relating to such representations and warranties as part of its loan sale transactions. The method used to estimate the liability for representations and warranties is a function of the representations and warranties given and considers a combination of factors, including, but not limited to, estimated future defaults and loan repurchase rates and the potential severity of loss in the event of defaults including any loss on sale or liquidation of the repurchased loan and the probability of reimbursement by the correspondent loan seller. The Company establishes a liability at the time loans are sold and continually updates its estimated repurchase liability. The level of the repurchase liability for representations and warranties is difficult to estimate and requires considerable management judgment. The level of mortgage loan repurchase losses is dependent on economic factors, investor demands for loan repurchases and other external conditions that may change over the lives of the underlying loans.
Revenue Recognition for Fees from Services
The Company follows FASB ASC 606, Revenue Recognition, which provides guidance on the application of GAAP to selected revenue recognition issues related to the Company’s real estate services fees. Under FASB ASC 606, the Company must identify the contract with a customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations in the contract, and recognize revenue when (or as) the Company satisfies a performance obligation.
The Company’s primary sources of revenue are derived from financial instruments that are not within the scope of FASB ASC 606. The Company has evaluated the nature of its contracts with customers and determined that further disaggregation of revenue from contracts with customers into more granular categories beyond what is presented in the consolidated statements of operations and comprehensive loss, was not necessary. The Company generally fully satisfies its performance obligations on its contracts with customers as services are rendered and the transaction prices are typically fixed; charged either on a periodic basis or based on activity. Because performance obligations are satisfied as services are rendered and the transaction prices are fixed, the Company has made no significant judgments in applying the revenue guidance prescribed in ASC 606 that affect the determination of the amount and timing of revenue from contracts with customers. The revenues from these services are recognized in income in the period when services are rendered and collectability is reasonably certain.
Advertising Costs
Advertising costs are expensed as incurred and are included in business promotion expense in the accompanying consolidated statements of operations and comprehensive loss. For the years ended December 31, 2021 and 2020, business promotion expense was $7.4 million and $3.9 million, respectively.
Equity-Based Compensation
The Company accounts for stock-based compensation in accordance with FASB ASC 718 Compensation  — Stock Compensation. The Company uses the grant-date fair value of equity awards to determine the compensation cost associated with each award. Grant-date fair value is determined using the Black-Scholes pricing model and assumptions noted in Note 14. — Share Based Payments and Employee Benefit Plans, adjusted for unique characteristics of the specific awards. Compensation cost for service-based equity awards is recognized on a straight-line basis over the requisite service period, which is generally the vesting period.
FASB ASC 718 requires forfeitures to be estimated at the time of grant and prospectively revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates. Stock-based compensation expense is recorded net of estimated forfeitures for the years ended December 31, 2021 and 2020, such that the expense was recorded only for those stock-based awards that were expected to vest during such periods. The cost of equity-based compensation is recorded to personnel expense. Refer to Note 14. — Share Based Payments and Employee Benefit Plans.
Income Taxes
In accordance with FASB ASC 740, Income Taxes, the Company records income tax expense as well as deferred tax assets and liabilities. Current income tax expense or benefit approximates taxes to be paid or refunded for the current period, respectively, and includes income tax expense related to uncertain tax positions. The Company determines deferred income taxes using the balance sheet method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and recognizes enacted changes in tax rates and laws in the period in which they occur. Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized subject to management’s judgment that realization is “more likely than not.” Uncertain tax positions that meet the more likely than not recognition threshold are measured to determine the amount of benefit to recognize. An uncertain tax position is measured at the largest amount of benefit that management believes has a greater than 50% likelihood of realization upon settlement.
The Company is subject to federal income taxes as a regular (Subchapter C) corporation and files a consolidated U.S. federal income tax return on qualifying subsidiaries. The Company files federal and various states income tax returns in the U.S.
The Company adopted FASB ASU 2019-12 on a prospective basis on January 1, 2020 (See Note 11. — Income Taxes). The most significant impact to the Company included the removal of the exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items (for example, discontinued operations or other comprehensive income). The changes also add a requirement for an entity to reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
Loss Per Common Share
Basic loss per common share is computed on the basis of the weighted average number of shares outstanding for the year divided by net loss for the year. Diluted loss per common share is computed on the basis of the weighted average number of shares and dilutive common equivalent shares outstanding for the year divided by net loss for the year, unless anti-dilutive. Refer to Note 10. — Reconciliation of Loss Per Common Share.
Recent Accounting Pronouncements Not Yet Effective
In June 2016, the FASB issued ASU 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” (ASU 2016-13), which changes the impairment model for most financial assets and certain other instruments. For trade and other receivables, held-to-maturity debt securities, loans and other instruments, entities will be required to use a new forward-looking “expected loss” model that will replace today’s “incurred loss” model and generally will result in the earlier recognition of allowances for losses. For available-for-sale debt securities with unrealized losses, entities will measure credit losses in a manner similar to current practice, except that the losses will be recognized as an allowance. Subsequent to issuing ASU 2016-13, the FASB issued ASU 2018-19, “Codification Improvements to Topic 326, Financial Instruments — Credit Losses”, for the purpose of clarifying certain aspects of ASU 2016-13. ASU 2018-19 has the same effective date and transition requirements as ASU 2016-13. In April 2019, the FASB issued ASU 2019-04, “Codification Improvements to Topic 326, Financial Instruments-Credit Losses, Topic 815, Derivatives and Hedging,” and “Topic 825, Financial Instruments (ASU 2019-04),” which is effective with the adoption of ASU 2016-13. In May 2019, the FASB issued ASU 2019-05, “Financial Instruments — Credit Losses (Topic 326)”, which is also effective with the adoption of ASU 2016-13. In October 2019, the FASB voted to delay the implementation date for smaller reporting companies until January 1, 2023. We will adopt this ASU on its effective date of January 1, 2023. The Company does not expect the adoption of this ASU to have a material impact on the Company’s consolidated financial statements.
In March 2020 and January 2021, the FASB issued ASU 2020-04 and ASU 2021-01, “Reference Rate Reform (Topic 848)”. Together, the ASUs provide temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens related to the expected market transition from the London Interbank Offered Rate (LIBOR) and other interbank offered rates to alternative reference rates. This guidance is effective beginning on March 12, 2020, and the Company may elect to apply the amendments prospectively through December 31, 2022. The Company does not expect the adoption of this ASU to have a material impact on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. FASB ASU 2020-06 will simplify the accounting for convertible instruments by reducing the number of accounting models for convertible debt instruments and convertible preferred stock. Limiting the accounting models will result in fewer embedded conversion features being separately recognized from the host contract as compared with current GAAP. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting and (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. ASU 2020-06 also amends the guidance for the derivatives scope exception for contracts in an entity’s own equity to reduce form-over-substance-based accounting conclusions. ASU 2020-06 will be effective January 1, 2024, for the Company. Early adoption is permitted, but no earlier than January 1, 2021, including interim periods within that year. The Company does not expect the adoption of this ASU to have a material impact on the Company’s consolidated financial statements.
In May 2021, the FASB issued ASU 2021-04, “Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force)”. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted this ASU on January 1, 2022 and the adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.
Note 2. — Mortgage Loans held-for-sale
A summary of the UPB of mortgage LHFS by type is presented below:
	December 31, 2021	December 31, 2020
Government(1)	$6,886	$7,924
Conventional(2)	62,759	141,139
Jumbo & Non-qualified mortgages (NonQM)	231,142	11,064
Fair value adjustment(3)	7,690	4,295
Total mortgage loans held-for-sale	$308,477	$164,422

(1)
Includes all government-insured loans including Federal Housing Administration (FHA), Veterans Affairs (VA) and United States Department of Agriculture (USDA).

(2)
Includes loans eligible for sale to Fannie Mae and Federal home Loan Mortgage Corporation (Freddie Mac or FHLMC).

(3)
Changes in fair value are included in gain on sale of loans, net on the accompanying consolidated statements of operations and comprehensive loss.

As of December 31, 2021, the Company had no mortgage LHFS that were 90 days or more delinquent. As of December 31, 2020, there were $1.2 million in UPB of mortgage LHFS that were in nonaccrual status as the loans were 90 days or more delinquent. The carrying value of these nonaccrual loans as of December 31, 2020 was $1.1 million.
Gain on sale of loans, net in the consolidated statements of operations and comprehensive loss is comprised of the following for the years ended December 31, 2021 and 2020:

	For the Year Ended December 31,
	2021	2020
Gain on sale of mortgage loans	$81,362	$59,330
Premium from servicing retained loan sales	536	2,094
Unrealized loss from derivative financial instruments	(4,076)	(7)
Gain (loss) from derivative financial instruments	1,934	(11,040)
Mark to market gain (loss) on LHFS	3,395	(15,955)
Direct origination expenses, net	(17,746)	(15,191)
Change in provision for repurchases	(111)	(5,227)
Gain on sale of loans, net	$65,294	$14,004
On July 7, 2020, the Company received notification from Freddie Mac that the Company’s eligibility to sell whole loans to Freddie Mac was suspended, without cause. As noted in Freddie Mac’s Seller/Servicer Guide, Freddie Mac may elect, in its sole discretion, to suspend a Seller from eligibility, without cause, thereby restricting the Seller from obtaining new purchase commitments during the suspension period.
Note 3. — Mortgage Servicing Rights
The Company selectively retains MSRs from its sales and securitization of certain mortgage loans or as a result of purchase transactions. MSRs are reported at fair value based on the expected income derived from the net projected cash flows associated with the servicing contracts. The Company receives servicing fees, less subservicing costs, on the UPB of the underlying mortgage loans. The servicing fees are collected from the monthly payments made by the mortgagors, or if delinquent, when the underlying real estate is foreclosed upon and liquidated. The Company may receive other remuneration from rights to various mortgagor-contracted fees, such as late charges, collateral reconveyance charges and nonsufficient fund fees, and the Company is generally entitled to retain the interest earned on funds held pending remittance (or float) related to its collection of mortgagor principal, interest, tax and insurance payments.
In May 2020, the Company sold all of its conventional MSRs for approximately $20.1 million, receiving $15.0 million in proceeds upon sale, with the remaining received upon transfer of the servicing and transfer of all trailing documents. The Company used the proceeds from the MSR sale to pay off the MSR financing. (See Note 5. — Debt — MSR Financings).
In July 2020, the Company sold the majority of its government insured MSRs for approximately $225 thousand, receiving $163 thousand in proceeds upon sale, with the remaining received upon transfer of the servicing and transfer of all trailing documents.
The following table summarizes the activity of MSRs for the years ended December 31, 2021 and 2020:
	December 31, 2021	December 31, 2020
Balance at beginning of year	$339	$41,470
Additions from servicing retained loan sales	536	2,094
Reductions from bulk sales	—	(21,263)
Changes in fair value(1)	(126)	(21,962)
Fair value of MSRs at end of period	$749	$339

(1)
Changes in fair value are included within gain (loss) on mortgage servicing rights, net in the accompanying consolidated statements of operations and comprehensive loss.

At December 31, 2021 and 2020, the UPB of the mortgage servicing portfolio was comprised of the following:
	December 31, 2021	December 31, 2020
Government insured	$71,841	$30,524
Conventional	—	—
Total loans serviced	$71,841	$30,524
The table below illustrates hypothetical changes in the fair value of MSRs, caused by assumed immediate changes to key assumptions that are used to determine fair value. See Note 9. — Fair Value of Financial Instruments for a description of the key assumptions used to determine the fair value of MSRs.
Mortgage Servicing Rights Sensitivity Analysis	December 31, 2021	December 31, 2020
Fair value of MSRs	$749	$339
Prepayment Speed:
Decrease in fair value from 10% adverse change	(24)	(13)
Decrease in fair value from 20% adverse change	(48)	(26)
Decrease in fair value from 30% adverse change	(70)	(38)
Discount Rate:
Decrease in fair value from 10% adverse change	(31)	(13)
Decrease in fair value from 20% adverse change	(59)	(25)
Decrease in fair value from 30% adverse change	(85)	(37)
Sensitivities are hypothetical changes in fair value and cannot be extrapolated because the relationship of changes in assumptions to changes in fair value may not be linear. Also, the effect of a variation in a particular assumption is calculated without changing any other assumption, whereas a change in one factor may result in changes to another. Accordingly, no assurance can be given that actual results would be consistent with the results of these estimates. As a result, actual future changes in MSR values may differ significantly from those displayed above.
Gain (loss) on mortgage servicing rights, net is comprised of the following for the years ended December 31, 2021 and 2020:
	For the Year Ended December 31,
	2021	2020
Change in fair value of mortgage servicing rights	$(126)	$(21,962)
Gain (loss) on sale of mortgage servicing rights	160	(6,547)
Gain (loss) on mortgage servicing rights, net	$34	$(28,509)
Servicing (expense) fees, net is comprised of the following for the years ended December 31, 2021 and 2020:
	For the Year Ended December 31,
	2021	2020
Contractual servicing fees	$193	$5,159
Late and ancillary fees	—	67
Subservicing and other costs	(625)	(1,623)
Servicing (expense) fees, net	$(432)	$3,603

Note 4. — Other Assets
Other assets consisted of the following:
	December 31, 2021	December 31, 2020
Corporate-owned life insurance (See Note 13)	$10,788	$10,659
Right of use asset (See Note 13)	10,209	13,512
Accounts receivable, net	4,770	3,190
Prepaid expenses	3,460	3,429
Derivative assets – lending (See Note 7)	3,111	7,275
Other	1,102	1,103
Premises and equipment, net	636	930
Accrued interest receivable	625	286
Servicing advances	565	947
Loans eligible for repurchase from Ginnie Mae	337	114
Real estate owned – outside trusts	—	79
Total other assets	$35,603	$41,524
Accounts Receivable, net
Accounts receivable are primarily loan sales that have not settled, and fees earned for real estate services rendered, generally collected one month in arrears. Accounts receivable are stated at their carrying value, net of $50 thousand and $329 thousand reserve for doubtful accounts as of December 31, 2021 and 2020, respectively.
Servicing Advances
The Company is required to advance certain amounts to meet its contractual loan servicing requirements. The Company advances principal, interest, property taxes and insurance for borrowers that have insufficient escrow accounts, plus any other costs to preserve the properties. Also, the Company will advance funds to maintain, repair and market foreclosed real estate properties. The Company is entitled to recover advances from the borrowers for reinstated and performing loans or from proceeds of liquidated properties.
Loans Eligible for Repurchase from Ginnie Mae
The Company sells loans in Ginnie Mae guaranteed mortgage-backed securities (MBS) by pooling eligible loans through a pool custodian and assigning rights to the loans to Ginnie Mae. When these Ginnie Mae loans are initially pooled and securitized, the Company meets the criteria for sale treatment and de-recognizes the loans. The terms of the Ginnie Mae MBS program allow, but do not require, the Company to repurchase mortgage loans when the borrower has made no payments for three consecutive months. When the Company has the unconditional right, as servicer, to repurchase Ginnie Mae pool loans it has previously sold and are more than 90 days past due, and the repurchase will provide a “more than trivial benefit”, the Company then re-recognizes the loans on its consolidated balance sheets in other assets, at their UPB and records a corresponding liability in other liabilities in the consolidated balance sheets. At December 31, 2021 and 2020, loans eligible for repurchase from GNMA totaled $337 thousand and $114 thousand, respectively, in UPB. As part of the Company’s repurchase reserve, the Company records a repurchase provision to provide for estimated losses from the sale or securitization of all mortgage loans, including these loans.

Premises and Equipment, net
	December 31,
	2021	2020
Premises and equipment	$6,391	$6,230
Less: Accumulated depreciation	(5,755)	(5,300)
Total premises and equipment, net	$636	$930
The Company recognized $493 thousand and $722 thousand of depreciation expense within general, administrative and other expense in the accompanying consolidated statements of operations and comprehensive loss, for the years ended December 31, 2021 and 2020, respectively.
Note 5. — Debt
The following table shows contractual future debt maturities as of December 31, 2021:
	Payments Due by Period
	Total	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years
Warehouse borrowings	$285,539	$285,539	$—	$—	$—
Convertible notes	20,000	20,000	—	—	—
Long-term debt	62,000	—	—	—	62,000
Total debt obligations	$367,539	$305,539	$—	$—	$62,000
Warehouse Borrowings
The Company, through its subsidiaries, enters into Master Repurchase Agreements with lenders providing warehouse facilities. The warehouse facilities are used to fund, and are secured by, residential mortgage loans that are held for sale. The warehouse and revolving lines of credit are repaid using proceeds from the sale of loans. The base interest rates on the Company’s warehouse lines bear interest at 1-month LIBOR plus a margin or note rate minus a margin. Some of the lines carry additional fees in the form of annual facility fees charged on the total line amount, commitment fees charged on the committed portion of the line and non-usage fees charged when monthly usage falls below a certain utilization percentage. The Company’s warehouse lines are scheduled to expire in 2022 under one year terms and all lines are subject to renewal based on an annual credit review conducted by the lender.
The base interest rates for all warehouse lines of credit are subject to increase based upon the characteristics of the underlying loans collateralizing the lines of credit, including, but not limited to product type and number of days held for sale. Certain of the warehouse line lenders require the Company, at all times, to maintain cash accounts with minimum required balances. As of December 31, 2021 and 2020, there was $1.3 million and $1.3 million, respectively, held in these accounts which are recorded as a component of restricted cash on the consolidated balance sheets.
Under the terms of these warehouse lines, the Company is required to maintain various financial and other covenants. At December 31, 2021, the Company was not in compliance with certain financial covenants from its lenders and received the necessary waivers.
The following table presents certain information on warehouse borrowings for the periods indicated:

	Maximum Borrowing Capacity	Balance Outstanding at		Allowable Advance Rates (%)	Rate Range	Maturity Date
		December 31, 2021	December 31, 2020
Short-term borrowings:
Repurchase agreement 1(1)	$65,000	$30,009	$49,963	90 – 98	1ML + 2.00 – 2.25%	March 24, 2022
Repurchase agreement 2	200,000	153,006	51,310	100	1ML + 1.75%	September 13, 2022
Repurchase agreement 3	300,000	56,794	50,659	100	Note Rate – 0.375%	September 23, 2022
Repurchase agreement 4	50,000	45,730	—	99	Note Rate – 0.50 – 0.75%	March 31, 2022
Total warehouse borrowings	$615,000	$285,539	$151,932

(1)
The maximum borrowing capacity of repurchase agreement 1 was temporarily increased to $65.0 million from $50.0 million until February 25, 2022.

The following table presents certain information on warehouse borrowings for the periods indicated:
	For the Year Ended December 31,
	2021	2020
Maximum outstanding balance during the year	$336,648	$810,818
Average balance outstanding for the year	191,794	252,565
UPB of underlying collateral (mortgage loans)	296,841	153,675
Weighted average interest rate for period	3.41%	3.74%
MSR Financings
In May 2018, IMC (Borrower) amended the Line of Credit Promissory Note (FHLMC and GNMA Financing) originally entered into in August 2017, increasing the maximum borrowing capacity of the revolving line of credit to $60.0 million, increasing the borrowing capacity up to 60% of the fair market value of the pledged mortgage servicing rights and reducing the interest rate per annum to one-month LIBOR plus 3.0%. As part of the May 2018 amendment, the obligations under the Line of Credit were secured by FHLMC and GNMA pledged mortgage servicing rights (subject to an acknowledgement agreement) and was guaranteed by IRES. In January 2020, the maturity of the line was extended to March 31, 2020. In April 2020, the maturity of the line was extended to May 31, 2020. In May 2020, the line was repaid with the proceeds from the MSR sale (as disclosed in Note 3. — Mortgage Servicing Rights) and the line expired.
The following table presents certain information on MSR Financings for the periods indicated:
	For the Year Ended December 31,
	2021	2020
Maximum outstanding balance during the year	$—	$15,000
Average balance outstanding for the year	—	2,943
Weighted average rate for period	—%	3.91%
MSR Advance Financing
In April 2020, Ginnie Mae announced they revised and expanded their issuer assistance program to provide financing to fund servicer advances through the Pass-Through Assistance Program (PTAP). The PTAP funds advanced by Ginnie Mae bear interest at a fixed rate that will apply to a given months pass-through assistance and will be posted on Ginnie Mae’s website each month. The maturity date was the earlier of the seven months from the month the request and repayment agreement was approved, or July 30, 2021. In July 2020, the outstanding PTAP funds were repaid. At December 31, 2021 and 2020, the Company had no PTAP funds outstanding.

Convertible Notes
In May 2015, the Company issued $25.0 million Convertible Promissory Notes (Notes) to purchasers, some of which are related parties. The Notes were originally due to mature on or before May 9, 2020 and accrued interest at a rate of 7.5% per annum, to be paid quarterly.
Noteholders may convert all or a portion of the outstanding principal amount of the Notes into shares of the Company’s common stock (Conversion Shares) at a rate of $21.50 per share, subject to adjustment for stock splits and dividends (Conversion Price). The Company has the right to convert the entire outstanding principal of the Notes into Conversion Shares at the Conversion Price if the market price per share of the common stock, as measured by the average volume-weighted closing stock price per share of the common stock on the NYSE AMERICAN (or any other U.S. national securities exchange then serving as the principal such exchange on which the shares of common stock are listed), reaches the level of $30.10 for any twenty (20) trading days in any period of thirty (30) consecutive trading days after the Closing Date (as defined in the Notes). Upon conversion of the Notes by the Company, the entire amount of accrued and unpaid interest (and all other amounts owing) under the Notes are immediately due and payable. To the extent the Company pays any cash dividends on its shares of common stock prior to conversion of the Notes, upon conversion of the Notes, the noteholders will also receive such dividends on an as-converted basis of the Notes less the amount of interest paid by the Company prior to such dividend.
On April 15, 2020, the Company and the noteholders agreed to extend the outstanding Notes in the principal amount of $25.0 million originally issued in May 2015, at the conclusion of the original note term (First Amendment). The new Notes were issued with a six month term (November 9, 2020) and reduced the interest rate on such Notes to 7.0% per annum. In connection with the issuance of the First Amendment, the Company issued to the noteholders of the Notes, warrants to purchase up to an aggregate of 212,649 shares of the Company’s common stock at a cash exercise price of $2.97 per share. The relative fair value of the warrants were $242 thousand and recorded as debt discounts, which are accreted over the term of the warrants (October 2020), using an effective interest rate of 8.9%. The warrants are exercisable commencing on October 16, 2020 and expire on April 15, 2025. The First Amendment was accounted for as an extinguishment.
On October 28, 2020, the Company and certain holders of its Notes due November 9, 2020 in the aggregate principal amount of $25.0 million agreed to extend the maturity date of the Notes upon conclusion of the term on November 9, 2020. The new notes have an 18-month term due May 9, 2022 and the Company decreased the aggregate principal amount of the Notes to $20.0 million, following the pay-down of $5.0 million in principal of the Notes on November 9, 2020 (Second Amendment). The interest rate on the Notes remains at 7.0% per annum. The Second Amendment was accounted for as an extinguishment.
Long-term Debt
The Company carries its Junior Subordinated Notes at estimated fair value as more fully described in Note 9. — Fair Value of Financial Instruments. The following table shows the remaining principal balance and fair value of Junior Subordinated Notes issued as of December 31, 2021 and 2020:
	December 31,
	2021	2020
Junior Subordinated Notes(1)	$62,000	$62,000
Fair value adjustment	(15,464)	(17,587)
Total Junior Subordinated Notes	$46,536	$44,413

(1)
Stated maturity of March 2034; requires quarterly interest payments at a variable rate of 3-month LIBOR plus 3.75% per annum. At December 31, 2021, the interest rate was 3.97%.

Note 6. — Securitized Mortgage Trusts
Securitized Mortgage Trust Assets
Securitized mortgage trust assets are comprised of the following at December 31, 2021 and 2020:
	December 31,	December 31,
	2021	2020
Securitized mortgage collateral, at fair value	$1,639,251	$2,100,175
REO, at net realizable value (NRV)	3,479	3,094
Total securitized mortgage trust assets	$1,642,730	$2,103,269
Securitized Mortgage Collateral
Securitized mortgage collateral consisted of the following:
	December 31,	December 31,
	2021	2020
Mortgages secured by residential real estate	$1,653,749	$2,205,575
Mortgages secured by commercial real estate	89,801	170,418
Fair value adjustment	(104,299)	(275,818)
Total securitized mortgage collateral, at fair value	$1,639,251	$2,100,175
As of December 31, 2021, the Company was also a master servicer of mortgages for others of approximately $164.6 million in UPB that were primarily collateralizing REMIC securitizations, compared to $216.3 million at December 31, 2020. Related fiduciary funds are held in trust for investors in non-interest bearing accounts and are not included in the Company’s consolidated balance sheets. The Company may also be required to advance funds or cause loan servicers to advance funds to cover principal and interest payments not received from borrowers depending on the status of their mortgages.
Real Estate Owned
The Company’s REO consisted of the following:
	December 31,	December 31,
	2021	2020
REO	$10,335	$10,140
Impairment(1)	(6,856)	(6,967)
Ending balance	$3,479	$3,173
REO inside trusts	$3,479	$3,094
REO outside trusts	—	79
Total	$3,479	$3,173

(1)
Impairment represents the cumulative write-downs of net realizable value subsequent to foreclosure.

Securitized Mortgage Trust Liabilities
Securitized mortgage trust liabilities, which are recorded at estimated fair market value as more fully described in Note 9. — Fair Value of Financial Instruments, are comprised of the following at December 31, 2021 and 2020:
	December 31,	December 31,
	2021	2020
Securitized mortgage borrowings	$1,614,862	$2,086,557

Securitized Mortgage Borrowings — Non-recourse
Selected information on securitized mortgage borrowings for the periods indicated consisted of the following (dollars in millions):

	Original Issuance Amount	Securitized mortgage borrowings outstanding as of December 31,		Range of Interest Rates (%)
Year of Issuance		2021	2020	Fixed Interest Rates	Interest Rate Margins over One-Month LIBOR(1)	Interest Rate Margins after Contractual Call Date(2)
2002	$3,876.1	$2.7	$3.4	5.25 – 12.00	0.27 – 2.75	0.54 – 3.68
2003	5,966.1	12.9	19.1	4.34 – 12.75	0.27 – 3.00	0.54 – 4.50
2004	17,710.7	210.9	287.3	3.58 – 5.56	0.25 – 2.50	0.50 – 3.75
2005	13,387.7	1,198.2	1,404.6	—	0.24 – 2.90	0.48 – 4.35
2006	5,971.4	1,626.0	1,860.3	6.25	0.10 – 2.75	0.20 – 4.13
2007	3,860.5	882.5	1,012.5	—	0.06 – 2.00	0.12 – 3.00
Subtotal contractual principal balance(3)		3,933.2	4,587.2
Fair value adjustment(4)		(2,318.3)	(2,500.6)
Total securitized mortgage borrowings		$1,614.9	$2,086.6

(1)
One-month LIBOR was 0.10% as of December 31, 2021.

(2)
Interest rate margins are generally adjusted when the unpaid principal balance is reduced to less than 10-20% of the original issuance amount, or if certain other triggers are met.

(3)
Represents the outstanding balance in accordance with trustee reporting.

(4)
Fair value adjustment is inclusive of $2.2 billion in bond losses at December 31, 2021 and 2020.

As of December 31, 2021, expected principal reductions of the securitized mortgage borrowings, which is based on contractual principal payments and expected prepayment and loss assumptions for securitized mortgage collateral, was as follows (dollars in millions):
	Payments Due by Period
	Total	Less Than One Year	One to Three Years	Three to Five Years	More Than Five Years
Securitized mortgage borrowings(1)	$3,933.2	$420.8	$511.4	$296.4	$2,704.6

(1)
Represents the outstanding balance in accordance with trustee reporting.

Change in Fair Value of Net Trust Assets, including Trust REO Losses
Changes in fair value of net trust assets, including trust REO losses are comprised of the following for the years ended December 31, 2021 and 2020:

	For the Year Ended December 31,
	2021	2020
Change in fair value of net trust assets, excluding REO	$6,471	$(13,081)
Gains from trust REO	111	7,393
Change in fair value of net trust assets, including trust REO gains	$6,582	$(5,688)
Call Rights
The Company holds cleanup call options (call rights) with respect to its securitized trusts whereby, when the UPB of the underlying residential mortgage loans falls below a pre-determined threshold, the Company can purchase the underlying residential mortgage loans at par, plus unreimbursed servicer advances, resulting in the repayment of all of the outstanding securitization financing at par. The Company’s ability to exercise its call rights is limited based available capital and liquidity, and/or in situations where the related securitization trustee does not permit the exercise of such rights.
The Company holds the cleanup call options through either its economically owned residuals interests or its master servicing rights. To date, the Company has not exercised any call rights with respect to these securitized trusts however evaluates the potential economic benefits within its fair value estimation process.
Note 7. — Derivative Instruments
The mortgage lending operation enters into IRLCs with prospective borrowers to originate mortgage loans at a specified interest rate and Hedging Instruments and forward delivery loan commitments to hedge the fair value changes associated with changes in interest rates relating to its mortgage loan origination operations. The fair value of IRLCs, Hedging Instruments and forward delivery loan commitments related to mortgage loan origination are included in other assets or liabilities in the consolidated balance sheets. As of December 31, 2021, the estimated fair value of IRLCs was an asset of $3.1 million while Hedging Instruments were a liability of $55 thousand. As of December 31, 2020, the estimated fair value of IRLCs was an asset of $7.3 million while Hedging Instruments were a liability of $143 thousand. At December 31, 2021, there were no forward delivery commitments accounted for as derivate instruments as the forward delivery commitments had no pair-off mechanism. At December 31, 2020, forward delivery commitments had no fair value as they were marked within LHFS to the price of the trades.
The following table includes information for the derivative assets and liabilities, lending for the periods presented:
			Total Gains (Losses)
	Notional Amount		For the Year Ended December 31,
	December 31, 2021	December 31, 2020	2021	2020
Derivative – IRLC’s(1)	$255,150	$450,913	$(4,164)	$(516)
Derivative – TBA MBS(1)	102,000	45,000	2,022	(10,531)
Derivative – Forward delivery loan commitment(2)	—	20,000	—	—

(1)
Amounts included in gain on sale of loans, net within the accompanying consolidated statements of operations and comprehensive loss.

(2)
As of December 31, 2021, there were no forward delivery loan commitments accounted for as derivative instruments. As of December 31, 2020, $20.0 million in mortgage loans had been allocated to forward delivery loan commitments and were recorded at fair value within LHFS in the accompanying consolidated balance sheets.

Note 8. — Redeemable Preferred Stock
As disclosed within Note 13. — Commitments and Contingencies, on July 15, 2021, the Maryland Court of Appeals affirmed the decision of the Circuit Court (and the Court of Special Appeals) in granting summary judgment in favor of the plaintiffs on the Preferred B voting rights and, although the Court of Appeals found the voting rights provision to be ambiguous, it concluded that the extrinsic evidence presented to the Circuit Court, which it found to be undisputed, supported the plaintiffs’ interpretation that the voting rights provision required separate voting by the Preferred B stockholders to amend the Preferred B Articles Supplementary. Accordingly, the 2009 amendments to the Preferred B Articles Supplementary were not validly adopted and the 2004 Preferred Articles Supplementary remain in effect.
As a result, as of December 31, 2021, the Company has cumulative undeclared dividends in arrears of approximately $19.1 million, or approximately $28.71 per outstanding share of Preferred B, thereby increasing the liquidation value to approximately $53.71 per share. Additionally, every quarter the cumulative undeclared dividends in arrears will increase by $0.5859 per Preferred B share, or approximately $390 thousand. The liquidation preference, inclusive of Preferred B cumulative undeclared dividends in arrears, is only payable upon declaration by the Board of Directors, settlement, voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs. In addition, once the Circuit Court determines basis for an appropriate record date, the Company will be required to pay the three quarters of dividends on the Preferred B stock under the 2004 Preferred B Articles Supplementary (approximately $1.2 million, which had been previously accrued for.) Co-Plaintiff Camac Fund LP called for a special meeting of the Preferred B stockholders for the election of two additional directors, which was originally convened at approximately 9:00 a.m. pacific time on October 13, 2021. A quorum was not present at the meeting as originally convened and all of the shares present at the Special Meeting voted in favor of adjourning the Special Meeting to Tuesday, November 23, 2021 at 9:00 a.m., Pacific Time. A quorum was not present at the meeting as reconvened on Tuesday, November 23, 2021 at 9:00 a.m. pacific time, and the Special Meeting was further adjourned to January 6, 2022 at 9:00 a.m. pacific time. At the reconvened Special Meeting held on Thursday, January 6, 2022, a quorum was not present, and the meeting was concluded. As a quorum was not established at the Special Meeting, no Preferred Directors have yet been elected by the holders of Series B Preferred Shares.
At December 31, 2021, the Company had $70.9 million in outstanding liquidation preference of Series B and Series C Preferred Stock. The holders of each series of Preferred Stock, which are non-voting and redeemable at the option of the Company, retain the right to a $25.00 per share liquidation preference (plus cumulative unpaid dividends in the case of the Series Preferred Stock) in the event of a liquidation of the Company and the right to receive dividends on the Preferred Stock if any such dividends are declared.
Common and preferred dividends are included in the reconciliation of earnings per share beginning July 15, 2021, which was the date the Maryland Court of Appeals affirmed the decision in granting summary judgment in favor of the plaintiffs on the Preferred B voting rights. Cumulative preferred dividends, whether or not declared, are reflected in basic and diluted earnings per share in accordance with FASB ASC 260-10-45-11, despite not being accrued for on the consolidated balance sheets.
Note 9. — Fair Value of Financial Instruments
The use of fair value to measure the Company’s financial instruments is fundamental to its consolidated financial statements and is a critical accounting estimate because a substantial portion of its assets and liabilities are recorded at estimated fair value.
FASB ASC 825 requires disclosure of the estimated fair value of certain financial instruments and the methods and significant assumptions used to estimate such fair values. The Company uses exit price notion when measuring the fair values of financial instruments for disclosure purposes. The following table presents the estimated fair value of financial instruments included in the consolidated financial statements as of the dates indicated:

	December 31, 2021				December 31, 2020
	Carrying Amount	Estimated Fair Value			Carrying Amount	Estimated Fair Value
		Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$29,555	$29,555	$—	$—	$54,150	$54,150	$—	$—
Restricted cash	5,657	5,657	—	—	5,602	5,602	—	—
Mortgage loans held-for-sale	308,477	—	308,477	—	164,422	—	164,422	—
Mortgage servicing rights	749	—	—	749	339	—	—	339
Derivative assets, lending, net(1)	3,111	—	—	3,111	7,275	—	—	7,275
Securitized mortgage collateral	1,639,251	—	—	1,639,251	2,100,175	—	—	2,100,175
Liabilities
Warehouse borrowings	$285,539	$—	$285,539	$—	$151,932	$—	$151,932	$—
Convertible notes	20,000	—	—	20,000	20,000	—	—	20,000
Long-term debt	46,536	—	—	46,536	44,413	—	—	44,413
Securitized mortgage borrowings	1,614,862	—	—	1,614,862	2,086,557	—	—	2,086,557
Derivative liabilities, lending, net(2)	55	—	55	—	143	—	143	—

(1)
Represents IRLCs and are included in other assets in the accompanying consolidated balance sheets.

(2)
Represents Hedging Instruments and are included in other liabilities in the accompanying consolidated balance sheets.

The fair value amounts above have been estimated by management using available market information and appropriate valuation methodologies. Considerable judgment is required to interpret market data to develop the estimates of fair value in both inactive and orderly markets. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
For the consolidated non-recourse securitizations, the fair value of the financial liabilities of the consolidated non-recourse securitizations (securitized mortgage borrowings) is more observable than the fair value of the financial assets of the consolidated non-recourse securitizations (securitized mortgage collateral). In accordance with FASB ASU 2014-13, the financial liabilities of the consolidated non-recourse securitizations are the more observable input and measured at fair value and the financial assets are being measured in consolidation as: (1) the sum of the fair value of the securitized mortgage borrowings and the fair value of the beneficial interests retained by the Company less (2) the carrying value of any REO. The resulting amount is allocated to securitized mortgage collateral.
For securitized mortgage collateral and securitized mortgage borrowings, the underlying Alt-A (non-conforming) residential and commercial loans and mortgage-backed securities market have experienced significant declines in market activity, along with a lack of orderly transactions. The Company’s methodology to estimate fair value of these assets and liabilities include the use of internal pricing techniques such as the net present value of future expected cash flows (with observable market participant assumptions, where available) discounted at a rate of return based on the Company’s estimates of market participant requirements. The significant assumptions utilized in these internal pricing techniques, which are based on the characteristics of the underlying collateral, include estimated credit losses, estimated prepayment speeds and appropriate discount rates.
Fair Value Hierarchy
The application of fair value measurements may be on a recurring or nonrecurring basis depending on the accounting principles applicable to the specific asset or liability or whether management has elected to carry the item at its estimated fair value.

FASB ASC 820-10-35 specifies a hierarchy of valuation techniques based on whether the inputs to those techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs create the following fair value hierarchy:
•
Level 1 — Quoted prices (unadjusted) in active markets for identical instruments or liabilities that an entity has the ability to assess at measurement date.

•
Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; inputs other than quoted prices that are observable for an asset or liability, including interest rates and yield curves observable at commonly quoted intervals, prepayment speeds, loss severities, credit risks and default rates; and market-corroborated inputs.

•
Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when estimating fair value.
As a result of the lack of observable market data resulting from inactive markets, the Company has classified its securitized mortgage collateral and borrowings, derivative assets (IRLCs), Notes and long-term debt as Level 3 fair value measurements. Level 3 assets and liabilities measured at fair value on a recurring basis were approximately 83% and 84% and 90% and 93%, respectively, of total assets and total liabilities measured at estimated fair value at December 31, 2021 and 2020.
Recurring Fair Value Measurements
The Company assesses its financial instruments on a quarterly basis to determine the appropriate classification within the fair value hierarchy, as defined by FASB ASC Topic 810. Transfers between fair value classifications occur when there are changes in pricing observability levels. Transfers of financial instruments among the levels occur at the beginning of the reporting period. There were no material transfers into Level 3 classified instruments during the year ended December 31, 2021.
The following tables present the Company’s assets and liabilities that are measured at estimated fair value on a recurring basis, including financial instruments for which the Company has elected the fair value option at December 31, 2021 and 2020, based on the fair value hierarchy:
	Recurring Fair Value Measurements
	December 31, 2021			December 31, 2020
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets
Mortgage loans held-for-sale	$—	$308,477	$—	$—	$164,422	$—
Derivative assets, lending, net(1)	—	—	3,111	—	—	7,275
Mortgage servicing rights	—	—	749	—	—	339
Securitized mortgage collateral	—	—	1,639,251	—	—	2,100,175
Total assets at fair value	$—	$308,477	$1,643,111	$—	$164,422	$2,107,789
Liabilities
Securitized mortgage borrowings	$—	$—	$1,614,862	$—	$—	$2,086,557
Long-term debt	—	—	46,536	—	—	44,413
Derivative liabilities, lending, net(2)	—	55	—	—	143	—
Total liabilities at fair value	$—	$55	$1,661,398	$—	$143	$2,130,970

(1)
At December 31, 2021, derivative assets, lending, net included $3.1 million in IRLCs and is included in other assets in the accompanying consolidated balance sheets. At December 31, 2020, derivative assets, lending, net included $7.3 million in IRLCs and is included in other assets in accompanying consolidated balance sheets.

(2)
At December 31, 2021 and 2020, derivative liabilities, lending, net are included in other liabilities in the accompanying consolidated balance sheets.

The following tables present reconciliation for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2021 and 2020:
	Level 3 Recurring Fair Value Measurements
	For the Year Ended December 31, 2021
	Securitized mortgage collateral	Securitized mortgage borrowings	Mortgage servicing rights	Interest rate lock commitments, net	Long- term debt
Fair value, December 31, 2020	$2,100,175	$(2,086,557)	$339	$7,275	$(44,413)
Total (losses) gains included in earnings:
Interest income(1)	(12,162)	—	—	—	—
Interest expense(1)	—	(37,090)	—	—	(1,499)
Change in fair value	151,759	(145,288)	(126)	(4,164)	2,098
Change in instrument specific credit risk	—	—	—	—	(2,722)(2)
Total gains (losses) included in earnings	139,597	(182,378)	(126)	(4,164)	(2,123)
Transfers in and/or out of Level 3	—	—	—	—	—
Purchases, issuances and settlements:
Purchases	—	—	—	—	—
Issuances	—	—	536	—	—
Settlements	(600,521)	654,073	—	—	—
Fair value, December 31, 2021	$1,639,251	$(1,614,862)	$749	$3,111	$(46,536)
Unrealized (losses) gains still held(3)	$(104,299)	$2,318,296	$749	$3,111	$15,464

(1)
Amounts primarily represent accretion to recognize interest income and interest expense using effective yields based on estimated fair values for trust assets and trust liabilities. Net interest income, including cash received and paid, was $8.1 million for the year ended December 31, 2021. The difference between accretion of interest income and expense and the amounts of interest income and expense recognized in the consolidated statements of operations and comprehensive loss is primarily from contractual interest on the securitized mortgage collateral and borrowings.

(2)
Amount represents the change in instrument specific credit risk in other comprehensive loss in the consolidated statements of operations and comprehensive loss.

(3)
Represents the amount of unrealized (losses) gains relating to assets and liabilities classified as Level 3 that are still held and reflected in the fair values at December 31, 2021.

	Level 3 Recurring Fair Value Measurements
	For the Year Ended December 31, 2020
	Securitized mortgage collateral	Securitized mortgage borrowings	Mortgage servicing rights	Interest rate lock commitments, net	Long- term debt
Fair value, December 31, 2019	$2,628,064	$(2,619,210)	$41,470	$7,791	$(45,434)
Total (losses) gains included in earnings:
Interest income(1)	747	—	—	—	—
Interest expense(1)	—	(65,421)	—	—	(850)
Change in fair value	(92,562)	79,481	(21,962)	(516)	1,899
Change in instrument specific credit risk	—	—	—	—	(28)(2)
Total (losses) gains included in earnings	(91,815)	14,060	(21,962)	(516)	1,021
Transfers in and/or out of Level 3	—	—	—	—	—
Purchases, issuances and settlements:
Purchases	—	—	—	—	—
Issuances	—	—	2,094	—	—
Settlements	(436,074)	518,593	(21,263)	—	—
Fair value, December 31, 2020	$2,100,175	$(2,086,557)	$339	$7,275	$(44,413)
Unrealized (losses) gains still held(3)	$(275,818)	$2,500,674	$339	$7,275	$17,587

(1)
Amounts primarily represent accretion to recognize interest income and interest expense using effective yields based on estimated fair values for trust assets and trust liabilities. Net interest income, including cash received and paid, was $8.9 million for the year ended December 31, 2020. The difference between accretion of interest income and expense and the amounts of interest income and expense recognized in the consolidated statements of operations and comprehensive loss is primarily from contractual interest on the securitized mortgage collateral and borrowings.

(2)
Amount represents the change in instrument specific credit risk in other comprehensive loss in the consolidated statements of operations and comprehensive loss.

(3)
Represents the amount of unrealized (losses) gains relating to assets and liabilities classified as Level 3 that were still held and reflected in the fair values at December 31, 2020.

The following table presents quantitative information about the valuation techniques and unobservable inputs applied to Level 3 fair value measurements for financial instruments measured at fair value on a recurring and non-recurring basis at December 31, 2021.
Financial Instrument	Estimated Fair Value	Valuation Technique	Unobservable Input	Range of Inputs	Weighted Average
Assets and liabilities backed by real estate
Securitized mortgage collateral, and	$1,639,251	Discounted Cash Flow	Prepayment rates	2.9 – 46.3%	10.7%
Securitized mortgage borrowings	(1,614,862)		Default rates	0.06 – 4.3%	1.7%
			Loss severities	0.01 – 97.6%	70.1%
			Discount rates	2.1 – 13.0%	3.6%
Other assets and liabilities
Mortgage servicing rights	$749	Discounted Cash Flow	Discount rates	12.5 – 15.0%	12.8%
			Prepayment rates	8.01 – 29.1%	10.3%
Derivative assets – IRLCs, net	3,111	Market pricing	Pull-through rates	50.0 – 98.0%	79.0%
Long-term debt	(46,536)	Discounted Cash Flow	Discount rates	8.6%	8.6%

For assets and liabilities backed by real estate, a significant increase in discount rates, default rates or loss severities would result in a significantly lower estimated fair value. The effect of changes in prepayment speeds would have differing effects depending on the seniority or other characteristics of the instrument. For other assets and liabilities, a significant increase in discount rates would result in a significantly lower estimated fair value. A significant increase or decrease in pull-through rate assumptions would result in a significant increase or decrease, respectively, in the fair value of IRLCs. The Company believes that the imprecision of an estimate could be significant.
The following tables present the changes in recurring fair value measurements included in net losses for the years ended December 31, 2021 and 2020:
	Recurring Fair Value Measurements
	Changes in Fair Value Included in Net Earnings (Loss)
	For the Year Ended December 31, 2021
			Change in Fair Value of
	Interest Income(1)	Interest Expense(1)	Net Trust Assets	Long-term Debt	Other Income and Expense	Gain (Loss) on Sale of Loans, net	Total
Securitized mortgage collateral	$(12,162)	$—	$151,759	$—	$—	$—	$139,597
Securitized mortgage borrowings	—	(37,090)	(145,288)	—	—	—	(182,378)
Long-term debt	—	(1,499)	—	2,098	—	—	599
Mortgage servicing rights(2)	—	—	—	—	(126)	—	(126)
Mortgage loans held-for-sale	—	—	—	—	—	3,395	3,395
Derivative assets – IRLCs	—	—	—	—	—	(4,164)	(4,164)
Derivative liabilities – Hedging Instruments	—	—	—	—	—	88	88
Total	$(12,162)	$(38,589)	$6,471(3)	$2,098	$(126)	$(681)	$(42,989)

(1)
Amounts primarily represent accretion to recognize interest income and interest expense using effective yields based on estimated fair values for trust assets and trust liabilities.

(2)
Included in gain (loss) on mortgage servicing rights, net in the consolidated statements of operations and comprehensive loss.

(3)
For the year ended December 31, 2021, change in the fair value of trust assets, excluding REO was $6.5 million.

	Recurring Fair Value Measurements
	Changes in Fair Value Included in Net Earnings (Loss)
	For the Year Ended December 31, 2020
			Change in Fair Value of
	Interest Income(1)	Interest Expense(1)	Net Trust Assets	Long-term Debt	Other Income and Expense	Gain (Loss) on Sale of Loans, net	Total
Securitized mortgage collateral	$747	$—	$(92,562)	$—	$—	$—	$(91,815)
Securitized mortgage borrowings	—	(65,421)	79,481	—	—	—	14,060
Long-term debt	—	(850)	—	1,899	—	—	1,049
Mortgage servicing rights(2)	—	—	—	—	(21,962)	—	(21,962)
Mortgage loans held-for-sale	—	—	—	—	—	(15,955)	(15,955)
Derivative assets – IRLCs	—	—	—	—	—	(516)	(516)
Derivative liabilities – Hedging Instruments	—	—	—	—	—	509	509
Total	$747	$(66,271)	$(13,081)(3)	$1,899	$(21,962)	$(15,962)	$(114,630)

(1)
Amounts primarily represent accretion to recognize interest income and interest expense using effective yields based on estimated fair values for trust assets and trust liabilities.

(2)
Included in gain (loss) on mortgage servicing rights, net in the consolidated statements of operations and comprehensive loss.

(3)
For the year ended December 31, 2020, change in the fair value of trust assets, excluding REO was $13.1 million.

The following is a description of the measurement techniques for items recorded at estimated fair value on a recurring basis.
Mortgage servicing rights — The Company elected to carry its mortgage servicing rights arising from its mortgage loan origination operation at fair value. The fair value of mortgage servicing rights is based upon a discounted cash flow model. The valuation model incorporates assumptions that market participants would use in estimating the fair value of servicing. These assumptions include estimates of prepayment speeds, discount rate, cost to service, escrow account earnings, contractual servicing fee income, prepayment and late fees, among other considerations. Mortgage servicing rights are considered a Level 3 measurement at December 31, 2021 and 2020.
Mortgage loans held-for-sale — The Company elected to carry its mortgage LHFS originated or acquired from its mortgage lending operation at fair value. Fair value is based on quoted market prices, where available, prices for other traded mortgage loans with similar characteristics, and purchase commitments and bid information received from market participants. Given the meaningful level of secondary market activity for mortgage loans, active pricing is available for similar assets and accordingly, the Company classifies its mortgage LHFS as a Level 2 measurement at December 31, 2021 and 2020.
Securitized mortgage collateral — The Company elected to carry its securitized mortgage collateral at fair value. These assets consist primarily of non-conforming mortgage loans securitized between 2002 and 2007. Fair value measurements are based on the Company’s internal models used to compute the net present value of future expected cash flows, with observable market participant assumptions, where available. The Company’s assumptions include its expectations of inputs that other market participants would use in pricing these assets. These assumptions include judgments about the underlying collateral, prepayment speeds, estimated future credit losses, forward interest rates, investor yield requirements and certain other factors. As of December 31, 2021, securitized mortgage collateral had an unpaid principal balance of $1.7 billion, compared to an estimated fair value on the Company’s consolidated balance sheets of $1.6 billion. The aggregate unpaid principal balance exceeds the fair value by $0.1 billion at December 31, 2021. As of December 31, 2021, the unpaid principal balance of loans 90 days or more past due was $0.3 billion compared to an estimated fair value of $0.1 billion. The aggregate unpaid principal balances of loans 90 days or more past due exceed the fair value by $0.2 billion at December 31, 2021. Securitized mortgage collateral is considered a Level 3 measurement at December 31, 2021 and 2020.
Securitized mortgage borrowings — The Company elected to carry all of its securitized mortgage borrowings at fair value. These borrowings consist of individual tranches of bonds issued by securitization trusts and are primarily backed by non-conforming mortgage loans. Fair value measurements include the Company’s judgments about the underlying collateral and assumptions such as prepayment speeds, estimated future credit losses, forward interest rates, investor yield requirements and certain other factors. As of December 31, 2021, securitized mortgage borrowings had an outstanding principal balance of $1.7 billion, net of $2.2 billion in bond losses, compared to an estimated fair value of $1.6 billion. The aggregate outstanding principal balance exceeds the fair value by $0.1 billion at December 31, 2021. Securitized mortgage borrowings are considered a Level 3 measurement at December 31, 2021 and 2020.
Long-term debt — The Company elected to carry its remaining long-term debt (consisting of junior subordinated notes) at fair value. These securities are measured based upon an analysis prepared by management, which considered the Company’s own credit risk, including settlements with trust preferred debt holders and discounted cash flow analysis. As of December 31, 2021, long-term debt had an unpaid principal balance of $62.0 million compared to an estimated fair value of $46.5 million. The aggregate unpaid principal balance exceeds the fair value by $15.5 million at December 31, 2021. The long-term debt is considered a Level 3 measurement at December 31, 2021 and 2020.
Derivative assets and liabilities, Lending — The Company’s derivative assets and liabilities are carried at fair value as required by GAAP and are accounted for as free standing derivatives. The derivatives include IRLCs with prospective residential mortgage borrowers whereby the interest rate on the loan is determined prior to funding and the borrowers have locked in that interest rate. These commitments are determined to be derivative instruments in accordance with GAAP. The derivatives also include hedging instruments (typically TBA MBS and forward loan commitments) used to hedge the fair value changes associated with changes in interest rates relating to its mortgage lending originations. The Company hedges the period from the interest rate lock (assuming a fall-out factor) to the date of the loan sale. The estimated fair value of IRLCs are based on underlying loan types with similar characteristics using the TBA MBS market, which is actively quoted and validated through external sources. The data inputs used in this valuation include, but are not limited to, loan type, underlying loan amount, note rate, loan program, expected sale date of the loan, and current market interest rates. These valuations are adjusted at the loan level to consider the servicing release premium and loan pricing adjustments specific to each loan. For all IRLCs, the base value is then adjusted for the anticipated Pull-through Rate, less discounts that would be required by a market participant acquiring the IRLCs. The anticipated Pull-through Rate is an unobservable input based on historical experience, which results in classification of IRLCs as a Level 3 measurement at December 31, 2021 and 2020. The fair value of the Hedging Instruments is based on the actively quoted TBA MBS market using observable inputs related to characteristics of the underlying MBS stratified by product, coupon and settlement date. Therefore, the Hedging Instruments are classified as a Level 2 measurement at December 31, 2021 and 2020.
Nonrecurring Fair Value Measurements
The Company is required to measure certain assets and liabilities at estimated fair value from time to time. These fair value measurements typically result from the application of specific accounting pronouncements under GAAP. The fair value measurements are considered nonrecurring fair value measurements under FASB ASC 820-10.
The following table presents financial and non-financial assets and liabilities measured using nonrecurring fair value measurements at December 31, 2021 and 2020, respectively:
	Nonrecurring Fair Value Measurements
	December 31, 2021			December 31, 2020
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
REO(1)	$—	$3,479	$—	$—	$3,173	$—
ROU asset	—	—	10,209	—	—	13,512

(1)
Balance represents REO at December 31, 2021 and December 31, 2020 which has been impaired subsequent to foreclosure.

The following table presents total gains on financial and non-financial assets and liabilities measured using nonrecurring fair value measurements for the years ended December 31, 2021 and 2020, respectively:
	Total Gains(1)
	For the Year Ended December 31,
	2021	2020
REO(2)	$111	$7,393

(1)
Total gains reflect gains from all nonrecurring measurements during the year.

(2)
For the years ended December 31, 2021 and 2020, the Company recorded $111 thousand and $7.4 million, respectively, of gains related to changes in the NRV of REO. Gains represent recovery of the NRV attributable to an improvement in state specific loss severities on properties held during the period which resulted in an increase to NRV.
Real estate owned — REO consists of residential real estate acquired in satisfaction of loans. Upon foreclosure, REO is adjusted to the estimated fair value of the residential real estate less estimated selling and holding costs, offset by expected contractual mortgage insurance proceeds to be received, if any. Subsequently, REO is recorded at the lower of carrying value or estimated fair value less costs to sell. REO balance representing REOs which have been impaired subsequent to foreclosure are subject to nonrecurring fair value measurement and included in the nonrecurring fair value measurements tables. Fair values of REO are generally based on observable market inputs, and considered Level 2 measurements at December 31, 2021 and 2020.
ROU asset — The Company performs reviews of its ROU assets for impairment when evidence exists that the carrying value of an asset may not be recoverable. During the first quarter of 2020, the Company recorded a $393 thousand ROU asset impairment charge related to the consolidation of one floor of the Company’s corporate office. The impairment charge is included in general, administrative and other expense in the consolidated statements of operations and comprehensive loss. ROU asset was considered a Level 3 fair value measurement at December 31, 2021 and December 31, 2020.
Note 10. — Reconciliation of Loss Per Common Share
The following table presents the computation of basic and diluted loss per common share, including the dilutive effect of stock options, restricted stock awards (RSAs), restricted stock units (RSUs), deferred stock units (DSUs), Notes and cumulative redeemable preferred stock outstanding for the periods indicated, when dilutive:
	For the Year Ended December 31,
	2021	2020
Numerator for basic loss per share:
Net loss	$(3,878)	$(88,150)
Less: Cumulative non-declared dividends on preferred stock(1)	(780)	—
Net loss attributable to common stockholders	$(4,658)	$(88,150)
Numerator for diluted loss per share:
Net loss	$(4,658)	$(88,150)
Interest expense attributable to convertible notes(2)	—	—
Net loss plus interest expense attributable to convertible notes	$(4,658)	$(88,150)
Denominator for basic loss per share(3):
Basic weighted average common shares outstanding during the period	21,332	21,251
Denominator for diluted loss per share(3):
Basic weighted average common shares outstanding during the period	21,332	21,251
Net effect of dilutive convertible notes and warrants(2)	—	—
Net effect of dilutive stock options, DSU’s, RSA’s and RSU’s(2)	—	—
Diluted weighted average common shares	21,332	21,251
Net loss per common share:
Basic	$(0.22)	$(4.15)
Diluted	$(0.22)	$(4.15)

(1)
Cumulative non-declared dividends in arrears are included beginning July 15, 2021, which was the date the Maryland Court of Appeals affirmed the decision in granting summary judgment in favor of the plaintiffs on the Preferred B voting rights (see Note 13. — Commitments and Contingencies).

(2)
Adjustments to diluted loss per share for the Notes for the years ended December 31, 2021 and 2020, were excluded from the calculation, as they were anti-dilutive.

(3)
Share amounts presented in thousands.

The anti-dilutive stock options, RSAs, RSUs and DSUs outstanding for the years ending December 31, 2021 and 2020 were 1.0 million and 829 thousand shares in the aggregate, respectively. Additionally, for the years ended December 2021 and 2020, there were 930 thousand shares attributable to the Notes that were anti-dilutive.
Common and preferred dividends are included in the reconciliation of earnings per share beginning July 15, 2021, which was the date the Maryland Court of Appeals affirmed the decision in granting summary judgment in favor of the plaintiffs on the Preferred B voting rights. Cumulative preferred dividends, whether or not declared, are reflected in basic and diluted earnings per share in accordance with ASC 260-10-45-11, despite not being accrued for on the consolidated balance sheets.
Note 11. — Income Taxes
The Company is subject to federal income taxes as a regular (Subchapter C) corporation and files a consolidated U.S. federal income tax return.
Income taxes for the years ended December 31, 2021 and 2020 were as follows:
	For the Year Ended December 31,
	2021	2020
Current income taxes:
Federal	$—	$8
State	71	125
Total current income tax expense	71	133
Deferred income taxes:
Federal	—	—
State	—	—
Total deferred income tax expense	—	—
Total income tax expense	$71	$133
The Company recorded income tax expense of $71 thousand and $133 thousand for the years ended December 31, 2021 and 2020, respectively. The income tax expense for the year endeds December 31, 2021 and 2020, was primarily the result of state minimum taxes and franchise taxes.
Deferred tax assets are recognized subject to management’s judgment that realization is “more likely than not”. A valuation allowance is recognized for a deferred tax asset if, based on the weight of the available evidence, it is more likely than not that some portion of the deferred tax asset will not be realized. In making such judgments, significant weight is given to evidence that can be objectively verified. As of each reporting date, the Company considers new evidence, both positive and negative, that could impact management’s view with regard to future realization of deferred tax assets. Significant judgment is required in assessing future earnings trends, the availability of tax planning strategies, recent pretax losses and the timing of reversals of temporary differences. The Company’s evaluation is based on current tax laws as well as management’s expectation of future performance.
The Company’s deferred tax assets are primarily the result of net operating losses and basis differences on mortgage securities and goodwill. The Company has recorded a full valuation allowance against its deferred tax assets at December 31, 2021 as it is more likely than not that the deferred tax assets will not be realized. The valuation allowance is based on the management’s assessment that it is more likely than not that certain deferred tax assets, primarily net operating loss carryforwards, may not be realized in the foreseeable future due to objective negative evidence.

Deferred tax assets are comprised of the following temporary differences between the financial statement carrying value and the tax basis of assets:
	For the Year Ended December 31,
	2021	2020
Deferred tax assets:
Federal and state net operating losses	$178,194	$173,652
Mortgage securities	55,283	54,624
Depreciation and amortization	24,355	26,752
Capital loss carryover	172	171
Compensation and other accruals	3,058	3,060
Repurchase reserve	1,493	2,200
Total gross deferred tax assets	262,555	260,459
Deferred tax liabilities:
Fair value adjustments on long-term debt	(3,980)	(4,639)
Mortgage servicing rights	(236)	(106)
Corporate-owned life insurance	(1,017)	(968)
Total gross deferred tax liabilities	(5,233)	(5,713)
Valuation allowance	(257,322)	(254,746)
Total net deferred tax assets	$—	$—
The following is a reconciliation of income taxes to the expected statutory federal corporate income tax rates for the years ended December 31, 2021 and 2020:
	For the Year Ended December 31,
	2021	2020
Expected income tax expense	$(799)	$(18,483)
State tax expense, net of federal benefit	56	99
State rate change	(640)	(731)
Change in valuation allowance	1,218	19,016
Corporate-owned life insurance interest and premiums	96	170
Other	140	62
Total income tax expense	$71	$133
At December 31, 2021, the Company had accumulated other comprehensive earnings of $22.0 million, which was net of tax of $10.5 million.
As of December 31, 2021, the Company had estimated NOL carryforwards of approximately $623.5 million. Federal NOL carryforwards begin to expire in 2027. Included in the estimated NOL carryforward is $65.9 million of NOLs with an indefinite carryover period. As of December 31, 2021, the Company had estimated California NOL carryforwards of approximately $435.2 million, which begin to expire in 2028. The Company may not be able to realize the maximum benefit due to the nature and tax entities that hold the NOL.
On October 23, 2019, the Company adopted a Tax Benefits Preservation Rights Agreement (Rights Plan) to help preserve the value of certain deferred tax benefits, including those generated by net operating losses (collectively, Tax Benefits). In general, the Company may “carry forward” net operating losses in certain circumstances to offset current and future taxable income, which will reduce federal and state income tax liability, subject to certain requirements and restrictions. The Company’s ability to use these Tax Benefits would be substantially limited and impaired if it were to experience an “ownership change” for purposes of Section 382 of the Internal Revenue Code of 1986, as amended (the Code) and the Treasury Regulations promulgated thereunder. Generally, the Company will experience an “ownership change” if the percentage of the shares of Common Stock owned by one or more “five-percent shareholders” increases by more than 50 percentage points over the lowest percentage of shares of Common Stock owned by such stockholder at any time during the prior three year on a rolling basis. As such, the Rights Plan has a 4.99% “trigger” threshold that is intended to act as a deterrent to any person or entity seeking to acquire 4.99% or more of the outstanding Common Stock without the prior approval of the board of directors. The Rights Plan also has certain ancillary anti-takeover effects. The rights accompany each share of common stock of the Company and are evidenced by ownership of common stock. The rights are not exercisable except upon the occurrence of certain change of control events. Once triggered, the rights would entitle the stockholders, other than a person qualifying as an “Acquiring Person” pursuant to the rights plan, to certain “flip in”, “flip over” and exchange rights. The rights issued under the Rights Plan may be redeemed by the board of directors at a nominal redemption price of $0.001 per right, and the board of directors may amend the rights in any respect until the rights are triggered. The Rights Plan was approved at the Company’s 2020 annual meeting of stockholders and will expire on the three-year anniversary of its adoption.
The Company adopted ASU 2019-12 on a prospective basis on January 1, 2020. The most significant impact to the Company included the removal of the exception to the incremental approach for intraperiod tax allocation when there is a loss from continuing operations and income or a gain from other items (for example, discontinued operations or other comprehensive earnings). The changes also add a requirement for an entity to reflect the effect of an enacted change in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The adoption of this standard did not have a material impact on the Company’s consolidated financial statements.
The Company files numerous tax returns in various jurisdictions. While the Company is subject to examination by various taxing authorities, the Company believes there are no unresolved issues or claims likely to be material to its financial position. The Company classifies interest and penalties on taxes as provision for income taxes. As of December 31, 2021 and 2020, the Company has no material uncertain tax positions. The Company has state alternative minimum tax (AMT) credits in the amount of $404 thousand as of December 31, 2021.
Note 12. — Segment Reporting
The Company has three primary reporting segments which include mortgage lending, real estate services and long-term mortgage portfolio. Unallocated corporate and other administrative costs, including the costs associated with being a public company, are presented in corporate and other.
The following table presents selected balance sheet data by reporting segment as of the dates indicated:
Balance Sheet Items as of December 31, 2021:	Mortgage Lending	Real Estate Services	Long-term Portfolio	Corporate and other	Consolidated
Cash and cash equivalents	$26,239	$500	$—	2,816	$29,555
Restricted cash	5,657	—	—	—	5,657
Mortgage loans held-for-sale	308,477	—	—	—	308,477
Mortgage servicing rights	749	—	—	—	749
Trust assets	—	—	1,642,730	—	1,642,730
Other assets(1)	10,051	2	141	25,409	35,603
Total assets	$351,173	$502	$1,642,871	$28,225	$2,022,771
Total liabilities	$298,726	$—	$1,661,729	$52,380	$2,012,835

Balance Sheet Items as of December 31, 2020:	Mortgage Lending	Real Estate Services	Long-term Portfolio	Corporate and other	Consolidated
Cash and cash equivalents	$50,968	$501	$—	$2,681	$54,150
Restricted cash	5,602	—	—	—	5,602
Mortgage loans held-for-sale	164,422	—	—	—	164,422
Mortgage servicing rights	339	—	—	—	339
Trust assets	—	—	2,103,269	—	2,103,269
Other assets(1)	12,510	2	130	28,882	41,524
Total assets	$233,841	$503	$2,103,399	$31,563	$2,369,306
Total liabilities	$166,285	$—	$2,131,178	$56,192	$2,353,655

(1)
All segment asset balances exclude intercompany balances.

The following table presents selected statement of operations information by reporting segment for the years ended December 31, 2021 and 2020:
Statement of Operations Items for the Year Ended December 31, 2021:	Mortgage Lending	Real Estate Services	Long-term Portfolio	Corporate and other	Consolidated
Gain on sale of loans, net	$65,294	$—	$—	$—	$65,294
Servicing expense, net	(432)	—	—	—	(432)
Gain on mortgage servicing rights, net	34	—	—	—	34
Real estate services fees, net	—	1,144	—	—	1,144
Other revenue	24	—	110	145	279
Other operating expense	(62,605)	(1,409)	(778)	(16,412)	(81,204)
Other income (expense)	98	—	12,840	(1,860)	11,078
Net earnings (loss) before income tax expense	$2,413	$(265)	$12,172	$(18,127)	(3,807)
Income tax expense					71
Net loss					$(3,878)
Statement of Operations Items for the Year Ended December 31, 2020:	Mortgage Lending	Real Estate Services	Long-term Portfolio	Corporate and other	Consolidated
Gain on sale of loans, net	$14,004	$—	$—	$—	$14,004
Servicing fees, net	3,603	—	—	—	3,603
Loss on mortgage servicing rights, net	(28,509)	—	—	—	(28,509)
Real estate services fees, net	—	1,312	—	—	1,312
Other revenue	135	—	143	1,220	1,498
Other operating expense	(60,869)	(1,485)	(633)	(18,286)	(81,273)
Other income (expense)	2,366	—	1,344	(2,362)	1,348
Net (loss) earnings before income tax expense	$(69,270)	$(173)	$854	$(19,428)	$(88,017)
Income tax expense					133
Net loss					$(88,150)
Note 13. — Commitments and Contingencies
Legal Proceedings
The Company is a defendant in or a party to a number of legal actions or proceedings that arise in the ordinary course of business. In some of these actions and proceedings, claims for monetary damages are asserted against the Company. In view of the inherent difficulty of predicting the outcome of such legal actions and proceedings, the Company generally cannot predict what the eventual outcome of the pending matters will be, what the timing of the ultimate resolution of these matters will be, or what the eventual loss related to each pending matter may be, if any.
In accordance with applicable accounting guidance, the Company establishes an accrued liability for litigation when those matters present loss contingencies that are both probable and estimable. In any case, there may be exposure to losses in excess of any such amounts whether accrued or not. Any estimated loss is subject to significant judgment and is based upon currently available information, a variety of assumptions, and known and unknown uncertainties. The matters underlying the estimated loss will change from time to time, and actual results may vary significantly from the current estimate. Therefore, an estimate of possible loss represents what the Company believes to be an estimate of possible loss only for certain matters meeting these criteria. It does not represent the Company’s maximum loss exposure.
Based on the Company’s current understanding of pending legal actions and proceedings, management does not believe that judgments or settlements arising from pending or threatened legal matters, individually or in the aggregate, will have a material adverse effect on the consolidated financial position, operating results or cash flows of the Company. However, in light of the inherent uncertainties involved in these matters, some of which are beyond the Company’s control, and the very large or indeterminate damages sought in some of these matters, an adverse outcome in one or more of these matters could be material to the Company’s results of operations or cash flows for any particular reporting period.
The legal matters summarized below are ongoing and may have an effect on the Company’s business and future financial condition and results of operations:
On December 7, 2011, a purported class action was filed in the Circuit Court of Baltimore City entitled Timm v. Impac Mortgage Holdings, Inc., et al. alleging on behalf of holders of the Company’s 9.375% Series B Cumulative Redeemable Preferred Stock (Preferred B) and 9.125% Series C Cumulative Redeemable Preferred Stock (Preferred C) who did not tender their stock in connection with the Company’s 2009 completion of its Offer to Purchase and Consent Solicitation that the Company failed to achieve the required consent of the Preferred B and C holders, the consents to amend the Preferred stock were not effective because they were given on unissued stock (after redemption), the Company tied the tender offer with a consent requirement that constituted an improper “vote buying” scheme, and that the tender offer was a breach of a fiduciary duty. The action sought the payment of two quarterly dividends for the Preferred B and C holders, the unwinding of the consents and reinstatement of the cumulative dividend on the Preferred B and C stock, and the election of two directors by the Preferred B and C holders. The action also sought punitive damages and legal expenses. On July 16, 2018, the Circuit Court entered a Judgment Order (“Judgment Order”) whereby it (1) declared and entered judgment in favor of all defendants on all claims related to the Preferred C holders and all claims against all individual defendants thereby affirming the validity of the 2009 amendments to the Preferred C Articles Supplementary; (2) declared its interpretation of the voting provision language in the Preferred B Articles Supplementary to mean that consent of two-thirds of the Preferred B stockholders was required to approve the 2009 amendments to the Preferred B Articles Supplementary, which consent was not obtained, thus rendering the amendments invalid and leaving the 2004 Preferred B Articles Supplementary in effect; (3) ordered the Company to hold a special election within sixty days for the Preferred B stockholders to elect two directors to the Board of Directors pursuant to the 2004 Preferred B Articles Supplementary (which Directors will remain on the Company’s Board of Directors until such time as all accumulated dividends on the Preferred B have been paid or set aside for payment); and (4) declared that the Company is required to pay three quarters of dividends on the Preferred B stock under the 2004 Preferred B Articles Supplementary (approximately, $1.2 million, but did not order the Company to make any payment at that time). The Circuit Court declined to certify any class pending the outcome of appeals and certified its Judgment Order for immediate appeal. On October 2, 2019, the Court of Special Appeals held oral argument for all appeals in the matter. On April 1, 2020, the Court of Special Appeals issued an opinion affirming the judgment in favor of the plaintiffs on all claims involving Preferred C, and affirming judgment for plaintiffs on the Preferred B voting rights finding that the voting rights provision was not ambiguous. In response, the Company filed a petition for a writ of certiorari to the Maryland Court of Appeals appealing the Court of Special Appeals opinion, which was granted on July 13, 2020. All parties submitted their briefs and oral argument was held on December 4, 2020. On

July 15, 2021, the Maryland Court of Appeals affirmed the decision of the Circuit Court (and the Court of Special Appeals) in granting summary judgment in favor of the plaintiffs on the Preferred B voting rights and, although the Court of Appeals found the voting rights provision to be ambiguous, it concluded that the extrinsic evidence presented to the Circuit Court, which it found to be undisputed, supported the plaintiffs’ interpretation that the voting rights provision required separate voting by the Preferred B stockholders to amend the 2004 Preferred B Articles Supplementary. Accordingly, the 2009 amendments to the Preferred B Articles Supplementary were not validly adopted and the 2004 Preferred Articles Supplementary remain in effect. On August 17, 2021, the Court of Appeals issued its mandate returning the case to the Circuit Court for final proceedings. On October 25, 2021, the case was assigned to a judge of the Circuit Court to oversee final disposition of outstanding issues. Thereafter, and in consideration of the Circuit Court’s outstanding Order, co-Plaintiff Camac Fund LP called upon the Company to hold a special meeting of the Preferred B stockholders for the election of two directors (“Special Meeting”) under the 2004 Preferred B Articles Supplementary. The Special Meeting was convened on October 13, 2021, then adjourned by a vote of all shares present to November 23, 2021 due to lack of a quorum sufficient for election of directors. A quorum was not present at the meeting as reconvened on November 23, 2021, and the Special Meeting was further adjourned to January 6, 2022. At the reconvened Special Meeting held on January 6, 2022, a quorum was again not present, and the meeting was concluded. As a quorum was not established at the Special Meeting, no directors have yet been elected by the holders of Series B Preferred Shares.
On April 20, 2017, a purported class action was filed in the United States District Court, Central District of California, entitled Nguyen v. Impac Mortgage Corp. dba CashCall Mortgage et al. The plaintiffs contend the defendants did not pay purported class members overtime compensation or provide meal and rest breaks, as required by law. The action seeks to invalidate any waiver signed by a purported class member of their right to bring a class action and seeks damages, restitution, penalties, attorney’s fees, interest, and an injunction against unfair, deceptive, and unlawful activities. On August 23, 2018, the court (1) granted the defendants motion to compel arbitration as to all claims, except for the plaintiffs’ claims under California’s Labor Code Private Attorneys General Act (PAGA); (2) ordered the plaintiffs to submit their claims (other than PAGA claims) to arbitration on an individual, non-class, non-collective, and non-representative basis; (3) dismissed all class and collective claims with prejudice to the plaintiffs and without prejudice to putative class members; and (4) stayed all claims that were compelled to arbitration, as well as the PAGA claims. Plaintiffs Jason Nguyen and Tam Nguyen each submitted their respective demands for individual arbitration to the American Arbitration Association. The Company settled all individual claims brought by Jason Nguyen and Tam Nguyen and each of their arbitration claims were dismissed with prejudice on September 1, 2021.
On September 18, 2018, a purported class action was filed in the Superior Court of California, Orange County, entitled McNair v. Impac Mortgage Corp. dba CashCall Mortgage. The plaintiff contends the defendant did not pay the plaintiff and purported class members overtime compensation, provide required meal and rest breaks, or provide accurate wage statements. The action seeks damages, restitution, penalties, interest, attorney’s fees, and all other appropriate injunctive, declaratory, and equitable relief. On March 8, 2019, a First Amended Complaint was filed, which added a claim alleging PAGA violations. On March 12, 2019, the parties filed a stipulation with the court stating (1) the plaintiff’s individual claims should be arbitrated pursuant to the parties’ arbitration agreement, (2) the class claims should be struck from the First Amended Complaint, and (3) the plaintiff will proceed solely with regard to her PAGA claims. This case was consolidated with the Batres v. Impac Mortgage Corp. dba CashCall Mortgage case discussed below with a rescheduled trial date of January 18, 2022. On October 28, 2021, the Company entered into a settlement agreement, which is subject to court review and approval, to resolve all claims brought by Plaintiff McNair and the class members. No assurances can be given that such settlement will be approved by the court. On December 27, 2018, a purported class action was filed in the Superior Court of California, Orange County, entitled Batres v. Impac Mortgage Corp. dba CashCall Mortgage. The plaintiff contends the defendant did not pay the plaintiff and purported class members overtime compensation, provide required meal and rest breaks, or provide accurate wage statements. The action seeks damages, restitution, penalties, interest, attorney’s fees, and all other appropriate injunctive, declaratory, and equitable relief. On March 14, 2019, the plaintiff filed an amended complaint alleging only PAGA violations and seeking penalties, attorneys’ fees, and such other appropriate relief. This case was consolidated with the McNair v. Impac Mortgage Corp. dba CashCall Mortgage discussed above with a rescheduled trial date of January 18, 2022. On October 28, 2021, the Company entered into a settlement agreement, which is subject to court review and approval, to resolve all claims brought by Plaintiff McNair and the class members. No assurances can be given that such settlement will be approved by the court.
On July 3, 2019, a representative action was filed in the Superior Court of California, Orange County, entitled Law v. Impac Mortgage Corp. dba CashCall Mortgage under PAGA. The plaintiff contends the defendant did not pay its employees overtime compensation, provide required meal and rest breaks, or provide accurate wage statements as required by law. The action seeks penalties, attorneys’ fees, and such other appropriate relief. The Law action was deemed related to the McNair action on August 19, 2019. On January 13, 2020, the Law action was stayed pending resolution of the above-referenced McNair action. On March 2, 2021, Law submitted his individual claims related to his wage and hour claims to arbitration. The Company settled all claims brought by Law and his arbitration matter was closed and his action with the Superior Court of California was dismissed with prejudice on August 12, 2021.On December 17, 2021, a lawsuit was filed in the Supreme Court of the State of New York, County of New York, entitled UBS Americas Inc., et al. v. Impac Funding Corporation et ano. The plaintiffs contend that the defendants are required to indemnify payments that plaintiffs made to resolve claims asserted by the Federal Home Loan Bank of San Francisco and HSH Nordbank AG related to certain residential mortgage-backed securities (RMBS). Plaintiffs contend that the RMBS included loans that the Company’s former subsidiary, Novelle Financial Services, Inc., sold to certain UBS entities in breach of contractual representations and warranties. Plaintiffs further contend that they settled the cases for which plaintiffs are demanding indemnification in December 2015 and March 2016. The lawsuit has not been served. The Company believes the claims are without merit and intends to defend itself vigorously.
The Company is a party to other litigation and claims which are normal in the course of the Company’s operations. While the results of such other litigation and claims cannot be predicted with certainty, the Company believes the final outcome of such matters will not have a material adverse effect on its financial condition or results of operations. The Company believes that it has meritorious defenses to the above claims and intends to defend these claims vigorously and as such the Company believes the final outcome of such matters will not have a material adverse effect on its financial condition or results of operations. Nevertheless, litigation is uncertain and the Company may not prevail in the lawsuits. An adverse judgment in any of these matters could have a material adverse effect on the Company’s financial position and results of operations.
Lease Commitments
The following table presents the operating and finance lease balances within the consolidated balance sheets, weighted average remaining lease term, and weighted average discount rates related to the Company’s leases as of December 31, 2021:
Lease Assets and Liabilities	Classification	December 31, 2021
Assets
Lease ROU assets	Other assets	$10,209
Liabilities
Lease liabilities	Other liabilities	$12,562
Weighted average remaining lease term (in years)		2.7
Weighted average discount rate		4.8%
The following table presents the maturities of the Company’s operating lease liabilities as of December 31, 2021:
Year 2022	$4,809
Year 2023	4,909
Year 2024	3,729
Total lease commitments	$13,447
Less: imputed interest	(885)
Total lease liability	$12,562

During the years ended December 31, 2021 and 2020, cash paid for operating leases was $4.6 million and $5.2 million, respectively. Total operating lease expense for the years ended December 31, 2021 and 2020 was $4.0 million and $4.7 million, respectively. Operating lease expense includes short-term leases and sublease income, both of which are immaterial.
During the year ended December 31, 2020, the Company recognized ROU asset impairment of $393 thousand related to the consolidation of one floor of the Company’s corporate office, reducing the carrying value of the lease asset to its estimated fair value. The impairment charge is included in general, administrative and other expense in the consolidated statements of operations and comprehensive loss.
As of December 31, 2021, the Company had no additional operating leases that had not yet commenced.
Repurchase Reserve
The provision for repurchases represents an estimate of losses to be incurred on the repurchase of loans or indemnification of purchaser’s losses related to loan sales. Certain sale contracts and GSE standards require the Company to repurchase a loan or indemnify the purchaser or insurer for losses if a borrower fails to make initial loan payments or if the accompanying mortgage loan fails to meet certain customary representations and warranties.
In the event of a breach of the representations and warranties, the Company may be required to either repurchase the loan or indemnify the purchaser for losses it sustains on the loan. In addition, an investor may request that the Company refund a portion of the premium paid on the sale of mortgage loans if a loan is prepaid within a certain amount of time from the date of sale. The Company records a reserve for estimated losses associated with loan repurchases, purchaser indemnification and premium refunds. The provision for repurchase losses is charged against gain on sale of loans, net in the consolidated statements of operations and comprehensive loss. A release of repurchase reserves is recorded when the Company’s assessment reveals that previously recorded reserves are no longer needed.
Loans sold to Ginnie Mae are insured by the FHA or are guaranteed by the VA. As servicer, the Company may elect to repurchase delinquent loans in accordance with Ginnie Mae guidelines; however, the loans continue to be insured. The Company may also indemnify the FHA and VA for losses related to loans not originated in accordance with their guidelines.
A selling representation and warranty framework was introduced by the GSEs in 2013 and enhanced in 2014 that helps address concerns of loan sellers with respect to loan repurchase risk. Under the framework, a GSE will not exercise its remedies, including the issuance of repurchase requests, for breaches of certain selling representations and warranties if a mortgage meets certain eligibility requirements. For loans sold to GSEs on or after January 1, 2013, repurchase risk for Home Affordable Refinance Program (HARP) loans is lowered if the borrower stays current on the loan for 12 months and representation and warranty risks are limited for non-HARP loans that stay current for 36 months.
The Company regularly evaluates the adequacy of repurchase reserves based on trends in repurchase and indemnification requests, actual loss experience, settlement negotiation, estimated future loss exposure and other relevant factors including economic conditions. The Company sold $2.8 billion and $3.3 billion of loans for the years ended December 31, 2021 and 2020, respectively, which are subject to repurchase representations and warranties. The Company believes its reserve balances as of December 31, 2021 are sufficient to cover loss exposure associated with repurchase contingencies.
The following table summarizes the repurchase reserve activity (included in other liabilities in the accompanying consolidated balance sheets) related to previously sold loans for the years ended December 31, 2021 and 2020:

	December 31, 2021	December 31, 2020
Beginning balance	$7,054	$8,969
Provision for repurchases(1)	111	5,227
Settlements	(2,421)	(7,142)
Total repurchase reserve	$4,744	$7,054

(1)
All segment asset balances exclude intercompany balances.

Corporate-owned Life Insurance Trusts
During the first quarter of 2020, there was a triggering event that caused the Company to reevaluate the consolidation of certain corporate-owned life insurance trusts. As a result, the Company has consolidated life insurance trusts for three former executive officers. The corporate-owned life insurance contracts are recorded at cash surrender value, which is provided by a third party and held within trusts. At December 31, 2021, the cash surrender value of the policies was $10.8 million and were recorded within other assets on the consolidated balance sheets. At December 31, 2021, the liability associated with the corporate-owned life insurance trusts was $13.0 million and was recorded within other liabilities on the consolidated balance sheets.
	At December 31, 2021
Corporate-owned life insurance trusts:	Trust #1	Trust #2	Trust #3	Total
Corporate-owned life insurance cash surrender value	$4,972	$3,821	$1,995	$10,788
Corporate-owned life insurance liability	6,015	4,715	2,297	13,027
Corporate-owned life insurance shortfall(1)	$(1,043)	$(894)	$(302)	$(2,239)

(1)
$1.3 million of the total shortfall was recorded as a change in retained deficit at the time of the consolidation of the trusts in 2020. The additional shortfall was recorded in the accompanying consolidated statements of operations and comprehensive loss.

Concentration of Risk
The aggregate unpaid principal balance of loans in the Company’s long-term mortgage portfolio secured by properties in California and Florida was $817.1 million and $204.6 million, or 46% and 12%, respectively, at December 31, 2021.
The Company sells mortgage loans to various third-party investors. The largest seven investors accounted for 81% of the Company’s loan sales for the year ended December 31, 2021. No other investors accounted for more than 5% of the loan sales for the year ended December 31, 2021. The Company also has geographic concentration risk because 77% of the Company’s mortgage loan originations during 2021 were for borrowers located in California.
Note 14. — Share Based Payments and Employee Benefit Plans
The Company maintains an equity-based incentive compensation plan, the terms of which are governed by the 2020 Equity Incentive Plan (the 2020 Incentive Plan). The 2020 Incentive Plan provides for the grant of stock appreciation rights, RSUs, DSUs, performance shares and other stock and cash-based incentive awards. Employees, directors, consultants or other persons providing services to the Company or its affiliates are eligible to receive awards pursuant to the 2020 Incentive Plan. In connection with the adoption of the 2020 Incentive Plan, the Company’s 2010 Omnibus Incentive Plan (2010 Plan), which was scheduled to expire in July 2020, was frozen for new grants. The 2010 Plan will remain in place only for the issuance of shares of common stock pursuant to equity compensation awards outstanding under the 2010 Plan, which awards will continue to be governed by the terms of the 2010 Plan. As of December 31, 2021, the aggregate number of shares reserved under the 2020 Incentive Plan and 2010 Plan, is 2,000,000 and 952,646 shares, respectively, and there were 1,477,760 shares available for grant as stock options, RSUs, DSUs or other stock and cash-based incentive awards under the 2020 Incentive Plan. The Company issues new shares of common stock to satisfy stock option exercises, RSU vesting, DSU issuances and other stock-based incentive awards.
The fair value of options granted, which is amortized to expense over the option service period, is estimated on the date of grant with the following weighted average assumptions:
	For the Year Ended December 31,
	2021	2020
Risk-free interest rate	0.50%	1.45%
Expected lives (in years)	4.54	4.94
Expected volatility	77.55%	61.21%
Expected dividend yield	0.00%	0.00%
Fair value per share	$1.96	$3.13
The following table summarizes activity, pricing and other information for the Company’s stock options for the years presented below:
	For the Year Ended December 31,
	2021		2020
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Options outstanding at the beginning of the year	524,357	$8.58	914,470	$8.10
Options granted	85,154	3.29	30,000	5.34
Options exercised	—	—	(9,500)	4.84
Options forfeited/cancelled	(39,283)	7.15	(410,613)	7.35
Options outstanding at the end of the period	570,228	7.89	524,357	8.58
Options exercisable at the end of the period	406,361	$9.65	327,366	$11.46
The aggregate intrinsic value in the following table represents the total pre-tax intrinsic value, based on the Company’s closing stock price of $1.11 and $3.04 per common share as of December 31, 2021 and 2020, respectively. Aggregate intrinsic value represents the amount of proceeds the option holders would have received had all option holders exercised their options and sold the stock as of that date.
	As of December 31,
	2021		2020
	Weighted- Average Remaining Life (Years)	Aggregate Intrinsic Value (in thousands)	Weighted- Average Remaining Life (Years)	Aggregate Intrinsic Value (in thousands)
Options outstanding at end of year	6.17	$—	6.77	$—
Options exercisable at end of year	5.43	$—	5.96	$—
As of December 31, 2021, there was approximately $127 thousand of total unrecognized compensation cost related to stock option compensation arrangements granted, net of estimated forfeitures. That cost is expected to be recognized over the remaining weighted average period of 1.5 years.
For the years ended December 31, 2021 and 2020, the aggregate grant-date fair value of stock options granted was approximately $167 thousand and $94 thousand, respectively.
For the years ended December 31, 2021 and 2020, total stock-based compensation expense was $884 thousand and $702 thousand, respectively.

Additional information regarding stock options outstanding as of December 31, 2021 is as follows:
	Stock Options Outstanding			Options Exercisable
Exercise Price Range	Number Outstanding	Weighted-Average Remaining Contractual Life in Years	Weighted-Average Exercise Price	Number Exercisable	Weighted-Average Exercise Price
$3.22 – 3.74	150,872	7.91	$3.45	53,671	$3.59
3.75 – 5.38	200,000	7.16	3.75	133,334	3.75
5.39 – 9.85	27,582	4.01	7.01	27,582	7.01
9.86 – 17.39	86,524	4.15	11.99	86,524	11.99
17.40 – 20.49	51,250	4.55	17.40	51,250	17.40
20.50 – 20.50	54,000	3.56	20.50	54,000	20.50
$3.22 – 20.50	570,228	6.17	$7.89	406,361	$9.65
In addition to the options granted, the Company has granted DSUs, which vest between one and three year periods. The fair value of each DSU was measured on the date of grant using the grant date price of the Company’s stock. In 2021, the Company did not grant any DSUs.
The following table summarizes activity, pricing and other information for the Company’s DSUs for the year ended December 31, 2021:
	Number of Shares	Weighted- Average Grant Date Fair Value
DSUs outstanding at the beginning of the year	54,500	$6.61
DSUs granted	—	—
DSUs issued	—	—
DSUs forfeited/cancelled	—	—
DSUs outstanding at the end of the period	54,500	$6.61
As of December 31, 2021, there was approximately $6 thousand of total unrecognized compensation cost related to the DSU compensation arrangements granted under the plan. This cost is expected to be recognized over a weighted average period of 0.2 years.
The following table summarizes activity, pricing and other information for the Company’s RSUs for the ended December 31, 2021:
	Number of Shares	Weighted- Average Grant Date Fair Value
RSUs outstanding at beginning of the year	267,221	$5.04
RSUs granted	245,332	3.29
RSUs issued	(94,493)	4.78
RSUs forfeited/cancelled	(20,231)	3.29
RSUs outstanding at end of the period	397,829	$4.11
For the year ended December 31, 2021, the aggregate grant-date fair value of RSUs granted was approximately $807 thousand. As of December 31, 2021, there was approximately $1.0 million of total unrecognized compensation cost related to the RSU compensation arrangements granted under the plan. This cost is expected to be recognized over a weighted average period of 1.7 years.

401(k) Plan
After meeting certain employment requirements, employees can participate in the Company’s 401(k) plan. Under the 401(k) plan, employees may contribute up to 25% of their salaries, pursuant to certain restrictions. Effective January 1, 2020, the Company matches 50% of the first 6% of employee contributions. Additional contributions may be made at the discretion of the board of directors. During the years ended December 31, 2021 and 2020, the Company recorded compensation expense of approximately $1.0 million and $1.0 million for basic matching contributions, respectively. There were no discretionary matching contributions recorded during the years ended December 31, 2021 or 2020.
Note 15. — Related Party Transactions
In May 2015, the Company issued the 2015 Convertible Notes to purchasers, some of which are related parties. See Note 5. — Debt — Convertible Notes.
Note 16. — Subsequent Events
Subsequent events have been evaluated through the date of this filing.

CONSOLIDATED FINANCIAL STATEMENTS
IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	June 30, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$61,173	$29,555
Restricted cash	5,196	5,657
Mortgage loans held-for-sale	37,035	308,477
Mortgage servicing rights	850	749
Securitized mortgage trust assets	—	1,642,730
Other assets	29,404	35,603
Total assets	$133,658	$2,022,771
LIABILITIES
Warehouse borrowings	$37,795	$285,539
Convertible notes	15,000	20,000
Long-term debt	35,889	46,536
Securitized mortgage trust liabilities	—	1,614,862
Other liabilities	41,522	45,898
Total liabilities	130,206	2,012,835
Commitments and contingencies (See Note 11)
STOCKHOLDERS’ EQUITY
Series A-1 junior participating preferred stock, $0.01 par value; 2,500,000 shares authorized; none issued or outstanding	—	—
Series B 9.375% redeemable preferred stock, $0.01 par value; liquidation value $36,530; 2,000,000 shares authorized, 665,592 cumulative shares issued and outstanding as of June 30, 2022 and December 31, 2021 (See Note 12)	7	7
Series C 9.125% redeemable preferred stock, $0.01 par value; liquidation value $35,127; 5,500,000 shares authorized; 1,405,086 noncumulative shares issued and outstanding as of June 30, 2022 and December 31, 2021 (See Note 12)	14	14
Common stock, $0.01 par value; 200,000,000 shares authorized; 21,500,935 and 21,332,684 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	215	213
Additional paid-in capital	1,238,383	1,237,986
Accumulated other comprehensive earnings, net of tax	29,812	22,044
Total accumulated deficit:
Cumulative dividends declared	(822,520)	(822,520)
Accumulated deficit	(442,459)	(427,808)
Total accumulated deficit	(1,264,979)	(1,250,328)
Total stockholders’ equity	3,452	9,936
Total liabilities and stockholders’ equity	$133,658	$2,022,771
See accompanying notes to unaudited consolidated financial statements

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands, except per share data)
(Unaudited)
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Revenues
Gain on sale of loans, net	$179	$10,693	$6,134	$30,824
Real estate services fees, net	257	478	442	688
Gain (loss) on mortgage servicing rights, net	45	(37)	155	1
Servicing fees (expense), net	7	(150)	(5)	(269)
Other	7	(4)	959	320
Total revenues, net	495	10,980	7,685	31,564
Expenses
Personnel	8,024	11,964	19,945	26,888
General, administrative and other	5,323	5,882	10,458	11,063
Business promotion	1,319	1,770	3,620	2,963
Total expenses	14,666	19,616	34,023	40,914
Operating loss	(14,171)	(8,636)	(26,338)	(9,350)
Other income (expense)
Interest income	943	15,707	14,048	32,231
Interest expense	(2,203)	(15,149)	(15,192)	(31,013)
Change in fair value of long-term debt	1,980	1,417	3,622	2,442
Change in fair value of net trust assets, including trust REO gains (losses)	—	(2,141)	9,248	(3,814)
Total other income (expense), net	720	(166)	11,726	(154)
Loss before income taxes	(13,451)	(8,802)	(14,612)	(9,504)
Income tax expense	16	62	39	43
Net loss	$(13,467)	$(8,864)	$(14,651)	$(9,547)
Other comprehensive loss
Change in fair value of instrument specific credit risk of long-term debt	10,037	(538)	7,768	(2,205)
Total comprehensive loss	$(3,430)	$(9,402)	$(6,883)	$(11,752)
Net loss per common share:
Basic	$(0.64)	$(0.42)	$(0.72)	$(0.45)
Diluted	$(0.64)	$(0.42)	$(0.72)	$(0.45)
See accompanying notes to unaudited consolidated financial statements

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except share amounts)
(Unaudited)
	Preferred Shares Outstanding	Preferred Stock	Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Cumulative Dividends Declared	Accumulated Deficit	Accumulated Other Comprehensive Earnings, net of tax	Total Stockholders’ Equity
Balance, December 31, 2021	2,070,678	$21	21,332,684	$213	$1,237,986	$(822,520)	$(427,808)	$22,044	$9,936
Stock based compensation	—	—	—	—	260	—	—	—	260
Issuance of restricted stock units	—	—	122,486	2	—	—	—	—	2
Other comprehensive loss	—	—	—	—	—	—	—	(2,269)	(2,269)
Net loss	—	—	—	—	—	—	(1,184)	—	(1,184)
Balance, March 31, 2022	2,070,678	$21	21,455,170	$215	$1,238,246	$(822,520)	$(428,992)	$19,775	$6,745
Stock based compensation	—	—	—	—	137	—	—	—	137
Issuance of restricted stock units	—	—	30,765	—	—	—	—	—	—
Issuance of deferred stock units	—	—	15,000	—	—	—	—		—
Other comprehensive income	—	—	—	—	—	—	—	10,037	10,037
Net loss	—	—	—	—	—	—	(13,467)	—	(13,467)
Balance, June 30, 2022	2,070,678	$21	21,500,935	$215	$1,238,383	$(822,520)	$(442,459)	$29,812	$3,452
IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY
(in thousands, except share amounts)
(Unaudited)
	Preferred Shares Outstanding	Preferred Stock	Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Cumulative Dividends Declared	Accumulated Deficit	Accumulated Other Comprehensive Earnings, net of tax	Total Stockholders’ Equity
Balance, December 31, 2020	2,070,678	$21	21,238,191	$212	$1,237,102	$(822,520)	$(423,930)	$24,766	$15,651
Stock based compensation	—	—	—	—	218	—	—	—	218
Issuance of restricted stock units	—	—	94,493	1	—	—	—	—	1
Other comprehensive loss	—	—	—	—	—	—	—	(1,667)	(1,667)
Net loss	—	—	—	—	—	—	(683)	—	(683)
Balance, March 31, 2021	2,070,678	$21	21,332,684	$213	$1,237,320	$(822,520)	$(424,613)	$23,099	$13,520
Stock based compensation	—	—	—	—	224	—	—	—	224
Issuance of restricted stock units	—	—	—	—	—	—	—	—	—
Other comprehensive loss	—	—	—	—	—	—	—	(538)	(538)
Net loss	—	—	—	—	—	—	(8,864)	—	(8,864)
Balance, June 30, 2021	2,070,678	$21	21,332,684	$213	$1,237,544	$(822,520)	$(433,477)	$22,561	$4,342
See accompanying notes to unaudited consolidated financial statements

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)
	For the Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(14,651)	$(9,547)
Gain on sale of mortgage servicing rights	(100)	—
Change in fair value of mortgage servicing rights	(55)	(1)
Gain on sale of mortgage loans	(18,607)	(34,304)
Change in fair value of mortgage loans held-for-sale	7,482	597
Change in fair value of derivatives lending, net	2,558	3,095
Change in provision for repurchases	2,433	(212)
Origination of mortgage loans held-for-sale	(610,189)	(1,461,444)
Sale and principal reduction on mortgage loans held-for-sale	892,710	1,506,802
Gain from trust REO	—	(1,559)
Change in fair value of net trust assets, excluding trust REO	(9,248)	5,373
Change in fair value of long-term debt	(3,622)	(2,442)
Accretion of interest income and expense	6,288	28,221
Stock-based compensation	397	442
Impairment of ROU asset	123	—
Loss on disposal of premises and equipment	—	102
Net change in other assets	4,569	77
Net change in other liabilities	(7,209)	(5,126)
Net cash provided by operating activities	252,879	30,074
CASH FLOWS FROM INVESTING ACTIVITIES
Net change in securitized mortgage collateral	72,889	308,189
Proceeds from transfer of trust assets and liabilities	37,500	—
Investment in corporate-owned life insurance	108	(224)
Purchase of premises and equipment	(893)	(23)
Proceeds from the sale of trust REO	—	4,421
Net cash provided by investing activities	109,604	312,363
CASH FLOWS FROM FINANCING ACTIVITIES
Repayment of warehouse borrowings	(833,320)	(1,436,116)
Borrowings under warehouse agreements	585,576	1,432,348
Repayment of securitized mortgage borrowings	(78,818)	(342,581)
Net change in liabilities related to corporate-owned life insurance	234	225
Repayment of convertible notes	(5,000)	—
Issuance of restricted stock	2	1
Net cash used in financing activities	(331,326)	(346,123)
Net change in cash, cash equivalents and restricted cash	31,157	(3,686)
Cash, cash equivalents and restricted cash at beginning of year	35,212	59,752
Cash, cash equivalents and restricted cash at end of period	$66,369	$56,066
NON-CASH TRANSACTIONS
Transfer of securitized mortgage collateral to trust REO	$467	$3,940
Transfer and deconsolidation of trust assets	1,543,608	—
Transfer and deconsolidation of trust liabilities	(1,543,608)	—
Mortgage servicing rights retained from issuance of mortgage-backed securities and loan sales	46	213
See accompanying notes to unaudited consolidated financial statements

IMPAC MORTGAGE HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except share and per share data or as otherwise indicated)
Note 1. — Summary of Business and Financial Statement Presentation
Business Summary
Impac Mortgage Holdings, Inc. (the Company or IMH) is a financial services company incorporated in Maryland with the following direct and indirect wholly-owned operating subsidiaries: Integrated Real Estate Service Corp. (IRES), Impac Mortgage Corp. (IMC), IMH Assets Corp. (IMH Assets), Impac Funding Corporation (IFC) and Copperfield Capital Corporation (CCC). The Company’s operations include the mortgage lending operations and real estate services conducted by IRES, IMC and CCC and the long-term mortgage portfolio (residual interests in securitizations reflected as securitized mortgage trust assets and liabilities in the consolidated balance sheets) conducted by IMH prior to the sale in the first quarter of 2022. The long-term mortgage portfolio was deconsolidated in March 2022 as the Company sold its residual interests in the consolidated securitized mortgage trusts (see Note. 6 — Securitized Mortgage Trusts). IMC’s mortgage lending operations include the activities of its division, CashCall Mortgage.
Financial Statement Presentation
The accompanying unaudited consolidated financial statements of IMH and its subsidiaries (as defined above) have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) for interim financial information and with the instructions to Form 10-Q and Rule 8-03 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation, have been included. Operating results for the six months ended June 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022. These interim period condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the United States Securities and Exchange Commission.
All significant intercompany balances and transactions have been eliminated in consolidation. In addition, certain amounts in the prior periods’ consolidated financial statements have been reclassified to conform to the current period presentation.
Management has made a number of material estimates and assumptions relating to the reporting of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period to prepare these consolidated financial statements in conformity with GAAP. Additionally, other items affected by such estimates and assumptions include the valuation of trust assets and trust liabilities prior to the sale in March 2022, contingencies, the estimated obligation of repurchase reserves related to sold loans, the valuation of long-term debt, mortgage servicing rights (MSR), mortgage loans held-for-sale (LHFS) and derivative instruments, including interest rate lock commitments (IRLC). Actual results could differ from those estimates and assumptions.
Recent Accounting Pronouncements Not Yet Effective
There have been no developments to recently issued accounting standards, including the expected dates of adoption and estimated effects on the Company’s consolidated financial statements and footnote disclosures, from those disclosed in the 2021 Annual Report on Form 10-K, except for the following:
In March 2020 and January 2021, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2020-04 and ASU 2021-01, “Reference Rate Reform (Topic 848)”. Together, the ASUs provide temporary optional expedients and exceptions to the U.S. GAAP guidance on contract modifications and hedge accounting to ease the financial reporting burdens related to the expected market transition from the London Interbank Offered Rate (LIBOR) and other interbank offered rates to alternative reference rates. This guidance is effective beginning on March 12, 2020, and the Company may elect to apply the amendments prospectively through December 31, 2022. The Company is currently evaluating the impact the adoption of this ASU would have on the Company’s consolidated financial statements.
In May 2021, the FASB issued ASU 2021-04, “Earnings Per Share (Topic 260), Debt — Modifications and Extinguishments (Subtopic 470-50), Compensation — Stock Compensation (Topic 718), and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (a consensus of the FASB Emerging Issues Task Force)”. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company adopted this ASU on January 1, 2022 and the adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.
Note 2. — Mortgage Loans Held-for-Sale
A summary of the unpaid principal balance (UPB) of mortgage LHFS by type is presented below:
	June 30, 2022	December 31, 2021
Government(1)	$613	$6,886
Conventional(2)	7,375	62,759
Jumbo & Non-qualified mortgages (NonQM)	28,839	231,142
Fair value adjustment(3)	208	7,690
Total mortgage loans held-for-sale	$37,035	$308,477

(1)
Includes all government-insured loans including Federal Housing Administration (FHA), Veterans Affairs (VA) and United States Department of Agriculture (USDA).

(2)
Includes loans eligible for sale to Federal National Mortgage Association (Fannie Mae or FNMA) and Federal Home Loan Mortgage Corporation (Freddie Mac or FHLMC).

(3)
Changes in fair value are included in gain on sale of loans, net in the accompanying consolidated statements of operations and comprehensive loss.

At June 30, 2022 and December 31, 2021, the Company had no mortgage loans that were 90 days or more delinquent.
Gain on sale of loans, net in the consolidated statements of operations and comprehensive loss, is comprised of the following for the three and six months ended June 30, 2022 and 2021:
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Gain on sale of mortgage loans	$2,562	$17,852	$16,587	$39,115
Premium from servicing retained loan sales	—	92	46	213
Unrealized loss from derivative financial instruments	(1,244)	(2,880)	(2,558)	(3,095)
Gain (loss) from derivative financial instruments	1,862	(315)	6,005	2,914
Mark to market (loss) gain on LHFS	(217)	271	(7,482)	(597)
Direct origination expenses, net	(925)	(3,737)	(4,031)	(7,938)
Change in provision for repurchases	(1,859)	(590)	(2,433)	212
Gain on sale of loans, net	$179	$10,693	$6,134	$30,824
Note 3. — Mortgage Servicing Rights
The Company selectively retains MSRs from its sales and securitization of certain mortgage loans or as a result of purchase transactions. MSRs are reported at fair value based on the expected income derived from the net projected cash flows associated with the servicing contracts. The Company receives servicing fees, less subservicing costs, on the UPB of the underlying mortgage loans. The servicing fees are collected from the monthly payments made by the mortgagors, or if delinquent, when the underlying real estate is foreclosed upon and liquidated. The Company may receive other remuneration from rights to various mortgagor-contracted fees, such as late charges, collateral reconveyance charges and nonsufficient fund fees, and the Company is generally entitled to retain the interest earned on funds held pending remittance (or float) related to its collection of mortgagor principal, interest, tax and insurance payments.
The following table summarizes the activity of MSRs for the six months ended June 30, 2022 and year ended December 31, 2021:
	June 30, 2022	December 31, 2021
Balance at beginning of year	$749	$339
Additions from servicing retained loan sales	46	536
Changes in fair value(1)	55	(126)
Fair value of MSRs at end of period	$850	$749

(1)
Changes in fair value are included within gain on mortgage servicing rights, net in the accompanying consolidated statements of operations and comprehensive loss.

At June 30, 2022 and December 31, 2021, the UPB of the mortgage servicing portfolio was comprised of the following:
	June 30, 2022	December 31, 2021
Government insured	$71,381	$71,841
Conventional	—	—
Total loans serviced	$71,381	$71,841
The table below illustrates hypothetical changes in fair values of MSRs caused by assumed immediate changes to key assumptions that are used to determine fair value. See Note 7. — Fair Value of Financial Instruments for a description of the key assumptions used to determine the fair value of MSRs.
Mortgage Servicing Rights Sensitivity Analysis	June 30, 2022	December 31, 2021
Fair value of MSRs	$850	$749
Prepayment Speed:
Decrease in fair value from 10% adverse change	(18)	(24)
Decrease in fair value from 20% adverse change	(37)	(48)
Decrease in fair value from 30% adverse change	(56)	(70)
Discount Rate:
Decrease in fair value from 10% adverse change	(38)	(31)
Decrease in fair value from 20% adverse change	(72)	(59)
Decrease in fair value from 30% adverse change	(104)	(85)
Sensitivities are hypothetical changes in fair value and cannot be extrapolated because the relationship of changes in assumptions to changes in fair value may not be linear. Also, the effect of a variation in a particular assumption is calculated without changing any other assumption, whereas a change in one factor may result in changes to another. Accordingly, no assurance can be given that actual results would be consistent with the results of these estimates. As a result, actual future changes in MSR values may differ significantly from those displayed above.

Gain (loss) on mortgage servicing rights, net is comprised of the following for the three and six months ended June 30, 2022 and 2021:
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Change in fair value of mortgage servicing rights	$(6)	$(37)	$55	$1
Gain on sale of mortgage servicing rights	51	—	100	—
Gain (loss) on mortgage servicing rights, net	$45	$(37)	$155	$1
Servicing fees (expense), net is comprised of the following for the three and six months ended June 30, 2022 and 2021:
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Contractual servicing fees	$64	$41	$134	$73
Subservicing and other costs	(57)	(191)	(139)	(342)
Servicing fees (expense), net	$7	$(150)	$(5)	$(269)
Loans Eligible for Repurchase from Government National Mortgage Association (GNMA or Ginnie Mae)
The Company sells loans in Ginnie Mae guaranteed mortgage-backed securities (MBS) by pooling eligible loans through a pool custodian and assigning rights to the loans to Ginnie Mae. When these Ginnie Mae loans are initially pooled and securitized, the Company meets the criteria for sale treatment and de-recognizes the loans. The terms of the Ginnie Mae MBS program allow, but do not require, the Company to repurchase mortgage loans when the borrower has made no payments for three consecutive months. When the Company has the unconditional right, as servicer, to repurchase Ginnie Mae pool loans it has previously sold and are more than 90 days past due, and the repurchase will provide a “more than trivial benefit”, the Company then re-recognizes the loans on its consolidated balance sheets in other assets, at their UPB and records a corresponding liability in other liabilities in the consolidated balance sheets. At June 30, 2022 and December 31, 2021, loans eligible for repurchase from GNMA totaled $608 thousand and $337 thousand, respectively, in UPB. As part of the Company’s repurchase reserve, the Company records a repurchase provision to provide for estimated losses from the sale or securitization of all mortgage loans, including these loans.
Note 4. — Leases
The Company has three operating leases for office space expiring at various dates through 2024 and one financing lease which concludes in 2023. During the three and six months ended June 30, 2022, cash paid for operating leases was $1.2 million and $2.4 million, respectively, while total operating lease expense was $1.1 million and $2.1 million, respectively. During the three and six months ended June 30, 2021, cash paid for operating leases was $1.1 million and $2.3 million, respectively, while total operating lease expense was $984 thousand and $2.0 million, respectively. Operating lease expense includes short-term leases and sublease income, both of which are immaterial. Additionally, during the three and six months ended June 30, 2022, the Company recorded right of use (ROU) asset impairment of $123 thousand related to the sublease of approximately 29,000 square feet of a floor within the Company’s corporate office, reducing the carrying value of the lease asset to its estimated fair value. The impairment charge is included in general, administrative and other expense in the consolidated statements of operations and comprehensive loss.

The following table presents the operating and finance lease balances within the consolidated balance sheets, weighted average remaining lease term, and weighted average discount rates related to the Company’s operating and finance leases as of June 30, 2022:
Lease Assets and Liabilities	Classification	June 30, 2022
Assets
Lease ROU assets	Other assets	$8,366
Liabilities
Lease liabilities	Other liabilities	$10,481
Weighted average remaining lease term (in years)		2.2
Weighted average discount rate		4.8%
The following table presents the maturity of the Company’s operating and financing lease liabilities as of June 30, 2022:
Year remaining 2022	$2,415
Year 2023	4,909
Year 2024	3,729
Total lease commitments	$11,053
Less: imputed interest	(572)
Total lease liability	$10,481
Note 5. — Debt
Warehouse Borrowings
The Company, through its subsidiaries, enters into Master Repurchase Agreements with lenders providing warehouse facilities. The warehouse facilities are used to fund, and are secured by, residential mortgage loans that are held for sale. The warehouse and revolving lines of credit are repaid using proceeds from the sale of loans. The base interest rates on the Company’s warehouse lines bear interest at 1-month LIBOR plus a margin or note rate minus a margin. Some of the lines carry additional fees in the form of annual facility fees charged on the total line amount, commitment fees charged on the committed portion of the line and non-usage fees charged when monthly usage falls below a certain utilization percentage.
The base interest rates for all warehouse lines of credit are subject to increase based upon the characteristics of the underlying loans collateralizing the lines of credit, including, but not limited to product type and number of days held for sale. Certain of the warehouse line lenders require the Company, at all times, to maintain cash accounts with minimum required balances.
Under the terms of these warehouse lines, the Company is required to maintain various financial and other covenants. At June 30, 2022, the Company was not in compliance with certain financial covenants from its lenders and received the necessary waivers. The following table presents certain information on warehouse borrowings for the periods indicated:
	Maximum Borrowing Capacity	Balance Outstanding at		Maturity Date
		June 30, 2022	December 31, 2021
Short-term borrowings:
Repurchase agreement 1(1)	$—	$—	$30,009	May 24, 2022
Repurchase agreement 2(2)	200,000	19,838	153,006	September 13, 2022
Repurchase agreement 3	300,000	6,136	56,794	September 23, 2022
Repurchase agreement 4	50,000	11,821	45,730	March 31, 2023
Total warehouse borrowings	$550,000	$37,795	$285,539

(1)
Repurchase agreement 1 was not renewed.

(2)
In July 2022, the maximum borrowing capacity was reduced to $50.0 million and the Company does not anticipate renewing the line upon expiration.

Convertible Notes
In May 2015, the Company issued $25.0 million Convertible Promissory Notes (Notes) to purchasers, some of which are related parties. The Notes were originally due to mature on or before May 9, 2020 and accrued interest at a rate of 7.5% per annum, to be paid quarterly.
Noteholders may convert all or a portion of the outstanding principal amount of the Notes into shares of the Company’s common stock (Conversion Shares) at a rate of $21.50 per share, subject to adjustment for stock splits and dividends (Conversion Price). The Company has the right to convert the entire outstanding principal of the Notes into Conversion Shares at the Conversion Price if the market price per share of the common stock, as measured by the average volume-weighted closing stock price per share of the common stock on the NYSE AMERICAN (or any other U.S. national securities exchange then serving as the principal such exchange on which the shares of common stock are listed), reaches the level of $30.10 for any twenty (20) trading days in any period of thirty (30) consecutive trading days after the Closing Date (as defined in the Notes). Upon conversion of the Notes by the Company, the entire amount of accrued and unpaid interest (and all other amounts owing) under the Notes are immediately due and payable. To the extent the Company pays any cash dividends on its shares of common stock prior to conversion of the Notes, upon conversion of the Notes, the noteholders will also receive such dividends on an as-converted basis of the Notes less the amount of interest paid by the Company prior to such dividend.
On April 15, 2020, the Company and the noteholders agreed to extend the outstanding Notes in the principal amount of $25.0 million originally issued in May 2015, at the conclusion of the original note term (First Amendment). The new Notes were issued with a six month term (November 9, 2020) and reduced the interest rate on such Notes to 7.0% per annum. In connection with the issuance of the First Amendment, the Company issued to the noteholders of the Notes, warrants to purchase up to an aggregate of 212,649 shares of the Company’s common stock at a cash exercise price of $2.97 per share. The relative fair value of the warrants was $242 thousand and recorded as debt discounts, which was accreted over the term of the warrants (October 2020), using an effective interest rate of 8.9%. The warrants are exercisable commencing on October 16, 2020 and expire on April 15, 2025. The First Amendment was accounted for as an extinguishment of debt.
On October 28, 2020, the Company and certain holders of its Notes due November 9, 2020 in the aggregate principal amount of $25.0 million agreed to extend the maturity date of the Notes to May 9, 2022 and the Company decreased the aggregate principal amount of the Notes to $20.0 million, following the pay-down of $5.0 million in principal of the Notes on November 9, 2020 (Second Amendment). The interest rate on the Notes remained at 7.0% per annum. The Second Amendment was accounted for as an extinguishment of debt.
On April 29, 2022, the Company and holders of its Notes agreed to extend the maturity date of the Notes upon conclusion of the term on May 9, 2022. The Company decreased the aggregate principal amount of the new Notes to $15.0 million, following the pay-down of $5.0 million in principal of the Notes on May 9, 2022 (Third Amendment). The new Notes are due and payable in three equal installments of $5.0 million on each of May 9, 2023, May 9, 2024 and the stated maturity date of May 9, 2025. If the Company has not received by October 31, 2022 approval of its stockholders for the exchange of its 9.375% Cumulative Redeemable Series B Preferred Stock (Series B Preferred Stock) and 9.125% Redeemable Series C Preferred Stock (Series C Preferred Stock) for cash or new proposed preferred stock and shares of Company Common Stock and, in the case of the Series C Preferred Stock, a warrant to purchase 1.5 shares of Common Stock, on terms agreed to by the requisite percentage of holders of Series B Preferred Stock and Series C Preferred Stock and provided notice of the subsequent redemption of any remaining outstanding Series B Preferred Stock and its Series C Preferred Stock for Common Stock (other than any failure to receive such approvals and to provide such notice of redemption arising from (i) any breach of any covenant or agreement with the Company by any holder(s) of its capital stock or (ii) the institution of any legal or similar proceedings by any holder(s) of its capital stock or any Governmental Authority, see Note 12. — Equity and Share Based Payments, Redeemable Preferred Stock for further description on the exchange offer), then the stated maturity date of these Notes shall mean November 9, 2022. The interest rate on the Notes remains at 7.0% per annum.
Long-term Debt
The Company carries its Junior Subordinated Notes at estimated fair value as more fully described in Note 7. — Fair Value of Financial Instruments. The following table shows the remaining principal balance and fair value of Junior Subordinated Notes issued as of June 30, 2022 and December 31, 2021:
	June 30, 2022	December 31, 2021
Junior Subordinated Notes(1)	$62,000	$62,000
Fair value adjustment	(26,111)	(15,464)
Total Junior Subordinated Notes	$35,889	$46,536

(1)
Stated maturity of March 2034; requires quarterly interest payments at a variable rate of 3-month LIBOR plus 3.75% per annum.

Note 6. — Securitized Mortgage Trusts
In March 2022, the Company and its subsidiaries (the Sellers), entered into a Purchase, Sale and Assignment Agreement (Sale Agreement) pursuant to which the Sellers sold certain residual interest certificates, and assigned certain optional termination and loan purchase rights, owned by the Sellers relating to 37 securitizations that closed between 2000 and 2007 (the Securitizations). Pursuant to the terms of the Sale Agreement, the purchaser paid the Company an aggregate cash purchase price of $37.5 million, $20.0 million of which was paid on March 16, 2022, and the remaining balance of the purchase price was paid on March 25, 2022, upon the Company’s satisfaction of certain closing and payment release provisions, including delivery of certain residual interest certificates, set forth in the Sale Agreement. For the three months ended March 31, 2022, the Company recorded a $9.2 million increase in fair value, net of $277 thousand in transaction costs related to the transfer.
As a result of the sale, in accordance with FASB ASC 810-10-25, the Company deconsolidated the securitized mortgage trust assets totaling approximately $1.6 billion and trust liabilities of $1.6 billion as of the sale date as it was no longer the primary beneficiary of the consolidated securitization trusts. The Company shall remain the master servicer with respect to all of the securitizations until such time that the deals are collapsed or payoff.
Securitized Mortgage Trust Assets
Securitized mortgage trust assets, which are recorded at their estimated fair value, were comprised of the following at June 30, 2022 and December 31, 2021:
	June 30, 2022	December 31, 2021
Securitized mortgage collateral, at fair value	$—	$1,639,251
REO, at net realizable value (NRV)	—	3,479
Total securitized mortgage trust assets	$—	$1,642,730
Securitized Mortgage Trust Liabilities
Securitized mortgage trust liabilities, which are recorded at their estimated fair value, were comprised of the following at June 30, 2022 and December 31, 2021:
	June 30, 2022	December 31, 2021
Securitized mortgage borrowings	$—	$1,614,862

Changes in fair value of net trust assets, including trust REO gains (losses), were comprised of the following for the three and six months ended June 30, 2022 and 2021:
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Change in fair value of net trust assets, excluding REO	$—	$(1,828)	$9,248	$(5,373)
(Losses) gains from trust REO	—	(313)	—	1,559
Change in fair value of net trust assets, including trust REO gains (losses)	$—	$(2,141)	$9,248	$(3,814)
Note 7. — Fair Value of Financial Instruments
The use of fair value to measure the Company’s financial instruments is fundamental to its consolidated financial statements and is a critical accounting estimate because a substantial portion of its assets and liabilities are recorded at estimated fair value.
The following table presents the estimated fair value of financial instruments included in the consolidated financial statements as of the dates indicated:
	June 30, 2022				December 31, 2021
	Carrying Amount	Estimated Fair Value			Carrying Amount	Estimated Fair Value
		Level 1	Level 2	Level 3		Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$61,173	$61,173	$—	$—	$29,555	$29,555	$—	$—
Restricted cash	5,196	5,196	—	—	5,657	5,657	—	—
Mortgage loans held-for-sale	37,035	—	37,035	—	308,477	—	308,477	—
Mortgage servicing rights	850	—	—	850	749	—	—	749
Derivative assets, lending, net(1)	510	—	12	498	3,111	—	—	3,111
Securitized mortgage collateral	—	—	—	—	1,639,251	—	—	1,639,251
Liabilities
Warehouse borrowings	$37,795	$—	$37,795	$—	$285,539	$—	$285,539	$—
Convertible notes	15,000	—	—	15,000	20,000	—	—	20,000
Long-term debt	35,889	—	—	35,889	46,536	—	—	46,536
Securitized mortgage borrowings	—	—	—	—	1,614,862	—	—	1,614,862
Derivative liabilities, lending, net(2)	12	—	12	—	55	—	55	—

(1)
Represents IRLCs and Hedging Instruments and are included in other assets in the accompanying consolidated balance sheets.

(2)
Represents Hedging Instruments and are included in other liabilities in the accompanying consolidated balance sheets.

The fair value amounts above have been estimated by management using available market information and appropriate valuation methodologies. Considerable judgment is required to interpret market data to develop the estimates of fair value in both inactive and orderly markets. Accordingly, the estimates presented are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.
For securitized mortgage collateral and securitized mortgage borrowings, the underlying bonds were collateralized by Alt-A (non-conforming) residential and commercial loans and had limited or no market activity. The Company’s methodology to estimate fair value of these assets and liabilities included the use of internal pricing techniques such as the net present value of future expected cash flows (with observable market participant assumptions, where available) discounted at a rate of return based on the Company’s estimates of market participant requirements. The significant assumptions utilized in these internal pricing techniques, which were based on the characteristics of the underlying collateral, include estimated credit losses, estimated prepayment speeds and appropriate discount rates.
Fair Value Hierarchy
The application of fair value measurements may be on a recurring or nonrecurring basis depending on the accounting principles applicable to the specific asset or liability or whether management has elected to carry the item at its estimated fair value.
FASB ASC 820-10-35 specifies a hierarchy of valuation techniques based on whether the inputs to those techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. These two types of inputs create the following fair value hierarchy:
•
Level 1 — Quoted prices (unadjusted) in active markets for identical instruments or liabilities that an entity has the ability to assess at measurement date.

•
Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; inputs other than quoted prices that are observable for an asset or liability, including interest rates and yield curves observable at commonly quoted intervals, prepayment speeds, loss severities, credit risks and default rates; and market-corroborated inputs.

•
Level 3 — Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers is unobservable.

This hierarchy requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when estimating fair value.
As a result of the lack of observable market data resulting from inactive markets, the Company has classified its MSRs, securitized mortgage collateral and borrowings, derivative assets and liabilities (IRLCs), Notes and long-term debt as Level 3 fair value measurements. Level 3 assets and liabilities measured at fair value on a recurring basis were approximately 1% and 40% and 83% and 84%, respectively, of total assets and total liabilities measured at estimated fair value at June 30, 2022 and December 31, 2021.
Recurring Fair Value Measurements
The Company assesses its financial instruments on a quarterly basis to determine the appropriate classification within the fair value hierarchy, as defined by ASC Topic 810. Transfers between fair value classifications occur when there are changes in pricing observability levels. Transfers of financial instruments among the levels occur at the beginning of the reporting period. There were no material transfers into Level 3 classified instruments during the six months ended June 30, 2022.
The following tables present the Company’s assets and liabilities that are measured at estimated fair value on a recurring basis, including financial instruments for which the Company has elected the fair value option at June 30, 2022 and December 31, 2021, based on the fair value hierarchy:
	Recurring Fair Value Measurements
	June 30, 2022			December 31, 2021
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets
Mortgage loans held-for-sale	$—	$37,035	$—	$—	$308,477	$—
Derivative assets, lending, net(1)	—	12	498	—	—	3,111
Mortgage servicing rights	—	—	850	—	—	749
Securitized mortgage collateral	—	—	—	—	—	1,639,251
Total assets at fair value	$—	$37,047	$1,348	$—	$308,477	$1,643,111

	Recurring Fair Value Measurements
	June 30, 2022			December 31, 2021
	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Liabilities
Securitized mortgage borrowings	$—	$—	$—	$—	$—	$1,614,862
Long-term debt	—	—	35,889	—	—	46,536
Derivative liabilities, lending, net(2)	—	12	—	—	55	—
Total liabilities at fair value	$—	$12	$35,889	$—	$55	$1,661,398

(1)
At June 30, 2022, derivative assets, lending, net included $498 thousand in IRLCs and $12 thousand in Hedging Instruments included in other assets in the accompanying consolidated balance sheets. At December 31, 2021, derivative assets, lending, net included $3.1 million in IRLCs and is included in other assets in the accompanying consolidated balance sheets.

(2)
At December 31, 2021, derivative liabilities, lending, net are included in other liabilities in the accompanying consolidated balance sheets.

The following tables present reconciliations for all assets and liabilities measured at estimated fair value on a recurring basis using significant unobservable inputs (Level 3) for the three months ended June 30, 2022 and 2021:
	Level 3 Recurring Fair Value Measurements
	For the Three Months Ended June 30, 2022
	Securitized mortgage collateral	Securitized mortgage borrowings	Mortgage servicing rights	Interest rate lock commitments, net	Long- term debt
Fair value, March 31, 2022	$—	$—	$856	$846	$(47,549)
Total gains (losses) included in earnings:
Interest income	—	—	—	—	—
Interest expense	—	—	—	—	(357)
Change in fair value	—	—	(6)	(348)	1,980
Change in instrument specific credit risk	—	—	—	—	10,037(1)
Total gains (losses) included in earnings	—	—	(6)	(348)	11,660
Transfers in and/or out of Level 3	—	—	—	—	—
Purchases, issuances and settlements:
Purchases	—	—	—	—	—
Issuances	—	—	—	—	—
Settlements	—	—	—	—	—
Fair value, June 30, 2022	$—	$—	$850	$498	$(35,889)

(1)
Amount represents the change in instrument specific credit risk in other comprehensive gain (loss) in the consolidated statements of operations and comprehensive loss.

	Level 3 Recurring Fair Value Measurements
	For the Three Months Ended June 30, 2021
	Securitized mortgage collateral	Securitized mortgage borrowings	Mortgage servicing rights	Interest rate lock commitments, net	Long- term debt
Fair value, March 31, 2021	$2,038,545	$(2,028,210)	$498	$5,078	$(45,361)
Total gains (losses) included in earnings:
Interest income(1)	(4,722)	—	—	—	—
Interest expense(1)	—	(8,909)	—	—	(418)
Change in fair value	(2,550)	722	(37)	(816)	1,417
Change in instrument specific credit risk	—	—	—	—	(538)(2)
Total gains (losses) included in earnings	(7,272)	(8,187)	(37)	(816)	461
Transfers in and/or out of Level 3	—	—	—	—	—
Purchases, issuances and settlements:
Purchases	—	—	—	—	—
Issuances	—	—	92	—	—
Settlements	(172,850)	189,173	—	—	—
Fair value, June 30, 2021	$1,858,423	$(1,847,224)	$553	$4,262	$(44,900)

(1)
Amounts primarily represent accretion to recognize interest income and interest expense using effective yields based on estimated fair values for trust assets and trust liabilities. Net interest income, including cash received and paid, was $2.1 million for the three months ended June 30, 2021. The difference between accretion of interest income and expense and the amounts of interest income and expense recognized in the consolidated statements of operations and comprehensive loss is primarily from contractual interest on the securitized mortgage collateral and borrowings.

(2)
Amount represents the change in instrument specific credit risk in other comprehensive gain (loss) in the consolidated statements of operations and comprehensive loss.

The following tables present reconciliations for all assets and liabilities measured at estimated fair value on a recurring basis using significant unobservable inputs (Level 3) for the six months ended June 30, 2022 and 2021:
	Level 3 Recurring Fair Value Measurements
	For the Six Months Ended June 30, 2022
	Securitized mortgage collateral	Securitized mortgage borrowings	Mortgage servicing rights	Interest rate lock commitments, net	Long- term debt
Fair value, December 31, 2021	$1,639,251	$(1,614,862)	$749	$3,111	$(46,536)
Total gains (losses) included in earnings:
Interest income(1)	2,019	—	—	—	—
Interest expense(1)	—	(7,564)	—	—	(743)
Change in fair value	9,248	—	55	(2,613)	3,622
Change in instrument specific credit risk	—	—	—	—	7,768(2)
Total gains (losses) included in earnings	11,267	(7,564)	55	(2,613)	10,647
Transfers in and/or out of Level 3	—	—	—	—	—
Purchases, issuances and settlements:
Purchases	—	—	—	—	—
Issuances	—	—	46	—	—
Settlements	(1,650,518)	1,622,426	—	—	—
Fair value, June 30, 2022	$—	$—	$850	$498	$(35,889)
Unrealized gains (losses) still held(3)	$—	$—	$850	$498	$26,111

(1)
Amounts primarily represent accretion to recognize interest income and interest expense using effective yields based on estimated fair values for trust assets and trust liabilities prior to the sale in March 2022. Net interest income, including cash received and paid, was $1.2 million for the six months ended June 30, 2022. The difference between accretion of interest income and expense and the amounts of interest income and expense recognized in the consolidated statements of operations and comprehensive loss is primarily from contractual interest on the securitized mortgage collateral and borrowings.

(2)
Amount represents the change in instrument specific credit risk in other comprehensive gain (loss) in the consolidated statements of operations and comprehensive loss.

(3)
Represents the amount of unrealized gains relating to assets and liabilities classified as Level 3 that are still held and reflected in the fair values at June 30, 2022.

	Level 3 Recurring Fair Value Measurements
	For the Six Months Ended June 30, 2021
	Securitized mortgage collateral	Securitized mortgage borrowings	Mortgage servicing rights	Interest rate lock commitments, net	Long- term debt
Fair value, December 31, 2020	$2,100,175	$(2,086,557)	$339	$7,275	$(44,413)
Total (losses) gains included in earnings:
Interest income(1)	(9,479)	—	—	—	—
Interest expense(1)	—	(18,018)	—	—	(724)
Change in fair value	79,857	(85,230)	1	(3,013)	2,442
Change in instrument specific credit risk	—	—	—	—	(2,205)(2)
Total gains (losses) included in earnings	70,378	(103,248)	1	(3,013)	(487)
Transfers in and/or out of Level 3	—	—	—	—	—
Purchases, issuances and settlements:
Purchases	—	—	—	—	—
Issuances	—	—	213	—	—
Settlements	(312,130)	342,581	—	—	—
Fair value, June 30, 2021	$1,858,423	$(1,847,224)	$553	$4,262	$(44,900)
Unrealized (losses) gains still held(3)	$(186,507)	$2,397,426	$553	$4,262	$17,100

(1)
Amounts primarily represent accretion to recognize interest income and interest expense using effective yields based on estimated fair values for trust assets and trust liabilities. Net interest income, including cash received and paid, was $4.3 million for the three and six months ended June 30, 2021. The difference between accretion of interest income and expense and the amounts of interest income and expense recognized in the consolidated statements of operations and comprehensive gain (loss) is primarily from contractual interest on the securitized mortgage collateral and borrowings.

(2)
Amount represents the change in instrument specific credit risk in other comprehensive loss in the consolidated statements of operations and comprehensive loss.

(3)
Represents the amount of unrealized (losses) gains relating to assets and liabilities classified as Level 3 that are still held and reflected in the fair values at June 30, 2021

The following table presents quantitative information about the valuation techniques and unobservable inputs applied to Level 3 fair value measurements for financial instruments measured at fair value on a recurring and nonrecurring basis at June 30, 2022 and December 31, 2021:
		June 30, 2022		December 31, 2021
Financial Instrument	Unobservable Input	Range of Inputs	Weighted Average	Range of Inputs	Weighted Average
Assets and liabilities backed by real estate
Securitized mortgage collateral, and	Prepayment rates	—%	—%	2.9 – 46.3%	10.7%
Securitized mortgage borrowings	Default rates	—%	—%	0.06 – 4.3%	1.7%
	Loss severities	—%	—%	0.01 – 97.6%	70.1%
	Discount rates	—%	—%	2.1 – 13.0%	3.6%
Other assets and liabilities
Mortgage servicing rights	Discount rates	12.5 – 15.0%	12.8%	12.5 – 15.0%	12.8%
	Prepayment rates	7.5 – 12.5%	8.5%	8.01 – 29.1%	10.3%
Derivative assets – IRLCs, net	Pull-through rates	40.0 – 99.0%	69.5%	50.0 – 98.0%	79.0%
Long-term debt	Discount rates	14.2%	14.2%	8.6%	8.6%
For other assets and liabilities, a significant increase in discount rates would result in a significantly lower estimated fair value. A significant increase or decrease in pull-through rate assumptions would result in a significant increase or decrease, respectively, in the fair value of IRLCs. The Company believes that the imprecision of an estimate could be significant.
The following tables present the changes in recurring fair value measurements included in net loss for the three months ended June 30, 2022 and 2021:
	Recurring Fair Value Measurements
	Changes in Fair Value Included in Net Loss
	For the Three Months Ended June 30, 2022
			Change in Fair Value of
	Interest Income(1)	Interest Expense(1)	Net Trust Assets	Long-term Debt	Other Revenue and Expense	Gain on Sale of Loans, net	Total
Securitized mortgage collateral	$—	$—	$—	$—	$—	$—	$—
Securitized mortgage borrowings	—	—	—	—	—	—	—
Long-term debt	—	(357)	—	1,980	—	—	1,623
Mortgage servicing rights(2)	—	—	—	—	(6)	—	(6)
Mortgage loans held-for-sale	—	—	—	—	—	(217)	(217)
Derivative assets – IRLCs	—	—	—	—	—	(348)	(348)
Derivative liabilities – Hedging Instruments	—	—	—	—	—	(896)	(896)
Total	$—	$(357)	$—	$1,980	$(6)	$(1,461)	$156

(1)
Amounts primarily represent accretion to recognize interest income and interest expense using effective yields based on estimated fair values for trust assets and trust liabilities.

(2)
Included in gain (loss) on MSRs, net in the consolidated statements of operations and comprehensive loss.

	Recurring Fair Value Measurements
	Changes in Fair Value Included in Net Loss
	For the Three Months Ended June 30, 2021
			Change in Fair Value of
	Interest Income(1)	Interest Expense(1)	Net Trust Assets	Long-term Debt	Other Revenue and Expense	Gain on Sale of Loans, net	Total
Securitized mortgage collateral	$(4,722)	$—	$(2,550)	$—	$—	$—	$(7,272)
Securitized mortgage borrowings	—	(8,909)	722	—	—	—	(8,187)
Long-term debt	—	(418)	—	1,417	—	—	999
Mortgage servicing rights(2)	—	—	—	—	(37)	—	(37)
Mortgage loans held-for-sale	—	—	—	—	—	271	271
Derivative assets – IRLCs	—	—	—	—	—	(816)	(816)
Derivative liabilities – Hedging Instruments	—	—	—	—	—	(2,064)	(2,064)
Total	$(4,722)	$(9,327)	$(1,828)(3)	$1,417	$(37)	$(2,609)	$(17,106)

(1)
Amounts primarily represent accretion to recognize interest income and interest expense using effective yields based on estimated fair values for trust assets and trust liabilities.

(2)
Included in gain (loss) on MSRs, net in the consolidated statements of operations and comprehensive loss.

(3)
For the three months ended June 30, 2021, change in the fair value of net trust assets, excluding REO was $1.8 million.

The following tables present the changes in recurring fair value measurements included in net earnings (loss) for the six months ended June 30, 2022 and 2021:
	Recurring Fair Value Measurements
	Changes in Fair Value Included in Net Loss
	For the Six Months Ended June 30, 2022
			Change in Fair Value of
	Interest Income(1)	Interest Expense(1)	Net Trust Assets	Long-term Debt	Other Income and Expense	Gain on Sale of Loans, net	Total
Securitized mortgage collateral	$2,019	$—	$9,248	$—	$—	$—	$11,267
Securitized mortgage borrowings	—	(7,564)	—	—	—	—	(7,564)
Long-term debt	—	(743)	—	3,622	—	—	2,879
Mortgage servicing rights(2)	—	—	—	—	55	—	55
Mortgage loans held-for-sale	—	—	—	—	—	(7,482)	(7,482)
Derivative assets – IRLCs	—	—	—	—	—	(2,613)	(2,613)
Derivative liabilities – Hedging Instruments	—	—	—	—	—	55	55
Total	$2,019	$(8,307)	$9,248(3)	$3,622	$55	$(10,040)	$(3,403)

(1)
Amounts primarily represent accretion to recognize interest income and interest expense using effective yields based on estimated fair values for trust assets and trust liabilities.

(2)
Included in gain (loss) on MSRs, net in the consolidated statements of operations and comprehensive loss.

(3)
For the six months ended June 30, 2022, change in the fair value of net trust assets, excluding REO was $9.2 million.

	Recurring Fair Value Measurements
	Changes in Fair Value Included in Net Loss
	For the Six Months Ended June 30, 2021
			Change in Fair Value of
	Interest Income(1)	Interest Expense(1)	Net Trust Assets	Long-term Debt	Other Income and Expense	Gain on Sale of Loans, net	Total
Securitized mortgage collateral	$(9,479)	$—	79,857	$—	$—	$—	$70,378
Securitized mortgage borrowings	—	(18,018)	(85,230)	—	—	—	(103,248)
Long-term debt	—	(724)	—	2,442	—	—	1,718
Mortgage servicing rights(2)	—	—	—	—	1	—	1
Mortgage loans held-for-sale	—	—	—	—	—	(597)	(597)
Derivative assets – IRLCs	—	—	—	—	—	(3,013)	(3,013)
Derivative liabilities – Hedging Instruments	—	—	—	—	—	(82)	(82)
Total	$(9,479)	$(18,742)	$(5,373)(3)	$2,442	$1	$(3,692)	$(34,843)

(1)
Amounts primarily represent accretion to recognize interest income and interest expense using effective yields based on estimated fair values for trust assets and trust liabilities.

(2)
Included in gain (loss) on MSRs, net in the consolidated statements of operations and comprehensive loss.

(3)
For the six months ended June 30, 2021, change in the fair value of net trust assets, excluding REO was $5.4 million.

The following is a description of the measurement techniques for items recorded at estimated fair value on a recurring basis.
Mortgage servicing rights — The Company elected to carry its MSRs arising from its mortgage loan origination operations at estimated fair value. The fair value of MSRs is based upon a discounted cash flow model. The valuation model incorporates assumptions that market participants would use in estimating the fair value of servicing. These assumptions include estimates of prepayment speeds, discount rate, cost to service, escrow account earnings, contractual servicing fee income, prepayment and late fees, among other considerations. MSRs are considered a Level 3 measurement at June 30, 2022 and December 31, 2021.
Mortgage loans held-for-sale — The Company elected to carry its mortgage LHFS originated or acquired at estimated fair value. Fair value is based on quoted market prices, where available, prices for other traded mortgage loans with similar characteristics, and purchase commitments and bid information received from market participants. Given the meaningful level of secondary market activity for mortgage loans, active pricing is available for similar assets and accordingly, the Company classifies its mortgage LHFS as a Level 2 measurement at June 30, 2022 and December 31, 2021.
Securitized mortgage collateral — The Company elected to carry its securitized mortgage collateral at fair value. These assets consisted primarily of non-conforming mortgage loans securitized between 2002 and 2007. Fair value measurements were based on the Company’s internal models used to compute the net present value of future expected cash flows with observable market participant assumptions, where available. The Company’s assumptions included its expectations of inputs that other market participants would use in pricing these assets. These assumptions included judgments about the underlying collateral, prepayment speeds, estimated future credit losses, forward interest rates, investor yield requirements and certain other factors. As previously discussed, in March 2022, the Company sold certain certificates, and assigned certain optional termination and loan purchase rights associated with the consolidated securitization trusts for $37.5 million and deconsolidated the securitized mortgage trust assets and liabilities, recording a $9.2 million fair value increase, net of $277 thousand in transaction costs related to the transfer. Securitized mortgage collateral was considered a Level 3 measurement at December 31, 2021.

Securitized mortgage borrowings — The Company elected to carry its securitized mortgage borrowings at fair value. These borrowings consisted of individual tranches of bonds issued by securitization trusts and were primarily backed by non-conforming mortgage loans. Fair value measurements included the Company’s judgments about the underlying collateral and assumptions such as prepayment speeds, estimated future credit losses, forward interest rates, investor yield requirements and certain other factors. As previously discussed, in March 2022, the Company sold certain certificates, and assigned certain optional termination and loan purchase rights associated with the consolidated securitization trusts for $37.5 million and deconsolidated the securitized mortgage trust assets and liabilities, recording a $9.2 million fair value increase, net of $277 thousand in transaction costs related to the transfer. Securitized mortgage borrowings were considered a Level 3 measurement at December 31, 2021.
Long-term debt — The Company elected to carry its junior subordinated notes at fair value. These securities are measured based upon an analysis prepared by management, which considered the Company’s own credit risk, including previous settlements with trust preferred debt holders and discounted cash flow analysis. As of June 30, 2022, long-term debt had UPB of $62.0 million compared to an estimated fair value of $35.9 million. The aggregate UPB exceeded the fair value by $26.1 million at June 30, 2022. The long-term debt is considered a Level 3 measurement at June 30, 2022 and December 31, 2021.
Derivative assets and liabilities, lending — Derivative assets and liabilities, lending are carried at fair value and are accounted for as free standing derivatives. All derivative financial instruments are recognized on the consolidated balance sheets at fair value with changes in the fair values being reported in current period earnings. The derivatives include IRLCs with prospective residential mortgage borrowers whereby the interest rate on the loan is determined prior to funding and the borrowers have locked in that interest rate. These commitments are determined to be derivative instruments in accordance with GAAP. The derivatives also include hedging instruments (typically to-be-announced mortgage-backed securities (TBA MBS), forward loan commitments and interest rate swap futures) used to hedge the fair value changes associated with changes in interest rates relating to its mortgage lending originations. The Company hedges the period from the interest rate lock (assuming a fall-out factor) to the date of the loan sale. The estimated fair value of IRLCs are based on underlying loan types with similar characteristics using the TBA MBS market, which is actively quoted and validated through external sources. The data inputs used in this valuation include, but are not limited to, loan type, underlying loan amount, note rate, loan program and expected sale date of the loan, adjusted for current market conditions. These valuations are adjusted at the loan level to consider the servicing release premium and loan pricing adjustments specific to each loan. For all IRLCs, the base value is then adjusted for the anticipated Pull-through Rate. The anticipated Pull-through Rate is an unobservable input based on historical experience, which results in classification of IRLCs as a Level 3 measurement at June 30, 2022 and December 31, 2021. The fair value of the Hedging Instruments is based on the actively quoted TBA MBS market using observable inputs related to characteristics of the underlying MBS stratified by product, coupon and settlement date. Therefore, the Hedging Instruments are classified as a Level 2 measurement at June 30, 2022 and December 31, 2021. The Company also utilizes swap futures to hedge interest rate risk. These instruments are actively traded in a liquid market and classified as Level 1 inputs.
The following table includes information for the derivative assets and liabilities related to lending for the periods presented:
	Notional Amount		Total Gains (Losses)		Total Gains (Losses)
	June 30, 2022	December 31, 2021	For the Three Months Ended June 30,		For the Six Months Ended June 30,
			2022	2021	2022	2021
Derivative – IRLC’s(1)	$55,175	$255,150	$(348)	$(816)	$(2,613)	$(3,013)
Derivative – TBA MBS(1)	12,500	102,000	1,072	(2,379)	4,760	2,832
Derivative – Swap Futures(1)	3,300	—	(106)	—	1,300	—

(1)
Amounts included in gain on sale of loans, net within the accompanying consolidated statements of operations and comprehensive loss.

Nonrecurring Fair Value Measurements
The Company is required to measure certain assets and liabilities at estimated fair value from time to time. These fair value measurements typically result from the application of specific accounting pronouncements under GAAP. The fair value measurements are considered nonrecurring fair value measurements under FASB ASC 820-10.
There were no financial or non-financial assets measured using nonrecurring fair value measurements at June 30, 2022.
The following tables present financial and non-financial assets measured using nonrecurring fair value measurements at June 30, 2022 and 2021, and total (losses) gains for the three and six months ended June 30, 2022 and 2021, respectively:
	Nonrecurring Fair Value Measurements			Total Losses(1)
	June 30, 2022			For the Three Months Ended June 30, 2022	For the Six Months Ended June 30, 2022
	Level 1	Level 2	Level 3
ROU asset impairment	—	—	8,366	(123)	(123)

(1)
Total losses reflect losses from all nonrecurring measurements during the period.

	Nonrecurring Fair Value Measurements			Total (Losses) Gains(1)
	June 30, 2021			For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
	Level 1	Level 2	Level 3
REO(2)	$—	$4,251	$—	$(313)	$1,559

(1)
Total gains (losses) reflect gains (losses) from all nonrecurring measurements during the period.

(2)
For the three and six months ended June 30, 2021, the Company recorded $(313) thousand and $1.6 million, respectively, in (losses) gains related to changes in NRV of properties. Losses represent impairment of the NRV attributable to an increase in state specific loss severities on properties held during the period which resulted in a decrease to NRV. Gains represent recovery of the NRV attributable to an improvement in state specific loss severities on properties held during the period which resulted in an increase to NRV.

Real estate owned — REO consists of residential real estate (within securitized mortgage trust assets) acquired in satisfaction of loans. Upon foreclosure, REO is adjusted to the estimated fair value of the residential real estate less estimated selling and holding costs, offset by expected contractual mortgage insurance proceeds to be received, if any. Subsequently, REO is recorded at the lower of carrying value or estimated fair value less costs to sell. REO balance representing REOs which have been impaired subsequent to foreclosure are subject to nonrecurring fair value measurement and are included in the nonrecurring fair value measurements tables. Fair values of REO are generally based on observable market inputs, and are considered Level 2 measurements at December 31, 2021.
ROU asset impairment — The Company performs reviews of its ROU assets for impairment when evidence exists that the carrying value of an asset may not be recoverable. During the first quarter of 2022, the Company recorded a $123 thousand ROU asset impairment charge related to the sublease of approximately 29,000 square feet of a floor within the Company’s corporate office, reducing the carrying value of the lease asset to its estimated fair value. The impairment charge is included in general, administrative and other expense in the consolidated statements of operations and comprehensive loss. ROU asset was considered a Level 3 fair value measurement at June 30, 2022.
Note 8. — Income Taxes
The Company calculates its quarterly tax provision pursuant to the guidelines in ASC 740 Income Taxes. ASC 740 requires companies to estimate the annual effective tax rate for current year ordinary income. In calculating the effective tax rate, permanent differences between financial reporting and taxable income are factored into the calculation, and temporary differences are not. The estimated annual effective tax rate represents the Company’s estimate of the tax provision in relation to the best estimate of pre-tax ordinary income or loss. The estimated annual effective tax rate is then applied to year-to-date ordinary income or loss to calculate the year-to-date interim tax provision.
For the three and six months ended June 30, 2022, the Company recorded income tax expense was approximately $16 thousand and $39 thousand, respectively, which was the result of state income taxes from states where the Company does not have net operating loss (NOL) carryforwards or state minimum taxes. For the three and six months ended June 30, 2021, the Company recorded income tax expense of approximately $62 thousand and $43 thousand, respectively, which was the result of applying 1) the calculated annual effective tax rate (ETR) against the year to date net loss, and 2) the discrete method in jurisdictions where the Company meets an exception to using ETR. The net deferred tax assets (DTA) were fully reserved for at June 30, 2022, consistent with December 31, 2021.
As of December 31, 2021, the Company had estimated NOL carryforwards of approximately $623.5 million. Federal NOL carryforwards begin to expire in 2027. Included in the estimated NOL carryforward is $65.9 million of NOLs with an indefinite carryover period. As of December 31, 2021, the Company had estimated California NOL carryforwards of approximately $435.2 million, which begin to expire in 2028. The Company may not be able to realize the maximum benefit due to the nature and tax entities that hold the NOL.
Note 9. — Reconciliation of Loss Per Common Share
The following table presents the computation of basic and diluted loss per common share, including the dilutive effect of stock options, restricted stock awards (RSAs), restricted stock units (RSUs) and deferred stock units (DSUs),
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
Numerator for basic loss per share:
Net loss	$(13,467)	$(8,864)	$(14,651)	$(9,547)
Less: cumulative non-declared dividends on preferred stock(1)	(390)	—	(780)	—
Net loss attributable to common stockholders	$(13,857)	$(8,864)	$(15,431)	$(9,547)
Numerator for diluted loss per share:
Net loss	$(13,857)	$(8,864)	$(15,431)	$(9,547)
Interest expense attributable to convertible notes(2)	—	—	—	—
Net loss plus interest expense attributable to convertible notes	$(13,857)	$(8,864)	$(15,431)	$(9,547)
Denominator for basic loss per share(3):
Basic weighted average common shares outstanding during the period	21,509	21,344	21,463	21,319
Denominator for diluted loss per share(3):
Basic weighted average common shares outstanding during the period	21,509	21,344	21,463	21,319
Net effect of dilutive convertible notes and warrants(2)	—	—	—	—
Net effect of dilutive stock options, DSU’s, RSA’s and RSU’s(2)	—	—	—	—
Diluted weighted average common shares	21,509	21,344	21,463	21,319
Net loss per common share:
Basic	$(0.64)	$(0.42)	$(0.72)	$(0.45)
Diluted	$(0.64)	$(0.42)	$(0.72)	$(0.45)

(1)
Cumulative non-declared dividends in arrears are included beginning July 15, 2021, which was the date the Maryland Court of Appeals affirmed the decision in granting summary judgment in favor of the plaintiffs on the Preferred B voting rights (see Note 12. — Equity and Share Based Payments).

(2)
Adjustments to diluted loss per share for the three and six months ended June 30, 2022 and 2021, were excluded from the calculation, as they were anti-dilutive.

(3)
Number of shares presented in thousands.

At June 30, 2022 and 2021, there were 804 thousand and 1.0 million shares, respectively, of stock options, RSUs and DSUs outstanding in the aggregate. For the three and six months ended June 30, 2022, there were 698 thousand and 930 thousand shares, respectively, attributable to the Notes that were anti-dilutive. For the three and six months ended June 30, 2021, there were 930 thousand shares attributable to the Notes that were anti-dilutive. Additionally, for the three and six months ended June 30, 2022 and 2021, there were 213 thousand warrants that were anti-dilutive.
In addition to the potential dilutive effects of stock options, RSAs, RSUs, DSUs, warrants and Notes listed above, see Note 12. — Equity and Share Based Payments, Redeemable Preferred Stock, for a description of cumulative undeclared dividends in arrears.
Common and preferred dividends are included in the reconciliation of earnings per share beginning July 15, 2021, which was the date the Maryland Court of Appeals affirmed the decision in granting summary judgment in favor of the plaintiffs on the Preferred B voting rights. Cumulative preferred dividends, whether or not declared, are reflected in basic and diluted earnings per share in accordance with ASC 260-10-45-11, despite not being accrued for on the consolidated balance sheets.
Note 10. — Segment Reporting
The Company has three primary reporting segments which include mortgage lending, real estate services and long-term mortgage portfolio. Unallocated corporate and other administrative costs, including the costs associated with being a public company, are presented in Corporate and other.
Statement of Operations Items for the Three Months Ended June 30, 2022:	Mortgage Lending	Real Estate Services	Long-term Portfolio	Corporate and other	Consolidated
Gain on sale of loans, net	$179	$—	$—	$—	$179
Servicing income, net	7	—	—	—	7
Gain on mortgage servicing rights, net	45	—	—	—	45
Real estate services fees, net	—	257	—	—	257
Other revenue (expense)	1	—	28	(22)	7
Other operating expense	(9,378)	(359)	(129)	(4,800)	(14,666)
Other income (expense)	261	—	877	(418)	720
Net (loss) earnings before income tax expense	$(8,885)	$(102)	$776	$(5,240)	(13,451)
Income tax expense					16
Net loss					$(13,467)

Statement of Operations Items for the Three Months Ended June 30, 2021:	Mortgage Lending	Real Estate Services	Long-term Portfolio	Corporate and other	Consolidated
Gain on sale of loans, net	$10,693	$—	$—	$—	$10,693
Servicing expenses, net	(150)	—	—	—	(150)
Loss on mortgage servicing rights, net	(37)	—	—	—	(37)
Real estate services fees, net	—	478	—	—	478
Other revenue (expense)	—	—	42	(46)	(4)
Other operating expense	(15,288)	(356)	(135)	(3,837)	(19,616)
Other (expense) income	(16)	—	314	(464)	(166)
Net (loss) earnings before income tax expense	$(4,798)	$122	$221	$(4,347)	$(8,802)
Income tax expense					62
Net loss					$(8,864)
Statement of Operations Items for the Six Months Ended June 30, 2022:	Mortgage Lending	Real Estate Services	Long-term Portfolio	Corporate and other	Consolidated
Gain on sale of loans, net	$6,134	$—	$—	$—	$6,134
Servicing expense, net	(5)	—	—	—	(5)
Gain on mortgage servicing rights, net	155	—	—	—	155
Real estate services fees, net	—	442	—	—	442
Other revenue	4	—	43	912	959
Other operating expense	(23,880)	(718)	(141)	(9,284)	(34,023)
Other income (expense)	649	—	11,959	(882)	11,726
Net (loss) earnings before income tax expense	$(16,943)	$(276)	$11,861	$(9,254)	(14,612)
Income tax expense					39
Net loss					$(14,651)
Statement of Operations Items for the Six Months Ended June 30, 2021:	Mortgage Lending	Real Estate Services	Long-term Portfolio	Corporate and other	Consolidated
Gain on sale of loans, net	$30,824	$—	$—	$—	$30,824
Servicing expense, net	(269)	—	—	—	(269)
Gain on mortgage servicing rights, net	1	—	—	—	1
Real estate services fees, net	—	688	—	—	688
Other revenue	23	—	69	228	320
Other operating expense	(31,516)	(725)	(256)	(8,417)	(40,914)
Other (expense) income	(199)	—	969	(924)	(154)
Net (loss) earnings before income tax expense	$(1,136)	$(37)	$782	$(9,113)	$(9,504)
Income tax expense					43
Net loss					$(9,547)
Balance Sheet Items as of:	Mortgage Lending	Real Estate Services	Long-term Portfolio	Corporate and other	Consolidated
Total Assets at June 30, 2022(1)	$108,870	$502	$63	$24,223	$133,658
Total Assets at December 31, 2021(1)	$351,173	$502	$1,642,871	$28,225	$2,022,771

(1)
All segment asset balances exclude intercompany balances.

Note 11. — Commitments and Contingencies
Legal Proceedings
The Company is a defendant in or a party to a number of legal actions or proceedings that arise in the ordinary course of business. In some of these actions and proceedings, claims for monetary damages are asserted against the Company. In view of the inherent difficulty of predicting the outcome of such legal actions and proceedings, the Company generally cannot predict what the eventual outcome of the pending matters will be, what the timing of the ultimate resolution of these matters will be, or what the eventual loss related to each pending matter may be, if any.
In accordance with applicable accounting guidance, the Company establishes an accrued liability for litigation when those matters present loss contingencies that are both probable and estimable. In any case, there may be an exposure to losses in excess of any such amounts whether accrued or not. Any estimated loss is subject to significant judgment and is based upon currently available information, a variety of assumptions, and known and unknown uncertainties. The matters underlying the estimated loss will change from time to time, and actual results may vary significantly from the current estimate. Therefore, an estimate of possible loss represents what the Company believes to be an estimate of possible loss only for certain matters meeting these criteria. It does not represent the Company’s maximum loss exposure.
Based on the Company’s current understanding of these pending legal actions and proceedings, management does not believe that judgments or settlements arising from pending or threatened legal matters, individually or in the aggregate, will have a material adverse effect on the consolidated financial position, operating results or cash flows of the Company. However, in light of the inherent uncertainties involved in these matters, some of which are beyond the Company’s control, and the very large or indeterminate damages sought in some of these matters, an adverse outcome in one or more of these matters could be material to the Company’s results of operations or cash flows for any particular reporting period.
The legal matter updates summarized below are ongoing and may have an effect on the Company’s business and future financial condition and results of operations:
Timm, et al v. Impac Mortgage Holdings, Inc., et al.
On December 7, 2011, a purported class action was filed in the Circuit Court of Baltimore City (Circuit Court) entitled Timm, et al v. Impac Mortgage Holdings, Inc., et al. (Maryland Action) on behalf of holders of the Company’s 9.375% Series B Cumulative Redeemable Preferred Stock (Preferred B) and 9.125% Series C Cumulative Redeemable Preferred Stock (Preferred C) who did not tender their stock in connection with the Company’s 2009 Offer to Purchase and Consent Solicitation (2009 Offer), including that the Company failed to achieve the requisite number of votes to amend the 2004 Series B Articles Supplementary, that the consents of the holders of Preferred B and Preferred C stock to amend the 2004 Series B Articles Supplementary and 2004 Series C Articles Supplementary (together, the 2004 Articles Supplementary) were not effective, and that the Company’s Board of Directors breached their fiduciary duties by recommending and approving the 2009 Offer.
The Maryland Action sought a judicial declaration that the Article Amendments related to the 2009 Offer (the 2009 Article Amendments) were ineffective, reinstatement of cumulative dividends on the Preferred B and Preferred C, payment of additional dividends that would have been required if the 2004 Articles Supplementary had remained in effect after June 29, 2009 (due to the Company’s purchase of certain Preferred Stock before year end 2009), the election of two directors by the holders of Preferred B and Preferred C stock, punitive damages and legal expenses.
In 2013, the Company and the individual defendants in the Maryland Action prevailed on a motion to dismiss all claims, except the claim that the Company had failed to receive the requisite number of votes to amend the 2004 Series B Articles Supplementary and related remedies. All claims made on behalf of the holders of Preferred C and all claims against individual defendants were dismissed. The case proceeded to discovery and cross-motions for summary judgment on the remaining primary dispute as to whether the 2004 Series B Articles Supplementary required the approval of the holders of two-thirds (2/3rds) of the Preferred

B, voting as a separate class, in order to make the 2009 Article Amendments to the 2004 Series B Articles Supplementary, which was the plaintiff’s position, or required the approval of the holders of two-thirds (2/3rds) of the Preferred B and Preferred C, voting together as a single class, which was the Company’s position.
The Circuit Court entered a Judgment Order (Judgment Order) on July 16, 2018 (amended on July 24, 2018), whereby it entered a partial final judgment: (1) in favor of the Company and all other defendants on all claims on behalf of the holders of Preferred C and all claims against all individual defendants, thereby affirming the validity of the 2009 Article Amendments to the 2004 Series C Articles Supplementary; (2) declaring its interpretation of the voting provision language in the 2004 Series B Articles Supplementary to mean that consent of the holders of two-thirds (2/3rds) of the Preferred B, voting as a separate class, was required to approve and amend the 2009 Article Amendments to the 2004 Series B Articles Supplementary, which was not obtained, thus rendering the amendments invalid and leaving the 2004 Series B Articles Supplementary continuously in effect; (3) ordering the Company to hold a special election within sixty (60) days for the holders of Preferred B to elect two directors to the Board of Directors pursuant to the 2004 Series B Articles Supplementary (who would remain on the Board until all accumulated dividends on the Series B Preferred Stock have been paid or set aside for payment); and (4) declaring that the Company is required to pay three quarters of dividends on the Preferred B under the 2004 Series B Articles Supplementary (approximately $1.2 million), but did not order the Company to make any payment at that time (the Outstanding 2009 Dividends), however the amount was accrued by the Company. The Circuit Court declined to certify any class pending the outcome of appeals and certified its partial Judgment Order for immediate appeal.
The Company appealed from the Judgment Order and one co-Plaintiff cross-appealed to the Court of Special Appeals (CSA). After briefing and argument, the CSA issued an opinion on April 1, 2020, affirming the Circuit Court’s judgments. Specifically, the CSA affirmed judgment in favor of the Company and other defendants on all claims involving Preferred C and affirmed judgment in favor of plaintiffs on the Preferred B voting rights interpretation, finding that the voting rights language in the 2004 Series B Articles Supplementary required consent of the holders of two-thirds (2/3rds) of the Preferred B, voting as a separate class, to amend the 2004 Series B Articles Supplementary in 2009.
The Company filed a petition for a writ of certiorari to the Maryland Court of Appeals (Court of Appeals) seeking review of the voting rights decision, which was granted. Neither of the two co-Plaintiffs sought further review. The Court of Appeals issued its decision on July 15, 2021, affirming the decisions of the Circuit Court and the Court of Special Appeals granting summary judgment in favor of the plaintiffs on the Preferred B voting rights language interpretation. Accordingly, the 2009 Article Amendments to the 2004 Series B Articles Supplementary were not validly adopted and the 2004 Series B Articles Supplementary remained in effect.
On August 17, 2021, the Court of Appeals issued its mandate returning the case to the Circuit Court for final proceedings on certain open issues, discussed below. On October 25, 2021, the case was assigned to a judge of the Circuit Court to oversee final disposition of outstanding issues.
On remand, the Circuit Court directed the parties to submit briefs on any outstanding issues. The two co-Plaintiffs filed motions taking differing positions regarding certification of a Preferred B (the Class), appointment of a Class representative and Class counsel, notice to the Class regarding payment of the Outstanding 2009 Dividends and any award of attorney’s fees to Plaintiffs’ counsel from future dividends. After a hearing on February 18, 2022, the Circuit Court took all such matters under submission.
On July 22, 2022, the Circuit Court issued an Order Certifying Class and Providing for Class Notice and Final Hearing, accompanied by a Memorandum Opinion explaining the Circuit Court’s rulings on the matters under submission. The Circuit Court denied plaintiff Curtis Timm’s Motion for Class Certification and Other Relief and granted plaintiff Camac Fund LP’s Motion to Certify Class, Appoint Class Representative and Lead Counsel, Preliminarily Determine Right to Receive Dividends, and Set Final Judgment Hearing. The Circuit Court certified a non-opt out class of owners of Preferred B stock from the close of the tender offer on June 29, 2009 to the date of the class certification order, appointed plaintiff Camac Fund as Lead Class Plaintiff and its counsel, Tydings & Rosenberg LLP, as Lead Class Counsel, ordered the co-plaintiffs to file any petitions for award of attorneys’ fees and expenses or other form of monetary award no later than August 12, 2022, and directed Impac to provide shareholder information to the parties’ class notice administrator by August 12, 2022.
In addition, the Circuit Court made a preliminary determination that the Outstanding 2009 Dividends should be paid to current Preferred B stockholders, as of a record date to be established. The Circuit Court stated that it anticipates entering final injunctive relief, prior to a final class hearing date, directing the Company to declare a record date for payment to then current Preferred B stockholders of the dividends previously determined to be due for three quarters in 2009 and to deposit such funds in escrow until after the proper recipients of the funds are determined following the final hearing. The Circuit Court specified the method by which the Company and the notice administrator are to give notice to the Class of the final hearing date and the opportunity to file objections to the proposed final injunctive relief and to the petitions for attorney’s fees and awards. Any awards of attorney’s fees and other monetary awards would be withheld from payment of the Outstanding 2009 Dividends and potentially withheld or deducted from future distributions to the Preferred B holders, including in connection with the Company’s recently filed Form S-4 for an Exchange Offer and Consent Solicitation, and distributed in accordance with the final rulings of the court.
The Circuit Court held a further conference on July 27, 2022, during which the parties discussed proposed revisions to the Class definition to include all Preferred B stockholders through the date of finality of final orders to be issued in the case, the method for the establishing a record date for the Company’s satisfaction of its obligations to distribute the adjudicated amount of the Outstanding 2009 Dividends, the final hearing date and other matters. The Circuit Court took the matters under further submission. On August 8, 2022, the Circuit Court issued an Amended Class Certification Order, which amends the definition of the class to include all Preferred B stockholders through the date of finality of final orders to be issued in the case, directs the Company to establish a record date of August 15, 2022 for distribution of the Outstanding 2009 Dividends in the amount of $1.2 million, and to pay that amount into the registry of the Circuit Court no later than August 19, 2022, to be held pending final resolution of all issues and final determination by the Court of the appropriate distribution of those funds. The Amended Class Certification Order states that the Company shall have no further right or obligation with respect to the funds deposited in the registry, except as necessary to effectual the final determination of the Court. The Company can take no action with respect to the Outstanding 2009 Dividends until the Circuit Court makes further orders.
McNair v Impac Mortgage Corp.
On September 18, 2018, a purported class action was filed in the Superior Court of California, Orange County, entitled McNair v. Impac Mortgage Corp. dba CashCall Mortgage. The plaintiff contends the defendant did not pay the plaintiff and purported class members overtime compensation, provide required meal and rest breaks, or provide accurate wage statements. The action seeks damages, restitution, penalties, interest, attorney’s fees, and all other appropriate injunctive, declaratory, and equitable relief. On March 8, 2019, a First Amended Complaint was filed, which added a claim alleging PAGA violations. On March 12, 2019, the parties filed a stipulation with the court stating (1) the plaintiff’s individual claims should be arbitrated pursuant to the parties’ arbitration agreement, (2) the class claims should be struck from the First Amended Complaint, and (3) the plaintiff will proceed solely with regard to her PAGA claims. This case was consolidated with the Batres v. Impac Mortgage Corp. dba CashCall Mortgage case discussed below with a rescheduled trial date of January 18, 2022. On October 28, 2021, the Company entered into a settlement agreement, which was amended and restated on February 17, 2022. On March 14, 2022, the court issued an order granting preliminary approval of the settlement. No assurances can be given that such settlement will receive final approval by the court.
Batres v. Impac Mortgage Corp.
On December 27, 2018, a purported class action was filed in the Superior Court of California, Orange County, entitled Batres v. Impac Mortgage Corp. dba CashCall Mortgage. The plaintiff contends the defendant did not pay the plaintiff and purported class members overtime compensation, provide required meal and rest breaks, or provide accurate wage statements. The action seeks damages, restitution, penalties, interest, attorney’s fees, and all other appropriate injunctive, declaratory, and equitable relief. On March 14, 2019, the plaintiff filed an amended complaint alleging only PAGA violations and seeking penalties, attorneys’ fees, and such other appropriate relief. This case was consolidated with the McNair v. Impac Mortgage

Corp. dba CashCall Mortgage discussed above with a rescheduled trial date of January 18, 2022. On October 28, 2021, the Company entered into a settlement agreement, which was amended and restated on February 17, 2022. On March 14, 2022, the court issued an order granting preliminary approval of the settlement. No assurances can be given that such settlement will receive final approval by the court.
UBS Americas Inc., et al. v. Impac Funding Corporation et al.
On December 17, 2021, a summons with notice was filed in the Supreme Court of the State of New York, County of New York (NY Court), initiating a lawsuit entitled UBS Americas Inc., et al. v. Impac Funding Corporation et al. The plaintiffs contend that the defendants are required to indemnify payments that plaintiffs made to resolve claims asserted by the Federal Home Loan Bank of San Francisco and HSH Nordbank AG related to certain residential mortgage-backed securities (RMBS). Plaintiffs contend that the RMBS included loans that the defendants allegedly sold to certain UBS entities in breach of contractual representations and warranties. Plaintiffs further contend that they settled the cases for which plaintiffs are demanding indemnification in December 2015 and March 2016. On April 18, 2022, the Company accepted service of the summons with notice on behalf of Impac Funding Corp. and Impac Mortgage Holdings, Inc. On June 2, 2022, a complaint was filed with the NY Court related to the summons with notice, however Impac Mortgage Holdings, Inc. was no longer listed as a defendant in the matter. On July 25, 2022, Impac Funding Corporation filed a motion to dismiss the complaint. The Company believes the claims are without merit and intends to defend itself vigorously.
CrossCountry Mortgage, LLC v Impac Mortgage Holdings, Inc. and Impac Mortgage Corp.
On August 4, 2022, a complaint was filed in the United States District Court for the Northern District of Ohio — Eastern Division by CrossCountry Mortgage, LLC (Plaintiff) against the Company and its wholly-owned subsidiary Impac Mortgage Corp. dba CashCall Mortgage (IMC). The Plaintiff alleges infringement of Plaintiff’s federally-registered trademark, unfair competition and false designation of origin and for substantial and related claims of deceptive trade practice under the statutory and common laws of the State of Ohio. Plaintiff is seeking injunctive and monetary relief. The Company and IMC were served with the complaint on August 8, 2022. The Company and IMC believe the claims are without merit and we intend to defend ourselves vigorously.
The Company is a party to other litigation and claims which are in the course of the Company’s operations. While the results of such other litigation and claims cannot be predicted with certainty, the Company believes the final outcome of such matters will not have a material adverse effect on the Company’s financial condition or results of operations. The Company believes that it has meritorious defenses to the claims and intends to defend these claims vigorously and as such the Company believes the final outcome of such matters will not have a material adverse effect on its financial condition or results of operations. Nevertheless, litigation is uncertain and the Company may not prevail in the lawsuits and can express no opinion as to their ultimate resolution. An adverse judgment in any of these matters could have a material adverse effect on the Company’s financial position and results of operations.
Please refer to IMH’s report on Form 10-K for the year ended December 31, 2021 for additional information regarding litigation and claims.
Repurchase Reserve
When the Company sells mortgage loans, it makes customary representations and warranties to the purchasers about various characteristics of each loan such as the origination and underwriting guidelines, including but not limited to the validity of the lien securing the loan, property eligibility, borrower credit, income and asset requirements, and compliance with applicable federal, state and local law. The Company’s whole loan sale agreements generally require it to repurchase loans if the Company breached a representation or warranty given to the loan purchaser as well as refunds of premiums to investors for early payoffs on loans sold.

The following table summarizes the repurchase reserve activity, within other liabilities on the consolidated balance sheets, related to previously sold loans as of and for the six months ended June 30, 2022 and year ended December 31, 2021:
	June 30, 2022	December 31, 2021
Beginning balance	$4,744	$7,054
Provision for repurchases(1)	2,433	111
Settlements	(1,178)	(2,421)
Total repurchase reserve	$5,999	$4,744

(1)
The provision for repurchases is included in gain on sale of loans, net in the accompanying consolidated statements of operations and comprehensive loss.

Corporate-owned Life Insurance Trusts
During the first quarter of 2020, there was a triggering event that caused the Company to reevaluate the consolidation of certain corporate-owned life insurance trusts. As a result, the Company has consolidated life insurance trusts for three former executive officers. The corporate-owned life insurance contracts are recorded at cash surrender value, which is provided by a third party and held within trusts. At June 30, 2022, the cash surrender value of the policies was $11.7 million and were recorded within other assets on the consolidated balance sheets. At June 30, 2022, the liability associated with the corporate-owned life insurance trusts was $13.3 million and is recorded in other liabilities on the consolidated balance sheets.
	At June 30, 2022
	Trust #1	Trust #2	Trust #3	Total
Corporate-owned life insurance trusts:
Corporate-owned life insurance cash surrender value	$5,345	$4,148	$2,188	$11,681
Corporate-owned life insurance liability	6,123	4,800	2,338	13,261
Corporate-owned life insurance shortfall(1)	$(778)	$(652)	$(150)	$(1,580)

(1)
The initial $1.3 million of shortfall was recorded as a change in retained deficit at the time of the consolidation of the trusts in 2020. The additional shortfall was recognized in the accompanying consolidated statements of operations and comprehensive loss.

Commitments to Extend Credit
The Company enters into IRLCs with prospective borrowers whereby the Company commits to lend a certain loan amount under specific terms and interest rates to the borrower. These loan commitments are treated as derivatives and are carried at fair value. See Note 7. — Fair Value of Financial Instruments for more information.
Note 12. — Equity and Share Based Payments
Redeemable Preferred Stock
As discussed within Note 11. — Commitments and Contingencies, on July 15, 2021, the Maryland Court of Appeals issued its decision affirming the decisions of the Maryland Circuit Court and the Court of Special Appeals granting summary judgment in favor of the plaintiffs on the Preferred B voting rights language interpretation. Accordingly, the 2009 Article Amendments to the 2004 Series B Articles Supplementary were not validly adopted and the 2004 Series B Articles Supplementary remained in effect.
As a result, as of June 30, 2022, the Company has cumulative undeclared dividends in arrears of approximately $19.9 million, or approximately $29.88 per outstanding share of Preferred B, thereby increasing the liquidation value to approximately $54.88 per share. Additionally, every quarter the cumulative undeclared dividends in arrears will increase by $0.5859 per Preferred B share, or approximately $390 thousand. The accrued and unpaid dividends on the Preferred B are payable only upon declaration by the Board of Directors, and the liquidation preference, inclusive of Preferred B cumulative undeclared dividends in arrears, is only payable upon voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs. In addition, once the Circuit Court determines basis for an appropriate record date, the Company will be required to pay an amount equal to three quarters of dividends on the Preferred B stock under the 2004 Preferred B Articles Supplementary (approximately $1.2 million, which had been previously accrued for). Co-Plaintiff Camac Fund LP called for a special meeting of the Preferred B stockholders for the election of two additional directors, which was originally convened at approximately 9:00 a.m. pacific time on October 13, 2021. A quorum was not present at the meeting as originally convened and all of the shares present at the Special Meeting voted in favor of adjourning the Special Meeting to Tuesday, November 23, 2021 at 9:00 a.m., Pacific Time. A quorum was not present at the meeting as reconvened on Tuesday, November 23, 2021 at 9:00 a.m. pacific time, and the Special Meeting was further adjourned to January 6, 2022 at 9:00 a.m. pacific time. At the reconvened Special Meeting held on Thursday, January 6, 2022, a quorum was not present, and the meeting was concluded. As a quorum was not established at the Special Meeting, no Preferred Directors have yet been elected by the holders of Preferred B shares.
At June 30, 2022, the Company had $71.7 million in outstanding liquidation preference of Preferred B and Preferred C stock (including cumulative unpaid dividends in the case of the Preferred B stock). The holders of each series of Preferred Stock, which carry limited voting rights and are redeemable at the option of the Company, retain the right to a $25.00 per share liquidation preference (plus cumulative unpaid dividends in the case of the Preferred B stock) in the event of a liquidation of the Company and the right to receive dividends on the Preferred Stock if any such dividends are declared (and, in the case of the Preferred B stock, before any dividends or other distributions are made to holders of junior stock, including the Company’s common stock).
On April 29, 2022, the Company entered into voting agreements (the Voting Agreements), with certain holders of outstanding shares of Preferred B stock, Preferred C stock and common stock, which were subsequently amended on or after June 21, 2022, requiring parties to the Voting Agreements to vote in favor of proposed amendments to the provisions of the Company’s charter setting forth the terms of the Preferred B stock and Preferred C stock (the Proposed Amendments) to (1) permit closing of a proposed exchange offer, described below (the Exchange Offer), without payment of any accrued or accumulated dividends on any outstanding shares of Preferred B stock or Preferred C stock, and (2) provide that, following the effectiveness of the Proposed Amendments and the Exchange Offer, the remaining outstanding shares of Preferred B stock and Preferred C stock would be subject to redemption at the election of the Company or the holders of any outstanding shares of Preferred B stock or Preferred C stock, as the case may be, for the following redemption consideration: (i) for each outstanding share of Preferred B stock, (a) cash in the amount of $3.00 or, if the payment of cash in the Exchange Offer would cause the Company to violate the Cash Consideration Restrictions described below, thirty (30) shares of a new series of Preferred Stock (the New Proposed Preferred Stock) and (b) 13.33 shares of Common Stock and (ii) for each outstanding share of Preferred C stock, (a) cash in the amount of $0.10 or, if the payment of cash in the Exchange Offer would cause the Company to violate the Cash Consideration Restrictions, one (1) share of New Preferred Stock; (b) 1.25 shares of Common Stock and (c) 1.5 warrants to purchase 1.5 shares of Common Stock at a purchase price of $5.00 per share of Common Stock.
A violation of the Cash Consideration Restrictions will occur if the occurrence of an action would cause (i) the Company to violate the restrictions on payment of distributions to stockholders under section 2-311 of the Maryland General Corporation Law (the MGCL), (ii) any material breach of or default under the terms and conditions of any obligation of the Company, including any agreement relating to its indebtedness, or (iii) the Company to violate any restriction or prohibition of any law rule or regulation applicable to the Company or of any order, judgment or decree of any court or administrative agency.
The New Preferred Stock will rank senior to the Preferred B stock and the Preferred C stock as to dividends and upon liquidation; be non-participating, and bear cumulative cash dividends from and including the original issue date at a fixed rate equal to 8.25% per annum (equivalent to a fixed annual amount of $.00825 per share of New Preferred Stock); bear a liquidation preference of $0.10 per share; and be mandatorily redeemable by the Company on the 60th day, or such earlier date as the Company may fix, after the date of any public announcement by the Company of annual or quarterly financial statements that indicate that payment of the redemption price would not cause the Company to violate the restrictions on payment of distributions to stockholders under section 2-311 of the MGCL unless, before such redemption date, the Company’s Board of Directors determines in good faith that the payment by the Company of the redemption price for the New Preferred Stock and for any stock ranking on parity with the New Preferred Stock with respect to redemption and which have become redeemable as of the applicable redemption date would cause the Company to violate the Cash Consideration Restrictions, or (B) any date fixed by the Company not more than sixty (60) days after any determination by the Company’s Board of Directors (which the Board, or a committee thereof, is obligated to undertake after the release of annual and quarterly financial statements and upon any capital raise) in good faith that the payment by the Company of the redemption price for the New Preferred Stock and any stock ranking on parity with the New Preferred Stock with respect to redemption rights which have become redeemable as of such redemption date would not cause us to violate the Cash Consideration Restrictions. The Company currently intends to redeem the New Preferred Stock for cash promptly when it is legally and contractually permitted to do so, but if the Company is unable to raise additional capital, it may be unable to redeem the New Preferred Stock.
In the proposed Exchange Offer, the Company currently intends to offer to repurchase each outstanding share of Preferred B stock and each outstanding share of Preferred C stock in exchange for the corresponding redemption consideration described above, subject to potential reduction as a result of any attorneys’ fees or costs ordered or that may be ordered to be paid to the attorneys representing holders of Preferred B stock or any order entered by a court in respect of such petition. Closing of the Exchange Offer, if effected by the Company, is expected to be contingent upon, among other conditions, the approval of the Proposed Amendments by the stockholders of the Company, which will require the affirmative vote of holders of at least each of 66 2/3% of the outstanding shares of Preferred B stock, 66 2/3% of the outstanding shares of Preferred C stock and shares of Common Stock entitled to cast a majority of votes entitled to be cast, and acceptance for record of the Proposed Amendments by the State Department of Assessments and Taxation of Maryland. The Voting Agreements also limit transferability of the shares of Preferred B stock, Preferred C stock and Common Stock during the term of the Voting Agreement and certain holders of Preferred B stock and Preferred C stock have also agreed, as part of the Voting Agreements, to trading limitations in connection with any Common Stock they receive in the Exchange Offer or as part of the redemption.
Common and preferred dividends are included in the reconciliation of earnings per share beginning July 15, 2021, which was the date the Maryland Court of Appeals affirmed the decision in granting summary judgment in favor of the plaintiffs on the Preferred B voting rights. Cumulative preferred dividends, whether or not declared, are reflected in basic and diluted earnings per share in accordance with FASB ASC 260-10-45-11, despite not being accrued for on the consolidated balance sheets.
Share Based Payments
The following table summarizes activity, pricing and other information for the Company’s stock options for the six months ended June 30, 2022:
	Number of Shares	Weighted- Average Exercise Price
Options outstanding at the beginning of the year	570,228	$7.89
Options granted	—	—
Options exercised	—	—
Options forfeited/cancelled	(10,000)	3.39
Options outstanding at the end of the period	560,228	7.97
Options exercisable at the end of the period	518,874	$8.34

As of June 30, 2022, there was approximately $54 thousand of total unrecognized compensation cost related to stock option compensation arrangements granted under the plan, net of estimated forfeitures. That cost is expected to be recognized over the remaining weighted average period of 1.6 years.
The following table summarizes activity, pricing and other information for the Company’s RSU’s for the six months ended June 30, 2022:
	Number of Shares	Weighted- Average Grant Date Fair Value
RSUs outstanding at beginning of the year	397,829	$4.11
RSUs granted	—	—
RSUs issued	(153,251)	4.32
RSUs forfeited/cancelled	(18,333)	3.85
RSUs outstanding at end of the period	226,245	$3.99
As of June 30, 2022, there was approximately $604 thousand of total unrecognized compensation cost related to the RSU compensation arrangements granted under the plan. That cost is expected to be recognized over the remaining weighted average period of 1.3 years.
The following table summarizes activity, pricing and other information for the Company’s DSU’s for the six months ended June 30, 2022:
	Number of Shares	Weighted- Average Grant Date Fair Value
DSUs outstanding at the beginning of the year	54,500	$6.61
DSUs granted	—	—
DSUs issued	(15,000)	3.75
DSUs forfeited/cancelled	—	—
DSUs outstanding at the end of the period	39,500	$7.70
As of June 30, 2022, there was no unrecognized compensation cost related to the DSU compensation arrangements granted under the plan.
Note 13. — Subsequent Events
Subsequent events have been evaluated through the date of this filing.

ANNEX A-1
ARTICLES OF AMENDMENT — 9.375% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK
IMPAC MORTGAGE HOLDINGS, INC.
ARTICLES OF AMENDMENT
Impac Mortgage Holdings, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
FIRST:   Articles Supplementary (the “Articles Supplementary”) of the Corporation establishing the Corporation’s 9.375% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) were filed with and accepted for record by the SDAT on May 26, 2004 and formed a part of the charter of the Corporation (the “Charter”). The Articles Supplementary are hereby amended to add the following new Section 8, Section 9, Section 10 and Section 11 to follow Section 7:
(8)   DEFINED TERMS.   As used in this Section 8 and in Section 9, Section 10 and Section 11, the following terms shall have the following meanings:
(a)   “Amendment Effective Date” means the date the Articles of Amendment setting forth this Section 8 and in Section 9, Section 10 and Section 11 are accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”).
(b)   “Exchange Offer” means the Exchange Offer as defined in the Exchange Offer Registration Statement.
(c)   “Exchange Offer Registration Statement” means the Registration Statement on Form S-4, Commission File No. 333-266167, filed by the Corporation with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, and all amendments thereto, and the related form of prospectus included therein.
(d)   “Series C Special Redemption” means the Corporation’s right and obligation to redeem outstanding shares of the Corporation’s 9.125% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) pursuant to the “Series C Special Redemption” set forth in Articles of Amendment filed with, and accepted for record by, the SDAT on or about the Amendment Effective Date and described in the Exchange Offer Registration Statement.
(e)   “New Preferred Stock” means the Corporation’s Series D Cumulative Redeemable Preferred Stock, having the terms set forth in the form of Articles Supplementary attached as Annex A-3 to the Exchange Offer Registration Statement.
(9)   EXCHANGE OFFER REDEMPTIONS.   Subject to the terms and conditions of the Exchange Offer as described in the Exchange Offer Registration Statement, the Corporation shall have the right and obligation to redeem outstanding shares of Series B Preferred Stock, and the right and obligation to redeem outstanding shares of Series C Preferred Stock pursuant to the Exchange Offer (the “Exchange Offer Redemptions”). The Corporation’s power to effect the Exchange Offer Redemptions shall be without regard to or compliance with any other provision set forth in the Articles Supplementary classifying the Series B Preferred Stock (the “Original Articles”), including, without limitation, Section 3 [Dividends] and Section 5 [Redemption] thereof. In furtherance of, and without limitation to, the foregoing sentence, in connection with the Exchange Offer Redemptions, the Corporation shall have no obligation to pay or make allowance for, and will make no payment or allowance for, accrued and unpaid dividends on any share of Series B Preferred Stock outstanding (whether or not any such dividends have accumulated and whether or not such dividends accrued before or after the Amendment Effective Date). The redemption of shares of Series B Preferred Stock pursuant to the Exchange Offer Redemptions shall not prejudice any person’s rights to receive the amount contemplated by Order Number 5 in the Judgment Order by the Circuit Court for Baltimore City, dated July 16, 2018, as modified in the Judgement Order by the Circuit Court for Baltimore City, dated July 24, 2018,

A-1-1

in the matter Curtis J. Timm, et al v Impac Mortgage Holdings, Inc., et al. (the “Judgment Order Number 5”) or any amounts contemplated by Order to Segregate Funds and/or Stock by the Circuit Court for Baltimore City, dated August 25, 2022, in the matter Curtis J. Timm, et al v Impac Mortgage Holdings, Inc., et al. (the “Common Fund Order”).
(10)   SERIES B SPECIAL REDEMPTION.
(a)   Right and Obligation of Series B Special Redemption.   The Corporation shall have the right and obligation to redeem all outstanding shares of Series B Preferred Stock pursuant to the special redemption set forth in this Section 10 (the “Series B Special Redemption”) and the power to effect the Series C Special Redemption. The Corporation’s right and obligation to effect the Series B Special Redemption and the Corporation’s power to effect the Series C Special Redemption shall be without regard to or compliance with any other provision set forth in the Articles Supplementary classifying the Series B Preferred Stock, including, without limitation, Section 3 [Dividends] and Section 5 [Redemption] thereof. In furtherance of, and without limitation to, the foregoing sentence, in connection with the Series B Special Redemption and the Series C Special Redemption, the Corporation shall have no obligation to pay or make allowance for, and will make no payment or allowance for, accrued and unpaid dividends on any share of Series B Preferred Stock outstanding (whether or not any such dividends have accumulated and whether or not such dividends accrued before or after the Amendment Effective Date).
(b)   Special Redemption Price.   The Corporation shall have the right to redeem the outstanding shares of Series B Preferred Stock, in whole but not in part, on such date as may be fixed by the Corporation on or prior to the date that is two years from the Amendment Effective Date for the following per share redemption price (the “Special Redemption Price”): (i) either (A) $3.00 or (B) 30 shares of New Preferred Stock, whichever is paid to a holder of a share of Series B Preferred Stock in connection with the closing of the Exchange Offer, and (ii) 13.33 shares of the Corporation’s Common Stock, $0.01 par value per share. If the Corporation has not provided written notice of its election to effect the Series B Special Redemption by the date that is 65 days from the Amendment Effective Date, then, upon the written request of the holder of any outstanding share of Series B Preferred Stock on or prior to the date that is two years from the Amendment Effective Date (the “Stockholder Put Notice”), the Corporation shall effect the Series B Special Redemption for all, but not less than all, of the outstanding shares of Series B Preferred Stock at the Special Redemption Price on such date as may be fixed by the Corporation within 90 days of receipt by the Corporation of the Stockholder Put Notice (the “Put Closing Date”) in accordance with this Section 10.
(c)   No Dividends Paid with Respect to Series B Special Redemption.   Except as expressly provided for in the last sentence of this Section 10(c), in connection with the Series B Special Redemption, the Corporation shall only be obligated to pay with respect to each share of Series B Preferred Stock the Special Redemption Price, and the Corporation shall have no obligation to pay or make allowance for, and will make no payment or allowance for, accrued and unpaid dividends on any share of Series B Preferred Stock outstanding (whether or not any such dividends have accumulated and whether or not such dividends accrued before or after the Amendment Effective Date). The redemption of shares of Series B Preferred Stock shall not prejudice any person’s rights to receive the amount contemplated by the Judgment Order Number 5 or the Common Fund Order.
(d)   Effect on Series B Preferred Stock.   If notice of the Series B Special Redemption has been given as contemplated below and if the funds and other Special Redemption Price consideration necessary for the Series B Special Redemption have been set aside by the Corporation for the benefit of the holders of shares of Series B Preferred Stock, then, from and after the date of the Series B Special Redemption, the shares of Series B Preferred Stock shall no longer be deemed outstanding, dividends will cease to accrue on shares of Series B Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive for each share of Series B Preferred Stock the Special Redemption Price. Holders of Series B Preferred Stock shall surrender such shares of Series B Preferred Stock at the place and in accordance with the procedures

A-1-2

specified in such notice and, upon such surrender, each such share of Series B Preferred Stock shall be redeemed by the Corporation at the Special Redemption Price.
(e)   Procedures for Series B Special Redemption.
(i)   If the Corporation elects to effect the Series B Special Redemption or is required to effect the Series B Special Redemption pursuant to this Section 10, the Corporation shall send notice of the Series B Special Redemption substantially in accordance with the applicable procedures of The Depository Trust Company, including notice periods or required information as shall be determined by the Corporation in accordance with the applicable procedures of The Depository Trust Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the Series B Special Redemption except as to the holder to whom notice was defective or not given and is not later corrected or given.
(ii)   If the Corporation elects to effect the Series B Special Redemption or is required to effect the Series B Special Redemption pursuant to this Section 10, the Corporation shall deposit the required funds and any other Special Redemption Price consideration with a bank or trust company for the purpose of redeeming Series B Preferred Stock, which deposit shall be irrevocable except that:
(A)   the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and
(B)   any balance of funds and any other Special Redemption Price consideration so deposited by the Corporation and unclaimed by the holders of the Series B Preferred Stock entitled thereto at the expiration of two years from the applicable redemption date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds and any other Special Redemption Price consideration so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.
(iii)   The Corporation may delay the closing of any Series B Special Redemption if the Corporation would be prohibited from paying the Special Redemption Price under Section 2-311 of the Maryland General Corporation Law, or any successor statute, until such time determined in good faith by the Board of Directors that the Corporation would be permitted to pay the Special Redemption Price.
(11)   ISSUANCE OF NEW PREFERRED STOCK.   Notwithstanding anything herein to the contrary, including Section 6 [Voting Rights] of the Original Articles, no holder of Series B Preferred Stock shall be entitled to vote on, or consent to, the authorization, classification, reclassification, creation or issuance of New Preferred Stock.
SECOND:   The amendment to the Charter as set forth above has been advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation entitled to vote thereon as required by law.
THIRD:   The undersigned acknowledges this Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
[SIGNATURE PAGE FOLLOWS]

A-1-3

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its            and attested to by its            on this             day of            , 2022.
ATTEST:	IMPAC MORTGAGE HOLDINGS, INC.
By:
Name: Title:	Name: Title:

A-1-4

ANNEX A-2
ARTICLES OF AMENDMENT — 9.125% SERIES C CUMULATIVE REDEEMABLE PREFERRED STOCK
IMPAC MORTGAGE HOLDINGS, INC.
ARTICLES OF AMENDMENT
Impac Mortgage Holdings, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
FIRST:   Articles Supplementary (the “Articles Supplementary”) of the Corporation establishing the Corporation’s 9.125%Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) were filed with and accepted for record by the SDAT on November 18, 2004 and formed a part of the charter of the Corporation (the “Charter”). Articles of Amendment were filed with and accepted for record by the SDAT on June 29, 2009, which amended and restated the Articles Supplementary (the “Amendment”). The Amendment is hereby amended to add the following new Section 8, Section 9, Section 10 and Section 11 to follow Section 7:
(8)   DEFINED TERMS.   As used in this Section 8 and in Section 9, Section 10 and Section 11, the following terms shall have the following meanings:
(a)   “Amendment Effective Date” means the date the Articles of Amendment setting forth this Section 8 and in Section 9, Section 10 and Section 11 are accepted for record by the State Department of Assessments and Taxation of Maryland (the “SDAT”).
(b)   “Exchange Offer” means the Exchange Offer as defined in the Exchange Offer Registration Statement.
(c)   “Exchange Offer Registration Statement” means the Registration Statement on Form S-4, Commission File No. 333-266167, filed by the Corporation with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, and all amendments thereto, and the related form of prospectus included therein.
(d)   “Series B Special Redemption” means the Corporation’s right and obligation to redeem outstanding shares of the Corporation’s 9.375% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) pursuant to the “Series B Special Redemption” set forth in Articles of Amendment filed with, and accepted for record by, the SDAT on or about the Amendment Effective Date and described in the Exchange Offer Registration Statement.
(e)   “Series C Articles” means the Articles Supplementary classifying the Series C Preferred Stock, filed with and accepted for record by the SDAT on November 18, 2004, as amended by the Articles of Amendment to such Articles Supplementary, filed with and accepted for record by the SDAT on June 29, 2009.
(f)   “Series C Warrants” means the Corporation’s Warrants contemplated by the Warrant Agreement, dated as of [•], 2022 and described in the Exchange Offer Registration Statement.
(g)   “New Preferred Stock” means the Corporation’s Series D Cumulative Redeemable Preferred Stock, having the terms set forth in the form of Articles Supplementary attached as Annex A-3 to the Exchange Offer Registration Statement.
(9)   EXCHANGE OFFER REDEMPTIONS.   Subject to the terms and conditions of the Exchange Offer as described in the Exchange Offer Registration Statement, the Corporation shall have the right and obligation to redeem outstanding shares of Series C Preferred Stock, and the right and obligation to redeem outstanding shares of Series B Preferred Stock pursuant to the Exchange Offer (the “Exchange Offer Redemptions”). The Corporation’s power to effect the Exchange Offer Redemptions shall be without regard to or compliance with any other provision set forth in the Series C Articles, including, without limitation, Section 3 [Dividends] and Section 5 [Redemption] thereof. In furtherance

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of, and without limitation to, the foregoing sentence, in connection with the Exchange Offer Redemptions, the Corporation shall have no obligation to pay or make allowance for, and will make no payment or allowance for, accrued and unpaid dividends on any share of Series C Preferred Stock outstanding (whether or not any such dividends have accumulated and whether or not such dividends accrued before or after the Amendment Effective Date).
(10)   SERIES C SPECIAL REDEMPTION.
(a)   Right and Obligation of Series C Special Redemption.   The Corporation shall have the right and obligation to redeem all outstanding shares of Series C Preferred Stock pursuant to the special redemption set forth in this Section 10 (the “Series C Special Redemption”) and the power to effect the Series B Special Redemption. The Corporation’s right and obligation to effect the Series C Special Redemption and the Corporation’s power to effect the Series B Special Redemption shall be without regard to or compliance with any other provision set forth in the Series C Articles, including, without limitation, Section 3 [Dividends] and Section 5 [Redemption] thereof. In furtherance of, and without limitation to, the foregoing sentence, in connection with the Series C Special Redemption and the Series B Special Redemption, the Corporation shall have no obligation to pay or make allowance for, and will make no payment or allowance for, accrued and unpaid dividends on any share of Series C Preferred Stock outstanding (whether or not any such dividends have accumulated and whether or not such dividends accrued before or after the Amendment Effective Date).
(b)   Special Redemption Price.   The Corporation shall have the right to redeem the outstanding shares of Series C Preferred Stock, in whole but not in part, on such date as may be fixed by the Corporation on or prior to the date that is two years from the Amendment Effective Date for the following per share redemption price (the “Special Redemption Price”): (i) either (A) $0.10 or (B) one (1) share of New Preferred Stock, whichever is paid to a holder of a share of Series C Preferred Stock in connection with the closing of the Exchange Offer; (ii) 1.25 shares of the Corporation’s Common Stock, $0.01 par value per share (“Common Stock”); and (iii) 1.5 Series C Warrants; provided, however, (1) no fractional shares of Common Stock will be issued pursuant to subsection (ii) of this sentence, and each holder of Series C Preferred Stock otherwise entitled to receive a fractional share of Common Stock shall be entitled to receive one share of Common Stock in lieu of the fraction of a share of Common Stock and (2) no fractional Series C Warrants will be issued pursuant to subsection (iii) of this sentence and the Corporation shall round down to the nearest whole number the number of Series C Warrants to be issued to each holder of Series C Preferred Stock otherwise entitled to receive a fractional Series C Warrant. If the Corporation has not provided written notice of its election to effect the Series C Special Redemption by the date that is 65 days from the Amendment Effective Date, then, upon the written request of the holder of any outstanding share of Series C Preferred Stock on or prior to the date that is two years from the Amendment Effective Date (the “Stockholder Put Notice”), the Corporation shall effect the Series C Special Redemption for all, but not less than all, of the outstanding shares of Series C Preferred Stock at the Special Redemption Price on such date as may be fixed by the Corporation within 90 days of receipt by the Corporation of the Stockholder Put Notice (the “Put Closing Date”) in accordance with this Section 10.
(c)   No Dividends Paid with Respect to Series C Special Redemption.   In connection with the Series C Special Redemption, the Corporation shall only be obligated to pay with respect to each share of Series C Preferred Stock the Special Redemption Price and the Corporation shall have no obligation to pay or make allowance for, and will make no payment or allowance for, accrued and unpaid dividends on any share of Series C Preferred Stock outstanding (whether or not any such dividends have accumulated and whether or not such dividends accrued before or after the Amendment Effective Date).
(d)   Effect on Series C Preferred Stock.   If notice of the Series C Special Redemption has been given as contemplated below and if the funds and other Special Redemption Price consideration necessary for the Series C Special Redemption have been set aside by the Corporation for the benefit of the holders of shares of Series C Preferred Stock, then, from and after the date of the Series C Special Redemption, the shares of Series C Preferred Stock shall no longer be deemed

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outstanding, dividends will cease to accrue on shares of Series C Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive for each share of Series C Preferred Stock the Special Redemption Price. Holders of Series C Preferred Stock shall surrender such shares of Series C Preferred Stock at the place and in accordance with the procedures specified in such notice and, upon such surrender, each such share of Series C Preferred Stock shall be redeemed by the Corporation at the Special Redemption Price.
(e)   Procedures for Series C Special Redemption.
(i)   If the Corporation elects to effect the Series C Special Redemption or is required to effect the Series C Special Redemption pursuant to this Section 10, the Corporation shall send notice of the Series C Special Redemption substantially in accordance with the applicable procedures of The Depository Trust Company, including notice periods or required information as shall be determined by the Corporation in accordance with the applicable procedures of The Depository Trust Company. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the Series C Special Redemption except as to the holder to whom notice was defective or not given and is not later corrected or given.
(ii)   If the Corporation elects to effect the Series C Special Redemption or is required to effect the Series C Special Redemption pursuant to this Section 10, the Corporation shall deposit the required funds and any other Special Redemption Price consideration with a bank or trust company for the purpose of redeeming Series C Preferred Stock, which deposit shall be irrevocable except that:
(A)   the Corporation shall be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and
(B)   any balance of funds and any other Special Redemption Price consideration so deposited by the Corporation and unclaimed by the holders of the Series C Preferred Stock entitled thereto at the expiration of two years from the applicable redemption date shall be repaid, together with any interest or other earnings thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds and any other Special Redemption Price consideration so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.
(iii)   The Corporation may delay the closing of any Series C Special Redemption if the Corporation would be prohibited from paying the Special Redemption Price under Section 2-311 of the Maryland General Corporation Law, or any successor statute, until such time determined in good faith by the Board of Directors that the Corporation would be permitted to pay the Special Redemption Price.
(11)   ISSUANCE OF NEW PREFERRED STOCK.   Notwithstanding anything herein to the contrary, including Section 6 [Voting Rights] of the Series C Articles, no holder of Series C Preferred Stock shall be entitled to vote on, or consent to, the authorization, classification, reclassification, creation or issuance of New Preferred Stock.
SECOND:   The amendment to the Charter as set forth above has been advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation entitled to vote thereon as required by law.
THIRD:   The undersigned acknowledges this Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.
[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its             and attested to by its             on this             day of            , 2022.
ATTEST:	IMPAC MORTGAGE HOLDINGS, INC.
By:
Name: Title:	Name: Title:

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ANNEX A-3
ARTICLES SUPPLEMENTARY — 8.25% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK
IMPAC MORTGAGE HOLDINGS, INC.
ARTICLES SUPPLEMENTARY
8.25% SERIES D CUMULATIVE REDEEMABLE PREFERRED STOCK
Impac Mortgage Holdings, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:
FIRST:   Pursuant to authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article VI of the charter of the Corporation (the “Charter”) and Section 2-208 of the Maryland General Corporation Law, the Board of Directors has duly classified and designated 35,000,000 authorized but unissued shares of common stock, $0.01 par value per share, of the Corporation as shares of “8.25% Series D Cumulative Redeemable Preferred Stock,” with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption as set forth below, which, upon any restatement of the Charter, shall become a part of Article VI of the Charter, with any appropriate renumbering or relettering of the sections or subsections thereof.
SECOND:   Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Charter.
8.25% Series D Cumulative Redeemable Preferred Stock
1.   Designation and Number.   A series of Preferred Stock, designated the “8.25% Series D Cumulative Redeemable Preferred Stock” (the “Series D Preferred Stock”) is hereby established. The par value of the Series D Preferred Stock shall be $0.01 per share. The initial number of authorized shares of the Series D Preferred Stock shall be 35,000,000.
2.   Rank.   The Series D Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank: (a) senior to all classes or series of Common Stock, $0.01 par value per share (“Common Stock”), of the Corporation, the Series A-1 Junior Participating Preferred Stock, $0.01 par value per share, the 9.375% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series B Preferred Stock”), and the 9.125% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (“Series C Preferred Stock”), of the Corporation, and senior to and any class or series of capital stock of the Corporation expressly designated as ranking junior to the Series D Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation (collectively, “Junior Stock”); (b) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series D Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation (collectively, “Parity Stock”); and (c) junior to any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series D Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation. For purposes of the terms of the Series D Preferred Stock, the term “capital stock” does not include convertible or exchangeable debt securities of the Corporation, including convertible or exchangeable debt securities which rank senior to the Series D Preferred Stock prior to conversion or exchange. The Series D Preferred Stock will also rank junior in right of payment to the Corporation’s other existing and future indebtedness.
3.   Dividends.
(a)   Subject to the preferential rights of holders of any class or series of capital stock of the Corporation expressly designated as ranking senior to the Series D Preferred Stock as to dividend rights, the holders of shares of Series D Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors (the “Board of Directors”) and declared by the Corporation, out

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of assets legally available for the payment of dividends, cumulative cash dividends at the rate of 8.25% per annum of the $0.10 liquidation preference per share of Series D Preferred Stock (equivalent to a fixed annual amount of $0.00825 per share of Series D Preferred Stock). Dividends on the Series D Preferred Stock shall accrue and be cumulative from, but not including, the original date of issuance of any shares of Series D Preferred Stock, or, if later, the most recent Dividend Payment Date (as defined below) to which dividends have been paid in full (or declared and the corresponding Dividend Record Date (as defined below) for determining stockholders entitled to payment thereof has passed) and shall be payable annually in arrears on or about the 31st day of December of each year, beginning on December 31, 2022 (each such day being hereinafter called a “Dividend Payment Date”); provided, however, if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day; provided, further, that no holder of any share of Series D Preferred Stock shall be entitled to receive any dividend on the Series D Preferred Stock with a Dividend Record Date before the date such share of Series D Preferred Stock is issued. The amount of any dividend payable on the Series D Preferred Stock for any partial dividend period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to holders of record of Series D Preferred Stock as they appear in the stock transfer records of the Corporation at the close of business on the applicable record date, which shall be such date designated by the Board of Directors for the payment of dividends that is not more than 90 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”).
(b)   No dividends on the Series D Preferred Stock shall be authorized by the Board of Directors or declared, paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such authorization, declaration, payment or setting apart for payment or provides that such authorization, declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, declaration, payment or setting apart shall be restricted or prohibited by law.
(c)   Notwithstanding anything to the contrary contained herein, dividends on the Series D Preferred Stock shall accrue whether or not the restrictions referred to in Section 3(b) exist, whether or not the Corporation has earnings, whether or not there are assets legally available for the payment of such dividends and whether or not such dividends are authorized or declared.
(d)   Except as provided in Section 3(e) and in Section 8 below, (i) no dividends shall be declared and paid or set apart for payment, and no other distribution of cash or other property may be made, directly or indirectly, on or with respect to, shares of Parity Stock or Junior Stock (other than a distribution paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Stock) for any period, (ii) nor shall shares of Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (other than a redemption, purchase or acquisition of Common Stock made for purposes of and in compliance with requirements of any incentive, benefit or stock purchase plan or agreement of the Corporation or any subsidiary thereof), (iii) nor shall any assets be paid or made available for a sinking fund for the redemption of any such shares by the Corporation, directly or indirectly (except with respect to (i) and (ii) of this subsection (d) by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, Junior Stock, or for exchanges pursuant to an exchange offer made on the same terms to all holders of Series D Preferred Stock and all holders of shares of Parity Stock), unless full cumulative dividends on the Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. The foregoing provision shall not apply if, at or prior to the time when the act with respect to which the declaration and payment or set apart of any dividends on the Series D Preferred Stock would otherwise be required shall be effected, all outstanding shares of D Preferred Stock shall have been redeemed.
(e)   When cumulative dividends that have become payable are not paid in full (or a sum sufficient for such full payment is not so set apart) on the Series D Preferred Stock and any shares of Parity Stock,

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all dividends declared on the Series D Preferred Stock and any other shares of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and per share of Parity Stock shall in all cases bear to each other the same ratio that accrued and unpaid dividends per share of Series D Preferred Stock and per share of Parity Stock (which shall not include any accrual in respect of unpaid dividends on any shares of Parity Stock for prior dividend periods if such Parity Stock does not have a cumulative dividend) bear to each other.
(f)   Holders of Series D Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or shares of capital stock of the Corporation, in excess of full cumulative dividends on the Series D Preferred Stock as described above. Any dividend payment made on the Series D Preferred Stock shall first be credited against the earliest accrued but unpaid dividends due with respect to such shares which remain payable. Accrued but unpaid dividends on the Series D Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption, as the case may be. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series D Preferred Stock which may be in arrears.
(g)   “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.
(h)   “Set apart for payment” shall be deemed to include (without limitation): the recording by the Corporation in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board of Directors of any dividend or other distribution by the Corporation, the allocation of funds to be so paid on any series or class of shares of stock of the Corporation; provided, however, that if any funds for any class or series of Junior Stock or Parity Stock are placed in a separate account of the Corporation or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series D Preferred Stock shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent in similar manner.
4.   Liquidation Preference.
(a)   In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, before any distribution or payment shall be made to the holders of shares of any Junior Stock, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment or provision for payment of all debts and other liabilities of the Corporation, a liquidation preference in cash, of $0.10 per share, plus an amount equal to any accrued and unpaid dividends thereon (whether or not declared) to, but not including, the date of payment (the “Liquidating Distributions”).
(b)   If, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation are insufficient to pay the full amount of the Liquidating Distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all outstanding shares of Parity Stock, then the holders of shares of Series D Preferred Stock and the holders of such shares of Parity Stock shall share ratably in any such distribution of assets in proportion to the full Liquidating Distributions and the corresponding amounts payable on all outstanding shares of Parity Stock to which they would otherwise be respectively entitled.
(c)   Written notice of the effective date of any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not fewer than 10 nor more than 60 days prior to the payment date stated therein, to each record holder of shares of Series D Preferred Stock at the address of such holder as the same shall appear on the stock transfer records of the Corporation, substantially in accordance with the applicable procedures of The Depository Trust Company (“DTC”), including such information as shall be determined by the Corporation in accordance with the applicable procedures of DTC. Holders of shares of Series D Preferred Stock shall comply with applicable procedures of DTC in connection with surrendering their shares for payment of any Liquidating Distributions.

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(d)   After payment of the full amount of the Liquidating Distributions to which they are entitled, the holders of shares of Series D Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.
(e)   For the avoidance of doubt, the consolidation, merger or conversion of the Corporation with or into another entity, the merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or the sale, lease, transfer or conveyance of all or substantially all of the assets or business of the Corporation shall not be considered a liquidation, dissolution or winding up of the Corporation.
5.   Redemption.
(a)   The Corporation shall have the right and obligation to redeem all outstanding shares of Series D Preferred Stock, in whole, but not in part, for cash, at a redemption price of $0.10 per share, plus any accrued and unpaid dividends (whether or not declared) on such shares of Series D Preferred Stock to, but not including, the redemption date (other than any dividend with a Dividend Record Date before the applicable redemption date and a Dividend Payment Date after the applicable redemption date, which shall be paid on the Dividend Payment Date notwithstanding prior redemption of such shares), on:
(i)   the 60th day, or such earlier date as may be fixed by the Corporation, after the date of any public announcement by the Corporation of annual or quarterly financial statements that indicate that payment of the redemption price would not cause the Corporation to violate the restrictions on payment of distributions to stockholders under Section 2-311 of the Maryland General Corporation Law (the “MGCL”) unless, prior to such redemption date, the Board of Directors determines in good faith that the payment by the Corporation of the redemption price for the Series D Preferred Stock and for any Parity Stock upon which like redemption rights have been conferred and which have become redeemable as of the applicable redemption date would cause (collectively, the “Redemption Restrictions”) (A) the Corporation to violate the restrictions on payment of distributions to stockholders under Section 2-311 of the MGCL or any successor statute, (B) any material breach of or default under the terms and conditions of any obligation of the Corporation, including any agreement relating to its indebtedness, or (C) the Corporation to violate any restriction or prohibition of any law rule or regulation applicable to the Corporation or of any order, judgment or decree of any court or administrative agency; or
(ii)   any date fixed by the Corporation not more than 60 days after any determination by the Board of Directors in good faith that the payment by the Corporation of the redemption price for the Series D Preferred Stock and any Parity Stock upon which like redemption rights have been conferred as of such redemption date would not cause the Corporation to violate the Redemption Restrictions.
For the avoidance of doubt, if the Board of Directors makes a determination pursuant to clause (i) of this Section 5(a) that redemption of the Series D Preferred Stock would violate the Redemption Restrictions, the requirement to redeem the Series D Preferred Stock as described in clause (i) of this Section 5(a) shall recur upon each and any subsequent public announcement by the Corporation of annual or quarterly financial statements that indicate that payment of the redemption price would not cause the Corporation to violate the restrictions on payment of distributions to stockholders under Maryland law, subject, in each instance, to a determination in good faith by the Board of Directors that payment of the redemption price would cause the Corporation to violate the Redemption Restrictions.
(b)   The Board of Directors, or a duly-authorized committee thereof, shall, within 30 days after the public announcement of each annual or quarterly financial statements of the Corporation, and within 10 days after the issuance by the Corporation of any capital stock in exchange for cash or other consideration (other than in connection with any stock dividend or stock split or pursuant to any equity incentive plan maintained by the Corporation), evaluate, in good faith, whether the redemption of the Series D Preferred Stock and any Parity Stock upon which like redemption rights have been conferred would be permitted in light of the Redemption Restrictions.

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(c)   Unless full cumulative dividends on all outstanding shares of Series D Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment, the Corporation shall not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or be made available for a sinking fund for the redemption of, any shares of Series D Preferred Stock (except by conversion into or exchange for shares of, or options, warrants or rights to purchase or subscribe for shares of, Junior Stock); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to all holders of Series D Preferred Stock.
(d)   If a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of record of Series D Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date. Except as provided herein and in Section 5(a), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of Series D Preferred Stock for which a notice of redemption has been given.
(e)   The following procedures apply to the redemption of the Series D Preferred Stock:
(i)   Notice of redemption will be mailed by the Corporation, postage prepaid, not fewer than 10 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series D Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the Corporation, substantially in accordance with the applicable procedures of DTC, including such information as shall be determined by the Corporation in accordance with the applicable procedures of DTC. A failure to give such notice or any defect thereto or in the mailing thereof shall not affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given. Any notice of any redemption may, at the Corporation’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a securities offering or other corporate transaction.
(ii)   If notice of redemption pursuant of any shares of Series D Preferred Stock has been given and if the assets necessary for such redemption have been paid to, or set apart for payment by the Corporation for the benefit of, the holders of any shares of Series D Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series D Preferred Stock, such shares of Series D Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series D Preferred Stock will terminate, except the right to receive the redemption price and any accrued and unpaid dividends to, but not including, the redemption date; provided, however, if the redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, each holder of shares of Series D Preferred Stock so called for redemption at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.
(iii)   Holders of shares of Series D Preferred Stock to be redeemed shall comply with applicable procedures of DTC in connection with surrendering their shares for payment of the redemption price.
(iv)   The Corporation may delay the closing of the redemption of the Series D Preferred Stock if the Corporation would be prohibited from paying the redemption price therefor under Section 2-311 of the MGCL or any successor statute, until such time determined in good faith by the Board of Directors that the Corporation would be permitted to pay such redemption price.
(f)   Subject to applicable law and the limitation on purchases when dividends on the Series D Preferred Stock are in arrears set forth in Section 5(c) above, the Corporation may, at any time and from time to time, purchase any shares of Series D Preferred Stock in the open market, by tender or by private agreement.

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(g)   Any shares of Series D Preferred Stock that shall at any time have been redeemed or otherwise acquired shall, after such redemption or acquisition, have the status of authorized but unissued shares of Common Stock, without designation as to class or series until such shares are once more classified and designated as part of a particular class or series by the Board of Directors.
6.   Voting Rights.
(a)   Holders of Series D Preferred Stock will not have any voting rights, except as set forth below.
(b)   So long as any shares of Series D Preferred Stock remain outstanding, the Corporation shall not:
(i)   authorize or create, or increase the authorized or issued amount of, any class or series of shares of capital stock of the Corporation expressly designated as ranking senior to or on parity with the Series D Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, or reclassify any authorized shares of capital stock of the Corporation into any such senior or parity shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such senior or parity equity securities, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock and of all other classes and series of Parity Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class); or
(ii)   amend, alter or repeal the provisions of the Charter (including these Articles Supplementary), whether by merger, consolidation, conversion or otherwise, so as to materially and adversely affect any right, preference, privilege or voting powers of the Series D Preferred Stock, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock and of all other classes and series of Parity Stock upon which like voting rights have been conferred and are exercisable (voting together as a single class); provided, however, that, with respect to the occurrence of any merger, consolidation, conversion or a sale or lease of all or substantially all of the Corporation’s assets (in any case, an “Event”), so long as shares of Series D Preferred Stock remain outstanding with the terms thereof materially unchanged or the holders of shares of Series D Preferred Stock receive shares of, or options, warrants or rights to purchase or subscribe for shares of, capital stock or other securities with rights, preferences, privileges and voting powers substantially similar, taken as a whole, to the rights, preferences, privileges and voting powers of the Series D Preferred Stock, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series D Preferred Stock; and provided, further, that any increase in the amount of, or the creation or issuance, or increase in the amounts authorized, of any classes or series of Junior Stock shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers or the holders thereof.
(c)   The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed.
7.   Conversion.   Shares of Series D Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation.
8.   Series B and Series C Exchange Offer and Special Redemption.
(a)   The Corporation shall have the right and obligation to redeem outstanding shares of Series C Preferred Stock, and the right and obligation to redeem outstanding shares of Series B Preferred Stock, pursuant to the Exchange Offer, subject to the terms and conditions of the Exchange Offer as described in the Exchange Offer Registration Statement (the “Exchange Offer Redemptions”), and the Corporation shall have the right and obligation to redeem all outstanding shares of Series B Preferred Stock and Series C Preferred Stock pursuant to the Series B and Series C Special Redemption (as defined below) on the terms and subject to the conditions set forth in the Charter, as amended and in effect from time to time. The Corporation’s power to effect the Exchange Offer Redemptions and the Series B and Series C Special Redemption shall be without regard to or compliance with any other provision

A-3-6

set forth in these Articles Supplementary, including, without limitation, Section 3(d) hereof. In furtherance of, and without limitation to, the foregoing sentence, in connection with the Exchange Offer Redemptions or the Series B and Series C Special Redemption, the Corporation shall have no obligation to pay or make allowance for, and will make no payment or allowance for, accrued and unpaid dividends on any share of Series D Preferred Stock outstanding (whether or not any such dividends have accumulated).
(b)   “Exchange Offer” means the Exchange Offer as defined in the Exchange Offer Registration Statement.
(c)   “Exchange Offer Registration Statement” means the Registration Statement on Form S-4, Commission File No. 333-266167, filed by the Corporation with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, and all amendments thereto, and the related form of prospectus included therein.
(d)   “Series B and Series C Special Redemption” means the Corporation’s right and obligation to redeem outstanding shares of Series B Preferred Stock and Series C Preferred Stock pursuant to the “Series B Special Redemption” and “Series C Special Redemption” set forth in Articles of Amendment filed with, and accepted for record by, the State Department of Assessments and Taxation of Maryland (the “SDAT”) on or around the date the Articles Supplementary setting forth the terms of the Series D Preferred Stock are filed with, and accepted for record by, the SDAT, and described in the Exchange Offer Registration Statement.
THIRD:   The Series D Preferred Stock has been classified and designated by the Board of Directors, or a duly authorized committee thereof, under the authority contained in the Charter.
FOURTH:   These Articles Supplementary have been approved by the Board of Directors, or a duly authorized committee thereof, in the manner and by the vote required by law.
FIFTH:   These Articles Supplementary shall be effective at the time the SDAT accepts these Articles Supplementary for record.
SIXTH:   The undersigned acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.
[SIGNATURE PAGE FOLLOWS]

A-3-7

IN WITNESS WHEREOF, IMPAC MORTGAGE HOLDINGS, INC. has caused these Articles Supplementary to be signed in its name and on its behalf by its             and attested to by its             on            , 2022.
ATTEST:	IMPAC MORTGAGE HOLDINGS, INC.:
By:	By:
Name: Title:	Name: Title:
[Signature Page to Articles Supplementary]

A-3-8

IMPAC MORTGAGE HOLDINGS, INC.
OFFER TO EXCHANGE
AND CONSENT SOLICITATION
Information Agent
D.F. King & Co., Inc.
48 Wall Street, 22 Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (888) 280-6942
Email: imh@dfking.com
October 13, 2022

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS/CONSENT SOLICITATION
Item 20.   Indemnification of Directors and Officers.
The Maryland General Corporation Law, as amended from time to time (the “MGCL”), permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty or bad faith established by a final judgment as being material to the cause of action. The Registrant”s charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
The Registrant’s charter authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer or (2) any individual who, while a director of Registrant and at our request, serves or has served another corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of Registrant. The Registrant’s bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (1) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (2) any individual who, while a director of Registrant and at our request, serves or has served another corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity. The charter and bylaws of the Registrant also permit it to indemnify and advance expenses to any person who served a predecessor of Registrant in any of the capacities described above and to any of our employees or agents or a predecessor of Registrant.
The MGCL requires a corporation (unless its charter provides otherwise, which our Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (2) the director or officer actually received an improper personal benefit in money, property or services or (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (2) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met. However, under Maryland law the Registrant may not indemnify a director or advance expenses for a proceeding brought by that director against the Registrant except for (1) proceedings brought by that director to enforce indemnification or (2) as provided otherwise in the Registrant’s charter, Registrant’s bylaws, a resolution of the board of directors, or an agreement approved by the board of directors.

In addition, the Registrant has entered into Indemnification Agreements approved by its board of directors with its officers and directors pursuant to which the Registrant has agreed to indemnify such individuals and to advance expenses incurred in defending any action or proceeding. The Registrant maintains for the benefit of its officers and directors, officers’ and directors’ insurance.
Item 21.   Exhibits and Financial Statement Schedules.
(a)   Exhibit List*
Exhibit Number	Description
2.1	Purchase, Sale and Assignment Agreement by and among Impac Mortgage Holdings, Inc. and the other parties named therein, dated March 16, 2022 (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-k filed with the Securities and Exchange Commission on March 22, 2022).
3.1**	Articles of Amendment and Restatement (“Charter”) of the Company.
3.1(a)	Certificate of Correction to the Company’s Charter (incorporated by reference to Exhibit 3.1(a) of the Company’s 10-K filed with the Securities and Exchange Commission on March 16, 1999).
3.1(b)	Articles of Amendment to the Company’s Charter to correct certain sections of Article VII (Restriction Transfer and Redemption of Shares) (incorporated by reference to Exhibit 3.1(b) of the Company’s 10-K filed with the Securities and Exchange Commission on March 16, 1999).
3.1(c)	Articles of Amendment to the Company’s Charter for change of name of the Company (incorporated by reference to Exhibit 3.1(a) of the Company’s Current Report on Form 8-K/A Amendment No. 1, filed with the Securities and Exchange Commission on February 12, 1998).
3.1(d)	Articles of Amendment to the Company’s Charter, increasing authorized shares of Common Stock of the Company (incorporated by reference to Exhibit 10 of the Company’s Form 8-A/A, Amendment No. 2, filed with the Securities and Exchange Commission on July 30, 2002).
3.1(e)	Articles of Amendment to the Company’s Charter, amending and restating Article VII [Restriction or Transfer, Acquisition and Redemption of Shares] (incorporated by reference to Exhibit 7 of the Company’s Form 8-A/A, Amendment No. 1, filed with the Securities and Exchange Commission on June 30, 2004).
3.1(f)	Articles Supplementary to Company’s Charter designating 9.375 percent Series B Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, par value $0.01 per share, (incorporated by reference to Exhibit 3.8 of the Company’s Form 8-A/A, Amendment No. 1, filed with the Securities and Exchange Commission on June 30, 2004).
3.1(g)	Articles Supplementary to Company’s Charter designating 9.125 percent Series C Cumulative Redeemable Preferred Stock, liquidation preference $25.00 per share, par value $0.01 per share, (incorporated by reference to Exhibit 3.10 of the Company’s Form 8-A filed with the Securities and Exchange Commission on November 19, 2004).
3.1(h)	Articles of Amendment to the Company’s Charter, effecting 1-for-10 reverse stock split (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 30, 2008).
3.1(i)	Articles of Amendment to the Company’s Charter, to decrease Common Stock par value (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 30, 2008).
3.1(j)	Articles of Amendment to the Company’s Charter, to amend and restate Series B Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2009).

Exhibit Number	Description
3.1(k)	Articles of Amendment to the Company’s Charter, to amend and restate Series C Preferred Stock (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2009).
3.1(l)	Articles Supplementary to the Company’s Charter to reclassify and designate Series A-1 Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 4, 2013).
3.1(m)	Certificate of Correction to the Company’s Charter (incorporated by reference to Exhibit 3.1(a) of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2022).
3.2	Amended and Restated Bylaws, as amended to date (incorporated by reference from Exhibit 3.2 the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2020).
4.1	Form of Stock Certificate of the Company (incorporated by reference to the corresponding exhibit number to the Company’s Registration Statement on Form S-11, as amended (File No. 33-96670), filed with the Securities and Exchange Commission on September 7, 1995).
4.2	Junior Subordinated Indenture between Impac Mortgage Holdings, Inc. and The Bank of New York Mellon Trust Company, National Association, as Trustee, related to Junior Subordinated Note due 2034 in the principal amount of $30,244,000 (incorporated by reference to exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2009).
4.3	Junior Subordinated Indenture between Impac Mortgage Holdings, Inc. and The Bank of New York Mellon Trust Company, National Association, as Trustee, related to Junior Subordinated Note due 2034 in the principal amount of $31,756,000 (incorporated by reference to exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 10, 2009).
4.4	Tax Benefits Preservation Rights Agreement dated as of October 23, 2019 by and between Impac Mortgage Holdings, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent (incorporated by referenced to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 23, 2019).
4.5	Description of Impac Mortgage Holdings, Inc. securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.
4.6	Form of Warrant, dated April 15, 2020 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 16, 2020)
4.7**	Form of Warrant issued in Exchange Offer for Company’s Series C Preferred Stock (included in Exhibit 4.8).
4.8**	Form of Warrant Agreement with American Stock Transfer & Trust Company
4.9	First Amendment to Tax Benefits Preservation Rights Agreement, dated as of August 26, 2022, by and between Impac Mortgage Holdings, Inc. and American Stock Transfer & Trust Company, LLC, as rights agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 29, 2022).
5.1**	Legal Opinion of Venable LLP
5.2**	Legal Opinion of Manatt, Phelps & Phillips, LLP
8.1**	Tax Opinion of Venable LLP

Exhibit Number	Description
10.1(a)	Form of 2018 Indemnification Agreement with Officers and Directors (incorporated by reference to Exhibit 10.3 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2018).
10.2	Lease dated March 1, 2005 regarding 19500 Jamboree Road, Irvine, California (incorporated by reference to Exhibit 10.8 of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2005).
10.2(a)	Amendment to Office Lease (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 28, 2016).
10.3+	Impac Mortgage Holdings, Inc. 2010 Omnibus Incentive Plan, (as amended) (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 26, 2019).
10.3(a)+	Form of Notice of Grant of Incentive/Non Qualified Stock Option Award Agreement for 2010 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.6 of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 10, 2010).
10.3(b)+	Form of Notice of Grant of Restricted Stock Agreement for 2010 Omnibus Incentive Plan (incorporated by reference to Exhibit 99.7 of the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission on September 10, 2010).
10.3(c)+	Form of Stock Option Agreement for 2001 Stock Option, Deferred Stock and Restricted Stock Plan (incorporated by reference to Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2004).
10.4+	Non-Employee Director Deferred Stock Unit Award Program (incorporated by reference to Exhibit 10.6 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010).
10.4(a)+	Form of Notice of Grant Under Non-Employee Director Deferred Stock Unit Award Program (incorporated by reference to Exhibit 10.6(a) of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2011).
10.5	RESERVED
10.6	Note Purchase Agreement, dated as of May 8, 2015 by and among Impac Mortgage Holdings, Inc. and the purchasers identified therein (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on August 12, 2015).
10.6(a)	Form of Second Amended and Restated Convertible Promissory Note Due May 9, 2022 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-k filed on October 29, 2020).
10.6(b)	Form of Third Amended and Restated Convertible Promissory Note Due May 9, 2025 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on April 29, 2022).
10.7	Loan and Security Agreement dated as of February 10, 2017 between Impac Mortgage Corp. and Western Alliance Bank (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2017).
10.7(a)	Promissory Note dated as of February 10, 2017 issued by Impac Mortgage Corp. to Western Alliance Bank (incorporated by reference to Exhibit 10.1(a) of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 16, 2017).

Exhibit Number	Description
10.8	Line of Credit Promissory Note with Merchants Bank of Indiana, dated August 17, 2017 (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2017).
10.9(a)	Security Agreement executed by Impac Mortgage Corp. in favor of Merchants Bank of Indiana, dated August 17, 2017 (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 22, 2017).
10.9(b)	Amendment dated February 7, 2018 to Line of Credit Promissory Note with Merchants Bank of Indiana. (incorporated by reference from Exhibit 10.15(b) the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2018).
10.9(c)	Amendment dated May 16, 2018 to Line of Credit Promissory Note with Merchants Bank of Indiana (incorporated by reference from Exhibit 10.2 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 19, 2018.
10.9(d)	Confirmation and Amendment dated April 18, 2019 to Line of Credit Promissory Note with Merchants Bank of Indiana (incorporated by reference from Exhibit 10.2 of the Company’s Quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2019).
10.10+	Key Executive Employment Agreement effective as of January 1, 2018 between Impac Mortgage Corp, Impac Mortgage Holdings, Inc. and George Mangiaracina (incorporated by reference to Exhibit 10.1 of the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2018).
10.11+	Impac Mortgage Holdings, Inc. 2020 Equity Incentive Plan (“2020 Equity Incentive Plan”) (incorporated by reference to Appendix A to the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2020).
10.11(a)+	Form of Stock Option Agreement under the 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-k filed with the Securities and Exchange Commission on June 25, 2020).
10.11(b)+	Form of Restricted Stock Agreement under the 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-k filed with the Securities and Exchange Commission on June 25, 2020).
10.11(c)+	Form of Restricted Stock Unit Agreement under the 2020 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-k filed with the Securities and Exchange Commission on June 25, 2020).
10.12+	Compensation and Severance Summary with Joseph Joffrion, dated October 7, 2020.(incorporated by reference to Exhibit 10.12 to the Company’s Annual Report on Form 10-k filed with the Securities and Exchange Commission on March 11, 2022).
10.13+	Compensation and Severance Summary with Justin Moisio, dated October 7, 2020. .(incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-k filed with the Securities and Exchange Commission on March 11, 2022).
10.14+	Compensation and Severance Summary with Tiffany Entsminger, dated October 7, 2020. .(incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-k filed with the Securities and Exchange Commission on March 11, 2022).
10.15+	Employment Offer Letter with Obi Nwokorie, dated April 23, 2021. .(incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-k filed with the Securities and Exchange Commission on March 11, 2022).
10.16**	Form of Voting Agreement in connection with Exchange Offers. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on April 29, 2022)

Exhibit Number	Description
10.17**	Form of Amendment No. 1 to Voting Agreement in connection with Exchange Offers. (incorporated by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed on June 23, 2022)
10.18**	Form of Additional Voting Agreement in connection with Exchange Offers. (incorporated by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed on June 23, 2022)
21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2021).
23.1*	Consent of Baker Tilly, LLP
23.2**	Consent of Venable LLP (included in Exhibit 5.1)
23.3**	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.2)
23.4**	Consent of Venable LLP (included in Exhibit 8.1)
24.1**	Power of Attorney (included on signature page).
99.1**	Form of Letter to Preferred Stockholders
99.2**	Form of Letter of Transmittal and Consent Solicitation, Series B Preferred Stock
99.3**	Form of Letter of Transmittal and Consent Solicitation, Series C Preferred Stock
99.4**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
99.5**	Form of Notice of Guaranteed Delivery
101.INS XBRL	Instance Document Submitted electronically with this report.
101.SCH XBRL	Taxonomy Extension Schema Submitted electronically with this report.
101.CAL XBRL	Taxonomy Calculation Linkbase Submitted electronically with this report.
101.DEF XBRL	Taxonomy Extension Definition Submitted electronically with this report.
101.LAB XBRL	Taxonomy Label Linkbase Submitted electronically with this report.
101.PRE XBRL	Taxonomy Presentation Linkbase Submitted electronically with this report.
107**	Filing Fee Table

+
Management contract or compensatory plan or arrangement

*
Filed herewith

**
Previously filed

Item 22.   Undertakings.
(a)   The undersigned Company hereby undertakes:
(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the amount of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in amount and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;
(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;
(4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the Company is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and that, for the purpose of determining liability of the Company under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Company undertakes that in a primary offering of securities of the undersigned Company pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Company will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)   Any preliminary prospectus or prospectus of the undersigned Company relating to the offering required to be filed pursuant to Rule 424;
(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Company or used or referred to by the undersigned Company;
(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Company or its securities provided by or on behalf of the undersigned Company; and
(iv)   Any other communication that is an offer in the offering made by the undersigned Company to the purchaser.
(b) (1)    The undersigned Company hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.
(1)   The Company undertakes that every prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such an amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
(e)   The undersigned Company hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 4 to Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, California, on October 13, 2022.
IMPAC MORTGAGE HOLDINGS, INC.
By:
/s/ George A. Mangiaracina

George A. Mangiaracina, Chairman and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Company and in the capacities and on the dates indicated.
/s/ George A. Mangiaracina George A. Mangiaracina	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	October 13, 2022
/s/ Jon Gloeckner Jon Gloeckner	SVP, Treasury & Financial Reporting (Interim Principal Financial Officer and Principal Accounting Officer)	October 13, 2022
* Katherine Blair	Director	October 13, 2022
* Frank P. Filipps	Director	October 13, 2022
* Obi Nwokorie	Director	October 13, 2022
* Joseph Piscina	Director	October 13, 2022
*By: /s/ Joseph Joffrion Joseph Joffrion Attorney-in-fact